As filed with the Securities and Exchange Commission on December 23, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SCIVAC THERAPEUTICS INC.
(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada	2834	Not Applicable
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

	Gad Feinstein Rd.
	POB 580
	Rehovot, Israel 7610303
	Telephone: 972-8-948-0625
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

James J. Martin

4400 Biscayne Blvd.

Miami, FL 33137

Telephone: (305) 575-4207

Fax: (781) 538-4327

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Robert L. Grossman, Esq. Drew M. Altman, Esq. Greenberg Traurig, P.A. 333 S.E. 2nd Avenue Suite 4400 Miami, FL 33131 Telephone: (305) 579-0500 Fax: (305) 579-0717	Jeff Baxter VBI Vaccines, Inc. 222 Third Street, Suite 2241 Cambridge, MA 02142 Telephone: (617) 830-3031 x128 Fax: (888) 391-2579	Kevin Friedmann, Esq. Mitchell Silberberg & Knupp LLP 11377 W. Olympic Blvd. Los Angeles, CA 90064 Telephone: (310) 312-2000 Fax: (310) 312-3100

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If applicable, place an “X” in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) [  ] Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per unit	Proposed maximum aggregate offering price		Amount of registration fee
Common stock, no par value per share	640,299,375	(1)	N/A	$78,436,674	(2)	$7,899

(1)	Represents the estimated maximum number of common shares, no par value, of the registrant (“SciVac common shares”), to be issued upon completion of the merger (the “merger”) of Seniccav Acquisition Corporation, a wholly owned subsidiary of SciVac Therapeutics Inc. (“SciVac”), with and into VBI Vaccines Inc. (“VBI”) described in the proxy statement/prospectus contained herein, and is based upon (i) the sum of (x) 23,030,260 shares of common stock, par value $0.0001 per share, of VBI (“VBI common stock”) outstanding as of October 26, 2015, (y) 2,996,482 shares of VBI Series 1 Preferred Stock, par value $0.0001 per share, outstanding as of October 26, 2015 and (z) 4,744,520 shares of VBI common stock underlying options and warrants to purchase shares of VBI common stock outstanding as of October 26, 2015 which are exercisable prior to such date, multiplied by (ii) 20.808356, which is the exchange ratio under the merger agreement. As used herein, “estimated number” means 20.808356 multiplied by the sum of the amount referenced in clause (i)(x) above, the amount referred in clause (i)(y) above and the amount referenced in clause (i)(z) above.

(2)	Pursuant to Rules 457(c) and 457(f) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (x) $0.1225 (the average of the bid and asked prices of SciVac common shares as reported on the OTCQX on December 21, 2015) times (y) the estimated number.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. SciVac Therapeutics Inc. may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and SciVac Therapeutics Inc. is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED ________, 2015

MERGER PROPOSED – YOUR VOTE IS IMPORTANT
VBI VACCINES INC.

222 Third Street, Suite 2241

Cambridge, Massachusetts 02142

You are cordially invited to attend a Special Meeting of the stockholders of VBI Vaccines Inc., a Delaware corporation (referred to as “VBI,” “we,” “our” or “us”), which we will hold on ______, 2016, at ______, at ______, local time.

As previously announced, VBI and SciVac Therapeutics Inc., a corporation organized under the laws of British Columbia, Canada, which we refer to as SciVac, have entered into an Agreement and Plan of Merger, dated as of October 26, 2015, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of December 17, 2015, which we refer to collectively as the merger agreement. Pursuant to the terms of the merger agreement, Seniccav Acquisition Corporation, a wholly owned subsidiary of SciVac, which we refer to as Sub, will merge with and into VBI, with VBI surviving the merger as a wholly owned subsidiary of SciVac. We refer to the foregoing transaction as the merger.

If the merger is completed, holders of VBI common stock, par value $0.0001 per share, which we refer to as VBI common stock, will be entitled to receive 20.808356 SciVac common shares, no par value, which we refer to as SciVac common shares. At the effective time of the merger and after giving effect to the other transactions described in this proxy statement/prospectus, the former stockholders of VBI will receive SciVac common shares which, together with options and warrants to purchase shares of VBI common stock that will be converted into options and warrants to purchase SciVac common shares (and will be assumed by SciVac at the effective time of the merger pursuant to the merger agreement), will represent approximately 46.2% of the SciVac common shares on a fully diluted basis after the merger, subject to adjustment as provided in the merger agreement.

At the Special Meeting of VBI stockholders, VBI stockholders will be asked to vote on (i) a proposal to approve the merger and adopt the merger agreement, (ii) a proposal to approve, on a nonbinding, advisory basis, the compensation to be paid or become payable to VBI’s named executive officers in connection with the merger, which we refer to as the merger-related compensation and (iii) a proposal to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the merger and adopt the merger agreement. The affirmative vote of the holders of a majority of the voting power outstanding on the record date (assuming a quorum is present in person or by proxy) is required to approve and adopt the merger agreement and approve the merger. The consummation of the merger is not conditioned on the approval, on a nonbinding advisory basis, of the proposal concerning the merger-related compensation.

SciVac’s common shares are traded in Canada on the Toronto Stock Exchange, or the TSX, under the symbol “VAC” and in the United States on the OTCQX International Tier of the over-the-counter market maintained by OTC Markets Group, Inc. under the symbol “SVACF.”

The VBI board of directors, referred to as the VBI Board, has determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is advisable, fair to, and in the best interest of, VBI and its stockholders. The VBI Board recommends that VBI stockholders vote “FOR” the proposal to approve the merger and adopt the merger agreement, “FOR” the proposal on merger-related compensation and “FOR” the proposal to adjourn the Special Meeting, if necessary.

The enclosed proxy statement/prospectus describes the merger agreement, the merger and related transactions and provides specific information concerning the Special Meeting. In addition, you may obtain information about us from documents we file with the Securities and Exchange Commission. You should read the entire proxy statement/prospectus carefully, including the appendices, because it sets forth the details of the merger agreement and other important information related to the merger.

YOUR VOTE IS IMPORTANT. IF YOU DO NOT WISH TO VOTE BY TELEPHONE OR THE INTERNET, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES VOTED AS INSTRUCTED IN THE PROXY OR YOU MAY WITHDRAW YOUR PROXY AT THE MEETING AND VOTE YOUR SHARES IN PERSON.

On behalf of the VBI Board, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

/s/ Jeff Baxter
Jeff Baxter, President and Chief Executive Officer

You should read this entire proxy statement/prospectus carefully because it contains important information about the merger. In particular, you should read carefully the information under the section entitled “Risk Factors,” beginning on page 27.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus and the form of the proxy are first being sent to VBI stockholders on or about ______, 2016.

PROPOSED MERGER – YOUR VOTE IS IMPORTANT
VBI VACCINES INC.

222 Third Street, Suite 2241

Cambridge, Massachusetts 02142

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that a Special Meeting of the stockholders of VBI Vaccines, Inc., a Delaware corporation (“VBI,” the “Company,” “we,” “our” or “us”), will be held on ______, 2016, at ______, at ______ a.m./p.m., local time, for the following purposes:

1. to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of October 26, 2015, as amended by the First Amendment to Agreement and Plan of Merger, dated as of December 17, 2015, referred to collectively as the merger agreement, among VBI, SciVac Therapeutics Inc., referred to as SciVac, and Seniccav Acquisition Corporation, a Delaware corporation, referred to as Sub, and the merger and other transactions contemplated thereby, referred to as the merger, which proposal we refer to as the merger proposal;

2. to consider and vote upon a proposal to approve, on a nonbinding, advisory basis, the compensation to be paid or become payable to VBI’s named executive officers in connection with the merger, which we refer to as the merger-related compensation; and

3. to consider and vote upon a proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the merger proposal, which proposal we refer to as the adjournment proposal.

The holders of record of VBI common stock and, subject to certain limitations, VBI Series 1 Convertible Preferred Stock, which we refer to as Series 1 Preferred, at the close of business on ______, 2016, which we refer to as the record date, are entitled to notice of and to vote at the Special Meeting or at any adjournment thereof.

The VBI board of directors, referred to as the VBI Board, has determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is advisable, fair to, and in the best interest of, VBI and its stockholders. The VBI Board recommends that VBI stockholders vote “FOR” the proposal to approve the merger and adopt the merger agreement, “FOR” the proposal on merger-related compensation and “FOR” the proposal to adjourn the Special Meeting, if necessary.

Your vote is important. Whether or not you expect to attend the Special Meeting, please sign and return the enclosed proxy card promptly in the envelope provided or promptly submit your proxy by telephone or over the Internet following the instructions on the proxy card. You may revoke your proxy and vote in person at the Special Meeting if you desire. All stockholders of VBI as of the record date are cordially invited to attend the Special Meeting.

By Order of the Board of Directors,

/s/ Jeff Baxter
Jeff Baxter
President and Chief Executive Officer

ADDITIONAL INFORMATION

This proxy statement/prospectus includes important business and financial information about VBI Vaccines Inc., referred to as “VBI,” “we,” “our” or “us,” and SciVac Therapeutics Inc., referred to as “SciVac”, unless otherwise specified, from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain a copy of the registration statement of which this proxy statement/prospectus forms a part, including the documents filed as exhibits to such registration statement, by requesting them in writing or by telephone from the appropriate company at the following addresses:

SciVac Therapeutics Inc. Gad Feinstein Rd. P.O. Box 580 Rehovot, 7610303, Israel Attn: Investor Relations Department Tel: 972-8-948-0625	VBI Vaccines Inc. 222 Third Street, Suite 2241 Cambridge, Massachusetts 02142 Attn: Investor Relations Department Telephone: (617) 830-3031 x128

If you would like to request documents, please do so by ______, 2016, in order to receive them before the Special Meeting of VBI stockholders. For a more detailed description of the information incorporated by reference in the proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 206 of this proxy statement/prospectus.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 (Registration No. 333-[—]) filed with the Securities and Exchange Commission, or the SEC, by SciVac, constitutes a prospectus under the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the SciVac common shares to be issued to VBI stockholders in connection with the merger. This proxy statement/prospectus also constitutes a proxy statement for VBI under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. It also constitutes a notice of meeting with respect to the Special Meeting of VBI stockholders.

You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated ______, 2016, and you should assume that the information contained in this proxy statement/prospectus is accurate only as of such date.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding SciVac has been provided by SciVac, and information contained in this proxy statement/prospectus regarding VBI has been provided by VBI.

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some commonly asked questions regarding the Special Meeting, the merger agreement and the merger. These questions and answers may not address all of the questions that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus, the appendices to this proxy statement/prospectus and the other documents we refer to in this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus, and why am I being asked to vote on the merger proposal?

A:	SciVac, Sub and VBI have agreed to consummate the merger under the terms of the merger agreement that is described in this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A and incorporated herein by this reference.

In order to complete the merger, VBI’s stockholders must vote to approve the merger and the merger agreement, as required by Section 251(c) of the Delaware General Corporation Law, which we refer to as the DGCL. VBI is holding a Special Meeting of its stockholders to obtain this vote. You are receiving this proxy statement/prospectus in connection with the solicitation of proxies to be voted at the Special Meeting or at any adjournments or postponements thereof.

You should carefully read this proxy statement/prospectus, including its annexes and the other documents we refer to in this proxy statement/prospectus, because they contain important information about the merger, the merger agreement and the Special Meeting. The enclosed voting materials allow you to vote your shares without attending the Special Meeting. Your vote is very important. We encourage you to vote as soon as possible.

Q:	What am I being asked to vote on?

A:	You are being asked to vote upon (i) a proposal to approve and adopt the merger agreement and approve the merger, (ii) a proposal to approve, on a nonbinding, advisory basis, the merger-related compensation and (iii) a proposal to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to approve and adopt the merger agreement and approve the merger.

The Merger and Related Transactions

Q:	Why are SciVac and VBI proposing to effect the merger?

A:	SciVac and VBI expect that the merger will create a corporation with international reach and multiple product candidates, addressing several public health needs. For SciVac, VBI provides immediate access to a U.S.-based management infrastructure with the commercial and regulatory vaccine expertise and experience needed to develop Sci-B-Vac™. For VBI, SciVac provides access to a mature company, manufacturing expertise, and a state-of-the-art facility in Israel. Both SciVac and VBI expect the merger to result in further diversification of their respective portfolios. The science behind both Sci-B-Vac™ and VBI’s eVLP platform is very similar. SciVac and VBI expect to leverage the respective companies’ significant knowledge relating to manufacturing and development of virus-like particles. For a more complete description of the reasons for the merger, see “The Merger—VBI’s Reasons for the Merger and the Recommendation of the VBI Board,” beginning on page 74 of this proxy statement/prospectus.

Q:	How will VBI’s stockholders be affected by the merger?

A:	Following the merger, VBI’s stockholders will become shareholders of SciVac, which will be renamed VBI Vaccines, Inc. We anticipate that, following the merger, VBI’s stockholders will beneficially own approximately 46.2% of the issued and outstanding SciVac common shares, on a fully diluted basis before giving effect to the issuance of equity incentive awards to be granted at the effective time of the merger.

Q:	As a VBI stockholder, what will I receive in the merger?

A:	At the effective time of the merger, each share of issued and outstanding VBI common stock (excluding shares cancelled pursuant to the merger agreement) shall cease to be outstanding and shall be exchanged for the right to receive SciVac common shares in the ratio of 20.808356 SciVac common shares for each share of VBI common stock, which is referred to in this proxy statement/prospectus as the exchange ratio. No fractional shares will be issued in connection with the merger. In the event that a VBI’s stockholder’s holdings of SciVac common shares resulting from the merger would result in the issuance of a fractional share, the number of SciVac common shares to be received by such holder will be rounded down to the nearest whole share. Please see “Summary—Treatment of VBI Capital Stock in the Merger” on page 11 of this proxy statement/prospectus and “The Agreement and Plan of Merger—Merger Consideration” on page 90 of this proxy statement/prospectus.

Q:	What will the holders of VBI options and warrants receive in the merger?

A:	At the effective time of the merger, each outstanding option or warrant to purchase a share of VBI common stock, whether vested or unvested or exercisable or unexercisable, and so long as such option or warrant has not, prior to the effective time of the merger, been exercised, cancelled, terminated or expired, will be deemed to constitute an option or warrant to purchase, on the same terms and conditions, a number of SciVac common shares (rounded down to the nearest whole share) equal to the product of (i) the number of shares of VBI common stock subject to such option or warrant multiplied by (ii) the exchange ratio of 20.808356 at an exercise price per share computed by dividing the per share exercise price under each such option or warrant by the exchange ratio and rounding up to the nearest cent. Please see “Summary—Treatment of VBI Warrants and Stock Options in the merger” on page 12 of this proxy statement/prospectus and “The Agreement and Plan of Merger— Warrants and Stock Options” on page 91 of this proxy statement/prospectus.

Q:	Is the exchange ratio subject to adjustment based on changes in the prices of SciVac common shares or VBI common stock? Can it be adjusted for any other reason?

A:	The exchange ratio is not subject to adjustment based on changes in the prices of SciVac common shares or VBI common stock. The exchange ratio is fixed, and no adjustments to the exchange ratio will be made based on changes in the price of either SciVac common shares or VBI common stock prior to the completion of the merger. As a result of any such changes in stock price, the aggregate market value of the SciVac common shares that a VBI stockholder is entitled to receive at the time that the merger is completed could vary significantly from the value of such shares on the date of this proxy statement/prospectus, the date of the VBI Special Meeting or the date on which such VBI stockholder actually receives its SciVac common shares.

If prior to consummation of the merger, the outstanding SciVac common shares or shares of VBI common stock or preferred stock have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, the exchange ratio and any adjustments or payments to be made pursuant to the merger agreement that are based on the number of SciVac common shares or shares of VBI common stock or preferred stock will be correspondingly adjusted to provide the holders of VBI common stock, VBI options and VBI warrants the same economic effect as contemplated by the merger agreement prior to such event.

Q:	How will I receive the per share merger consideration to which I am entitled?

A:	After receiving the proper documentation from you, following the effective time, the exchange agent will forward to you the SciVac common shares to which you are entitled. More information on the documentation you are required to deliver to the exchange agent may be found under the caption “The Merger—Exchange of VBI Stock Certificates Following the Merger” beginning on page 89 of this proxy statement/prospectus.

Q:	Are there any risks that I should consider in deciding whether to vote for the proposal to approve and adopt the merger agreement and approve the merger?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 27 of this proxy statement/prospectus.

Q:	Do any of VBI’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:	Yes. In conjunction with the merger, certain executive officers and directors of VBI will receive employment with SciVac and equity incentive awards. In addition, if approved by SciVac, the terms of option awards granted to two of our directors will be extended for a period of three years following the consummation of the merger. Please see the section of this proxy statement/prospectus titled “Interests of Certain Executive Officers and Directors in the Merger.”

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Q:	What are the conditions to completion of the merger?

A:	In addition to approval and adoption of the merger agreement by VBI stockholders, as described above, completion of the merger depends upon a number of conditions being satisfied or, to the extent permitted by applicable law, waived, including (i) approval of the issuance of the merger consideration to VBI’s securities holders, adoption of a new equity incentive plan by SciVac’s shareholders and the change of SciVac’s name to VBI Vaccines, Inc., (ii) the absence of any legal restraints or prohibitions on the consummation of the merger, (iii) the effectiveness of the registration statement on Form F-4 of which this proxy statement/prospectus is a part, (iv) approval of the listing of SciVac’s common shares on NASDAQ or the New York Stock Exchange and (v) conditional approval from the TSX. Please see the section entitled “The Agreement and Plan of Merger—Conditions to the Completion of the Merger” beginning on page 105 of this proxy statement/prospectus.

Q:	Is VBI prohibited from soliciting other Offers?

A:	The merger agreement contains detailed provisions pursuant to which VBI is not permitted to solicit, initiate or knowingly encourage or otherwise take any action to facilitate from any third party a competing proposal to acquire at least 20% of the assets of, equity interest in, or business of VBI and its subsidiaries, taken as a whole, any of which we refer to as a company acquisition proposal. However, the merger agreement does not prohibit the VBI Board from considering and recommending to VBI stockholders an unsolicited acquisition proposal from a third party, subject to the satisfaction of specified conditions. Please see “The Agreement and Plan of Merger—Restrictions on Solicitation” and “The Agreement and Plan of Merger—Recommendation of VBI’s and SciVac’s Respective Boards of Directors; Change of Recommendation”, beginning on page 102 of this proxy statement/prospectus.

Q:	Will the merger agreement and the transactions contemplated thereby be taxable to me as a VBI stockholder?

A:	The merger is intended to be non-taxable to our stockholders, provided it qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, referred to as the Code, and Section 367(a) of the Code does not cause the recognition of gain. See “Material U.S. Federal Income Tax Consequences of the Merger” on page 110 of this proxy statement/prospectus.

Q:	When do SciVac and VBI expect to complete the merger?

A:	SciVac and VBI are working to complete the merger as quickly as practicable. However, we cannot predict the exact timing of the completion of the merger because it is subject to certain conditions. See “The Agreement and Plan of Merger—Conditions to Completion of the Merger” on page 105 of this proxy statement/prospectus. We hope to complete the merger by March 31, 2016.

Q:	Who will be SciVac’s directors and executive officers following the merger?

A:	Following the merger, the SciVac Board of Directors, referred to as the SciVac Board, will be composed of a total of seven directors, with five directors designated by VBI and two directors designated by SciVac as provided by the merger agreement. We anticipate that the SciVac Board will include the following individuals as of the closing of the merger:

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Directors designated by VBI:

Jeff Baxter, FCMA

Sam Chawla

Michel De Wilde, Ph.D.

Steven Gillis, Ph.D.

Scott Requadt, J.D., MBA

Directors designated by SciVac:

Adam Logal

Steven D. Rubin

Following the merger, the executive officers of SciVac are anticipated to include the following individuals:

Jeff Baxter, FCMA, Chief Executive Officer

David E. Anderson, Ph.D., Chief Scientific Officer

Curtis A. Lockshin, Ph.D., Chief Technology Officer

James Martin, Chief Financial Officer

For more information about the directors and executive officers following the merger and related corporate governance matters, see “SciVac Management Following the Merger” on page 127 of this proxy statement/prospectus.

Q:	What will happen to VBI if, for any reason, the merger does not close?

A:	If the merger is not approved by VBI stockholders, or if the merger is not completed for any other reason, there will be no exchange of VBI common stock for SciVac common shares, and VBI will not become a wholly owned subsidiary of SciVac. Instead, VBI will continue to be independently owned by its stockholders and will remain as a public company and its common stock will continue to be registered under the Exchange Act. If the merger agreement is terminated for certain specified reasons, then VBI may be required to pay SciVac a termination fee of $2.7 million. Additionally, if the merger does not close, then the VBI Board will, among other things, continue to evaluate and review VBI’s business operations, properties and capitalization, make such changes as are deemed appropriate, and continue to seek to identify strategic alternatives intended to enhance stockholder value.

Q:	Will I be entitled to dissenter’s rights or appraisal rights as a result of the merger agreement and the merger?

A:	No. Because VBI’s common stock is listed on a national securities exchange and, if the merger is successfully consummated, the SciVac common shares will be listed on a national securities exchange, VBI stockholders do not have appraisal rights or similar rights of dissenters with respect to the merger.

Q:	Should I send in my share certificates now?

A:	No, please do NOT return your share certificate(s) with your proxy. If the proposal to approve and adopt the merger agreement and approve the merger is approved by VBI stockholders and the merger is completed, then you will be sent a letter of transmittal as promptly as reasonably practicable after the completion of the merger describing how you may exchange your shares of VBI common stock for SciVac common shares. If your shares of VBI common stock are held in “street name” through a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of VBI common stock in exchange for SciVac common shares.

The Special Meeting

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held on ______, 2016, at ______, at______a.m./p.m., local time.

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Q:	Who may attend the Special Meeting?

A:	All VBI stockholders who owned shares of VBI common stock and VBI Series 1 Preferred at the close of business on ______, 2016, the record date for the Special Meeting, may attend.

Q.	Why am I being asked to consider and vote on a proposal to approve, on a nonbinding, advisory basis, certain compensation arrangements for VBI’s named executive officers in connection with the merger?

A:	Under SEC rules, VBI is required to seek a nonbinding, advisory vote with respect to certain compensation to be paid or that will become payable to VBI’s named executive officers in connection with the merger.

Q.	Why am I being asked to approve adjourning the Special Meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the merger proposal?

A:	We are asking you to vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the Special Meeting to approve the merger proposal or if necessary to achieve a quorum. If the proposal to adjourn the Special Meeting is not approved and there are insufficient votes at the time of the Special Meeting to approve the merger proposal or achieve a quorum, we may be required to incur additional time and expense in order to hold an effective stockholder meeting for the merger proposal to be considered and approved.

Who may vote at the Special Meeting?

A.	Only holders of record of VBI common stock and VBI Series 1 Preferred as of the close of business on the record date may vote at the Special Meeting. As of the record date, VBI had ___________ outstanding shares of VBI’s common stock and ___________ outstanding shares of VBI Series 1 Preferred entitled to vote at the Special Meeting.

Q:	How many votes do I have?

A:	Each VBI stockholder is entitled to one vote for each share of VBI common stock held of record as of the close of business on the record date. Each holder of VBI Series 1 Preferred will have a number of votes equal to 41.66% of the number of shares of VBI common stock that such shares of Series 1 Preferred were convertible into on the record date.

Q:	How does the VBI Board recommend that I vote?

A:	The VBI Board unanimously recommends that you vote “FOR” each of the proposals presented in this proxy statement/prospectus.

Q:	Who is soliciting my proxy?

A:	Your proxy is being solicited by the VBI Board.

Q:	If a stockholder gives a proxy, how are the shares of VBI common stock voted?

A:	Regardless of the method by which you choose to vote, the individuals named on the enclosed proxy card will vote your shares of VBI common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of VBI common stock should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to approve and adopt the merger agreement and approve the merger and “FOR” the proposal to approve, on a nonbinding, advisory basis, the merger-related compensation and “FOR” the proposal to adjourn the Special Meeting, if necessary.

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Q:	Will my shares be voted if I do not provide my proxy?

A:	Under stock market rules currently in effect, brokerage firms and nominees have the authority to vote their customers’ unvoted shares on certain “routine” matters if the customers have not furnished voting instructions within a specified period prior to the Special Meeting. However, the merger proposal is not considered a “routine” matter, therefore brokerage firms and nominees will not be able to vote the shares of customers from whom they have not received voting instructions. If you hold your shares directly in your own name, they will not be counted as shares present for the purposes of determining the presence of a quorum or be voted if you do not provide a proxy or attend the Special Meeting and vote the shares yourself.

Q:	What vote is required to approve the proposals?

A:	The affirmative vote of the holders of a majority of the voting power outstanding on the record date (assuming a quorum is present in person or by proxy) is required for approval of the merger proposal. If you vote to abstain, or if you fail to vote or fail to instruct your bank, broker, custodian or other record holder how to vote, it will have the same effect as voting “AGAINST” this proposal.

The merger-related compensation proposal must be approved by a majority of the votes cast at the Special Meeting (assuming a quorum is present in person or by proxy); provided, however, such vote is nonbinding and advisory only and will not be binding on either VBI or SciVac. Accordingly, if the merger agreement is approved and adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the nonbinding, advisory vote of the VBI stockholders. If you fail to vote or to instruct your bank, broker, custodian or other record holder how to vote, it will have no effect on the voting outcome, on a nonbinding, advisory basis, of the merger-related compensation proposal. If you abstain, it will have the effect of a vote “AGAINST” the proposal.

The adjournment proposal must be approved by a majority of the votes cast at the Special Meeting (assuming a quorum is present in person or by proxy). If you fail to vote or to instruct your bank, broker, custodian or other record holder how to vote, it will have no effect on the voting outcome of this proposal. If you abstain, it will have the effect of a vote “AGAINST” the proposal.

Q:	How will VBI’s directors and executive officers vote on the merger proposal?

A:	Our directors and executive officers have informed us that, as of the date of this proxy statement/prospectus, they intend to vote all of their shares of VBI common stock and all of the shares of VBI common stock over which they have voting control in favor of the merger proposal, the merger-related compensation proposal and the adjournment proposal. As of ___________, 2016, the record date for the Special Meeting, our directors and executive officers owned, in the aggregate, 12,618,662 shares of VBI common stock, or collectively, approximately ____% of the outstanding shares of VBI common stock and no shares of VBI Series 1 Preferred.

Q:	What is a “quorum”?

A:	Under our bylaws, the holders of a majority of the outstanding shares of VBI stock entitled to vote constitutes a “quorum” at a meeting of stockholders for the transaction of any business. If a quorum is not present at the Special Meeting, VBI expects that the Special Meeting will be adjourned or postponed to solicit additional proxies. In general, shares of VBI common stock or VBI Series 1 Preferred represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Special Meeting for purposes of determining a quorum, including shares represented by proxies marked “ABSTAIN” or not marked at all. In addition, a “broker non-vote,” as described below, is counted in determining whether a quorum is present.

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Q:	What happens if I sell my shares of VBI common stock or Series 1 Preferred before the Special Meeting?

A:	The record date is earlier than both the date of the Special Meeting and the effective time. If you transfer your shares of VBI common stock or Series 1 Preferred after the record date but before the Special Meeting, then you will, unless the transferee requests a proxy from you, retain your right to vote at the Special Meeting but will transfer the right to receive the per share merger consideration if the merger is completed to the person to whom you transfer your shares. If the merger is completed, in order to receive the per share merger consideration, you must hold your shares through the effective time.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares of VBI common stock are registered directly in your name with the transfer agent of VBI, then you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote, or to grant a proxy for your vote directly to VBI or to a third party to vote, at the Special Meeting.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those shares. Your bank, brokerage firm or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the Special Meeting; however, you may not vote these shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the Special Meeting.

Q:	What are broker non-votes and what is their effect?

A:	Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (i) the broker has not received voting instructions from the beneficial owner of the shares and (ii) the broker lacks the authority to vote the shares at the broker’s discretion. Broker non-votes will be counted as shares present and entitled to vote for the purposes of determining the presence of a quorum on each of the proposals to be voted on at the Special Meeting and will have the effect of a vote AGAINST the merger proposal, but they will not be counted as votes FOR or AGAINST the other proposals.

Q:	If my shares are held in “street name” by my broker, can my broker vote my shares for me?

A:	Yes, but, as described above, your broker will be permitted to vote your shares only if you instruct your broker how to vote. You should follow the procedures provided to you by your broker regarding how to instruct your broker to vote your shares.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered in multiple accounts with one or more brokers and/or our transfer agent, you will receive more than one proxy card. If you are submitting your proxy by completing and returning your proxy card, please complete and return each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	What should I do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, including the appendices, we encourage you to vote by proxy as soon as possible, whether or not you plan to attend the Special Meeting. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed by you via the Internet or telephone. You may specify whether your shares should be voted “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the proposals. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the VBI Board’s recommendations, as noted above. Voting by proxy will not affect your right to attend the Special Meeting.

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If your shares are registered directly in your name through our stock transfer agent, or you have stock certificates registered in your name, you may vote as follows:

●	Voting by Telephone. You may vote by calling the toll-free telephone number and following the instructions printed on your proxy card. The deadline for voting by telephone is ______, 2016, at 11:59 p.m. Eastern Time. If you vote by telephone, you do not need to return your proxy card.

●	Voting on the Internet. You may vote on the Internet by accessing the website www.proxyvote.com and following the instructions printed on your proxy card. The deadline for voting on the Internet is ______, 2016, at 11:59 p.m. Eastern Time. If you vote on the Internet, you do not need to return your proxy card.

●	Voting by Proxy Card. You may vote by completing, signing and returning your proxy card by mail. To vote in this manner, please mark, date and sign the enclosed proxy card and return it by mail in the accompanying postage-prepaid envelope. You should mail your signed proxy card as promptly as possible so that your shares will be voted at the Special Meeting.

●	Voting in Person. Even if you have voted by one of the methods described above, you may still attend the Special Meeting and vote your shares in person. If you do attend and vote your shares in person at the Special Meeting after having voted by any of the methods described above, only your last vote will be counted. However, attendance at the Special Meeting alone will not result in a revocation of any previously submitted proxy cards.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive voting instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Special Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Special Meeting in order to vote.

Q:	If I have given a proxy, may I subsequently change my vote?

A:	Yes. If you give us your proxy, you may change or revoke it at any time before the Special Meeting. You may change or revoke your proxy in any one of the following ways:

●	by re-voting by Internet or telephone;

●	by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above; provided that it is received prior to the deadline date of the Special Meeting;

●	by notifying our Secretary in writing at 222 Third Street, Suite 2241, Cambridge, Massachusetts 02142 before the Special Meeting that you have revoked your proxy; or

●	by attending the Special Meeting in person and voting in person in accordance with the instructions above. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request revocation by notifying the Inspector of Elections at the Special Meeting.

Your most recent vote, whether by telephone, Internet, proxy card or in person at the Special Meeting, is the one that will be counted.

If you have instructed a broker or other nominee to vote your shares, you must follow the procedures provided by your broker or nominee to subsequently change those voting instructions.

Q.	After the Special Meeting, how can I determine whether the merger proposal was approved by VBI’s stockholders?

A.	Promptly after the Special Meeting, VBI will issue a press release announcing whether the merger proposal has been approved by VBI’s stockholders. In addition, within four business days following the Special Meeting, VBI will file a Current Report on Form 8-K with the SEC to report the results of the voting on the proposals presented to our stockholders at the Special Meeting.

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Q.	Who is paying for the solicitation of proxies?

A:	VBI will bear the cost of solicitation of proxies by us. In addition to soliciting stockholders by mail, VBI directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or by means of electronic communication. VBI will not pay these individuals for their solicitation activities but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and VBI will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our directors, officers and employees may also be made of some stockholders in person or by mail, telephone or other means of electronic communication following the original solicitation. In addition, we may retain the services of a proxy solicitor to assist in the solicitation of proxies. If we determine that the services of a proxy solicitor are necessary, we anticipate that we will pay the proxy solicitor compensation for its services and will reimburse it for its approved out-of-pocket expenses.

Q:	Who can help answer my questions?

A:	If you have questions about the Special Meeting or the merger after reading this proxy statement/prospectus, you should contact us at the following address or phone number: VBI Vaccines Inc., 222 Third Street, Suite 2241, Cambridge, Massachusetts 02142, Attn: Investor Relations Department, (617) 830-3031 x128.

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SUMMARY

This summary discusses selected information contained in this proxy statement/prospectus, including with respect to the merger agreement, the merger and the other transactions and agreements contemplated in connection with the merger. You should carefully read this entire proxy statement/prospectus, its annexes and the documents referred to in this proxy statement/prospectus, as this summary may not contain all of the information that may be important to you. Certain items in this summary include page references directing you to a more complete description of that topic in this proxy statement/prospectus.

Special Meeting of Stockholders

A Special Meeting of VBI’s stockholders will be held on ______, 2016, at ______, at ______local time, for the following purposes:

1. to consider and vote upon a proposal to approve and adopt the merger agreement and the merger and other transactions contemplated thereby, which proposal we refer to as the “merger proposal”;

2. to consider and vote upon a proposal to approve, on a nonbinding, advisory basis, the merger-related compensation, which we refer to as the merger-related compensation proposal; and

3. to consider and vote upon a proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the merger proposal, which proposal we refer to as the adjournment proposal.

Record Date and Voting Power. You are entitled to vote at the Special Meeting if you held shares of VBI common stock or Series 1 Preferred at the close of business on ______, 2016, the record date for the Special Meeting. Holders of VBI common stock will have one vote at the Special Meeting for each share of VBI common stock owned at the close of business on the record date and holders of Series 1 Preferred will have a number of votes equal to 41.66% of the number of shares of common stock such shares of Series 1 Preferred are convertible into on the record date, subject to certain voting limitations set forth in the Certificate of Designation of Rights and Limitations of Series 1 Convertible Preferred Stock. As of the record date, a total of ______ shares of VBI common stock and ______ shares of Series 1 Preferred, voting as ______ shares of VBI common stock, are entitled to be voted at the Special Meeting.

Vote Required to Approve the Merger Proposal. The affirmative vote of the holders of a majority of the voting power outstanding on the record date (assuming a quorum is present in person or by proxy) is required for approval of the merger proposal. If you vote to abstain, or if you fail to vote or fail to instruct your bank, broker, custodian or other record holder how to vote, it will have the same effect as voting AGAINST this proposal.

Voting by Holders of Series 1 Convertible Preferred Stock. Each holder of Series 1 Preferred is entitled to vote on all matters submitted to the VBI stockholders and is entitled to the number of votes for each share of Series 1 Preferred owned at the record date equal to 41.66% of the number of shares of VBI common stock such shares would be convertible into, but not in excess, after giving effect to the conversion, of 4.99% of the shares of VBI common stock outstanding. Except as otherwise required by law, the holders of shares of Series 1 Preferred vote together with the holders of VBI common stock on all matters and do not vote as a separate class. As of the record date, the holders of Series 1 Preferred collectively held a total of ______ votes.

Voting and Support Agreements. Concurrently with the execution and delivery of the merger agreement, certain stockholders of VBI who, as of the record date for the Special Meeting, owned in the aggregate 9,018,921 shares of VBI common stock, or approximately ___% of the shares of VBI common stock issued and outstanding on the record date, entered into voting and support agreements referred to as voting agreements, with SciVac. Pursuant to the voting agreements, among other things, each such stockholder agreed to vote (or cause to be voted) all shares of VBI common stock owned, indirectly or directly, whether beneficially or of record, by it in favor of the merger proposal. (See “The Special Meeting—Voting and Support Agreements” at page 69).

Percentage of Outstanding Shares Entitled to Vote Held by Directors, Executive Officers and Their Affiliates. The number of shares of VBI common stock held by VBI’s directors, executive officers and their affiliates is 12,618,662, representing ______% of the number of shares of VBI common stock issued and outstanding on the record date. VBI’s directors, executive officers and their affiliates hold no shares of Series 1 Preferred. None of SciVac’s directors, executive officers or affiliates hold VBI common stock or shares of Series 1 Preferred.

Vote Required to Approve the Merger-Related Compensation Proposal. The merger-related compensation must be approved by a majority of the votes cast at the Special Meeting (assuming a quorum is present in person or by proxy); provided, however, such vote is nonbinding and advisory only and will not be binding on either VBI or SciVac. If you fail to vote or to instruct your bank, broker, custodian or other record holder how to vote, it will have no effect on the voting outcome, on a nonbinding, advisory basis, of the merger-related compensation proposal. If you abstain, it will have the effect of a vote “AGAINST” the proposal.

Vote Required to Approve the Adjournment Proposal. The adjournment proposal must be approved by a majority of the votes cast at the Special Meeting (assuming a quorum is present in person or by proxy). If you fail to vote or to instruct your bank, broker, custodian or other record holder how to vote, it will have no effect on the voting outcome of these proposals. If you abstain, it will have the effect of a vote “AGAINST” the proposal.

Risk Factors (Page 27)

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors” on page 27.

Parties to the Merger (Page 71)

VBI Vaccines Inc., a Delaware corporation, is a biopharmaceutical company developing novel technologies that seek to expand vaccine protection in large underserved markets. VBI is headquartered in Cambridge, Massachusetts with research facilities in Ottawa, Canada. See “The Parties to the Merger—VBI Vaccines Inc.” on page 71 and “VBI’s Business,” beginning on page 146. VBI’s principal executive office is located at:

222 Third Street, Suite 2241

Cambridge, Massachusetts 02142

Telephone: (617) 830-3031

SciVac Therapeutics Inc., headquartered in Rehovot, Israel, is a corporation organized under the laws of British Columbia, Canada. SciVac is in the business of developing, producing and marketing biological products for human healthcare. SciVac’s flagship product, Sci-B-Vac™, is a recombinant third-generation hepatitis B vaccine. SciVac also offers contract development and manufacturing services to the life sciences and biotechnology markets. See “The Parties to the Merger—SciVac Therapeutics Inc.” on page 72 and “SciVac’s Business” beginning on page 166. SciVac’s principal executive office is located at:

Gad Feinstein Rd.

P.O. Box 580

Rehovot, 7610303, Israel

Telephone: 972-8-948-0625

Seniccav Acquisition Corporation, referred to as Sub, is a Delaware corporation and is a wholly owned subsidiary of SciVac that was formed solely for the purpose of entering into the merger agreement and completing the merger. Upon the consummation of the merger, Sub will be merged with and into VBI and will cease to exist. See “The Parties to the Merger—Seniccav Acquisition Corporation” on page 72. The contact information for Sub is:

c/o SciVac Therapeutics Inc.

Gad Feinstein Rd.

P.O. Box 580

Rehovot, 7610303, Israel

Telephone: 972-8-948-0625

The Merger and the Merger Agreement (Page 90)

SciVac, Sub and VBI agreed to consummate a merger under the terms of the merger agreement that is described in this proxy statement/prospectus. Pursuant to the merger agreement, Sub will merge with and into VBI, with VBI surviving the merger and continuing as a wholly owned subsidiary of SciVac, which will be renamed VBI Vaccines, Inc. At the effective time of the merger, the stockholders of VBI will become entitled to receive SciVac common shares which, together with options and warrants to purchase shares of VBI common stock that will be converted into options or warrants to purchase SciVac common shares (and will be assumed by SciVac at the effective time of the merger pursuant to the terms of the merger agreement), will represent approximately 46.2% of the SciVac common shares on a fully diluted basis after the merger.

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to carefully read the merger agreement in its entirety because it is the legal document governing the merger.

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Completion of the Merger (Page 90)

Unless the merger agreement is terminated prior to such time, the closing of the merger will occur on the earlier of the third business day following the satisfaction or waiver of all of the conditions set forth in the merger agreement or such other date as the parties may mutually agree. As of the date of this proxy statement/prospectus, the parties expect to complete the merger prior to March 31, 2016.

Reasons for the Merger and Recommendation of the VBI Board (Page 74)

In the course of reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, the VBI Board considered a number of factors. The VBI Board has approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and recommended approval and adoption of the merger agreement by VBI’s stockholders, which we refer to as the VBI board recommendation. Similarly, the SciVac Board has determined that the merger is fair to and in the best interests of SciVac and its shareholders and has declared it advisable to enter into the merger agreement and consummate the transactions contemplated thereby, including the merger, which we refer to as the SciVac board recommendation.

A detailed discussion of the background of, and reasons for, the merger are described in “The Merger— Background of the Merger” and “VBI’s Reasons for the Merger and the Recommendation of the VBI Board,” beginning on page 74.

Opinion of Scalar to the VBI Board (Page 76)

On October 16, 2015, in connection with the merger, Scalar Group, Inc., referred to as Scalar, rendered its written opinion to the VBI Board to the effect that, as of that date and based upon and subject to the qualifications, limitations and assumptions stated therein, the merger consideration payable pursuant to the merger agreement was fair, from a financial point of view, to the current stockholders of VBI.

The full text of Scalar’s written opinion, dated October 16, 2015, which describes the assumptions made, procedures followed, matters considered, exceptions to the opinion and limitations on the scope of the review undertaken by Scalar in connection with its opinion, is included as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of Scalar’s written opinion set forth in this proxy statement/prospectus under the caption titled “The Merger—Opinion of Scalar to the VBI Board” beginning on page 76 is qualified in its entirety by reference to the full text of Scalar’s opinion. Scalar presented its opinion to the VBI Board in connection with its evaluation of the merger consideration provided for in the merger from a financial point of view. Scalar’s opinion does not address any other aspects or implications of the merger and does not constitute a recommendation to any stockholders of VBI as to how such stockholder should vote with respect to the merger or any other matter.

Treatment of VBI Capital Stock in the Merger (Page 90)

There are currently issued and outstanding 994,800 shares of VBI Series 1 Convertible Preferred Stock, which are convertible into 994,800 shares of VBI common stock. Prior to the effective time of the merger, each share of VBI Series 1 Convertible Preferred Stock will be converted into shares of VBI common stock. At the effective time of the merger, each share of issued and outstanding VBI common stock (excluding shares cancelled pursuant to the merger agreement) shall cease to be outstanding and shall be exchanged for the right to receive SciVac common shares in the ratio of 20.808356 SciVac common shares for each share of VBI common stock, which is referred to in this proxy statement/prospectus as the exchange ratio. No fractional shares will be issued in connection with the merger. In the event that a VBI’s stockholder’s holdings of SciVac common shares resulting from the merger would result in the issuance of a fractional share, the number of SciVac common shares to be received by such holder will be rounded down to the nearest whole share. From and after the effective time of the merger, all shares of VBI’s common stock will no longer be outstanding and will automatically be cancelled and retired, and each holder of a certificate or book-entry share will cease to have any rights with respect thereto, except the right to receive SciVac common shares. These newly issued shares, together with the options and warrants to purchase shares of VBI common stock that will be converted into options or warrants to purchase SciVac common shares (and will be assumed by SciVac at the effective time of the merger), will represent approximately 46.2% of the SciVac common shares on a fully diluted basis after the effective time of the merger.

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Treatment of VBI Warrants and Stock Options in the Merger (Page 91)

At the effective time of the merger, each outstanding option or warrant to purchase a share of VBI common stock, whether vested or unvested or exercisable or unexercisable, and so long as such option or warrant has not, prior to the effective time of the merger, been exercised, cancelled, terminated or expired, will be deemed to constitute an option or warrant to purchase, on the same terms and conditions, a number of SciVac common shares (rounded down to the nearest whole share) equal to the product of (i) the number of shares of VBI common stock subject to such option or warrant multiplied by (ii) the exchange ratio of 20.808356 at an exercise price per share computed by dividing the per share exercise price under each such option or warrant by the exchange ratio and rounding up to the nearest cent.

Offer to Persons Resident in Canada for Purposes of the Income Tax Act (Canada) (page 92)

Pursuant to the merger agreement, SciVac will make an offer solely to each holder of VBI common stock who is a resident of Canada, referred to as a Canadian Holder, for purposes of the Income Tax Act (Canada), referred to as the Tax Act, to purchase all VBI common stock held by such Canadian Holder in exchange for a number of SciVac common shares equal to the product of the number of shares of VBI common stock held by such Canadian Holder multiplied by the exchange ratio, rounded down to the nearest whole number of SciVac common shares. The foregoing offer is referred to in this proxy statement/prospectus as the Canadian Offer. Consummation of the Canadian Offer is subject to the satisfaction or waiver of the conditions to the consummation of the merger in accordance with the terms of the merger agreement. Shares of VBI common stock held by a Canadian Holder who does not participate in the Canadian Offer in accordance with its terms will, upon consummation of the merger, be converted into the right to receive SciVac common shares as described above under “—Treatment of VBI Capital Stock in the Merger”.

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Conditions to the Completion of the Merger (Page 105)

As more fully described in this proxy statement/prospectus and as fully set forth in the merger agreement attached as Annex A to this proxy statement/prospectus, the completion of the merger depends upon a number of conditions being satisfied or, to the extent permitted by applicable law, waived, including, among other things, (i) adoption of the merger agreement by VBI’s stockholders, (ii) approval of the issuance of the merger consideration to VBI’s securities holders, adoption of a new equity incentive plan by SciVac’s shareholders and the change of SciVac’s name to VBI Vaccines, Inc., (iii) the absence of any legal restraints or prohibitions on the consummation of the merger, (iv) the effectiveness of the registration statement on Form F-4 of which this proxy statement/prospectus is a part, (v) approval of the listing of SciVac’s common shares on NASDAQ or the New York Stock Exchange and (vi) conditional approval from the TSX.

Restrictions on Solicitation (Page 101)

Pursuant to the merger agreement, neither VBI nor SciVac is permitted to solicit, initiate or knowingly encourage or otherwise take any action to facilitate from any third party a competing proposal to acquire at least 20% of the assets of, equity interest in, or business of VBI and its subsidiaries, taken as a whole, or SciVac and its subsidiaries, taken as a whole, any of which we refer to as a company acquisition proposal.

In addition, except as permitted pursuant to the merger agreement as set forth below, neither VBI nor SciVac is permitted to:

●	conduct or engage in any discussions or negotiations with, or disclose any non-public information relating to it or any of its subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any company acquisition proposal;

●	endorse or recommend any company acquisition proposal;

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●	enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar contract (in each case, whether or not binding) relating to any company acquisition proposal; or

●	grant any waiver, amendment or release under any standstill or confidentiality agreement or any anti-takeover laws or otherwise fail to enforce any of the foregoing.

Notwithstanding the limitations set forth above, prior to the receipt of, in the case of VBI, the required vote of the stockholders of VBI to approve and adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, or in the case of SciVac, the SciVac shareholder approval, the VBI Board or the SciVac Board, as applicable, may, directly or through a representative:

●	participate in negotiations or discussions with a third party that has made a bona fide, unsolicited company acquisition proposal that the VBI Board or the SciVac Board, as applicable, determines in good faith, after consultation with VBI’s or SciVac’s outside legal counsel and financial advisors, as applicable, constitutes or could reasonably be expected to result in a superior proposal;

●	furnish to such third party information relating to VBI or any of its subsidiaries, or SciVac or any of its subsidiaries, as applicable, provided that all material non-public information provided to such person has been provided to SciVac or VBI, as applicable, prior to or contemporaneously with the provision to such third party; or

●	grant a waiver under a standstill agreement,

but, in each case, (i) only if the VBI Board or the SciVac Board, as applicable, determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and (ii) such third party executes a confidentiality agreement with terms at least as restrictive with respect to such third party as the terms contained in the confidentiality agreement with VBI or SciVac (provided that such agreement will not prohibit VBI or SciVac from providing any information or materials to the other party in accordance with, or otherwise complying with, the solicitation restrictions in the merger agreement).

VBI must notify SciVac, and SciVac must notify VBI, as applicable, promptly (but in any event within 24 hours and prior to engaging in any of the actions with respect to a superior proposal as described above) of:

●	any company acquisition proposal;

●	any initial request for non-public information concerning VBI or any of its subsidiaries, or SciVac or any of its subsidiaries, as applicable, related to, or from any third party that would reasonably be expected to make a company acquisition proposal; or

●	any initial request for discussions or negotiations related to any company acquisition proposal.

Such notice will be required to include the identity of the proponent and the material terms and conditions of any such company acquisition proposal, request or inquiry, together with copies of any written proposals, draft agreements and all draft or executed financing commitments and related material documentation. VBI or SciVac, as applicable, will be required to keep the other promptly informed on the status of any such company acquisition proposal and all material developments of any such proposals, offers, inquiries or requests, including by promptly (but no later than 48 hours after receipt) providing copies of any additional or revised written proposals, requests, inquiries, draft agreement and all draft or executed financing commitments and related material documentation. Each of VBI and SciVac has agreed that it and its representatives are not permitted to enter into any agreement with any person or entity after the date of the merger agreement that prohibits it from providing any information or materials to VBI or SciVac, as applicable, in accordance with, or otherwise complying with, the restrictions on solicitation and negotiation of takeover proposals.

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Termination of the Merger Agreement(Page 106)

Generally and except as specified below, the merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger, including after the required approval of the VBI stockholders or the SciVac shareholders:

●	by mutual written consent of SciVac and VBI, by action of their respective boards of directors;

●	by either VBI or SciVac if:

●	the merger has not been consummated on or prior to March 31, 2016, subject to an automatic 60-day extension under certain circumstances, and provided that the failure to have consummated the merger on or prior to such date, as it may be extended, is not primarily due to the failure of the party seeking to terminate to have fulfilled any of its obligations under the merger agreement in breach of the merger agreement;

●	a court of competent jurisdiction or other governmental entity issues a final and non-appealable order, or has taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by the merger agreement, provided that the party seeking to terminate the merger agreement for such reason must have first used its reasonable best efforts to resist, remove or resolve such restraint or prohibition as required by the merger agreement and provided further that such termination right will not be available to a party whose material breach of any provision of the merger agreement results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted;

●	the required approval by VBI’s stockholders of the merger agreement, the merger and the other transactions contemplated by the merger agreement has not been obtained at the VBI stockholder meeting; or

●	the required approval of SciVac shareholders has not been obtained at the SciVac shareholder meeting;

●	by SciVac if:

●	VBI has breached or failed to perform in any respect any of its representations, warranties, covenants or agreements contained in the merger agreement, and such breach or failure to perform (A) is not cured by VBI within 30 days following written notice by SciVac of such breach or failure to perform and (B) would result in a failure of any condition of SciVac or Sub to consummate the merger; provided, that such termination right will not be available if either SciVac or Sub is in material breach of any of its representations, warranties, covenants or agreements under the merger agreement that would result in the failure of any conditions to the obligations of VBI to consummate the merger;

●	(A) the VBI Board fails to include the VBI board recommendation in this proxy statement/prospectus or the VBI Board shall have made a change of recommendation; (B) the VBI Board fails to publicly reaffirm the VBI board recommendation in the absence of a publicly announced acquisition proposal within two business days after SciVac so requests in writing; (C) VBI enters into a written agreement with respect to an acquisition agreement; or (D) VBI or the VBI Board publicly announces its intention to do any of the foregoing;

●	there is a change of recommendation by the SciVac Board after complying with its obligations under the merger agreement with respect to effecting such change;

●	SciVac enters into an acquisition agreement with respect to a superior proposal after complying with its obligations under the merger agreement with respect to entering into such agreement and concurrently with or prior to such termination SciVac pays to VBI the termination fee described below; or

●	all of the conditions to the obligations of VBI to complete the merger have been satisfied or waived by VBI and VBI fails to complete the closing within three business days.

●	by VBI if:

●	SciVac or Sub has breached or failed to perform in any respect any of its representations, warranties, covenants or agreements contained in the merger agreement, and such breach or failure to perform (A) is not cured by SciVac or Sub within 30 days following written notice by VBI of such breach or failure to perform and (B) would result in a failure of any condition of VBI to consummate the merger; provided, that such termination right will not be available if VBI is in material breach of any of its representations, warranties, covenants or agreements under the merger agreement that would result in the failure of any conditions to the obligations of SciVac or Sub to consummate the merger;

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●	(A) the SciVac Board fails to include the SciVac board recommendation in the circular to be mailed to SciVac’s shareholders in respect of the special meeting of SciVac’s shareholders to approve, among other things, the issuance of the merger consideration, or the SciVac Board shall have made a change of recommendation; (B) the SciVac Board fails to publicly reaffirm the SciVac board recommendation in the absence of a publicly announced acquisition proposal within two business days after VBI so requests in writing; (C) SciVac enters into a written agreement with respect to an acquisition agreement; or (D) SciVac or the SciVac Board publicly announces its intention to do any of the foregoing;

●	there is a change of recommendation by the VBI Board after complying with its obligations under the merger agreement with respect to effecting such change;

●	VBI enters into an acquisition agreement with respect to a superior proposal after complying with its obligations under the merger agreement with respect to entering into such agreement and concurrently with or prior to such termination VBI pays to SciVac the termination fee described below; or

●	all of the conditions to the obligations of SciVac and Sub to complete the merger have been satisfied or waived by SciVac or Sub and SciVac and Sub fail to complete the closing within three business days.

Termination Fees and Expenses

Termination Fee

VBI must pay a termination fee of $2,700,000 to SciVac if:

●	SciVac terminates the merger agreement because of (A) VBI’s uncured breach or failure to perform in any respect any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would result in the failure of any conditions to the obligations of VBI to consummate the merger, as described above, or the VBI Board fails to publicly reaffirm the VBI board recommendation in the absence of a publicly announced acquisition proposal within two business days after SciVac so requests in writing, (B) VBI terminates the merger agreement due to SciVac’s uncured breach or failure to perform in any respect any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would result in the failure of any conditions to the obligations of SciVac or Sub to consummate the merger, as described above, or the SciVac Board fails to publicly reaffirm the SciVac board recommendation in the absence of a publicly announced acquisition proposal within two business days after VBI so requests in writing or (C) either SciVac or VBI terminate the merger agreement because (i) the merger has not been consummated on or prior to March 31, 2016, subject to an automatic 60-day extension under certain circumstances, (ii) the required approval by VBI’s stockholders of the merger agreement, the merger and the other transactions contemplated by the merger agreement has not been obtained at the VBI stockholder meeting or (iii) the required approval of SciVac shareholders has not been obtained at the SciVac shareholder meeting, and at any time after the date of the merger agreement and prior to the date of termination, an acquisition proposal was publicly disclosed and not publicly withdrawn, and within twelve months after such termination, VBI enters into an acquisition agreement or a transaction in respect of an acquisition proposal is consummated;

●	SciVac terminates the merger agreement because (A) the VBI Board fails to include the VBI board recommendation in this proxy statement/prospectus or the VBI Board shall have made a change of recommendation, (B) VBI enters into a written agreement with respect to an acquisition agreement or (C) VBI or the VBI Board publicly announces its intention to do any of the foregoing;

●	VBI terminates the merger agreement because there is a change of recommendation by the VBI Board after complying with its obligations under the merger agreement with respect to effecting such change; or

●	VBI terminates the merger agreement because it has entered into an acquisition agreement with respect to a superior proposal after complying with its obligations under the merger agreement with respect to entering into such agreement.

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SciVac must pay a termination fee of $3,344,000 to VBI if:

●	SciVac terminates the merger agreement because of (A) VBI’s uncured breach or failure to perform in any respect any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would result in the failure of any conditions to the obligations of VBI to consummate the merger, as described above, or the VBI Board fails to publicly reaffirm the VBI board recommendation in the absence of a publicly announced acquisition proposal within two business days after SciVac so requests in writing, (B) VBI terminates the merger agreement due to SciVac’s uncured breach or failure to perform in any respect any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would result in the failure of any conditions to the obligations of SciVac or Sub to consummate the merger, as described above, or the SciVac Board fails to publicly reaffirm the SciVac board recommendation in the absence of a publicly announced acquisition proposal within two business days after VBI so requests in writing or (C) either SciVac or VBI terminates the merger agreement because (i) the merger has not been consummated on or prior to March 31, 2016, subject to an automatic 60-day extension under certain circumstances, (ii) the required approval by VBI’s stockholders of the merger agreement, the merger and the other transactions contemplated by the merger agreement has not been obtained at the VBI stockholder meeting or (iii) the required approval of SciVac shareholders has not been obtained at the SciVac shareholder meeting, and at any time after the date of the merger agreement and prior to the date of termination, an acquisition proposal was publicly disclosed and not publicly withdrawn, and within twelve months after such termination, SciVac enters into an acquisition agreement or a transaction in respect of an acquisition proposal is consummated;

●	VBI terminates the merger agreement because (A) the SciVac Board fails to include the SciVac board recommendation in the circular to be mailed to SciVac’s shareholders in respect of the special meeting of SciVac’s shareholders to approve, among other things, the issuance of the merger consideration, or the SciVac board shall have made a change of recommendation, (B) SciVac enters into a written agreement with respect to an acquisition agreement or (C) SciVac or the SciVac Board publicly announces its intention to do any of the foregoing;

●	SciVac terminates the merger agreement because there is a change of recommendation by the SciVac Board after complying with its obligations under the merger agreement with respect to effecting such change; or

●	SciVac terminates the merger agreement because it has entered into an acquisition agreement with respect to a superior proposal after complying with its obligations under the merger agreement with respect to entering into such agreement.

The merger agreement provides that an acquisition proposal is an offer or proposal made by a person or group at any time after the date of the merger agreement that would result in such person or group acquiring, directly or indirectly, beneficial ownership (with respect to securities, within the meaning of Section 13(d) of the Exchange Act) of at least 20% (based on the fair market value thereof) of the assets of, equity interest in, or business of, (x) VBI and its subsidiaries, taken as a whole, or (y) SciVac and its subsidiaries, taken as a whole, pursuant to a merger, reorganization, recapitalization, consolidation, license, share exchange, business combination, tender offer, sale of shares of capital stock, sale of assets or other similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the merger; however for purposes of determining the applicability of the termination fees described above, references to 20% contained in the definition of “acquisition proposal” shall be deemed to be references to “50%.”

Expenses

Pursuant to the merger agreement, SciVac and VBI have agreed that they will each generally bear their own expenses under the merger agreement, except that they have agreed to share equally: (i) the fees, if any, due under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the HSR Act; and (ii) any administrative filing fees required to be paid in connection with any filing made under any foreign antitrust laws. However, if SciVac terminates the merger agreement due to an uncured breach by VBI, as described above, or if VBI terminates the merger agreement due to an uncured breach by SciVac, as described above, then the non-terminating party must, on or prior to the fifth day following such termination, pay to the terminating party an amount equal to the terminating party’s actual expenses incurred in connection with the merger agreement and the transactions contemplated thereby, subject to a maximum of $1,000,000.

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Interests of Certain Persons in the Merger (Page 87)

In considering the recommendation of the VBI Board with respect to the merger, you should be aware that certain of VBI’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of VBI’s stockholders generally. These interests include, but are not limited to, the grant of equity awards consisting of SciVac common shares that are expected to be provided to the directors and the executive officers upon consummation of the merger. In addition, if approved by SciVac, the terms of option awards granted to two of our directors will be extended for a period of three years following the consummation of the merger.

Accounting Treatment of the Merger (Page 86)

We expect the merger will be accounted for using the acquisition method of accounting under international financial reporting standards, with SciVac considered the acquirer of VBI.

Regulatory Clearances Required for the Merger (Page 88)

SciVac and VBI have each agreed to take certain actions in order to obtain regulatory clearance required to consummate the merger, including, if required, under the HSR Act, which requires a pre-merger notification filing and the expiration or early termination of the statutory waiting period prior to completing the merger.

SciVac and VBI intend to make all required filings under the Securities Act and the Exchange Act in connection with the merger as well as all filings required by the TSX relating to the listing of SciVac’s common shares to be issued in the merger. It is a condition to the completion of the merger that the TSX has conditionally approved the listing of SciVac’s common shares to be issued pursuant to the merger agreement on the TSX, with final approval of the TSX being subject to receipt of SciVac shareholder approval and satisfaction of certain customary filing requirements of the TSX.

Material U.S. Federal Income Tax Consequences of the Merger (Page 110)

The merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code, with no recognition of gain or loss to the holders of VBI common stock (other than with respect to any holder of VBI common stock that would be a “five-percent transferee shareholder” of SciVac (within the meaning of U.S. Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) following the merger and that does not enter into a five-year gain recognition agreement in the form provided in U.S. Treasury Regulations Section 1.367(a)-8(c)). VBI, SciVac and Sub adopted the merger agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. VBI, SciVac and Sub have agreed, for U.S. federal income tax purposes, to report the merger as reorganization within the meaning of Section 368 of the Code.

This intended treatment is not free from doubt, as there are significant factual and legal uncertainties concerning such treatment. For additional information, see “Material U.S. Federal Income Tax Consequences” beginning on page 110 of this proxy statement/prospectus.

Tax matters are very complicated, and the tax consequences of the merger to each holder of VBI common stock may depend on such holder’s particular facts and circumstances. Holders of VBI common stock are urged to consult their tax advisors to understand fully the tax consequences to them of the merger.

Material Canadian Federal Income Tax Consequences of the Merger and the Canadian Offer (Page 120)

A Canadian Holder who exchanges his, her or its VBI common stock for SciVac common shares pursuant to the merger agreement and does not accept the Canadian Offer, or make a valid election pursuant to section 85 of the Tax Act, referred to as a Section 85 Election, jointly with SciVac with respect to shares exchanged pursuant to the Canadian Offer will generally realize a capital gain (or capital loss) equal to the amount by which the fair market value of the VBI common stock, determined at the time of the exchange, exceeds (or is exceeded by) the adjusted cost base, referred to as ACB, of the Canadian Holder’s VBI common stock determined immediately before the exchange and reasonable costs of disposition.

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A Canadian Holder who disposes of his, her or its VBI common stock in consideration for SciVac common shares pursuant to the Canadian Offer and files a valid Section 85 Election jointly with SciVac in accordance with the merger agreement and the Tax Act may, depending on the amount elected by the Canadian Holder in the Section 85 Election, which we refer to as the Elected Amount, wholly or partly defer the recognition of any capital gain that might otherwise arise on the disposition, to the extent and subject to the rules and restrictions regarding Section 85 Elections in the Tax Act.

A Non-Canadian Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of VBI common stock pursuant to the merger, or on a subsequent disposition of SciVac common shares acquired on the merger, unless the relevant share

●	is “taxable Canadian property”, and

●	is not “treaty-protected property” (as those terms are defined in the Tax Act) of the Non-Canadian Holder,

at the time of the disposition.

See “Material Canadian Federal Income Tax Consequences of the Merger” on page 120.

Dissenters’ Rights of Appraisal (Page 89)

Under the DGCL, VBI stockholders will not have any dissenters’ rights with respect to the merger.

Comparison of the Rights of SciVac Shareholders and VBI Stockholders (Page 193)

As a result of the merger, holders of VBI common stock will become holders of SciVac common shares, and their rights will be governed by British Columbia law (instead of the DGCL) and SciVac’s notice of articles (instead of VBI’s certificate of incorporation and bylaws). Following the merger, former VBI stockholders will have different rights as SciVac shareholders than they did as VBI stockholders. For a summary of the material differences between the rights of VBI stockholders and SciVac shareholders, see “Comparison of Rights of SciVac Shareholders and VBI Stockholders” beginning on page 193 of this proxy statement/prospectus.

Listing of SciVac Common Shares on an Exchange (Page 88)

The completion of the merger is conditioned upon the approval for listing of the SciVac common shares (including the SciVac common shares issuable pursuant to the merger agreement) on NASDAQ or the New York Stock Exchange on the date the merger becomes effective. SciVac filed its initial listing application with NASDAQ on November 5, 2015. In connection with SciVac’s efforts to list the SciVac common shares on NASDAQ, it is currently anticipated that SciVac will be required to effect a reverse split of the SciVac common shares.

SciVac’s Board of Directors and Management following the Merger (Page 89)

Following the consummation of the merger, the SciVac Board is expected to be composed of (i) five members of the VBI Board as of the date hereof and (ii) two members of the SciVac Board as of the date hereof. It also is expected that Jeff Baxter, VBI’s current President and Chief Executive Officer, will be appointed as the Chief Executive Officer of SciVac and that certain executive officers of VBI will become executive officers of SciVac. SciVac will be renamed VBI Vaccines, Inc. upon consummation of the merger.

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF SCIVAC

The following tables summarize SciVac’s financial data as of and for the fiscal years ended December 31, 2014, 2013, 2012, 2011 and 2010 and as of and for the nine months ended September 30, 2015 and 2014. The statement of income data for the nine months ended September 30, 2015 and 2014 and the balance sheet data as of September 30, 2015, which were prepared in accordance with International Financial Reporting Standards, as adopted by the International Accounting Standards Board, or IFRS, have been derived from SciVac’s unaudited financial statements and related notes, which are included elsewhere in this proxy statement/prospectus. The statements of income data for the fiscal years ended December 31, 2014, 2013 and 2012 and the balance sheet data as of December 31, 2014, 2013 and 2012, which were prepared in accordance with IFRS, have been derived from SciVac’s audited financial statements and related notes, which are included elsewhere in this proxy statement/prospectus. The statements of income data for the fiscal years ended December 31, 2011 and 2010 and the balance sheet data as of December 31, 2011 and 2010 which were prepared in accordance with Israeli GAAP, have been derived from SciVac’s audited financial statements and related notes, which are not included in this proxy statement/prospectus. Historical results are not indicative of the results that should be expected in the future.

Balance Sheet Data:

(Expressed in U.S. dollars in thousands)

	As of December 31,					As of September 30,
	2014	2013	2012	2011	2010	2015	2014
Total Assets	$5,301	$4,275	$3,997	$5,259	$6,810	$33,990	$5,135
Total Liabilities	14,714	34,896	24,632	33,948	32,104	4,573	14,447
Total Equity	(9,413)	(30,621)	(20,635)	(28,689)	(25,294)	29,417	(9,312)
Share Capital	*	*	*	*	*	45,294	*

* Represent amount lower than $1

Statement of Income Data:

(Expressed in U.S. dollars in thousands, except share and per share data)

	For the year ended December 31,					For the nine months ended September 30,
	2014	2013	2012	2011	2010	2015	2014
Revenues	$2,868	$1,661	$(2,904)	$1,867	$1,381	$965	$1,732
Cost of Revenues	(3,699)	(3,986)	(2,532)	4,896	11,288	2,604	2,789
Operating income (loss)	(4,193)	(5,790)	(2,756)	(3,029)	(9,907)	(6,455)	(3,578)
Net income (loss)	(5,672)	(8,861)	(680)	(5,196)	(10,027)	(9,878)	4,651)
Basic and diluted net income (loss) per share	(0.02)	(0.04)	(0.00)	(0.02)	(0.05)	(0.02)	(0.02)
Weighted average number of shares outstanding	259,172,993	243,917,200	236,898,000	219,350,000	219,350,000	420,719,599	254,646,009

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF VBI

The following tables summarize VBI’s financial data as of and for the fiscal years ended December 31, 2014, 2013, 2012, 2011 and 2010 and as of and for the nine months ended September 30, 2015 and 2014. The statement of income data for the nine months ended September 30, 2015 and 2014 and the balance sheet data as of September 30, 2015, which were prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, have been derived from VBI’s unaudited interim financial statements and related notes, which are included elsewhere in this proxy statement/prospectus. The statements of income data for the fiscal years ended December 31, 2014 and 2013 and the balance sheet data as of December 31, 2014 and 2013, which were prepared in accordance with U.S. GAAP, have been derived from VBI’s audited financial statements and related notes, which are included elsewhere in this proxy statement/prospectus. The statements of income data for the fiscal years ended December 31, 2012, 2011 and 2010 and the balance sheet data as of December 31, 2012 and 2011, which were prepared in accordance with U.S. GAAP, have been derived from VBI’s audited financial statements and related notes, which are not included in this proxy statement/prospectus. Historical results are not indicative of the results that should be expected in the future.

Balance Sheet Data:

(Expressed in U.S. dollars in thousands)

	As of December 31,					As of September 30,
	2014	2013	2012	2011	2010	2015	2014
Total Assets	$14,054	$2,242	$2,539	$3,387	$7,738	$12,577	$14,054
Total Liabilities	3,364	19,469	14,713	10,120	4,957	4,409	3,364
Total Stockholders’ Equity (deficiency)	10,690	(17,227)	(12,175)	(6,733)	2,781	8,168	10,690
Additional Paid-in Capital	80,128	33,089	34,211	34,054	33,838	87,216	80,128

Statement of Income Data:

(Expressed in U.S. dollars in thousands)

	For the year ended December 31,					For the nine months ended September 30,
	2014	2013	2012	2011	2010	2015	2014
Loss from Operations	$(13,163)	$(3,600)	$(4,452)	$(8,355)	$(8,405)	$(9,010)	$(9,798)
Net Loss	(14,408)	(5,452)	(5,586)	(9,946)	7,597	(9,570)	(10,773)
Basic and Diluted Net (Loss) Per Common Share	$(1.55)	$(4.65)	$(1.17)	$(2.10)	$1.60	$(0.47)	$(1.88)
Weighted Average Number of Common Stock Outstanding	9,321,273	1,171,892	4,780,780	4,745,586	4,742,289	20,541,588	5,745,478

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COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

Comparative Per Share Market Price Information

The following table shows the closing prices of SciVac common shares as reported on the OTCQX and the TSX and VBI common stock as reported by NASDAQ on October 23, 2015, the last trading day before the entry by the parties into the merger agreement was announced, and December 21, 2015, the last practicable day before the filing of this proxy statement/prospectus with the SEC. This table also shows the equivalent value of the consideration per share of VBI common stock, which was calculated by multiplying the closing price of SciVac common shares as reported on the OTCQX as of the specified date multiplied by the exchange ratio of 20.808356.

	SciVac Common Shares		VBI Common Stock	Equivalent Value of Merger Consideration per VBI Share
	OTCQX(US$)	TSX (CAD$)	NASDAQ(US$)	NASDAQ(US$)
December 21, 2015	0.12	0.17	2.67	2.50
October 23, 2015	$0.17	$0.23	$2.39	$3.54

Comparative Stock Prices and Dividends

SciVac’s common shares are traded in Canada on the TSX under the symbol “VAC” and in the United States on the OTCQX under the symbol “SVACF.” The bid quotations reported by the OTCQX reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

VBI’s common stock is traded on the NASDAQ Capital Market under the symbol “VBIV.”

For the periods indicated, the following tables set forth the high and low bid prices of SciVac’s common shares, as reported by the TSX and the OTCQX, and the high and low sales prices of VBI’s common stock, as reported by the NASDAQ Capital Market. The prices shown for SciVac common shares, as reported by the TSX, are shown in Canadian dollars while the per share prices as reported by the OTCQX are shown in U.S. dollars. Neither SciVac nor VBI has declared or paid dividends on its common shares and common stock, respectively, and neither SciVac nor VBI anticipates paying any cash dividends in the foreseeable future.

SCIVAC COMMON SHARES

Period:	SciVac/TSX (2) (Canadian Dollars)		SciVac/OTCQX (U.S. Dollars)		VBI (NASDAQ)
Annual	High	Low	High	Low	High(1)	Low(1)
2014	0.49	0.19	0.41	0.17	5.94	1.90
2013	0.54	0.17	0.54	0.17	9.50	2.85
2012	1.30	0.31	1.28	0.30	8.90	2.50

Last Six Months
November	0.21	0.16	0.16	0.12	2.85	2.50
October	0.25	0.165	0.20	0.12	2.80	2.25
September	0.30	0.22	0.23	0.16	3.25	1.94
August	0.35	0.215	0.29	0.16	2.68	2.35
July	0.55	0.25	0.50	0.19	2.81	2.45
June	-	-	0.45	0.37	3.25	2.52

(1)	As adjusted to reflect the 1:5 reverse split effected by VBI on July 25, 2014.

(2)	The SciVac common shares began trading on the TSX on July 14, 2015 upon completion of a reverse takeover transaction of Levon Resources Ltd.

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For the quarterly period:	SciVac/TSX (1) (Canadian Dollars)		SciVac/OTCQX (U.S. Dollars)
	High	Low	High	Low
2015
First Quarter	$0.51	$0.23	$0.41	$0.20
Second Quarter	0.61	0.41	0.49	0.33
Third Quarter	0.63	0.14	0.50	0.16

2014
First Quarter	$0.41	0.25	$0.37	$0.23
Second Quarter	0.30	0.21	0.27	0.19
Third Quarter	0.49	0.21	0.41	0.18
Fourth Quarter	0.34	0.19	0.28	0.17

2013
First Quarter	$0.54	$0.33	$0.54	$0.32
Second Quarter	0.38	0.22	0.37	0.21
Third Quarter	0.44	0.23	0.41	0.21
Fourth Quarter	0.33	0.17	0.32	0.17

(1)	The SciVac common shares began trading on the TSX on July 14, 2015 upon completion of a reverse takeover transaction of Levon Resources Ltd. All trading data prior to this time corresponds to Levon Resources Ltd.

VBI COMMON STOCK

For the quarterly period:	High(1)		Low(1)
2015
First Quarter	$3.37		$2.60
Second Quarter	3.40		2.38
Third Quarter	3.25		1.94

2014
First Quarter	$7.30		$3.00
Second Quarter	7.45		3.60
Third Quarter	5.94		2.83
Fourth Quarter	3.97		1.90

2013
First Quarter	$4.25		$3.50
Second Quarter	4.10		3.30
Third Quarter	9.50		3.55
Fourth Quarter	8.45	(2)	2.85	(2)

(1)	As adjusted to reflect the 1:5 reverse split effected by VBI on July 25, 2014.

(2)	VBI’s common stock was suspended from trading on NASDAQ from November 21, 2013 until January 8, 2014 while it was subject to a listing review. On February 19, 2014, the NASDAQ Listing Qualifications Panel granted VBI’s request for continued listing of VBI common stock on NASDAQ.

The last reported sale price of SciVac’s common shares on December 21, 2015 on the TSX and on the OTCQX was CAD $0.17 and U.S. $0.12, respectively. The last reported sale price of VBI’s common stock on December 21, 2015 on NASDAQ was U.S. $2.67.

As of December 21, 2015, there were 880 registered holders of SciVac common shares. As of December 21, 2015 VBI had approximately 133 holders of record of VBI common stock and one holder of record of VBI Series 1 Preferred.

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SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following selected unaudited pro forma condensed consolidated financial data was prepared using the acquisition method of accounting for business combinations under IFRS, with SciVac being the accounting and legal acquirer. The following information should be read in conjunction with the respective audited consolidated financial statements of SciVac and VBI for the year ended December 31, 2014, including the respective notes thereto, and the respective unaudited consolidated financial statements of SciVac and VBI for the nine months ended September 30, 2015, which are included elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” on page 135 of this proxy statement/prospectus.

Pro Forma Balance Sheet Data:

(Expressed in U.S. dollars in thousands)

(IFRS)

As of September 30, 2015
Total Assets	$106,754
Total Liabilities	8,730
Total Equity	98,024
Share Capital	122,085

Statement of Loss and Comprehensive Loss Data:

(Expressed in U.S. dollars in thousands)

(IFRS)

	For the nine months ended September 30, 2015	For the year ended December 31, 2014
Revenues	$1,353	$2,868
Cost of Revenues	2,604	3,699
Operating Income (Loss)	(20,833)	(23,031)
Net Income (Loss)	(24,815)	(39,126)
Basic and Diluted Net Income (Loss) Per Share	(0.03)	(0.05)
Weighted Average Number of Shares Outstanding	962,719,699	801,172,993

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COMPARATIVE HISTORICAL PER SHARE DATA

The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information for SciVac common shares and shares of VBI common stock.

The following information should be read in conjunction with (i) the audited and unaudited consolidated financial statements of SciVac that are included in this proxy statement/prospectus, (ii) the audited and unaudited consolidated financial statements of VBI that are included in this proxy statement/prospectus and (iii) the financial information contained in the “Unaudited Pro Forma Condensed Consolidated Financial Statements,” sections of this proxy statement/prospectus. The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period.

SciVac

Historical per share data (IFRS)

	As of and for the year ended December 31, 2014	As of and for the nine months ended September 30, 2015
Net (loss) income per basic and diluted share	$(0.02)	$(0.02)
Book value per share	$(0.03)	$0.04
Cash dividends declared per share	-	-

VBI

Historical per share data (U.S. GAAP)

	As of and for the year ended December 31, 2014	As of and for the nine months ended September 30, 2015
Net (loss) income per basic and diluted share	$(1.55)	$(0.47)
Book value per share	$0.46	$0.31
Cash dividends declared per share	-	-

Combined SciVac and VBI

Pro forma combined per share data (IFRS)

	As of and for the year ended December 31, 2014	As of and for the nine months ended September 30, 2015
Net (loss) income per basic and diluted share	$(0.02)	$(0.02)
Book value per share	$(0.03)	$0.11
Cash dividends declared per share	-	-

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act and Section 21E of the Exchange Act, and may be forward-looking information as defined under applicable Canadian securities legislation (collectively referred to as forward-looking statements).

These forward-looking statements are often identified by the words “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “hope,” “project,” “seek,” “would,” “could,” “potential,” “continue,” “ongoing,” “upside,” “increases,” “potential,” and the negative of these terms or other comparable or similar terminology or expressions.

Although each of SciVac and VBI believes its forward-looking statements are reasonable, they are subject to important risks and uncertainties. Those include, without limitation:

With respect to the operations of SciVac and VBI:

●	general economic conditions and conditions affecting the industries in which SciVac and VBI operate;

●	the commercial success of the products developed by or under development by SciVac and/or VBI;

●	SciVac’s ability to successfully integrate VBI’s operations and employees with SciVac’s existing business; and

●	Research and development, which we refer to as R&D, risks, including with respect to VBI’s efforts to develop and obtain U.S. Food and Drug Administration, or FDA, and foreign regulatory approvals of its vaccines and the combined company’s ability to successfully commercialize, either alone or with partners, such product candidates.

With respect to the merger:

●	expectations regarding whether the merger will be consummated, including whether conditions to the consummation of the merger will be satisfied;

●	expected synergies and other benefits, including financial and strategic benefits, to the combined company, the current VBI stockholders and the current SciVac shareholders of the merger;

●	expectations for other economic, business, and/or competitive factors;

●	difficulties related to the integration of VBI and SciVac operations;

●	the ability of the combined company to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners; and

●	other adverse events, changes in applicable laws or regulations, competition from other biotechnology or pharmaceutical companies, any or all of which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements.

These forward-looking statements may be affected by risks and uncertainties in the respective businesses of VBI and SciVac and market conditions, including that the assumptions upon which the forward-looking statements in this proxy statement/prospectus are based may be incorrect in whole or in part. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosure contained in this proxy statement/prospectus under the section captioned “Risk Factors.” Both SciVac and VBI wish to caution readers that certain important factors may have affected and could in the future affect their actual results and could cause their actual results for subsequent periods to differ materially from those expressed in or implied by any forward-looking statement made by or on behalf of SciVac or VBI, including that the merger may not be consummated on the timeline anticipated by SciVac and VBI or at all. The forward-looking information is made as of the date hereof and, except as required by law, neither SciVac nor VBI undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus.

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RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed in the summary section of the proxy statement/prospectus under the heading “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors before deciding how to vote on the merger. In addition to the risks set forth below, new risks may emerge from time to time, and it is not possible to predict all risk factors, nor can SciVac or VBI assess the impact of all factors on the merger and the combined company following the merger or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward-looking statements. If any of the risks described below or in the documents included in this proxy statement/prospectus actually materialize, the businesses, financial condition, results of operations, prospects or stock prices of SciVac, VBI and/or the combined company could be materially and adversely affected. See “Where You Can Find More Information” beginning on page 206 of this proxy statement/prospectus.

Risk Factors Related to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in either VBI’s stock price or SciVac’s stock price.

In the merger, each outstanding share of VBI common stock (except for VBI common stock issued and outstanding immediately prior to the effective time that is owned or held in treasury by VBI or owned by SciVac, Sub or any other direct or indirect subsidiary of SciVac, or any shares owned or held by any direct or indirect subsidiary of VBI) by virtue of the merger and without any action on the part of the parties to the merger agreement or the holders of shares of VBI common stock, will be converted into the right to receive 20.808356 validly issued, fully paid and non-assessable common shares of SciVac. This exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market price of either VBI common stock or SciVac common shares. Changes in the price of SciVac common shares prior to completion of the merger will affect the market value that VBI stockholders will receive on the date of the merger. Share price changes may result from a variety of factors (many of which are beyond SciVac’s or VBI’s control), including the following:

●	changes in VBI’s and SciVac’s respective businesses, operations and prospects, or the market assessments thereof;

●	market assessments of the likelihood that the merger will be completed; and

●	general market and economic conditions and other factors generally affecting the price of SciVac’s common shares.

The price of SciVac common shares at the closing of the merger may vary from the price on the date the merger agreement was executed, the date of this proxy statement/prospectus and the date of the Special Meeting. As a result, the market value of the merger consideration will also vary. For example, based on the range of closing prices of SciVac common shares during the period from October 23, 2015, which was the last trading day before the public announcement of the execution of the merger agreement, through ______, 2016, which was the last trading day before the date of this proxy statement/prospectus, the exchange ratio represented a market value ranging from a low of $______ to a high of $______ for each share of VBI common stock.

Subject to the satisfaction of the conditions to the merger described elsewhere in this proxy statement/prospectus, the merger will be completed and the SciVac common shares distributed after the date of the Special Meeting; therefore, you will not know, at the time of the Special Meeting, the market value of the SciVac common shares that VBI stockholders will receive upon completion of the merger.

If the price of SciVac common shares increases between the time of the Special Meeting and the time at which the SciVac common shares are distributed to VBI stockholders following completion of the merger, VBI stockholders will receive SciVac common shares that have a market value that is greater than the market value of such shares at the time of the Special Meeting. If the price of SciVac common shares decreases between the time of the Special Meeting and the time at which the SciVac common shares are distributed to VBI stockholders following completion of the merger, VBI stockholders will receive SciVac common shares that have a market value that is less than the market value of such shares at the time of the Special Meeting. Therefore, because the exchange ratio is fixed, stockholders of VBI will not have certainty at the time of the Special Meeting of the market value of the consideration actually received in the merger.

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Failure to complete the merger could negatively impact the stock prices and the future business and financial results of VBI and SciVac.

If the merger is not completed, the ongoing respective businesses of VBI and SciVac may be adversely affected. Additionally, if the merger is not completed and the merger agreement is terminated in certain circumstances, VBI may be required to pay to SciVac the termination fee of $2,700,000 or SciVac may be required to pay a termination fee of $3,344,000 to VBI. In addition, VBI and SciVac have already incurred significant transaction expenses in connection with the merger. The foregoing risks, or other risks arising in connection with the failure of the merger, including the diversion of management attention from conducting the respective businesses of VBI and SciVac and pursuing other opportunities during the pendency of the merger, may have an adverse effect on the business, operations, financial results and stock prices of VBI and SciVac. In addition, either of VBI or SciVac could be subject to litigation related to any failure to consummate the merger transaction or any related action that could be brought to enforce a party’s obligation under the merger agreement.

The merger agreement contains provisions that could discourage a potential competing acquirer of VBI.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict VBI’s ability to solicit, encourage, facilitate or discuss competing third-party proposals to acquire shares or assets of VBI. In specified circumstances, upon termination of the merger agreement, VBI will be required to pay a termination fee of $2,700,000 to SciVac.

These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of VBI from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in specified circumstances.

If the merger agreement is terminated and VBI determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger agreement.

Lawsuits may be filed against VBI, SciVac, Sub and/or the board of directors of either company challenging the merger, and an adverse judgment in any such lawsuit may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

Complaints challenging the merger may be filed against VBI, SciVac and/or the board of directors of either company in connection with the merger in an effort to enjoin the proposed merger or seek monetary relief from VBI, SciVac or Sub. An unfavorable resolution of any such litigation surrounding the proposed merger could delay or prevent the consummation of the merger. In addition, the cost of defending the litigation, even if resolved favorably to VBI and SciVac, could be substantial. Such litigation could also substantially divert the attention of the management of VBI and SciVac and their resources in general. There can also be no assurance that VBI, SciVac or Sub would prevail in their defense of any such lawsuits, even in an event where any such company believes that the claims made in the lawsuits are without merit and defends the claims vigorously.

One of the conditions to the closing of the merger is that no statute, rule, regulation, executive order, decree or ruling, shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other entity of competent jurisdiction shall be in effect which would have the effect of making the merger illegal or otherwise prohibiting consummation of the merger. Therefore, if the plaintiffs in any lawsuit that may be filed secure injunctive relief or other relief prohibiting, delaying or otherwise adversely affecting the ability of VBI, SciVac and Sub to complete the merger, then such injunctive or other relief may prevent the merger from becoming effective within the expected timeframe or at all.

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If the merger does not qualify as a reorganization under Section 368(a) of the Code or is otherwise taxable to U.S. holders of VBI common stock, then such holders may be required to pay substantial U.S. federal income taxes.

The receipt by U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 110) of SciVac common shares pursuant to the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. In general, assuming the merger is so treated, it is expected that U.S. holders of VBI common stock should not be subject to U.S. federal income taxation on the exchange of VBI common stock for SciVac common shares in the merger. However, it is not a condition to the closing of the merger that the merger qualify for such treatment for U.S. tax purposes, and none of the parties to the merger intends to request a ruling from the Internal Revenue Service, referred to as the IRS, regarding the U.S. federal income tax consequences of the merger. Consequently there is no guarantee that the IRS will treat the merger in the manner described above. If the IRS successfully challenges the treatment of the merger, adverse U.S. federal income tax consequences may result.

In particular, Section 367(a) of the Code and the applicable U.S. Treasury regulations promulgated thereunder provide that when a U.S. shareholder exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. shareholder is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met, including that the fair market value of the foreign acquiring corporation equals or exceeds that of the domestic target corporation at the time of the transaction. The determination of fair market value for purposes of Section 367(a) of the Code is complex and, with respect to the merger, subject to factual and legal uncertainties, and therefore no assurance can be given that the IRS will not challenge the conclusions reflected in the opinions rendered by tax counsel with respect to the merger or that a court would not sustain such a challenge. Furthermore, fluctuations in the value of VBI and SciVac stock between the time of the execution of the merger agreement and the effective time may affect this determination. See “Material U.S. Federal Income Tax Consequences—Taxation under Section 367(a) of the Code” beginning on page 113 of this proxy statement/prospectus. If at the effective time the fair market value of VBI were found to exceed that of SciVac for purposes of Section 367(a) of the Code, or other requirements under Section 367(a) of the Code are not met, a U.S. holder of VBI common stock would recognize gain (but not loss) based on the amount such U.S. holder realizes in the merger, calculated separately for each block of VBI common stock held by such U.S. Holder.

In addition, the IRS has announced an intention to issue regulations effective prior to the anticipated date of the merger whereby, for purposes of determining the value of VBI, certain “non-ordinary course distributions” made by VBI during the 36 months preceding the merger will be added back to the value of VBI for purposes of this requirement. As defined by the IRS, the “non-ordinary course distributions” paid by VBI will generally be equal to the excess of all distributions, including dividends and stock repurchases, made during a taxable year by VBI with respect to the VBI common stock 110% of the average of such distributions during the 36 month-period immediately preceding such taxable year. The amount of any such excess would then increase the value of VBI for purposes of the fair market value determination under Section 367(a) of the Code. Regulations addressing the specific method for determining the amount that would be added back for this purpose have not been issued.

The IRS may not agree that SciVac should be treated as a foreign corporation for U.S. federal tax purposes, and SciVac may be required to pay substantial U.S. federal income taxes.

Although SciVac is incorporated in Canada, the IRS may assert that it should be treated as a U.S. corporation for U.S. federal tax purposes pursuant to Section 7874 of the Code. For U.S. federal tax purposes, a corporation generally is classified as either a U.S. corporation or a foreign corporation by reference to the jurisdiction of its organization or incorporation. Because SciVac is a Canadian incorporated entity, it would generally be classified as a foreign corporation under these rules. However, Section 7874 of the Code provides an exception under which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal tax purposes.

Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring all the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (including the receipt of the foreign corporation’s shares in exchange for the U.S. corporation’s shares), and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of organization or incorporation relative to such expanded affiliated group’s worldwide activities. For purposes of Section 7874 of the Code, in general, “expanded affiliated group,” which we refer to as an EAG, means a foreign corporation and all subsidiaries in which the foreign corporation, directly or indirectly, owns more than 50% of the shares by vote and value.

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Although SciVac and its EAG may not have substantial business activities in Canada within the meaning of the relevant provisions of Section 7874, immediately after the merger effective time, the VBI stockholders are expected to own less than 80% of SciVac common shares (by both vote and value) by reason of their ownership of shares of VBI common stock taking into account the computational rules discussed below, many of which are uncertain. However, fluctuations in the value of VBI and SciVac stock between the time of the execution of the merger agreement and the effective time, along with certain other factors, may affect the percentage of the SciVac common shares deemed held by former holders of VBI common stock by reason of being former holders of VBI common stock solely for purposes of the calculation under Section 7874, which we refer to as the Section 7874 Percentage. Under Section 7874 and Treasury and IRS rules, the Section 7874 Percentage may vary from the actual percentage of stock received in the VBI merger by former holders of VBI common stock. The Section 7874 Percentage is also affected by relatively new and untested Treasury and IRS rules and guidance on certain factors including the determination of the relative fair market values of VBI and SciVac at the effective times, such that there are significant factual and legal uncertainties concerning the determination of the Section 7874 Percentage for this purpose.

In addition, the IRS has announced an intention to issue regulations effective prior to the anticipated date of the merger whereby, for purposes of determining the value of VBI, certain “non-ordinary course distributions” made by VBI during the 36 months preceding the merger will be added back to the value of VBI for purposes of Section 7874 of the Code. As defined by the IRS, the “non-ordinary course distributions” paid by VBI will generally be equal to the excess of all distributions, including dividends and stock repurchases, made during a taxable year by VBI with respect to the VBI common stock over 110% of the average of such distributions during the 36 month-period immediately preceding such taxable year. The amount of any such excess would then increase the value of VBI for purposes of the Section 7874 Percentage and the applicable U.S. Treasury Regulations promulgated thereunder. Regulations addressing the specific method for determining the amount that would be added back for this purpose have not been issued.

After applying Section 7874 of the Code and the IRS rules described above, the VBI stockholders are still expected to receive less than 80% (by both vote and value) of the shares in SciVac by reason of their ownership of VBI common stock. As a result, SciVac is expected to be treated as a foreign corporation for U.S. federal tax purposes under Section 7874 of the Code, and the remainder of this disclosure assumes such treatment. However, the IRS may disagree with the calculation of the Section 7874 Percentage.

If the Section 7874 Percentage were determined to be at least 60% (but less than 80%), several limitations could apply to VBI. For example, VBI would be prohibited from using its net operating losses, foreign tax credits or other tax attributes to offset the income or gain recognized by reason of the transfer of property to a foreign related person during the 10-year period following the merger or any income received or accrued during such period by reason of a license of any property by VBI to a foreign related person. Moreover, in such case, Section 4985 of the Code and rules related thereto would impose an excise tax on the value of certain VBI stock compensation held directly or indirectly by certain “disqualified individuals” (including officers and directors of VBI), but only if gain is otherwise recognized by VBI stockholders as a result of the merger.

SciVac’s status as a foreign corporation for U.S. federal income tax purposes could be affected by a change in law.

It is expected that, under current law, SciVac should be treated as a foreign corporation for U.S. federal income tax purposes following the mergers. However, changes to the inversion rules in Section 7874 of the Code or the U.S. Treasury Regulations or IRS guidance promulgated thereunder could adversely affect SciVac’s status as a foreign corporation for U.S. federal tax purposes, and any such changes could have prospective or retroactive application to SciVac.

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If SciVac were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to materially greater U.S. tax liability than currently contemplated as a non-U.S. corporation. Specifically, if SciVac were to be treated as a U.S. corporation for U.S. federal income tax purposes, SciVac would be subject to U.S. corporate income tax on its worldwide income, and the income of its non-U.S. subsidiaries would be subject to U.S. tax when repatriated or when deemed recognized under the U.S. federal income tax rules for controlled foreign subsidiaries. Moreover, in such a case, a non-U.S. holder of SciVac common shares would be subject to U.S. withholding tax on the gross amount of any dividends paid by SciVac to such shareholder.

In addition, recent legislative proposals and IRS guidance have aimed to expand the scope of U.S. corporate tax residence, including by reducing the Section 7874 Percentage threshold or by determining a corporation’s U.S. corporate tax residence based on the location of the management and control of the corporation and its affiliates. Any such changes to Section 7874 or other such legislation, if passed and if applicable to SciVac, could have a significant adverse effect on SciVac’s financial results.

SciVac may be treated as a “passive foreign investment company.”

SciVac would be a “passive foreign investment company”, referred to as a PFIC, for U.S. federal income tax purposes with respect to a U.S. holder if for any taxable year in which such U.S. holder held SciVac common shares, after the application of applicable “look-through rules” (i) 75% or more of SciVac’s gross income for the taxable year consists of “passive income,” or (ii) at least 50% of its assets for the taxable year (averaged over the year and determined based upon value) produce or are held for the production of “passive income.” U.S. persons who own shares of a PFIC are subject to an adverse U.S. federal income tax regime with respect to the income derived by the PFIC, the dividends they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC. These adverse consequences include, without limitation, having gains realized on the sale of SciVac common shares classified as ordinary income, rather than as favorably-taxed long-term capital gain income, the loss of the preferential rate applicable to dividends received on SciVac common shares by individuals who are U.S. holders, and having interest charges apply to distributions by SciVac and the proceeds of share sales, whether or not SciVac continues to be characterized as a PFIC.

While it is expected, based on SciVac’s current business plan and financial expectations, that SciVac’s common shares will not be classified as stock of a PFIC for U.S. federal income tax purposes upon closing of the merger, this conclusion is a factual determination made annually and thus is not certain and may be subject to change. Moreover, SciVac may become a PFIC in future taxable years if there were to be changes in SciVac’s assets, income or operations. In addition, because the determination of whether a foreign corporation is a PFIC is primarily factual and because there is little administrative or judicial authority on which to rely to make a determination, the IRS may take the position that SciVac is a PFIC. See “Material U.S. Federal Income Tax Consequences-Material U.S. Federal Income Tax Consequences to U.S. Holders of Owning SciVac Common Shares-Passive Foreign Investment Company Rules” for a further discussion.

Future changes to U.S. and foreign tax laws or to the interpretation of these laws by the governmental authorities could adversely affect SciVac and its subsidiaries.

The U.S. Congress, the Organization for Economic Co-operation and Development and other government agencies in jurisdictions where SciVac and its affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting,” where profits are claimed to be earned for tax purposes in low-tax jurisdictions, or payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. Thus, the tax laws in the United States, Canada and other countries in which SciVac and its affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect SciVac and its affiliates (including VBI and its affiliates after the merger). Furthermore, the interpretation and application of domestic or international laws made by SciVac and its affiliates could differ from that of the relevant governmental authority, which could result in administrative or judicial procedures, actions or sanctions, which could be material.

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The rights of VBI stockholders who become SciVac shareholders in the merger will be governed by the Business Corporations Act (British Columbia), referred to as the BCA, and the SciVac articles of incorporation, referred to as SciVac’s articles.

VBI stockholders who receive SciVac common shares in the merger will become SciVac shareholders. SciVac is incorporated under the laws of British Columbia and, accordingly, the rights of SciVac shareholders are governed by the BCA and the SciVac articles. VBI is incorporated under the laws of the State of Delaware and, accordingly, the rights of VBI stockholders are currently governed by the DGCL, VBI’s certificate of incorporation, as amended, referred to as VBI’s certificate of incorporation, and VBI’s restated bylaws, referred to as VBI’s bylaws. Upon completion of the merger, the rights of the former VBI stockholders will be governed by the BCA and by SciVac’s articles. There are material differences between the current rights of VBI stockholders, as compared to the rights they will have as SciVac shareholders.

These material differences may include, but are not limited to, the following:

●	SciVac has only one class of authorized shares, common shares, and SciVac is authorized to issue an unlimited number of common shares;

●	Dividends paid by SciVac to a person who is a non-resident of Canada for the purposes of the Income Tax Act (Canada) will generally be subject to Canadian withholding tax;

●	VBI board members are elected pursuant to a plurality vote; however, pursuant to the TSX Company Manual, SciVac adopted a majority voting policy on August 28, 2015, which provides that at a meeting for an election where the number of nominees for directors is not greater than the number of directors to be elected, each director must be elected by the vote of a majority of votes of the shares, represented in person or by proxy, at such meeting;

●	Under Article 14, Section 14.10 of SciVac’s articles, shareholders of SciVac may remove any director before the expiration of his or her term of office by a special resolution of shareholders, whereas, under VBI’s bylaws, stockholders may remove a director only for cause;

●	Under VBI’s certificate of incorporation, special meetings of VBI’s stockholders may be called by the board of directors or by any officer instructed by the board of directors to call the meeting or by stockholders owning not less than 75% of the voting stock of the corporation, whereas SciVac’s articles permit the board of directors to call a meeting of shareholders, and the BCA permits shareholders who hold in the aggregate at least 5% of issued SciVac common shares that carry the right to vote at general meetings to requisition a meeting of shareholders.

●	At each meeting of VBI stockholders, except where otherwise provided by the DGCL, the holders of a majority in voting power of the outstanding shares of VBI stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum, whereas, under SciVac’s articles, the quorum for the transaction of business at a meeting of shareholders is two shareholders or one or more proxyholders representing two members or one member and one proxyholder representing another member;

●	VBI’s certificate of incorporation provides that the power to make, alter, or repeal the bylaws, and to adopt any new bylaw, is vested in the board of directors; however, British Columbia companies, such as SciVac, do not have bylaws. The equivalent document is a company’s articles. Pursuant to the BCA and Article 9 of SciVac’s articles, alteration of SciVac’s articles generally requires an ordinary or special resolution of shareholders;

●	Although VBI stockholders are entitled to remedies for violation of a director’s fiduciary duties under Delaware common law, the DGCL does not provide for an oppression remedy. Under the BCA, however, a court may make any order, whether interim or final, to rectify matters that are oppressive or unfairly prejudicial to, or that unfairly disregard the interests of, any beneficial owner of a share of the corporation or any person whom the court considers to be an appropriate person.

For more information, see “Comparison of the Rights of SciVac Shareholders and VBI Stockholders” beginning on page 193 of this proxy statement/prospectus.

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Risk Factors Relating to the Combined Company and the Combined Company’s Common Shares Following the Merger

In this section, “Risk Factors Relating to the Combined Company and the Combined Company’s Common Shares Following the Merger”, the term “combined company” refers to the combined businesses of SciVac and VBI following the merger.

The failure to successfully integrate the businesses of VBI and SciVac would adversely affect the combined company’s future results.

The combined company’s ability to successfully integrate the operations of SciVac and VBI will depend, in part, on the combined company’s ability to realize anticipated benefits and synergies from the merger. If the combined company is not able to achieve these objectives within a reasonable time frame, or at all, the anticipated benefits and synergies of the merger may not be realized fully, or at all, or may take longer to realize than expected, and the value of the combined company’s common shares may be adversely affected. In addition, the integration of the respective businesses of SciVac and VBI will be a time-consuming and expensive process. Proper planning and effective and timely implementation will be critical to avoid any significant disruption to the combined company’s operations. The integration process could result in the loss of key employees, the disruption of its ongoing business or the identification of inconsistencies in standards, controls, procedures and policies that adversely affect its ability to maintain relationships with customers, suppliers, distributors, creditors, lessors, clinical trial investigators or managers or to achieve the anticipated benefits of the merger. Delays encountered in the integration process could have a material adverse effect on the combined company’s revenues, expenses, operating results and financial condition, including the value of its common shares.

Risks in integrating the operations of SciVac and VBI in order to realize the anticipated benefits and synergies of the merger include, among other factors, the combined company’s ability to effectively:

●	coordinate standards, compliance programs, additional regulatory filings, controls, procedures and policies, business cultures and compensation structures;

●	integrate and harmonize financial reporting and information technology systems of the two companies;

●	integrate and manage operations;

●	coordinate research and drug candidate development efforts to effectuate the combined company’s product capabilities;

●	coordinate R&D activities to enhance the introduction of new drug development methodologies and drug discovery platforms to be pursued in connection with the merger;

●	compete against companies already serving the broader market opportunities expected to be available to the combined company and its expanded product offerings;

●	transition all facilities to a compatible information technology and financial reporting and controls environment;

●	manage inefficiencies associated with integrating the operations of the companies in different countries and jurisdictions;

●	identify and eliminate redundant or underperforming personnel, operations and assets;

●	manage the diversion of management’s attention from business matters to integration issues;

●	control additional costs and expenses in connection with, and as a result of, the merger;

●	conduct successful clinical development programs for key strategic products and achieve regulatory approval for those products in major geographic areas;

●	define and develop successful commercial strategies for key strategic products in major geographic areas;

●	commercialize key strategic products at commercially attractive margins or alternatively identify strategic partners to license and advance certain vaccines through regulatory approvals and eventually to market; and

●	raise capital through equity or debt financing on attractive terms to support the development and commercialization of key strategic products.

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In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual synergies, if achieved at all, may be lower than the companies expect and may take longer to achieve than anticipated. If the combined company is not able to adequately address these challenges, it may be unable to successfully integrate the operations of the businesses of SciVac and VBI, or to realize the anticipated benefits and synergies of the merger. The anticipated benefits and synergies assume a successful integration and are based on various assumptions, which are inherently uncertain. Even if integration is successful, anticipated benefits and synergies may not be as expected.

The combined company’s future results will suffer if the combined company does not effectively manage its expanded operations.

As a result of the merger, the combined company will become a larger company than either VBI or SciVac on a stand-alone basis prior to the merger, and the combined company’s business will become more complex. There can be no assurance that the combined company will effectively manage the increased complexity without experiencing operating inefficiencies or control deficiencies. The combined company’s failure to successfully manage itself could have a material adverse effect on its business, financial condition, results of operations and growth prospects.

The market price of the combined company’s common stock after the merger may be affected by factors different from those currently affecting the shares of VBI or SciVac.

Upon completion of the merger, holders of VBI common stock will become holders of SciVac common shares. The business of VBI differs from that of SciVac in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s common shares following the merger may be affected by factors different from those currently affecting the independent results of operations of VBI and SciVac. See “Risks Relating to SciVac’s Business and Stock Ownership in SciVac”, below.

The combined company’s actual financial performance may differ materially from the pro forma financial information included in this proxy statement/prospectus.

The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may adversely affect the combined company’s financial condition or results of operations following the completion of the merger and related transactions. Any potential decline in the combined company’s financial condition or results of operations may cause significant volatility in the price of the combined company’s common shares.

The combined company is expected to incur substantial expenses related to the integration of VBI and SciVac.

The combined company is expected to incur substantial expenses in connection with the merger and the integration of VBI and SciVac. There is a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, billing, payroll, R&D, marketing and benefits. Both VBI and SciVac have incurred significant transaction expenses in connection with the drafting and negotiation of the merger agreement and pursuing the transactions contemplated thereby, including the merger. In addition, the on-going operation of locations in Israel, Canada and Massachusetts could result in inefficiencies, creating additional expenses for the combined company. While VBI and SciVac have assumed that a certain level of expenses will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These integration expenses could result in the combined company reporting significant increases in operating and net losses.

VBI, SciVac and, subsequently, the combined company must continue to retain, motivate and recruit executives and other key employees, which may be difficult in light of the uncertainty regarding the merger, and failure to do so could negatively affect the combined company.

For the merger to be successful, during the period before the merger is completed, both VBI and SciVac must continue to retain, recruit and motivate executives and other key employees. The combined company also must be successful at retaining, recruiting and motivating key employees following the completion of the merger. Experienced employees in the biopharmaceutical and biotechnology industries are in high demand, and competition for their talents can be intense. Employees of both VBI and SciVac may experience uncertainty about their future roles with the combined company until, or even after, strategies with regard to the combined company are announced or executed. The merger may adversely affect the ability of VBI, SciVac or the combined company to attract, motivate and retain executives and other key employees and keep them focused on applicable strategies and goals. A failure by VBI, SciVac or the combined company to retain and motivate executives and other key employees during the period prior to or after the completion of the merger could have an adverse impact on the business of VBI, SciVac or the combined company.

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SciVac is, and the combined company immediately following the merger is expected to remain, a “foreign private issuer” under the Exchange Act, and the combined company’s disclosure and reporting requirements are different than those of a U.S. domestic reporting company, such as VBI prior to the merger.

SciVac is considered a “foreign private issuer” under the Exchange Act and the rules of the SEC promulgated thereunder and expects that, immediately following completion of the merger, the combined company will maintain such status. As a result, the combined company will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers, meaning that, among other things, the combined company will be required to file its annual report Form 20-F with the SEC within four months of its fiscal year end. In addition, the combined company must furnish to the SEC reports on Form 6-K regarding certain information required to be publicly disclosed by the combined company in Canada or filed with, and made public by, the TSX or regarding information distributed or required to be distributed by the combined company to its shareholders.

Additionally, SciVac is not, and the combined company immediately following the merger will not be, required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies (such as VBI prior to the merger) whose securities are registered under the Exchange Act. The combined company will not be required to file financial statements prepared in accordance with U.S. generally accepted accounting principles and will not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material non-public information. Also, the combined company’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of the combined company’s common shares. If the combined company loses its status as a foreign private issuer, it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States.

The combined company is expected have international operations, which will subject it to risks inherent with operations outside of the United States.

The combined company will have international operations and it may seek to obtain market clearances in foreign markets that it deems to generate significant opportunities. However, even with the cooperation of a commercialization partner, conducting drug development in foreign countries involves inherent risks, including, but not limited to: difficulties in staffing, funding and managing foreign operations; different and unexpected changes in regulatory requirements; export restrictions; tariffs and other trade barriers; different reimbursement systems; economic weaknesses or political instability in particular foreign economies and markets; compliance with tax, employment, immigration and labor laws for employees living or travelling abroad; supply chain and raw materials management; difficulties in protecting, acquiring, enforcing and litigating intellectual property rights; fluctuations in currency exchange rates; and potentially adverse tax consequences.

If the combined company were to experience any of the difficulties listed above, or any other difficulties, its international development activities and its overall financial condition may suffer and cause the combined company to reduce or discontinue its international development and registration efforts.

The combined company may not be successful in hiring and retaining key employees.

The combined company’s future success depends on its ability to identify, attract, hire or engage, retain and motivate well-qualified managerial, technical, clinical and regulatory personnel. The combined company will need to hire additional qualified personnel with expertise in nonclinical pharmacology and toxicology, pharmaceutical development, clinical research, regulatory affairs, manufacturing, sales and marketing. The combined company will compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals, particularly in the United States and in Israel, is intense, and the combined company may not be able to hire sufficient personnel to support its efforts. There can be no assurance that these professionals will be available in the market, or that the combined company will be able to retain existing professionals or to meet or to continue to meet their compensation requirements. Furthermore, the cost base in relation to such compensation, which may include equity compensation, may increase significantly, which could have a material adverse effect on the combined company. Failure to establish and maintain an effective management team and work force could adversely affect the combined company’s ability to operate, grow and manage its business.

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The combined company’s employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

The combined company is exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to:

●	comply with FDA regulations or similar regulations of comparable foreign regulatory authorities;

●	provide accurate information to the FDA or comparable foreign regulatory authorities;

●	comply with manufacturing standards that the combined company has established;

●	comply with federal and state healthcare fraud and abuse laws and regulations and similar laws and regulations established and enforced by comparable foreign regulatory authorities;

●	report financial information or data accurately; or

●	disclose unauthorized activities to the combined company.

In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commissions, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to the combined company’s reputation. It is not always possible to identify and deter employee misconduct, and the precautions that the combined company takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting it from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against the combined company and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on the combined company’s business and results of operations, including the imposition of significant fines or other sanctions.

The combined company will be subject to federal and state laws and regulations relating to its business and its failure to comply with those laws could have a material adverse effect on its results of operations and financial conditions.

The combined company will be subject to additional health care regulation and enforcement by the federal government and the states in which it conducts its business. The laws that may affect the combined company’s ability to operate include the following:

●	the federal health care program Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under government health care programs such as the Medicare and Medicaid programs;

●	the federal Ethics in Patient Referrals Act of 1989, commonly known as the Stark Law, which prohibits a physician from referring a patient for certain items or services covered by Medicare or Medicaid to an entity in which the physician or a family has a financial interest;

●	the federal False Claims Act and related laws that prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other government health care programs that are false or fraudulent;

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●	the so-called qui tam provisions of the federal and state false claims acts which permit whistleblowers to sue in the name the federal or state governments health care providers and others for alleged violations of those laws and which permit whistleblowers to obtain a reward for bringing the case. These qui tam cases have been on the rise in recent years;

●	federal criminal laws that prohibit executing a scheme to defraud any health care benefit program or making false statements relating to health care matters;

●	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payer, including commercial insurers;

●	the Affordable Care Act which imposes new reporting requirements on device and pharmaceutical manufacturers to make annual public disclosures of payments to health care providers and ownership of their stock by health care providers. Failure to submit required information may result in civil monetary penalties of up to an aggregate of $150,000 per year (or up to an aggregate of $1 million per year for “knowing failures”), for all payments, transfers of value, or ownership or investment interests that are not reported; and

●	HIPAA, which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters.

Further, the recently enacted Affordable Care Act, among other things, amends the intent requirement of the federal anti-kickback and criminal health care fraud statutes. A person or entity can now be found guilty of fraud or false claims under the Affordable Care Act without actual knowledge of the statute or specific intent to violate it. In addition, the Affordable Care Act provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the false claims statutes. Possible sanctions for violation of these anti-kickback laws include monetary fines, civil and criminal penalties, exclusion from Medicare, Medicaid and other government programs and forfeiture of amounts collected in violation of such prohibitions. Any violations of these laws, or any action against the combined company for violation of these laws, even if it successfully defends against it, could result in a material adverse effect on the combined company’s reputation, business, results of operations and financial condition.

In addition, there has been a recent trend of increased federal and state regulation of payments made to physicians for marketing. Some states, such as California, Massachusetts and Vermont, mandate implementation of corporate compliance programs, along with the tracking and reporting of gifts, compensation and other remuneration to physicians.

The scope and enforcement of these laws is uncertain and subject to change in the current environment of health care reform, especially in light of the lack of applicable precedent and regulations. SciVac will not be able to predict the impact on its business of any changes in these laws. Federal or state regulatory authorities may challenge the combined company’s future activities under these laws. Any such challenge could have a material adverse effect on the combined company’s reputation, business, results of operations and financial condition. Any state or federal regulatory review of the combined company, regardless of the outcome, would be costly and time-consuming.

Managing the combined company’s growth as it expands operations may strain the combined company’s resources, and the combined company may not successfully manage its growth.

The combined company is expected to need to grow rapidly in order to support additional, larger, and potentially international, clinical trials of its product candidates, which will place a significant strain on its financial, managerial and operational resources. The future success of the combined company is heavily dependent upon growth and acceptance of its future products. In order to achieve and manage growth effectively, the combined company must continue to improve and expand its operational, management and financial systems and capabilities, expand its facilities, and augment its internal controls and infrastructure. Moreover, the combined company will need to increase staffing and train, motivate and manage its employees. All of these activities will increase the combined company’s expenses and may require the combined company to raise additional capital sooner than expected. If the combined company fails to manage growth effectively or if it is unable to scale its business appropriately or otherwise adapt to anticipated growth and new product introduction, then the combined company’s business, financial condition or results of operations could be harmed.

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The combined company may expand its business through the acquisition of rights to new product candidates that could disrupt its business and harm its financial condition.

It is anticipated that the combined company’s business strategy will include expanding its products and capabilities, and it may seek acquisitions of product candidates or technologies to do so. It is expected that the combined company may also seek to expand its business through the acquisitions of rights to new product candidates. Acquisitions involve numerous risks, including substantial cash expenditures; potentially dilutive issuance of equity securities; incurrence of debt and contingent liabilities, some of which may be difficult or impossible to identify at the time of acquisition; difficulties in assimilating the acquired technologies or the operations of the acquired companies; diverting management’s attention away from other business concerns; risks of entering markets in which the combined company has limited or no direct experience; and the potential loss of key employees or key employees of the acquired companies.

There can be no assurance that any acquisition by the combined company will result in short- term or long-term benefits to it. The combined company may incorrectly judge the value or worth of an acquired product, company or business. In addition, future success of the combined company will depend in part on its ability to manage the rapid growth associated with some of these acquisitions. There can be no assurance that the combined company will be able to make the combination of its business with that of any acquired products, businesses or companies work or be successful. Furthermore, the development or expansion of the combined company’s business or any acquired products, businesses or companies may require a substantial capital investment by the combined company. The combined company may not have these necessary funds or they might not be available on acceptable terms or at all. The combined company may also seek to raise funds by selling capital stock or instruments convertible into or exercisable for capital stock, which could dilute each shareholder’s ownership interest.

If the combined company is unable to develop its own sales, marketing and distribution capabilities, or if it is not successful in contracting with third parties for these services on favorable terms, or at all, its product revenues could be disappointing.

In order to commercialize its product candidates, if any are approved by the FDA, the combined company will either have to develop sales, marketing or distribution capabilities internally or collaborate with third parties who can perform these services for it. If the combined company decides to commercialize any of its product candidates itself, it may not be able to hire the necessary experienced personnel and build sales, marketing and distribution operations which are capable of successfully launching new products and generating sufficient product revenues. In addition, establishing such operations will take time and involve significant expense.

If the combined company decides to enter into new co-promotion or other licensing arrangements with third parties, it may be unable to locate acceptable collaborators because the number of potential collaborators is limited and because of competition from others for similar alliances with potential collaborators. Even if the combined company is able to identify one or more acceptable new collaborators, it may not be able to enter into any collaborative arrangements on favorable terms, or at all.

In addition, any revenues that the combined company receives would depend upon its collaborators’ efforts which may not be adequate due to lack of attention or resource commitments, management turnover, change of strategic focus, business combinations or other factors outside of the combined company’s control. Depending upon the terms of the collaboration, the remedies the combined company has against an under- performing collaborator may be limited and costly to enforce. If the combined company were to terminate the relationship, it may be difficult or impossible to find a replacement collaborator on acceptable terms, or at all.

If the combined company cannot compete successfully for market share against other drug companies, it may not achieve sufficient product revenues and its business will suffer.

The market for the combined company’s product candidates is characterized by intense competition and rapid technological advances. If its product candidates receive FDA approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than the combined company’s products, or may offer comparable performance at a lower cost. If the combined company’s products are unable to capture and maintain market share, it may not achieve sufficient product revenues and its business will suffer.

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The combined company and its collaborators will compete for market share against fully integrated pharmaceutical companies or other companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have products already approved or product candidates in development that will or may compete against the combined company’s approved product candidates. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger R&D programs and have substantially greater financial resources than the combined company, as well as significantly greater experience in:

●	developing drugs;

●	conducting preclinical testing and human clinical trials;

●	obtaining FDA and other regulatory approvals of drugs;

●	formulating and manufacturing drugs; and

●	launching, marketing, distributing and selling drugs.

Government agencies, professional and medical societies, and other groups may establish usage guidelines that apply to the combined company’s product candidates. Such efforts may adversely affect the regulatory approval and commercialization of its product candidates.

Business interruptions could limit the combined company’s ability to operate its business.

The combined company’s operations as well as those of its collaborators on which it depends are vulnerable to damage or interruption from computer viruses, human error, natural disasters, electrical and telecommunication failures, international acts of terror and similar events. The combined company may not establish a formal disaster recovery plan and its back-up operations and its business interruption insurance may not be adequate to compensate the combined company for losses it may suffer. A significant business interruption could result in losses or damages incurred by the combined company and require it to cease or curtail its operations.

The public market for VBI common stock and SciVac common shares has been, and may continue to be, volatile. This may affect the ability of the combined company’s investors to sell their shares as well as the price at which they sell their shares.

Due to the volatility of the market for VBI common stock and SciVac common shares, the market price for the shares of the combined company may be volatile and significantly affected by factors such as variations in quarterly and yearly operating results, general trends in the alternative vaccine industry, or changes in state or federal regulations affecting the combined company and its industry. Furthermore, in recent years the stock market has experienced extreme price and volume fluctuations that are unrelated or disproportionate to the operating performance of the affected companies. Such broad market fluctuations may adversely affect the market price of the shares of the combined company.

Neither SciVac nor VBI has paid dividends in the past and it is not expected that the combined company will pay dividends to its shareholders in the foreseeable future.

It is expected that the combined company will reinvest all of its earnings, to the extent it has earnings, in order to market its products and to cover operating costs and to otherwise become and remain competitive. It is expected that the combined company will not pay any cash dividends with respect to its securities in the foreseeable future. There can be no assurance that the combined company would, at any time, generate sufficient surplus cash that would be available for distribution to its shareholders as a dividend. Therefore, shareholders of the combined company should not expect to receive cash dividends.

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Risk Factors Relating to SciVac’s Business and Stock Ownership in SciVac

None of SciVac’s products has received marketing approval in the United States and none has been cleared for clinical testing in the United States.

Although SciVac’s lead product candidate, Sci-B-Vac™ has been approved for use in 15 countries, Sci-B-Vac™ has not been approved by the FDA. Moreover, neither has been cleared by the FDA for clinical testing. Although SciVac has conducted clinical testing outside the United States, that testing has not been conducted pursuant to an FDA issued Investigational New Drug Application, which we refer to as an “IND”, and there is no assurance that the FDA will permit SciVac to favorably rely on that data. Normally, the FDA requires candidates to complete three phases of clinical trials ending with Phase III pivotal trials. A Phase III study program is designed to test the safety and efficacy of the product candidate on a large number of patients. The timeline between a Phase I study and a Phase III study and subsequent filing of a Biologics License Application, which we refer to as a “BLA,” can be several years. SciVac will need to commit substantial time and additional resources to conducting further nonclinical studies and clinical trials before it can submit a BLA with respect to any of these or other product candidates. SciVac cannot predict whether the FDA will permit it to conduct the necessary clinical testing nor can SciVac predict if or when it might submit a BLA for regulatory approval of any of its current or future product candidates.

SciVac has generated limited revenue from commercial sales to date and its future profitability is uncertain.

SciVac has a limited operating history, and its business is subject to all of the risks inherent in the establishment of a new business enterprise. SciVac’s likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with establishing a new biopharmaceutical company. Since SciVac began its business, it has focused on R&D, clinical trials of product candidates, and limited commercialization and distribution, and has incurred significant losses since inception and generated only limited product revenues. If SciVac continues to incur operating losses and fails to become a profitable company, it may be unable to continue its operations. SciVac expects to continue to operate at a net loss for at least the next several years as it continues its R&D efforts, continues to conduct clinical trials and continues to further develop its manufacturing, sales, marketing and distribution capabilities. There can be no assurance that the product candidates under development by SciVac will be approved for sale in the United States or elsewhere. Furthermore, there can be no assurance that if such product candidates are approved, they will be successfully commercialized, and the extent of SciVac’s future losses and the timing of its potential profitability are highly uncertain.

International commercialization of SciVac’s product candidates faces significant obstacles.

SciVac currently markets and sells Sci-B-Vac™ internationally through collaborative relationships with foreign partners and may plan to do so with other product candidates in the future. SciVac has limited foreign regulatory, clinical and commercial resources. Current and future partners are critical to its international success. SciVac may not be able to maintain current, or enter into future, collaboration agreements with appropriate partners for important foreign markets on acceptable terms, if at all. Current and future collaborations with foreign partners may not be effective or profitable. SciVac will need to obtain approvals from the relevant regulatory, pricing and reimbursement authorities to market any of its proposed products internationally, and it may be unable to obtain foreign regulatory approvals. Pursuing foreign regulatory approvals will be time-consuming and expensive. The regulations vary among countries, and foreign regulatory authorities may require different or additional clinical trials than those required to obtain FDA approval for SciVac’s product candidates. In addition, adverse clinical trial results, such as death or injury due to side effects, could jeopardize regulatory approval, and if approval is granted, such results may also lead to marketing restrictions or prohibitions.

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SciVac needs to raise additional capital to operate its business.

SciVac is an early commercial- stage company focused on product development and commercialization and has generated only limited product revenues to date. Until, and if, SciVac receives approval from the FDA and other regulatory authorities for its product and product candidates, it cannot sell the drugs in those applicable jurisdictions and, based on SciVac’s forecasts, will have only limited product revenues. Therefore, for the foreseeable future, SciVac will have to fund all of its operations and capital expenditures primarily from the net proceeds of future offerings and grants of securities. SciVac’s actual capital requirements will depend on many factors. If it experiences unanticipated cash requirements, it may need to seek additional sources of financing, which may not be available on favorable terms, if at all. If it does not succeed in raising additional funds on acceptable terms, it may be unable to complete planned nonclinical studies and clinical trials or obtain approval of its product and/or product candidates from the FDA and other regulatory authorities. In addition, SciVac could be forced to discontinue product development and/or commercialization, reduce or forego sales and marketing efforts and attractive business opportunities or discontinue operations.

SciVac has a history of losses and it may never achieve or sustain profitability.

SciVac has incurred substantial losses since its inception, and it may not achieve profitability in the foreseeable future, if at all. For the period from inception (April 18, 2005) to September 30, 2015, SciVac incurred an accumulated deficit of approximately $65.5 million. Even if SciVac succeeds in developing and commercializing one or more of its products or product candidates, it expects to incur substantial net losses and negative cash flows for the foreseeable future due in part to increasing R&D expenses, including clinical trials, and increasing expenses from leasing additional facilities and hiring additional personnel. As a result, SciVac will need to generate significant revenues in order to achieve and maintain profitability. SciVac may not be able to generate these revenues or achieve profitability in the future. Even if it does achieve profitability, SciVac may not be able to sustain or increase profitability.

SciVac has a limited operating history upon which to base an investment decision.

Your ability to evaluate SciVac’s prospects is limited due to its brief operating history and its unproven potential to generate profits. You should evaluate the likelihood of financial and operational success in light of the risks, uncertainties, expenses and difficulties associated with an early-stage biopharmaceutical business, many of which may be beyond SciVac’s control, including:

●	its potential inability to continue to undertake nonclinical studies, pharmaceutical development and clinical trials;

●	its potential inability to obtain regulatory approvals; and

●	its potential inability to manufacture, sell and market its products.

SciVac’s operations have been limited to organizing and staffing, on a limited basis, the company, acquiring, developing and securing its proprietary technology, undertaking nonclinical studies and clinical trials of its principal product and product candidates, and, on a limited basis, commercializing, manufacturing, distributing and selling Sci-B-Vac™ in certain jurisdictions in which it is approved for sale. These operations provide a limited basis for you to assess SciVac’s ability to commercialize its product and product candidates and the advisability of investing in its securities.

If SciVac fails to obtain the capital necessary to fund its operations, it will be unable to continue or complete its product development and commercialization.

SciVac will need to continue to seek capital from time to time to continue the development and commercialization of Sci-B-Vac™ beyond Phase II and Phase III clinical trials and to acquire and develop other product candidates. SciVac’s first product, Sci-B-Vac™, is not expected to be commercialized in the United States until at least 2019; however, Sci-B-Vac™ is currently approved for marketing in 15 other jurisdictions, including Israel, Hong Kong, Vietnam, Philippines, Burma and certain countries in Africa. The increase in revenues that FDA approval could generate may not be sufficient to fund SciVac’s ongoing operations. SciVac believes that it will need to raise substantial additional capital to fund its continuing operations and the development and commercialization of its product and product candidates. SciVac’s business or operations may change in a manner that could consume available funds more rapidly than anticipated and substantial additional funding may be required to maintain operations, fund expansion, develop new or enhanced products, acquire complementary products, businesses or technologies or otherwise respond to competitive pressures and opportunities, such as a change in the regulatory environment or a change in preferred vaccination modalities. In addition, SciVac may need to accelerate the growth of its sales capabilities and distribution beyond what is currently envisioned and this would require additional capital. However, SciVac may not be able to secure additional funding when it needs it or on favorable terms, if at all. If SciVac cannot raise adequate funds to satisfy its capital requirements, it will have to delay, scale-back or eliminate its R&D activities, clinical studies, commercialization efforts or future operations. It may also be required to obtain funds through arrangements with collaborators, which arrangements may require SciVac to relinquish rights to certain technologies, products or product candidates that it otherwise would not consider relinquishing, including rights to future product candidates or certain major geographic markets. SciVac may further have to license its technology to others. This could result in sharing revenues which it might otherwise retain for itself. Any of these actions may harm SciVac’s business, financial condition and results of operations.

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The amount of capital SciVac may need depends on many factors, including the progress, timing and scope of its product development and commercialization programs; the progress, timing and scope of its nonclinical studies and clinical trials; the time and cost necessary to obtain regulatory approvals; the time and cost necessary to further develop manufacturing processes and arrange for contract manufacturing; its ability to enter into and maintain collaborative, licensing and other commercial relationships; and its partners’ commitment of time and resources to the development and commercialization of its products.

SciVac has limited access to the capital markets, and, even if it can raise additional funding, if may be required to do so on terms that are dilutive to SciVac’s stockholders.

SciVac has limited access to the capital markets to raise capital. The capital markets have been unpredictable in the recent past for other biopharmaceutical companies and unprofitable companies such as SciVac. In addition, it is generally difficult for early commercial-stage companies to raise capital. The amount of capital that a company such as SciVac is able to raise often depends on variables that are beyond its control. As a result, SciVac may not be able to secure financing on terms attractive to it, or at all. If SciVac is able to consummate a financing arrangement, the amount raised may not be sufficient to meet its future needs. If adequate funds are not available on acceptable terms, or at all, SciVac’s business, results of operations, financial condition and its continued viability will be materially adversely affected.

Under applicable U.S. and Israeli law, SciVac may not be able to enforce covenants not to compete and therefore may be unable to prevent its competitors from benefiting from the expertise of some of SciVac’s former employees. In addition, employees may be entitled to seek compensation for their inventions irrespective of their agreements with SciVac, which in turn could impact its future profitability.

SciVac generally enters into non-competition agreements with its employees and certain key consultants. These agreements prohibit SciVac’s employees and certain key consultants, if they cease working for SciVac, from competing directly with it or working for SciVac’s competitors or clients for a limited period of time. SciVac may be unable to enforce these agreements under the laws of the jurisdictions in which its employees or consultants work and it may be difficult for SciVac to restrict its competitors from benefitting from the expertise its former employees or consultants developed while working for SciVac. For example, Israeli courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer which have been recognized by the courts, such as the secrecy of a company’s confidential commercial information or the protection of its intellectual property. If SciVac cannot demonstrate that such interests will be harmed, it may be unable to prevent its competitors from benefiting from the expertise of its former employees or consultants and its ability to remain competitive may be diminished.

In addition, Chapter 8 to the Israeli Patents Law, 5727-1967 (the “Patents Law”), deals with inventions made in the course of an employee’s service and during his or her term of employment, whether or not the inventions are patentable, or service inventions. Section 134 of the Patents Law provides that if there is no provision in an agreement with the employee regarding compensation for such inventions, then the employee can file a claim for compensation with the Commission for Compensation and Royalties, a statutory commission created under the Patents Law, having exclusive jurisdiction with respect to service inventions, which we refer to as the Compensation Commission. However, if an agreement with the employee contains a provision that explicitly states that the employee is not entitled to any consideration in excess of said employee’s salary and such provision specifically references Section 134 of the Patents Law, then the employee is not entitled to any additional consideration. The Compensation Commission has recently held that a blanket waiver by an employee signed at the end of his employment is also sufficient to block a claim for compensation under Section 134 of the Patents Law for service inventions, even where the original employment agreement did not contain the necessary provisions. The Compensation Commission further held that an explicit reference to the waived right is not necessary in every circumstance in order for the employee’s waiver of such right to be valid. Such waiver can be formalized in writing or orally or may be implied by the actions of the parties in accordance with the rules of interpretation of Israeli contract law. This ruling of the Compensation Commission has been appealed to the Israeli Supreme Court sitting as the High Court of Justice. The outcome cannot be predicted, and there is no assurance that the High Court of Justice will uphold the ruling of the Compensation Commission.

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SciVac’s headquarters and other significant operations are located in Israel and, therefore, its results may be adversely affected by political, economic and military instability in Israel.

SciVac’s executive offices are located in Rehovot, Israel. Accordingly, political, economic and military conditions in Israel may directly affect its business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect SciVac’s business and results of operations.

Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions and could harm SciVac’s results of operations and could make it more difficult for SciVac to raise capital. Parties with whom SciVac does business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing SciVac to make alternative arrangements when necessary in order to meet its business partners face to face. In addition, the political and security situation in Israel may result in parties with whom SciVac has agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.

Commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government is currently committed to covering the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, SciVac cannot assure that this government coverage will be maintained, or if maintained, will be sufficient to compensate SciVac fully for damages incurred. Any losses or damages incurred by SciVac could have a material adverse effect on its business. Any armed conflicts or political instability in the region would likely negatively affect business conditions generally and could harm SciVac’s results of operations.

SciVac’s operations may be disrupted as a result of the obligation of Israeli citizens to perform military service.

Many Israeli citizens are obligated to perform several days, and in some cases more, of annual military reserve duty until they reach the age of 40 (or older, for reservists who are officers or who have certain special training) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity and recent armed conflicts, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. SciVac’s operations could be disrupted by such call-ups, which may include the call-up of its employees or the employees of its Israeli business partners. Such disruption could materially adversely affect SciVac’s business, financial condition and results of operations.

Exchange rate fluctuations between the U.S. dollar and the New Israeli Shekel currencies may negatively affect SciVac’s earnings.

SciVac’s functional currency is the New Israeli Shekel, which we refer to as the NIS, SciVac incurs expenses in NIS and U.S. dollars. As a result, it is exposed to the risks that the U.S. dollar may appreciate relative to the NIS, or, if the U.S. dollar devalues relative to the NIS, that the inflation rate in the United States may exceed such rate of devaluation of the U.S. dollar, or that the timing of such devaluation may lag behind inflation in the United States. In any such event, the NIS cost of SciVac’s operations in the United States would increase, and its NIS-denominated results of operations would be adversely affected. The average exchange rate for the year ended December 31, 2014 was NIS1.00 = US$3.5779. SciVac cannot predict any future trends in the rate of inflation in the United States or the rate of devaluation, if any, of the U.S. dollar against the NIS. As of the date of this proxy statement/prospectus, the inflation rate in the United States has not exceeded the rate of devaluation of the U.S. dollar for the calendar years 2012, 2013 or 2014.

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If SciVac or its current or future collaborators fail to obtain the necessary regulatory approvals, or if such approvals are limited, SciVac and its current or future collaborators will not be allowed to commercialize SciVac’s product or product candidates, and it will not generate product revenues.

Satisfaction of all regulatory requirements for commercialization of a product candidate typically takes many years, is dependent upon the type, complexity and novelty of the product candidate, and requires the expenditure of substantial resources for R&D. SciVac’s research and clinical approaches may not lead to biologics that the FDA considers safe for humans and effective for the indicated uses SciVac is studying. The FDA may require additional studies, in which case SciVac or its current or future collaborators would have to expend additional time and resources and would likely delay the date of potentially receiving regulatory approval. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during SciVac’s regulatory review. Delays in obtaining regulatory approvals would:

●	delay commercialization of, and product revenues from, SciVac’s product candidates; and

●	diminish the competitive advantages that SciVac may have otherwise enjoyed, which would have an adverse effect on its operating results and financial condition.

Even if SciVac or its current or future collaborators comply with all FDA regulatory requirements, its product candidates may never obtain regulatory approval. If SciVac or its collaborators fail to obtain regulatory approval for any of its product candidates, it will have fewer commercial products, if any, and corresponding lower product revenues, if any. Even if SciVac’s product candidates receive regulatory approval, such approval may involve limitations on the indications and conditions of use or marketing claims for its products. Further, later discovery of previously unknown problems or adverse events could result in additional regulatory restrictions, including withdrawal of products. The FDA may also require SciVac or its current or future collaborators to commit to perform lengthy Phase IV post-approval clinical efficacy or safety studies. SciVac’s expending additional resources on such trials would have an adverse effect on its operating results and financial condition.

In jurisdictions outside the United States, SciVac or its collaborators must receive marketing authorizations from the appropriate regulatory authorities before commercializing its drugs. Regulatory approval processes outside the United States generally include all of the aforementioned requirements and risks associated with FDA approval. As of the date of the proxy statement/prospectus, SciVac’s lead product candidate, Sci-B-Vac™, has received regulatory approval in 15 jurisdictions outside the United States.

Clinical trials involve a lengthy and expensive process with an uncertain outcome and results of earlier studies and trials may not be predictive of future trial results.

In order to obtain FDA approval for any of SciVac’s product candidates, SciVac or its collaborators must submit to the FDA a BLA that demonstrates with substantive evidence that the product candidate is both safe and effective in humans for its intended use. The data in a BLA application is normally drawn from non- clinical studies conducted by the sponsor on animals as well as clinical studies on human subjects. In order to conduct such clinical studies in the United States, an applicant must submit to the FDA an IND application which contains the results of both animal non-clinical and in vitro preclinical studies. There is no guarantee that the FDA will permit an IND applicant to conduct clinical trials.

Moreover, results from Phase I clinical trials may not support moving a product candidate to Phase II or Phase III clinical trials. Phase III clinical trials may not demonstrate the safety or efficacy of SciVac’s product candidates. Success in preclinical studies and early clinical trials does not ensure that later clinical trials will be successful. Results of later clinical trials may not replicate the results of prior clinical trials and pre-clinical studies. Even if the results of Phase III clinical trials are positive, and even if all endpoints are met, SciVac or its collaborators may have to commit substantial time and additional resources to conducting further preclinical studies and clinical trials before obtaining FDA approval for any of its product candidates. Even then, there is no guarantee that the FDA will approve any of SciVac’s BLA applications.

Clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous requirements. The clinical trial process also consumes a significant amount of time. Furthermore, if participating patients in clinical trials suffer drug-related adverse reactions during the course of such clinical trials, or if SciVac, its collaborators, an institutional review board, which we refer to as an IRB, or the FDA believe that participating patients are being exposed to unacceptable health risks, such clinical trials will have to be suspended or terminated. Failure can occur at any stage of the clinical trials, and SciVac or its collaborators could encounter problems that cause abandonment or repetition of clinical trials.

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SciVac’s clinical trials and its future clinical trials for other product candidates for the prevention of graft-versus-host disease, which we refer to as GVHD, are not biologically measurable. The success in clinical trials and SciVac’s other product candidates designed to reduce risks of unintended use depends on reaching statistically significant changes in patients’ symptoms based on clinician-rated scales. Due in part to a lack of consensus on standardized processes for assessing clinical outcomes, these scores may or may not be reliable, useful or acceptable to regulatory agencies.

SciVac has a limited history of developing product candidates. SciVac does not know whether any of its planned clinical trials will result in marketable drugs.

Conducting successful clinical studies may require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit.

Patient enrollment in clinical trials and completion of patient participation and follow-up depends on many factors, including, by way of example, the following: the size of the patient population; the percentage of patients that meets the inclusion criteria and none of the exclusion criteria; the nature of the trial protocol; the attractiveness of, or the discomforts and risks associated with, the treatments received by enrolled subjects; the availability of appropriate clinical trial investigators; support staff; and proximity of patients to clinical sites and ability to comply with the eligibility and exclusion criteria for participation in the clinical trial and patient compliance. For example, patients may be discouraged from enrolling in SciVac’s clinical trials if the trial protocol requires them to undergo extensive post-treatment procedures or follow-up to assess the safety and effectiveness of SciVac’s product candidates or if they determine that the treatments received under the trial protocols are not attractive or involve unacceptable risks or discomforts. Patients may also not participate in SciVac’s clinical trials if they choose to participate in contemporaneous clinical trials of competitive product candidates.

Development of sufficient and appropriate clinical protocols to demonstrate safety and efficacy are required, and SciVac may not adequately develop such protocols to support approval.

The FDA may require SciVac to submit data on a greater number of patients than it originally anticipated or for a longer follow-up period or change the data collection requirements or data analysis applicable to its clinical trials. The FDA may also require additional data on certain categories of patients, should it emerge during the conduct of SciVac’s clinical trials that certain categories of patients are likely to be affected in different manners than most of the patients. In addition to FDA requirements, SciVac’s clinical trial requires the approval of an IRB at each site. SciVac may not be successful in developing the protocols necessary to support approval.

Delays in clinical trials are common for many reasons and any such delays could result in increased costs to SciVac and jeopardize or delay its ability to obtain regulatory approval and commence product sales as currently contemplated.

SciVac may experience delays in clinical trials for either of its two candidates, and the projected timetables for continued development of the technologies and related product candidates by SciVac may otherwise be subject to delay or suspension. SciVac’s planned clinical trials might not begin on time; may be interrupted, delayed, suspended, or terminated once commenced; might need to be redesigned; might not enroll a sufficient number of patients; or might not be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including the following:

●	delays in obtaining regulatory approval to commence a trial;

●	imposition of a clinical hold following an inspection of SciVac’s clinical trial operations or trial sites by the FDA or other regulatory authorities;

●	delays occasioned by possible need to obtain approval from the Office of Biotechnology Activities within the National Institutes of Health before being permitted to administer SciVac’s candidate vaccine, which uses rDNA technology, to human subjects in a clinical trial, notwithstanding FDA clearance;

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●	imposition of a clinical hold because of safety or efficacy concerns by the FDA, a data safety monitoring board or committee, which we refer to as a DSMB, a clinical trial site’s IRB, or SciVac, itself;

●	delays in reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites;

●	delays in obtaining required IRB approval at each site;

●	delays in identifying, recruiting and training suitable clinical investigators;

●	delays in recruiting suitable patients to participate in a trial;

●	delays in having patients complete participation in a trial or return for post- treatment follow-up;

●	clinical sites dropping out of a trial to the detriment of enrollment;

●	time required to add new sites;

●	delays in obtaining sufficient supplies of clinical trial materials, including suitable active pharmaceutical ingredients;

●	delays resulting from negative or equivocal findings of a DSMB for a trial; or

●	adverse or inconclusive results from pre-clinical testing or clinical trials.

Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors, including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials, and clinicians’ and patients’ perceptions as to the potential advantages of the biologic being studied in relation to other available therapies, including any new biologics that may be approved for the indications SciVac is investigating. Any of these delays in completing SciVac’s clinical trials could increase its costs, slow down its product development and approval process, and jeopardize its ability to commence product sales and generate revenue.

SciVac may rely upon independent sites and investigators, such as universities and medical institutions and their faculty or staff, to conduct its clinical trials. These sites and investigators are not SciVac employees and it cannot control the amount or timing of resources that they devote to SciVac’s programs. If these investigators or collaborators fail to devote sufficient time and resources to SciVac’s product development programs, or if their performance is substandard, the approval of SciVac’s regulatory submissions and its introductions of new products will be delayed or prevented.

SciVac’s potential collaborators may also have relationships with other commercial entities, some of which may compete with SciVac. If outside collaborators assist SciVac’s competitors to its detriment, the approval of its regulatory submissions will be delayed and the sales from its products, if any are commercialized, will be less than expected. Even if clinical trials are completed as planned, their results may not support expectations or intended marketing claims. The clinical trials process may fail to demonstrate that SciVac’s product candidates are safe and effective for indicated uses. Such failure would cause SciVac to abandon a product candidate and could delay development of other product candidates.

Additional delays to the completion of clinical studies may result from modifications being made to the protocol during the clinical trial, if such modifications are warranted and/or required by the occurrences in the given trial.

Each modification to a protocol for a clinical trial must be submitted to the FDA and the IRBs. This could result in the delay or suspension of a clinical trial while the modification is evaluated. In addition, depending on the magnitude and nature of the changes made, the FDA could take the position that the data generated by the clinical trial prior to the protocol modification cannot be pooled with the data collected after the modification because the same protocol was not used throughout the trial. This might require the enrollment of additional subjects, which could result in the extension of the clinical trial and the FDA delaying clearance or approval of a product candidate.

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SciVac may be required to suspend or discontinue clinical trials because of adverse side effects or other safety risks that could preclude approval of its biologic candidates.

SciVac’s clinical trials may be suspended or terminated at any time for a number of reasons. A clinical trial may be suspended or terminated by SciVac, its collaborators, the FDA, or other regulatory authorities because of a failure to conduct the clinical trial in accordance with regulatory requirements or SciVac’s clinical protocols, presentation of unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using the investigational biologic, changes in governmental regulations or administrative actions, lack of adequate funding to continue the clinical trial, or negative or equivocal findings of the DSMB or the IRB for a clinical trial. An IRB may also suspend or terminate SciVac’s clinical trials for failure to protect patient safety or patient rights. SciVac may voluntarily suspend or terminate its clinical trials if at any time it believes that they present an unacceptable risk to participants. In addition, regulatory agencies may order the temporary or permanent discontinuation of SciVac’s clinical trials at any time if they believe the clinical trials are not being conducted in accordance with applicable regulatory requirements or present an unacceptable safety risk to participants. If SciVac elects or is forced to suspend or terminate any clinical trial of any proposed product that it develops, the commercial prospects of such proposed product will be harmed and SciVac’s ability to generate product revenue from any of these proposed products will be delayed or eliminated. Any of these occurrences may harm SciVac’s business, financial condition, results of operations and prospects significantly.

SciVac relies on third parties to conduct its R&D activities, including its clinical trials, and it may experience delays in obtaining or may be unsuccessful in obtaining regulatory approval for, or in commercializing, its biologic candidates if these third parties do not successfully carry out their contractual duties or meet expected deadlines.

SciVac does not have the resources to independently conduct R&D activities. Therefore, it has relied, and plans to continue to rely, on various third-party CROs to conduct its R&D activities and to recruit patients and monitor and manage data for its on-going clinical programs for its biologic candidates, as well as for the execution of its clinical studies. Although SciVac controls only certain aspects of its CROs’ activities, it is responsible for ensuring that each of its studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and its reliance on the CROs does not relieve SciVac of its regulatory responsibilities. There is no assurance that the CROs will conduct the research properly or in a timely manner, or that the results will be reproducible. SciVac and its CROs are required to comply with the FDA’s current Good Clinical Practices, which we refer to as cGCPs, which are regulations and guidelines enforced by the FDA for all of SciVac’s products in clinical development. The FDA enforces these cGCPs through periodic inspections of trial sponsors, principal investigators and clinical trial sites. If SciVac or its CROs fail to comply with applicable cGCPs, the clinical data generated in the clinical trials may be deemed unreliable or invalid and the FDA may require SciVac to perform additional clinical trials before approving its proposed products. There is no assurance that, upon inspection, the FDA will determine that any of SciVac’s clinical trials comply with cGCPs. In addition, to evaluate the safety and effectiveness of SciVac’s biologic candidates compared to currently available treatments or a placebo, depending on the trial, to a statistically significant degree, SciVac’s clinical trials will require an adequately large number of test subjects. Any clinical trial that a CRO conducts abroad on SciVac’s behalf is subject to similar regulation plus the requirements of the country where the trial is being conducted. Accordingly, if SciVac’s CROs fail to comply with these regulations or fail to recruit a sufficient number of patients, SciVac may be required to repeat clinical trials, which would delay the regulatory approval process.

In addition, SciVac does not employ the personnel of its CROs, and, except for remedies available to it under the agreements with such organizations, SciVac cannot control whether or not they will devote sufficient time and resources to its on-going clinical and pre-clinical programs. SciVac’s CROs may also have relationships with other commercial entities, including one or more of its competitors, for which they may also be conducting clinical studies or other biologic development activities, which could impede their ability to devote appropriate time to SciVac’s clinical programs. If SciVac’s CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised because of the failure to adhere to SciVac’s clinical protocols or regulatory requirements, or for other reasons, SciVac’s clinical trials may be extended, delayed, or terminated and it may not be able to obtain regulatory approval for or successfully commercialize the biologic candidates that it seeks to develop. As a result, its financial results and the commercial prospects for the biologic candidates that it seeks to develop would be harmed, its costs could increase, and its ability to generate revenue could be delayed or ended.

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SciVac typically engages one or more CROs on a project-by-project basis for each study or trial. While SciVac has developed and plans to maintain its relationships with CROs that it has previously engaged, it also expects to enter into agreements with other CROs to obtain additional resources and expertise in an attempt to accelerate its progress with regard to on-going clinical programs and, specifically, the compilation of clinical trial data for submission with a BLA for each of its biologic candidates. If any of SciVac’s relationships with these third parties terminates, it may not be able to enter into arrangements with alternative CROs or do so on commercially reasonable terms. Switching or entering into new relationships with CROs involves substantial cost and requires extensive management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially affect SciVac’s ability to meet its desired clinical development timelines and can increase costs significantly. Although SciVac tries to carefully manage its relationships with its CROs, there can be no assurance that SciVac will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on its business, financial condition, results of operations or prospects.

Future legislation, regulations and policies adopted by the FDA or other regulatory authorities may increase the time and costs required for SciVac to conduct and complete clinical trials for its hormone therapy drug candidates.

The FDA has established regulations, guidelines and policies to govern the pharmaceutical development and approval process, as have foreign regulatory authorities. Any change in regulatory requirements resulting from the adoption of new legislation, regulations or policies may require SciVac to amend existing clinical trial protocols or add new clinical trials to comply with these changes. Such amendments to existing protocols or clinical trial applications or the need for new ones, may significantly and adversely affect the cost, timing and completion of the clinical trials for SciVac’s candidates.

In addition, the FDA’s policies may change and additional government regulations may be issued that could prevent, limit or delay regulatory approval of its product candidates, or impose more stringent product labeling and post-marketing testing and other requirements.

Developments by competitors may establish standards of care that affect SciVac’s ability to conduct its clinical trials as planned.

Changes in standards related to clinical trial design could affect SciVac’s ability to design and conduct clinical trials as planned. For example, regulatory authorities may not allow SciVac to compare one or more of its product candidates to a placebo in a particular clinical indication where approved products are available. In that case, both the cost and the amount of time required to conduct a clinical trial could increase.

There can be no assurance that the data generated will be acceptable to the FDA.

There can be no assurance that the data generated using SciVac’s original protocols or even modified protocols will be acceptable to the FDA or that if future modifications during the trial are necessary, any such modifications will be acceptable to the FDA. If the FDA believes that its prior approval is required for a particular modification, it can delay or halt a clinical trial while it evaluates additional information regarding the change.

The future results of SciVac’s current or future clinical trials may not support its product candidate claims or may result in the discovery of unexpected adverse side effects.

Even if SciVac’s clinical trials are completed as planned, it cannot be certain that the results will support its product candidate claims or that the FDA or foreign authorities will agree with its conclusions regarding them. Success in pre-clinical studies and early clinical trials does not ensure that later clinical trials will be successful, and SciVac cannot be sure that the later trials will replicate the results of prior trials and pre-clinical studies. The clinical trial process may fail to demonstrate that SciVac’s product candidates are safe and effective for the proposed indicated uses. If the FDA concludes that the clinical trials for any of SciVac’s product candidates for which it might seek clearance have failed to demonstrate safety and effectiveness, SciVac would not receive FDA approval to market that product in the United States for the indications sought. In addition, such an outcome could cause SciVac to abandon the product candidate and might delay development of others. Any delay or termination of SciVac’s clinical trials will delay the filing of any product submissions with the FDA and, ultimately, its ability to commercialize its product candidates and generate revenues. It is also possible that patients enrolled in clinical trials will experience adverse side effects that are not currently part of the product candidate’s profile. In addition, the clinical trials performed until now involve a relatively small patient population. Because of the small sample size, their results may not be indicative of future results.

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There is no guarantee that the FDA will grant BLA approval of SciVac’s future product candidates, and failure to obtain necessary approvals for its future product candidates would adversely affect SciVac’s ability to grow its business.

The FDA’s and other regulatory agencies’ decisions to approve SciVac product candidates will depend on SciVac’s ability to demonstrate with substantial clinical evidence through well-controlled clinical trials that the product candidates are effective, as measured statistically by comparing the overall protection and improvement in patients with a high risk of hepatitis B, which we refer to as HBV, such as pre-dialysis and dialysis patients, and graft- versus-host patients, such as transplant patients, against the same metrics in the respective control groups, who will be receiving currently available HBV preventative treatments or either GVHD preventative treatments or placebos. However, there is a possibility that SciVac’s data may fail to show a statistically significant difference from the control and treatment arms. Alternatively, there is a possibility that SciVac’s data may be statistically significant, but that the actual clinical benefit of the product candidates may not be considered to be clinically significant, clinically relevant or clinically meaningful.

Even if SciVac believes that the data from its trials will support marketing approval in the United States or in Europe, it cannot predict whether the agencies will agree with its analysis and approve its applications.

SciVac is currently preparing to conduct several clinical trials in different phases for its product candidates and in the future expects to submit BLAs to the FDA for approval of these products. The FDA may not approve these product candidates for the indications that are necessary or desirable for successful commercialization. Indeed, the FDA may refuse SciVac’s requests for BLA market approval of new product candidates, new intended uses or indications to future product candidates. Failure to receive approval for SciVac’s new product candidates would have an adverse effect on its ability to expand its business.

Regulatory authorities may revise previous guidance or decide to ignore previous guidance at any time during the course of SciVac’s clinical activities or after the completion of its clinical trials. Even with successful clinical safety and efficacy data, including such data from a clinical trial conducted pursuant to a Special Protocol Assessment, SciVac or its collaborators may be required to conduct additional, expensive clinical trials to obtain regulatory approval.

Conducting clinical trials of its product candidates or commercial sales of a product candidate may expose SciVac to expensive product liability claims and it may not be able to maintain product liability insurance on reasonable terms or at all.

The risk of product liability is inherent in the testing of pharmaceutical products. SciVac may be held liable if serious adverse reactions from the use of its product candidates occurs. If SciVac cannot successfully defend against product liability claims, it may incur substantial liabilities or be required to limit or terminate testing of one or more of its product candidates. SciVac’s inability to obtain sufficient product liability insurance at an acceptable cost to protect against product liability claims could prevent or inhibit the commercialization of its product candidates. SciVac currently maintains product liability insurance, and it generally obtains clinical trial insurance once a clinical trial is initiated. However, the insurance coverage may not be sufficient to reimburse SciVac for any expenses or losses it may suffer. If SciVac successfully commercializes one or more of its product candidates, it may face product liability claims, regardless of FDA approval for commercial manufacturing and sale. Insurance coverage is becoming increasingly expensive, and, in the future, SciVac, or any of its corporate collaborators, may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts or at all to protect SciVac against losses due to liability. Even if SciVac’s agreements with any current or future corporate collaborators entitle it to indemnification against product liability losses, such indemnification may not be available or adequate should any claim arise.

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Even if SciVac obtains regulatory approval for one or more of its product candidates, it will still face extensive, ongoing regulatory requirements and review and its products may face future development and regulatory difficulties.

Even if SciVac obtains regulatory approval for one or more of its product candidates in the United States, the FDA may still impose significant restrictions on a product’s indicated uses or marketing or to the conditions for approval, or impose ongoing requirements for potentially costly post-approval studies, including Phase IV clinical trials or post-market surveillance. As a condition to granting marketing approval of a product, the FDA may require a company to conduct additional clinical trials. The results generated in these post-approval clinical trials could result in loss of marketing approval, changes in product labeling, or new or increased concerns about side effects or efficacy of a product. For example, the labeling for SciVac’s product candidates, if approved, may include restrictions on use or warnings. The Food and Drug Administration Amendments Act of 2007 gives the FDA enhanced post-market authority, including the explicit authority to require post-market studies and clinical trials, labeling changes based on new safety information and compliance with FDA-approved Risk Evaluation and Mitigation Strategies, which we refer to as REMS programs. If approved, SciVac’s biologics candidates will also be subject to ongoing FDA requirements governing the manufacturing, labeling, packaging, storage, distribution, safety surveillance, advertising, promotion, record keeping and reporting of safety and other post-market information. The FDA’s exercise of its authority could result in delays or increased costs during product development, clinical trials and regulatory review, increased costs to comply with additional post-approval regulatory requirements and potential restrictions on sales of approved products. Foreign regulatory agencies often have similar authority and may impose comparable costs. Post-marketing studies, whether conducted by SciVac or by others and whether mandated by regulatory agencies or voluntary, and other emerging data about marketed products, such as adverse event reports, may also adversely affect sales of SciVac’s product candidates once approved, and potentially its other marketed products. Further, the discovery of significant problems with a product similar to one of SciVac’s products that implicate (or are perceived to implicate) an entire class of products could have an adverse effect on sales of its approved products. Accordingly, new data about SciVac’s products could negatively affect demand because of real or perceived side effects or uncertainty regarding efficacy and, in some cases, could result in product withdrawal or recall. Furthermore, new data and information, including information about product misuse, may lead government agencies, professional societies and practice management groups or organizations involved with various diseases to publish guidelines or recommendations related to the use of SciVac’s products or the use of related therapies or place restrictions on sales. Such guidelines or recommendations may lead to lower sales of SciVac’s products.

The holder of an approved BLA also is subject to obligations to monitor and report adverse events and instances of the failure of a product to meet the specifications in the BLA. Application holders must submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling, or manufacturing process. Application holders must also submit advertising and other promotional material to the FDA. Advertising and promotional materials must comply with FDA rules in addition to other potentially applicable federal and state laws, including, by way of example, the Federal Trade Commission Act. Any sales and promotional activities are also potentially subject to federal and state consumer protection and unfair competition laws. The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products. In particular, a product may not be promoted for uses that are not approved by the FDA, or such other regulatory agencies as reflected in the product’s approved labeling. In particular, any labeling approved by such regulatory agencies for SciVac’s product candidates may also include restrictions on use. Such regulatory agencies may impose further requirements or restrictions on the distribution or use of SciVac’s product candidates as part of a mandatory plan, such as limiting prescribing to certain physicians or medical centers that have undergone specialized training, limiting treatment to patients who meet certain safe-use criteria and requiring treated patients to enroll in a registry. If SciVac receives marketing approval for one or more of its product candidates, physicians may nevertheless prescribe such products to their patients in a manner that is inconsistent with the approved label. If SciVac is found to have promoted such off-label uses, it may become subject to significant liability. In particular, the U.S. federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed.

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The distribution of product samples to physicians must comply with the requirements of the Prescription Drug Marketing Act. Sales, marketing and scientific/educational grant programs must comply with the anti-fraud and abuse provisions of the Social Security Act, the False Claims Act and similar state laws. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veterans Healthcare Act of 1992. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply.

In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with the FDA’s current good manufacturing practices, which we refer to as cGMPs regulations. If SciVac or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility, or SciVac, including requiring recall or withdrawal of the product from the market or suspension of manufacturing, requiring new warnings or other labeling changes to limit use of the drug, requiring that SciVac conduct additional clinical trials, imposing new monitoring requirements or requiring that SciVac establish a REMS program.

If SciVac or its third-party collaborators fail to comply with applicable regulatory requirements, a regulatory agency may take any of the following actions:

●	conduct an investigation into SciVac’s practices and any alleged violation of law;

●	issue warning letters or untitled letters asserting that SciVac is in violation of the law;

●	seek an injunction or impose civil or criminal penalties or monetary fines;

●	suspend or withdraw regulatory approval;

●	require that SciVac suspend or terminate any ongoing clinical trials;

●	refuse to approve pending applications or supplements to applications filed by SciVac;

●	suspend or impose restrictions on operations, including costly new manufacturing requirements;

●	seize or detain products, refuse to permit the import or export of products, or require SciVac to initiate a product recall; or

●	exclude SciVac from providing its products to those participating in government health care programs, such as Medicare and Medicaid, and refuse to allow SciVac to enter into supply contracts, including government contracts.

The occurrence of any of the foregoing events or penalties may force SciVac to expend significant amounts of time and money and may significantly inhibit its ability to bring to market or continue to market its products and generate revenue. Similar regulations apply in foreign jurisdictions.

SciVac may not succeed at in-licensing product candidates or technologies to expand its product pipeline.

SciVac may not successfully in-license product candidates or technologies to expand its product pipeline. The number of such candidates and technologies is limited. Competition among large pharmaceutical companies and biopharmaceutical companies for promising product candidates and technologies is intense because such companies generally desire to expand their product pipelines through in-licensing. If SciVac fails to carry out such in-licensing and expand its product pipeline, its potential future revenues may suffer.

SciVac may need to focus its future efforts in new therapeutic areas in which it has little or no experience.

Although SciVac’s primary strategic interest is in the area of infectious and immune diseases, a number of its product candidates may have potential efficacy in other therapeutic areas such as metastatic cancers, certain inflammatory conditions, stroke and certain cardiovascular diseases. If SciVac’s product candidate development efforts in its currently targeted indications fail, or if the competitive landscape or investment climate for such indications becomes less attractive, SciVac may need to change its strategic focus to include development of its product candidates or of newly acquired product candidates for therapeutic areas other than HBV and graft-versus-host disease. SciVac has very limited drug development experience in other therapeutic areas, and it may be unsuccessful in changing SciVac’s focus to areas other than HBV and GVHD or to expand its focus to include multiple therapeutic areas, including HBV and GVHD.

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All of SciVac’s products for clinical trials are manufactured outside the United States.

The facilities of any of SciVac’s future manufacturers must be approved by the FDA after SciVac submits its BLA and before approval. SciVac is dependent on the continued adherence of third-party manufacturers to Good Manufacturing Practices, which we refer to as GMP, and acceptable changes to their processes. If SciVac’s manufacturers cannot successfully produce material that conforms to its specifications and the FDA’s strict regulatory requirements, SciVac will not be able to secure FDA approval for its manufacturing facilities. If the FDA does not approve these facilities for commercial manufacture, it will need to find alternative suppliers, which would result in significant delays in obtaining FDA approvals. These challenges may have a material adverse impact on SciVac’s business, results of operations, financial condition and prospects.

If the supplier of a biological active pharmaceutical ingredient, referred to as an API, or pharmaceutical excipient fails to provide sufficient quantities to SciVac, it may not be able to obtain an alternative supply on a timely or acceptable basis.

SciVac currently relies on a single source for its supply of vials and certain reagents required for the manufacture of Sci-B-Vac™. Alternative sources from which SciVac can obtain its supply of most of these materials exist. However, SciVac may not be able to find alternative suppliers in a timely manner that would provide supplies of these materials at acceptable quantities and prices, if at all. Any interruption in the supply of these materials would disrupt SciVac’s ability to manufacture Sci-B-Vac™ and could have a material adverse effect on its business.

SciVac’s pharmaceutical excipients and other API’s are multisource, although not all sources have an active Drug Master File, referred to as DMF, with the FDA. A DMF is a submission to the FDA used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging and storing of drugs to support a drug development and approval. In addition, some of the countries for SciVac’s multisource APIs are not the same as its drug manufacturing locations. Therefore, any disruption in supply from the preferred vendor could result in significant delays with SciVac’s pharmaceutical development, clinical trials, BLA filing, BLA approval or commercial sale of the finished product due to contract delays, the need to manufacture a new batch of API, out of specification API, the need for import and export permits, and the failure of the newly sourced API to perform to the standards of the previously sourced API.

Modifications to SciVac’s products may require new BLA approvals.

Once a particular SciVac product receives FDA approval or clearance, expanded uses or uses in new indications of such product may require additional human clinical trials and new regulatory approvals or clearances, including additional IND and BLA submissions and premarket approvals before SciVac can begin clinical development, and/or prior to marketing and sales. If the FDA requires new clearances or approvals for a particular use or indication, SciVac may be required to conduct additional clinical studies, which would require additional expenditures and harm its operating results.

Conducting clinical trials and obtaining clearances and approvals can be a time consuming process, and delays in obtaining required future clearances or approvals could adversely affect SciVac’s ability to introduce new or enhanced products in a timely manner, which in turn would harm its future growth.

SciVac has limited manufacturing capabilities and may have to depend on other parties for its manufacturing operations. If these manufacturers fail to meet SciVac’s requirements and strict regulatory requirements, its product development and commercialization efforts may be materially harmed.

SciVac has limited manufacturing capabilities and may have to depend on contract manufacturers. If any manufacturer is unable to produce required quantities on a timely basis or at all, SciVac’s operations would be delayed and its business harmed. Any reliance on contract manufacturers would expose SciVac to additional risks, including:

●	failure of future manufacturers to comply with strictly-enforced regulatory requirements;

●	failure to manufacture to SciVac’s specifications, or to deliver sufficient quantities in a timely manner;

●	the possibility that SciVac may terminate a contract manufacturer and need to engage a replacement;

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●	the possibility that SciVac’s future manufacturers may not be able to manufacture its product candidates and products without infringing the intellectual property rights of others;

●	the possibility that SciVac’s future manufacturers may not have adequate intellectual property rights to provide for exclusivity and prevent competition; and

●	insufficiency of intellectual property rights to any improvements in the manufacturing processes or new manufacturing processes for SciVac’s products.

Any of these factors could result in significant delay or suspension of SciVac’s clinical trials, regulatory submissions, receipt of required approvals or commercialization of its products and harm its business.

Future products may never achieve market acceptance.

Future products that SciVac may develop may never gain market acceptance among physicians, patients or the medical community. The degree of market acceptance of any of SciVac’s products will depend on a number of factors, including the actual and perceived effectiveness and reliability of the products; the results of any long-term clinical trials relating to use of the products; the availability, relative cost and perceived advantages and disadvantages of alternative technologies; the degree to which treatments using the products are approved for reimbursement by public and private insurers; the strength of SciVac’s marketing and distribution infrastructure; and the level of education and awareness among physicians and hospitals concerning SciVac’s products. Failure of any of SciVac’s products to significantly penetrate current or new markets would negatively impact its business, financial condition and results of operations.

To be commercially successful, physicians must be persuaded that using SciVac’s products for the vaccination of HBV or other planned indications are effective alternatives to existing vaccinations, therapies and treatments.

SciVac believes that the medical community and other physicians will not widely adopt its products, if and when approved, unless they determine, based on experience, clinical data, and published peer- reviewed journal articles, that the use of the products provides an effective alternative to other means of vaccinating against HBV or other indications for which they are intended. Patient studies or clinical experience may indicate that vaccination or treatment with SciVac’s products does not provide patients with sufficient benefits in disease prevention, treatment or quality of life. SciVac believes that recommendations and support for the use of its products from influential physicians will be essential for widespread market acceptance. Sci-B-Vac™ is in the commercial stage in certain jurisdictions other than the United States and it is premature to attempt to gain support from physicians at this time. SciVac can provide no assurance that such support will ever be obtained. In the event that SciVac’s product candidates are approved by the FDA, if such products do not receive such support from these physicians and from long-term data, physicians may not use or continue to use, and hospitals may not purchase or continue to purchase, SciVac’s products.

SciVac expects the healthcare industry to face increased limitations on reimbursement, rebates and other payments as a result of healthcare reform, which could adversely affect third-party coverage of its products and how much or under what circumstances healthcare providers will prescribe or administer its products.

In both the United States and other countries, sales of SciVac’s products will depend in part upon the availability of reimbursement from third-party payers, which include governmental authorities, managed care organizations and other private health insurers. Third-party payers are increasingly challenging the price and examining the cost effectiveness of medical products and services.

Increasing expenditures for healthcare have been the subject of considerable public attention in the United States. Both private and government entities are seeking ways to reduce or contain healthcare costs. Numerous proposals that would effect changes in the U.S. healthcare system have been introduced or proposed in Congress and in some state legislatures, including reducing reimbursement for prescription products and reducing the levels at which consumers and healthcare providers are reimbursed for purchases of pharmaceutical products.

Although SciVac cannot predict the full effect on its business of the implementation of existing legislation or the enactment of additional legislation pursuant to healthcare and other legislative reform, SciVac believes that legislation or regulations that would reduce reimbursement for, or restrict coverage of, its products could adversely affect how much or under what circumstances healthcare providers will prescribe or administer the products. This could materially and adversely affect SciVac’s business by reducing its ability to generate revenue, raise capital, obtain additional collaborators and market its products. In addition, SciVac believes the increasing emphasis on managed care in the United States has and will continue to put pressure on the price and usage of pharmaceutical products, which may adversely impact product sales.

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SciVac’s revenue stream will depend upon third-party reimbursement.

The commercial success of SciVac’s products in both domestic and international markets will be substantially dependent on whether third-party coverage and reimbursement is available for patients who use the products. However, the availability of insurance coverage and reimbursement for newly approved drugs to vaccinate against HBV is uncertain, and therefore, third-party coverage may be particularly difficult to obtain even if SciVac’s products are approved by the FDA as safe and effective. Government authorities and third-party payers, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and these third-party payers have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. SciVac cannot be sure that reimbursement will be available for its product candidates and, if reimbursement is available, the level of reimbursement.

Governments outside the United States tend to impose strict price controls, which may adversely affect SciVac’s revenues, if any.

In some countries, particularly the countries of the European Union, referred to as the EU, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, SciVac may be required to conduct a clinical trial that compares the cost-effectiveness of SciVac’s product candidate to other available therapies. If reimbursement of SciVac’s products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, its business could be harmed, possibly materially.

SciVac may enter into an agreement with, and depend upon, one or more partners to assist it in commercializing its product candidates.

Because of its limited financial and other resources, SciVac may actively seek and enter into a collaboration agreement with one or more partners to assist in its product launch, assuming marketing approval. Any collaboration agreement SciVac enters into may contain unfavorable terms, such as with respect to product candidates covered, control over decisions and responsibilities, termination rights, payment and other significant terms. SciVac’s ability to receive any significant revenue from its product candidates covered by the collaboration agreement will be dependent on the efforts of the collaboration partner and may result in lower levels of income to SciVac than if it marketed its product candidates entirely on its own. The collaboration partner may not fulfill its obligations or commercialize SciVac’s product candidates as quickly as it would like. SciVac could also become involved in disputes with its partner, which could lead to delays in or termination of its commercialization programs and time-consuming and expensive litigation or arbitration. If a collaboration partner terminates or breaches its agreement with SciVac, or otherwise fails to complete its obligations in a timely manner, the chances of successfully developing or commercializing SciVac’s product candidates would be materially and adversely affected.

Additionally, depending upon the collaboration partner, other companies that might otherwise be interested in developing product candidates with SciVac could be less inclined to do so because of its relationship with the collaboration partner. If SciVac’s ability to work with present or future strategic partners or collaborators is adversely affected as a result of its collaboration agreement, its business prospects may be limited and its financial condition may be adversely affected.

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SciVac may have conflicts with its partners that could delay or prevent the development or commercialization of its product candidates.

SciVac may have conflicts with its partners, such as conflicts concerning the interpretation of nonclinical or clinical data, the achievement of milestones, the interpretation of contractual obligations, payments for services, development obligations or the ownership of intellectual property developed during the collaboration. If any conflicts arise with any of SciVac’s partners, such partner may act in a manner that is adverse to SciVac’s best interests. Any such disagreement could result in one or more of the following, each of which could delay or prevent the development or commercialization of SciVac’s product candidates, and in turn prevent SciVac from generating revenues. Such disagreements could include, but are not limited to: unwillingness on the part of a partner to pay SciVac milestone payments or royalties SciVac believes are due under a collaboration; uncertainty regarding ownership of intellectual property rights arising from collaborative activities, which could prevent SciVac from entering into additional collaborations; unwillingness by the partner to cooperate in the development or manufacture of the product candidate, including providing SciVac with product candidate data or materials; unwillingness on the part of a partner to keep SciVac informed regarding the progress of its development and commercialization activities or to permit public disclosure of the results of those activities; initiating litigation or alternative dispute resolution options by either party to resolve the dispute; or attempts by either party to terminate the agreement.

SciVac has limited experience selling, marketing and distributing products.

SciVac currently has limited sales, marketing or distribution capabilities. In order to commercialize its products, if any are approved, SciVac may need to develop its limited internal sales capabilities to target particular markets for its products, as well as make arrangements with third parties to perform sales, marketing and/or distribution services with respect to other markets for its products. SciVac may not be able to expand these capabilities sufficiently or hire additional marketing and sales personnel with appropriate expertise to market and sell its products, if approved. In addition, even if SciVac is able to identify one or more acceptable collaborators to perform these services with respect to other markets, it may not be able to enter into any collaborative arrangements on favorable terms, or at all. If SciVac enters into any collaborative arrangements for the marketing or sale of its products in other markets, its product revenues are likely to be lower than if SciVac, itself, marketed and sold the products. In addition, any revenues SciVac receives would depend upon the efforts of its collaborators, which may not be adequate due to lack of attention or resource commitments, management turnover, change of strategic focus, business combinations, and their inability to comply with regulatory requirements or other factors outside of SciVac’s control. Depending upon the terms of the collaboration, the remedies SciVac has against an under-performing collaborator may be limited and costly to enforce. If SciVac were to terminate a relationship, it may be difficult or impossible to find a replacement collaborator on acceptable terms, if at all.

Upon commercialization of its products, SciVac may be dependent on third parties to market, distribute and sell its products.

SciVac’s ability to receive revenues may be dependent upon the sales and marketing efforts of any current and future co-marketing partners and third- party distributors. At this time, SciVac has not entered into an agreement with any partner for commercialization of any of its product candidates in the United States and only plans to do so after the successful completion of Phase III clinical trials and prior to commercialization. If SciVac fails to reach an agreement with any such commercialization partner or upon reaching such an agreement such partner fails to sell a large volume of SciVac’s products, it may have a negative impact on SciVac’s business, financial condition and results of operations.

SciVac’s products face, and its product candidates will face, significant competition in the markets for such products, and if they are unable to compete successfully, SciVac’s business will suffer.

SciVac’s products and product candidates face, and will continue to face, intense competition from large pharmaceutical companies, specialty pharmaceutical and biotechnology companies as well as academic and research institutions. SciVac competes in an industry that is characterized by: (i) rapid technological change; (ii) evolving industry standards; (iii) emerging competition; and (iv) new product introductions. Competitors have existing products and technologies that will compete with SciVac’s product candidates and technologies and may develop and commercialize additional products and technologies that will compete with SciVac’s product candidates and technologies. Because several competing companies and institutions have greater financial resources than SciVac, they may be able to: (i) provide broader services and product lines; (ii) make greater investments in R&D; and (iii) carry on larger R&D initiatives. Competitors also have greater development capabilities than SciVac does and have substantially greater experience in undertaking nonclinical and clinical testing of products, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. They also have greater name recognition and better access to customers. SciVac’s chief competitors in the field of HBV vaccines include companies such as MSD, Dynavax Technologies, Merck & Co., Sanofi Pasteur and GlaxoSmithKline plc. The chief competitors in the field of GVHD include companies such as Mesoblast International SA, Samsung Medical Center/Medipost Co. Ltd., Jazz Pharmaceuticals PLC, Kadmon Corporation, Alder Biopharmaceuticals Inc./Bristol-Myers Squibb, Kamada Ltd., Baxter Healthcare Corporation, Adienne Pharma and Biotech, Novartis International AG, Rabin Medical Center, Xenikos B.V., Seattle Genetics, Inc., Escape Therapeutics, Inc., Omni Bio Pharmaceutical, Inc., Hoffman-LaRoche and Biogen Idec, Inc.

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SciVac is faced with intense competition and rapid technological change, which may make it more difficult to achieve significant market penetration. If SciVac cannot compete successfully for market share against other drug companies, it may not achieve sufficient product revenues and its business will suffer.

The market for SciVac’s product candidates is characterized by intense competition and rapid technological advances. If SciVac’s product candidates receive FDA approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. If competitors’ existing products or new products are more effective than or considered superior to SciVac’s future products, the commercial opportunity for its future products will be reduced or eliminated. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than SciVac’s products, or may offer comparable performance at a lower cost. We face competition from fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. If SciVac is successful in penetrating the market for HBV and/or GVHD with its product candidates, other companies may be attracted to the market. Many of SciVac’s competitors have products or product candidates already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, are larger than SciVac is and have substantially greater financial, technical, research, marketing, sales, distribution and other resources. Competitors may develop or market products that are more effective or commercially attractive than any that SciVac is developing or marketing. Competitors may obtain regulatory approvals and introduce and commercialize products before SciVac does. These developments could have a significant negative effect on SciVac’s financial condition. Even if SciVac is able to compete successfully, it may not be able to do so in a profitable manner.

Adverse events involving SciVac’s product candidates may lead the FDA to delay or deny approval for its products or result in product recalls that could harm SciVac’s reputation, business and financial results.

Serious injury or death resulting from a failure of one of SciVac’s product candidates during current or future clinical trials could result in the FDA delaying the clinical trials or denying or delaying clearance or approval of a product candidate.

Even though an adverse event may not be the result of the failure of SciVac’s product candidate, the FDA or an IRB could delay or halt a clinical trial for an indefinite period of time while an adverse event is reviewed and likely would do so in the event of multiple such events.

Any delay or termination of SciVac’s current or future clinical trials as a result of the risks summarized above, including delays in obtaining or maintaining required approvals from IRBs, delays in patient enrollment, the failure of patients to continue to participate in a clinical trial and delays or termination of clinical trials as a result of protocol modifications or adverse events during the trials may cause an increase in costs and delays in the filing of any product candidate submissions with the FDA, delay the approval and commercialization of product candidates or result in the failure of the clinical trial, which could adversely affect SciVac’s business, operating results and prospects. Lengthy delays in the completion of clinical trials of product candidates would adversely affect SciVac’s business and prospects and could cause it to cease operations.

Once a product receives FDA approval, the FDA has the authority to require the recall of commercialized products in the event of adverse side effects, material deficiencies or defects in design or manufacture. The authority to require a recall must be based on an FDA finding that there is a reasonable probability that the product would cause serious injury or death. Manufacturers may, under their own initiative, recall a product if any material deficiency in a product is found. A government-mandated or voluntary recall by SciVac or one of its distributors could occur as a result of adverse side effects, impurities or other product contamination, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of products would divert managerial and financial resources and have an adverse effect on SciVac’s financial condition and results of operations.

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SciVac may be exposed to liability claims associated with the use of hazardous materials and chemicals.

SciVac’s R&D activities involve the controlled use of hazardous materials and chemicals. Although SciVac believes that its safety procedures for using, storing, handling and disposing of these materials comply with federal, state and local laws and regulations, it cannot completely eliminate the risk of accidental injury or contamination from these materials. In the event of such an accident, SciVac could be held liable for any resulting damages and any liability could materially adversely affect its business, financial condition and results of operations. In addition, the federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products may require SciVac to incur substantial compliance costs that could materially adversely affect its business and financial condition.

SciVac’s business depends upon securing and protecting critical intellectual property.

SciVac’s commercial success will depend in part on obtaining and maintaining patent, trade secret, copyright and trademark protection of its technologies in the United States and other jurisdictions, as well as successfully enforcing its intellectual property and defending its intellectual property against third-party challenges. SciVac will only be able to protect its technologies from unauthorized use by third parties to the extent that valid and enforceable intellectual property protection, such as patents or trade secrets, cover them. In particular, SciVac places considerable emphasis on obtaining patent and trade secret protection for significant new technologies, products and processes. Furthermore, the degree of future protection of SciVac’s proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect its rights or permit SciVac to gain or keep its competitive advantage. Moreover, the degree of future protection of SciVac’s proprietary rights is uncertain for product candidates that are currently in the early stages of development because it cannot predict which of these product candidates will ultimately reach the commercial market or whether the commercial versions of these product candidates will incorporate proprietary technologies.

SciVac may not be able to enforce its intellectual property rights throughout the world. This risk is exacerbated for SciVac because it expects that one or more of its product candidates will be manufactured and used in a number of foreign countries.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. This risk is exacerbated for SciVac because it expects that one or more of its product candidates will be manufactured and used in a number of foreign countries.

The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to life sciences. This could make it difficult for SciVac to stop the infringement of its intellectual property rights. For example, several foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, some countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit.

Most jurisdictions in which SciVac has applied for, intends to apply for or has been issued patents have patent protection laws similar to those of the United States, but some of them do not. For example, SciVac expects to do business in China, Indonesia and India in the future and the countries in these regions may not provide the same or similar protection as that provided in the United States. Additionally, due to uncertainty in patent protection law, SciVac has not filed applications in many countries where significant markets exist, including, among others, China, Indonesia and India.

Proceedings to enforce patent rights in foreign jurisdictions could result in substantial costs and divert SciVac’s efforts and attention from other aspects of its business. Accordingly, efforts to protect its intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect SciVac’s ability to obtain adequate protection for its technology and the enforcement of its intellectual property.

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SciVac’s patent position is highly uncertain and involves complex legal and factual questions.

SciVac’s patent position is highly uncertain and involves complex legal and factual questions. Accordingly, it cannot predict the breadth of claims that may be allowed or enforced in its patents or in third-party patents. For example, SciVac or its licensors might not have been the first to make the inventions covered by its future patent applications and future issued patents; SciVac or its licensors might not have been the first to file patent applications for these inventions; others may independently develop similar or alternative technologies or duplicate any of SciVac’s technologies; it is possible that none of SciVac’s future patent applications or the current or future pending patent applications of its licensors will result in issued patents; SciVac’s issued patents and issued patents of its licensors may not provide a basis for commercially viable technologies, or may not provide any competitive advantages, or may be challenged and invalidated by third parties; and, SciVac may not develop additional proprietary technologies that are patentable.

As a result, SciVac’s licensed patents may not be valid and it may not be able to obtain and enforce patents and maintain trade secret protection for the full commercial extent of its technology. The extent to which SciVac is unable to do so could materially harm its business.

Sci-B-Vac™, SciVac’s lead product, is not currently protected by any pending patent application nor any unexpired patent. Accordingly, Sci-B-Vac™ may be subject to competition from the sale of generic products that could adversely affect SciVac’s business and operations.

SciVac or its licensors have applied for and will continue to apply for patents for certain products. Such applications may not result in the issuance of any patents, and any patents now held or that may be issued may not provide SciVac with adequate protection from competition. Furthermore, it is possible that patents issued or licensed to SciVac may be challenged successfully. In that event, if SciVac has a preferred competitive position because of such patents, any preferred position held by it would be lost. If it is unable to secure or to continue to maintain a preferred position, SciVac could become subject to competition from the sale of generic products. Failure to receive, inability to protect, or expiration of SciVac’s patents would adversely affect its business and operations.

Patents issued or licensed to SciVac may be infringed by the products or processes of others. The cost of enforcing SciVac’s patent rights against infringers, if such enforcement is required, could be significant, and SciVac may not have the financial resources to fund such litigation. Further, such litigation can go on for years and the time demands could interfere with SciVac’s normal operations. There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical industry. If SciVac became a party to patent litigation and other proceedings, the cost of any patent litigation, even if resolved in SciVac’s favor, could be substantial.

Unpatented trade secrets, improvements, confidential know-how and continuing technological innovation are important to SciVac’s scientific and commercial success. Although SciVac attempts to and will continue to attempt to protect its proprietary information through reliance on trade secret laws and the use of confidentiality agreements with its corporate partners, collaborators, employees and consultants and other appropriate means, these measures may not effectively prevent disclosure of its proprietary information, and, in any event, others may develop independently, or obtain access to, the same or similar information.

Certain of SciVac’s patent rights are licensed to it by third parties. If SciVac fails to comply with the terms of these license agreements, its rights to those patents may be terminated, and it will be unable to conduct its business.

If SciVac is found to be infringing on patents or trade secrets owned by others, it may be forced to cease or alter its product development efforts, obtain a license to continue the development or sale of its products and/or product candidates, and/or pay damages.

SciVac’s manufacturing processes and potential products may violate proprietary rights of patents that have been or may be granted to competitors, universities or others, or the trade secrets of those persons and entities. As the pharmaceutical industry expands and more patents are issued, the risk increases that SciVac’s processes and potential products may give rise to claims that they infringe the patents or trade secrets of others. These other persons could bring legal actions against SciVac claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product, product candidate or process. If any of these actions are successful, in addition to any potential liability for damages, SciVac could be required to obtain a license in order to continue to conduct clinical tests, manufacture or market the affected product or product candidate or use the affected process. Required licenses may not be available on acceptable terms, if at all, and the results of litigation are uncertain. If SciVac becomes involved in litigation or other proceedings, any such action could consume a substantial portion of its financial resources and the efforts of its personnel.

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SciVac’s ability to protect and enforce its patents does not guarantee that it will secure the right to commercialize the patents.

A patent is a limited monopoly right conferred upon an inventor, and his successors in title, in return for the making and disclosing of a new and non-obvious invention. This monopoly is of limited duration but, while in force, allows the patent holder to prevent others from making and/or using his invention. While a patent gives the holder this right to exclude others, it is not a license to commercialize the invention, where other permissions may be required for permissible commercialization to occur. For example, a drug cannot be marketed without the appropriate authorization from the FDA, regardless of the existence of a patent covering the product. Further, the invention, even if patented itself, cannot be commercialized if it infringes the valid patent rights of another party.

Changes in patent law could diminish the value of patents in general, thereby impairing SciVac’s ability to protect its products.

As is the case with other pharmaceutical companies, SciVac’s success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity. Therefore, obtaining and enforcing pharmaceutical patents is costly, time-consuming and inherently uncertain. In particular, the United States has recently enacted, and is currently implementing, wide-ranging patent reform legislation. The United States Supreme Court has ruled on several patent cases in recent years, and could do so again in the future, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to SciVac’s ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by applicable courts and legislatures in the countries in which SciVac may pursue patent protection, including those of the U.S. Congress, the federal courts and the U.S. Patent and Trademark Office, which we refer to as the USPTO, the laws and regulations governing patents and the interpretations of such laws could change in unpredictable ways that would weaken SciVac’s ability to obtain new patents or to enforce its existing patents and patents that it may obtain in the future.

Obtaining and maintaining SciVac’s patent protection depends on compliance with various procedural, documentary, fee payment and other requirements imposed by governmental patent agencies, and its patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

SciVac relies on confidentiality agreements to protect its trade secrets. If these agreements are breached by SciVac’s employees or other parties, its trade secrets may become known to its competitors.

SciVac relies on trade secrets that it seeks to protect through confidentiality agreements with its employees and other parties. If these agreements are breached, competitors may obtain and use its trade secrets to gain a competitive advantage over SciVac. SciVac may not have any remedies against its competitors and any remedies that may be available to SciVac may not be adequate to protect its business or compensate it for the damaging disclosure. In addition, SciVac may have to expend resources to protect its interests from possible infringement by others.

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SciVac may not be able to obtain or maintain orphan drug exclusivity for its product candidates.

The FDA Office of Orphan Products has granted two orphan drug designations for S-Graft. These orphan designations cover the application of deoxyribonuclease for the treatment of GVHD and the application of deoxyribonuclease for the prevention of GVHD. If a product candidate that has orphan drug designation subsequently receives FDA approval for the indication for which it has such designation, the product is entitled to orphan exclusivity, i.e., for seven years the FDA may not approve any other applications to market the same drug for the same indication, except in very limited circumstances. SciVac may be unable to obtain orphan drug designations for any of its additional product candidates or orphan exclusivity for any of its products, or its potential competitors may obtain orphan drug exclusivity for graft-versus-host disease products competitive with SciVac’s product candidates before SciVac does, in which case SciVac may be excluded from that market for the exclusivity period. Even if SciVac obtains orphan drug exclusivity for any of its products, it may not be able to maintain exclusivity if a competitive product is shown to be clinically superior to SciVac’s product. Although obtaining FDA approval to market a product with orphan exclusivity can be advantageous, there can be no assurance that it would provide SciVac with a significant commercial advantage.

SciVac may not be able to obtain marketing exclusivity in the United States under the Biologics Price Competition and Innovation Act, referred to as the BPCI Act, or equivalent regulatory data exclusivity protection in other jurisdictions for its products.

The BPCI Act, which is included in the Patient Protection and Affordable Care Act, creates an approval pathway for biosimilar and interchangeable biological products and provides the manufacturer of innovator biologic to seek a twelve-year period of marketing exclusivity. SciVac intends to seek the maximum period of market exclusivity for its candidate products, but there is no guarantee that either or both will receive any marketing exclusivity under the BPCI Act. SciVac’s failure to obtain exclusivity for any product that is ultimately approved by the FDA may have significant adverse financial consequences.

Risks Related to VBI’s Business and Ownership of VBI Common Stock

VBI’s business is not currently profitable, and it may not be able to achieve profitability even if it is able to generate significant revenue.

VBI’s income generating activities have been limited to R&D services pursuant one research collaboration and to certain governmental R&D grants. No revenues have been recorded from the sale of products in connection with VBI’s planned principal business activity. VBI has also incurred significant net losses and negative operating cash flows since inception. As of September 30, 2015, VBI had an accumulated deficit of approximately $79.1 million and stockholders’ equity of approximately $8.2 million.

VBI expects to advance its first product candidate into Phase I clinical trials during the first half of 2016. VBI will require significant additional funds to conduct clinical and non-clinical trials, achieve regulatory approvals, and, subject to such approvals, commercially launch its products. VBI cannot predict if and when it will achieve profitability. VBI’s failure to achieve and sustain profitability could negatively impact the market price of its common stock and may require it to seek additional financing for its business.

Because VBI’s vaccine product development efforts depend on new and rapidly evolving technologies, it cannot be certain that its efforts will be successful.

VBI’s vaccine development efforts depend on new, rapidly evolving technologies and on the marketability and profitability of VBI products. Commercialization of VBI vaccines could fail for a variety of reasons, and include the possibility that:

●	VBI’s “enveloped” virus like particle, which we refer to as eVLP, vaccine technologies, any or all of the products based on such technologies or VBI’s proprietary manufacturing process will be ineffective or unsafe, or otherwise fail to receive necessary regulatory clearances or achieve commercial viability;

●	VBI’s thermostable Lipid Particle Vaccine, which we refer to as LPV, vaccine technologies, any or all of the products based on such technologies or VBI’s proprietary manufacturing process will be ineffective or unsafe, or otherwise fail to receive necessary regulatory clearances or commercial viability;

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●	VBI may be unable to develop a scale-up method for its manufacturing protocols in a cost-effective manner;

●	the licensed NRC HEK-293 cell line requires production of a Master Cell Bank, referred to as MCB, which VBI will use as a critical supply reagent for each GMP quality batch of clinical materials. Any delays in the production and release of NRC’s MCB may impact VBI’s timelines to start Phase I or future clinical trials;

●	the products, if safe and effective, will be difficult to manufacture on a large-scale or may be uneconomical to market;

●	VBI’s subcontracted third party manufacturing facility may fail to continue to pass regulatory inspections;

●	proprietary rights of third parties will prevent VBI or its collaborators from exploiting technologies, and manufacturing or marketing products; and

●	third-party competitors will gain greater market share due to superior products or marketing capabilities.

VBI has not completed the development of vaccine products and may not succeed in obtaining the FDA approvals necessary to sell such vaccine products.

The development, manufacture and marketing of VBI’s pharmaceutical and biological products are subject to government regulation in the United States and other countries. In the United States and most foreign countries, VBI must complete rigorous pre-clinical testing and extensive clinical trials that demonstrate the safety and efficacy of a product in order to apply for regulatory approval to market the product in each country. None of VBI’s vaccine candidates have yet gained regulatory approval in the United States or elsewhere. VBI also has a vaccine candidate about to enter a Phase I clinical trial and others in pre-clinical laboratory or animal studies.

The steps required by the FDA before VBI’s proposed investigational products may be marketed in the United States include:

●	performance of pre-clinical (animal and laboratory) tests;

●	submissions to the FDA of an IND, which must become effective before clinical trials may commence;

●	performance of adequate and well-controlled clinical trials to establish the safety and efficacy of the investigational product in the intended target population;

●	performance of a consistent and reproducible manufacturing process intended for commercial use, including appropriate manufacturing data and regulatory inspections;

●	submission to the FDA of a BLA or NDA; and

●	FDA approval of the BLA or NDA before any commercial sale or shipment of the product.

The above steps and processes are expensive and can take many years to complete, and VBI may not be able to demonstrate the safety and efficacy of its vaccine candidates to the satisfaction of regulatory authorities. The start of clinical trials can be delayed or take longer than anticipated for many and varied reasons, many of which are out of VBI’s control. Safety concerns may emerge that could lengthen the ongoing clinical trials or require additional clinical trials to be conducted. Promising results in early clinical trials may not be replicated in subsequent clinical trials. Regulatory authorities may also require additional testing, and VBI may be required to demonstrate its proposed products represent an improved form of treatment over existing therapies, which it may be unable to do without conducting further clinical trials.

Moreover, if the FDA or a foreign regulatory body grants regulatory approval of a product, that approval may be limited to specific indications or limited with respect to its distribution. Expanded or additional indications for approved products may not be approved, which could limit VBI’s revenue. Foreign regulatory authorities may apply similar limitations or may refuse to grant any approval. Consequently, even if VBI believes that pre-clinical and clinical data are sufficient to support regulatory approval for its vaccine candidates, the FDA or foreign regulatory authorities may not ultimately grant approval for commercial sale in any jurisdiction. If VBI’s vaccine candidates are not approved, it will not be able to generate revenue and its business will be adversely affected.

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Because VBI depends on third-parties to conduct some of its laboratory testing, clinical trials, and manufacturing, VBI may encounter delays in or lose some control over its efforts to develop products.

VBI is dependent on third-party research organizations to conduct some of its laboratory testing, clinical trials and manufacturing activities. If VBI is unable to obtain any necessary services on acceptable terms, it may not complete its product development efforts in a timely manner. VBI may lose some control over these activities and become too dependent upon these parties. These third parties may not complete testing or manufacturing activities on schedule, within acceptable product specifications, within budget, or when VBI requests. VBI may not be able to secure and maintain suitable research organizations to conduct its laboratory testing, clinical trials and manufacturing activities. VBI has not manufactured any of its vaccine candidates at a commercial level and may need to identify additional third-party manufacturers to scale-up and manufacture its products.

VBI is responsible for confirming that each of its clinical trials is conducted in accordance with its general investigational plan and protocol. Moreover, either FDA or foreign regulatory agencies require VBI to comply with regulations and standards, commonly referred to as good clinical practices, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that clinical trial participants are adequately protected. The FDA and foreign regulatory agencies also require VBI to comply with GMP requirements. VBI’s reliance on third parties does not relieve it of these responsibilities and requirements. These third parties may not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines. In addition, these third parties may need to be replaced or the quality or accuracy of the data they obtain may be compromised or the product they manufacture may be contaminated due to the failure to adhere to VBI’s clinical and manufacturing protocols, regulatory requirements or for other reasons. In any such event, VBI’s pre-clinical development activities or clinical trials may be extended, delayed, suspended or terminated, and VBI may not be able to obtain regulatory approval of, or commercially manufacture, its vaccine candidates.

If VBI is unable to manufacture its vaccines in sufficient quantities, at sufficient yields or is unable to obtain regulatory approvals for a manufacturing facility for its vaccines, VBI may experience delays in product development, clinical trials, regulatory approval and commercial distribution.

Completion of VBI’s clinical trials and commercialization of its vaccine candidates require access to, or development of, facilities to manufacture its vaccine candidates at sufficient yields and at commercial-scale. VBI has limited experience manufacturing any of its vaccine candidates in the volumes that will be necessary to support large-scale clinical trials or commercial sales. Efforts to establish these capabilities may not meet initial expectations as to scheduling, scale-up, reproducibility, yield, purity, cost, potency or quality.

If VBI is unable to manufacture its vaccine candidates in clinical quantities or, when necessary, in commercial quantities and at sufficient yields, then VBI must rely on third parties. Other third-party manufacturers must also receive FDA approval before they may produce clinical material or commercial products. VBI’s vaccines may be in competition with other products for access to these facilities and may be subject to delays in manufacture if third parties give other products greater priority. VBI has entered into a third party manufacturing agreement with Paragon and has reserved resource capability for manufacture of VBI’s Phase I clinical trial materials. VBI has initiated technology transfer related to its proprietary product. Despite progress achieved to date, any delays experienced by Paragon Bioservices, Inc., which we refer to as Paragon,” whether directly by Paragon or by its third party suppliers in relation to VBI’s project, may result in delays.

As a result, any delay or interruption could have a material adverse effect on VBI’s business, financial condition, results of operations and cash flows.

VBI must identify vaccines for development with its technologies and establish successful third-party relationships.

The near and long-term viability of VBI’s vaccine candidates will depend, in part, on its ability to successfully establish new strategic collaborations with pharmaceutical and biotechnology companies, non-profit organizations and government agencies. Establishing strategic collaborations and obtaining government funding is difficult and time-consuming. Potential collaborators may reject collaborations based upon their assessment of VBI’s financial, regulatory or intellectual property position or based on their internal pipeline; government agencies may reject contract or grant applications based on their assessment of public need, the public interest, the ability of VBI’s products’ to address these areas, or other reasons beyond VBI’s expectations or control. If VBI fails to establish a sufficient number of collaborations or government relationships on acceptable terms, it may not be able to commercialize its vaccine candidates or generate sufficient revenue to fund further R&D efforts.

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Even if VBI establishes new collaborations or obtains government funding, these relationships may never result in the successful development or commercialization of any vaccine candidates for several reasons, including the fact that:

●	VBI may not have the ability to control the activities of its partners and cannot provide assurance that they will fulfill their obligations to VBI, including with respect to the license, development and commercialization of vaccine candidates, in a timely manner or at all;

●	such partners may not devote sufficient resources to VBI’s vaccine candidates or properly maintain or defend its intellectual property rights;

●	any failure on the part of VBI’s partners to perform or satisfy their obligations to VBI could lead to delays in the development or commercialization of VBI’s vaccine candidates and affect its ability to realize product revenue; and

●	disagreements, including disputes over the ownership of technology developed with such collaborators, could result in litigation, which would be time-consuming and expensive, and may delay or terminate R&D efforts, regulatory approvals and commercialization activities.

VBI’s collaborators will be subject to the same regulatory approval of their manufacturing facility and process as VBI. Before VBI could begin commercial manufacturing of any of its vaccine candidates, it and its collaborators must pass a pre-approval inspection as a condition of FDA approval and comply with the FDA’s current GMP requirements. If VBI’s collaborators fail to comply with these requirements, its vaccine candidates would not be approved. If its collaborators fail to comply with these requirements after approval, VBI would be subject to possible regulatory action and may be limited in the jurisdictions in which it is permitted to sell its products and the resources with which it may produce its products.

If VBI or its collaborators fail to maintain their existing agreements or in the event VBI fails to establish agreements as necessary, VBI could be required to undertake research, development, manufacturing and commercialization activities solely at its own expense. These activities would significantly increase VBI’s capital requirements and, given its lack of sales, marketing and distribution capabilities, significantly delay the commercialization of its vaccine candidates.

VBI’s success depends on its ability to maintain the proprietary nature of its technology.

VBI’s success in large part depends on its ability to maintain the proprietary nature of its technology and other trade secrets. To do so, VBI must, at significant cost, prosecute and maintain existing patents, obtain new patents and pursue trade secret and other intellectual property protection. VBI also must operate without infringing the proprietary rights of third parties or allowing third parties to infringe its rights. VBI currently has rights to approximately 139 patents and corresponding foreign patents and patent applications covering its technologies. However, patent issues relating to pharmaceuticals and biologics involve complex legal, scientific and factual questions.

To date, no consistent policy has emerged regarding the breadth of biotechnology patent claims that are granted by the U.S. Patent and Trademark Office or enforced by the federal courts. Therefore, VBI does not know whether its patent applications will result in the issuance of patents, or that any patents issued to VBI will provide it with any competitive advantage. VBI also cannot be sure that it will develop additional proprietary products that are patentable. Furthermore, there is a risk that others will independently develop or duplicate similar technology or products or circumvent the patents issued to VBI.

There is a risk that third parties may challenge VBI’s existing patents or claim that VBI is infringing their patents or proprietary rights. VBI could incur substantial costs in defending patent infringement suits or in filing suits against others to have their patents declared invalid or claim infringement. It is also possible that VBI may be required to obtain licenses from third parties to avoid infringing third-party patents or other proprietary rights. VBI cannot be sure that such third-party licenses would be available to it on acceptable terms, if at all. If VBI is unable to obtain required third-party licenses, it may be delayed in or prohibited from developing, manufacturing or selling products requiring such licenses.

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Although VBI’s patent filings include claims covering various features of its vaccine candidates, including composition, methods of manufacture and use, VBI’s patents do not provide it with complete protection against the development of competing products. Some of VBI’s know-how and technology is not patentable. To protect VBI’s proprietary rights in unpatentable intellectual property and trade secrets, it requires employees, consultants, advisors and collaborators to enter into confidentiality agreements. These agreements may not provide meaningful protection for VBI’s trade secrets, know-how or other proprietary information.

VBI holds time limited, exclusive licenses to intellectual property from third parties that, once expired, may limit its competitive positioning within the field and prevent it from defending its proprietary position.

VBI expects it will need to license intellectual property from third parties in the future and that these licenses will be material to its business. VBI will not own the patents or patent applications that underlie these licenses, and may not control the enforcement of these patents. VBI may need to rely upon its licensors to properly prosecute and file those patent applications and prevent infringement of those patents.

VBI’s license agreement with Universite Pierre et Marie Curie, referred to as UPMC, which gives UPMC exclusive rights to a family of patents and patent applications that are expected to expire in 2022, covers eVLP technology for use in human vaccines. These applications are very significant to VBI’s business. Once expired, VBI may be open to competitive eVLP-like products and others may gain VBI’s proprietary position in the development of new products based on the eVLP platform.

If patent laws or the interpretation of patent laws change, VBI’s competitors may be able to develop and commercialize its discoveries.

Important legal issues remain to be resolved as to the extent and scope of available patent protection for biopharmaceutical products and processes in the United States and other important markets outside the U.S., such as Europe, China and Japan. As such, these foreign markets may not provide the same level of patent protection as provided under the U.S. patent system. Litigation or administrative proceedings may be necessary to determine the validity and scope of certain of VBI’s and others’ proprietary rights. Any such litigation or proceeding may result in a significant commitment of resources in the future and could force VBI to do one or more of the following: cease selling or using any of its products that incorporate the challenged intellectual property, which would adversely affect its revenue; obtain a license from the holder of the intellectual property right alleged to have been infringed, which license may not be available on reasonable terms, if at all; and redesign its products to avoid infringing the intellectual property rights of third parties, which may be time-consuming or impossible to do. In addition, changes in, or different interpretations of, patent laws in the United States and other countries may result in patent laws that allow others to use VBI’s discoveries or develop and commercialize its products. VBI cannot provide assurance that the patents it obtains or the unpatented technology it holds will afford it significant commercial protection.

VBI may fail to obtain regulatory approval for its products on a timely basis or comply with its continuing regulatory obligations after approval is obtained.

Delays in obtaining regulatory approval can be extremely costly in terms of lost sales opportunities, losing any potential marketing advantage resulting from being early to market, and increased clinical trial costs. The speed with which VBI begins and completes its pre-clinical studies necessary to begin clinical trials, the clinical trials themselves and VBI’s applications for marketing approval will depend on several factors, including the following:

●	VBI’s ability to manufacture or obtain sufficient quantities of materials for use in necessary pre-clinical studies and clinical trials;

●	prior regulatory agency review and approval;

●	approval of the protocol and the informed consent form by the review board(s) of the institution(s) conducting the clinical trial;

●	the rate of subject or patient enrollment and retention, which is a function of many factors, including the size of the subject or patient population, the proximity of subjects and patients to clinical sites, the eligibility criteria for the clinical trial and the nature of the protocol;

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●	negative test results or side effects experienced by clinical trial participants;

●	analysis of data obtained from pre-clinical activities, which is susceptible to varying interpretations and which interpretations could delay, limit or prevent further studies or regulatory approval;

●	the availability of skilled and experienced staff to conduct and monitor clinical trials and to prepare the appropriate regulatory applications; and

●	changes in the policies of regulatory authorities for drug or vaccine approval during the period of product development.

VBI has limited experience in conducting and managing the pre-clinical studies and clinical trials necessary to obtain regulatory marketing approvals. VBI may not be permitted to continue or commence additional clinical trials. VBI also faces the risk the results of its clinical trials may be inconsistent with the results obtained in pre-clinical studies or clinical trials of similar products or that the results obtained in later phases of clinical trials may be inconsistent with those obtained in earlier phases. A number of companies in the biopharmaceutical and product development industry have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in early animal and human testing.

Regulatory agencies may require VBI or its collaborators to delay, restrict or discontinue clinical trials on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. In addition, VBI or its collaborators may be unable to submit applications to regulatory agencies within the time frame it currently expects. Once submitted, applications must be approved by various regulatory agencies before VBI or its collaborators may commercialize the product described in the application. All statutes and regulations governing the conduct of clinical trials are subject to change in the future, which changes(s) could affect the cost of such clinical trials. Any unanticipated costs or delays in VBI’s clinical trials could delay its ability to generate revenue and may significantly harm its financial condition and results of operations.

VBI’s vaccine candidates may never achieve market acceptance, even if VBI obtains regulatory approvals.

Even if VBI receives regulatory approvals for the commercial sale of its vaccine candidates, the commercial success of these vaccine candidates will depend on, among other things, their acceptance by physicians, patients, third-party payers such as health insurance companies and other members of the medical community as a vaccine and cost-effective alternative to competing products. If VBI’s vaccine candidates fail to gain market acceptance, VBI may be unable to earn sufficient revenue to continue its business. Market acceptance of, and demand for, any product that VBI may develop and commercialize will depend on many factors, including:

●	VBI’s ability to provide acceptable evidence of safety and efficacy;

●	the prevalence and severity of adverse side effects;

●	whether VBI’s vaccines are differentiated from other vaccines based on immunogenicity;

●	availability, relative cost and relative efficacy of alternative and competing treatments;

●	the effectiveness of VBI’s marketing and distribution strategy;

●	publicity concerning VBI’s products or competing products and treatments; and

●	VBI’s ability to obtain sufficient third-party insurance coverage or reimbursement.

In particular, there are significant challenges to market acceptance for Cytomegalovirus, which we refer to as CMV, vaccines developed for the target market (pre-pregnant women) and a relatively low tolerance for risk to these populations. The risk-benefit analysis undertaken by the FDA and other regulators will be high relative to other vaccines and biologic products.

If VBI’s vaccine candidates do not become widely accepted by physicians, patients, third-party payers and other members of the medical community, its business, financial condition and results of operations would be materially and adversely affected.

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If reforms in the health care industry make third-party payer reimbursement for VBI’s potential products less likely, the market for VBI’s potential products will be reduced, and it could lose potential sources of revenue.

VBI’s success may depend, in part, on the extent to which reimbursement for the costs of vaccines will be available from third-party payers such as government health administration authorities, private health insurers, managed care programs and other organizations. Over the past decade, the cost of health care has risen significantly, and there have been numerous proposals by legislators, regulators and third-party health care payers to curb these costs. Some of these proposals have involved limitations on the amount of reimbursement for certain products. Similar or more restrictive federal or state health care legislation may be adopted in the future and so any products that VBI or its collaborators seek to commercialize may not be considered cost-effective. Adequate third-party insurance coverage may not be available for VBI to establish and maintain price levels that are sufficient for realization of an appropriate return on its investment in product development. Moreover, the existence or threat of cost control measures could cause VBI’s corporate collaborators to be less willing or able to pursue R&D programs related to its vaccine candidates.

If VBI is unable to comply with certain financial and operating restrictions in its existing credit facility, it may be limited in its business activities and access to credit or may default under its credit facilities.

Pursuant to its existing credit facility, all of the assets of VBI and its subsidiaries, other than excluded and future projects, are secured with its senior lender. As of September 30, 2015, VBI owed approximately $2.9 million under its initial term loan. Provisions in its credit facility impose restrictions or require prior approval on VBI’s ability, and the ability of certain of its subsidiaries to, among other things:

●	incur additional debt;

●	pay cash dividends and make distributions;

●	make certain investments and acquisitions;

●	guarantee the indebtedness of others or VBI’s subsidiaries;

●	redeem or repurchase capital stock;

●	create liens or encumbrances;

●	enter into transactions with affiliates;

●	engage in new lines of business;

●	sell, lease or transfer certain parts of its business or property;

●	incur obligations for capital expenditures;

●	issue additional capital stock of VBI or any subsidiary of VBI; or

●	acquire new companies and merge or consolidate.

The credit facility also contains other customary covenants, including covenants that require VBI to meet specified financial ratios and financial tests. VBI may not be able to comply with these covenants in the future. VBI’s failure to comply with these covenants may result in the declaration of an event of default and cause it to be unable to borrow under its credit facility. In addition to preventing additional borrowings under this agreement, an event of default, if not cured or waived, may result in the acceleration of the maturity of indebtedness outstanding under this agreement, which would require VBI to pay all amounts outstanding. If the maturity of VBI’s indebtedness is accelerated, it may not have sufficient funds available for repayment or it may not have the ability to borrow or obtain sufficient funds to replace the accelerated indebtedness on terms acceptable to it or at all. VBI’s failure to repay its indebtedness would result in its senior lender foreclosing on all or a portion of its assets and force it to curtail or cease its operations.

Any acquisitions that VBI makes could disrupt its business and harm its financial condition.

VBI expects to evaluate potential strategic acquisitions of complementary businesses, products or technologies. VBI may also consider joint ventures and other collaborative projects. VBI may not be able to identify appropriate acquisition candidates or strategic partners, or successfully negotiate, finance or integrate acquisitions of any businesses, products or technologies. Furthermore, the integration of any acquisition and management of any collaborative project may divert management’s time and resources from VBI’s core business and disrupt its operations. VBI has limited experience with acquiring companies or products. If it decides to expand its product offerings beyond vaccine technologies, VBI may spend time and money on projects that do not increase its revenue. While VBI from time to time evaluates potential collaborative projects and acquisitions of businesses, products and technologies, and anticipates continuing to make these evaluations, except for the proposed merger with SciVac, VBI has no other present understandings, commitments or agreements with respect to any acquisitions.

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VBI will likely need additional financing to continue its operations. If VBI is unable to obtain additional financing on acceptable terms, it may have to curtail or cease its development plans and operations.

From the incorporation of VBI’s wholly owned subsidiary, Variation Biotechnologies (US) Inc., which we refer to as VBI (US), in 2006 to September 30, 2015, VBI has received $75 million in total equity and debt financing. VBI’s income generating activities have been limited to R&D services pursuant to a research and collaboration and certain governmental R&D grants. No revenues have been recorded from the sale of products in connection with VBI’s planned principal business activity. In addition, VBI has incurred significant net losses and negative operating cash flows since inception. As of September 30, 2015, VBI had an accumulated deficit of approximately $79.1 million and stockholders’ equity of approximately $8.2 million. VBI’s long-term success and ability to continue as a going concern is dependent upon obtaining sufficient capital to fund the R&D of its products, to bring about their successful commercial release, if approved, to generate revenue and, ultimately, attain profitable operations or alternatively advance the products and technology to such a point that an acquirer would find attractive. VBI faces substantial demand on its cash resources to fund operations and its growth plans in the future.

To date, VBI has been able to obtain financing; however, there is no assurance that financing will be available in the future, or if it is, that it will be available at terms acceptable to management and its existing stockholders. Additional financings may be effected through debt financing and/or the issuance of equity securities, there being no assurance that any type of financing on terms acceptable to VBI will be available or otherwise occur. Debt financing must be repaid regardless of whether VBI generates revenues or cash flows from operations and is secured by substantially all of VBI’s assets. Any equity financing or debt financing that requires the issuance of warrants or other equity securities to the lender would cause the percentage ownership of VBI’s stockholders to be diluted, which dilution may be substantial. Also, any additional equity securities issued may have rights, preferences or privileges senior to those of existing stockholders. If such financing is not available when required or is not available on acceptable terms, VBI may be required to reduce or eliminate certain product candidates and development activities, and it may ultimately require VBI to suspend or cease operations, which could cause investors to lose the entire amount of their investment.

Management of VBI is within the control of the VBI Board and the officers. Investors should not purchase VBI common stock unless they are willing to entrust management of VBI to these individuals.

All decisions with respect to the management of VBI will be made by the VBI Board and its officers, who, prior to the merger with SciVac and as of the record date, beneficially own approximately ____% of VBI common stock, as calculated in accordance with Rule 13d-3 promulgated under the Exchange Act. Therefore, management will retain significant influence in electing a majority of the board of directors who shall, in turn, have the power to appoint the officers of VBI and to determine, in accordance with their fiduciary duties and the business judgment rule, the direction, objectives and policies of VBI including, without limitation, the purchase of businesses or assets; the sale of all or a substantial portion of the assets of VBI; the merger or consolidation of VBI with another corporation; raising additional capital through financing and/or equity sources; the retention of cash reserves for future product development, expansion of its business and/or acquisitions; the filing of registration statements with the SEC for offerings of its capital stock; and transactions that may cause or prevent a change in control of VBI or its winding up and dissolution. Accordingly, no investor should purchase VBI common stock unless such investor is willing to entrust all aspects of the management of VBI to such individuals.

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THE SPECIAL MEETING

General

This proxy statement/prospectus is being furnished to VBI stockholders in connection with the solicitation of proxies by the VBI Board to be used at the Special Meeting. This proxy statement/prospectus is first being mailed to VBI stockholders on or about ______, 2015.

Date, Time and Place

The Special Meeting will be held at on _____________, 2016, at _____________, at _____________ , local time.

Purpose of Special Meeting

At the Special Meeting, VBI stockholders will be asked to consider and vote upon:

(1)	a proposal to approve and adopt the merger agreement and the merger and other transactions contemplated thereby, which proposal we refer to as the merger proposal;

(2)	a proposal to approve, on a nonbinding, advisory basis, the merger-related compensation, which we refer to as the merger-related compensation proposal; and

(3)	a proposal to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to approve and adopt the merger agreement and approve the merger, which we refer to as the adjournment proposal.

Recommendation of the VBI Board

The VBI Board unanimously recommends that you vote “FOR” each of the proposals presented in this proxy statement/prospectus.

Record Date; Shares Entitled to Vote

The holders of record of VBI common stock and, subject to certain limitations, VBI Series 1 Convertible Preferred Stock, referred to as Series 1 Preferred, at the close of business on the record date are entitled to notice of and to vote at the Special Meeting or at any adjournment thereof.

Voting by Holders of Common Stock

Each holder of VBI common stock is entitled to one vote for each share of VBI common stock held of record as of the close of business on the record date. A total of _____________shares of VBI common stock are entitled to be voted at the Special Meeting.

Voting by Holders of Series 1 Preferred

Each holder of Series 1 Preferred is entitled to vote on all matters submitted to the VBI stockholders and is entitled to the number of votes for each share of Series 1 Preferred owned at the record date equal to 41.66% of the number of shares of VBI common stock such shares would be convertible into, but not in excess, after giving effect to the conversion, of 4.99% of the shares of VBI common stock outstanding. Except as otherwise required by law, the holders of shares of Series 1 Preferred vote together with the holders of VBI common stock on all matters and do not vote as a separate class. As of the record date, the holders of Series 1 Preferred collectively held a total of _____________votes.

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Voting Rights of VBI’s Directors and Executive Officers

As of the date of this proxy statement/prospectus, VBI’s directors and executive officers intend to vote all of their shares of VBI common stock and all of the shares of VBI common stock over which they have voting control in favor of the merger proposal, the merger-related compensation proposal and the adjournment proposal. As of the record date for the Special Meeting, VBI’s directors and executive officers beneficially owned, in the aggregate, 12,618,662 shares of VBI common stock, or collectively approximately _____ of the outstanding shares of VBI common stock and no shares of VBI Series 1 Preferred.

Quorum; Broker Non-Votes

Under VBI’s bylaws, the holders of a majority of the outstanding shares of VBI stock entitled to vote constitutes a “quorum” at a meeting of stockholders for the transaction of any business. If a quorum is not present at the Special Meeting, VBI expects that the Special Meeting will be adjourned or postponed to solicit additional proxies. In general, shares of VBI common stock or Series 1 Preferred represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Special Meeting for purposes of determining a quorum, including shares represented by proxies marked “ABSTAIN” or not marked at all. In addition, a “broker non-vote,” is counted in determining whether a quorum is present. Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (i) the broker has not received voting instructions from the beneficial owner of the shares and (ii) the broker lacks the authority to vote the shares at the broker’s discretion.

Voting Agreements

Concurrently with the execution and delivery of the merger agreement, certain stockholders of VBI who, as of the record date for the Special Meeting, owned in the aggregate 9,018,921 shares of VBI common stock, or approximately ______% of the shares of VBI common stock issued and outstanding on the record date, entered into voting agreements with SciVac. Pursuant to the voting agreements, among other things, each such stockholder agreed to vote (or cause to be voted) all shares of VBI common stock owned, indirectly or directly, whether beneficially or of record, by it in favor of the merger proposal.

Required Vote

Merger Proposal: The affirmative vote of the holders of a majority of the voting power outstanding on the record date (assuming a quorum is present in person or by proxy) is required for approval of the merger proposal. If you vote to abstain, or if you fail to vote or fail to instruct your bank, broker, custodian or other record holder how to vote, it will have the same effect as voting AGAINST this proposal.

Merger-Related Compensation Proposal: The merger-related compensation must be approved by a majority of the votes cast at the Special Meeting (assuming a quorum is present in person or by proxy); provided, however, such vote is nonbinding and advisory only and will not be binding on either VBI or SciVac. Accordingly, if the merger agreement is approved and adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the nonbinding, advisory vote of the VBI stockholders. If you fail to vote or to instruct your bank, broker, custodian or other record holder how to vote, it will have no effect on the voting outcome, on a nonbinding, advisory basis, of the merger-related compensation proposal. If you abstain, it will have the effect of a vote AGAINST the proposal.

Adjournment Proposal: The adjournment proposal must be approved by a majority of the votes cast at the Special Meeting (assuming a quorum is present in person or by proxy). If you fail to vote or to instruct your bank, broker, custodian or other record holder how to vote, it will have no effect on the voting outcome of this proposal. If you abstain, it will have the effect of a vote AGAINST the proposal.

How to Vote Your Shares

After carefully reading and considering the information contained in this proxy statement/prospectus, including the appendices, we encourage you to vote by proxy as soon as possible, whether or not you plan to attend the Special Meeting. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed by you via the Internet or telephone. You may specify whether your shares should be voted “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the proposals. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the VBI Board’s recommendations, as noted above. Voting by proxy will not affect your right to attend the Special Meeting. If your shares are registered directly in your name through our stock transfer agent, or you have stock certificates registered in your name, you may vote as follows:

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Voting by Telephone. You may vote by calling the toll-free telephone number and following the instructions printed on your proxy card. The deadline for voting by telephone is _____________, 2016, at 11:59 p.m. Eastern Time. If you vote by telephone, you do not need to return your proxy card.

Voting on the Internet. You may vote on the Internet by accessing the website www.proxyvote.com and following the instructions printed on your proxy card. The deadline for voting on the Internet is _____________, 2016, at 11:59 p.m. Eastern Time. If you vote on the Internet, you do not need to return your proxy card.

Voting by Proxy Card. You may vote by completing, signing and returning your proxy card by mail. To vote in this manner, please mark, date and sign the enclosed proxy card and return it by mail in the accompanying postage-prepaid envelope. You should mail your signed proxy card as promptly as possible so that your shares will be voted at the Special Meeting.

Voting in Person. Even if you have voted by one of the methods described above, you may still attend the Special Meeting and vote your shares in person. If you do attend and vote your shares in person at the Special Meeting after having voted by any of the methods described above, only your last vote will be counted. However, attendance at the Special Meeting alone will not result in a revocation of any previously submitted proxy cards.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive voting instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Special Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Special Meeting in order to vote.

Revocation of Proxies

If you give us your proxy, you may change or revoke it at any time before the Special Meeting. You may change or revoke your proxy in any one of the following ways:

●	by re-voting by Internet or telephone;

●	by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above; provided that it is received prior to the date of the Special Meeting;

●	by notifying our Secretary in writing at 222 Third Street, Suite 2241, Cambridge, Massachusetts 02142 before the Special Meeting that you have revoked your proxy; or

●	by attending the Special Meeting in person and voting in person in accordance with the instructions above. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it by notifying the Inspector of Elections at the Special Meeting.

Your most recent vote, whether by telephone, Internet, proxy card or in person at the Special Meeting, is the one that will be counted.

If you have instructed a broker or other nominee to vote your shares, you must follow the procedures provided by your broker or nominee to change those instructions.

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PROPOSAL ONE - THE MERGER

This section of the proxy statement/prospectus describes the material terms of the proposed merger and the merger agreement. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the full text of the merger agreement, which is attached as Annex A and incorporated by reference into this proxy statement/prospectus.

Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the merger, VBI and SciVac do not intend for the merger agreement to be a source of factual, business or operational information about the companies. Factual information about each of VBI and SciVac is set forth elsewhere in this proxy statement/prospectus. The merger agreement contains representations and warranties of the parties as of specific dates and may have been used for purposes of allocating risk between the parties rather than establishing matters as facts. Those representations and warranties were made solely for the benefit of the other parties to the merger agreement and are qualified in several important respects, which you should consider as you read them in the merger agreement. The representations and warranties are qualified in their entirety by certain information filed by VBI and SciVac with the SEC, or filed by SciVac with the Canadian Securities Administrators prior to the date of the merger agreement, as well as by confidential disclosure schedules that VBI and SciVac delivered to each other in connection with the execution of the merger agreement, and are qualified by contractual standards of materiality that may differ from what stockholders consider to be material. Information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as accurate statements as of the date of the merger agreement or any other date.

Notwithstanding the foregoing cautionary language, each of SciVac and VBI acknowledges that it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this proxy statement/prospectus not misleading.

The Parties to the Merger

VBI Vaccines Inc.

VBI is a biopharmaceutical company developing novel technologies that seek to expand vaccine protection in large underserved markets. VBI’s eVLP vaccine platform allows for the design of enveloped (“e”) virus-like particle (“VLP”) vaccines that closely mimic the target virus. VBI’s lead eVLP asset is a prophylactic CMV vaccine; VBI has initiated work for GMP manufacturing of its CMV candidate for use in formal preclinical and Phase I trials. VBI’s second platform is a thermostable technology that enables the development of vaccines and biologics that can withstand storage or shipment at constantly fluctuating temperatures. VBI has completed proof of concept thermostability studies on a number of vaccine and biologic targets. VBI is headquartered in Cambridge, Massachusetts with research facilities in Ottawa, Canada.

During 2015, VBI started working with partners on additional potential vaccines. On April 2, 2015, Variation Biotechnologies, Inc. (“VBI Cda”) entered into a Collaboration and Option License Agreement (the “Sanofi Agreement”) with Sanofi Vaccines Technologies S.A.S., a company organized under the laws of France (“Sanofi”). The purpose of the Sanofi Agreement is to allow Sanofi to evaluate the feasibility of using VBI Cda’s LPV technology and expertise to reformulate a Sanofi vaccine candidate to provide improved stability. VBI Cda is nearing completion of Stage 2 of the defined research plan included in the Sanofi Agreement.

On September 8, 2015, the Company announced that VBI Cda had been awarded up to $350,000 Canadian dollars (“CAD”) in grant funding by the National Research Council-Industrial Research Assistance Program (“NRC-IRAP”) to apply VBI’s eVLP platform in the development of a respiratory syncytial virus (“RSV”) vaccine candidate. In addition, on October 8, 2015 the Company announced that it has applied its eVLP platform in the development of a novel therapeutic vaccine candidate for glioblastoma multiforme (“Glioblastoma” or “GBM”) with Columbia University’s Brain Tumor Center.

Please see “VBI’s Business,” beginning on page 146 of this proxy statement/prospectus.

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SciVac Therapeutics Inc.

SciVac, headquartered in Rehovot Israel, is in the business of developing, producing and marketing biological products for human healthcare. SciVac’s flagship product, Sci-B-Vac™, is a recombinant third-generation hepatitis B vaccine. SciVac also offers contract development and manufacturing services to the life sciences and biotechnology markets. See “SciVac’s Business” on page 166 of this proxy statement/prospectus.

Senniccav Acquisition Corporation

Seniccav Acquisition Corporation, or Sub, is a Delaware corporation and is a wholly owned subsidiary of SciVac that was formed solely for the purpose of entering into the merger agreement and completing the merger. Upon the consummation of the merger, Sub will be merged with and into VBI and will cease to exist.

Background of the Merger

Both the VBI Board and the SciVac Board have regularly reviewed their respective companies’ results of operations and competitive positions, as well as their strategic respective alternatives. From time to time, both the VBI Board and the SciVac Board have evaluated potential strategic transactions, including business combinations, such as the merger, that could potentially benefit their respective companies.

Initial discussion between VBI’s and SciVac’s respective management commenced in early 2015, and VBI and SciVac Ltd., SciVac’s wholly owned subsidiary, entered into a confidentiality agreement on February 25, 2015 with respect to the parties’ obligations regarding the exchange of information with respect to the evaluation of potential synergies between VBI and SciVac. At the time of these discussions, no particular transaction or strategic alliance was contemplated.

On March 4, 2015, Jeff Baxter, President and Chief Executive Officer of VBI, and Dr. David E. Anderson, Chief Scientific Officer of VBI, had an introductory meeting with SciVac management at SciVac’s U.S. offices in Miami, Florida. At this meeting, Messrs. Baxter and Dr. Anderson met with Dr. Phillip Frost, CEO and Chairman of the Board of Directors of OPKO Health Inc., SciVac’s largest shareholder, which we refer to as OPKO, Steve D. Rubin, one of SciVac’s directors, who also serves as a director and as Executive Vice President – Administration, of OPKO, and certain of SciVac’s significant shareholders, and preliminarily discussed potential synergies between the companies, as well as the global potential for Sci-B-Vac.

On April 20, 2015, members of VBI Board, including Messrs. Baxter, Gillis (Chairman) and Chawla met with OPKO board members, including Dr. Frost and Mr. Rubin, and with such SciVac shareholders to discuss a potential collaboration to develop the global potential of Sci-B-Vac.

On April 23, 2015, members of VBI management, including Messrs. Baxter, Anderson, Buckley (VBI’s Vice President, Business Development) and Nascimento (VBI’s Chief Financial Officer), had an introductory meeting via telephone with Dr. Curtis Lockshin, Chief Executive Officer of SciVac, during which the participants discussed the potential collaboration between SciVac and VBI.

From May 17, 2015 through May 21, 2015, Messrs. Baxter, Anderson, Buckley, Schodel (Scientific Advisory Board Chair and Consulting Chief Medical Officer) and Garfinkle (Manufacturing Consultant to VBI) travelled to SciVac’s manufacturing facilities in Rehovot, Israel to learn more about SciVac and its operations, with respect to a potential collaboration on the global expansion of Sci-B-Vac.

On July 9, 2015 SciVac Ltd. completed a reverse takeover transaction with Levon Resources Ltd., referred to as Levon, pursuant to which Levon acquired 100% of the issued and outstanding securities of SciVac Ltd. Upon completion of the reverse takeover, Levon changed its name to SciVac Therapeutics Inc., and continued its listing on the TSX with a new ticker symbol, “VAC”. Levon had previously been quoted on the OTCQX, and, following consummation of the foregoing transaction, SciVac continued such quotation under the new ticker symbol, “SVACF”.

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On July 13, 2015, SciVac’s and VBI’s respective financial and legal advisors began mutual due diligence efforts, which continued until the execution of the merger agreement on October 26, 2015. SciVac’s legal advisors included Greenberg Traurig, P.A., referred to as Greenberg, Blake, Cassels & Graydon LLP, referred to as Blakes, and Pearl Cohen for U.S., Canadian and Israeli matters, respectively. SciVac’s financial advisors included Smythe LLP for U.S. and Canadian matters, and PKF Amit, Halfon for Israeli matters. VBI’s legal advisors included Mitchell Silberberg & Knupp LLP, referred to as MSK, Borden Ladner Gervais LLP and Yehuda Raveh & Co. for U.S., Canadian and Israeli matters, respectively. VBI’s financial advisors included Peterson Sullivan LLP for U.S. matters and KPMG LLP for Canadian and Israeli matters.

On August 4, 2015, Greenberg circulated to SciVac’s and VBI’s respective business and legal teams a preliminary, non-binding term sheet, describing, solely for purposes of discussion, the basic terms upon which a transaction between the two companies may be completed. Subsequent conference calls among the parties were held to discuss such terms, and additional iterations of such non-binding term sheet were circulated among the parties over the course of a two-week period. On August 18, 2015, Greenberg circulated among the parties the final iteration of such non-binding term sheet, containing the material terms of the proposed merger, subject in all respects to the subsequent negotiation, execution and delivery of definitive documentation.

On August 21, 2015, Greenberg circulated to SciVac’s and VBI’s respective business and legal teams an initial draft of the merger agreement. The parties subsequently exchanged approximately seven iterative drafts of the merger agreement during the approximately two-month period following the initial draft, with each such draft followed by discussion and negotiation among the parties with respect to the specific terms thereof.

On September 4, 2015, the SciVac Board engaged Cassel Salpeter & Co. LLC, which we refer to as Cassel Salpeter, to advise SciVac on the fairness of the merger, from a financial perspective, to SciVac, and render a fairness opinion with respect thereto.

On September 8, 2015, VBI engaged Scalar to advise VBI on the fairness of the merger, from a financial perspective, to VBI’s stockholders, and render a fairness opinion with respect thereto.

On October 13, 2015, Mr. Baxter met with Dr. Philip Frost, Chief Executive Officer and Chairman of OPKO Health, Inc., a significant SciVac shareholder, in New York, New York to discuss the draft definitive merger agreement.

On October 16, 2015, Scalar delivered its fairness opinion and presented its related analyses to the VBI Board, and, on October 20, 2015, Cassel Salpeter delivered its fairness opinion and presented its related analyses to the SciVac Board.

On October 20, 2015, the VBI Board held a meeting at which all members were in attendance telephonically. At this meeting, the VBI Board discussed the merger agreement, and discussed with its legal and financial advisors the VBI Board’s fiduciary duties under Delaware law and the fairness of the merger, from a financial perspective, to VBI’s stockholders. Following such presentations and ensuing discussions the VBI Board unanimously adopted a resolution approving the merger agreement and declaring it advisable. During all times relevant to the consideration of a potential collaboration or transaction between SciVac and VBI, in between scheduled meetings of the VBI Board, Mr. Baxter provided the VBI Board with regular updates on the status of such collaboration or transaction.

Also on October 20, 2015, the SciVac Board held a meeting at which all members were in attendance telephonically. At this meeting, the SciVac Board received a presentation by Greenberg regarding the material terms and conditions of the merger agreement, following which Blakes discussed with the SciVac Board its fiduciary duties under applicable Canadian law; and Cassel Salpeter presented its analysis of the fairness of the merger to SciVac from a financial perspective. Following such presentations and ensuing discussions the SciVac Board unanimously adopted a resolution delegating the authority of the entire SciVac Board to a special committee thereof, referred to as the special committee, to adopt a resolution approving the merger agreement.

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On October 23, 2015, the special committee held a telephonic meeting at which the special committee adopted a resolution approving the merger agreement, which was then communicated to the full SciVac Board.

On October 26, 2015, SciVac and VBI executed the merger agreement, following which VBI and SciVac issued a joint press release, announcing the transaction, and filed applicable disclosure documents with the SEC and the Canadian Securities Administrators.

VBI’s Reasons for the Merger and the Recommendation of the VBI Board

At a meeting of the VBI Board held on October 20, 2015, following questions from and discussions among the directors regarding the merger, the directors unanimously determined that it was fair to and in the best interests of VBI and its stockholders to enter into the merger agreement, substantially in the form presented to the VBI Board, and to consummate the merger and the other transactions contemplated thereby, and the directors unanimously approved and adopted the merger agreement, substantially in the form presented, the merger and the other transactions contemplated thereby. The VBI Board recommends that the VBI stockholders vote “FOR” the approval and adoption of the merger agreement and the approval of the merger.

In evaluating the merger agreement and the transactions contemplated thereby, the VBI Board consulted with VBI’s senior management, financial advisors and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following (not in any order of importance):

●	VBI’s estimated near- and long-term operations and performance on an independent, stand-alone basis;

●	the substantial additional financing that would be needed to achieve the desired performance and the risk that such additional financing may not be obtained on terms favorable to VBI or at all;

●	the competitive industry in which VBI operates, including the fact that many competitors have greater resources, financial and otherwise, than VBI;

●	historical and current information concerning SciVac’s business, technology and scientific personnel, and management; its financial performance, condition, and prospects as presented by SciVac to the VBI Board, management team, and advisors, and results of a due diligence investigation of SciVac conducted by VBI’s management and advisors;

●	the process undertaken to explore strategic alternatives available to VBI to maximize stockholder value and the review and assessment of the possible outcomes of such alternatives, including the possibility of remaining independent, combinations with other merger partners, the possibility of being acquired, and the possibility of equity or debt being issued in public or private offerings;

●	the number of SciVac common shares to be issued to VBI’s stockholders pursuant to the merger agreement;

●	the fact that the merger consideration on the date of the meeting represented a premium of 32.7% over the closing price per share of the VBI common stock on October 20, 2015 based on the value of a SciVac common share (although the price of SciVac common shares will continue to fluctuate);

●	the fact that the merger consideration will be in the form of registered and transferable SciVac common shares, which are expected to be tradeable on either NASDAQ or the New York Stock Exchange and on the TSX;

●	the fact that the combination of VBI with SciVac will allow existing VBI stockholders the opportunity to participate in the growth of the combined company;

●	the VBI Board’s consideration of potential alternative transactions and its view, in consultation with its legal and financial advisors, that it was not probable that any alternative transaction reasonably available to VBI within a reasonable timeframe would generate value to VBI stockholders in excess of the value from the merger with SciVac, and that the merger agreement provided sufficient flexibility for the VBI Board to change its recommendation and for VBI stockholders to vote against the merger in the case of a superior proposal, or otherwise;

●	the fact that the VBI Board received a written opinion of Scalar to the effect that, as of October 16, 2015, and based upon and subject to the qualifications, limitations and assumptions stated therein, the merger consideration payable pursuant to the merger agreement was fair, from a financial point of view, to the current stockholders of VBI;

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●	the VBI Board’s belief that the terms of the merger agreement, including the parties’ respective representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable;

●	the fact that five of VBI’s directors will become members of the combined company’s board of directors following completion of the merger and that Jeff Baxter, the Chief Executive Officer of VBI will become the Chief Executive Officer of the combined company and also join the combined company’s board of directors following completion of the merger and the possibility that other key executives of VBI will become part of the management team of the combined company following completion of the merger;

●	the fact that the deal protections set forth in the merger agreement do not preclude a third party from making an acquisition proposal that is superior to the terms of the merger with SciVac, that VBI may, subject to the requirements of the merger agreement, provide information to and participate in discussions with qualifying unsolicited third-party proposals and that, in the event of such a superior proposal, the VBI Board may, subject to the terms and conditions of the merger agreement, change its recommendation in favor of the proposal to adopt and approve the merger agreement with SciVac, and that the amount of and triggering conditions for the termination fee are reasonable under the circumstances;

●	the fact that the fixed exchange ratio provides certainty to VBI stockholders as to their approximate aggregate pro forma percentage ownership of the combined company; and

●	risks associated with the current and expected future landscape of the pharmaceutical industry, and, in light of the regulatory, financial and competitive challenges facing industry participants, the VBI Board’s belief that the combined company following the merger would be better positioned to meet these challenges if the expected strategic and financial benefits of the transaction were fully realized.

Although this discussion of the information and factors considered by the VBI Board includes substantially all of the material factors it considered, it is not intended to be exhaustive and may not include all of the factors considered by the VBI Board. The VBI Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, advisable, and in the best interests of VBI and its stockholders. The VBI Board based its determination on the totality of the information presented to and factors considered by it. In addition, individual members of the VBI Board may have given differing weights to different factors.

The VBI Board also carefully considered and discussed a number of risks, uncertainties and other countervailing factors in its deliberations regarding entering into the merger agreement and consummating the merger, including, among others, the following:

●	the risk that the conditions to the merger will not be satisfied, including approval of the listing of SciVac’s common shares on the NYSE or NASDAQ;

●	the risks and substantial costs, including public company costs, and the difficulty of obtaining additional financing on terms favorable to VBI or at all to cover such costs of VBI remaining a stand-alone publicly-traded company, instead of entering into a transaction with SciVac;

●	the uncertainty of the trading price of VBI common stock after announcing the merger and the bidding price of SciVac common shares after closing the merger;

●	the possibility that the anticipated benefits of the merger may not be realized or may be lower than expected;

●	the effect of the public announcement of the merger on VBI’s operations, stock price, customers, and employees;

●	the disruption that may be caused by failure to complete the merger;

●	the substantial fees and expenses incurred by VBI in connection with the merger, which will be incurred whether or not the merger is completed; and

●	other risks described in the “Risk Factors” and “Cautionary Statements Regarding Forward-Looking Statements” sections of this proxy statement/prospectus.

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The VBI Board believes that, overall, the potential benefits to VBI stockholders of the merger agreement and the transactions contemplated thereby, including the merger, outweigh the risks and uncertainties.

Opinion of Scalar to the VBI Board

VBI retained Scalar to provide an opinion to the VBI Board as to the fairness, as of the date of the opinion from a financial point of view, of the merger consideration payable pursuant to the merger agreement.

Scalar delivered its written opinion, dated October 16, 2015, to the VBI Board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, exceptions to the opinion and limitations on the scope of the review set forth in its opinion, the merger consideration payable pursuant to the merger agreement was fair, from a financial point of view, to the current stockholders of VBI.

There were no material differences between the final merger agreement, as executed by SciVac, VBI and Sub, and the draft merger agreement reviewed by Scalar.

The full text of the written opinion of Scalar dated October 16, 2015, which sets forth the assumptions made, procedures followed, matters considered, exceptions to the opinion and limitations on the scope of the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. VBI’s stockholders are urged to read the opinion in its entirety. Scalar’s written opinion is addressed to the VBI Board, is directed only to the merger consideration to be paid to VBI’s stockholders in the merger, does not constitute a recommendation to any VBI stockholder as to how such stockholder should vote at the Special Meeting, does not in any manner address any other aspects of the merger and does not address the relative merits of the merger in comparison to any other transactions or strategies that might be available to VBI. The summary of the opinion of Scalar set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Scalar, among other things:

(i) reviewed and analyzed the financial terms of the merger agreement;

(ii) reviewed and analyzed certain financial and other data with respect to VBI and SciVac which was publicly available;

(iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of VBI that were provided to Scalar by VBI;

(iv) conducted discussions with members of senior management and representatives of VBI concerning the matters described in clauses (i) and (ii) above, as well as its business and prospects before and after giving effect to the merger; and

(v) compared the financial performance of VBI with that of certain other publicly-traded companies that Scalar deemed relevant.

In addition, Scalar conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as it deemed necessary or appropriate in arriving at its opinion.

Scalar, in giving its opinion, relied upon and assumed, without independent verification, the accuracy and completeness of information that was publicly available or was furnished, or otherwise made available to Scalar or discussed with or reviewed by Scalar. Scalar also relied upon the assurances of the management of VBI that the financial information provided to Scalar was prepared on a reasonable basis in accordance with industry practice, and that management was not aware of any information or facts that would make any information provided to Scalar inaccurate, incomplete or misleading. Scalar further assumed with respect to financial forecasts, estimates and other forward-looking information reviewed by Scalar, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of VBI as to the expected future results of operations and financial condition of VBI and its programs.

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Scalar also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement, and that the definitive merger agreement would not be modified or amended in any material respect from the draft provided to Scalar before it rendered its opinion. Scalar also assumed, without independent verification, that the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to in the merger agreement were true and correct; each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party; the merger will be consummated pursuant to the terms of the merger agreement without amendments thereto; all conditions to the consummation of the merger will be satisfied without waiver by any party of any conditions or obligations thereunder; and there has been no material change in the assets, financial condition, business or prospects of VBI or SciVac since the date of the most recent financial statements and other information made available to Scalar. Additionally, Scalar assumed that all the necessary regulatory approvals and consents required for the merger will be obtained in a manner that will not adversely affect VBI or the contemplated benefits to the parties of the merger.

In arriving at its opinion, Scalar did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of VBI, nor was it furnished with any such appraisals or valuations, nor did it evaluate the solvency of VBI under any state or federal law relating to bankruptcy, insolvency or similar matters.

Scalar’s opinion is necessarily based upon the information available to Scalar and facts and circumstances as they exist on the date of the opinion. Events occurring after the date of the opinion could materially affect the assumptions used in preparing the opinion. Scalar has not undertaken to update, reaffirm or revise the opinion or otherwise comment upon any events occurring after the date of the opinion, material information provided to Scalar after the date of the opinion, or any change in facts or circumstances that occur after the date of the opinion, and does not have any obligation to update, revise or reaffirm the opinion.

The summary below is not a complete description of all the analyses underlying Scalar’s opinion or the assumptions made by Scalar or the VBI Board, but is a summary of the material analyses performed and presented by Scalar. The summary includes information presented in tabular format. To fully understand the financial analyses, these tables must be read together with the accompanying text.

For purposes of its engagement, Scalar performed valuation analysis on the “going concern” premise of value, which is defined as the value of a business enterprise that is expected to continue to operate into the future. Accordingly, Scalar has assumed that both SciVac and VBI will continue operations after the merger. To determine the equity value of VBI and SciVac, Scalar considered three traditional valuation methods, namely the asset approach, the market approach, and the income approach. Scalar determined that the asset approach would not appropriately capture the growth prospects of the proprietary programs of VBI or SciVac, therefore it declined to use this valuation method.

Except as otherwise indicated, no one methodology was considered to be more appropriate than any other methodology.

The Market Approach

The market approach is based on the assumption that the value of an asset must be equal to the value of a substitute asset with the same characteristics. Therefore, the value of an asset can be inferred by finding similar assets that have been sold in recent transactions. The market approach includes (a) the recent securities transaction approach, (b) the comparable public company method and (c) the comparable transaction method.

The recent securities transaction approach considers the subject company’s implied equity value based on recent transactions of the subject company’s securities. The applicability of this methodology depends on the circumstances surrounding the transaction; specifically, whether or not it meets the criteria outlined in the definition of fair market value. Because both VBI and SciVac are public companies listed on a stock exchange, Scalar considered the implied equity value from their public stock transactions within the last 45 days in both valuations.

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Because VBI is a public company listed on the NASDAQ, it has daily stock transactions that imply an overall equity valuation (market capitalization) of the company.

To calculate the total equity value implied from the daily stock transactions, Scalar multiplied the closing share price by VBI’s fully-diluted share count of 31,237,450. Closing share price data from the last 45 days since the valuation date, which was October 12, 2015, was used to provide a 25th percentile, median and 75th percentile equity value of VBI as indicated below:

Price Stats	Price	Market Capitalization
75th Percentile	$2.880	$89,963,856
Median	$2.550	$79,655,498
25th Percentile	$2.470	$77,156,502

Scalar noted that VBI’s common stock is thinly traded, with an average daily volume over the reviewed 45-day period of approximately ..03% of its fully diluted shares, and a total U.S. dollar volume of approximately $1.2 million over that same period. While limited trading volume can result in a volatile and less efficient share price, VBI reported a private transaction in August 2015 of $2.10 and $2.08 per share based on a 15% discount to the volume weighted average price over the previous 10 days, which corroborated the public share price.

Because SciVac is a public company primarily listed on the TSX, it has daily stock transactions that imply an overall equity valuation (market capitalization) of the company.

To calculate the total equity value implied from SciVac daily stock transactions, Scalar multiplied the closing share price by SciVac’s fully-diluted share count of 756,599,439. Closing share price data from the last 45 days since the valuation date was used to provide a 25th percentile, median, and 75th percentile equity value of SciVac as indicated below:

Price Stats	Price	Market Capitalization
75th Percentile	$0.208	$157,164,107
Median	$0.193	$145,659,173
25th Percentile	$0.174	$131,679,092

Similar to VBI, Scalar noted that SciVac’s common shares are thinly traded, with an average daily volume on the TSX over the reviewed 45-day period of approximately .031% of SciVac’s fully diluted shares, and a total U.S. dollar volume of approximately $2.1 million over that same period. Scalar further noted that SciVac common shares also trade on the OTCQX, creating additional transaction volume. The total U.S. dollar volume on the OTCQX market was approximately $3.3 million over the same 45 day period.

The Income Approach

The income approach is used to value the subject company based on the future monetary benefits that can be discounted and quantified in monetary terms as of the valuation date. This method typically involves two general steps. The first is projecting the total cash flows expected to accrue to an investor in the asset. Examples include cash flow realizable from an interest in a business, rental savings from a favorable contract, or royalty earnings from ownership of a patent. The second step involves discounting these cash flows to their present value at an appropriate discount rate that considers the degree of risk associated with the realization of the projected monetary benefits.

The risk-adjusted net present value (“rNPV”) method is one form of the income approach. The rNPV is a modified discounted cash flow analysis wherein each cash flow of the business or asset is adjusted by the probability that it occurs. Because rNPV includes attrition risk by probability-weighting the cash flow, a lower discount rate is applied under this method relative to a traditional discounted cash flow method. The rNPV is a common method for valuing compounds, programs, and companies in the biopharmaceutical industry. Scalar applied the rNPV analysis to value VBI and its separate programs.

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In order to provide a valuation perspective separate from the publicly traded share price, Scalar performed a risk-adjusted net present value for each of VBI’s relevant programs: a CMV vaccine, LPV, a GBM vaccine and an RSV vaccine. Assumptions were based on industry studies, information provided by management, and standard industry practice. Scalar randomized key assumptions using a normal distribution and an appropriate standard deviation in order to run a Monte-Carlo simulation of 5,000 trials to establish a range of value for VBI as a whole, according to the estimated values for VBI’s projects in each trial. The resulting conclusion was a range of value for VBI’s equity of approximately $82.5 million to approximately $94.5 million.

Scalar performed a discounted cash flow analysis of SciVac based on financial projections through 2021 that were provided by SciVac’s management. This method involved computing SciVac’s projected annual free cash flow through the discrete projection period provided by SciVac, and then adding the present value of the discrete period free cash flows to the discounted value of the terminal year.

Because SciVac was projecting above-average growth in the final year of its projections, Scalar’s method of calculating value assumed that SciVac’s growth rate changes in a linear fashion from a high-growth rate to a normal, long-term rate over a specified high-growth period. The terminal value is then discounted to the present by the calculated discount rate (weighted average cost of capital for unlevered free cash flows). Scalar selected a starting high growth rate of 30%, commensurate with the rate of revenue growth in the final year of the discrete periods, and a high-growth period of five years. Scalar randomized the high growth period within a normal distribution with a standard deviation of .5 years for purposes of the simulation analysis.

Because SciVac has no long-term debt, the weighted average cost of capital was determined to be equal to the cost of equity. Since most of the comparable public companies are large or mid cap stocks, Scalar applied an additional risk premium to the cost of equity, reflecting the additional premium investors require for small cap public stocks. The discount ranges from between 0% – 6% depending on the size (in revenue) of the company. Furthermore, to capture the return investors would require for assuming the regulatory risk of the programs driving SciVac’s projections, an additional risk premium was added to the cost of equity.

Scalar estimated the cost of equity at 25.9%. Scalar randomized this value within a normal distribution with a standard deviation of 1% for purposes of the simulation analysis

Based on the aforementioned assumptions and randomized inputs, specifically the discount rate and the high growth period, Scalar performed a Monte Carlo simulation of 5,000 trials to establish a range of value for SciVac. The resulting conclusion was a range of value for SciVac’s equity of approximately $119.4 million to approximately $131.5 million.

Scalar is a nationwide business valuation firm engaged in valuation services for tax, financial reporting, transaction advisory, and litigation consulting, which is regularly engaged in providing transaction advisory valuation services in connection with mergers and acquisitions. VBI selected Scalar to render a fairness opinion to the VBI Board in connection with the merger on the basis of Scalar’s experience in similar transactions, its reputation in the professional services community and its familiarity with VBI and its business. Further, Scalar has extensive experience providing valuation services in the Life Sciences, biotechnology and biopharmacological markets. Scalar, as part of its transaction advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, shareholder buybacks, private placements and valuations for estate, corporate and other purposes.

Scalar, in the past, has provided financial advisory and valuation services to VBI and may continue to do so and has received fees for rendering such services. Scalar and its affiliates may in the future provide transaction advisory and other valuation services to VBI or SciVac for which Scalar and its affiliates would expect to receive compensation.

As compensation for rendering the fairness opinion in connection with the merger, Scalar will receive a fee of approximately $65,000, $37,500 of which was payable at the time Scalar was engaged and the remainder of which was payable upon the delivery by Scalar of its opinion. No portion of Scalar’s fee is refundable or contingent upon the consummation of a transaction or the conclusion reached in Scalar’s opinion. In addition, VBI has agreed to indemnify Scalar against certain liabilities and reimburse Scalar for certain expenses in connection with its services.

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SciVac’s Reasons for the Merger and the Recommendation of the SciVac Board

In evaluating the merger and the merger agreement, the SciVac Board consulted with SciVac’s management and its legal, financial and other advisors. In reaching its decision to approve the merger and enter into the merger agreement, the SciVac Board considered a number of factors, including the following factors, which the SciVac Board viewed as generally supporting its decision to approve the merger and the merger agreement.

●	The belief that the combination of SciVac’s and VBI’s respective businesses should result in significant strategic benefits to the combined company, which would benefit SciVac and its shareholders, including access to a diverse portfolio of vaccine candidates that may address large unmet needs in both infectious diseases and oncology.

●	The SciVac Board’s and management’s analyses and understanding of the business, operations, financial performance and condition, strategy and future prospects of VBI, as well as economic and market conditions and trends in the markets in which VBI operates.

●	The belief that VBI’s strong expertise in immunology and in the manufacturing, development and commercialization of vaccines and biologics will benefit SciVac in, among other things, securing additional regulatory approvals for Sci-B-Vac™ in key markets and indications.

●	The belief that the seasoned management team at VBI will bring valuable market intelligence to the combined operations of VBI and SciVac.

●	The belief that the merger will enable SciVac to benefit from VBI’s intellectual property and existing contractual relationships.

●	The financial fairness of the exchange ratio to SciVac, as well as the fact that the exchange ratio is fixed and will not be adjusted for fluctuations in the market price of SciVac common shares or VBI common stock.

●	Historical and current information concerning VBI’s business, financial condition, management, and vaccine pipeline, and the results of a due diligence investigation of VBI conducted by SciVac’s management and outside legal, financial and accounting advisors.

●	The fact that senior executive officers of VBI who have an in-depth knowledge of VBI, its business and who were responsible for overseeing VBI’s growth and development efforts, will continue in senior executive roles after the merger.

●	The structure of the merger and the terms and conditions of the merger agreement, including without limitation, the following:

●	the probability that the conditions to the merger will be satisfied;

●	the provisions of the merger agreement that limit the ability of VBI to solicit and respond to offers for alternative transactions; and

●	that VBI may be required to pay a termination fee of up to $2,700,000 to SciVac or reimburse SciVac’s expenses up to $1,000,000 if the merger agreement is terminated under certain circumstances.

The SciVac Board weighed the factors described above, which the SciVac Board viewed generally as supporting the decision to approve the merger and merger agreement, against a number of other factors identified in its deliberations that weighed negatively against the merger, including without limitation, the following:

●	the fact that the SciVac common shares to be issued in the merger together with the options and warrants to purchase shares of VBI common stock that will be converted into options or warrants to purchase SciVac common shares (and will be assumed by SciVac at the effective time of the merger), will represent approximately 46.2% of the SciVac common shares on a fully diluted basis after the effective time of the merger, causing SciVac’s shareholders as of immediately prior to completion of the merger to experience immediate and significant dilution in their equity interests and voting power of SciVac upon completion of the merger;

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●	the amount of time required to complete the merger, the possibility that the merger may not be completed, and the potential adverse consequences to SciVac if the merger is not completed, including the potential adverse effect on the reputation of SciVac;

●	the possible negative effect of the public announcement of the merger on the market price of SciVac common shares and the possible volatility in SciVac common shares that may occur during the pendency of the merger;

●	the possibility that the anticipated benefits of the merger may not be realized within the expected time period, or at all, or that they may be less significant than expected;

●	the risk that sales of substantial amounts of SciVac common shares immediately after the closing of the merger could adversely affect the market price for SciVac’s common shares;

●	the risk of stockholder lawsuits that may be filed against SciVac, VBI or their respective boards of directors connection with the merger agreement;

●	the risk of diverting the attention of SciVac’s senior management from other strategic priorities to implement the merger and make arrangements for integration of each company’s operations and infrastructure following the merger;

●	the potential impact of the restrictions under the merger agreement on SciVac’s ability to take certain actions during the period prior to the completion of the merger (which may delay or prevent SciVac from undertaking business opportunities that may arise pending completion of the merger);

●	the fees and expenses associated with completing the merger; and

●	the risks described in the section titled “Risk Factors” beginning on page 27 of this proxy statement/prospectus.

The factors set forth above do not represent an exhaustive list of the factors given consideration by the SciVac Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the SciVac Board did not find it useful, and did not attempt, to quantify, rank or otherwise assign any relative or specific weights to the factors that it considered in reaching its determination to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. In addition, individual members of the SciVac Board may have given differing weights to differing factors. The SciVac Board conducted an overall analysis of the factors described above as well as other factors, including through discussions with, and inquiry of, SciVac management and outside legal and financial advisors regarding certain of the matters above.

For the reasons set forth above, the SciVac Board determined that the issuance of shares of SciVac common shares to VBI’s stockholders in connection with the merger is fair to and in the best interests of SciVac and its shareholders. This explanation of SciVac’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Regarding Forward-Looking Statements” on page 26 of this proxy statement/prospectus.

Opinion of Cassel Salpeter to the SciVac Board

On October 20, 2015, Cassel Salpeter rendered its oral opinion to the SciVac Board (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date), as to, as of October 20, 2015, the fairness, from a financial point of view, to SciVac of the exchange ratio in the merger pursuant to the merger agreement. The summary of the opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex C to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion.

The opinion was addressed to the SciVac Board for the use and benefit of the members of the SciVac Board (in their capacities as such) in connection with the SciVac Board’s evaluation of the merger. Neither the opinion nor the summary of the opinion and related analyses set forth in this proxy statement/prospectus is intended to and they do not constitute advice or a recommendation to any of the shareholders of SciVac or any other security holders as to how such holder should vote or act with respect to any matter relating to the merger or otherwise. Cassel Salpeter’s opinion should not be construed as creating any fiduciary duty on Cassel Salpeter’s part to SciVac, any other party to the merger agreement, any security holder of SciVac or such other party, any creditor of SciVac or such other party, or any other person. Cassel Salpeter’s opinion was just one of the several factors the SciVac Board took into account in making its determination to approve the merger.

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Cassel Salpeter’s opinion only addressed whether, as of the date of the opinion, the exchange ratio in the merger pursuant to the merger agreement was fair, from a financial point of view, to SciVac and did not address any other terms, aspects or implications of the merger or the merger agreement, including, without limitation, any term or aspect of the merger that was not susceptible to financial analyses, the fairness of the merger or all or any portion of the purchase price, to any security holders of SciVac or any other person or any creditors or other constituencies of SciVac or any other person, nor the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the merger, or any class of such persons, relative to the purchase price to be received by SciVac in the merger pursuant to the merger agreement, or otherwise.

The opinion did not address the relative merits of the merger as compared to any alternative transaction or business strategy that may have existed for SciVac, or the merits of the underlying decision by the SciVac Board or SciVac to engage in or consummate the merger. The financial and other terms of the merger were determined pursuant to negotiations between the parties to the merger agreement and were not determined by or pursuant to any recommendation from Cassel Salpeter.

Cassel Salpeter’s analysis and opinion were necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, Cassel Salpeter did not assume any obligation to update, review or reaffirm the opinion to SciVac or any other person or otherwise to comment on or consider events occurring or coming to Cassel Salpeter’s attention after the date of its opinion.

In arriving at its opinion, Cassel Salpeter made such reviews, analyses and inquiries as Cassel Salpeter deemed necessary and appropriate under the circumstances. Among other things, Cassel Salpeter:

●	Reviewed a draft, dated October 16, 2015, of the merger agreement.

●	Reviewed certain publicly available financial information and other data with respect to SciVac and VBI that Cassel Salpeter deemed relevant.

●	Reviewed certain other information and data with respect to SciVac made available to Cassel Salpeter by SciVac, including financial projections with respect to the future financial performance of SciVac for the period ending December 31, 2015 and the five years ending December 31, 2020 prepared by the management of SciVac, referred to as the SciVac Projections, and other internal financial information furnished to Cassel Salpeter by or on behalf of SciVac.

●	Reviewed certain other information and data with respect to VBI made available to Cassel Salpeter by VBI, including financial projections with respect to the future financial performance of VBI for the period ending December 31, 2015 and the three years ending December 31, 2018 prepared by the management of VBI, referred to as the VBI Projections, and other internal financial information furnished to Cassel Salpeter by or on behalf of VBI.

●	Considered and compared the financial and operating performance of SciVac and VBI with that of companies with publicly traded equity securities that Cassel Salpeter deemed relevant.

●	Discussed the business, operations and prospects of SciVac, VBI and the proposed merger with SciVac’s and VBI’s management and certain of SciVac’s and VBI’s representatives.

●	Conducted such other analyses and inquiries, and considered such other information and factors, as Cassel Salpeter deemed appropriate.

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In arriving at its opinion, Cassel Salpeter, with SciVac’s consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to Cassel Salpeter or available from public sources, and Cassel Salpeter further relied upon the assurances of SciVac’s and VBI’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. Cassel Salpeter also relied upon, without independent verification, the assessments of the management of SciVac and VBI as to SciVac’s and VBI’s existing and future technology, products and services and the validity and marketability of, and risks associated with, such technology, products and services (including, without limitation, the development, testing and marketing of such technology, products and services; the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing thereof; and the life of all relevant patents and other intellectual and other property rights associated with such technology, products and services), and Cassel Salpeter assumed, at SciVac’s direction, that there would be no developments with respect to any such matters that would adversely affect its analyses or opinion. Cassel Salpeter is not a legal, tax, accounting, environmental or regulatory advisor, and Cassel Salpeter did not express any views or opinions as to any legal, tax, accounting, environmental or regulatory matters relating to SciVac, VBI, the merger or otherwise. Cassel Salpeter understood and assumed that SciVac had obtained or would obtain such advice as it deemed necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory and other professionals.

VBI advised Cassel Salpeter, and Cassel Salpeter assumed, that the VBI Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of VBI with respect to the future financial performance of VBI. SciVac advised Cassel Salpeter, and Cassel Salpeter assumed, that the SciVac Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of SciVac with respect to the future financial performance of SciVac. Cassel Salpeter expressed no view or opinion with respect to the VBI Projections, the SciVac Projections or the assumptions on which they were based. SciVac advised Cassel Salpeter, and Cassel Salpeter assumed, without undertaking any responsibility for the independent verification thereof, that the VBI Projections, the SciVac Projections and the assumptions on which they were based were a reasonable basis on which to evaluate VBI, SciVac and the proposed merger and, at SciVac’s direction, Cassel Salpeter used and relied upon the VBI Projections and the SciVac Projections for purposes of its analyses and opinion.

Cassel Salpeter did not evaluate the solvency or creditworthiness of SciVac, VBI or any other party to the merger, or whether SciVac, VBI or any other party to the merger was paying or receiving reasonably equivalent value in the merger under any applicable foreign, state or federal laws relating to bankruptcy, insolvency, fraudulent transfer or similar matters, nor did Cassel Salpeter evaluate, in any way, the ability of SciVac, VBI or any other party to the merger to pay its obligations when they come due. Cassel Salpeter did not physically inspect SciVac’s or VBI’s properties or facilities and did not make or obtain any evaluations or appraisals of SciVac’s or VBI’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). Cassel Salpeter did not attempt to confirm whether SciVac and VBI had good title to their respective assets. Cassel Salpeter’s role in reviewing any information was limited solely to performing such reviews as Cassel Salpeter deemed necessary to support its own advice and analysis and was not on behalf of the SciVac Board, SciVac or any other party.

Cassel Salpeter assumed, with SciVac’s consent, that the merger would be consummated in a manner that complies in all respects with applicable foreign, federal, state and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the merger, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on SciVac, VBI or the merger. Cassel Salpeter also assumed, with SciVac’s consent, that the final executed form of the merger agreement would not differ in any material respect from the draft that Cassel Salpeter reviewed and that the merger would be consummated on the terms set forth in the merger agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof material to its analyses or opinion. There were no material differences between the final merger agreement, as executed by SciVac, VBI and Sub, and the draft merger agreement reviewed by Cassel Salpeter. Cassel Salpeter also assumed that the representations and warranties of the parties to the merger agreement contained therein were true and correct and that each such party would perform all of the covenants and agreements to be performed by it under the merger agreement. Cassel Salpeter offered no opinion as to the contractual terms of the merger agreement or the likelihood that the conditions to the consummation of the merger set forth in the merger agreement. Cassel Salpeter further assumed that for U.S. federal tax income purposes, the merger would qualify as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

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In connection with preparing its opinion, Cassel Salpeter performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither Cassel Salpeter’s opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, Cassel Salpeter assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, Cassel Salpeter did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, Cassel Salpeter believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by Cassel Salpeter in preparing the opinion.

The implied multiple ranges and implied value reference ranges indicated by Cassel Salpeter’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, Cassel Salpeter’s analyses are inherently subject to substantial uncertainty.

The following summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses Cassel Salpeter performed.

For purposes of its analyses, Cassel Salpeter reviewed a number of financial metrics, including the following:

●	EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period.

●	Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and minority interests less the amount of cash on its balance sheet).

●	Adjusted Enterprise Value – generally the relevant company’s Enterprise Value, unless the relevant company’s net cash was greater than 35.0% of the value of the relevant company’s outstanding equity securities, in which case Adjusted Enterprise Value was the relevant company’s total invested capital.

Unless the context indicates otherwise, (1) share prices for the selected companies used in the selected companies analysis described below were as of October 16, 2015, (2) estimates of future financial performance of SciVac were based on the SciVac Projections, and (3) estimates of future financial performance of VBI were based on the VBI Projections.

Selected Companies Analysis

Cassel Salpeter considered certain financial data for selected companies with publicly traded equity securities Cassel Salpeter deemed relevant. The financial data reviewed included adjusted enterprise value.

With respect to SciVac, the selected companies with publicly traded equity securities and resulting financial data were:

●	Novavax, Inc.

●	Emergent BioSolutions, Inc.

●	Bavarian Nordic A/S

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●	Dynavax Technologies Corporation

●	Inovio Pharmaceuticals, Inc.

●	SciClone Pharmaceuticals, Inc.

●	Arrowhead Research Corp.

●	Valneva SE

●	Genocea Biosciences, Inc.

●	Transgene SA

●	Adamis Pharmaceuticals Corporation

●	Vical Incorporated

	High	Mean	Median	Low
Adjusted Enterprise Value (in thousands)	$1,789,502	$520,393	$295,409	$35,211

With respect to VBI, the selected companies with publicly traded equity securities and resulting financial data were:

●	Novavax, Inc.

●	Dynavax Technologies Corporation

●	Pfenex Inc.

●	Agenus Inc.

●	Inovio Pharmaceuticals, Inc.

●	Advaxis, Inc.

●	Immune Design Corp.

●	Genocea Biosciences, Inc.

●	PharmAthene, Inc.

●	ImmunoVaccine Inc.

●	Vical Incorporated

●	GenVec, Inc.

●	Heat Biologics, Inc.

	High	Mean	Median	Low
Adjusted Enterprise Value (in thousands)	$1,796,102	$339,292	$234,401	$22,230

The selected companies’ analysis for SciVac indicated, after multiplying the initial implied enterprise value reference ranges resulting therefrom by 35.4% to take into account the clinical stage of development of the selected companies relative to that of SciVac, an implied enterprise value reference range of SciVac of $93,800,000 to $115,000,000. The selected companies’ analysis for VBI indicated, after multiplying the initial implied enterprise value reference ranges resulting therefrom by 35.5% to take into account the clinical stage of development of the selected companies relative to that of VBI, an implied enterprise value reference range of VBI of $74,900,000 to $91,300,000. The selected companies’ analysis indicated an implied exchange ratio reference range of 18.039094 to 25.1115686 common shares of SciVac per share of VBI common stock, as compared to the exchange ratio provided for in the merger of 20.808356 SciVac common shares per share of VBI common stock.

None of the selected companies have characteristics identical to SciVac or VBI. An analysis of selected publicly traded companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed.

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Discounted Cash Flow Analysis

Cassel Salpeter performed a discounted cash flow analysis of each of SciVac and VBI using the SciVac Projections and the VBI Projections, respectively. In performing this analysis, Cassel Salpeter applied, with respect to SciVac, discount rates ranging from 26.0% to 28.0% and terminal multiples of projected 2020P EBITDA ranging from 7.5x to 8.5x and, with respect to VBI, discount rates ranging from 30.0% to 32.0% and a range of terminal values based on the median enterprise value of the selected companies from the selected companies analysis of VBI, adjusted by multiplying such values by 35.5%, based on the selected companies’ clinical stage of development relative to that of VBI. The discounted cash flow analysis indicated an implied enterprise value reference range for SciVac of $76,000,000 to $94,000,000, an implied enterprise value reference range for VBI of $62,700,000 to $66,900,000, and an implied exchange ratio reference range of 16.627410 to 23.320005 common shares of SciVac per share of VBI common stock, as compared to the exchange ratio provided for in the merger of 20.808356 common shares of SciVac per share of VBI common stock.

Other Matters Relating to Cassel Salpeter’s Opinion

As part of its investment banking business, Cassel Salpeter regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. Cassel Salpeter is a recognized investment banking firm that has substantial experience in providing financial advice in connection with proposed mergers, acquisitions, sales of companies, businesses and other assets and other transactions.

Cassel Salpeter received a fee of $115,000 for rendering its opinion, no portion of which was contingent upon the completion of the merger. In addition, SciVac agreed to reimburse Cassel Salpeter for certain expenses incurred by it in connection with its engagement and to indemnify Cassel Salpeter and its related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion. Cassel Salpeter in the past provided investment banking, financial advisory and other financial services to SciVac and certain affiliates of SciVac for which Cassel Salpeter received, and would expect to receive, compensation, including, during the past two years, having acted as financial advisor to SciVac and certain affiliates of SciVac in connection with certain business combinations or other transactions. Cassel Salpeter may provide investment banking, financial advisory and other financial services to SciVac, other participants in the merger or certain of their respective affiliates in the future, for which Cassel Salpeter may receive compensation. In accordance with Cassel Salpeter’s policies and procedures, a fairness committee was not required to, and did not, approve the issuance of the opinion.

Accounting Treatment of the Merger

We expect that the merger will be accounted for using the acquisition method of accounting under IFRS, with SciVac considered the acquirer of VBI. SciVac will record all identifiable tangible and intangible assets acquired and liabilities assumed from VBI at their respective fair values at the acquisition settlement date, which represents the date that SciVac will obtain control of VBI. If the purchase price exceeds the net fair value of such assets and liabilities, the difference will be recorded as goodwill. However, if the net fair value of such assets and liabilities exceeds the purchase price, the difference will be recorded within the results of operations of SciVac as a bargain purchase gain.

The financial condition and results of operations of SciVac following the completion of the merger will include VBI’s, but will not be restated retroactively to include the historical financial condition or results of operations of VBI. The earnings of SciVac following completion of the merger will reflect acquisition accounting adjustments, which include but are not limited to, the effect of changes in the carrying value of assets recognized and liabilities assumed on depreciation expense, amortization expense and interest expense. Indefinite-lived intangible assets, including in-process research and development (“IPRD”), certain trademarks and any potential resulting goodwill, will not be amortized but will be tested for impairment at least annually. Once the associated R&D efforts are completed, the carrying value of the acquired IPRD is reclassified as a finite-lived asset and is amortized over its useful life. All tangible and intangible assets, which are subject to amortization, will be tested for impairment whenever impairment indicators arise. If, in the future, SciVac determines that tangible or intangible assets (including any potential resulting goodwill) are impaired, SciVac would record an impairment charge at that time.

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Ownership of SciVac After the Merger

Immediately following the merger, current SciVac shareholders will own approximately 53.8% of the issued and outstanding SciVac common shares and current holders of VBI common stock immediately prior to the merger will own approximately 46.2% of the issued and outstanding SciVac common shares on a fully diluted basis.

Interests of Certain Persons in the Merger

In considering the recommendation of the VBI Board with respect to the merger, you should be aware that some of VBI’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of VBI stockholders generally. These interests include SciVac’s employment of Jeff Baxter, VBI’s President and Chief Executive Officer, Dr. David E. Anderson, VBI’s Chief Scientific Officer, Egidio Nascimento, VBI’s Chief Financial Officer, and Dr. Marc Kirchmeier, VBI’s Vice President, Formulations Development. In connection with the merger, SciVac will appoint Mr. Baxter as the President and Chief Executive Officer of the combined company, Dr. Anderson as the combined company’s Chief Scientific Officer and Dr. Kirchmeier as the combined company’s Vice President, Formulation Development. SciVac will also elect to the combined company’s board of directors Mr. Baxter, Steven Gillis, Ph.D. (Chairman), Michel De Wilde, Ph.D. and Sam Chawla, who are currently members of the VBI Board. Furthermore, each of these individuals will receive equity awards issued from the combined company’s 2016 equity incentive plan as indicated below. (See also, “— Golden Parachute Compensation”.)

Name	Equity Awards to be Issued from the combined company’s 2016 equity incentive plan
Jeff Baxter	5,000,000
Dr. David Anderson	3,500,000
Egidio Nascimento	3,000,000
Dr. Marc Kirchmeier	750,000
Dr. Steven Gillis	3,000,000
Dr. Michel De Wilde	2,000,000
Sam Chawla	2,000,000

No determination has been made regarding the form of the equity awards to be granted and the individuals named above may not all receive the same type of equity award. The right to purchase 25% of the common shares underlying the equity awards will vest on the date of grant with the remainder vesting over a period of 36 months. If an individual receives an option rather than an award of restricted stock, the exercise price per share will be equal to the closing price of the combined company’s common stock as reported by the The NASDAQ Stock Market LLC on the closing date of the merger.

Furthermore, if approved by SciVac, option awards granted to two of VBI’s directors, Trent D. Davis and Alan P. Timmins, which would have expired 90 days after consummation of the merger, will be extended for a period of three years following consummation of the merger.

In connection with the merger, certain executive officers of VBI and SciVac will receive equity awards, which are referred to as “golden parachute compensation”. The following table sets forth the estimated value of golden parachute compensation (for purposes of Item 402(t) of Regulation S-K) that each named executive officer of VBI or SciVac will receive in connection with the merger.

Golden Parachute Compensation

Upon consummation of the merger, Messrs. Baxter, Anderson and Nascimento and Dr. Lockshin will be granted equity incentive awards, either in the form of stock options or restricted stock awards depending on the recipient’s election, under the combined company’s 2016 equity incentive plan. In the case of options, the right to purchase 25% of the option shares, or in the case of restricted stock awards, 25% of the award shares, will vest on the date of grant and the balance will vest in increments of 25% on the first, second and third anniversaries of the date of grant. Options will have a 10-year term. The exercise price of such options will be the closing price of the combined company’s common shares on the NASDAQ Stock Market on the date of grant, which is expected to be the closing date of the merger. With respect to Messrs. Davis and Timmins, unvested options to purchase VBI common stock that would otherwise terminate 90 days after consummation of the merger will instead become vested upon consummation of the merger and will become options to purchase SciVac common shares in accordance with the terms of the merger agreement. The values of the newly-granted options and the acceleration of the existing options, as described above, have been calculated in accordance with Item 402(t) of Regulation S-K and are set forth in the table below.

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Name	Cash($)	Equity($)		Pension/ NQDC ($)	Perquisites/ Benefits($)	Tax Reimbursement ($)	Other ($)(1)	Total($)
Jeff Baxter	—	—		—	—	—	735,000	735,000
David Anderson	—	—		—	—	—	514,500	514,500
Curtis A. Lockshin	—	—		—	—	—	661,000	661,000
Egidio Nascimento	—	—		—	—	—	441,000	441,000
Trent D. Davis	—	193,700	(2)	—	—	—	—	193,700
Alan P. Timmins	—	193,700	(2)	—	—	—	—	193,700

(1)	The amounts in the columns marked “Other” and “Total” (as to Mr. Baxter, Dr. Anderson, Dr. Lockshin and Mr. Nascimento) reflect the value of equity awards to be granted to these individuals upon the consummation of the merger (see “Interests of Certain Persons in the Merger” at page 87), calculated in accordance with the instruction to Item 402(t) of Regulation S-K which states that the price per share used to compute the dollar value reported shall be “the average closing market price of the registrant’s securities over the first five business days following the first public announcement of the transaction”. The parties’ execution of the merger agreement was disclosed on October 26, 2015. The average closing market price of SciVac’s common shares for the period beginning on October 27, 2015 and ending on November 2, 2015 was US$0.147 per share based on the average Bank of Canada closing exchange rate of $0.7599 for a Canadian dollar for the same period.

(2)	In-the-money option awards for which vesting will be accelerated, calculated as if the merger were consummated on November 30, 2015. The value of the awards has been computed in accordance with the instructions to Item 402(t) of Regulation S-K, as described in footnote 1 above.

Regulatory Clearances Required for the Merger

SciVac and VBI have each agreed to take certain actions in order to obtain regulatory clearance required to consummate the merger, including, if required, under the HSR Act which requires a pre-merger notification filing and the expiration or early termination of the statutory waiting period prior to completing the merger.

During or after the statutory waiting periods and clearance of the merger, and even after completion of the merger, either the Antitrust Division, the FTC or other governmental authorities could challenge or seek to block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. Other competition agencies with jurisdiction over the merger could also initiate action to challenge or block the merger. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. SciVac and VBI cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, that either SciVac or VBI will prevail.

Listing of SciVac Common Shares on an Exchange

It is a condition to the completion of the merger that the SciVac common shares issued pursuant to the transactions contemplated by the merger agreement be approved for listing on NASDAQ or the New York Stock Exchange. SciVac must use reasonable best efforts to obtain the listing and admission for trading of the SciVac common shares, including the SciVac common shares issued as merger consideration, on either such exchange at or prior to the effective time.

Conditional TSX Approval

It is a condition to the completion of the merger that the TSX has conditionally approved the listing of SciVac’s common shares to be issued pursuant to the merger agreement on the TSX, with final approval of the TSX being subject to receipt of SciVac shareholder approval and satisfaction of certain customary filing requirements of the TSX.

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Delisting of VBI Common Stock

Upon completion of the merger, shares of VBI common stock currently listed on NASDAQ will cease to be listed on NASDAQ and will subsequently be deregistered under the Exchange Act.

Dissenters’ Rights of Appraisal

Under the DGCL, no appraisal rights are available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were listed on a national securities exchange. Because VBI’s common stock is listed on a national securities exchange and, if the merger is successfully consummated, the SciVac common shares will be listed on a national securities exchange, VBI stockholders do not have appraisal rights or similar rights of dissenters with respect to the merger.

The Combined Company’s Board of Directors and Management Following the Merger

Following the consummation of the merger, the combined company’s board of directors is expected to be composed of five members of the VBI Board as of the date hereof and two members of the SciVac Board as of the date hereof. The members of the VBI Board who are expected to be elected to the board of directors of the combined company include Jeff Baxter, Steven Gillis, Ph.D. (Chairman), Scott Requadt, Michel De Wilde, Ph.D. and Sam Chawla. Messer. Steven Rubin and Adam Logal, who currently serve on the SciVac Board, are also expected to be elected.

Following the consummation of the merger, the following individuals are expected to be appointed as the officers of the combined company: Jeff Baxter, President and Chief Executive Officer; Dr. David E. Anderson, Ph.D., Chief Scientific Officer; Curtis A. Lockshin, Ph.D., Chief Technology Officer and James Martin, Chief Financial Officer.

For more information about the members of the board of directors and executive officers following the merger, see the section titled “SciVac Management Following the Merger”.

Governing Documents Following the Merger

At the effective time, VBI’s certificate of incorporation and bylaws will be amended and restated substantially in the forms attached to the merger agreement as Exhibit B and Exhibit C, respectively, which thereafter will be the certificate of incorporation and bylaws of the surviving corporation.

Exchange of VBI Stock Certificates Following the Merger

VBI stockholders should not return their certificates with the enclosed proxy card. Stock certificates should be returned with a letter of transmittal that will be sent to VBI’s stockholders following the effective time, validly executed in accordance with the instructions you will receive.

Upon surrender of a duly executed letter of transmittal and a certificate representing VBI common stock or a book-entry share of VBI common stock to the exchange agent, the holder of such certificate or book-entry share will be entitled to receive in exchange therefor the merger consideration into which the shares represented by such certificates or book-entry shares have been converted pursuant to the merger agreement. See “Exchange Procedures” beginning on page 92 of this proxy statement/prospectus.

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THE AGREEMENT AND PLAN OF MERGER

The following is a summary of the material provisions of the merger agreement. This summary does not purport to describe all of the terms of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. This summary does not contain all of the information about the merger agreement that is important to you. You should refer to the full text of the merger agreement for details of the transaction and the terms and conditions of the merger agreement.

Additionally, the representations, warranties and covenants described in this section and contained in the merger agreement have been made only for the purpose of the merger agreement and, as such, are intended solely for the benefit of SciVac, Sub and VBI. In many cases, these representations, warranties and covenants are subject to limitations agreed upon by the parties and are qualified by certain disclosures exchanged by the parties in connection with the execution of the merger agreement. Furthermore, many of the representations and warranties in the merger agreement are the result of a negotiated allocation of contractual risk among the parties and, taken in isolation, do not necessarily reflect facts about SciVac, Sub or VBI, their respective subsidiaries and affiliates or any other party. Likewise, any references to materiality contained in the representations and warranties may not correspond to concepts of materiality applicable to investors or shareholders. Finally, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement or may change in the future, and these changes may not be fully reflected in the public disclosures made by SciVac or VBI.

This section is not intended to provide you with any factual information about SciVac or VBI. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings SciVac and VBI make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 206 of this proxy statement/prospectus.

Terms of the Merger

The merger agreement provides for the merger of the Sub, a wholly owned subsidiary of SciVac, with and into VBI, in accordance with provisions of the DGCL. VBI will survive the merger and will continue as a wholly owned subsidiary of SciVac, and, as such, is sometimes referred to as the surviving corporation.

Completion of the Merger

SciVac and VBI will complete the merger no later than the third business day after the satisfaction or waiver of all of the conditions contained in the merger agreement, other than the conditions which by nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions. The conditions to the completion of the merger are described below under “—Conditions to Completion of the Merger” beginning on page 105. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated jointly by SciVac and VBI and specified in such certificate of merger (but in no event more than 90 days after the date of filing the certificate of merger with the Secretary of State of the State of Delaware), which we refer to as the effective time.

Pursuant to the merger agreement, SciVac and VBI currently expect to complete the merger in the first quarter of 2016; however, completion of the merger will be possible only if all conditions to the completion of the merger contained in the merger agreement (described below under “—Conditions to Completion of the Merger”) are satisfied or waived. Therefore, factors outside of either company’s control could delay or prevent the completion of the merger.

Merger Consideration

At the effective time, each share of VBI common stock issued and outstanding as of the effective time (other than shares of VBI common stock held by SciVac, Sub, VBI or any subsidiaries of SciVac or VBI, which will be cancelled and retired at the effective time) will be automatically converted into and exchanged for the right to receive SciVac common shares in the ratio of 20.808356 SciVac common shares for such share of VBI common stock, which we refer to as the exchange ratio. From and after the effective time, all such shares of VBI common stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate or book-entry share representing any such shares of VBI common stock will cease to have any rights with respect thereto, except the right to receive the merger consideration therefor, without interest thereon.

If prior to consummation of the merger, the outstanding SciVac common shares or shares of VBI common stock or preferred stock have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, the exchange ratio and any adjustments or payments to be made pursuant to the merger agreement that are based on the number of SciVac common shares or shares of VBI common stock or preferred stock will be correspondingly adjusted to provide the holders of VBI common stock, VBI options and VBI warrants the same economic effect as contemplated by the merger agreement prior to such event.

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No fractional SciVac common shares will be issued to VBI stockholders in connection with the merger. Instead, a VBI stockholder who would otherwise be entitled to a fractional share (after taking into account all certificates and book-entry shares delivered by such stockholder) will receive a number of SciVac common shares rounded down to the nearest whole SciVac common share.

Treatment of Warrants and Stock Options

Warrants

Each warrant to purchase one share of VBI common stock, referred to as VBI warrant, that is outstanding immediately prior to the effective time will be converted into and become rights with respect to SciVac common shares, and SciVac will assume each VBI warrant, in accordance with the terms of the VBI warrant, except that from and after the effective time, (i) each VBI warrant assumed by SciVac may be exercised solely for SciVac common shares (or cash, if so provided under the terms of such VBI warrant), (ii) the number of SciVac common shares subject to such VBI warrant will be equal to the number of shares of VBI common stock subject to such VBI warrant immediately prior to the effective time multiplied by the exchange ratio, rounded down to the nearest whole share, and (iii) the per share exercise price under each such VBI warrant will be adjusted by dividing the per share exercise price under each such VBI warrant by the exchange ratio and rounding up to the nearest cent.

Stock Options

At the effective time, each option to purchase shares of VBI common stock, whether granted pursuant to a VBI option plan or otherwise, which are collectively referred to as VBI options, that is outstanding immediately prior to the effective time, whether vested or unvested, will be disposed of and cancelled by SciVac, and the former holders of VBI options will receive substantially identical options exercisable for SciVac common shares, which are referred to as SciVac options. All terms and conditions of each SciVac option, including the term to expiry and conditions to and manner of exercising, will be the same as the VBI option for which it was exchanged (subject to applicable law), and will be governed by the terms of the applicable VBI option plan and/or stock option agreement, and any certificate or option agreement previously evidencing the VBI option will thereafter be and be deemed to be evidence of the SciVac option, except that from and after the effective time, (i) SciVac and its compensation committee will be substituted for VBI and the compensation committee of the VBI Board administering such VBI option plan, (ii) the SciVac option may be exercised solely for SciVac common shares (or cash, if so provided under the terms of such VBI option), (iii) the number of SciVac common shares subject to a particular SciVac option will be equal to the number of shares of VBI common stock subject to the applicable VBI option immediately prior to the effective time multiplied by the exchange ratio, rounded down to the nearest whole share, subject to automatic downward adjustments applicable to options held by Canadian persons, as described below, and (iv) the per share exercise price under the SciVac option will be adjusted by converting the per share exercise price under the VBI option to Canadian dollars using the noon spot rate quoted by the Bank of Canada for the day that includes the effective time (or, if no noon spot rate is quoted for that day, the noon spot rate for the closest preceding day for which a noon spot rate is quoted), and dividing the result of that conversion by the exchange ratio and rounding up to the nearest cent, subject to automatic upward adjustment. Each VBI option that is an “incentive stock option” or a nonqualified stock option held by a U.S. taxpayer will be adjusted as required by Section 424 of the Code and Section 409A of the Code and the Treasury Regulations thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the U.S. Internal Revenue Code and the Treasury Regulations under Section 409A of the Code, or otherwise result in negative tax treatment or penalties under Section 424 of the Code or Section 409A of the U.S. Internal Revenue Code.

Pursuant to the merger agreement, SciVac has agreed to file a registration statement on Form S-8 (or any successor or other appropriate form), with respect to the SciVac common shares subject to such options and will use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

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VBI options held by residents of Canada are additionally subject to automatic adjustment at the effective time in order to comply with the requirements of subsection 7(1.4) of the Income Tax Act (Canada) and the regulations thereunder.

Offer to Persons Resident in Canada for Purposes of the Income Tax Act (Canada)

Pursuant to the merger agreement, SciVac will make an offer solely to each holder of VBI common stock who is a resident of Canada for purposes of the Income Tax Act (Canada), referred to as a Canadian Holder, to purchase all VBI common stock held by such Canadian Holder in exchange for a number of SciVac common shares equal to the product of the number of shares of VBI common stock held by such Canadian Holder multiplied by the exchange ratio, rounded down to the nearest whole number of SciVac common shares. The foregoing offer is referred to in this proxy statement/prospectus as the Canadian Offer. Consummation of the Canadian Offer is subject to the satisfaction or waiver of the conditions to the consummation of the merger in accordance with the terms of the merger agreement. Shares of VBI common stock held by a Canadian Holder who does not participate in the Canadian Offer in accordance with its terms will, upon consummation of the merger, be converted into the right to receive SciVac common shares as described above under “—Merger Consideration”.

Exchange Procedures

The merger agreement provides that, on the closing date of the merger, SciVac will make available to its transfer agent or another exchange agent selected by SciVac and which is reasonably acceptable to VBI, which we refer to as the exchange agent, the SciVac common shares issuable pursuant to the merger agreement. Promptly after the effective time, the surviving corporation will instruct the exchange agent to deliver to each record holder of VBI certificate or book-entry shares immediately prior to the effective time appropriate transmittal materials and instructions (which must specify that delivery will be effected, and risk of loss and title to such VBI certificates or book-entry shares will pass, only upon proper delivery of such shares to the exchange agent).

Each holder of shares of VBI common stock that have been converted will be entitled to receive the merger consideration in respect of any share of VBI common stock upon (i) surrender to the exchange agent of such VBI certificate, together with a duly completed and validly executed letter of transmittal, duly endorsed as the exchange agent may require or (ii) receipt of an “agent’s message” by the exchange agent (or such other evidence, if any, of the transfer as the exchange agent may reasonably request) in the case of book-entry shares. In the event of a transfer of ownership of unregistered shares of VBI common stock represented by VBI certificates or book-entry shares, the consideration may be issued to a transferee if VBI certificates representing such shares or book-entry shares are delivered to the exchange agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the exchange agent that any applicable stock transfer taxes have been paid. If any VBI certificate has been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such VBI certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as SciVac and the exchange agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the exchange agent will issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed VBI certificate will have been converted. The exchange agent may establish such other reasonable and customary rules in connection with the distribution of the merger consideration, and procedures in connection with its duties as it may deem appropriate. SciVac will pay all charges and expenses. No interest will accrue or be paid to any holder of VBI common stock.

After the effective time, each holder of shares of VBI common stock issued and outstanding immediately prior to the effective time who surrenders or transfers the VBI certificate(s) representing such shares or book-entry shares to the exchange agent together with a duly completed and validly executed letter of transmittal, duly endorsed as the exchange agent may require, will receive SciVac common shares in exchange, as described above, which shares will be in uncertificated book-entry form unless a physical certificate is requested, together with all undelivered dividends or distributions in respect of such shares (without interest thereon).

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Each of SciVac, the surviving corporation and the exchange agent will be entitled to deduct and withhold from the merger consideration otherwise payable pursuant to the merger agreement to any holder of shares of VBI common stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of any state, local or foreign tax law, unless they have been presented with documentation that eliminates the requirement to withhold, and to request any necessary tax forms, as applicable, or any other proof of exemption from withholding or similar information, from the stockholders of VBI or other recipient of payments in respect of which such deduction and withholding was made. To the extent that any amounts are so withheld by SciVac, the surviving corporation or the exchange agent, as the case may be, such withheld amounts will be treated for all purposes of the merger agreement as having been paid to the holder of the shares of VBI common stock in respect of which such deduction and withholding was made by SciVac, the surviving corporation or the exchange agent, as the case may be. Each of SciVac, the surviving corporation and the exchange agent must provide any documentation of such deduction or withholding as reasonably requested by the stockholders of VBI or other recipient of payments in respect of which such deduction and withholding was made.

Any portion of the aggregate merger consideration that remains unclaimed by the holders of VBI common stock for one year after the effective time will be returned to SciVac (together with any dividends or earnings in respect thereof). Any holders of VBI common stock who have not complied with the procedures above will be entitled to look only to SciVac, and only as a general creditor thereof, for payment of the merger consideration deliverable in respect of each share of VBI common stock that such holder holds, as determined pursuant to the merger agreement, in each case, without any interest.

None of SciVac, the surviving corporation or the exchange agent will be liable to a holder of VBI common stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts of consideration remaining unclaimed by holders of shares of VBI common stock immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental entity will become, to the extent permitted by law, SciVac’s property free and clear of any claims or interest.

If you are a VBI stockholder, you should not surrender stock certificates or book-entry shares for exchange prior to the completion of the merger. Rather, you should wait to surrender such stock certificates and book-entry shares following the completion of the merger, and then only pursuant to instructions set forth in the letters of transmittal which the exchange agent will be required to mail to VBI stockholders promptly following the completion of the merger. The exchange agent will deliver shares of SciVac common shares to VBI’s former stockholders only in accordance with the procedures set forth in the letter of transmittal.

Representations and Warranties

The merger agreement contains various representations and warranties made by VBI to SciVac and Sub, many of which are qualified by concepts of knowledge and materiality and are further modified and limited by confidential disclosure schedules exchanged by SciVac and VBI and certain filings with the SEC prior to the date of the merger agreement. Such representations and warranties of VBI relate to, among other things:

●	corporate power, authority and capacity to enter into the merger agreement and the enforceability of the merger agreement;

●	corporate organization and similar corporate matters, including the qualification to do business under applicable law;

●	the absence of certain changes and events since June 30, 2015;

●	the absence of the violation of constituent documents, contracts or any applicable laws as a result of the merger and other transactions contemplated by the merger agreement;

●	third party consents;

●	capitalization of VBI;

●	ownership of subsidiaries;

●	compliance with applicable securities laws and the Sarbanes-Oxley Act of 2002, as amended;

●	certain SEC filings, including certain financial statements contained in such filings;

●	disclosure controls and procedures and internal controls over financial reporting;

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●	the absence of off-balance sheet arrangements;

●	VBI’s cash balance as of August 31, 2015;

●	books and records and minute books;

●	the absence of certain liabilities;

●	taxes;

●	litigation;

●	certain material contracts, including that there exists no violation or breach of such material contracts;

●	possession of and compliance with material permits and other governmental authorizations required for the operation of VBI’s business, including the business of its subsidiaries;

●	environmental matters;

●	intellectual property;

●	status of VBI’s products;

●	compliance with applicable legal and regulatory requirements;

●	labor and other employment matters;

●	related party transactions;

●	registration rights;

●	restrictions on business activities;

●	the absence of undisclosed brokers’ fees;

●	insurance;

●	the absence of any cease trade or similar order;

●	that neither VBI nor any of its subsidiaries is registered or required to be registered as an “investment company” under the U.S. Investment Company Act of 1940;

●	Canadian operations;

●	certain business practices and anti-bribery laws;

●	employee benefits plans;

●	compliance with applicable healthcare regulations and other healthcare regulatory matters;

●	the absence of any stockholder rights plan, “poison pill” anti-takeover plan or other similar anti-takeover device and the inapplicability of certain anti-takeover statutes to the transactions contemplated by the merger agreement, including the merger; and

●	receipt by the VBI Board of the opinion of VBI’s financial advisor.

The merger agreement also contains various representations and warranties made by SciVac and Sub to VBI, many of which are qualified by concepts of knowledge and materiality and are further modified and limited by confidential disclosure schedules exchanged by SciVac and VBI and certain filings with the Canadian Securities Administrators prior to the date of the merger agreement. Such representations and warranties of SciVac and Sub relate to, among other things:

●	corporate power, authority and capacity to enter into the merger agreement and the enforceability of the merger agreement;

●	corporate organization and similar corporate matters, including the qualification to do business under applicable law;

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●	the absence of certain changes and events since June 30, 2015;

●	the absence of the violation of constituent documents, contracts or any applicable laws as a result of the merger and other transactions contemplated by the merger agreement;

●	third party consents;

●	capitalization of SciVac;

●	ownership of subsidiaries;

●	compliance with applicable securities laws with regulatory authorities and the TSX;

●	certain SEC filings, including certain financial statements contained in such filings;

●	disclosure controls and procedures and internal controls over financial reporting;

●	SciVac’s cash balance as of August 31, 2015;

●	books and records and minute books;

●	the absence of certain liabilities;

●	taxes;

●	litigation;

●	certain material contracts, including that there exists no violation or breach of such material contracts;

●	possession of and compliance with material permits and other governmental authorizations required for the operation of SciVac’s business including the business of its subsidiaries;

●	environmental matters;

●	intellectual property;

●	status of SciVac’s products

●	compliance with applicable legal and regulatory requirements;

●	labor and other employment matters;

●	related party transactions;

●	registrations rights;

●	restrictions on business activities;

●	the absence of undisclosed brokers’ fees;

●	insurance;

●	the absence of any cease trade or similar order;

●	that neither SciVac nor any of its subsidiaries is registered or required to be registered as an “investment company” under the U.S. Investment Company Act of 1940;

●	certain business practices and anti-bribery laws;

●	employee benefits plans;

●	compliance with applicable healthcare regulations and other healthcare regulatory matters;

●	the absence of any stockholder rights plan, “poison pill” anti-takeover plan or other similar anti-takeover device and the inapplicability of certain anti-takeover statutes to the transactions contemplated by the merger agreement, including the merger; and

●	receipt by the SciVac Board of the opinion of SciVac’s financial advisor.

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Certain Covenants of the Parties

Affirmative Covenants

Each of SciVac and VBI has undertaken customary covenants in the merger agreement relating to the conduct of its business prior to the completion of the merger or the earlier termination of the merger agreement (subject in some cases to exceptions specified in the merger agreement, as required by legal requirements, with the prior written consent of the other company, which consent may not be unreasonably withheld or delayed, or as set forth in the confidential disclosure schedules exchanged by SciVac and VBI).

In general, VBI has agreed, among other things, to, and to cause its subsidiaries to:

●	operate its business in the ordinary course consistent with past practice;

●	use its reasonable efforts to preserve intact its business organization and material assets and maintain its rights and franchises and keep available the services of present employees, consultants, independent contractors and executive officers of VBI and its subsidiaries;

●	notify SciVac promptly after receipt of any material communication (written or oral) between VBI or any of its subsidiaries, on the one hand, and any healthcare regulatory authority, on the other hand, and before giving any material submission to any healthcare regulatory authority; and

●	take no action that would reasonably be likely to (i) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated under the merger agreement or (ii) materially adversely affect the ability of any party to perform its covenants and agreements under the merger agreement.

In general, SciVac has agreed, among other things, to, and to cause its subsidiaries to:

●	operate its business in the ordinary course consistent with past practice;

●	use its reasonable efforts to preserve intact its business organization and material assets and maintain its rights and franchises and keep available the services of present employees, consultants, independent contractors and executive officers of SciVac and its subsidiaries;

●	notify VBI promptly after receipt of any material communication (written or oral) between SciVac or any of its subsidiaries, on the one hand, and any healthcare regulatory authority, on the other hand, and before giving any material submission to any healthcare regulatory authority; and

●	take no action that would reasonably be likely to (i) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated under the merger agreement or (ii) materially adversely affect the ability of any party to perform its covenants and agreements under the merger agreement.

Negative Covenants

Prior to the effective time or the earlier termination of the merger agreement, each of VBI and SciVac have agreed, with respect to itself and its subsidiaries not to (except as otherwise contemplated by the merger agreement, as required by legal requirements or with the prior written consent of the other company, which consent may not be unreasonably withheld or delayed), take certain actions specified in the merger agreement (subject in some cases to exceptions specified in the merger agreement or set forth in the confidential disclosure schedules exchanged by VBI and SciVac).

In general, VBI has agreed that it will not do or agree or commit to do, or permit any of its subsidiaries to do or agree or commit to do, any of the following:

●	adopt any change to its organizational documents;

●	subject to limited exceptions, incur any debt obligation or other obligation for borrowed money (other than (i) intercompany indebtedness and (ii) trade payables incurred in the ordinary course of business) or impose, or suffer the imposition, on any material asset of VBI or any of its subsidiaries of any lien or permit any such lien to exist, other than in connection with liens in effect as of the date of the merger agreement;

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●	repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under the VBI option plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of VBI or any of its subsidiaries;

●	subject to limited exceptions, except for the merger agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into a contract to do any of the foregoing, or otherwise permit to become outstanding, any additional shares of VBI common stock, preferred stock or warrants or any other capital stock of any subsidiary of VBI;

●	except as otherwise required by any employment agreement or VBI options agreement to which VBI is a party as of the date of the merger agreement, accelerate the exercisability of any share of restricted stock, option, warrant or other right to purchase shares of VBI common stock or any other capital stock of any VBI subsidiary;

●	declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of its capital stock;

●	adjust, split, combine or reclassify any share of its or its subsidiaries’ capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock, or sell, lease, mortgage or otherwise dispose of or encumber any of its subsidiaries’ stock or any asset with a book value greater than $150,000 other than in the ordinary course of business;

●	(i) except for purchases of U.S. Treasury securities or U.S. government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, whether by purchase of stock or securities, contributions to capital, asset transfers, loans or advances, or purchase of any assets, in any person other than a wholly owned VBI subsidiary, or otherwise acquire direct or indirect control over any person or (ii) merge, consolidate or adopt a plan of liquidation;

●	(i) enter into any new line of business or into any new commercial territory outside of the United States or make or agree to make any new capital expenditures that, in the aggregate, are in excess of $150,000 or (ii) dispose of, grant, obtain or permit to lapse any material rights in any intellectual property or dispose of or disclose to any person, except pursuant to confidentiality obligations or requirements of law, other than to representatives of SciVac, any material trade secret;

●	except as required by any plan or contract or as required by law, increase the benefits available to any current of former executive officer or director; increase the base salary, wages, or bonus of any current or former VBI executive officer or director, except for an increase in bonus of not more than 10% of the target bonus set forth in the employment agreement or established by the VBI Board or committee for any current employee, executive officer or director in the ordinary course of business; or grant any severance, bonus, termination pay, equity or equity-based awards to any current or former VBI executive officer or director other than as required by agreement or plan prior to the date of the merger agreement;

●	except as required by law, establish, adopt, amend or terminate any plan or any agreement, program, policy, trust, fund or other arrangement that would be a plan if it were in existence as of the date of the merger agreement;

●	terminate without “cause” any executive officer; forgive or discharge in whole or in part any outstanding loans or advances to any present or former VBI director, officer, employee, individual consultant or independent contractor; or, except for the hiring or engagement of non-officer employees or individual independent contractors who are compensated no more than $200,000 annually each, hire or engage any VBI employee or individual independent contractor;

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●	(i) make or change any material tax election, (ii) file any materially amended tax return, (iii) settle any material tax claim or assessment relating to VBI or its subsidiaries or (iv) surrender any right to claim a refund of material taxes;

●	make any material change in any accounting methods, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

●	except to the extent expressly set forth in the merger agreement, take any action that is intended or would reasonably be expected to result in failure of any of the conditions to the consummation of the merger;

●	except in the ordinary course of business, enter into, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims with respect to any material contract;

●	commence, settle or compromise any pending or threatened litigation except with respect to compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages by VBI not in excess of $50,000 individually or $100,000 in the aggregate;

●	pay, discharge or satisfy any material liabilities, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business consistent with past practice;

●	terminate or allow to lapse, or modify in any material respect, any material insurance policy; or

●	take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

In general, SciVac has agreed that it will not do or agree or commit to do, or permit any of its subsidiaries to do or agree or commit to do, any of the following:

●	adopt any change to its organizational documents;

●	subject to limited exceptions, incur any debt obligation or other obligation for borrowed money (other than (i) intercompany indebtedness and (ii) trade payables incurred in the ordinary course of business) or impose, or suffer the imposition, on any material asset of SciVac or any of its subsidiaries of any lien or permit any such lien to exist, other than in connection with liens in effect as of the date of the merger agreement;

●	repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under the SciVac option plan), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of SciVac or any of its subsidiaries;

●	subject to limited exceptions, except for the merger agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into a contract to do any of the foregoing, or otherwise permit to become outstanding, any additional shares of SciVac common shares, preferred stock or warrants or any other capital stock of any subsidiary of SciVac;

●	accelerate the exercisability of any share of restricted stock, option, warrant or other right to purchase shares of SciVac common shares or any other capital stock of any SciVac subsidiary;

●	declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of its capital stock;

●	adjust, split, combine or reclassify any share of its or its subsidiaries capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock, or sell, lease, mortgage or otherwise dispose of or encumber any of its subsidiaries’ stock or any asset with a book value greater than $150,000 other than in the ordinary course of business and other than its proprietary interest in SciVac’s early-stage enzyme-based product, recombinant human deoxyribonuclease I, or RhDNase I;

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●	(i) except for purchases of U.S. Treasury securities or U.S. government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, whether by purchase of stock or securities, contributions to capital, asset transfers, loans or advances, or purchase of any assets, in any person other than a wholly owned SciVac subsidiary, or otherwise acquire direct or indirect control over any person or (ii) merge, consolidate or adopt a plan of liquidation;

●	(i) enter into any new line of business or into any new commercial territory outside of the United States or make or agree to make any new capital expenditures that, in the aggregate, are in excess of $150,000 or (ii) dispose of, grant, obtain or permit to lapse any material rights in any intellectual property or dispose of or disclose to any person, except pursuant to confidentiality obligations or requirements of law, other than to representatives of SciVac, any material trade secret;

●	except as required by any plan or contract or as required by law, increase the benefits available to any current of former executive officer or director; increase the base salary, wages, or bonus of any current or former executive officer or director of SciVac or any of its subsidiaries, except for an increase in bonus of not more than 10% of the target bonus set forth in the employment agreement or established by the SciVac Board or any committee for any current employee, executive officer or director in the ordinary course of business; or grant any severance, bonus, termination pay, equity or equity-based awards to any current or former executive officer or director of SciVac or any of its subsidiaries other than as required by agreement or plan prior to the date of the merger agreement;

●	except as required by law, establish, adopt, amend or terminate any plan or any agreement, program, policy, trust, fund or other arrangement that would be a plan if it were in existence as of the date of the merger agreement;

●	terminate without “cause” any executive officer; forgive or discharge in whole or in part any outstanding loans or advances to any present or former director, officer, employee, individual consultant or independent contractor of SciVac or any of its subsidiaries; or, except for the hiring or engagement of non-officer employees or individual independent contractors who are compensated no more than $200,000 annually each, hire or engage any employee or individual independent contractor of SciVac or any of its subsidiaries;

●	(i) make or change any material tax election, (ii) file any materially amended tax return, (iii) settle any material tax claim or assessment relating to SciVac or its subsidiaries, or (iv) surrender any right to claim a refund of material taxes;

●	make any material change in any accounting methods or policies or systems of internal accounting controls, except as may be required by changes in statutory or regulatory accounting rules or IFRS or regulatory requirements with respect thereto;

●	except to the extent expressly set forth in the merger agreement, take any action that is intended or would reasonably be expected to result in failure of any of the conditions to the consummation of the merger;

●	except in the ordinary course of business, enter into, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims with respect to any material contract;

●	commence, settle or compromise any pending or threatened litigation except with respect to compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of $50,000 individually or $100,000 in the aggregate;

●	pay, discharge or satisfy any material liabilities, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business consistent with past practice;

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●	terminate or allow to lapse, or modify in any material respect, any material insurance policy; or

●	take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Certain Notifications

VBI and SciVac have agreed to notify one another promptly upon becoming aware of:

●	any notice or other communication from any person or entity alleging that its consent may be required in connection with the transactions contemplated by the merger agreement;

●	any notice or other communication from any governmental entity or regulatory authority in connection with the transactions contemplated by the merger agreement;

●	certain pending, threatened or likely litigation against such party or any of its officers, directors or affiliates;

●	any final, non-appealable decisions from a court, patent office or other regulatory agency rendering any of its registered intellectual property invalid or unenforceable; or

●	any facts or circumstances that would, or would reasonably be expected to, affect in any material respect its use or value of any of its intellectual property.

Preparation of Proxy Statement/Prospectus and Registration Statement on Form F-4

Pursuant to the merger agreement, SciVac and VBI have agreed to cooperate in the preparation and filing with the SEC of the registration statement on Form F-4, of which this proxy statement/prospectus forms a part, and to cause such registration statement to be declared effective under the Securities Act as soon after such filing as possible and to cause such registration statement to remain effective for as long as is necessary to consummate the merger and the transactions contemplated by the merger agreement. SciVac and VBI have also agreed to make all required filings with respect to the merger and the transactions contemplated by the merger agreement under the Securities Act and the Exchange Act, the rules of TSX, the rules of any stock exchange on which their securities are listed, applicable state securities and “blue sky” laws and the rules and regulations thereunder and any applicable foreign securities laws or with any foreign securities authorities.

VBI Stockholder Meeting and SciVac Shareholder Meeting

VBI has agreed to cause the VBI stockholders’ meeting to be duly called and held as soon as reasonably practicable after the SEC declares the registration statement on Form F-4, of which this proxy statement/prospectus forms a part, effective for the purpose of obtaining the required stockholder vote for the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement. In connection with such meeting, VBI will (i) use its reasonable best efforts to obtain the required stockholder vote and (ii) otherwise comply with all legal requirements applicable to such meeting.

SciVac will prepare a management information circular, referred to as the SciVac circular, in compliance with applicable securities laws and file and mail the SciVac circular in all jurisdictions in which the same is required to be filed in connection with the special meeting of SciVac’s shareholders to approve, among other things, the issuance of the merger consideration, referred to as the SciVac shareholder approval. SciVac will use its reasonable best efforts to:

●	file the SciVac circular with all such jurisdictions not later than the date that is forty-five calendar days after the date of the merger agreement;

●	mail the SciVac circular to its shareholders as promptly as practicable following its filing in all jurisdictions where the same is required; and

●	duly call and hold the SciVac meeting as soon as reasonably practicable after the filing of the SciVac circular in order to obtain SciVac shareholder approval.

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Restrictions on Solicitation

Pursuant to the merger agreement, neither VBI nor SciVac is permitted to solicit, initiate or knowingly encourage or otherwise take any action to facilitate from any third party a competing proposal to acquire at least 20% of the assets of, equity interest in, or business of VBI and its subsidiaries, taken as a whole, or SciVac and its subsidiaries, taken as a whole, any of which we refer to as a company acquisition proposal.

In addition, except as permitted pursuant to the merger agreement as set forth below, neither VBI nor SciVac is permitted to:

●	conduct or engage in any discussions or negotiations with, or disclose any non-public information relating to it or any of its subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any company acquisition proposal;

●	endorse or recommend any company acquisition proposal;

●	enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar contract (in each case, whether or not binding) relating to any company acquisition proposal; or

●	grant any waiver, amendment or release under any standstill or confidentiality agreement or any anti-takeover laws or otherwise fail to enforce any of the foregoing.

Notwithstanding the limitations set forth above, prior to the receipt of, in the case of VBI, the required vote of the stockholders of VBI to approve and adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, or in the case of SciVac, the SciVac shareholder approval, the VBI Board or the SciVac Board, as applicable, may, directly or through a representative:

●	participate in negotiations or discussions with a third party that has made a bona fide, unsolicited company acquisition proposal that the VBI Board or the SciVac Board, as applicable, determines in good faith, after consultation with VBI’s or SciVac’s outside legal counsel and financial advisors, as applicable, constitutes or could reasonably be expected to result in a superior proposal;

●	furnish to such third party information relating to VBI or any of its subsidiaries, or SciVac or any of its subsidiaries, as applicable, provided that all material non-public information provided to such person has been provided to SciVac or VBI, as applicable, prior to or contemporaneously with the provision to such third party; or

●	grant a waiver under a standstill agreement,

but, in each case, (i) only if the VBI Board or SciVac Board, as applicable, determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and (ii) such third party executes a confidentiality agreement with terms at least as restrictive with respect to such third party as the terms contained in the confidentiality agreement with VBI or SciVac (provided that such agreement will not prohibit VBI or SciVac from providing any information or materials to the other party in accordance with, or otherwise complying with, the solicitation restrictions in the merger agreement).

VBI must notify SciVac, and SciVac must notify VBI, as applicable, promptly (but in any event within 24 hours and prior to engaging in any of the actions with respect to a superior proposal as described above) of:

●	any company acquisition proposal;

●	any initial request for non-public information concerning VBI or any of its subsidiaries, or SciVac or any of its subsidiaries, as applicable, related to, or from any third party that would reasonably be expected to make a company acquisition proposal; or

●	any initial request for discussions or negotiations related to any company acquisition proposal.

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Such notice will be required to include the identity of the proponent and the material terms and conditions of any such company acquisition proposal, request or inquiry, together with copies of any written proposals, draft agreements and all draft or executed financing commitments and related material documentation. VBI or SciVac, as applicable, will be required to keep the other promptly informed on the status of any such company acquisition proposal and all material developments of any such proposals, offers, inquiries or requests, including by promptly (but no later than 48 hours after receipt) providing copies of any additional or revised written proposals, requests, inquiries, draft agreement and all draft or executed financing commitments and related material documentation. Each of VBI and SciVac has agreed that it and its representatives are not permitted to enter into any agreement with any person or entity after the date of the merger agreement that prohibits it from providing any information or materials to VBI or SciVac, as applicable, in accordance with, or otherwise complying with, the restrictions on solicitation and negotiation of takeover proposals.

Recommendation of VBI’s and SciVac’s Respective Boards of Directors; Change of Recommendation

The VBI Board has approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and recommended approval and adoption of the merger agreement by VBI’s stockholders, which we refer to as the VBI board recommendation. Similarly, the SciVac Board has determined that the merger is fair to and in the best interests of SciVac and its shareholders and has declared it advisable to enter into the merger agreement and consummate the transactions contemplated thereby, including the merger, which we refer to as the SciVac board recommendation.

Pursuant to the merger agreement, each of VBI and SciVac agreed, subject to certain exceptions, that neither its board of directors nor any committee thereof will:

●	in the case of VBI, make, withdraw, amend, modify or materially qualify, in a manner adverse to SciVac or Sub, the VBI board recommendation or recommend a company acquisition proposal, and, in the case of SciVac, make, withdraw, amend, modify or materially qualify, in a manner adverse to VBI, the SciVac board recommendation or recommend a company acquisition proposal;

●	fail to recommend against acceptance of any tender offer or exchange offer for the shares of VBI common stock (in the case of the VBI Board) or SciVac common shares (in the case of the SciVac Board) within five business days after the commencement of such offer;

●	make any public statement inconsistent with the VBI board recommendation, in the case of VBI, or the SciVac board recommendation, in the case of SciVac; or

●	resolve or agree to take any of the foregoing actions.

However, in the case of VBI, at any time prior to the receipt of the required vote of the stockholders of VBI to approve and adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, and, in the case of SciVac, at any time prior to the receipt of the required vote of the shareholders of SciVac to approve, among other things, the issuance of the merger consideration, if (A) the VBI Board determines in good faith (after consultation with VBI’s outside legal counsel and financial advisors) that the failure to make a change in recommendation would be inconsistent with its fiduciary duties under applicable law, the VBI Board will be permitted (upon five business days’ prior written notice) to change the VBI board recommendation or (B) the SciVac Board determines in good faith (after consultation with SciVac’s outside legal counsel and financial advisors) that the failure to make a change in recommendation would be inconsistent with its fiduciary duties under applicable law, the SciVac Board will be permitted (upon five business’ days prior written notice) to change the SciVac board recommendation, in each case of VBI and SciVac in response to a superior proposal if:

●	VBI or SciVac, as applicable, remains in compliance with the restrictions on solicitation in the merger agreement during the five business days following written notice;

●	(A) in the case of a change in recommendation by VBI, the VBI Board and, if requested by SciVac, its representatives, negotiate in good faith with SciVac regarding any revisions to the terms and conditions of the transactions contemplated by the merger agreement, including the merger, or (B) in the case of a change in recommendation by SciVac, the SciVac Board and, if requested by VBI, its representatives, negotiate in good faith with VBI regarding any revisions to the terms and conditions of the transactions contemplated by the merger agreement, including the merger; and

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●	at the end of the five business day period, (A) in the case of a change in recommendation by VBI, the VBI Board concludes in good faith (after consultation with VBI’s outside legal counsel and financial advisors and taking into account any adjustment or modification of the terms of the merger agreement which SciVac has proposed) or (B) in the case of a change in recommendation by SciVac, the SciVac Board concludes in good faith (after consultation with SciVac’s outside legal counsel and financial advisors and taking into account any adjustment or modification of the terms of the merger agreement which VBI has proposed), that, in either case, such company acquisition proposal continues to constitute a superior proposal.

In connection with a change in recommendation in accordance with the requirements described above, if the VBI Board or the SciVac Board, as applicable, determines in good faith (after consultation with its outside legal counsel and financial advisors) that a company acquisition proposal constitutes a superior proposal, then VBI or SciVac, as applicable, will be permitted to enter into a definitive written agreement with respect to such superior proposal. Any material change to the terms, facts and circumstances relating to a superior proposal will be deemed to be a new superior proposal, as applicable, and VBI or SciVac, as applicable, will be required to comply again with the requirements described above.

Under the merger agreement, an acquisition proposal is any offer or proposal made by a person or group that would result in such person or group acquiring, directly or indirectly, beneficial ownership of at least 20% of the assets of, equity interest in, or business of, (x) VBI and its subsidiaries, taken as a whole, or (y) SciVac and its subsidiaries, taken as a whole, pursuant to a merger, reorganization, recapitalization, consolidation, license, share exchange, business combination, tender offer, sale of shares of capital stock, sale of assets or other similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the merger. A superior proposal is any acquisition proposal that if consummated would result in a person or group owning, directly or indirectly, (A) 50% or more of all classes of outstanding equity securities of (x) VBI or of the surviving entity in a merger involving VBI or the resulting direct or indirect parent of VBI or such surviving entity or (y) SciVac or of the surviving entity in a merger involving SciVac or the resulting direct or indirect parent of SciVac or such surviving entity or (B) 50% or more of the assets of (x) VBI and its subsidiaries, taken as a whole, or (y) SciVac and its subsidiaries, taken as a whole, which, in the case of either of the immediately preceding clauses (A) and (B) the VBI Board (with respect to VBI) or the SciVac Board (with respect to SciVac) determines in good faith (after consultation with its outside legal counsel and financial advisors) is superior, from a financial point of view, to the merger agreement and the merger, taking into account all financial, legal, regulatory and other aspects of such proposal and of the merger agreement (including the relative risks of non-consummation and any changes to the terms of the merger agreement proposed by SciVac to VBI or by VBI to SciVac, as applicable).

Efforts to Complete the Merger; Regulatory Approvals

Each party will file with (i) the Federal Trade Commission and the Department of Justice any notifications required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the HSR Act, and (ii) to the extent required, the appropriate governmental entity all filings required to be filed under any foreign antitrust law, in each case in accordance with the applicable rules and regulations promulgated under the relevant law, with respect to the transactions contemplated by the merger agreement. Each party will use reasonable best efforts to make the filing under the HSR Act and any additional foreign antitrust filings as promptly as reasonably practicable after the date of the merger agreement. Each party will use reasonable best efforts to respond on a timely basis to any requests (formal or informal) for additional information made by any such agency. The administrative filing fees payable under the HSR Act by SciVac and VBI will be borne fifty percent by SciVac and fifty percent by VBI.

Under the terms of the merger agreement, each of VBI and SciVac has agreed, and to cause its subsidiaries, to use its reasonable best efforts to take all actions, and to assist and cooperate with the other party in doing all things necessary, proper or advisable to complete the merger in the most expeditious manner practicable, including:

●	preparing and filing as soon as practicable all documentation to effect all necessary undertakings, notices, reports and other filings; and

●	obtaining all regulatory approvals and all other consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any government or regulatory entity or other third party in order to consummate the merger or any of the other transactions contemplated by the merger agreement.

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Indemnification and Insurance for Directors and Officers

The merger agreement provides that, for a period of six years commencing at the effective time, SciVac and the surviving corporation must:

●	indemnify and hold harmless against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any proceeding, and provide advancement of expenses to, each person who is now, or has been at any time prior to the effective time, an officer or director of SciVac or VBI or who was serving at the request of SciVac or VBI as an officer or director of another corporation, joint venture or other enterprise, to the fullest extent permitted under applicable law, the SciVac’s organizational documents and VBI’s organizational documents; and

●	honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in such organizational documents immediately prior to the effective time and ensure that the certificate of incorporation and bylaws of the surviving corporation contains provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of VBI and its subsidiaries than are presently set forth in VBI’s organizational documents.

Additionally, for a period of six years from the effective time, SciVac has agreed to either:

●	maintain in effect for SciVac and VBI’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the effective time, covering each indemnified person on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of the merger agreement (or SciVac may substitute policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, no less favorable to any indemnified person), except to the extent that aggregate premiums for coverage for any 12-month period exceeds 200% of the amount payable by SciVac or VBI for 12 months of coverage under its existing directors’ and officers’ liability insurance policies, in which case SciVac will provide such coverage as may be obtained for 200% of such amount; or

●	in lieu of maintaining the policies described above, the surviving corporation may purchase, at the effective time, tail policies to the current directors’ and officers’ liability insurance policies maintained at such time by VBI or SciVac, as applicable, which tail policies (i) will be effective for a period from the effective time through and including the date six years after the effective time with respect to claims arising from facts or events that existed or occurred prior to or at the effective time, and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies, except to the extent that aggregate premiums for any 12-month period exceeds 200% of the amount payable by SciVac or VBI for 12 months of coverage under its existing directors’ and officers’ liability insurance policies, in which case SciVac will provide such coverage as may be obtained for 200% of such amount.

Employee Benefits

Under the terms of the merger agreement, as of the effective time and for at least six months thereafter, SciVac will provide, and cause the surviving corporation to provide, pension, welfare and fringe benefits (other than incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) to the employees of VBI and its subsidiaries which when taken as a whole are substantially similar to the pension, welfare and fringe benefits (other than incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) that are provided to such employees pursuant to plans on the date of the merger agreement.

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Exchange Listing

Pursuant to the merger agreement, SciVac agreed to file an initial listing application, together with all applicable supporting documentation, with either NASDAQ or the New York Stock Exchange and otherwise use its reasonable best efforts to obtain the listing and admission for trading of SciVac’s common shares at or prior to the effective time, including, the SciVac common shares issued as merger consideration. SciVac filed its initial listing application with NASDAQ on November 5, 2015. In connection with SciVac’s efforts to list the SciVac common shares on NASDAQ, it is currently anticipated that SciVac will be required to effect a reverse split of the SciVac common shares.

Conditions to Completion of the Merger

The obligations of VBI, SciVac and Sub to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver (other than the required VBI stockholder vote and SciVac shareholder approval, neither of which may be waived in any circumstance) on or prior to the closing date of the following conditions:

●	VBI must have obtained the required vote of its stockholders to approve the merger agreement, the merger and the transactions contemplated by the merger agreement;

●	SciVac must have obtained the SciVac shareholder approval;

●	conditional approval of the TSX to list the SciVac common shares issuable pursuant to the merger agreement on the TSX, with final approval being subject to SciVac shareholder approval and to satisfying the customary filing requirements of the TSX;

●	absence of any statute, rule, regulation, executive order, decree or ruling, or temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. governmental entity of competent jurisdiction in effect, having the effect of making the merger or the other transactions contemplated by the merger agreement illegal or otherwise prohibiting consummation of the merger or the other transactions contemplated by the merger agreement;

●	termination or expiration of the waiting period (and any extension thereof) applicable to the merger under the HSR Act and all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable under other antitrust laws of other jurisdictions must have been obtained;

●	receipt of all consents, waivers, authorizations and approvals of any governmental entity or any third party required in connection with the execution, delivery and performance of the merger agreement;

●	approval of the listing of the SciVac common shares, including those issuable pursuant to the merger agreement, on the NASDAQ or the NYSE;

●	effectiveness under the Securities Act of the registration statement on Form F-4, of which this proxy statement/prospectus is a part, the absence of a stop order issued by the SEC suspending the effectiveness of such registration statement and the absence of a proceeding seeking a stop order or any similar proceeding with respect to this proxy statement/prospectus initiated or threatened by the SEC;

●	completion of SciVac’s offer to each VBI stockholder, who is a Canadian resident for purposes of the Canadian Tax Act, to purchase, subject to the required approval of the merger agreement by VBI stockholders and SciVac shareholders, all of such resident’s shares of VBI common stock in consideration for that number of SciVac common shares equal to the product of the number of shares of VBI common stock held by such Canadian resident and the exchange ratio, rounded down to the nearest whole number of SciVac common shares; and

●	SciVac and the licensee, OPKO Health Inc. or any of its affiliates, must have entered into a license in respect of SciVac’s DNASE technology.

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In addition, the respective obligations of SciVac and Sub to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following additional conditions:

●	accuracy in all material respects of VBI’s representations and warranties (without giving effect to any limitation indicated by the words “company material adverse effect,” “in all material respects,” “in any material respect,” “material” or “materially” used with respect to VBI or any of its subsidiaries, which we refer to as a company materiality qualifier) when made and as of the closing date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which must be accurate in all respects as of such date), other than certain representations and warranties of VBI, which must be accurate in all respects (without giving effect to any company materiality qualifier), when made and as of the closing date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which must be true and correct in all respects as of that date);

●	VBI performance and compliance in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by it before completion of the merger; and

●	conversion of all issued and outstanding shares of VBI Series 1 Preferred into shares of VBI common stock.

In addition, the obligations of VBI to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following additional conditions:

●	accuracy in all material respects of SciVac’s and Sub’s representations and warranties (without giving effect to any limitation indicated by the words “SciVac material adverse effect,” “in all material respects,” “in any material respect,” “material” or “materially” used with respect to SciVac, its subsidiaries or Sub, which we refer to as a SciVac materiality qualifier) when made and as of the closing date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of such date), other than certain representations and warranties of SciVac and Sub, which must be accurate in all respects (without giving effect to any SciVac materiality qualifier), when made and as of the closing date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date); and

●	SciVac and Sub will have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by it before completion of the merger.

Termination of the Merger Agreement

Generally and except as specified below, the merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger, including after the required approval of the VBI stockholders or the SciVac shareholders:

●	by mutual written consent of SciVac and VBI, by action of their respective boards of directors;

●	by either VBI or SciVac if:

●	the merger has not been consummated on or prior to March 31, 2016, subject to an automatic 60-day extension under certain circumstances, and provided that the failure to have consummated the merger on or prior to such date, as it may be extended, is not primarily due to the failure of the party seeking to terminate to have fulfilled any of its obligations under the merger agreement in breach of the merger agreement;

●	a court of competent jurisdiction or other governmental entity issues a final and non-appealable order, or has taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by the merger agreement, provided that the party seeking to terminate the merger agreement for such reason must have first used its reasonable best efforts to resist, remove or resolve such restraint or prohibition as required by the merger agreement and provided further that such termination right will not be available to a party whose material breach of any provision of the merger agreement results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted;

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●	the required approval by VBI’s stockholders of the merger agreement, the merger and the other transactions contemplated by the merger agreement has not been obtained at the VBI stockholder meeting; or

●	the required approval of SciVac shareholders has not been obtained at the SciVac shareholder meeting;

●	by SciVac if:

●	VBI has breached or failed to perform in any respect any of its representations, warranties, covenants or agreements contained in the merger agreement, and such breach or failure to perform (A) is not cured by VBI within 30 days following written notice by SciVac of such breach or failure to perform and (B) would result in a failure of any condition of SciVac or Sub to consummate the merger; provided, that such termination right will not be available if either SciVac or Sub is in material breach of any of its representations, warranties, covenants or agreements under the merger agreement that would result in the failure of any conditions to the obligations of VBI to consummate the merger;

●	(A) the VBI Board fails to include the VBI board recommendation in this proxy statement/prospectus or the VBI Board shall have made a change of recommendation; (B) the VBI Board fails to publicly reaffirm the VBI board recommendation in the absence of a publicly announced acquisition proposal within two business days after SciVac so requests in writing; (C) VBI enters into a written agreement with respect to an acquisition agreement; or (D) VBI or the VBI Board publicly announces its intention to do any of the foregoing;

●	there is a change of recommendation by the SciVac Board after complying with its obligations under the merger agreement with respect to effecting such change;

●	SciVac enters into an acquisition agreement with respect to a superior proposal after complying with its obligations under the merger agreement with respect to entering into such agreement and concurrently with or prior to such termination SciVac pays to VBI the termination fee described below; or

●	all of the conditions to the obligations of VBI to complete the merger have been satisfied or waived by VBI and VBI fails to complete the closing within three business days.

●	by VBI if:

●	SciVac or Sub has breached or failed to perform in any respect any of its representations, warranties, covenants or agreements contained in the merger agreement, and such breach or failure to perform (A) is not cured by SciVac or Sub within 30 days following written notice by VBI of such breach or failure to perform and (B) would result in a failure of any condition of VBI to consummate the merger; provided, that such termination right will not be available if VBI is in material breach of any of its representations, warranties, covenants or agreements under the merger agreement that would result in the failure of any conditions to the obligations of SciVac or Sub to consummate the merger;

●	(A) the SciVac Board fails to include the SciVac board recommendation in the circular to be mailed to SciVac’s shareholders in respect of the special meeting of SciVac’s shareholders to approve, among other things, the issuance of the merger consideration, or the SciVac Board shall have made a change of recommendation; (B) the SciVac Board fails to publicly reaffirm the SciVac board recommendation in the absence of a publicly announced acquisition proposal within two business days after VBI so requests in writing; (C) SciVac enters into a written agreement with respect to an acquisition agreement; or (D) SciVac or the SciVac Board publicly announces its intention to do any of the foregoing;

●	there is a change of recommendation by the VBI Board after complying with its obligations under the merger agreement with respect to effecting such change;

●	VBI enters into an acquisition agreement with respect to a superior proposal after complying with its obligations under the merger agreement with respect to entering into such agreement and concurrently with or prior to such termination VBI pays to SciVac the termination fee described below; or

●	all of the conditions to the obligations of SciVac and Sub to complete the merger have been satisfied or waived by SciVac or Sub and SciVac and Sub fail to complete the closing within three business days.

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Termination Fees and Expenses

Termination Fee

VBI must pay a termination fee of $2,700,000 to SciVac if:

●	SciVac terminates the merger agreement because of (A) VBI’s uncured breach or failure to perform in any respect any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would result in the failure of any conditions to the obligations of VBI to consummate the merger, as described above, or the VBI Board fails to publicly reaffirm the VBI board recommendation in the absence of a publicly announced acquisition proposal within two business days after SciVac so requests in writing, (B) VBI terminates the merger agreement due to SciVac’s uncured breach or failure to perform in any respect any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would result in the failure of any conditions to the obligations of SciVac or Sub to consummate the merger, as described above, or the SciVac Board fails to publicly reaffirm the SciVac board recommendation in the absence of a publicly announced acquisition proposal within two business days after VBI so requests in writing or (C) either SciVac or VBI terminate the merger agreement because (i) the merger has not been consummated on or prior to March 31, 2016, subject to an automatic 60-day extension under certain circumstances, (ii) the required approval by VBI’s stockholders of the merger agreement, the merger and the other transactions contemplated by the merger agreement has not been obtained at the VBI stockholder meeting or (iii) the required approval of SciVac shareholders has not been obtained at the SciVac shareholder meeting, and at any time after the date of the merger agreement and prior to the date of termination, an acquisition proposal was publicly disclosed and not publicly withdrawn, and within twelve months after such termination, VBI enters into an acquisition agreement or a transaction in respect of an acquisition proposal is consummated;

●	SciVac terminates the merger agreement because (A) the VBI Board fails to include the VBI board recommendation in this proxy statement/prospectus or the VBI Board shall have made a change of recommendation, (B) VBI enters into a written agreement with respect to an acquisition agreement or (C) VBI or the VBI Board publicly announces its intention to do any of the foregoing;

●	VBI terminates the merger agreement because there is a change of recommendation by the VBI Board after complying with its obligations under the merger agreement with respect to effecting such change;

●	VBI terminates the merger agreement because it has entered into an acquisition agreement with respect to a superior proposal after complying with its obligations under the merger agreement with respect to entering into such agreement.

SciVac must pay a termination fee of $3,344,000 to VBI if:

●	SciVac terminates the merger agreement because of (A) VBI’s uncured breach or failure to perform in any respect any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would result in the failure of any conditions to the obligations of VBI to consummate the merger, as described above, or the VBI Board fails to publicly reaffirm the VBI board recommendation in the absence of a publicly announced acquisition proposal within two business days after SciVac so requests in writing, (B) VBI terminates the merger agreement due to SciVac’s uncured breach or failure to perform in any respect any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would result in the failure of any conditions to the obligations of SciVac or Sub to consummate the merger, as described above, or the SciVac Board fails to publicly reaffirm the SciVac board recommendation in the absence of a publicly announced acquisition proposal within two business days after VBI so requests in writing or (C) either SciVac or VBI terminate the merger agreement because (i) the merger has not been consummated on or prior to March 31, 2016, subject to an automatic 60-day extension under certain circumstances, (ii) the required approval by VBI’s stockholders of the merger agreement, the merger and the other transactions contemplated by the merger agreement has not been obtained at the VBI stockholder meeting or (iii) the required approval of SciVac shareholders has not been obtained at the SciVac shareholder meeting, and at any time after the date of the merger agreement and prior to the date of termination, an acquisition proposal was publicly disclosed and not publicly withdrawn, and within twelve months after such termination, SciVac enters into an acquisition agreement or a transaction in respect of an acquisition proposal is consummated;

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●	VBI terminates the merger agreement because (A) the SciVac Board fails to include the SciVac board recommendation in the circular to be mailed to SciVac’s shareholders in respect of the special meeting of SciVac’s shareholders to approve, among other things, the issuance of the merger consideration, or the SciVac Board shall have made a change of recommendation, (B) SciVac enters into a written agreement with respect to an acquisition agreement or (C) SciVac or the SciVac Board publicly announces its intention to do any of the foregoing;

●	SciVac terminates the merger agreement because there is a change of recommendation by the SciVac Board after complying with its obligations under the merger agreement with respect to effecting such change;

●	SciVac terminates the merger agreement because it has entered into an acquisition agreement with respect to a superior proposal after complying with the obligations under the merger agreement with respect to entering into such agreement.

The merger agreement provides that an acquisition proposal is an offer or proposal made by a person or group at any time after the date of the merger agreement that would result in such person or group acquiring, directly or indirectly, beneficial ownership (with respect to securities, within the meaning of Section 13(d) of the Exchange Act) of at least 20% (based on the fair market value thereof) of the assets of, equity interest in, or business of, (x) VBI and its subsidiaries, taken as a whole, or (y) SciVac and its subsidiaries, taken as a whole, pursuant to a merger, reorganization, recapitalization, consolidation, license, share exchange, business combination, tender offer, sale of shares of capital stock, sale of assets or other similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the merger; however for purposes of determining the applicability of the termination fees described above, references to 20% contained in the definition of “acquisition proposal” shall be deemed to be references to “50%.”

Expenses

Pursuant to the merger agreement, SciVac and VBI have agreed that they will each generally bear their own expenses under the merger agreement, except that they have agreed to share equally: (i) the fees, if any, due under the HSR Act; and (ii) any administrative filing fees required to be paid in connection with any filing made under any foreign antitrust laws. However, if SciVac terminates the merger agreement due to an uncured breach by VBI, as described above, or if VBI terminates the merger agreement due to an uncured breach by SciVac, as described above, then the non-terminating party must, on or prior to the fifth day following such termination, pay to the terminating party an amount equal to the terminating party’s actual expenses incurred in connection with the merger agreement and the transactions contemplated thereby, subject to a maximum of $1,000,000.

Governing Law

The merger agreement is governed by and construed in accordance with the laws of the State of Delaware, except to the extent that mandatory provisions of federal law apply or mandatory principles of law require the application of the DGCL.

Amendment

The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after receipt of the required VBI stockholder vote, but, after any such approval, no amendment may be made which by law requires further approval by such stockholders without such further approval. The merger agreement may not be amended except by an instrument in writing singed on behalf of each of the parties.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

The following general discussion sets forth the anticipated material U.S. federal income tax consequences of the merger and the ownership and disposition of SciVac common shares to U.S. holders (as defined below) of VBI common stock. This discussion is based on the Internal Revenue Code, referred to the Code, applicable Treasury regulations, judicial authority, administrative rulings, and the Canada-U.S. Tax Treaty, all as of the date of this proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service, referred to as the IRS, with respect to any of the U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position.

This discussion is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. holder as a result of the merger or as a result of the ownership and disposition of SciVac common shares. This discussion does not take into account the individual facts and circumstances of any particular U.S. holder that may affect the U.S. federal income tax consequences to the U.S. holder, including specific tax consequences to a U.S. holder under an applicable tax treaty, and is not intended to be, and should not be construed as, legal or tax advice with respect to any U.S. holder. In addition, this discussion does not address any U.S. state or local or any non-U.S. tax considerations, any U.S. federal estate, gift, generation skipping or alternative minimum tax considerations, or any U.S. federal tax consequences other than U.S. federal income tax consequences of the merger and the ownership and disposition of SciVac common shares.

This discussion assumes that the U.S. holders of VBI common stock hold their VBI common stock, and, after the effective time, their SciVac common shares, as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the consequences to U.S. holders subject to special tax rules, such as:

●	banks, financial institutions, underwriters, or insurance companies;

●	real estate investment trusts and regulated investment companies;

●	tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

●	former citizens or residents of the United States;

●	entities or arrangements that are treated as partnerships for U.S. federal income tax purposes and investors in such partnerships;

●	dealers or traders in securities, commodities, or currencies;

●	grantor trusts;

●	S corporations;

●	U.S. holders subject to the alternative minimum tax;

●	U.S. holders whose “functional currency” is not the U.S. dollar;

●	U.S. holders whose shares of VBI stock constitute “Section 306 stock” under Section 306 of the Code;

●	U.S. holders who received VBI common stock, or, after the merger, SciVac common shares, through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan;

●	U.S. holders who own (directly, indirectly, or through attribution) 5% or more by vote or value of the outstanding VBI common stock, or, after the merger, of the outstanding SciVac common shares; or

●	U.S. holders holding VBI common stock, or, after the merger, SciVac common shares, as part of a straddle, synthetic security, hedge, conversion transaction, or other integrated investment.

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U.S. holders that are subject to special provisions under the Code, including U.S. holders described immediately above, should consult their tax advisors regarding the tax consequences of the merger and the ownership and disposition of SciVac common shares.

As used in this discussion, a “U.S. holder” means a beneficial owner of VBI common stock or, after the merger, SciVac common shares who is for U.S. federal income tax purposes:

●	A citizen or resident of the United States;

●	A corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state or political subdivision thereof;

●	A trust that (A) is subject to the primary jurisdiction of a court within the United States and the control of one or more U.S. persons with respect to all of its substantial decisions, or (B) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

●	An estate that is subject to U.S. federal income tax on its income, regardless of source.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds VBI common stock or SciVac ordinary shares after the merger, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the merger and the ownership and disposition of SciVac ordinary shares.

PLEASE CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF SCIVAC COMMON SHARES, INCLUDING, WITHOUT LIMITATION, THE APPLICABLE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES TO YOU OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF SCIVAC COMMON SHARES.

U.S. Federal Tax Status of SciVac Following the Merger

Generally, for U.S. federal tax purposes, a corporation is considered a tax resident in the place of its organization or incorporation. Because SciVac is a Canadian incorporated entity, it would be classified as a foreign corporation (and, therefore, a non-U.S. tax resident) under these general rules. Section 7874 of the Code, referred to as Section 7874, however, contains rules that can result in a foreign corporation being treated as a U.S. corporation for U.S. federal tax purposes. The application of these rules is complex, and there is little or no guidance on many important aspects of Section 7874.

Under Section 7874, a corporation created or organized outside the United States (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal tax purposes (and, therefore, a U.S. tax resident) when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets by acquiring all the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (including the receipt of the foreign corporation’s shares in exchange for the U.S. corporation’s shares), and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities. For purposes of Section 7874, “expanded affiliated group” means the foreign corporation and all subsidiaries in which the foreign corporation, directly or indirectly, owns more than 50% of the shares by vote and value.

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Pursuant to the merger, SciVac will indirectly acquire all of VBI’s assets through the indirect acquisition of VBI common stock in the merger. VBI is a U.S. corporation. As a result, for SciVac to avoid being treated as a U.S. corporation for U.S. federal tax purposes under Section 7874, either (i) the former stockholders of VBI must own (within the meaning of Section 7874) less than 80% (by both vote and value) of SciVac common shares by reason of holding shares in VBI, which we refer to as the ownership test, or (ii) SciVac must have substantial business activities in Canada after the transactions (taking into account the activities of SciVac’s expanded affiliated group), which we refer to as the substantial business activities test.

SciVac may not be deemed to have substantial business activities in Canada for purposes of Section 7874. However, based on the rules for determining share ownership under Section 7874, the holders of VBI common stock are expected to receive less than 80% (by both vote and value) of the SciVac common shares by reason of their ownership of shares of VBI common stock. Accordingly, SciVac is expected to be treated as a foreign corporation for U.S. federal tax purposes under Section 7874, and the remainder of this discussion assumes such treatment. We cannot provide any assurance, however, that the IRS or a court will agree with the conclusion that SciVac will not be treated as a U.S. corporation for U.S. federal income tax purposes. In addition, there have been, and there are expected to be future, legislative proposals to expand the scope of U.S. corporate tax residence, and there could be prospective or retroactive changes to Section 7874 and the Treasury regulations promulgated thereunder, any of which could result in SciVac being treated as a U.S. corporation.

Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

In General

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Greenberg Traurig, P.A., tax counsel to SciVac, and Mitchell Silberberg & Knupp LLP, tax counsel to VBI, are each expected to issue an opinion that (i) the merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the merger should not result in gain being recognized by U.S. holders under Section 367(a) of the Code upon the exchange of VBI common stock for SciVac common shares in the merger (other than by a U.S. holder who is a “five-percent transferee shareholder” within the meaning of the rules under Treasury regulations Section 1.367(a)-3(c) and who does not file the agreement with the IRS as described in Treasury regulations Section 1.367(a)-3(c)(l)(iii)(B)). These opinions will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement, and covenants and representations made by SciVac and VBI, including those contained in representation letters of SciVac and VBI. If any of those assumptions, covenants, or representations is inaccurate, the opinions may not be relied upon, and the U.S. federal income tax consequences of the merger could differ from those discussed here. In addition, the conclusions in the opinions are not certain, and they are not binding on the IRS or any court, and none of SciVac, VBI, or Sub intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not challenge the conclusions reflected in the opinions or will that a court would not sustain such a challenge.

If the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, and Section 367(a) of the Code does not apply, then:

●	A U.S. holder of VBI common stock will not recognize income, gain, or loss upon the U.S. holder’s receipt of SciVac common shares in exchange for the U.S. holder’s VBI common stock in the merger;

●	The aggregate tax basis of the SciVac common shares received by a U.S. holder in the merger will be the same as the aggregate tax basis of the VBI common stock surrendered in exchange therefor; and

●	The holding period for SciVac common shares that a U.S. holder receives in the merger will include the holding period of the VBI common stock surrendered in exchange therefor.

If a U.S. holder acquired different blocks of VBI common stock at different times and at different prices, the U.S. holder’s tax basis and holding period in the SciVac common shares received will be determined by reference to each block of VBI common stock surrendered.

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If the merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then a U.S. holder of VBI common stock would recognize taxable gain or loss on the merger equal to the difference, if any, between the fair market value of the SciVac common shares received by the U.S. holder in the merger and the U.S. holder’s tax basis in the VBI common stock surrendered by the U.S. holder in the merger. In general, such gain or loss would be capital gain or loss and would be long-term capital gain or loss if the U.S. holder’s holding period for the U.S. holder’s VBI common stock at the time of the exchange is greater than one year. Long-term capital gain of non-corporate stockholders is subject to reduced rates of taxation.

Taxation under Section 367(a) of the Code

Section 367(a) of the Code and the applicable U.S. Treasury regulations promulgated thereunder provide that when a U.S. shareholder exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. shareholder is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. Subject to the discussion below, we believe that the merger should satisfy such requirements and should not result in a U.S. holder of VBI common stock being required to recognize gain because of the application of Section 367(a) of the Code.

One requirement of Section 367(a) of the Code is that the fair market value of SciVac must equal or exceed that of VBI at the effective time, taking into account certain special rules for measuring fair market value, which we refer to as the Substantiality Test. For purposes of the Substantiality Test, certain distributions to its shareholders and stock repurchases made by VBI in the 36 months prior to the Closing Date must be included in the fair market value of VBI. The value of certain acquired passive assets (if any) held by SciVac at the effective time potentially would be excluded from the fair market value of SciVac. Changes in the relative fair market values of VBI and SciVac could also affect this calculation. The determination of fair market value for this purpose is complex, and may be unknown at the effective time of the registration statement. While the tax opinions referred to above will take into account this complexity in applying the legal rules, they will nevertheless be subject to these factual and legal uncertainties, and therefore no assurance can be given that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge. None of the parties intend to request a ruling from the IRS regarding the U.S. federal income tax consequences of the merger. Accordingly, it will not be possible to reach a definitive conclusion regarding the fair market values of SciVac and VBI at the effective time, and no assurance can be given that the IRS will not challenge the conclusions in the opinions or that a court would not sustain such a challenge.

If the IRS were to determine that at the effective time the fair market value of VBI exceeded that of SciVac or that any other requirement under Section 367(a) for the non-recognition of gain by U.S. holders was not satisfied, then a U.S. holder of VBI common stock would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the closing date of SciVac common shares received in the merger over such holder’s tax basis in the VBI common stock surrendered by the holder in the merger, as calculated separately for each block of VBI common stock held by the holder. Any gain so recognized would generally be long-term capital gain if the holder has held the VBI common stock for more than one year at the time the merger is completed, as determined separately for each block of VBI common stock held by the holder.

Five Percent Transferee Shareholders

Even if the merger is afforded non-recognition treatment, a U.S. holder who is a five-percent transferee shareholder, as defined in the applicable Treasury regulations under Section 367(a) of the Code, with respect to SciVac after the merger will qualify for non-recognition treatment as described in this proxy statement/prospectus only if the U.S. holder files a “gain recognition agreement,” as defined in the Treasury regulations, with the IRS. Any U.S. holder of VBI common stock who will be a five-percent transferee shareholder with respect to SciVac after the merger is urged to consult with his, her, or its tax advisor concerning the decision to file a gain recognition agreement and the procedures to be followed in connection with that filing.

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Reporting Requirements

A U.S. holder who is required to file a U.S. federal income tax return and who is a “significant holder” that receives SciVac common shares in the merger will be required to attach a statement to the U.S. holder’s U.S. federal income tax return for the taxable year in which the merger is completed that contains the information set forth in Section 1.368-3(b) of the Treasury regulations. The statement attached by the U.S. holder must include the fair market value of, and the U.S. holder’s tax basis in, the VBI common stock surrendered in the merger. A “significant holder” generally is a holder of VBI common stock who, immediately before the merger, owned at least 5% by vote or value of the total outstanding stock of VBI.

Material U.S. Federal Income Tax Consequences to U.S. Holders of Owning SciVac Common Shares

The following discussion is subject to the rules described below under the heading “Passive Foreign Investment Company Rules.”

Taxation of Dividends

A U.S. holder that receives a distribution, including a constructive distribution, with respect to SciVac common shares will be required to include the amount of the distribution in gross income as a dividend (without reduction for any foreign income tax withheld from the distribution) to the extent of the current or accumulated “earnings and profits” of SciVac, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of SciVac, the distribution will be treated first as a tax-free return of capital to the extent of a U.S. holder’s tax basis in the SciVac common shares, and thereafter as a gain from the sale or exchange of the SciVac common shares (see “Sale or Other Taxable Disposition of SciVac Common Shares,” below). However, SciVac may not maintain the calculations of its earnings and profits in accordance with U.S. federal income tax principles, and each U.S. holder may have to assume that any distribution by SciVac with respect to its common stock will constitute dividend income. Dividends received on SciVac common shares by corporate U.S. holders generally will not be eligible for the “dividends received deduction.”

Subject to certain significant conditions and limitations, any Canadian taxes paid on or withheld from distributions from SciVac and not refundable to a U.S. holder may be credited against the U.S. holder’s U.S. federal income tax liability or, alternatively, may be deducted from the U.S. holder’s taxable income. The election to deduct, rather than credit, foreign taxes, is made on a year-by-year basis and applies to all foreign taxes paid by a U.S. holder or withheld from a U.S. holder that year. Dividends paid on the SciVac ordinary shares generally will constitute income from sources outside the United States and be categorized as “passive category income” or, in the case of some U.S. holders, as “general category income” for U.S. foreign tax credit purpose. If the dividends are taxed as qualified dividend income (as discussed below), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be subject to certain limitations.

It is possible that SciVac is, or at some future time will be, at least 50% owned by U.S. persons. Dividends paid by a foreign corporation that is at least 50% owned by U.S. persons may be treated as U.S. source income (rather than foreign source passive income) for foreign tax credit purposes to the extent the foreign corporation has more than an insignificant amount of U.S. source income. The effect of this rule may be to treat a portion of any dividends paid by SciVac as U.S. source income, which may limit a U.S. holder’s ability to claim a foreign tax credit with respect to foreign taxes payable or deemed payable in respect of the dividends. The Code permits a U.S. holder entitled to benefits under the Canada-U.S. Income Tax Treaty to elect to treat any SciVac dividends as foreign source income for foreign tax credit purposes if the dividend income is separated from other income items for purposes of calculating the U.S. holder’s foreign tax credit with respect to Canadian taxes withheld, if any, on the distribution of such dividend income. The rules relating to the determination of the foreign tax credit are complex, and U.S. holders should consult their advisors regarding the availability of a foreign tax credit in their particular circumstances.

With respect to certain non-corporate U.S. holders, including individual U.S. holders, dividends will be taxed at the lower capital gains rates (currently, up to 20%) applicable to “qualified dividend income,” provided that (i) the SciVac common shares are readily tradable on an established securities market in the United States (or certain other requirements are met), (ii) SciVac is neither a passive foreign investment company nor treated as such with respect to a U.S. Holder (as discussed below under “—Passive Foreign Investment Company Rules”) for its taxable year in which the dividend is paid and the preceding taxable year, and (iii) certain holding period requirements are met. Under IRS authority, stock is considered for the purpose of clause (i) above to be readily tradable on an established securities market in the United States if the stock is listed on NASDAQ, as the SciVac common shares are expected to be. There can be no assurance that the SciVac common shares will be considered readily tradable on an established securities market in the future. You should consult your tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for any dividends SciVac pays with respect to the SciVac common shares.

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Dividends may be paid in foreign currency. Generally, a U.S. holder should not recognize any foreign currency gain or loss if the foreign currency is converted into U.S. dollars on the date the payment is received. However, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. holder includes the dividend payment in income to the date such U.S. holder actually converts the payment into U.S. dollars will be treated as ordinary income or loss. That currency exchange or loss (if any) generally will be income or loss from U.S. sources for foreign tax credit purposes.

The additional 3.8% Medicare surtax (described below) may apply to dividends received by certain U.S. holders who meet certain modified adjusted gross income thresholds.

The dividend rules are complex, and U.S. holders should consult their own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of SciVac Common Shares

A U.S. holder will recognize gain or loss on the sale or other taxable disposition of SciVac common shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) the U.S. holder’s tax basis (determined under U.S. federal income tax rules) in the SciVac common shares sold or otherwise disposed of. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if, at the time of the sale or other disposition, the SciVac common shares has been held for more than one year. The source of any such gain or loss is generally determined by reference to the residence of the holder, such that it generally will be treated as U.S. source income for foreign tax credit limitation purposes in the case of a sale, exchange, or other taxable disposition by a U.S. holder.

Preferential tax rates (currently, with a maximum rate of 20%) apply to long-term capital gains of a U.S. holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

The additional 3.8% Medicare surtax (described below) may apply to gains recognized upon the sale, exchange, or other taxable disposition of SciVac common shares by certain U.S. holders who meet certain modified adjusted gross income thresholds.

U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of receiving currency other than U.S. dollars upon the disposition of their SciVac common shares.

Passive Foreign Investment Company Rules

PFIC Status of SciVac

If SciVac were to constitute a “passive foreign investment company” within the meaning of Section 1297 of the Code, referred to as a PFIC, as defined below, for any year during a U.S. holder’s holding period, then potentially adverse rules may affect the U.S. federal income tax consequences to a U.S. holder from the ownership and disposition of SciVac common shares.

SciVac generally will be a PFIC if, for any tax year, (a) 75% or more of the gross income of SciVac is passive income, which we refer to as the income test, or (b) 50% or more of the value of SciVac’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of those assets, which we refer to as the asset test. “Passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

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For purposes of the PFIC income test and asset test described above, if SciVac owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, SciVac will be treated as if it (a) held a proportionate share of the assets of the other corporation and (b) received directly a proportionate share of the income of the other corporation. In addition, for purposes of the PFIC income test and asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by SciVac from certain “related persons,” to the extent those items are properly allocable to the income of the related person that is not passive income.

Based on current business plans and financial expectations, including those resulting from the consummation of the merger, it is expected that SciVac will not be a PFIC immediately after the closing date and for the foreseeable future. The determination of whether any corporation is, or will be, a PFIC for a tax year depends, in part, on the application of complex and fact-sensitive U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of the corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this summary. Accordingly, there can be no assurance that that SciVac will not be a PFIC for 2016 or any subsequent year. Each U.S. holder should consult its own tax advisors regarding the PFIC status of SciVac and any subsidiary of SciVac.

In any year in which SciVac is classified as a PFIC, a U.S. holder will be required to file an annual report with the IRS containing the information required by Treasury regulations and/or other IRS guidance. In addition to penalties, a failure to satisfy these reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. holders should consult their own tax advisors regarding the requirements of filing these information returns under these rules, including the requirement to file an IRS Form 8621.

Under applicable attribution rules, if SciVac is a PFIC, U.S. holders will generally be deemed to own their proportionate share of SciVac’s direct or indirect equity interest in any company that is also a PFIC, which we refer to as a Subsidiary PFIC, and will generally be subject to U.S. federal income tax on their proportionate share of (a) any “excess distributions,” as described below, on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by SciVac or another Subsidiary PFIC, both as if the U.S. holders directly held the shares of the Subsidiary PFIC. In addition, U.S. holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of SciVac common shares. Accordingly, U.S. holders should be aware that they could be subject to tax under the PFIC rules even if no distributions are received and no redemptions or other dispositions of SciVac common shares are made.

Default PFIC Rules under Section 1291 of the Code

If SciVac is a PFIC for any tax year during which a U.S. holder owns SciVac common shares, the U.S. federal income tax consequences to the U.S. holder of the ownership and disposition of SciVac common shares will depend on whether and when the U.S. holder makes an election to treat SciVac and each Subsidiary PFIC, if any, as a “qualified electing fund” or “QEF” under Section 1295 of the Code, which we refer to as a QEF Election, or makes a mark-to-market election under Section 1296 of the Code, which we refer to as a Mark-to-Market Election. A U.S. holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a Non-Electing U.S. Holder.

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code (described below) with respect to (a) any gain recognized on the sale or other taxable disposition of SciVac common shares and (b) any “excess distribution” received on the SciVac common shares. A distribution generally will be classified as an “excess distribution” to the extent that the distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. holder’s holding period for the SciVac common shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of SciVac common shares (including an indirect disposition of the stock of any Subsidiary PFIC), and any “excess distribution” received on SciVac common shares or with respect to the stock of a Subsidiary PFIC, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the respective SciVac common shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income (and not eligible for certain preferred rates). The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if the tax liability had been due in each such year.

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If SciVac is a PFIC for any tax year during which a Non-Electing U.S. Holder holds SciVac common shares, SciVac will continue to be treated as a PFIC with respect to the Non-Electing U.S. Holder, regardless of whether SciVac ceases to be a PFIC in one or more subsequent tax years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above), but not loss, as if the SciVac common shares were sold on the last day of the last tax year for which SciVac was a PFIC.

If a Non-Electing U.S. Holder who is an individual dies while owning SciVac common shares, the Non-Electing U.S. Holder’s successor would be ineligible to receive a step-up in tax basis of such shares.

QEF Election

A U.S. holder that makes a timely and effective QEF Election for the first tax year in which the holding period of its SciVac common shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its SciVac common shares. A U.S. holder that makes a timely and effective QEF Election will be subject to U.S. federal income tax on the U.S. holder’s pro rata share of (a) the net capital gain of SciVac, which will be taxed as long-term capital gain to the U.S. holder, and (b) the ordinary earnings of SciVac, which will be taxed as ordinary income to the U.S. holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which SciVac is a PFIC, regardless of whether such amounts are actually distributed to the U.S. holder by SciVac. However, for any tax year in which SciVac is a PFIC and has no net income or gain, U.S. holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. holder that made a QEF Election has an income inclusion, the U.S. holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge.

A U.S. holder that makes a timely and effective QEF Election with respect to SciVac generally (a) may receive a tax-free distribution from SciVac to the extent that the distribution represents “earnings and profits” of SciVac that were previously included in income by the U.S. holder because of the QEF Election and (b) will adjust the U.S. holder’s tax basis in the SciVac common shares to reflect the amount included in income or allowed as a tax-free distribution because of the QEF Election. In addition, a U.S. holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of SciVac common shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether the QEF Election is timely. A QEF Election will be treated as “timely” if the QEF Election is made for the first year in the U.S. holder’s holding period for the SciVac common shares in which SciVac was a PFIC. A U.S. holder may make a timely QEF Election by filing the appropriate QEF Election documents with a timely filed U.S. federal income tax return for such year. If a U.S. holder does not make a timely and effective QEF Election for the first year in the U.S. holder’s holding period for the SciVac common shares, the U.S. holder may still be able to make a timely and effective QEF Election in a subsequent year if the U.S. holder meets certain requirements and makes a “purging” election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such SciVac common shares were sold for their fair market value on the day the QEF Election is effective. If a U.S. holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. holder is a direct shareholder and the Subsidiary PFIC in order for the QEF rules to apply to both PFICs.

A QEF Election will apply to the tax year for which the QEF Election is timely made and to all subsequent tax years, unless the QEF Election is invalidated or terminated or the IRS consents to revocation of the QEF Election. If a U.S. holder makes a QEF Election and, in a subsequent tax year, SciVac ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which SciVac is not a PFIC. Accordingly, if SciVac becomes a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. holder will be subject to the QEF rules described above during any subsequent tax year in which SciVac qualifies as a PFIC.

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SciVac will use commercially reasonable efforts to make available to U.S. holders, upon their written request: (a) information as to its status as a PFIC and the PFIC status of any subsidiary in which SciVac owns more than 50% of such subsidiary’s total aggregate voting power, and (b) for each year in which SciVac is a PFIC, the information and documentation that a U.S. holder making a QEF Election with respect to SciVac and any more than 50% owned subsidiary which constitutes a PFIC is reasonably required to obtain for U.S. federal income tax purposes. SciVac may elect to provide such information on its website. Because SciVac may hold 50% or less of the aggregate voting power of one or more Subsidiary PFICs at any time, U.S. holders should be aware that there can be no assurance that SciVac will satisfy record keeping requirements that apply to a QEF, or that SciVac will supply U.S. holders with information that the U.S. holders are required to report under the QEF rules, in the event that a subsidiary of SciVac is a PFIC and a U.S. holder wishes to make a QEF Election with respect to any such Subsidiary PFIC. With respect to Subsidiary PFICs for which SciVac does not obtain the required information, U.S. holders will continue to be subject to the rules discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

U.S. holders should consult their own tax advisors regarding the availability of, and procedure for making, a QEF Election with respect to SciVac and any Subsidiary PFIC.

A U.S. holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return. However, if SciVac does not provide the required information with regard to SciVac or any of its Subsidiary PFICs, U.S. holders will not be able to make a QEF Election for the entity and will continue to be subject to the rules discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

Mark-to-Market Election

A U.S. holder may make a Mark-to-Market Election only if the SciVac common shares are marketable stock. The SciVac common shares generally will be “marketable stock” if the SciVac common shares are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) the foreign exchange has trading volume, listing, financial disclosure, and surveillance requirements, and meets other requirements and the laws of the country in which the foreign exchange is located, together with the rules of the foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of the foreign exchange effectively promote active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, the stock generally will be “regularly traded” for any calendar year during which the stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. SciVac common shares are expected to constitute “marketable stock” as long as they remain listed on the NASDAQ Capital Market and are regularly traded.

A U.S. holder that makes a Mark-to-Market Election with respect to its SciVac common shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such SciVac common shares. However, if a U.S. holder does not make a Mark-to-Market Election beginning in the first tax year of the U.S. holder’s holding period for the SciVac common shares for which SciVac is a PFIC or the U.S. holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the SciVac common shares.

A U.S. holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which SciVac is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the SciVac common shares, as of the close of such tax year over (b) the U.S. holder’s adjusted tax basis in the SciVac common shares. A U.S. holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) the U.S. holder’s adjusted tax basis in the SciVac common shares, over (b) the fair market value of the SciVac common shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

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A U.S. holder that makes a Mark-to-Market Election generally also will adjust the U.S. holder’s tax basis in the SciVac common shares to reflect the amount included in gross income or allowed as a deduction because of the Mark-to-Market Election. In addition, upon a sale or other taxable disposition of SciVac common shares, a U.S. holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years). Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and Treasury regulations.

A U.S. holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed United States federal income tax return. A Mark-to-Market Election applies to the tax year in which the Mark-to-Market Election is made and to each subsequent tax year, unless the SciVac common shares cease to be “marketable stock” or the IRS consents to revocation of the election. Each U.S. holder should consult its own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. holder may be eligible to make a Mark-to-Market Election with respect to the SciVac common shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. holder is treated as owning, because that stock is not marketable. Hence, the Mark-to-Market Election will not be effective to avoid the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of Subsidiary PFIC stock or excess distributions from a Subsidiary PFIC.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury regulations that, subject to certain exceptions, would cause a U.S. holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of SciVac common shares that would otherwise not be subject to U.S. federal income tax (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. holder may vary based on the manner in which SciVac common shares are transferred.

Certain additional adverse rules may apply with respect to a U.S. holder if SciVac is a PFIC, regardless of whether the U.S. holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. holder that uses SciVac common shares as security for a loan will, except as may be provided in Treasury regulations, be treated as having made a taxable disposition of the SciVac common shares.

Special rules also apply to the amount of foreign tax credit that a U.S. holder may claim on a distribution from a PFIC. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. holder should consult with its own tax advisors regarding the availability of the foreign tax credit with respect to distributions by a PFIC. In addition, special rules apply with respect to PFICs under the 3.8% Medicare surtax.

The PFIC rules are complex, and U.S. holders should consult their own tax advisors regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the ownership and disposition of SciVac common shares.

Medicare Surtax

Individuals, estates. and certain trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends and net gain from disposition of property (other than property held in certain trades or businesses). U.S. holders should consult with their own tax advisors regarding the effect, if any, of this tax on their disposition of VBI common stock in the merger and their ownership and disposition of SciVac common shares.

Information Reporting and Backup Withholding Tax

In general, information reporting requirements will apply to dividends received by U.S. holders of SciVac ordinary shares and the proceeds received on the disposition of SciVac common shares effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 28%) may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. holder’s broker) or is otherwise subject to backup withholding. Backup withholding is not an additional U.S. federal tax. Any amounts withheld under the backup withholding tax rules generally will be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, if any, provided the U.S. holder furnishes required information to the IRS in a timely manner.

Under U.S. federal income tax law, certain categories of U.S. holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. holders that hold certain specified foreign financial assets in excess of certain thresholds. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person, and any interest in a foreign entity. U.S. holders may be subject to these reporting requirements unless their shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. holders should consult with their own tax advisors regarding the requirements of filing information returns, including, without limitation, the requirement to file an IRS Form 8938.

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MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE CANADIAN OFFER

The following is a summary of the principal Canadian federal income tax considerations relating to the exchange of VBI common stock for SciVac common shares, and the holding and disposition of SciVac common shares acquired pursuant to the merger or the Canadian Offer, generally applicable to VBI stockholders.

This summary is restricted to VBI stockholders each of whom, at all relevant times for the purposes of the Income Tax Act (Canada), referred to as the Tax Act,

●	deals at arm’s length with VBI and SciVac;

●	is not affiliated with VBI or SciVac;

●	holds VBI common stock, and will hold all SciVac common shares acquired pursuant to the merger, as capital property;

and is not at any relevant time for those purposes:

●	a “financial institution” for the purposes of the “mark-to-market” property rules contained in the Tax Act,

●	a “specified financial institution” as defined in the Tax Act,

●	an entity or partnership an interest in which is a “tax shelter investment” as defined in the Tax Act,

●	a taxpayer who reports its “Canadian tax results” (within the meaning of section 261 of the Tax Act) in a currency other than Canadian currency, or

●	a taxpayer that has or will enter into a “derivative forward agreement” as defined in the Tax Act with respect to the SciVac common shares,

(each such stockholder referred to as a Holder). All other VBI stockholders should consult their own tax advisers with respect to the Canadian federal income tax consequences of the merger applicable to them.

A Holder’s VBI common stock or SciVac common shares, as applicable, will generally be considered to be capital property of the Holder unless the Holder holds them in the course of carrying on a business of buying and selling securities, or acquired them in one or more transactions considered to be an adventure or concern in the nature of trade. A Holder who is resident in Canada and whose SciVac common shares might not otherwise be capital property may, subject to certain restrictions and limitations in the Tax Act, be entitled to elect irrevocably pursuant to subsection 39(4) of the Tax Act that the Holder’s SciVac common shares, and every other “Canadian security” (as defined in the Tax Act) of the Holder, be capital property. Any Holder who is considering making a subsection 39(4) election should consult the Holder’s Canadian tax advisers before making the election. A subsection 39(4) election will not apply to, or to a disposition of, a Holder’s VBI common stock, or SciVac common shares acquired by the Holder in exchange for VBI common stock pursuant to the merger agreement if the Holder files a Section 85 Election (discussed below) in respect of the exchange.

This summary is based on the current provisions of the Tax Act and regulations thereunder, all specific proposals to amend the Tax Act and regulations publicly announced by or on behalf of the Minister of Finance (Canada) to the date hereof, referred to as the Proposed Amendments, and the current administrative practices and assessing policies of the Canada Revenue Agency, referred to as the CRA, published to the date hereof. It is assumed that the Proposed Amendments will be enacted as currently proposed and that there will be no other change to the Tax Act, the regulations thereunder, or any administrative practice or assessing policy, although no assurance can be given in these respects. Except for the Proposed Amendments, this summary does not take into account or anticipate any change in law, whether by legislative, governmental, regulatory, or judicial action or decision, or change in the administrative practices or assessing policies of the CRA, and does not take into account any provincial, territorial, or foreign income tax considerations, which may differ from the Canadian federal income tax considerations discussed below.

This summary does not address the Canadian federal income tax consequences of the merger applicable to the exchange of VBI options for SciVac options or VBI warrants for SciVac warrants pursuant to the merger. Holders of VBI options or VBI warrants should consult their own tax advisers.

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Subject to certain exceptions that are not discussed in this summary all amounts relevant to computing a taxpayer’s liability for tax (including dividends, adjusted cost base, and proceeds of disposition) under the Tax Act, must, for the purposes of the Tax Act, be determined in Canadian dollars based on the daily noon rate as quoted by the Bank of Canada for the applicable day or such other rate of exchange that is acceptable to the CRA.

THIS SUMMARY IS OF A GENERAL NATURE, DOES NOT ADDRESS ALL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS, AND IS NOT, AND IS NOT INTENDED TO BE AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PARTICULAR VBI STOCKHOLDER. EACH VBI STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN LEGAL AND TAX ADVISERS WITH RESPECT TO LEGAL AND TAX CONSEQUENCES OF THE MERGER AGREEMENT APPLICABLE TO HIS, HER OR ITS PARTICULAR CIRCUMSTANCES.

Holders Resident in Canada

The following portion of the summary applies solely to Holders each of whom is or is deemed to be resident solely in Canada at all relevant times for the purposes of the Tax Act, each referred to as a Canadian Holder.

Exchange of VBI common stock for SciVac common shares – No Section 85 Election

A Canadian Holder who exchanges his, her or its VBI common stock for SciVac common shares pursuant to the merger agreement, and who neither accepts the Canadian Offer nor makes a valid election pursuant to section 85 of the Tax Act, referred to as a Section 85 Election, jointly with SciVac with respect to VBI common stock exchanged pursuant to the Canadian Offer will generally realize a capital gain (or capital loss) equal to the amount by which the fair market value of the VBI common stock, determined at the time of the exchange, exceeds (or is exceeded by) the adjusted cost base, or ACB, of the Canadian Holder’s VBI common stock determined immediately before the exchange and reasonable costs of disposition. Any such capital gain or capital loss will generally be subject to tax or deductible as described below. See “Material Canadian Federal Income Tax Consequences of the Merger and the Canadian Offer – Holders Resident in Canada - Taxation of Capital Gains and Capital Losses”.

The Canadian Holder will acquire the SciVac common shares at a cost equal to the fair market value of those shares at the time of the exchange, which cost will be averaged with the ACB of all other SciVac common shares held by the Canadian Holder immediately before the exchange (if any) to determine the ACB of all of the Canadian Holder’s SciVac common shares owned immediately after the exchange.

Exchange of VBI common stock for SciVac common shares – With a Section 85 Election

General

A Canadian Holder who disposes of his, her or its VBI common stock in consideration for SciVac common shares pursuant to the Canadian Offer and files a valid Section 85 Election (and, if applicable, any provincial or territorial election) jointly with SciVac in accordance with the merger agreement and the Tax Act (and, if applicable, any provincial or territorial legislation) may, depending on the amount elected, referred to as the Elected Amount, by the Canadian Holder in the Section 85 Election, wholly or partly defer the recognition of any capital gain that might otherwise arise on the disposition, to the extent and subject to the rules and restrictions regarding Section 85 Elections in the Tax Act.

The Canadian Holder may generally elect any Elected Amount in the Section 85 Election, provided that the Elected Amount may not be:

●	less than the lesser of the ACB of the Canadian Holder’s VBI common stock and the fair market value of the VBI common stock, in each case determined immediately before the exchange, or

●	greater than the fair market value of the Canadian Holder’s VBI common stock at the time of the exchange.

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An Elected Amount which does not comply with these limits will be automatically adjusted under the Tax Act to the extent required to comply with them. Within these limits, the Elected Amount may be any amount specified by the Canadian Holder in the Section 85 Election form. A Canadian Holder who files a valid Section 85 Election jointly with SciVac generally will:

●	realize a capital gain (or capital loss) equal to the amount, if any, by which the Elected Amount exceeds (or is exceeded by) the ACB of the Canadian Holder’s VBI common stock determined immediately before the exchange and reasonable costs of disposition, and

●	acquire the SciVac common shares received as consideration for the VBI common stock at a cost equal to the Elected Amount.

Consequently a Canadian Holder who validly elects an Elected Amount in the Canadian Holder’s Section 85 Election form equal to the ACB of the Holder’s VBI common stock (determined immediately before the disposition) will thereby defer recognition of any capital gain that would otherwise arise on the disposition.

Any capital gain or capital loss that the Canadian Holder realizes as a consequence of electing an Elected Amount that is more or less than the ACB of the Canadian Holder’s VBI common stock and reasonable costs of disposition will generally be taxable or deductible as described below: see “Material Canadian Federal Income Tax Consequences of the Merger and the Canadian Offer – Holders Resident in Canada - Taxation of Capital Gains and Capital Losses”.

The rules regarding Section 85 Elections under the Tax Act are complex and subject to certain time limitations. Each Canadian Holder who is contemplating making a Section 85 Election should obtain timely advice from the Canadian Holder’s legal and tax advisers regarding the advisability and the means of both accepting the Canadian Offer and preparing and filing a valid Section 85 Election in connection with that disposition.

Procedure for Making a Section 85 Election

SciVac has agreed under the merger agreement to sign and return a Section 85 Election (and any similar provision of any provincial or territorial tax legislation) jointly with any Canadian Holder who is a “Canadian Company Shareholder” (as defined in the merger agreement) at an Elected Amount determined by the Canadian Holder, subject to the limitations set forth in the Tax Act (or any applicable provincial or territorial tax legislation) and the merger agreement, provided that the Canadian Holder strictly complies with the instructions both for accepting the Canadian Offer and completing and sending the requisite Section 85 Election forms to SciVac that SciVac will set forth in the Letter of Instructions to be posted on its website at http://www.scivactherapeutics.com concurrently with the filing of this proxy statement/prospectus. SciVac shall have no obligation to sign or return any Section 85 Election form to any Canadian Holder who does not strictly comply with all such instructions.

A Canadian Holder who wishes to make a Section 85 Election must first accept the Canadian Offer under the merger agreement on or before the date of the SciVac Meeting (as defined in the merger agreement). Canadian Holders should consult the Letter of Instructions which provides general instructions on how to accept the Canadian Offer.

A Canadian Holder who validly accepts the Canadian Offer and wishes to make a Section 85 Election must then send two complete sets of the necessary Section 85 Election, and applicable provincial or territorial election (if any), forms to SciVac setting out all required information including the number of shares of VBI common stock to be disposed of, the ACB of those shares of VBI common stock to the Canadian Holder’s, the number of SciVac common shares to be received, and the applicable Elected Amount, referred to as the Section 85 Election Information, in accordance with the procedures set forth in the Letter of Instructions on or before ninety (90) days after the Closing Date, referred to as the Section 85 Election Period. The Letter of Instructions will include certain Section 85 Election Information relating to SciVac and SciVac common shares that could not reasonably be expected to be known to Canadian Holders. It will be the responsibility of each Canadian Holder who wishes to make to Section 85 Election to include this information in the Canadian Holder’s Section 85 Election forms. SciVac will, within ninety (90) days after receiving the Section 85 Election forms with the Section 85 Election Information duly completed and signed by the Canadian Holder, sign and return one complete set of the forms to the Canadian Holder at the Holder’s address set forth in the forms. The Canadian Holder shall be solely responsible for ensuring the Section 85 Election form is completed correctly and filed with the CRA (and any applicable provincial income tax authorities) by the required deadline.

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Under the merger agreement, SciVac has agreed to sign and return Section 85 Election forms (including any corresponding forms under any applicable provincial or territorial legislation) only to Canadian Holders who are “Canadian Company Shareholders” (as defined in the merger agreement), who validly accept the Canadian Offer, and subsequently send the required federal and, if applicable, provincial Section 85 Election forms containing all applicable Section 85 Election Information to SciVac within the Section 85 Election Period. At its sole discretion, SciVac may sign and return Section 85 Elections that it receives after the Section 85 Election Period, but it shall have no obligation to do so.

None of VBI, SciVac or any successor corporation shall be responsible for the proper completion of any Section 85 Election form or have any other liability or obligation in respect thereof except for SciVac’s obligation to sign and return completed Section 85 Election forms that are received by it strictly in compliance with the terms set forth in the merger agreement and the Letter of Instructions. For greater certainty, none of VBI, SciVac or any successor corporation shall be liable for or have any obligation in respect of any taxes, interest or penalties resulting from a Canadian Holder’s failure to complete or file such election forms properly in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation). Accordingly, each Canadian Holder who may wish to file a Section 85 Election jointly with SciVac in connection with the merger should give this matter immediate attention.

To avoid late filing penalties under the Tax Act, each Canadian Holder who makes a Section 85 Election should ensure that the Canadian Holder’s Section 85 Election forms are filed with the CRA (and, if applicable, any provincial or territorial tax agency) on or before the applicable deadline for filing. The deadline under the Tax Act applicable to a Canadian Holder will be the earliest day by which either SciVac or the Canadian Holder is required to file an income tax return for the taxation year in which the closing of the Canadian Offer occurs. If approved, it is expected that the Canadian Offer will close in SciVac’s taxation year ending December 31, 2016. However, SciVac’s taxation year could end earlier as a result of an intervening event such as an amalgamation. Each Canadian Holder who intends to file a Section 85 Election is urged to consult the Canadian Holder’s tax advisers as soon as possible to determine the filing deadline or deadlines applicable to the Canadian Holder. Regardless of such deadlines, SciVac shall have no obligation to sign and deliver Section 85 Election forms except in the manner and within the time limits set forth above, and shall have no liability in respect of late filing penalties incurred by an Canadian Holder in respect of a Section 85 Election provided that SciVac signs and delivers the Canadian Holder’s Section 85 Election forms within the time limits set forth in the merger agreement and Letter of Instructions.

Additional Provincial or Territorial Election Forms

Certain provinces or territories may require a separate joint tax election to be filed for provincial or territorial income tax purposes. SciVac will also make a joint tax election with a Canadian Holder under the provisions of any relevant provincial or territorial income tax law having similar effect to Section 85 of the Tax Act, subject to the same limitations as described herein. Canadian Holders should consult their own tax advisers to determine whether separate election forms must be filed with any provincial or territorial taxing authority and to determine the procedure for filing any such separate election form. It will be the sole responsibility of each Canadian Holder who wishes to make such an election to obtain the appropriate provincial or territorial election forms and to complete such forms accurately and submit them to SciVac for its execution at the same time as the federal election forms.

Dividends on SciVac common shares

A Canadian Holder who is an individual and receives a dividend on his or her SciVac common shares in a taxation year generally will be required to include the amount of the dividend in income for the taxation year, subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit rules applicable to any dividend that SciVac designates as an “eligible dividend” in accordance with the Tax Act.

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A Canadian Holder that is a corporation and receives or is deemed to receive a dividend on its SciVac common shares in a taxation year generally will be required to include the amount of the dividend in income for the taxation year, and is entitled to deduct an equivalent amount in computing its taxable income. In certain circumstances, subsection 55(2) of the Tax Act (as proposed to be amended by Proposed Amendments released on July 31, 2015) will treat a taxable dividend received by a Canadian Holder that is a corporation as proceeds of disposition rather than a taxable dividend. Canadian Holders that are corporations should consult their own tax advisers in this regard.

A Canadian Holder that is a “private corporation” or “subject corporation” (as those terms are defined in the Tax Act), may be subject to refundable tax under Part IV of the Tax Act equal to 38⅓% (subject to pro-rating for taxation years that end after 2015 and begin before 2016) of the amount of the dividend to the extent that the dividend is deductible in computing the corporation’s taxable income. This refundable tax generally will be refunded to the corporate Canadian Holder at the rate of C$1.15 (subject to pro-rating for taxation years that end after 2015 and begin before 2016) for each C$3.00 of taxable dividends that it pays while it is a private corporation.

Disposition of SciVac common shares

A Canadian Holder that disposes or is deemed to dispose of a SciVac common share in a taxation year will generally realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition for the SciVac common share exceeds (or is exceeded by) the Holder’s ACB of the share determined immediately before the disposition and reasonable costs of disposition. Any such capital gain or capital loss will generally be subject to tax or deductible as described below: see “Material Canadian Federal Income Tax Consequences of the Merger and the Canadian Offer – Holders Resident in Canada - Taxation of Capital Gains and Capital Losses”.

Taxation of Capital Gains and Capital Losses

A Canadian Holder who disposes or is deemed to dispose of one or more shares of VBI common stock or SciVac common shares in a taxation year, whether pursuant to the merger, the Canadian Offer or otherwise, will generally be required to include one half of any resulting capital gain (a taxable capital gain) in income for the taxation year, and be entitled to deduct one half of any resulting capital loss (an allowable capital loss) from taxable capital gains realized by the Canadian Holder in the taxation year or, to the extent not so deductible, in any of the three preceding taxation years or any subsequent taxation year, subject to the detailed rules regarding the deductibility of allowable capital losses in the Tax Act.

A capital loss realized on the disposition of VBI common stock or SciVac common shares by a Canadian Holder that is a corporation may, to the extent and under the circumstances set forth in the Tax Act, be reduced by the amount of dividends (if any) that the corporation received or is deemed to have received on the VBI common stock or SciVac common shares, as applicable (or on another share for which the VBI common stock or SciVac common shares was substituted or exchanged). Similar rules may apply to VBI common stock or SciVac common shares owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Canadian Holders to whom these rules may apply should consult their own advisers.

Additional Refundable Tax on Canadian-Controlled Private Corporations

A Canadian Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be subject to an additional 10 2/3% refundable tax (subject to pro-rating for taxation years that end after 2015 and begin before 2016) on certain investment income including taxable capital gains, and dividends or deemed dividends that are not deductible in computing taxable income. This refundable tax generally will be refunded to a corporate Canadian Holder at the rate of C$1.15 (subject to pro-rating for taxation years that end after 2015 and begin before 2016) for each C$3.00 of taxable dividends that it pays while it is a private corporation.

Minimum Tax

A Canadian Holder who is an individual (including certain trusts) and realizes a capital gain or receives a dividend may thereby be subject to minimum tax under the Tax Act.

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Holders Not Resident in Canada

The following portion of the summary applies solely to certain Holders, referred to as Non-Canadian Holders, each of whom, at all relevant times for the purposes of the Tax Act:

●	is not, and is not deemed to be, resident in Canada,

●	does not use or hold, and is not deemed to use or hold, VBI common stock or SciVac common shares in connection with carrying on a business in Canada, and

●	is not an insurer that carries on business in Canada and elsewhere.

Disposition of VBI common stock under the Merger and Subsequent Dispositions of SciVac common shares

A Non-Canadian Holder will not be subject to tax under the Tax Act on any capital gain that it realizes on a disposition of VBI common stock pursuant to the merger, or on a subsequent disposition of SciVac common shares acquired on the merger, unless the relevant share:

●	is “taxable Canadian property”, and

●	is not “treaty-protected property”

(as those terms are defined in the Tax Act) of the Non-Canadian Holder, at the time of the disposition.

Generally, a Non-Canadian Holder’s VBI common stock or SciVac common share, as applicable, should not be taxable Canadian property to the Non-Canadian Holder at the time of disposition if at that time it is listed on a designated stock exchange (which currently includes the TSX) unless, at or at any time in the 60 months preceding, the time of disposition:

●	the Non-Canadian Holder, one or more persons with whom the Non-Canadian Holder with whom the Non-Canadian Holder did not deal at arm’s length for the purposes of the Tax Act, or one or more partnerships in which the Non-Canadian Holder or persons with whom the Non-Canadian Holder did not deal at arm’s length holds a membership interest (either directly or indirectly through one or more partnerships), alone or in any combination, owned 25% or more of the issued shares of any class or series of VBI or SciVac, as applicable, and

●	the share derived more than 50% of its fair market value directly or indirectly from, or any combination of, real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (as those terms are defined in the Tax Act), or options in respect of, interests in, or for civil law rights in, any such property, whether or not the property exists, or the relevant share was otherwise deemed by a provision of the Tax Act to be taxable Canadian property at the time of disposition.

Generally, a Non-Canadian Holder’s VBI common stock or SciVac common shares will be treaty-protected property at the time of disposition if, at that time, the terms of a tax treaty between Canada and another country would exempt the Non-Canadian Holder from tax under Part I of the Tax Act on any income or gain from the disposition of the relevant share.

Non-Canadian Holders should consult their own tax advisers regarding whether their VBI common stock or SciVac common shares are taxable Canadian property or treaty-protected property.

A Non-Canadian Holder who disposes or is deemed to dispose of a share of VBI common stock or a SciVac common share in a taxation year at a time when the share is taxable Canadian property and is not treaty–protected property generally will be required to file a Canadian tax return and include one half of any resulting taxable capital gain in the Non-Canadian Holder’s taxable income earned in Canada for the taxation year, and entitled to deduct one half of any resulting allowable capital loss from taxable capital gains included in the Non-Canadian Holder’s taxable income earned in Canada for the year or, to the extent not so deductible, in any of the three preceding taxation years or any subsequent taxation year, subject to the detailed rules regarding the deductibility of allowable capital losses in the Tax Act.

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Dividends on SciVac common shares

A Non-Canadian Holder to whom a dividend is or is deemed to be paid or credited on the Non-Canadian Holder’s SciVac common shares generally will be subject to Canadian withholding tax equal to 25% of the gross amount of the dividend, or such lower rate as may be provided by an applicable income tax treaty between Canada and another country. The rate of withholding tax under the Canada-U.S. Income Tax Convention (1980), referred to as the U.S. Treaty, applicable to a dividend paid or credited to a Non-Canadian Holder who beneficially owns the dividend and is a resident of the United States under the U.S. Treaty, and entitled to its benefits, generally is 15%.

NOTICE TO CANADIAN RESIDENT VBI STOCKHOLDERS

SciVac has offered to purchase, referred to as the Canadian Offer, all VBI common stock held by each Canadian Holder as defined above (see “Material Canadian Federal Income Tax Consequences of the Merger and the Canadian Offer – Holders Resident in Canada”). Holders of VBI common stock who are not Canadian Holders may not participate in the Canadian Offer. Completion of the Canadian Offer is conditional upon all conditions precedent to the merger having been satisfied or waived in accordance with the merger agreement. As consideration for VBI common stock tendered pursuant to the Canadian Offer, SciVac will pay to each relevant Canadian Holder the number of SciVac common shares that is equal to the product of the number of shares of VBI common stock held by the relevant Canadian Holder and the exchange ratio, rounded down to the nearest whole number of SciVac common shares. Certificates representing SciVac common shares issuable pursuant to the Canadian Offer will be mailed to Canadian Holders as soon as practicable after the completion of the merger.

SciVac has posted on its website (www.scivactherapeutics.com) a letter of instructions, referred to as the Letter of Instructions, setting out the sole means by which Canadian Holders may accept the Canadian Offer. A Canadian Holder who wishes to make a Section 85 Election (as defined above) under the Tax Act must first accept the Canadian Offer and should consult the Letter of Instructions. See “Material Canadian Federal Income Tax Consequences of the Merger and the Canadian Offer - Holders Resident in Canada.”

Each Canadian Holder who wishes to accept the Canadian Offer must deliver to SciVac, no later than the date of the SciVac Meeting (as defined in the merger agreement), the following documents:

●	a signed share purchase agreement (the form of which is appended to the Letter of Instructions);

●	one or more VBI stock certificates representing all of the Canadian Holder’s shares of VBI common stock. VBI common stock tendered to the Canadian Offer must be submitted in physical certificated form. Please consult your broker or other financial advisor if you do not currently hold your VBI common stock in physical certificated form. If you do not currently hold your VBI common stock in physical certificated form, and need to obtain physical certificates in order to participate in the Canadian Offer, note that such process may require additional steps and documents to be completed by you and you are encouraged to initiate such process early in order to participate in the Canadian Offer; and

●	a statement containing all other information stipulated by the Letter of Instructions. The Letter of Instructions includes all terms and conditions of each purchase and sale of shares of VBI common stock pursuant to the Canadian Offer.

Each share of VBI common stock held by a Canadian Holder that is not tendered to the Canadian Offer will be subject to and treated in accordance with the terms of the merger.

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SCIVAC MANAGEMENT FOLLOWING THE MERGER

The following table sets forth the names and ages of the directors and executive officers of SciVac following the merger. The officers are appointed by, and serve at the pleasure of, the SciVac Board.

Name	Age	Title

Jeff Baxter, FCMA	54	Chief Executive Officer, President, Director
Steven Gillis, Ph.D.	62	Chairperson
Scott Requadt, J.D., MBA	47	Director
Michel De Wilde, Ph.D.	66	Director
Sam Chawla	41	Director
Steven D. Rubin	54	Director
Adam Logal	37	Director
James J. Martin, CPA	49	Chief Financial Officer
David E. Anderson, Ph.D.	46	Chief Scientific Officer
Curtis A. Lockshin, Ph.D.	55	Chief Technology Officer

The following is biographical information for the individuals named above.

Jeff R. Baxter, FCMA. Mr. Baxter joined Variation Biotechnologies (US), Inc., a wholly-owned subsidiary of VBI that we refer to as VBI (US), in September 2009, and has served as Chief Executive Officer and a member of the VBI (US) board of directors since September 2009 and on the VBI Board and as VBI’s Chief Executive Officer and President since July 25, 2014. Previously, he was a managing partner for the venture capital firm, The Column Group. Until July 2006, Mr. Baxter was Senior Vice President, R&D Finance and Operations, of GlaxoSmithKline (GSK). In his 19 years of pharmaceuticals experience, he has held line management roles in commercial, manufacturing and IT and the office of the chief executive officer. His most recent position in R&D included responsibility for finance, pipeline resource planning and allocation, business development deal structuring and SROne (GSK’s in-house $125 million venture capital fund). He also chaired GSK’s R&D Operating Board. Prior to GSK, he worked at Unilever and British American Tobacco. Mr. Baxter was educated at Thames Valley University and is a Fellow of the Chartered Institute of Management Accountants (FCMA). Mr. Baxter’s professional achievements, including his management experience with GSK and his knowledge of finance, led us to the conclusion that he should be a director.

Steven Gillis, Ph.D. Dr. Gillis has been a member of the VBI Board since July 25, 2014. Since 2006, he has been a Managing Director of ARCH Venture Partners, or ARCH, a firm he joined in 2005. Dr. Gillis is focused on the evaluation of new life science technologies and also on the development and growth of ARCH’s biotechnology portfolio companies. He is a director of bluebirdbio and Shire PLC. Dr. Gillis represents ARCH as a director and serves as Chairman of a number of ARCH’s private biotechnology portfolio companies. Dr. Gillis was a founder and director of Corixa Corporation and served as CEO from its inception and as its Chairman from 1999 until its acquisition in 2005 by GlaxoSmithKline. Prior to Corixa, Dr. Gillis was a founder and director of Immunex Corp. From 1981 until his departure in 1994, Dr. Gillis served as Immunex’s Director of Research and Development, Chief Scientific Officer, and as CEO of Immunex’s R&D subsidiary. Dr. Gillis was interim CEO of Immunex Corp. following its majority purchase by American Cyanamid Company and remained a member of the board until 1997. Amgen, Inc. acquired Immunex in 2002. Dr. Gillis is an immunologist by training with over 300 peer-reviewed publications in the areas of molecular and tumor immunology. He is credited as being a pioneer in the field of cytokines and cytokine receptors, directing the development of multiple marketed products including Leukine, (GM-CSF), Prokine (IL-2) and Enbrel (soluble TNF receptor-Fc fusion protein) as well as the regulatory approval of Bexxar (radiolabeled anti-CD20). Dr. Gillis received a B.A. from Williams College and a Ph.D. from Dartmouth College. Dr. Gillis’ education and professional achievements, including his experience in life science technologies and biotechnologies, led us to the conclusion that he should be a director.

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Scott Requadt, JD, MBA. Mr. Requadt has been a member of the VBI Board since December 8, 2015. He is also a Managing Director at Clarus Ventures, LLC, a life sciences venture capital fund. Mr. Requadt has over 15 years of operating and investment experience in the pharmaceutical industry. Prior to joining Clarus in 2005, Mr. Requadt was Director, Business Development of TransForm Pharmaceuticals, Inc. until it was acquired by Johnson & Johnson, and previously practiced for several years as a mergers and acquisitions attorney at the law firm of Davis Polk & Wardwell. Before that, Mr. Requadt was a law clerk for a senior judge at the Supreme Court of Canada. Mr. Requadt holds a B.Com (Economics & Finance) from McGill University (First Class Honors), an LL.B from University of Toronto and an MBA from Harvard Business School (Baker Scholar). Mr. Requadt has been involved in multiple Clarus investments spanning both therapeutics and medtech, including Intercept Pharmaceuticals (NASDAQ: ICPT) as well as several R&D risk-sharing collaborations with large pharma partners. He has previously been active on the Boards of TyRx, Catabasis (NASDAQ: CATB), Oxford Immunotec (NASDAQ: OXFD), Link Medicine and Biolex Therapeutics.

Michel De Wilde, Ph.D. Dr. De Wilde has been a member of the VBI Board since July 25, 2014. Dr. De Wilde was Senior Vice President, Research & Development, at Sanofi Pasteur, the human vaccines division of Sanofi from 2001 until June 2013. In this position, he was responsible for managing approximately 1,500 employees and a broad portfolio of approximately 20 development projects. Prior to joining Sanofi Pasteur in January 2000, Dr. De Wilde was at SmithKline Beecham Biologicals (now GSK Vaccines) in Rixensart, Belgium. Dr. De Wilde joined the group in 1978 as a research scientist upon formation of a unit focusing on the application of recombinant DNA technology to vaccine development. He subsequently held positions of increasing responsibility and, as Vice President, Research & Development at Sanofi Pasteur, headed a team of approximately 400 specialists, active in all aspects of preclinical vaccine development. Dr. De Wilde received his degree in Chemistry from the Free University of Brussels in 1971, followed by a Ph.D. in Biochemistry in 1976. He carried out postdoctoral work at the University of Wisconsin, Madison and the University of Ghent (Belgium). Dr. De Wilde authored over 50 publications during the early part of his career. Dr. De Wilde’s extensive experience in biopharmaceutical development led us to the conclusion that he should serve as a director.

Sam Chawla. Mr. Chawla has been a member of the VBI Board since July 25, 2014. Mr. Chawla has been a Portfolio Manager of Perceptive Advisors LLC, an investment fund focused on the healthcare sector, since 2013. Prior to joining Perceptive Advisors in 2013, Mr. Chawla was a Managing Director at UBS Investment Bank in the Global Healthcare Group. Mr. Chawla’s investment banking experience centered on strategic advisory work including, mergers and acquisitions buy-side and sell-side and financial advisory assignments, including equity and debt capital raises, for both public and private healthcare companies. Prior to joining UBS in September 2010, Mr. Chawla was a Director (from January 2009 to September 2010) and a Vice President (from July 2007 to January 2009) in the Healthcare Investment Banking Group of Credit Suisse, which he originally joined as an investment banker in 2002. Mr. Chawla also worked at Bloomberg L.P. and Pelican Life Sciences. Mr. Chawla received an M.B.A. from Georgetown University and a B.A. in Economics from Johns Hopkins University. In addition, Mr. Chawla is a member of the board of directors of Response Genetics (NASDAQ: RGDX) and Great Basin Scientific. Mr. Chawla’s strategic advisory and financial advisory experience with both public and private healthcare companies led us to the conclusion that he should be a director.

Steven D. Rubin. Mr. Rubin has served as a director of SciVac since October 2012. Mr. Rubin has served as Executive Vice President – Administration of OPKO Health Inc. since May 2007 and as a director of OPKO Health Inc. since February 2007. Mr. Rubin served as the Senior Vice President, General Counsel and Secretary of IVAX Corporation from August 2001 until September 2006. Mr. Rubin currently serves on the board of directors of Tiger Media, Inc. (NYSE MKT: IDI), a multi- platform media company, Kidville, Inc. (OTCBB: KVIL), which operates large, upscale facilities, catering to newborns through five-year-old children and their families and offers a wide range of developmental classes for newborns to five-year-olds, Non-Invasive Monitoring Systems, Inc. (OTCBB: NIMU), a medical device company, Tiger X Medical, Inc. (OTCBB: CDOM), previously an early-stage orthopedic medical device company specializing in designing, developing and marketing reconstructive joint devices and spinal surgical devices, Cocrystal Pharma, Inc. (OTCBB: COCP), formerly Biozone Pharmaceuticals, Inc., a publicly traded biotechnology company developing new treatments for viral diseases, Sevion Therapeutics, Inc. (OTCBB: SVON), a clinical stage company which discovers and develops next- generation biologics for the treatment of cancer and immunological diseases, Castle Brands, Inc. (NYSE MKT: ROX), a developer and marketer of premium brand spirits, and Neovasc, Inc. (TSXV: NVC), a company developing and marketing medical specialty vascular devices. Mr. Rubin previously served as a director of Dreams, Inc. (NYSE MKT: DRJ), a vertically integrated sports licensing and products company, Safestitch Medical, Inc. prior to its merger with TransEnterix, Inc., and PROLOR Biotech, Inc., prior to its acquisition by OPKO Health Inc. in August 2013.

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Adam Logal. Mr. Logal has served as a director of SciVac since April 2014. Mr. Logal has served as OPKO Health Inc.’s Sr. Vice President and Chief Financial Officer since April 2014 and as its Vice President of Finance, Chief Accounting Officer and Treasurer since March 2007. From 2002 to 2007, Mr. Logal served in senior management of Nabi Biopharmaceuticals, a publicly traded, biopharmaceutical company engaged in the development and commercialization of proprietary products. Mr. Logal held various positions of increasing responsibility at Nabi Biopharmaceuticals, last serving as Senior Director of Accounting and Reporting.

James J. Martin, C.P.A. Mr. Martin has served as SciVac’s Chief Financial Officer since August 2014. Mr. Martin previously served as Chief Financial Officer of SafeStitch Medical, Inc., a medical device company, from January 2011 until October 2013, which was shortly after SafeStitch’s acquisition by TransEnterix, Inc. Since January 2011, Mr. Martin has also served as the Chief Financial Officer of Non-Invasive Monitoring Systems, Inc. (OTCBB:NIMU), a company engaged in the development, manufacture and marketing of non- invasive, whole body periodic acceleration therapeutic platforms. From January 2011 through December 2011, Mr. Martin served as Vice President of Finance of Aero Pharmaceuticals, Inc., referred to as Aero, a privately- held pharmaceutical distributor. From July 2010 until January 2011, Mr. Martin served as the Controller of SafeStitch, NIMS and Aero. From 2008-2010, Mr. Martin served as the Controller of AAR Aircraft Services, Inc., an aerospace and defense company, and from 2005-2008, Mr. Martin served as the Controller of Avborne Heavy Maintenance, Inc., an aviation maintenance repair and overhaul company. In addition to his career in finance and accounting, Mr. Martin served five years in the United States Navy as an Operations Specialist.

David E. Anderson, Ph.D. Dr. Anderson is an immunologist with expertise in the areas of vaccine development, autoimmunity and tumor immunology. Dr. Anderson joined VBI full time as Vice President of Immunology in 2009 from Harvard Medical School, where he held a position as Assistant Professor. As a co-founder of VBI Cda and initially as Vice President of Research, Dr. Anderson is an inventor on many of VBI’s patents and actively manages VBI’s research operation. Dr. Anderson holds a Ph.D. from Harvard University and a B.S. from the University of California, Davis.

Curtis A. Lockshin, Ph.D. Dr. Lockshin has served as Chief Executive Officer of SciVac since September 2014 and as a director since August 2014. Since March 2014, Dr. Lockshin has served as the Vice President of Research and Operations of Xenetic Biosciences, Inc., a biopharmaceutical company focused on developing biologic drugs and novel oncology therapeutics. Since May 2013, Dr. Lockshin has served as the President and Chief Executive Officer of Guardum Pharmaceuticals, LLC, a private pharmaceutical company. From October 2011 to February 2013, Dr. Lockshin served as Vice President of Corporate R&D Initiatives for OPKO Health, Inc. (NYSE: OPK), a multi-national biopharmaceutical and diagnostics company, developing a range of solutions to diagnose, treat and prevent various conditions, including point-of-care tests, laboratory developed tests, and proprietary pharmaceuticals and vaccines, following which he assumed the position of consultant to VBI until December 2013. Since April 2013, Dr. Lockshin has served on the board of directors of RXi Pharmaceuticals Corp. (NASDAQ: RXII), a biotechnology company focused on discovering and developing innovative therapeutics. From March 2011 until December 2013, Dr. Lockshin served as a member of the board of directors for ChromaDex, Inc., a natural products company engaged in the dietary supplement, food and beverage, cosmetic and pharmaceutical industries. From October 2009 to September 2012, Dr. Lockshin served as a member of the board of directors for Sorrento Therapeutics, Inc., a development- stage biopharmaceutical company. Since April 2004, Dr. Lockshin has also served as a member of the board of directors of the Ruth K. Broad Biomedical Research Foundation. The foundation is a Duke University Support Corporation that supports basic research related to Alzheimer’s disease and neurodegeneration via intramural, extramural and international grants. Since 2003, Dr. Lockshin has worked as an independent consultant, focusing on small private companies in the healthcare, biotechnology and security sectors. From August 2002 to March 2003, Dr. Lockshin held the position of Director of Discovery Biology at Beyond Genomics, Inc. (now BG Medicine, Inc.), a company engaged in the discovery of disease-associated biomarkers and identification of therapeutic targets. Dr. Lockshin held various positions from June 1998 to July 2002 at Sepracor, Inc. (now Sunovion Pharmaceuticals Inc.), a pharmaceutical company that develops therapeutic products for the central nervous system and respiratory disorders. Dr. Lockshin holds a S.B. degree in Life Sciences and a Ph.D. in Biological Chemistry from the Massachusetts Institute of Technology.

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SCIVAC EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following summary compensation table covers all compensation awarded to, earned by or paid to Dr. Curtis A. Lockshin and Mr. James J. Martin, SciVac’s Chief Executive Officer and Chief Financial Officer, respectively, during the year ended December 31, 2014. These individuals are sometimes referred to in this proxy statement/prospectus as “Named Executive Officers”.

Name	Year	Salary($)	Bonus($)	Option Awards($)	All Other Compensation($)	Total($)
Curtis A. Lockshin, Chief Executive Officer (1)	2014	28,333	—	—	—	28,333

James J. Martin, Chief Financial Officer (2)	2014	28,333	—	—	—	28,333

(1) Curtis A. Lockshin was appointed as Chief Executive Officer on August 31, 2014.

(2) James J. Martin was appointed Chief Financial Officer on August 31, 2014.

Director Compensation

For the year ended December 31, 2014, SciVac did not pay any compensation to Messrs Curtis A. Lockshin, Adam Logal or Steven D. Rubin in respect of their service as directors.

Incentive Plan Awards

As at December 31, 2014, the Named Executive Officers did not have any option-based awards or share-based awards outstanding.

Termination and Change of Control Benefits

There are no contracts, agreements, plans or arrangements that provide for payments to any Named Executive Officer at, following, or in connection with any termination (whether voluntary, involuntary or constructive), resignation, retirement, a change in control of SciVac or its subsidiaries or a change in a Named Executive Officer’s responsibilities.

130

VBI EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following summary compensation table covers all compensation awarded to, earned by or paid to Mr. Baxter and Dr. Anderson, VBI’s Chief Executive Officer and Chief Scientific Officer, respectively, during the years ended December 31, 2014 and 2013. These individuals are sometimes referred to in this proxy statement/prospectus as “VBI’s Named Executive Officers”.

Name	Year	Salary($)	Bonus($)	Option Awards($)(1)	All Other Compensation($)(2)	Total($)
Jeff Baxter, FCMA,	2014	364,135	184,675	1,616,865	20,442	2,186,117
President and Chief Executive Officer	2013	350,000	—	—	—	350,000
					—
David E. Anderson, Ph.D.	2014	232,115	102,000	712,619	—	1,064,734
Chief Scientific Officer	2013	220,000	—	—	—	220,000

(1) This amount reflects the aggregate grant date fair value for this award and does not correspond to the actual value that may be recognized by the individual upon option exercise. The assumptions used to determine the grant date fair value of the stock options are included in Note 11 to VBI’s audited financial statements for the year ended December 31, 2014 included in this proxy statement/prospectus.

(2) This amount relates to the cost associated with an apartment in Cambridge, Massachusetts for Mr. Baxter over a six month period from July to December 2014.

Outstanding Equity Awards

The following table provides information about equity awards granted to VBI’s Named Executive Officers that were outstanding on December 31, 2014.

	Number of Securatities Underlying Unexercised Options			Option	Option
Name	Exercisable		Not Exercisable	Exercise Price($)	Expiration Date

Jeff Baxter, FCMA	223,797	(1)	—	2.63	11/13/2019	(2)
	26,129	(2)	11,877	1.30	3/29/2022	(2)
	19,616	(2)	9,808	1.30	4/2/2022	(2)
	78,515	(2)	675,205	2.145	7/25/2024	(3)

David E. Anderson, Ph.D.	22,348	(1)	—	1.30	12/22/2016	(2)
	7,484	(2)	—	1.30	3/18/2018	(2)
	14,362	(2)	—	2.63	1/29/2019	(2)
	35,401	(2)	16,091	1.30	3/29/2022	(2)
	19,616	(2)	9,808	1.30	4/2/2022	(2)
	34,604	(2)	297,590	2.145	7/25/2024	(3)

(1) 25% of options vest on the first anniversary of the grant date and then monthly over the remaining 36 months. Grant dates are ten years prior to expiration date.

(2) Options vest monthly over 48 months. Grant dates are ten years prior to expiration date.

(3) Options vest monthly over 48 months and expire 10 years after the merger date. The grant date was April 24, 2014.

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Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Jeff R. Baxter, FCMA. Mr. Baxter was employed by VBI (US) from September 2009 until the consummation of the Paulson Transaction (as defined on page 146 of this proxy statement/prospectus). Pursuant to a revised employment agreement with VBI dated May 8, 2014 and effective following the Paulson Transaction, Mr. Baxter is employed as VBI’s Chief Executive Officer. Pursuant to this agreement, Mr. Baxter received an initial annual salary in the amount of $385,000, increased by the VBI Board on February 25, 2015 to $400,000. Mr. Baxter may be eligible to receive options to purchase VBI’s common stock in the VBI Board’s discretion. Any outstanding options shall accelerate fully if (i) he is terminated without cause, (ii) is terminated during the period that begins when negotiations with an unrelated third party for a Change of Control (as defined in the employment agreement) begin and ends on the 12-month anniversary of the closing of the Change of Control transaction, or (iii) he terminates his employment for Good Reason (as defined in the employment agreement). Mr. Baxter is eligible to be considered for an annual cash bonus of up to 50% of his then applicable base salary based on his meeting certain performance objectives, and if he is dismissed from employment for any reason other than “cause,” VBI is obligated to pay him severance compensation equal to six months plus one month of severance for every full year of service following the Paulson Transaction up to a maximum of 12 months.

Dr. David E. Anderson, Ph.D. Dr. Anderson was employed by VBI (US) from April 2008 until the consummation of the Paulson Transaction. Pursuant to a revised employment agreement with VBI dated May 8, 2014 and effective following the Paulson Transaction, Dr. Anderson was employed as VBI’s Senior Vice President, Research and is now employed as VBI’s Chief Scientific Officer. Pursuant to this agreement, Dr. Anderson received an initial annual salary in the amount of $250,000, increased by the VBI Board on February 25, 2015 to $257,500. Dr. Anderson may be eligible to receive options to purchase VBI’s common stock in the Board’s discretion. Any outstanding options shall accelerate fully if he is terminated without cause, is terminated during the period that begins when negotiations with an unrelated third party for a Change of Control (as defined in the employment agreement) begin and ends on the 12-month anniversary of the closing of the Change of Control transaction or terminates his employment for Good Reason (as defined in the employment agreement). Dr. Anderson is eligible to be considered for an annual cash bonus of up to 35% of his then applicable base salary based on his meeting certain performance objectives, and if he is dismissed from employment for any reason other than “cause,” VBI is obligated to pay him severance compensation equal to six months plus one month of severance for every full year of service following the Paulson Transaction up to a maximum of 12 months.

Potential Payment Upon Termination

Upon termination by VBI of any executive without cause, VBI agreed to pay its officers six months’ salary plus an additional month of salary for each completed year of service post-Paulson Transaction and any health and welfare (COBRA) benefits.

Unless otherwise agreed by the VBI Board, other staff members would be entitled to severance upon termination of employment pursuant to VBI’s severance policy. The policy provides for one week of severance for each completed year of service.

Director Compensation

The following Director Compensation Table sets forth information concerning compensation for services rendered by VBI’s independent directors for the year ended December 31, 2014. The amounts represented in the “Option Awards” column reflects the stock compensation expense recorded by VBI and does not necessarily equate to the income that will ultimately be realized by the director for such awards. Except as set forth in the table below, none of our directors received compensation during the fiscal year ended December 31, 2014 for services provided as a director, except reimbursement of ordinary and reasonable expenses incurred in exercising their responsibilities and duties as a director.

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Name of Director	Fees Earned or Paid in Cash($)	Option Awards($)(1)	Total($)
Steven Gillis, Ph.D.	34,500	150,164	184,664
Sam Chawla	15,000	170,000	185,000
Michel De Wilde, Ph.D.	19,000	170,000	189,000

(1) This amount reflects the aggregate grant date fair value for this award and does not correspond to the actual value that may be recognized by the individual upon option exercise. The assumptions used to determine the grant date fair value of the stock options are included in Note 11 to VBI’s audited financial statements for the year ended December 31, 2014 included in this proxy statement/prospectus.

Director Compensation Program

VBI’s director compensation program consists of cash and equity-based compensation. The equity component of VBI’s director compensation program is designed to build an ownership stake in VBI while conveying an incentive to directors relative to the returns recognized by our stockholders.

All directors are reimbursed for ordinary and reasonable expenses incurred in exercising their responsibilities in accordance with VBI’s travel and entertainment expense reimbursement policy.

Under provisions adopted by the VBI Board, each non-employee director receives an option to purchase 40,000 shares of VBI common stock issued upon his or her first election to the VBI Board. These options vest monthly over four years. Stock options granted under the VBI Vaccines Inc. 2014 Equity Incentive Plan are priced at the closing market price of VBI’s common stock on the date of grant. Further grants of stock options and/or restricted stock are issued at the discretion of the VBI Board to non-employee directors for continuing service to VBI.

Other than the VBI Vaccines Inc. 2014 Equity Incentive Plan, the non-employee directors are not eligible to participate in VBI’s employee benefits plans.

In connection with the Paulson Transaction, the VBI Board approved compensation to be paid to VBI’s directors following the closing of the Paulson Transaction pursuant to those certain Director Services Agreements between VBI and each director as follows:

Steven Gillis, Ph.D. Pursuant to a director services agreement dated May 8, 2014, as amended on July 25, 2014, between Dr. Gillis and VBI, upon closing of the Paulson Transaction, Dr. Gillis receives quarterly compensation of: (i) $13,750 for serving as chairman of the VBI Board, (ii) $1,750 for serving as a member of the Audit Committee, and (iii) $1,750 for serving as the chair of the Nominations and Governance Committee. In addition, Dr. Gillis also received options to purchase up to 70,000 shares of VBI’s common stock (adjusted for the exchange ratio and the reverse split) issued under the VBI (US) 2006 Stock Option (the “2006 Plan”) which vest over 48 months in equal installments of 1/48 per month on the last day of each month, with an exercise price equal to 100% of the Fair Market Value (as defined in the 2006 Plan) of a share of VBI common stock on the date of grant, pursuant to a stock option award agreement. VBI has agreed to reimburse Dr. Gillis for ordinary and reasonable expenses incurred in exercising his responsibilities and duties as a director.

Jeff R. Baxter, FCMA. Pursuant to a director services agreement dated May 8, 2014, between Mr. Jeff R. Baxter and VBI, upon closing of the Paulson Transaction, VBI agreed to reimburse Mr. Baxter for ordinary and reasonable expenses incurred in exercising his responsibilities and duties as a director. As Chief Executive Officer and President of VBI, Mr. Baxter agrees that he will receive no additional compensation for services as a director.

Sam Chawla. Pursuant to a director services agreement dated May 8, 2014, as amended on July 25, 2014, between Mr. Chawla and VBI, Mr. Chawla will receive quarterly compensation of: $7,500 for serving as a director. In addition, Mr. Chawla also received options to purchase up to 40,000 shares of VBI common stock issued under the 2014 Equity Incentive Plan, referred to as the 2014 Plan, which vest over 48 months in equal installments of 1/48 per month, with an exercise price equal to 100% of the Fair Market Value (as defined in the 2014 Plan) of a share of VBI common stock on the date of grant, pursuant to a stock option award agreement. VBI has agreed to reimburse Mr. Chawla for ordinary and reasonable expenses incurred in exercising his responsibilities and duties as a director.

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Michel De Wilde, Ph.D. Pursuant to a director services agreement dated May 8, 2014, as amended on July 25, 2014 and as further amended on December 9, 2014, between Dr. De Wilde and VBI, Dr. De Wilde (or his designee) will receive quarterly compensation of: (i) $7,500 for serving as a director, (ii) $1,250 for serving as a member of the Compensation Committee and (iii) $750 for serving as a member of the Nominations and Governance Committee. In addition, Dr. De Wilde also received options to purchase up to 40,000 shares of VBI common stock issued under the 2014 Plan which vest over 48 months in equal installments of 1/48 per month, with an exercise price equal to 100% of the Fair Market Value (as defined in the 2014 Plan) of a share of VBI common stock on the date of grant, pursuant to a stock option award agreement. VBI has agreed to reimburse Dr. De Wilde for ordinary and reasonable expenses incurred in exercising his responsibilities and duties as a director.

Continuing Education of Directors

VBI is committed to supporting the continuing education of its directors on relevant matters. The Governance Committee of the VBI Board will decide on a case-by-case basis the appropriate level and frequency of support to provide.

SCIVAC’s COMMON SHARES

Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding SciVac common shares are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the SciVac Board from time to time may determine. Holders of SciVac common shares are also entitled to one vote for each share held on all matters submitted to a vote of SciVac shareholders. SciVac common shares are not entitled to preemptive rights and are not subject to conversion or redemption. Upon liquidation, dissolution or winding-up of SciVac, the assets legally available for distribution to SciVac shareholders would be distributed ratably among the holders of SciVac common shares and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of SciVac common shares is, and all shares of SciVac common shares currently outstanding are, fully paid and nonassessable.

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UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements, referred to as the pro forma financial statements, of SciVac and VBI have been prepared to illustrate the effect of the merger. Under the terms of the merger agreement, each outstanding share of VBI common stock at the effective time will be exchanged for 20.808356 SciVac common shares. We expect the merger will be accounted for under the acquisition method of accounting for business combinations under IFRS, with SciVac being the accounting and legal acquirer.

The unaudited pro forma condensed consolidated balance sheet, referred to as the pro forma balance sheet, as of September 30, 2015, is based on the individual historical unaudited consolidated balance sheets of SciVac and VBI after giving effect to the merger as if it had occurred on September 30, 2015. Similarly, the unaudited condensed consolidated pro forma combined statements of operations and comprehensive (loss) income, referred to as the pro forma statements of operations, for the year ended December 31, 2014 and nine months ended September 30, 2015 are based on the individual historical audited (in the case of the year ended December 31, 2014) and unaudited (in the case of the nine months ended September 30, 2015) consolidated statements of operations of SciVac and VBI after giving effect to the merger as if it had occurred on January 1, 2014.

The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the pro forma statements of operations, are expected to have a continuing impact on the results of operations.

The pro forma financial statements and adjustments have been prepared based upon currently available information and certain assumptions, which are described in the accompanying notes thereto. Given that the acquisition method of accounting is dependent upon certain valuations and other analyses that have yet to be completed, the assumptions, estimates and adjustments reflected in the pro forma financial statements are preliminary and subject to change. The determination of the final acquisition accounting and actual results may differ materially from the assumptions, estimates and adjustments reflected in the pro forma financial statements. Furthermore, the accompanying pro forma financial statements do not reflect the financial impact of any expected costs savings, synergies, integration costs or non-recurring activities as well as one-time transaction costs that may be realized or incurred in subsequent reporting periods.

The pro forma financial statements are provided for information purposes only and are not intended to represent, or be indicative of, future anticipated financial results or the results that would have occurred had the merger been consummated on the dates indicated. The pro forma financial statements and notes thereto should be read in conjunction with: (i) the historical audited and unaudited consolidated financial statements and related notes of SciVac, which are included in this proxy statement/prospectus, and (ii) the historical audited and unaudited consolidated financial statements and related notes of VBI, which are included in this proxy statement/prospectus.

135

SciVac Therapeutics Inc.

Unaudited Pro Forma Condensed Consolidated Financial Statements

(Expressed in US dollars)

As at and for the Nine Months Ended September 30, 2015

and for the Year Ended December 31, 2014

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SciVac Therapeutics Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Financial Position

(in thousands, expressed in US dollars)

As of September 30, 2015

		Pro Forma VBI					Pro
			IFRS		Pro Forma		Forma
	SciVac	VBI	Adjustments	Note	Adjustments	Note	Combined
CURRENT ASSETS:
Cash and cash equivalents	$16,012	$11,009	$-		$(3,200)	4h	$23,821
Trade accounts receivable	148	-	-		-		148
Inventory	1,509	-	-		-		1,509
Investment tax credits receivable	-	168	-		-		168
Prepaid expenses and deposits	-	558	-		-		558
Government receivables	-	72	-		-		72
Other current assets	741	-	-		-		741
TOTAL CURRENT ASSETS	18,410	11,807	-		(3,200)		27,017

OTHER ASSETS:
Goodwill					2,197	4d	2,197
Long-term deposits	96	-	-		-		96
Property and equipment	1,712	131	-		-		1,843
Intangible assets	13,772	388	-		61,441	4c,4e	75,601
Deferred financing costs	-	252	(252)	4a	-		-
TOTAL ASSETS	$33,990	$12,578	$(252)		$60,438		$106,754

CURRENT LIABILITIES:
Trade accounts payable	$487	$1,077	$-		$-		$1,564
Deferred revenues	1,583	7	-		-		1,590
Accrued liabilities	-	1,005	-		-		1,005
Current portion of long-term debt	-	900	-		-		900
Other current liabilities	793	-	-		-		793
TOTAL CURRENT LIABILITIES	2,863	2,989	-		-		5,852

LONG-TERM LIABILITIES
Liabilities for severance pay, net	32	-	-		-		32
Deferred revenues	1,678	-	-		-		1,678
Debt	-	1,420	(252)	4a	-		1,168
TOTAL LONG-TERM LIABILITIES	1,710	1,420	(252)		-		2,878

TOTAL LIABILITIES	$4,573	$4,409	$(252)		$-		$8,730

COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ EQUITY
	-	-	-		-		-
	-	-	-		-		-
Convertible preferred stock	-	-	-		-		-
Share capital (common stock)	45,294	2	-		76,789	4b,4c,4g,h4	122,085
Reserves	-	-	-		8,387	4b	8,387
Warrants	-	1,027	-		(1,027)	4h	-
Contributed surplus (APIC)	50,563	86,186	-		(86,186)	4h	50,563
Other comprehensive income (loss)	(982)	28	-		(28)	4h	(982)
Accumulated deficit	(65,458)	(79,074)	-		62,503	4e,4g,4h	(82,029)
TOTAL STOCKHOLDERS’ EQUITY	29,417	8,169	-		60,438		98,024

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$33,990	$12,578	$(252)		$60,438		$106,754

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements

137

SciVac Therapeutics Inc.

Unaudited Pro Forma Condensed Consolidated Interim Statement of Income

(in thousands, expressed in US dollars)

For the nine months ended September 30, 2015

		Pro Forma VBI
			IFRS		Pro Forma		Pro Forma
	SciVac	VBI	Adjustments	Note	Adjustments	Note	Combined

Revenues	$965	$388	$-		$-		$1,353
Cost of revenues	2,604	-	-		-		2,604
Gross Profit (loss)	(1,639)	388	-		-		(1,251)

EXPENSES
General, administrative and selling	2,341	4,279	-		5,366	4g, 4h	11,986
Research and development	348	5,120	-		-		5,468
Share-based payment	2,127	-	-		-		2,127
Total operating expenses	4,816	9,399	-		5,366		19,581
Operating loss	(6,455)	(9,012)	-		(5,366)		(20,833)

Other expenses
Financial expenses	2,201	-	-		-		2,201
Listing expenses	1,353	-	-		-		1,353
Interest expense	-	272	-		-		272
Accretion of debt discount	-	325	-		-		325
Total other expenses	3,554	597	-		-		4,151

Other income
Interest income	-	1	-		-		1
Foreign exchange gain	-	36	-		-		36
Total other Income	-	37	-		-		37

LOSS BEFORE INCOME TAX EXPENSE	(10,009)	(9,571)	-		(5,366)		(24,946)

Income tax benefit	131	-	-		-		131
NET LOSS	$(9,878)	$(9,571)	$-		$(5,366)		$(24,815)

Items that will not be reclassified subsequently to profit or loss:

Exchange differences resulting from translating the consolidated financial statements to the presentation currency	(34)	40	-		-		6

Total other comprehensive loss for the period	(34)	40	-		-		6

TOTAL COMPREHENSIVE LOSS FOR THE PERIOD	$(9,912)	$(9,531)	$-		$(5,366)		$(24,809)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.02)	$(0.47)	$-		$-		$(0.03)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING- BASIC AND DILUTED	420,719,699	20,541,588	-		542,000,000	4f	962,719,699

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements

138

SciVac Therapeutics Inc.

Unaudited Pro Forma Condensed Consolidated Interim Statement of Income

(in thousands, expressed in US dollars)

For the year ended December 31, 2014

		Pro Forma VBI
			IFRS		Pro Forma		Pro Forma
	SciVac	VBI	Adjustments	Note	Adjustments	Note	Combined

Revenues	$2,868	$-	$-		$-		$2,868
Cost of revenues	3,699	-	-		-		3,699
Gross Profit (loss)	(831)	-	-		-		(831)

EXPENSES
General, administrative and selling	2,728	9,986	-		5,675	4g, 4h	18,389
Research and development	634	3,177	-		-		3,811
Share-based payment	-	-	-		-		-
Total operating expenses	3,362	13,163	-		5,675		22,200
Operating loss	(4,193)	(13,163)	-		(5,675)		(23,031)

Other expenses
Impairment of asset	-	-	-		13,371	4e	13,371
Financial expenses	2,598	-	-		-		2,598
Interest expense	-	958	-		-		958
Foreign exchange loss	-	118					118
Accretion of debt discount	-	172	-		-		172
Total other expenses	2,598	1,248	-		13,371		17,217

Other income
Interest income	-	3	-		-		3
Foreign exchange gain	-	-	-		-		-
Total other Income	-	3	-		-		3

LOSS BEFORE INCOME TAX EXPENSE	(6,791)	(14,408)	-		(19,046)		(40,245)

Income tax benefit	1,119	-	-		-		1,119
NET LOSS	$(5,672)	$(14,408)	$-		$(19,046)		$(39,126)

Items that will not be reclassified subsequently to profit or loss:

Remeasurement of defined benefit obligation	$4	$-	$-		$-		$-
Exchange differences resulting from translating the consolidated financial statements to the presentation currency	1,017	(68)	-		-		949

Total other comprehensive loss for the period	1,021	(68)	-		-		953

TOTAL COMPREHENSIVE LOSS FOR THE PERIOD	$(4,651)	$(14,476)	$-		$(19,046)		$(38,173)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.02)	$(1.55)	$-		$-		$(0.05)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING- BASIC AND DILUTED	259,172,993	9,321,273	-		542,000,000	4f	801,172,993

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements

139

SciVac Therapeutics Inc.

Notes to the unaudited pro forma condensed consolidated financial statements

(in thousands, expressed in US dollars)

For the nine months ended September 30, 2015 and the year ended December 31, 2014

1.	Transaction Overview

As previously announced, SciVac Therapeutics Inc. (“SciVac”) and VBI Vaccines, Inc. (“VBI”) have entered into an Agreement and Plan of Merger, dated as of October 26, 2015 (“Merger Agreement”). Pursuant to the terms of the Merger Agreement, Seniccav Acquisition Corporation (“Sub”), a wholly owned subsidiary of SciVac will merge with and into VBI, with VBI surviving the merger as a wholly owned subsidiary of SciVac (the “Merger”).

If the Merger is completed, holders of VBI common stock be entitled to exchange their shares for SciVac common shares. At the effective time of the Merger and after giving effect to the other transactions described in this proxy statement/prospectus, the former stockholders of VBI will receive SciVac common shares which, together with options and warrants to purchase shares of VBI common stock that will be converted into options and warrants to purchase SciVac common shares (and will be assumed by SciVac at the effective time of the merger pursuant to the Merger Agreement), will represent approximately 46.2% of the SciVac common shares on a fully diluted basis after the merger, subject to adjustment as provided in the Merger Agreement.

As a condition of the Merger, SciVac shall enter into a license agreement (the “DNASE License”) with OPKO Health, Inc. or an Affiliate thereof (“Licensee”), pursuant to which SciVac shall grant Licensee an exclusive license in respect of the DNAse licensed technology and the licensed patents to research, develop, manufacture, use, sell, offer for sale, import, export and distribute products in exchange for a royalty equal to one percent of net sales of any products derived from DNASE License. DNASE is an early stage product, the development cost and the future benefit of any royalty is undetermined by management.

The Merger Agreement has been unanimously approved by the board of directors of both SciVac and VBI. Completion of the transaction is expected on occur during the first quarter of 2016 and is conditional upon, among other things, approved for listing on NASDAQ or the New York Stock Exchange, receipt of all required court, stock exchange and shareholder approvals, including the shareholders of both SciVac and VBI.

2.	BASIS OF PRESENTATION

The unaudited pro forma consolidated financial statements have been prepared by management of SciVac in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) from information derived from the financial statements of SciVac and VBI together with other information available to SciVac. The consolidated financial statements of VBI have been prepared in accordance accounting principles generally accepted in the United States of America (“US GAAP”). These pro forma consolidated financial statements have reconciled VBI’s consolidated financial statements from US GAAP to IFRS.

These unaudited pro forma consolidated financial statements have been prepared for inclusion in the Form F-4 Registration Statement and Management Information Circular of SciVac in connection with a Merger Agreement pursuant to which SciVac will acquire all of the issued and outstanding common shares of VBI in exchange for approximately 542,000,000 common shares of SciVac, additionally, approximate 108,000,000 shares will be reserved for exchange of VBI’s current options, warrants and indemnification shares for a total of 650,000,000 SciVac common shares on a fully diluted basis (the “Transaction”). Upon completion of the Transaction, VBI will become a wholly-owned subsidiary of SciVac.

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SciVac Therapeutics Inc.

Notes to the unaudited pro forma condensed consolidated financial statements

(in thousands, expressed in US dollars)

For the nine months ended September 30, 2015 and the year ended December 31, 2014

The unaudited pro forma consolidated statement of financial position has been prepared assuming the Transaction had occurred on September 30, 2015 and the unaudited pro forma consolidated statements of income has been prepared assuming the Transaction had occurred at January 1, 2014.

The unaudited pro forma consolidated financial statements have been prepared in accordance with SciVac’s and VBI’s accounting policies, as disclosed in the audited financial statements of SciVac and VBI for the year ended December 31, 2014 and unaudited interim financial statements for the nine months ended September 30, 2015.

The unaudited pro forma consolidated financial statements have been compiled from the information derived from and should be read in conjunction with the following financial statements, which are prepared in accordance with IFRS or US GAAP, and included elsewhere in the Form F-4 Registration Statement and Management Information Circular:

a)	SciVac’s unaudited interim financial statements for the nine-month period ended September 30, 2015.

b)	SciVac’s audited financial statements for the years ended December 31, 2014 and 2013.

c)	VBI’s unaudited interim financial statements for the nine-month period ended September 30, 2015.

d)	VBI’s audited financial statements for the year ended December 31, 2014 and 2013.

It is management’s opinion that these unaudited pro forma consolidated financial statements include all adjustments necessary for the fair presentation of the Transaction, as described in Note 1.

The pro forma financial statements are provided for illustrative purposes only and are not intended to represent, and are not necessarily indicative of, what the operating results or financial position of the Company would have been had the Merger been completed on the dates indicated, nor are they necessarily indicative of the Company’s future operating results or financial position. The pro forma financial statements do not reflect the impacts of any potential operational efficiencies, asset dispositions, cost savings or economies of scale that the Company may achieve with respect to the combined operations. Additionally, the pro forma statements of operations do not include non-recurring charges or credits which result directly from the transactions. Actual amounts recorded upon consummation of the Merger will differ from those recorded in the unaudited pro forma consolidated financial statements and the differences may be material.

As a consequence of the Merger, the shareholders of SciVac will maintain control over the combined entity. Therefore, the transaction is within of the scope of IFRS 3 “Business Combinations”.

It is the opinion of SciVac’s management that these pro forma consolidated financial statements include all adjustments necessary for the fair presentation of the Transaction, described in Note 1. These pro forma consolidated financial statements are not intended to reflect the results of operations or the financial position of the Company that would have actually resulted had the capital transaction been effected when indicated, and are not necessarily indicative of the results of operations that may be obtained in the future.

141

SciVac Therapeutics Inc.

Notes to the unaudited pro forma condensed consolidated financial statements

(in thousands, expressed in US dollars)

For the nine months ended September 30, 2015 and the year ended December 31, 2014

3.	Purchase Consideration

The following table reflects the merger consideration at an estimated SciVac common stock closing price of $0.14 as of December 1, 2015 (in thousands):

Estimated Fair Value of VBI Common Stock	$67,092
Estimated Fair Value of VBI Preferred Stock	8,729
Estimated Fair Value of VBI Indemnification Shares	1,358
Plus: Assumed Stock Options	7,300
Plus: Assumed Warrants	1,087
Plus: Assumed Debt	2,279
Estimated Fair Value of Total Consideration transferred	$87,845

4.	PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

These unaudited pro forma consolidated financial statements have been prepared and are presented assuming that the following transactions had been completed and adjustments had been effective as of January 1, 2014 for purposes of the pro forma consolidated statements of income and September 30, 2015 for purposes of the pro forma consolidated statement of financial position. Given the historical net loss positions of SciVac and VBI, there is no expected tax impact of these adjustments on the unaudited pro forma balance sheet or statements of operations.

The historical consolidated financial statements of VBI were prepared in accordance with US GAAP. For the purposes of the unaudited pro forma consolidated financial statements, those financial statements have been reviewed to identify differences to conform to, in all material respects, the recognition, measurement and presentation requirements of IFRS, as issued by the IASB.

VBI Reconciliation from US GAAP to IFRS:

a)	Pursuant to IAS 39 Financial Instruments: Debt issuance costs related to a recognized debt liability must be presented on the balance sheet as a direct deduction for the debt liability as opposed to recorded as a separate asset, as such the deferred financing costs have been netted against the related long-term debt.

Pro Forma adjustments (in thousands):

b)	Represents the estimated fair value of $87,845 as consideration transferred based on the SciVac stock closing price of $0.14 USD on December 1, 2015.

c)	Preliminary estimated fair value of in process research and development (“R&D”) intangible assets recognized, as follows:

In Process R&D - CMV project	$72,200
In Process R&D - LPV project	1,300
In Process R&D - GBM project	1,700
Total Intangibles	$75,200

d)	Preliminary estimated Goodwill calculated as follows:

Estimated Fair Value of Total Consideration transferred	$87,845
Less: Estimated debt free net assets to be acquired, excluding intangible assets	10,448
Less: Estimated Intangible assets to be recognized	75,200
Goodwill	$2,197

e)	Impairment of DNAse intangible asset with book value of $13,371 resulting from undeterminable future benefit of licensed royalty resulting from Merger.

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SciVac Therapeutics Inc.

Notes to the unaudited pro forma condensed consolidated financial statements

(in thousands, expressed in US dollars)

For the nine months ended September 30, 2015 and the year ended December 31, 2014

f)	Represents estimated 542,000,000 SciVac shares to be issued to VBI shareholders in exchange for VBI’s outstanding common stock and convertible preferred stock, as converted.

g)	Equity incentive awards from the issuance of 50,000,000 restricted shares or options for common shares contingent with Merger.

h)	The following pro forma adjustments represent the effects of the conversion of VBI convertible preferred stock into common stock and subsequent exchange for SciVac common stock pursuant to the Merger Agreement, in addition to Merger related costs and adjustments, and consist of:

(i)	the exchange of VBI common stock for SciVac common stock	$75,821
(ii)	the elimination of VBI warrants, comprehensive income and accumulated deficit	(78,020)
(iii)	the elimination of VBI additional paid in capital	86,186
(iv)	estimated Merger transaction fees to be expensed	3,200
		$87,087

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PROPOSAL TWO – MERGER-RELATED COMPENSATION

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, VBI is required to submit a proposal commonly known as “say-on-golden parachute,” and which we refer to as the merger-related compensation proposal, that gives VBI stockholders the opportunity to vote, on a nonbinding, advisory basis, on the compensation that VBI’s named executive officers may be entitled to receive that is based on or otherwise relates to the merger.

The compensation that VBI’s named executive officers may be entitled to receive that is based on or otherwise relates to the merger is summarized in the table included under the section titled “Interests of Certain Persons in the Merger—Golden Parachute Compensation” beginning on page 87 of this proxy statement/prospectus, including the associated narrative discussion. That summary includes all compensation and benefits that may be paid or become payable to VBI’s named executive officers that are based on or otherwise relate to the merger.

The VBI Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement/prospectus. The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to approve and adopt the merger agreement and approve the merger. Accordingly, you may vote to approve the proposal to approve and adopt the merger agreement and approve the merger and vote not to approve the merger-related compensation proposal and vice versa. The merger-related compensation must be approved by a majority of the votes cast at the Special Meeting (assuming a quorum is present in person or by proxy ); provided, however, such vote is nonbinding and advisory only and will not be binding on either VBI or SciVac. Accordingly, if the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the nonbinding, advisory vote of VBI stockholders.

The VBI Board recommends a vote “FOR” the proposal to approve, on a nonbinding, advisory basis, the compensation to be paid or become payable to VBI’s named executive officers in connection with the merger.

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PROPOSAL THREE – ADJOURNMENT OF THE SPECIAL MEETING

VBI stockholders are being asked to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the adoption of the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal.

If, at the Special Meeting, there are an insufficient number of shares of VBI common stock present in person or represented by proxy and voting in favor of the adoption of the merger agreement, VBI may move to adjourn the Special Meeting in order to enable the VBI Board to solicit additional proxies for approval of such proposal.

VBI is asking its stockholders to authorize the holder of any proxy solicited by the VBI Board to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Special Meeting to another time and place for the purpose of soliciting additional proxies. If the VBI stockholders approve this proposal, VBI could adjourn the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from VBI stockholders who have previously voted. If the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

The adjournment proposal must be approved by a majority of the votes cast at the Special Meeting (assuming a quorum is present in person or by proxy). If you fail to vote or to instruct your bank, broker, custodian or other record holder how to vote, it will have no effect on the voting outcome of this proposal.

The VBI Board unanimously recommends that VBI stockholders vote “FOR” the adjournment proposal.

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VBI’S BUSINESS

VBI is a development stage company dedicated to the innovative formulation, development and delivery of safe and effective vaccines that expand and enhance vaccine protection in both established and emerging markets. During the past year, VBI has focused on the development of its cytomegalovirus (“CMV”) vaccine candidate which targets pre-pregnant women. VBI has defined its clinical candidate and made significant progress on its planned manufacturing, analytical characterization and purification processes. During 2015, VBI started to implement these manufacturing techniques with a manufacturer qualified as meeting GMP enforced by the FDA and has completed a toxicology trial in preparation for a planned clinical Phase I trial. During 2015, VBI prepared several batches of vaccine for the toxicology trial, for the proposed Phase I clinical trial and for other regulatory purposes. In April 2015, VBI began the toxicology trial for our human CMV vaccine. The toxicology trial lasted approximately six months and provided data that will be used in a regulatory submission, along with other information, in order to obtain regulatory approval to proceed with the Phase I clinical trial in humans. VBI expects to advance its first product candidate into Phase I clinical trials during the first half of 2016.

In 2014, VBI raised $1.5 million in convertible debt financing, $16.25 million in equity financing and received $3 million of a $6 million secured term loan facility to support its CMV vaccine program, to continue the advancement of its research programs and for other general corporate purposes.

In August, 2015, VBI raised $6.29 million in a private placement to be used for working capital and general corporate purposes, including the continued development of VBI’s vaccine pipeline.

Corporate History

VBI (US) was incorporated on December 20, 2006 under the laws of the State of Delaware. On December 28, 2006, VBI (US) acquired, through an exchange of shares, all of the outstanding common shares of Variation Biotechnologies, Inc., a Canadian company (“VBI Cda”).

On May 8, 2014, Paulson (Delaware) Capital Corp. (“Paulson”), VBI (US) and VBI Acquisition Corp., a special purpose wholly owned subsidiary of Paulson (“Paulson Sub”), entered into an Agreement and Plan of Merger, pursuant to which, subject to the satisfaction or waiver of certain conditions, Paulson Sub would merge with and into VBI (US), with VBI (US) surviving as a wholly owned subsidiary of Paulson (the “Paulson Transaction”). On July 14, 2014, Paulson held a special meeting of stockholders at which the Paulson Transaction was approved.

On July 25, 2014, the Paulson Transaction closed and Paulson changed its name to VBI Vaccines Inc. Beginning on July 29, 2014, VBI’s common stock began trading on The NASDAQ Capital Market under the symbol “VBIV” following the consummation of a 1 for 5 reverse split.

Subsidiaries

VBI Cda, located in Ottawa, Ontario, Canada, is a wholly-owned subsidiary of VBI that was incorporated on August 24, 2001 under the Canada Business Corporations Act and is VBI’s primary research facility.

VBI Cda was founded as a spin-out company from an ongoing research collaboration between researchers at the University of California, Davis and the Children’s Hospital of Eastern Ontario. VBI Cda was involved in the early stage development of vaccine discovery platforms and adjuvant technologies.

In September 2009, VBI undertook a strategic review that ultimately identified the thermostable Lipid Particle Vaccine (“LPV”) technology platform as an ideal candidate for partnering with other vaccine manufacturers. VBI also identified the need for a vaccine antigen discovery and design platform and in early 2010 began discussions with ePixis SA, a French company (“ePixis”). In June 2010, VBI entered into a VBI Cda-funded research collaboration agreement with ePixis to design a CMV vaccine. Under the terms of the agreement, VBI Cda received an option to acquire ePixis at the end of the collaboration. On August 12, 2011, VBI Cda acquired 100% of the outstanding shares of ePixis in order to obtain access to a proprietary technology platform and began a technology transfer of the intellectual property and know-how of ePixis to VBI Cda. Subsequent to the acquisition of ePixis, all technology development has been performed by VBI Cda. Effective March 1, 2014, ePixis was legally dissolved and residual assets and liabilities transferred to VBI Cda.

146

Contractual Arrangements

VBI, through its wholly-owned subsidiaries, depends on subcontractor arrangements to facilitate the completion of its research programs. In the past year the predominant subcontractor has been Paragon Bioservices, Inc. (“Paragon”), which will be manufacturing VBI’s clinical batches of its lead CMV vaccine candidate, as well as the National Research Council of Canada (“NRC”), which assists VBI Cda in the completion of in-vivo research studies and in the development of manufacturing methods for its eVLP-based CMV vaccine. Additional research subcontractors and contractors have included scientific and regulatory consultants. In each of these contractual arrangements VBI typically maintains the rights for new intellectual property created.

VBI Cda has also been the recipient of funding from Industry Canada’s Industrial Research Assistance Program (“IRAP”). On April 15, 2013 VBI entered into a contribution agreement which provided VBI Cda with access to $499,000 CAD to further the specific objectives of its CMV research program. The project was successfully completed at the end of the second quarter of 2014.

VBI is engaged in the inbound and outbound licensing of key intellectual property. ePixis was the holder of the exclusive rights to key intellectual property covering its enveloped “Virus Like Particle” or “eVLP” vaccine platform. These patents are co-owned by UPMC and the Institut National de la Santé et de la Recherche Médicale (“INSERM”), both in Paris, France. Concurrent with the acquisition of ePixis, VBI Cda obtained exclusive licenses to these patents, with UPMC retaining ownership. Under the terms of the licensing agreement, UPMC and INSERM are entitled to success-based milestone payments as well as a royalty on the sale of eVLP-based products which rely on a valid claim of the licensed intellectual property.

On February 27, 2014, VBI Cda entered into a licensing agreement with the Advanced Medical Research Institute of Canada (“AMRIC”), which provides AMRIC with the exclusive rights to intellectual property related to VBI’s proprietary Variosite™ technology and SFV2 seasonal flu vaccine and a non-exclusive right to use an adjuvant formulation with Variosite™ vaccines including SFV2. Under this licensing agreement AMRIC is responsible for all development costs and VBI is entitled to $83,690 CAD on execution of the agreement for previously incurred patent costs and a pass-through royalty on all proceeds net of bona-fide research payments.

On March 27, 2014, VBI Cda signed a letter of intent (“Paragon LOI”) with Paragon, which enables VBI to begin the transfer of its eVLP-based CMV vaccine technology for eventual GMP manufacturing by Paragon. Paragon is an experienced manufacturing organization with expertise in the areas of vaccines and VLP technologies. Under the terms of the Paragon LOI, VBI retains all intellectual property directly related to its eVLP technology and its CMV vaccine candidate. On September 26, 2014, VBI Cda entered into a GMP-manufacturing Services Agreement whereby Paragon was engaged to conduct services which include process development and manufacturing services in connection with the supply of research or clinical quantities of VBI’s drug substance(s), master cell banks, working cell banks and/or virus banks.

On April 2, 2015, VBI Cda, entered into a Collaboration and Option License Agreement (the “Sanofi Agreement”) with Sanofi Vaccines Technologies S.A.S., a company organized under the laws of France (“Sanofi”). The purpose of the Sanofi Agreement is to allow Sanofi to evaluate the feasibility of using VBI Cda’s LPV technology and expertise to reformulate a Sanofi vaccine candidate to provide improved stability. VBI Cda is nearing completion of Stage 2 of the defined research plan included in the Sanofi Agreement.

On September 8, 2015, VBI announced that VBI Cda had been awarded up to $350,000 CAD in grant funding by the NRC-IRAP to apply VBI’s eVLP Platform in the development of a respiratory syncytial virus (“RSV”) vaccine candidate. In addition, on October 8, 2015, VBI announced that it has applied its eVLP Platform in the development of a novel therapeutic vaccine candidate for Glioblastoma or GBM with Columbia University’s Brain Tumor Center.

147

Principal Products

CMV Vaccine Candidate:

VBI is currently developing an experimental CMV vaccine using its eVLP vaccine platform. The vaccine is based on the CMV glycoprotein B (“gB”) antigen and is adjuvanted with aluminum phosphate.

The CMV vaccine has shown promise in early preclinical animal models, including rabbits and mice, with the ability to generate anti-CMV antibodies and CMV neutralizing responses in both fibroblasts and epithelial cells.

The vaccine completed a technology transfer for GMP manufacturing and/or out-licensing to Paragon Bioservices Inc., a third party GMP subcontract manufacturer. Formal toxicology studies were completed in the fourth quarter of 2015.

eVLP Vaccine Platform:

On August 11, 2011, VBI Cda acquired the eVLP vaccine technology through the acquisition of ePixis. The eVLP vaccine technology allows for the expression of envelope glyco-proteins within a lipid-bilayer membrane of a virus like particle (“VLP”). The technology enables the synthetic manufacture of an “enveloped” virus like particle, or “eVLP”. Many viruses are “enveloped” in that they are surrounded by a lipid bilayer membrane. Such viruses display antigenic proteins in the surface of their “envelope” which can be targets for vaccine development. The ability to synthetically manufacture an “enveloped” virus like particle is different from previously developed VLP technologies, which did not include the lipid bilayer membrane, and thus these technologies were unable to express antigenic proteins within an “envelope” as they occur in nature.

VBI expects it will develop additional vaccine targets based on this platform, either through a partnership, such as the collaboration with Columbia University’s Brain Tumor Center described above, or internally.

LPV Vaccine Platform:

Vaccines are typically sensitive to fluctuations in temperature that can degrade, destroy or inactivate the potency of a vaccine and introduce safety risks. As a consequence, 90% of vaccines are transported through a “cold-chain” of temperature controlled environments, transportation and storage. VBI’s Lipid Particle Vaccine technology, or “LPV”, is a vaccine formulation technology that enables the thermostabilization of vaccines through a proprietary formulation and freeze-drying process. The technology is constituted by three lipids, monopalmitoylglycerol (“MPG’), dihexadecyl phosphate (“DCP”) and cholesterol mixed in a proprietary ratio with vaccine antigen using a patented method. The resulting mixture is then lyophilized (freeze dried) and can be stored for extended periods of time outside of the cold-chain.

VBI is currently exploring this technology through partnerships with third-party collaborators, including with Sanofi as described above.

In the normal course of our business, VBI assesses and considers potential acquisition or collaboration opportunities to gain access to, technologies or assets that are adjacent to our core competencies of immunology and formulation development.

Description of Operations

VBI is headquartered in Cambridge, Massachusetts with its research facility in Ottawa, Ontario, Canada. The Cambridge headquarters allows VBI to leverage its location in a biotechnology hub, and provides VBI with access to experienced consultants and executive level talent. The Canadian research site benefits from its location in Canada’s National Capital Region, providing VBI with access to world-class research facilities at reasonable daily rates. This helps keep the unit cost of doing research lower compared to other locations in Canada or the United States.

The two sites collaborate efficiently through the use of a unified information technology infrastructure and web-based video-conferencing services.

148

VBI Cda’s active research collaboration with the NRC provides its staff with on-site access to the NRC’s animal facility for greater control over the testing of VBI’s vaccine candidates. NRC staff manages the general animal husbandry and maintenance requirements for VBI Cda’s research operations.

Sales and Marketing

VBI maintains a business development function responsible for inbound and outbound licensing of its intellectual property portfolio, but no traditional sales and marketing activities are currently conducted.

Customers

VBI does not currently have any customers. VBI’s target customer base consists of other vaccine and biologics developers who may be interested in gaining access to its proprietary technologies and/or vaccine candidates.

Competitors

VBI faces general market competition from several subsectors of the vaccine development field, including: (i) large, multinational pharmaceutical companies, including Sanofi-Pasteur S.A., GlaxoSmithKline Inc. (“GSK”), Merck & Co., Inc. (“Merck”), and Pfizer, Inc., (ii) mid-size pharmaceutical companies and emerging biotechnology companies, including Takeda Pharmaceutical Company Limited, Mitsubishi Tanabe Pharma Corporation, Vical, Inc. and Redbiotec AG, and (iii) academic and not-for-profit vaccine researchers and developers, including the National Institutes of Health, Butantan Institute and the Chemo-Sero Therapeutic Research Institute of Japan (Kaketsuken). The industry is typified by extensive collaboration, licensing and merger and acquisition activity despite the intense competition.

Within the CMV vaccine market VBI has several key competitors, some of whom are further advanced with their CMV vaccine development. Among these, GSK, with an adjuvanted, recombinant protein, gB-based vaccine was furthest advanced, but does not appear to have progressed beyond the end of Phase I since 2012. Additionally, Merck has a highly potent vaccine based on a replication of defective CMV virus with an adjuvant and is currently enrolling patients for a Phase I clinical trial. Despite being behind Merck and GSK in terms of development stage, VBI believes there are reasons why its CMV vaccine may have some advantages, including that: (i) VBI’s vaccine is based on the successful VLP category of vaccines, which has recently been used to successfully introduce cervical cancer vaccines, (ii) we currently expect to use aluminum phosphate as an adjuvant, which has a more extensive history of safety through its inclusion in several pediatric vaccines, and (iii) VBI has demonstrated competitive anti-CMV responses in preclinical animal models. VBI believes that these advantages merit advancement of the product candidate, but do not guarantee its success.

Suppliers, Contractors and Licenses

VBI, as a development stage biotechnology company, depends on a number of key suppliers to continue its research operations. We have identified the following parties as key suppliers of reagents, technology or expertise which impact our development plans with our CMV vaccine candidate:

●	UPMC is the owner of the eVLP vaccine platform intellectual property portfolio to which VBI has an exclusive license. Under the terms of a licensing agreement amended in 2011, VBI is required to pay royalties for successful products developed using the intellectual property for as long as claims remain valid in a given jurisdiction. This patent portfolio has claims that are expected to remain valid until 2022, after which time VBI is no longer obligated to compensate UPMC for development of vaccines based on such UPMC intellectual property portfolio. After that time, the remaining patent protection of the CMV vaccine will be based on patent applications filed by VBI, which, if granted, would provide patent protection extending until 2032. There can be no assurance that any such patent applications will be granted or, if granted, be enforceable, and they may be amended to reduce the scope of patent claims.

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●	VBI and the NRC have collaborated on various vaccine projects since 2004 and have a long history of successful partnerships, including several NRC-funded industrial research grants. The NRC is the owner of a proprietary cell line (HEK-293-NRC) that VBI is using for production of its eVLP-based CMV vaccine. VBI Cda and the NRC have recently concluded a research agreement that provides VBI Cda with access to NRC facilities and expertise for the advancement of the CMV vaccine program. Supplementary to this research agreement, VBI has negotiated terms for a non-exclusive license to the HEK-293-NRC cell line. Under these terms VBI will be required to pay success-based milestone payments as the CMV vaccine advances into clinical development and first commercial sales. These terms also provide that no additional royalties on product sales will be required.

●	Paragon Bioservices Inc. (“Paragon”) is a good manufacturing practices (“GMP”) subcontract manufacturer of biologic products. VBI engaged Paragon to manufacture VBI’s proprietary CMV vaccine for Phase I clinical trials. Preparation for GMP manufacture of clinical trial materials requires multiple small scale batches leading to larger scale production as well as the development of purification methods and quality control specifications for the release of the clinical trial batches. The preparatory work leading up to the first clinical batches often involves “Tech Transfer”, as each of VBI and the NRC must provide certain of its knowledge, trade secret and other intellectual property to Paragon to complete the process. The timelines related to this work are critical determinants in VBI meeting its anticipated Phase I start date.

●	Charles River Laboratories International Inc. (“Charles River”) is a Good Laboratory Practices (“GLP”) toxicology vendor which specializes in preclinical safety studies in animals. Following a competitive bidding process, including quality control audits, VBI engaged Charles River and reserved laboratory resources for the completion of VBI’s preclinical toxicology (safety) trial in animals, which was completed in the fourth quarter of 2015.

●	Key Reagent Suppliers: VBI’s CMV vaccine characterization and release assays each require specialized reagents. Once clinical development begins, VBI must ensure consistency and reliability of each reagent in its key quality control and release assays. Many of these reagents are being produced by, and therefore are in the control of, VBI. Several key reagents, including reference proteins and growth media, are provided by third parties and can impact preclinical and clinical Phase I start timelines. VBI has secured sufficient quantities of third party reference proteins and is working with its vendor, Paragon, to secure sufficient growth media for Phase I clinical trial supply. Supply of these key reagents remains a risk. See “Risks Related to VBI’s Business and Ownership of VBI Common Stock” on page 60.

Employees

VBI currently has a total of 18 full-time and three term or part-time employees. The VBI Cda research site employs 13 full-time and three term or part-time employees. The remaining five full-time employees work out of the headquarters in Cambridge, Massachusetts.

Facilities and Offices

VBI’s headquarters are located at 222 Third Street, Suite 2241, Cambridge, Massachusetts, 02142. VBI Cda, VBI’s primary research facility, is located in Ottawa, Ontario, Canada.

VBI Cda’s research facility utilizes approximately 6,500 square feet of space, including a wet-lab where it performs discovery and preclinical stage vaccines research, including target validation, vaccines formulations and process development.

VBI rents office and research facility space under several operating leases which, together, require minimum annual payments of approximately $273,400 in 2015, $293,900 in 2016 and $212,912 in 2017, the expiration date of the lease agreements. VBI believes that the office and research facilities are suitable and adequate for its current operations but will consider term extensions or expansion of leased space, depending on market conditions and needs.

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Research and Development

VBI heavily invests in R&D. R&D expenses were approximately $5.1 million for the nine months ended September 30, 2015, $3.1 million for the year ended December 31, 2014 and $1.4 million in 2013. All R&D was funded by equity, term loan or convertible note financings or government grants and refundable R&D tax credits. VBI’s most significant R&D expense has been, and is expected to continue to be related to our development of a CMV vaccine candidate and the related eVLP platform. Such R&D expenses are expected to increase significantly as the vaccine moves into the clinical development stage.

In 2014, VBI’s top R&D priority was the advancement of its CMV vaccine candidate into formal preclinical development and GMP manufacturing. VBI’s CMV vaccine candidate was designed internally, and its manufacturing and purification processes were designed by the NRC in collaboration with VBI staff. Such processes and internal knowledge were transferred to VBI’s selected GMP manufacturer, Paragon, and required significant project management expertise and confirmatory R&D studies throughout 2014. During the first half of 2015, VBI initiated GLP toxicology trials to confirm the safety of the CMV vaccine candidate in animals.

Following the completion of GLP toxicology trials and successful completion of GMP manufacturing, VBI plans to submit its Investigational New Drug Application (“IND”) to the FDA for review and consent to begin Phase I clinical trials. Phase I clinical trials are expected to include between 100 and 125 healthy adult volunteers and are expected to be completed during 2017. VBI expects the trial to be completed as a multi-center trial at locations in North America. Volunteers are expected to be healthy CMV-negative female and male adults who will be randomized across the experimental and control groups. The clinical trial is expected to be approximately 20 months in duration.

The primary objectives or “endpoints” of the trial are safety and tolerability of the CMV vaccine candidate and secondary endpoints will include anti-CMV antibody binding titers and neutralizing antibody responses.

VBI expects to make additional R&D investments in its LPV platform.

Intellectual Property

VBI’s intellectual property portfolio includes 31 patent families consisting of 139 fully owned or exclusively licensed allowed patents and patent applications, which include 56 issued patents and 83 pending patent applications. The highlights of VBI’s patent portfolio include:

●	CMV vaccine related IP: VBI owns two patent families which directly address its CMV vaccine candidate. These patents include a composition of matter patent describing the lead CMV vaccine as well as a proprietary assay used to provide high-throughput screening of anti-CMV vaccine responses.

●	eVLP vaccine related IP: VBI has an exclusive license and/or co-invention rights to four additional patent families that protect the eVLP vaccine platform and derivatives thereof. Among these patents are rights that were originally developed at the UPMC, with which VBI holds a world-wide exclusive license to the base technology for the design of an eVLP.

●	LPV vaccine related IP: VBI owns six patent families which protect its LPV technology platform. These patents include the method for manufacturing an LPV so as to confer thermostability, the proprietary ratios of excipients and antigens that are required to give rise to a thermostable formulation, and specific parameters required to confer thermostability to several distinct classes of vaccine antigens and biologic proteins.

VBI continuously monitors the competitive landscape for infectious disease vaccines to better understand the research, business and patent activities of its academic and industrial competitors. This process helps management to understand the competitive positioning of the lead CMV project. This knowledge has informed and shaped our patent portfolio, which is designed to protect VBI’s proprietary vaccine technologies and establish a defense against third-party infringement claims. Our earliest filed patent applications (12 of which have now been issued) have a patent term that extends to 2022. Our earliest filed licensed patent applications (three of which have now been issued) have a patent term that extends to 2017. Our most recently filed applications (if granted) will have a patent term that extends to 2035.

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Governmental Regulation and Product Approval

Vaccine development is a highly regulated field. The manufacturing and marketing of VBI’s potential products and VBI’s ongoing R&D activities are subject to extensive regulation by the FDA and comparable regulatory agencies of local, state and foreign jurisdictions, such as Health Canada in Canada. New products must go through extensive preclinical and clinical development prior to product launch. This process can take more than ten years from candidate identification to licensure/marketing approval by health authorities worldwide. Despite efforts to harmonize regulatory requirements in different jurisdictions, there exists a divergence of legal and regulatory requirements in different countries and territories. Delays in regulatory approval to move from one stage of development to another can potentially cause significant delays to VBI and can affect its market capitalization.

United States Regulation

Before any of VBI’s products can be marketed and sold in the United States, they must receive approval from the FDA. To receive this approval, any drug or vaccine, including those VBI develops, must undergo rigorous preclinical testing and clinical trials that demonstrate the product’s safety and effectiveness for each indicated use. This extensive regulatory process controls, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, approval, advertising, promotion, sale, and distribution of pharmaceutical products.

In general, before any new ethical pharmaceutical product can be marketed in the United States, the process typically required by the FDA includes:

●	preclinical toxicology, laboratory and animal tests;

●	submission of an investigational new drug application, or IND, which must be reviewed by the FDA before human clinical trials may begin;

●	adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use;

●	pre-approval inspection of manufacturing facilities and selected clinical investigator sites;

●	submission of a Biologics License Application (“BLA”) New Drug Application, or NDA, to the FDA; and

●	FDA approval of a BLA NDA, or a BLA NDA supplement (for subsequent indications or other modifications, including a change in location of the manufacturing facility).

Preclinical Testing

In the United States, drug candidates are tested in animals until adequate proof of safety and efficacy is established. These preclinical studies generally evaluate the mechanism of action and pharmacology of the product and assess the potential safety and efficacy of the product. Tested compounds must be produced according to applicable current GMP requirements and preclinical safety tests must be conducted in compliance with FDA and international regulations regarding GLP. The results of the preclinical tests, together with manufacturing information and analytical data, are generally submitted to the FDA as part of an IND, which must become effective before human clinical trials may commence. The IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA requests an extension or raises concerns about the conduct of the clinical trials as outlined in the application. If the FDA has any concerns, the sponsor of the application and the FDA must resolve those concerns before clinical trials may begin. Regulatory authorities may require additional preclinical data before allowing the clinical studies to commence or proceed from one phase to another, and could demand that the studies be discontinued or suspended at any time if there are significant safety issues. Furthermore, an independent institutional review board for each medical center proposing to participate in the conduct of the clinical trial must review and approve the clinical protocol and patient informed consent form before commencement of the study at the respective medical center.

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Clinical Trials

Clinical trials for new vaccine drug candidates are typically conducted in three sequential phases that may overlap. In Phase I, the initial introduction of the vaccine drug candidate into human volunteers, the emphasis is on testing for safety or adverse effects, dosage, tolerance, metabolism, distribution, excretion and clinical pharmacology. Phase II involves studies in a limited patient population to determine the initial efficacy of the vaccine drug candidate for specific targeted indications, to determine dosage tolerance and optimal dosage and to identify possible adverse side effects and safety risks. Once a vaccine compound shows evidence of effectiveness and is found to have an acceptable safety profile in Phase II evaluations, pivotal Phase III trials are undertaken to more fully evaluate clinical outcomes and to establish the overall risk/benefit profile of the drug, and to provide, if appropriate, an adequate basis for product labeling. During all clinical trials, physicians will monitor patients to determine the effectiveness of the drug candidate and to observe and report any reactions or safety risks that may result from use of the vaccine drug candidate. The FDA, the trial sites internal review board and/or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk.

Data from the clinical trials, together with preclinical data and other supporting information that establishes a vaccine drug candidate’s safety, are submitted to the FDA in the form of a BLA NDA or BLA NDA supplement. Under applicable laws and FDA regulations, each NDA submitted for FDA approval is usually given an internal administrative review within 45 to 60 days following submission of the BLA NDA. If deemed complete, FDA will “file” the NDA, thereby triggering substantive review of the application. The FDA may refuse to file any BLA NDA that it deems incomplete or not properly reviewable. The FDA has established internal substantive review goals of six months for priority BLA NDAs (for vaccines drugs addressing serious or life threatening conditions for which there is an unmet medical need) and ten months for regular BLA NDAs. However, these are agency proposed time frames, and the FDA is not legally required to complete its review within these periods, and these performance goals may change over time. Moreover, the outcome of the review, even if generally favorable, is not typically an actual approval, but an “action letter” that describes additional work that must be done before the BLA NDA can be approved. The FDA’s review of a BLA NDA may involve review and recommendations by an independent FDA advisory committee. The FDA may deny approval of a BLA NDA or BLA NDA supplement if the applicable regulatory criteria are not satisfied, or the FDA may require additional clinical data and/or an additional pivotal Phase III clinical trial. Even if such data are submitted, the FDA may ultimately decide the BLA NDA or BLA NDA supplement does not satisfy its criteria for approval.

Data Review and Approval

Substantial financial resources are necessary to fund the research, clinical trials and related activities necessary to satisfy the FDA requirements or similar requirements of state, local and foreign regulatory agencies. It normally takes many years to satisfy these various legal and regulatory requirements, assuming they are ever satisfied. Information generated in this process is susceptible to varying interpretations that could delay, limit, or prevent regulatory approval at any stage of the process. Accordingly, the actual time and expense required to bring a product to market may vary substantially. We cannot assure you that VBI will submit applications for required authorizations to manufacture and/or market potential products or that any such application will be reviewed and approved by the appropriate regulatory authorities in a timely manner, if at all. Success in early stage clinical trials does not ensure success in later stage clinical trials. Even if a product candidate receives regulatory approval, the approval may be significantly limited to specific disease states, patient populations and dosages, or have conditions placed on them that restrict the commercial applications, advertising, promotion or distribution of these products.

Once issued, the FDA may withdraw product approval if ongoing regulatory standards are not met or if safety problems occur after the product reaches the market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products which have been commercialized. The FDA also has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs. The FDA may also request additional clinical trials after a product is approved. These so-called Phase 4 studies may be made a condition to be satisfied after a drug receives approval. The results of Phase IV studies can confirm the effectiveness of a product candidate and can provide important safety information via the FDA’s voluntary adverse drug reaction reporting system. Any products manufactured or distributed by VBI pursuant to any FDA approvals would be subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the drug. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with GMP, which impose certain procedural and documentation requirements upon VBI and its third-party manufacturers. We cannot be certain that VBI or its present or future suppliers will be able to comply with the GMP regulations and other FDA regulatory requirements. If VBI’s present or future suppliers are not able to comply with these requirements, the FDA may halt VBI’s clinical trials, require VBI to recall a drug from distribution or withdraw approval of the NDA for that drug. Furthermore, even after regulatory approval is obtained, later discovery of previously unknown negative effects of a product may result in restrictions on the product or even its complete withdrawal from the market.

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The FDA closely regulates the marketing and promotion of drugs. Approval is typically subject to post-marketing surveillance and other record keeping and reporting obligations, and involves ongoing requirements such as post-marketing annual reports and labeling updates. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. A company can make only those claims relating to safety and efficacy that are approved by the FDA. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising and potential civil and/or criminal penalties. Physicians may prescribe legally available drugs for uses that are not described in the product’s labeling and that differ from those tested by VBI and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturers’ communications on the subject of such off-label use.

Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act

The traditional approval process for new drugs is set forth in Section 505(b)(1) of the Federal Food, Drug, and Cosmetic Act (as amended, the “FDCA”). An alternative pathway to FDA approval, established by Section 505(b)(2) of the FDCA, permits the applicant to rely on certain preclinical or clinical information generated by others for an approved product as some of the information required for approval and for which the applicant has not obtained a right of reference. The FDA may also require companies to perform additional studies to support the change from the approved product. The FDA may then approve the new product candidate for all or some of the indications for which the referenced product was approved, as well as for any new indications sought by the Section 505(b)(2) applicant.

To the extent a Section 505(b)(2) applicant is relying on existing information for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book publication. Specifically, the applicant must certify that either: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is valid or will not be infringed by the new product. If the applicant does not challenge the unexpired listed patents, the Section 505(b)(2) application will not be approved until all the listed patents claiming the referenced product have expired. The Section 505(b)(2) application also will not be approved until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product, has expired.

Fast Track Approval

The FDCA and the related FDA regulations provide certain mechanisms for the accelerated “Fast Track” approval of potential products intended to treat serious or life-threatening illnesses which have demonstrated the potential to address unmet medical needs. These procedures permit early consultation and commitment from the FDA regarding the preclinical and clinical studies necessary to gain marketing approval. Provisions of this regulatory framework also permit, in certain cases, BLA NDAs to be approved on the basis of valid indirect measurements of benefit of product effectiveness, thus accelerating the normal approval process. In the future, certain potential products employing VBI’s technology might qualify for this accelerated regulatory procedure. Even if the FDA agrees that these potential products qualify for accelerated approval procedures, FDA may deny approval of VBI’s drugs or may require additional studies before approval. The FDA may also require VBI to perform post-approval, or Phase 4, studies as a condition of such early approval. In addition, the FDA may impose restrictions on distribution and/or promotion in connection with any accelerated approval, and may withdraw approval if post-approval studies do not confirm the intended clinical benefit or safety of the potential product.

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Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting a BLA NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. If a product that has orphan drug designation subsequently receives FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same disease, except in very limited circumstances, for seven years. These very limited circumstances are (i) an inability to supply the drug in sufficient quantities or (ii) a situation in which a new formulation of the drug has shown superior safety or efficacy. This exclusivity, however, also could block the approval of VBI’s product for seven years if a competitor obtains earlier approval of the same drug for the same indication.

Foreign Regulation

In addition to regulations in the United States, VBI will be subject to a variety of laws and regulations governing clinical trials and commercial sales and distribution of VBI’s products in foreign countries. Whether or not VBI obtains FDA approval for a product, VBI must separately obtain approval of a product by the comparable regulatory authorities of those foreign countries before VBI may commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

Under the applicable EU regulatory systems, VBI may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is available for medicines produced by biotechnology or which are highly innovative, provides for the grant of a single marketing authorization that is valid for all EU member states. This authorization is a marketing authorization application. The decentralized procedure provides for mutual recognition of national approval decisions.

Under this decentralized procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval. This procedure is referred to as the mutual recognition procedure.

The policies of the FDA and foreign regulatory authorities may change and additional government regulations may be enacted which could prevent or delay regulatory approval of VBI’s products and could also increase the cost of regulatory compliance. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

Other Government Regulation

VBI’s R&D activities use biological and hazardous materials that are dangerous to human health and safety or the environment. VBI is subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials and wastes resulting from these materials. VBI is also subject to regulation by the Occupational Safety and Health Administration and federal and state environmental protection agencies and to regulation under the Toxic Substances Control Act.

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In addition, once VBI’s products are marketed commercially, VBI will have to comply with the various laws relating to the Medicare, Medicaid and other federal healthcare programs. These federal laws include, by way of example, the following:

●	The anti-kickback statute (Section 1128B(b) of the Social Security Act) which prohibits certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare, Medicaid and other federal healthcare programs, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other governmental programs;

●	The physician self-referral prohibition (Ethics in Patient Referral Act of 1989, as amended, commonly referred to as the Stark Law, Section 1877 of the Social Security Act), which prohibits referrals by physicians of Medicare or Medicaid patients to providers of a broad range of designated healthcare services in which the physicians (or their immediate family members) have ownership interests or with which they have certain other financial arrangements;

●	The anti-inducement law (Section 1128A(a)(5) of the Social Security Act), which prohibits providers from offering anything to a Medicare or Medicaid beneficiary to induce that beneficiary to use items or services covered by either program;

●	The False Claims Act (31 U.S.C. § 3729 et seq.), which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment to the federal government (including the Medicare and Medicaid programs); and

●	The Civil Monetary Penalties Law (Section 1128A of the Social Security Act), which authorizes the U.S. Department of Health and Human Services to impose civil penalties administratively for fraudulent or abusive acts.

Sanctions for violating these federal laws include criminal and civil penalties that range from punitive sanctions, damage assessments, money penalties, imprisonment, denial of Medicare and Medicaid payments, or exclusion from the Medicare and Medicaid programs, or some combination thereof. These laws also impose an affirmative duty on those receiving Medicare or Medicaid funding to ensure that they do not employ or contract with persons excluded from Medicare and other government programs.

VBI is building its government relations and regulatory capabilities by leveraging consultants who have extensive experience with the regulatory process. Consultants include Florian Schodel who led the clinical development of several vaccines through licensure at Merck Research Laboratories for over a decade.

VBI also uses additional regulatory consultants including several former FDA regulators with experience at the Center for Biologics Evaluation & Research (“CBER”) which is the division of FDA that regulates vaccines and other drugs.

VBI recently held pre-IND and pre-clinical trial application meetings with the FDA and Health Canada, respectively, to review its plans for GLP toxicology and manufacture, and release of the clinical trial supply of its CMV vaccine candidate. Both agencies were satisfied with VBI’s proposed preclinical development plan and the feedback received from the agencies has not impacted anticipated timelines to begin a Phase I clinical trials. VBI anticipates the Phase I interim readout, which is two weeks post second vaccination, will be available in H2 2016.

Legal Proceedings

On November 26, 2014, a putative class action complaint was filed in the United States District Court, Southern District of New York, Case No. 14-cv-9435, as amended on February 11, 2015 and March 25, 2015, on behalf of pre-merger stockholders of Paulson Capital (Delaware) Corp. who held shares on October 11, 2013 and were entitled to vote at the 2013 stockholder meeting, against VBI and certain individuals who were directors as of the date of the vote, in a matter captioned Furlong et al. v. VBI Vaccines, Inc. et al., making claims arising under Section 20(a) and Section 14(a) of the Exchange Act and Rule 14a-9, 17 C.F.R. § 240.14a-9, promulgated thereunder by the SEC. The claims allege false and misleading information provided to investors in the definitive proxy statement on Schedule 14A filed by VBI with the SEC on October 18, 2013 related to the solicitation of votes from stockholders to authorize the Board to pursue the potential restructuring transactions. VBI disputes the claims asserted in this putative class action case and is vigorously contesting the matter.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
VBI’s FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the historical audited consolidated financial statements and unaudited condensed consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

In this Management’s Discussion and Analysis of VBI’s Financial Condition and Results of Operation, “we”, “our”, “us” or the “Company” refer to VBI and its consolidated subsidiaries.

Overview

VBI is a pharmaceutical company developing novel technologies that seek to expand vaccine protection in large, underserved markets. We have developed an eVLP vaccine platform that allows for the design of enveloped virus-like particle vaccines that closely mimic the target viruses. Using this proprietary technology platform, we have undertaken specific projects related to human CMV and other antigens. During 2015, VBI prepared several batches of vaccine for a toxicology trial, for a Phase I clinical trial and for other regulatory purposes. In April 2015, we began the toxicology trial for our human CMV vaccine. The toxicology trial lasted approximately six months and provided data that will be used in a regulatory submission, along with other information, in order to obtain regulatory approval to proceed with the Phase I clinical trial in humans. VBI expects to advance its first product candidate into Phase I clinical trials during the first half of 2016.

Our income generating activities have been limited to R&D services pursuant to certain governmental R&D grants and a collaboration agreement. No revenues have been recorded from the sale of products in connection with our planned principal business activity.

We have incurred operating losses since inception, have not generated any product sales revenue and have not achieved profitable operations. We incurred net losses of $9.6 million for the nine months ended September 30, 2015. Our accumulated deficit as of September 30, 2015 was $79.1 million, and we expect to continue to incur substantial losses in future periods. We anticipate that our operating expenses will increase substantially as we continue to advance our pre-clinical-stage product candidate, CMV, and fund the development of new product candidates. These include expenses related to:

●	continuing the R&D of our product candidates, including the exploration and development of new product candidates;

●	scaling-up manufacturing capabilities through sub-contractors to commercialize products and dose forms for which we may obtain regulatory approval;

●	conducting human proof-of-concept clinical trials with our initial targeted vaccine;

●	maintaining, expanding and protecting our intellectual property portfolio;

●	hiring additional clinical, manufacturing, and scientific personnel or contractors; and

●	adding operational, financial and management information systems and human resources support, including additional personnel to support our vaccine development.

In addition, we have incurred and will continue to incur significant expenses as a result of becoming a public company, which subjects us to the reporting requirements of the Exchange Act the Sarbanes-Oxley Act of 2002 and the rules and regulations of the NASDAQ Stock Market.

We expect that we will need to secure additional financing in the future to carry out all of our planned R&D activities with respect to the CMV vaccine as well as other product and corporate development opportunities that are deemed to have future potential value. In that regard, we filed a Form S-3 shelf registration statement with the SEC on April 17, 2015 that was declared effective on July 10, 2015. The registration statement allows VBI to offer up to an aggregate of $75 million of common stock, preferred stock or warrants from time to time as market conditions permit. This information does not constitute an offer of any securities for sale.

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On August 13, 2015, VBI entered into a Securities Purchase Agreement with certain purchasers pursuant to which VBI agreed to issue and sell up to 3,000,000 shares of VBI’s common stock at a purchase price per share equal to 85% of the average of the volume weighted average prices of VBI’s common stock reported by Bloomberg LP for the 10 trading days immediately prior to each closing (the “VBI Private Placement”). On August 13, 2015, VBI completed the first closing of the VBI Private Placement, whereby it sold 2,285,000 shares of VBI common stock to certain of the purchasers at a per share price of $2.10 for gross proceeds equal to $4,798,500. On August 14, 2015, VBI completed the final closing of the VBI Private Placement whereby it sold 715,000 shares of VBI common stock at a per share price of $2.08 for gross proceeds equal to $1,487,200. VBI raised aggregate gross proceeds equal to $6,285,700 and does not owe any commissions in connection with the VBI Private Placement.

Merger with Paulson

On May 8, 2014, Paulson, VBI (US) and Paulson Sub entered into an Agreement and Plan of Merger for the purpose of effecting the Paulson Transaction. At the effective time of the Paulson Transaction:

●	each share of VBI (US) common and preferred stock was cancelled and converted into the right to receive 0.2452 (i.e. 1.226/5) (“Exchange Ratio”) shares of Paulson’s common stock, which resulted in 8,554,535 shares of common stock being issued to the former holders of VBI (US) common stock and preferred stock; and

●	each outstanding option to purchase a share of VBI (US) common stock, whether vested or unvested, and so long as such option had not, prior to the effective time of the transaction, been exercised, cancelled or terminated nor expired, was replaced with an option to purchase, on the same terms and conditions, a number of shares of Paulson common stock equal to the product of (i) the number of shares of VBI (US) common stock or preferred stock subject to such option multiplied by (ii) the Exchange Ratio, at an exercise price per share equal to the quotient of (i) the exercise price per share of VBI (US) common stock and preferred stock (rounded up to the nearest cent) subject to such option divided by (ii) the Exchange Ratio.

In conjunction with this transaction, Paulson changed its name to VBI Vaccines Inc.

Financial Overview

Research and Development Expenses

Our R&D expenses consist primarily of costs incurred for the development of our CMV vaccine, which include:

●	the cost of acquiring, developing and manufacturing clinical trial materials and other consumables and lab supplies used in our pre-clinical studies;

●	employee-related expenses, including salaries, benefits, travel and stock-based compensation expense; and

●	expenses incurred under agreements with contractors or Contract Manufacturing Organizations to advance the CMV vaccine into clinical trials.

We expense R&D costs when we incur them. We record costs for some development activities, such as clinical trials, based on an evaluation of the progress to completion of specific tasks using data such as subject enrollment, clinical site activations or information our vendors provide to us. Certain R&D activities are partially funded with government grants, which are netted against the R&D costs in the accompanying Consolidated Statements of Comprehensive Loss.

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General and Administrative Expenses

General and administrative expenses consist principally of salaries and related costs for executive and other administrative personnel and consultants, including stock-based compensation and travel expenses. Other general and administrative expenses include professional fees for legal, patent protection, consulting and accounting services, travel and conference fees, including Board and scientific advisory board meeting costs, rent, maintenance of facilities, depreciation, office supplies and expenses, insurance and other general expenses. General and administrative expenses are expensed when incurred.

We expect that our general and administrative expenses will increase in the future as a result of adding employees and scaling our operations commensurate with advancing a clinical candidate and establishing a public company infrastructure. These increases will likely include increased costs for insurance, hiring of additional personnel, board committees, outside consultants, investor relations, lawyers and accountants, among other expenses.

Interest Income

Interest income consists principally of interest income earned on cash balances, U.S. federal government guaranteed money market funds and R&D tax refunds.

Interest Expense

Interest expense is associated with our previously outstanding convertible notes and a bank credit facility in the amount of $6 million.

Results of Operations

Three and Nine Months Ended September 30, 2015 Compared to the Three and Nine Months Ended September 30, 2014

Revenues

Prior to the three months ended June 30, 2015, income generating activities have been limited to R&D services pursuant to certain governmental R&D grants, which have been netted against the related R&D expenses as described below. On April 2, 2015, VBI Cda entered into the Sanofi Agreement. The term of the Project (as defined in the Sanofi Agreement), commenced on the date of receipt by VBI Cda of Sanofi materials and continues for nine months unless otherwise agreed in writing by the parties. The term of the Sanofi Agreement began on the Effective Date, which is defined in the Sanofi Agreement as April 15, 2015, and unless earlier terminated or mutually extended in writing, the Sanofi Agreement will expire upon the expiration or termination of an option included in the Sanofi Agreement to negotiate and enter into a royalty bearing license for the commercial use of VBI’s LPV technology. Certain terms of the Sanofi Agreement are subject to confidential treatment through April 15, 2025 pursuant to an Order Granting Confidential Treatment issued by the SEC on June 23, 2015. VBI Cda is nearing completion of Stage 2 of the defined research plan included in the Sanofi Agreement. During the three months ended September 30, 2015, VBI recognized an additional $137,515 of revenue related to the Sanofi Agreement pursuant to the revenue recognition policy described in Note 2 to our financial statements. During the nine months ended September 30, 2015, VBI recognized $388,475 of revenue which was all related to the Sanofi Agreement.

Research and Development (“R&D”)

Research and development expenses increased by approximately 189%, to $2,503,115, and by approximately 170%, to $5,120,051, for the three and nine months ended September 30, 2015, respectively, as compared to $867,035 and $1,898,728 for the same periods in the prior year. The significant increases resulted primarily from increased spending on contract research and manufacturing services related to advancing the CMV vaccine through toxicology testing and manufacturing related to the preparation of several batches of vaccine for the toxicology trial, for a proposed Phase I clinical trial and for other regulatory purposes as well as performance based compensation paid to the R&D personnel. To date the vast majority of the R&D expenses relate to our CMV vaccine.

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General and Administrative

General and administrative expenses decreased by approximately 71%, to $1,667,558, and by approximately 46%, to $4,278,764, for the three and nine months ended September 30, 2015, respectively, as compared to $5,691,492 and $7,898,872 for the same periods in the prior year. The decreases in general and administrative expenses were primarily due to the significant professional fees and transaction costs incurred in the prior year related to the Paulson Transaction. The decrease in costs was somewhat offset subsequent to this transaction with increased costs related to being a public company, including investor related activities and Board fees as well as non-cash expenses related to performance based compensation paid to the administrative personnel.

Depreciation costs, which are included in general and administrative expenses, increased by $13,984 to $98,050 for the nine months ended September 30, 2015 from $84,066 for the nine months ended September 30, 2014 as a result of some additional capital purchases in the nine months ended September 30, 2015.

Interest Expense

Interest expense increased by $33,114 from $58,136 for the three months ended September 30, 2014 to $91,250 for the three months ended September 30, 2015 and decreased by $593,585 from $865,835 for the nine months ended September 30, 2014 to $272,250 for the nine months ended September 30, 2015. The decrease in interest expense during the first half of 2015 was due primarily to voluntary conversion of convertible promissory notes and was offset by interest expense related to the contractual interest coupon paid on the initial drawdown, on August 8, 2014, of $3 million from the bank credit facility described in Note 5 to our financial statements. All convertible notes issued prior to December 31, 2013 were voluntarily converted into VBI (US) preferred stock and then exchanged for VBI common stock as part of the Paulson Transaction, which closed on July 25, 2014.

Foreign Exchange Loss (Gain)

Transactions in foreign currencies are translated at the rate of exchange in effect at the transaction date and transaction gains and losses are included in net loss in the statements of comprehensive loss. The foreign exchange gain of $19,718 for the three months ended September 30, 2015 and $36,358 for the nine months ended September 30, 2015 is derived from the fluctuation in the foreign exchange rate of the Canadian dollar relative to the level of intercompany balances during the respective quarters.

Net Loss

The net loss decreased by approximately 37%, from $6,732,634 for the three months ended September 30, 2014 to $4,212,046 for the three months ended September 30, 2015, and by approximately 11%, from $10,773,065 for the nine months ended September 30, 2014 to $9,569,802 for the nine months ended September 30, 2015. The reduction from the professional costs related to the Paulson Transaction in 2014 were offset in 2015 by increased R&D expenses related to the advancement of the CMV vaccine candidate as well as increased general and administrative expenses related to being a public company.

Liquidity and Capital Resources

Net cash used by Operating Activities

We incurred net losses of $9,569,802 and $10,773,065 in the nine months ended September 30, 2015 and 2014, respectively. We used $7,505,292 and $5,915,966 in cash and cash equivalents for operating activities during the nine months ended September 30, 2015 and 2014, respectively. The increase in cash outflows is largely as a result of increased professional fees included in the general and administrative expenses as well as increased R&D expenses related to the advancement of the CMV vaccine.

We have incurred net losses and negative operating cash flows since inception. As of September 30, 2015, we had an accumulated deficit of $79,075,040 and stockholders’ equity of $8,168,471.

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Net cash provided by Investing Activities

Other than the return of funds previously held in escrow, we had no significant investing activities during the nine months ended September 30, 2015 and 2014 other than the purchase of property, equipment and intangibles in the amount of $186,353 and $695,344, respectively.

Net cash received from Financing Activities

During the nine months ended September 30, 2015, we closed the VBI Private Placement, in connection with which we issued 3,000,000 shares of common stock and received $6,285,700 in aggregate gross proceeds. We incurred $62,556 in costs related to the VBI Private Placement. In August 2015, we also started to make the required principal repayments, in the amount of $75,000 per month, on the bank credit facility.

During the nine months ended September 30, 2014 VBI (US) received $1.5 million from certain investors which was converted into shares of VBI common stock and preferred stock contemporaneously with the closing of the Paulson Transaction. These proceeds were offset by $134,088 of deferred financing costs related to the issuance of the convertible notes. In addition, VBI closed two additional private placements of equity securities with aggregate gross proceeds of approximately $16.25 million and entered into the bank credit facility for up to $6.0 million, half of which was drawn down immediately. These proceeds were offset by $600,000 of deferred financing costs related to the issuance of $1.5 million in convertible notes and the bank credit facility and $800,000 of share issuance costs.

Capital Sources

Management’s Assessment of Liquidity

Prior to the Paulson Transaction, the capital sources of VBI (US) consisted largely of venture capital investors. VBI’s long-term success and ability to continue as a going concern is dependent upon obtaining sufficient capital to fund the R&D of its products, to bring about their successful commercial release, to generate revenue and, ultimately, to attain profitable operations or, alternatively, to advance its products and technology to such a point that they would be attractive candidates for acquisition by others in the industry.

To date, VBI has been able to obtain financing as and when it was needed; however, there is no assurance that financing will be available in the future, or if it is, that it will be available at acceptable terms.

Capital Expenditures

VBI did not make significant capital purchases in 2014 or during the nine months ended September 30, 2015. There was only a slight increase, to $75,400 for the nine months ended September 30, 2015 from $64,168 for the nine months ended September 30, 2014, of investment in property and equipment. Capital acquisition primarily related to the purchase of additional R&D equipment including a refresh of computers and information technology equipment. Going forward, VBI will be required to purchase additional R&D equipment in order to continue the development of its vaccine candidates.

The increase in costs associated with the acquisition of intangibles to $112,077 for the nine months ended September 30, 2015 from $18,234 for the nine months ended September 30, 2014 is primarily related to the satisfaction of a required milestone payment related to the acquisition of the ePixis SA intellectual property. Note 7 to the financial statements describes additional contingent payments that may be required in future periods as additional milestones are achieved.

Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013

Revenues

For the years ended December 31, 2014 and 2013, income generating activities were limited to R&D services pursuant to certain governmental R&D grants, which were netted against the related R&D expenses. As of December 31, 2014, no revenues were recorded from the sale of products from our principal business activity.

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Research and Development

Research and development expenses increased by $1.7 million or 121%, to approximately $3.2 million for the year ended December 31, 2014 from $1.4 million for the year ended December 31, 2013. The increases resulted primarily from increased spending on contract research and manufacturing services related to advancing the CMV vaccine and performance based compensation paid to the R&D personnel. Substantially all R&D expenses relate to our CMV vaccine.

General and Administrative

General and administrative expenses increased by $7.8 million or 361%, to $10.0 million for the year ended December 31, 2014 as compared to $2.2 million for the year ended December 31, 2013. The increase in general and administrative expenses were primarily due to the significant professional fees incurred related to the Paulson Transaction as well as non-cash expenses related to the issuance of shares to advisors, public company costs, Board and committee fees and performance based compensation paid to the administrative personnel.

Amortization of property and equipment and intangibles decreased by $24,020, or 17%, from $139,661 for the year ended December 31, 2013 to $115,641 for year ended December 31, 2014 because a significant portion of the capital equipment has now been fully amortized.

Interest Expense

Interest expense decreased by $0.6 million from $1.6 million for the year ended December 31, 2013 to $1.0 million for the year ended December 31, 2014. The decrease was due primarily to the waiver of repayment in favor of conversion by holders of convertible promissory notes issued prior to December 31, 2013 of the contractual interest coupon accrued on the outstanding notes. All convertible notes issued prior to December 31, 2013 were voluntarily converted into VBI (US) preferred stock and then exchanged for VBI common stock as part of the Paulson Transaction. The convertible notes issued on March 10, 2014 were converted into 558,837 shares of VBI common stock and 284,602 shares of VBI Series 1 Preferred.

Foreign Exchange Loss (Gain)

The functional currency of VBI is the U.S. dollar. Transactions in foreign currencies are translated at the rate of exchange in effect at the transaction date. Any monetary assets or liabilities denominated in foreign currencies are translated at the rate in effect at the balance sheet date, with the resulting foreign exchange gain or loss being recorded in the statement of operations. The foreign exchange loss of $0.1 million for the year ended December 31, 2014 and $0.3 million for the year ended December 31, 2013 is derived from the decrease in the foreign exchange rate of the Canadian dollar which was partially offset by the reduced level of intercompany balances during the third and fourth quarters of 2014.

The functional currency of VBI Cda is the Canadian dollar, or CAD. The accounts of VBI Cda are translated from its functional currency to U.S. dollars using the current rate method. Any gain or loss arising from translation is recorded to other comprehensive loss.

Net Loss

Our net loss increased by approximately $9.0 million or 164%, from $5.5 million for the year ended December 31, 2013 to $14.4 million for the year ended December 31, 2014, largely as a result of increases in general and administrative expenses due to increased costs related to the Paulson Transaction as well as the increased R&D expenses related to the development of the CMV vaccine.

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Liquidity and Capital Resources

Net cash used by Operating Activities

We incurred net losses of $14.4 million and $5.5 million in the years ended December 31, 2014 and 2013, respectively. We used $8.1 million and $3.0 million in cash for operating activities during the year ended December 31, 2014 and 2013, respectively. The increase in cash outflows was largely as a result of increased professional fees related to the Paulson Transaction as well as increased R&D expenses related to the advancement of the CMV vaccine.

We incurred net losses and negative operating cash flows since inception. As of December 31, 2014, we had an accumulated deficit of $69.5 million and stockholders’ equity of $10.7 million.

Net cash provided by Investing Activities

As a result of the closing of the private equity financing in July 2014, approximately $0.8 million was returned from an escrow account during 2014. We had no other significant investing activities during the year ended December 31, 2014 and December 31, 2013 other than the purchase of property and equipment in the amount of $112,328 and $4,822, respectively.

Net cash received from Financing Activities

Our financing activities increased by approximately $16.3 million during the year ended December 31, 2014, from $3.1 million for the year ended December 31, 2013 to $19.3 million for the year ended December 31, 2014. The significant increase resulted from closing two private placements of equity securities with gross proceeds of approximately $16.25 million and obtaining a bank credit facility for up to $6.0 million, half of which was drawn down immediately. In addition, during the year ended December 31, 2014, VBI (US) received $1.5 million from certain investors which was converted into VBI common stock and preferred stock contemporaneously with the closing of the Paulson Transaction. These proceeds were offset by $0.6 million of deferred financing costs related to the issuance of $1.5 million in convertible notes and the $6 million debt facility and $0.8 million of share issuance costs.

During the year ended December 31, 2013, VBI (US) received $3.1 million in convertible notes and $1,061 for warrants from investors. VBI (US) also repaid $42,605 of a government loan during the year ended December 31, 2013. The government loan was fully repaid in 2013.

Off-Balance Sheet Arrangements

VBI did not engage in any “off-balance sheet arrangements” (as that term is defined in Item 303(a)(4)(ii) of Regulation S-K) as of September 30, 2015 or December 31, 2014.

Discussion of Critical Accounting Policies and Significant Judgments and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to use judgments in making certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses in our financial statements and accompanying notes. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require difficult, subjective and complex judgments by management in order to make estimates about the effect of matters that are inherently uncertain. During the nine months ended September 30, 2015, there were no significant changes to our critical accounting policies from those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on March 20, 2015.

Trends, Events and Uncertainties

As with other companies in the development stage that are in the process of commercializing novel vaccines, we will need to successfully manage normal business and scientific risks. Research and development of new technologies is, by its nature, unpredictable. We cannot assure you that our technology will be adopted, that we will ever earn revenues sufficient to support our operations, or that we will ever be profitable. Other than as discussed in this report, we have no committed source of financing and may not be able to raise money as and when we need it to continue our operations. If we cannot raise funds as and when we need them, we may be required to severely curtail, or even to cease, our operations.

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Other than as discussed above and elsewhere in this proxy statement/prospectus, we are not aware of any trends, events or uncertainties that are likely to have a material effect on our financial condition.

Significant Contractual Obligations and Commitments

VBI Cda has entered into a forty month lease ending December 31, 2017 for 6,473 square feet of lab and office space in Ottawa, Ontario which it can terminate with six months’ notice after the first year. Similarly, the landlord can terminate the lease with six months’ notice after the second year. The lease provides for approximately $25,000 of free rent which will be recorded on a straight-line basis over the term of the lease.

VBI (US) entered into a three year lease amendment ending April 30, 2017 for 2,359 square feet of office space in Cambridge, Massachusetts. The lease can be terminated by VBI (US) with six months’ notice after the first year.

New Accounting Guidance

See Note 2 to VBI’s audited financial statements for the year ended December 31, 2014.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

VBI

VBI’s common stock is listed on the NASDAQ Capital Market, therefore our determination of the independence of directors is made using the definition of “independent” contained in the listing standards of The NASDAQ Stock Market LLC. On the basis of information solicited from each director, the Board has determined that each of Drs. Gillis and De Wilde and Mr. Timmins has no material relationship with VBI and is independent within the meaning of such rules.

SEC regulations define the related person transactions that require disclosure to include any transaction, arrangement or relationship in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years in which we were or are to be a participant and in which a related person had or will have a direct or indirect material interest. A related person is: (i) an executive officer, director or director nominee, (ii) a beneficial owner of more than 5% of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control.

With the exception of the director services agreements and the employment agreements described in the section of this proxy statement/prospectus titled “VBI Executive and Director Compensation”, during the past two fiscal years to the present there has not been any transaction in which VBI was or is to be a participant in which the amount involved exceeds or exceeded the lesser of $120,000 or one percent of the average of VBI’s total assets at year end for the last two completed fiscal years and in which any officer or director had, has or will have a direct or indirect material interest.

SciVac

Information with respect to SciVac’s related party transactions is contained in Note 8 to SciVac’s unaudited condensed consolidated financial statements for the nine months ended September 30, 2015 and in Note 15 to SciVac’s audited consolidated financial statements as of December 31, 2014, in each case as contained in this proxy statement/prospectus and incorporated by reference herein.

Additionally, as provided by the merger agreement, upon consummation of the merger, SciVac will enter into a sublicense agreement with its largest shareholder, OPKO, pursuant to which SciVac will sublicense all rights to rhDNase I, as obtained by SciVac under the CLS License Agreement, in exchange for a 1.0% royalty based on net sales of any future products resulting from the licensed technology. For more information regarding the CLS License Agreement, please see “SciVac’s Business—Partnerships and Licensing—CLS License Agreement for rhDNase I”.

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SCIVAC’s BUSINESS

In this section of this proxy statement/prospectus, the terms “we”, “our”, “us” or the “Company” refer to SciVac and its consolidated subsidiaries.

Corporate Structure

SciVac was incorporated under the laws of British Columbia by Memorandum of Association on April 9, 1965 under the name “Alice Arm Molybendum Co. Ltd.” On October 21, 1965, SciVac changed its name to “Alice Arm Mining Ltd.” and subsequently, on July 13, 1975, changed its name to “New Congress Resources Ltd.” On January 12, 1983, SciVac changed its name to “Levon Resources Ltd.” Upon completion of the Transaction (as described below in the section entitled “Recent Developments” on page 167 of this proxy statement/prospectus) on July 9, 2015, SciVac adopted the name “SciVac Therapeutics Inc.”

SciVac’s registered office is located at Suite 2600 – 595 Burrard Street, Vancouver, BC V7X 1L3. SciVac’s principal office is located at Gad FeinStein Road, POB 580 Rehovot, Israel 7610303.

Intercorporate Relationships

SciVac Ltd., located in Rehovot, Israel, is a wholly-owned subsidiary of SciVac that was incorporated on April 18, 2005 pursuant to the Israeli Companies Law (1999), as amended. SciVac Ltd. currently manufactures and sells SciVac’s lead product, Sci-B-Vac™, a third-generation Hepatitis B vaccine for adults, children and newborns.

SciVac USA, LLC, located in Miami, Florida, is a wholly-owned subsidiary of SciVac Ltd. and was organized on November 26, 2014.

Description of the Business

SciVac is a commercial-stage, private biopharmaceutical company focused on developing, producing and marketing recombinant healthcare biotechnology derived products to prevent and treat infectious and immune diseases. We currently manufacture our lead product, Sci-B-Vac™, a third generation HBV vaccine for adults, children and newborns, which is registered in twelve countries throughout the world. Sci-B-Vac™, has not yet been approved by the FDA or the European Medicines Agency (the “EMA”). In Israel, where more than 500,000 persons have already been vaccinated with our vaccine, Sci-B-Vac™, is considered the standard of care. We have sold more than 1.5 million units in Israel. Certain clinical trials have shown the advantage of Sci-B-Vac™ over GlaxoSmithKline’s Engerix-B®, one of the primary existing HBV vaccines available for the hepatitis B virus, in preventing hepatitis B infection. We are currently developing a clinical program to support the approval from the FDA and from the EMA to market Sci-B-Vac™ for sale for vaccination of pre-dialysis and HIV patients in the United States and the EU, respectively. Our wholly-owned subsidiary in Rehovot, Israel currently manufactures and sells our lead product, Sci-B-Vac™, a third-generation Hepatitis B vaccine for adults, children and newborns.

We have in-licensed an early-stage enzyme-based product, recombinant human deoxyribonuclease I (“rhDNase I”), as a novel biological intended for the prevention and treatment of graft-versus-host disease (“GVHD”), which in its acute form (“aGVHD”) is a deadly condition, impacting stem cell, bone marrow and other transplant recipients for which no approved preventative or therapeutic drug is currently available. Because rhDNase I has received FDA orphan drug designations for both the prevention and treatment of GVHD, it offers a development path with potentially reduced cost structures and opportunities for market exclusivity. There are currently no FDA- or EMA-approved drugs labeled for prevention or treatment of GVHD. SciVac also has in-licensed rights to develop rhDNase I for additional indications, including, but not limited to, autoimmune diseases, cardiovascular diseases and certain cancers. Under the present merger agreement, SciVac intends to sublicense all rights to rhDNase I, as obtained through its license agreement with CLS Therapeutics Limited (“CLS”), to OPKO Health Inc. or one of its affiliates in exchange for a royalty based on net sales.

We have also created our own R&D center in order to develop bacterial (E. Coli) and mammalian cell (Chinese Hamster Ovary (“CHO”)) manufacturing technology, and we offer contract development and current good manufacturing practices (“cGMP”) manufacturing services for Phase I/II clinical studies and additional R&D services for other life science and biotechnology companies.

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We may also seek to in-license late-stage drugs that we believe complement our product portfolio, including small molecule therapeutics for niche indications in oncology.

Recent Developments

On July 9, 2015, SciVac, formerly Levon Resources Ltd. (“Levon”), completed a plan of arrangement (the “Transaction”) pursuant to which SciVac Ltd. completed a reverse takeover of Levon. In connection with the Transaction, Levon acquired 100% of the issued and outstanding securities of SciVac Ltd. and assumed certain related party loans in exchange for 517,514,016 common shares of Levon, resulting in the former SciVac Ltd. securityholders holding 68.4% of the issued and outstanding common shares and the shareholders of Levon immediately prior to the effective time of the Transaction controlling the remaining 31.6%. On completion of the Transaction, Levon changed its name from Levon Resources Ltd. to SciVac Therapeutics Inc. Other than approximately CAD $27 million in cash retained by SciVac, all other assets and liabilities of Levon were transferred or assumed by 1027949 BC Ltd., Levon’s wholly owned subsidiary.

On July 14, 2015, SciVac Therapeutics Inc. common shares commenced trading on the Toronto Stock Exchange (the “TSX”) under the ticker symbol “VAC” and its shares began to be quoted on the OTCQX under the symbol “SVACF”.

On October 26, 2015, SciVac entered into the merger agreement pursuant to which SciVac agreed to acquire VBI by way of a merger between Sub and VBI, as described elsewhere in this proxy statement/prospectus.

Product Development

Sci-B-Vac™ for Prevention of Hepatitis B: Sci-B-Vac™ is a “third generation” vaccine, distinguished from previous generations in that Sci-B-Vac™ (i) is produced in mammalian cells (CHO cells) and (ii) contains more of the proteins, or surface antigens, naturally occurring on the outer surface of the hepatitis B virus.

In contrast to previous vaccines, which contain only one surface antigen, the “S” antigen, Sci-B-Vac™ contains the “S” antigen plus the “preS1” and “preS2” surface antigens. The composition of Sci-B-Vac™ therefore provides more opportunities for the immune system to respond with antibodies, or neutralizing antibodies, which can recognize one of these components of the hepatitis B particle.

Because the Sci-B-Vac™ active component displays proteins substantially similar to those found on the outer surface of the naturally occurring hepatitis B virus, we believe that Sci-B-Vac™ could be more potent and immunogenic (capable of conferring immunity) than other existing yeast-derived HBV vaccines, such as GlaxoSmithKline’s Engerix-B®.

Several clinical studies conducted by SciVac have demonstrated that Sci-B-Vac™ possesses the following benefits relating to the prevention of the hepatitis B virus:

●	Sci-B-Vac™ has been demonstrated to be highly immunogenic in adults, children and newborn infants;

●	In several trials, the protection obtained by vaccination, or seroprotection, was faster, and anti-hepatitis B virus antibody concentration was higher in a larger percentage of vaccinated individuals, in each case when compared to current yeast-derived vaccines. In addition, seroprotection (the attainment of immunologically protective levels of anti-hepatitis B virus antibodies) was induced with only 25-50% of the recommended dose for currently U.S.- licensed HBV vaccines; and

●	Sci-B-Vac™ generated an adequate immune memory for long-term protection against hepatitis B.

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Additionally, preliminary results, such as from investigator-initiated academic studies, suggest that:

●	Sci-B-Vac™ generated superior to Engerix-B® immune response in overweight individuals;

●	Sci-B-Vac™ induced a protective immunity in end-stage renal disease (“ESRD”) patients who did not respond to previous vaccination with currently available vaccines and who were undergoing dialysis; and

●	Sci-B-Vac™ could have particular clinical benefits in special subsets, such as immunosuppressed patients and special at-risk groups of non-responders.

Sci-B-Vac™ is generally well-tolerated by patients. During the clinical development and trials of Sci-B-Vac™, approximately 1% of the patients experienced local reactions at the injection site (as commonly observed with the use of most vaccines). The injection site reactions included soreness, pain, tenderness, pruritus, which is itchiness, erythema, which is redness, ecchymosis, which is discoloration of the skin resulting from bleeding underneath the skin, swelling, warmth and nodule formation. These reactions were generally mild and were resolved within two days after vaccination. Additionally fatigue, weakness, headache, fever, malaise, nausea, diarrhea, pharyngitis, which is inflammation of the pharynx, and upper respiratory infection were observed.

Based on the clinical data collected to date, we intend to bypass the Phase II trial in the United States and Europe with the consent of the FDA and EMA, respectively, and commence three pivotal Phase III clinical trials for prevention of the hepatitis B virus in pre-dialysis and HIV patients. We are in the process of finalizing the protocols for these Phase III clinical trials. In addition, we are contemplating expanding the target populations to include diabetic patients, as well as healthy adults. We plan to meet with the FDA during 2016 to discuss our U.S. clinical development plan and to have a similar consultation with the EMA as soon as reasonably practicable thereafter.

rhDNase I for the Prevention and Treatment of GVHD: GVHD is a serious complication that occurs in patients receiving stem cell transplantation, which is the donation of healthy stem cells from a donor, or a graft, to a recipient (the host). GVHD can also occur in organ transplants and, rarely, in blood transfusions. By using preclinical mouse models of GVHD, we have indications that recombinant human deoxyribonuclease I enzyme (rhDNase I), could be effective in the prevention and treatment of GVHD in humans if used shortly prior to or together with the transplant.

In August 2014, the FDA granted two orphan drug designations for rhDNase I in two indications applicable to GVHD: the prevention of GVHD; and the treatment of GVHD. The FDA’s grant of these designations under the ODA qualifies rhDNase I for certain benefits, including financial incentives, particular market exclusivities, protocol assistance and waiver of filing fees. Orphan drug designation does not assure approval nor is it evidence that our clinical trials will provide sufficiently positive data to assure the safety and effectiveness to support approval of the product for any use. The ODA provides orphan status to drugs and biologics, which are defined as those intended for the safe and effective treatment, diagnosis or prevention of rare diseases or disorders that affect fewer than 200,000 people in the United States. To promote the development of treatments for orphan diseases such as GVHD, the FDA and other regulatory agencies provide regulatory and marketing incentives to companies that develop orphan drugs. If rhDNase I receives marketing approval under a BLA, management anticipates that rhDNase I might become one of the first biologics approved for the prevention and/or treatment of GVHD, because there are currently no FDA-approved drugs or biologics for the prevention and/or treatment of GVHD. In 2010, the U.S. and European market for the treatment of GVHD was approximately US$260 million, and it is expected to grow to US$407 million by 2018, according to GlobalData.

Market Opportunities

Hepatitis B

Hepatitis B is an infectious illness of the liver caused by the hepatitis B virus. The hepatitis B virus is the major cause of liver disease worldwide. The World Health Organization estimates that two billion people (one-third of the world’s population) have been infected by the hepatitis B virus. Of these, approximately 400 million people have chronic infections that put them at high risk of ultimately developing cirrhosis and cancer of the liver and the death of liver tissue. There is no cure for chronic hepatitis B infection, and disease prevention through effective vaccines is critical to reducing the spread of the disease.

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The virus is transmitted by exposure to infected blood or body fluids, such as semen and vaginal fluids. Perinatal infection is a major route of infection in areas of the world where the disease is common. Other risk factors for developing hepatitis B infection include working in a healthcare setting, blood transfusions, dialysis, sharing razors or toothbrushes with an infected person, travel in countries where the virus is common and living in an institution. Tattooing and acupuncture led to a significant number of cases in the 1980s and still continue to be two of the causes of hepatitis B infection today due to the risk of using non-sterile needles. The hepatitis B virus is 50 to 100 times more infectious than HIV.

Specific treatments for viral hepatitis infection exist, but none of the available drugs can clear the infection. Instead, they can stop the virus from replicating, which minimizes liver damage. However, prevention of the disease by vaccination is the only effective medical measure for controlling the spread of the disease and decreasing illness and death due to hepatitis. Vaccines for the prevention of the hepatitis B virus have been routinely recommended for infants since 1991 in the United States. Most vaccines are given in three doses over a course of months. Seroprotection against the hepatitis B virus requires an anti-HBs antibody concentration of at least 10 mIU/ml in the recipient’s serum.

Currently Available HBV Vaccines

The currently available HBV vaccines for prevention of the hepatitis B virus include: Engerix-B® and Fendrix®, manufactured by GlaxoSmithKline; Recombivax HB, manufactured by Merck; Elovac B, manufactured by Human Biologicals Institute, a division of Indian Immunologicals Limited; Gene Vac-B, manufactured by Serum Institute of India; and Shanvac-B, manufactured by Shantha Biotechnics Pvt Ltd, under Sanofi Pasteur. To date, only Engerix-B® and Recombivax HB are approved by the FDA for immunization and distribution in the United States; however, the remaining companies above and other companies may seek approval from the FDA or other organizations, including the World Health Organization (the “WHO”), for their respective vaccine products.

Limitations of Current Treatments

●	Limited effectiveness creating seroprotection in the dialysis population. Historically, HBV vaccine programs using second-generation vaccines led to effective seroprotection in only 67-86% of hemodialysis patients. An investigator-initiated study suggests that Sci-B-Vac™ is well-tolerated and highly immunogenic in the population of ESRD patients who have not responded to a second generation yeast- derived vaccine. We are focused on finding treatment options for this specific population to be vaccinated at pre-dialysis stage, as recommended by the Centers for Disease Control and Prevention (the “CDC”).

●	Reduced efficacy of current vaccines for individuals with suppressed immune systems. In patients at high-risk for hepatitis B, such as those who suffer from diabetes, cancer, HIV, celiac disease and dialysis patients, 20-80% of such patients do not respond to the vaccines currently available in the market. Unlike other diseases which disappeared after mass vaccination, such as smallpox, hepatitis B persists as a major global health problem. Therefore, we believe that these challenges present a need for an innovative solution. Our research shows that non-responders or low-responders to the conventional HBV vaccine respond better to our third generation HBV vaccine, Sci-B-Vac™.

●	Limited effectiveness in immunization of adults with increased body weight. The preliminary results collected by Bio-Technology General (Israel) Ltd., an Israeli subsidiary of Savient Pharmaceuticals, Inc. (“Savient”), which is the original company that licensed the Sci-B-Vac™ technology to us, from two clinical studies suggest that Sci-B-Vac™ generated superior immune response in overweight individuals as compared to Engerix-B®.

●	Limited effectiveness in newborn infants of hepatitis B-positive mothers. An investigator-initiated study suggested that Sci-B-Vac™ could be more effective than Engerix-B® in reducing hepatitis B virus transmission and potentially triggering early hepatitis B virus clearance.

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Expected Sci-B-Vac™ Advantage

Due to the limitations of currently marketed HBV vaccines, we believe an untapped market opportunity exists for adult populations at higher risk of hepatitis B infection, such as immune-compromised persons and non-responders to currently marketed vaccines. Because their immune systems are weakened or not functioning at all, immune-compromised people are more susceptible to infectious diseases, including the hepatitis B virus. Additionally, even if immune-compromised people receive one or more of the currently available vaccines, the patient’s immune response may be inadequate, and, as a result, the vaccination may have to be repeated. For example, in the United States, the CDC recommends HBV vaccinations for all susceptible chronic hemodialysis patients, which is a population of over one million in the United States alone, yet 14-33% of hemodialysis patients do not respond to the HBV vaccines currently available in the market, according to the CDC. Hemodialysis patients have a reduced response to vaccinations because of the general suppression of the immune system associated with uremia, a complication of chronic kidney disease, referred to as CKD, and acute kidney failure. In an investigator-initiated clinical trial of ESRD patients who had not responded to four double-dose injections of Engerix-B® (4x40 mcg), 86% (n=29) responded positively to three lower-dose injections of Sci-B-Vac™ (3x10 mcg). It should be noted that Sci-B-Vac achieves these seroprotection rates without the use of next-generation adjuvants, which are substances that enhance the body’s immune response to an antigen, whose safety and efficacy profiles remain an open issue due to limited clinical history. Sci-B-Vac is adjuvanted only with alum, a commercially accepted adjuvant with robust safety data. We expect the further U.S. clinical studies to support efficacy of Sci-B-Vac™ in the pre-dialysis, HIV and diabetic subpopulations.

Our Solutions

SCI-B-VAC™

Based on various SciVac-sponsored clinical findings, as well as published reports by independent investigators, we have preliminary indications of the following properties of Sci-B-Vac™:

●	Rapid onset of immunity, as measured by levels of antibodies to the hepatitis B virus (anti-hepatitis B surface antigen (“HBsAg”)). The results of certain clinical trials conducted outside of the United States and not under an IND may suggest that two doses of Sci-B-Vac™ instead of the conventional three may be sufficient to induce adequate seroprotection.

●	Possible Activity of Sci-B-Vac™ against emerging hepatitis B virus mutants. Second generation (i.e., single antigen) HBV vaccines, in combination with nucleoside analog-based therapy (antiviral drug therapy) of chronic hepatitis B, apply selective pressures on the hepatitis B virus in infected individuals, which leads to the generation and accumulation of mutations in the S antigen. The hepatitis B virus that contains these mutations is usually resistant to neutralization by antibodies raised by conventional second-generation HBV vaccines, which raise antibodies against the only S antigen. These mutations create public health concerns, as they can be responsible for reactivation of hepatitis B and what is referred to as occult hepatitis B infection. The prevalence of escape mutants, which means that hepatitis B infection may occur and/or may be transmitted to others, is growing; recent reports show up to 7% of the general population and up to 20% of liver transplant patients and HIV-infected individuals have hepatitis B virus escape mutants. We believe that Sci-B-Vac™ may have the potential to maintain immune control in patients infected with hepatitis B virus escape mutants.

Our Strategy

SciVac’s currently derives revenues from sales of the Sci-B-Vac™ vaccine product in Israel, as well as from R&D and manufacturing services rendered in Israel to customers in the biotechnology and pharmaceutical sectors located in Europe, the United States and Israel.

We intend to leverage our considerable industry knowledge, scientific experience and development expertise to identify, develop and commercialize product candidates with strong market potential that can fulfill unmet medical needs in the prevention and treatment of infectious and immune diseases. Currently, we are focused on the development and commercialization of novel and improved therapies for the treatment of hepatitis B using our proprietary recombinant protein expertise. However, we may also seek and enter into strategic partnerships in order to leverage such potential partners’ financial strength, as well as regulatory, marketing and other relevant expertise and assets to complete development, obtain regulatory approvals, manufacture and market our products in various geographic regions.

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To achieve our current objectives, we intend to execute on the following:

●	Commercialize Sci-B-Vac™ in target populations in major pharmaceutical markets. We seek to obtain FDA and EMA approval and commence marketing Sci-B-Vac™ as a preventative HBV vaccine in pre- dialysis and HIV patients in the United States and the EU, as applicable. If Sci-B-Vac™ is approved for these indications, then we expect to extend the label for other adult niche populations at risk, such as diabetics patients. Additionally, we intended to seek approval for the use of Sci-B-Vac™ in healthy subjects. For each new indication, we will likely be required to conduct clinical trials to demonstrate the efficacy of the vaccine in that population and obtain approval from the applicable regulatory agencies. We believe that Sci-B-Vac™ will deliver significant improvements over existing HBV vaccines in the prevention of hepatitis B infection.

●	Develop and commercialize rhDNase I in potentially major pharmaceutical markets. Through a planned sub-license arrangement with OPKO Health Inc., or one of its affiliates, rhDNase I may be developed for a number of indications inside of autoimmune diseases, cardiovascular disease and other potential disease areas.

●	We anticipate the ability to take advantage of regulatory incentives that may be available with respect to our product candidate. The Public Health Service Act (the “PHS Act”) authorizes the FDA to grant 12 years of market exclusivity to the holder of an approved FDA BLA. The pediatric provisions of the FDA Safety and Innovation Act authorize the FDA to grant six months of exclusivity, and the ODA provides seven years of exclusivity. Other possible, but not assured, benefits provided under these statutory provisions include research grants, tax credits, priority review, protocol assistance and waver of filing fees. The FDA has granted rhDNase I Orphan Drug Status for both the prevention and treatment of GVHD.

●	Execute partnering and commercialization plans to build value. Our overall objective is to become a fully-integrated biopharmaceutical company, capable of drug development from discovery through manufacture, commercialization and marketing. In certain situations, however, we intend to seek and execute licensing and/or co-development agreements with companies capable of supporting the final stages of development of our products and their subsequent commercialization in U.S. and international markets. SciVac intends to maintain product marketing rights in the United States and out-license those rights to its partners for the rest of the world. We may further in-license late-stage drugs that we believe complement our product portfolio. Alternatively, we may also consider sales of specific product assets.

●	Target select categories of specialty physicians and, if any of our product candidates are approved, enter into agreements to distribute and market our products. If Sci-B-Vac™ is approved in the United States or the EU, we intend to target, internally or through partnerships, select categories of specialty physicians (such as nephrologists and oncologists) and enter into agreements to distribute and market these products for appropriate treatments in various countries in North and South America, Europe and Asia.

Intellectual Property and Market Exclusivity

We believe that market exclusivity derived from a combination of our intellectual property and orphan drug designations will present barriers to competitors’ entry and are a key to our success.

Our goal is to obtain, maintain and enforce patent protection for our products, formulations, processes, methods and other proprietary technologies, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and in other countries. Our policy is to actively seek the broadest intellectual property protection possible for our products, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the United States and elsewhere in the world. In addition, we intend to actively pursue product life cycle management initiatives to extend our market exclusivity.

In addition to any granted patents, our products will be eligible for market exclusivity to run concurrently with the term of the patent for up to twelve years under the PHS Act provided the FDA determines that the biological is a “first licensure” and an additional six months thereafter under the FDA’s pediatric exclusivity guideline. In the EU, our products will be eligible for up to ten years of exclusivity, which includes eight years of data exclusivity and two years of market exclusivity from the date of the BLA or market authorization approval.

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Upon marketing approval by the FDA and a determination that it is a first licensure, Sci-B-Vac™ would be granted up to a 12-year exclusivity period under 351(k) of the PHS Act.

rhDNase I, as a product candidate for the treatment of GVHD, has nine patents claiming application of deoxyribonuclease enzyme for treatment of GVHD issued and filed, which are held by CLS and exclusively licensed to us under the CLS License Agreement. Upon consummation of the merger, we would license our rights to rhDNase I to Opko Health, Inc., or one of its affiliates, in exchange for a royalty based on net sales.

Partnerships and Licensing

Ferring License Agreement

In June 2004, Savient Pharmaceuticals, Inc., a Delaware corporation (“Savient”), and SciGen Ltd., a public company organized under the laws of Singapore (“SciGen Singapore”), entered into a License Agreement (as subsequently amended, the “Ferring License Agreement”) with respect to the marketing, promotion, distribution and sale of certain forms of HBsAg for sale as an HBV vaccine (the “Product”). Savient assigned its rights and obligations under the Ferring License Agreement to Ferring International Center S.A. (“Ferring”), and, in 2012, SciGen Singapore assigned its rights and obligations under the Ferring License Agreement to SciVac. The Ferring License Agreement applies to SciVac’s sales of Sci-B-Vac.

Pursuant to the Ferring License Agreement, SciVac has been granted the following: (i) an exclusive worldwide license to use, deal in, test, promote, market, distribute and sell the Product; (ii) the right to sublicense such exclusive license; and (iii) the right to use certain technology, patent rights and other confidential information disclosed by Savient or its subsidiary Bio-Technology General (Israel) Ltd. (a) solely for the purpose of manufacturing the Product at one facility in each of Israel, India and the People’s Republic of China, or such other country, provided that the requisite approval from the Israeli Office of the Chief Scientist (the “OCS”) is obtained, (b) to use, sell, offer to sell and import the Product manufactured by SciVac in accordance with the Ferring License Agreement and (c) sublicense any rights granted to SciVac under the Ferring License Agreement.

Pursuant to the Ferring License Agreement, SciVac has agreed to pay Ferring a royalty equal to 7% of the net sales of the Product during the term of the Ferring License Agreement and 30% of all non-royalty consideration received by SciVac from sub-licensees, if any, subject, in the case of non-royalty consideration, to certain exceptions in a limited number of countries. Additionally, in connection with the assignment of the Ferring License Agreement to the Company, the Company assumed the obligation of a prior assignee of the Ferring License Agreement to pay SciGen Singapore five percent of net sales of the Product. Unless earlier terminated in accordance with its terms, the Ferring License Agreement remains in force on a country-by-country basis until the date that is ten years following the commencement of the date that SciVac receives regulatory approval in the applicable country. The Ferring License Agreement contains customary termination provisions, generally permitting a party to terminate the agreement upon the other party’s insolvency or uncured material breach.

CLS License Agreement for rhDNase I

On April 20, 2015, we entered into the CLS License Agreement with CLS, pursuant to which, CLS has granted to us, effective as of the effective time, an exclusive, worldwide, perpetual and fully paid-up license (including the right to sublicense) to the Licensed Technology.

We may terminate the CLS License Agreement at any time by providing CLS 30 days’ notice. The CLS License Agreement is not otherwise terminable by either party, other than in the case of an uncured material breach by the other party, the granting of a winding-up order in respect of the other party or upon certain events of bankruptcy or insolvency. The CLS License Agreement additionally includes certain customary confidentiality and indemnification provisions. In connection with the proposed merger, we plan to sublicense all of our rights under the CLS License Agreement to Opko Health, Inc., or one of its affiliates, in exchange for a royalty based on net sales.

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Competitive Overview

Competitive landscape for Sci-B-Vac™

In Canada and the United States, there are currently only two commercially available second generation vaccines that solely and specifically target the hepatitis B virus: Engerix-B® from GlaxoSmithKline plc; and Recombivax HB® from Merck Sharpe and Dohme, a subsidiary of Merck & Co., Inc. Each of these HBV vaccines contains only one of the three surface antigens of the hepatitis B virus, whereas Sci-B-Vac™ includes all three surface antigens.

Fendrix®, another GlaxoSmithKline product, was approved for sale in Europe by the European Commission in 2005 for the active immunization against the hepatitis B virus in patients with renal insufficiency, including pre- hemodialysis and hemodialysis patients. Fendrix® contains only one of the three surface antigens of the hepatitis B virus and includes two different adjuvants.

HEPLISAV™, by Dynavax Technologies Corporation, is an investigational Phase III HBV vaccine formulated from yeast-derived recombinant small surface protein (S) mixed with artificial immunostimulatory DNA sequence (1018 ISS). HEPLISAVTM is designed to improve seroprotection rates in immunocompromised populations. Phase III trials demonstrated that HEPLISAV™ produces higher rates of seroprotection in healthy adults and hyporesponders with fewer immunizations. However, in 2012, the FDA rejected the HEPLISAV™ BLA because of safety concerns related to autoimmune reactions, including thyroid disorders. Currently, Dynavax is conducting a Phase III study (HBV-23) to bring greater clarity regarding the safety profile of HEPLISAV™.

Government Regulation

General

Our research, development and clinical programs, as well as our manufacturing and marketing operations, are subject to extensive regulation in the United States and other countries. Most notably, the formulation, manufacturing, processing, labeling, packaging, advertising and distribution of our products either are or will be subject to regulation by several federal agencies in the United States, including the FDA, the Centers for Medicare & Medicaid Services, the Offices of Inspector General, and Office of Civil Rights, all within the Department of Health and Human Services, the Federal Trade Commission, the U.S. Department of Agriculture, the Department of Defense, the Department of Veterans Affairs and the Environmental Protection Agency.

U.S. Food and Drug Administration Regulation

Of particular importance is the FDA, which administers requirements covering the testing, approval, safety, effectiveness, manufacturing, labeling, and marketing of prescription pharmaceuticals. In many cases, the FDA requirements and practices have increased the time and resources necessary to develop and test new products and bring them to market in the United States. Most notably, all of our products and product candidates that are intended for sale in the United States will be subject to the PHS Act and FDCA, both as implemented and enforced by the FDA. In the United States our product candidates would require FDA pre-marketing approval of a BLA, pursuant to 21 C.F.R. pt. 601. Foreign countries may require similar or more onerous approvals to manufacture or market our products.

Failure by us or by our suppliers to comply with applicable regulatory requirements can result in enforcement action by the FDA or other regulatory authorities, which may result in sanctions including, but not limited to: untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties; customer notifications or repair, replacement, refunds, recall, detention or seizure of our products; operating restrictions or partial suspension or total shutdown of production; refusing or delaying our requests for BLA premarket approval of new products or modified products; withdrawing BLA approvals that have already been granted; refusal to grant export approval for our products; or criminal prosecution.

FDA Product Approval

Vaccines and other biologicals follow the same general regulatory pathway as for drugs. A sponsor that wishes to begin clinical trials with a vaccine or other biologic must submit an IND application to the FDA. The IND describes the vaccine or biologic, its method of manufacture and quality control tests for release. Also included is information about the vaccine’s safety and ability to elicit a protective immune response (immunogenicity) in animal testing, and in humans where such data is available, as well as the proposed clinical protocol for studies in humans.

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Pre-marketing (pre-licensure) vaccine clinical trials are typically done in three phases, as is the case for any drug or biologic. Initial human studies, referred to as Phase I, are safety and immunogenicity studies performed in a small number of closely monitored subjects. Phase II studies are dose-ranging studies and may enroll hundreds of subjects. Finally, Phase III trials typically enroll thousands of individuals and provide the critical documentation of effectiveness and important additional safety data required for licensing. At any stage of the clinical or animal studies, if data raise significant concerns about either safety or effectiveness, the FDA may request additional information or studies, or may halt ongoing clinical studies.

If successful, the completion of all three phases of clinical development can be followed by the submission of a BLA. To be considered, the license application must provide the multidisciplinary FDA reviewing team (medical officers, microbiologists, chemists, biostatisticians, etc.) with the efficacy and safety information necessary to make a risk/benefit assessment and to recommend or oppose the approval of a vaccine. Also during this stage, the proposed manufacturing facility undergoes a pre-approval inspection during which production of the vaccine as it is in progress is examined in detail.

Following the FDA’s review of a license application for a new biologic or new indication for an existing biologic, the sponsor and the FDA may present their findings to the FDA’s Vaccines and Related Biological Products Advisory Committee. This non-FDA expert committee (scientists, physicians, biostatisticians and a consumer representative) provides advice to the Agency regarding the safety and efficacy of the vaccine for the proposed indication. Vaccine approval also requires the provision of adequate product labeling to allow health care providers to understand the vaccine’s proper use, including its potential benefits and risks, to communicate with patients and parents and to safely deliver the vaccine to the public.

The FDA continues to oversee the production of vaccines after the vaccine and the manufacturing processes are approved, in order to ensure continuing safety. After licensure, monitoring of the product and of production activities, including periodic facility inspections, must continue as long as the manufacturer holds a license for the product. If requested by the FDA, manufacturers are required to submit to the FDA the results of their own tests for potency, safety, and purity for each vaccine lot. They may also be required to submit samples of each vaccine lot to the FDA for testing. However, if the sponsor describes an alternative procedure which provides continued assurance of safety, purity and potency, the Center for Biologics Evaluation and Research may determine that routine submission of lot release protocols (showing results of applicable tests) and samples is not necessary.

Until a vaccine is given to the general population, all potential adverse events cannot be anticipated. Thus, many vaccines undergo Phase IV studies, which are formal studies on a vaccine once it is on the market. Also, the government relies on the Vaccine Adverse Event Reporting System to identify problems after marketing begins.

While we have obtained regulatory approval to sell Sci-B-Vac™ in fifteen countries and intend to continue to market the vaccine internationally, we are currently seeking approval for the US clinical trials necessary to provide data in support of a BLA, which can be a time-consuming and lengthy process. Before new pharmaceutical products may be sold in the United States, preclinical studies and clinical trials of the products must be conducted and the results submitted to the FDA for approval. With limited exceptions, the FDA requires companies to register both pre-approval and post-approval clinical trials and disclose clinical trial results in public databases. Failure to register a trial or disclose study results within the required time periods could result in penalties, including civil monetary penalties. Clinical trial programs must establish efficacy, determine an appropriate dose and dosing regimen, and define the conditions for safe use. This is a high-risk process that requires stepwise clinical studies in which the candidate product must successfully meet predetermined endpoints. For biologics, the results of the preclinical and clinical testing of a product are then submitted to the FDA in the form of a BLA. In response to a BLA, the FDA may grant marketing approval, request additional information or deny the application if it determines the application does not provide an adequate basis for approval. The activities undertaken before a new pharmaceutical product may be marketed in the United States generally include, but are not limited to:

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●	preclinical studies;

●	submission to the FDA of an IND, which must become effective before human clinical trials may commence;

●	adequate and well-controlled human clinical trials to establish the safety and efficacy of the product;

●	submission to the FDA of a BLA;

●	acceptance for filing of the BLA by the FDA;

●	satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which both the active ingredients and finished drug product are produced as well as acceptance of the clinical trial sites to assess compliance with, among other things, patient informed consent requirements, the clinical trial protocols, current Good Clinical Practices (“GCP”) and cGMPs; and

●	FDA review and approval of the BLA prior to any commercial sale and distribution of the product in the United States.

The testing and approval processes require substantial time, effort and financial resources, and each may take several years to complete. The FDA may not grant approval on a timely basis, or at all. Even if we believe a clinical trial has demonstrated safety and efficacy of one of our product candidates for the treatment of a disease, the results may not be satisfactory to the FDA. Preclinical and clinical data may be interpreted by the FDA in different ways, which could delay, limit or prevent regulatory approval. We may encounter difficulties or unanticipated costs in our efforts to secure necessary governmental approvals which could delay or preclude us from marketing our product candidates. The FDA may limit the indications for use or place other conditions on any approvals that could restrict the commercial application of the products. After approval, certain changes to the approved biologic, such as adding new indications, manufacturing changes or additional labeling claims, are subject to further FDA review and approval. Depending on the nature of the change proposed, a BLA supplement must be filed and approved before the change may be implemented. For many proposed post-approval changes to a BLA, the FDA has up to 180 days to review the application. As with new BLAs, the review process is often significantly extended by the FDA requests for additional information or clarification.

Biologics Price Competition and Innovation Act

Under the Biologics Price Competition and Innovation Act of 2009 (the “BPCIA”), products approved as a biological product under a BLA in the United States may qualify for a 12-year period of non-patent exclusivity. In the future, if and when our product candidates receive approval by the FDA or foreign regulatory authorities, we expect to apply for patent term extensions under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as “Hatch-Waxman,” on issued patents covering those products, depending upon the length of the clinical trials for each drug and other factors, including those involved in the filing of a BLA. Although most of Hatch-Waxman’s provisions apply only to drugs, the patent term extension provisions (see 35 U.S.C. § 156) apply to biologics as well. We believe that any of our products approved as a biological product under a BLA should qualify for a 12-year period of non-patent exclusivity currently permitted by the BPCIA. Specifically, the BPCIA established an abbreviated pathway for the approval of biosimilar biologics, including the possible designation of a biosimilar as “interchangeable,” based on their similarity to existing brand products. Under the BPCIA, an application for a biosimilar product cannot be approved by the FDA until 12 years after the original branded product was approved under a BLA. There is a risk that, as proposed by President Obama, the U.S. Congress could amend the BPCIA to significantly shorten this exclusivity period or that the FDA will not consider our product candidates to be reference products for competing products, potentially creating the opportunity for competition sooner than anticipated. Moreover, the extent to which a biosimilar, once approved, will be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing. The BPCIA is complex and is only beginning to be interpreted and implemented by the FDA. As a result, its ultimate impact, implementation and meaning are subject to uncertainty. While it is uncertain when any such processes may be fully adopted by the FDA, any such processes that operate to limit the scope or length of exclusivity afforded by the BPCIA could have a material adverse effect on the future commercial prospects for our biological products. In addition, foreign regulatory authorities may also provide for exclusivity periods for approved biological products. For example, biological products in Europe may be eligible for a 10-year period of exclusivity.

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Orphan Drug Designation

Under the ODA, the FDA may grant orphan drug designation to products intended to treat a “rare disease or condition,” which generally is a disease or condition that affects fewer than 200,000 individuals in the United States. We have received orphan drug designation for rhDNase I, our biologics candidate indicated for treatment of aGVHD. Orphan drug designation must be requested before submitting a BLA or supplemental BLA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are publicly disclosed by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. If a product which has an orphan drug designation subsequently receives the first FDA approval for that product for the indication for which it has such designation, the product is entitled to an orphan exclusivity period, in which the FDA may not approve any other applications to market the same product for the same indication for seven years, except in limited circumstances, such as where the sponsor of a different version of the product is able to demonstrate that its product is clinically superior to the approved orphan product. This exclusivity does not prevent a competitor from obtaining approval to market a different product that treats the same disease or condition or the same product to treat a different disease or condition. Among the other benefits of orphan drug designation are tax credits for clinical research and testing as well as a waiver of the BLA application fee. The FDA can revoke a product’s orphan drug exclusivity under certain circumstances, including when the holder of the approved orphan drug application is unable to assure the availability of sufficient quantities of the product to meet patient needs. In addition, the FDA will typically coordinate with the sponsor on research study design for an orphan product and may exercise its discretion to grant marketing approval on the basis of more limited product safety and efficacy data than would ordinarily be required. Legislation similar to the ODA has been enacted in other countries to encourage the research, development and marketing of medicines to treat, prevent or diagnose rare diseases. In the EU, medicinal products intended for diagnosis, prevention or treatment of life-threatening or very serious diseases affecting less than five in 10,000 people receive ten-year market exclusivity, protocol assistance, and access to the centralized procedure for marketing authorization.

Product Approval Outside the United States

We currently market, and are pursuing further marketing authorizations for, our products in numerous jurisdictions outside of the United States, including, notably, Israel. In order to market any product outside of the United States, we must comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy and governing, among other things, clinical trials and commercial sales and distribution of our products. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others. In some regions, it is possible to receive an “accelerated” review whereby the national regulatory authority will commit to truncated review timelines for products that meet specific medical needs. If we fail to comply with applicable foreign regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Marketing Plans in the United States

We intend to launch Sci-B-Vac™ to prevent the hepatitis B virus in the adult pre-dialysis and HIV markets, with eventual entry into the diabetic and healthy populations. From a commercialization perspective, we intend to hire a sales force to market Sci-B-Vac™ after the first BLA is filed. We expect that this sales force would target nephrologists and HIV specialists, which are well defined in North America, and we believe that they are best accessed through a direct sales force.

Focus Patient Population and Key Figures in the United States

●	More than 400,000 people in the United States are expected to be treated for ESRD in 2015;

●	Between 1980 and 2009, the U.S. prevalence rate for ESRD increased nearly 600%, from 290 to 1,738 cases per million;

●	At the end of 2009, nearly 400,000 ESRD patients were being treated with some form of dialysis; and

●	In 2010, Medicare made a total of approximately US$33 billion ESRD-related expenditures.

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The CDC recommends hepatitis B vaccination of all susceptible chronic hemodialysis patients. Hepatitis B vaccination is recommended for pre-end-stage renal disease patients before they become dialysis dependent and for peritoneal and home dialysis patients because they might require in-center hemodialysis.

Sci-B-Vac™ Positioning in CKD Sector in the United States

Physician Awareness: The target physician audience is aware of the need for a vaccine to improve protection against hepatitis B infection among CKD patients. 14-33% of hemodialysis patients do not respond to existing vaccines.

Efficacy: Clinical trials conducted outside of the United States and not under the jurisdiction of the FDA or EMA suggest that Sci-B-Vac™ may be more effective when compared to Engerix-B® in certain populations studied. Sci- B-Vac™ appears to work faster, appears to achieve higher levels of vaccination and appears to provide longer lasting protection.

Safety: Sci-B-Vac™ has been well tolerated. Few, if any, serious adverse events were reported in any of the clinical trials to date.

Convenience: Based on the data collected to date, fewer injections would be required to achieve seroprotection, as compared to vaccination with Engerix-B® (three doses of Sci-B-Vac™ on a zero, one and six month schedule for chronic dialysis patients compared to four doses of Engerix-B® at zero, one, two and six months, respectively). In addition, based on the results of certain clinical trials performed to date, we could project that most of the patients would be seroprotected after the second immunization.

Physician Targets for the CKD Market

Nephrologists are trained in the diagnosis and treatment of CKD and are normally responsible for patient care. This care includes delivering an HBV vaccine to patients on dialysis and pre-end-stage renal disease patients before they become dialysis dependent. These therapies are delivered by physician recommendation or prescriptions from the physician and may be administered in a dialysis clinic. As of 2014, there were approximately 9,000 nephrologists in the United States. We expect that nephrologists will be a key factor in the success of Sci-B-Vac™ and will be the main physician specialty group targeted by the SciVac sales force.

Dialysis Centers Segmentation

SciVac has segmented dialysis centers based on a weighted index (based 75% on dialysis patients and 25% on dialysis stations) in order to incorporate a center’s current work (represented by number of patients) as well as its potential work (represented by number of stations).

Planned Field Force Structure

We plan to create a sales force designed to reach both nephrologists’ offices and dialysis centers. In most cases, doctors are expected to be the sole decision-makers for Sci-B-Vac™. For dialysis centers, however, some of which belong to chain organizations, national and regional headquarters influence which type of vaccine is stocked at a given center. Further, the managers of each dialysis center are key decision makers in granting access to sales representatives and deciding which products to stock and use. Dieticians and doctors ultimately determine which products to administer to patients. We expect that our sales force will have three teams designed to support the selling and maintenance needs of doctors and key decision makers at dialysis centers:

●	A team of account managers dedicated to dialysis center headquarters;

●	A team of field sales representatives dedicated to doctors’ offices and dialysis centers; and

●	A team of medical science liaisons dedicated to ongoing education at dialysis centers.

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Commercial Partner Arrangements – Non-U.S.

We have entered into or are pursuing arrangements with certain commercial partners for the distribution of our products in the EU, Latin America, Africa, India and Asia. Under our existing agreements, we receive payments from our distributors based on prices set forth in their respective agreements with us.

Manufacturing

We operate a proprietary, state-of-the-art mammalian cell-derived vaccine manufacturing facility in Rehovot, Israel, which we use to manufacture Sci-B-Vac™. The facility was built in December 2006 and is GMP certified by the Israeli Ministry of Health (“MoH”). It has also received MoH authorization to release vaccine batches to export markets. In 2013, the EU entered into an agreement with Israel regarding conformity assessment and acceptance of industrial products. This agreement recognizes Israel’s industrial standards as being equivalent to EU standards. It covers products for human and veterinary use (medicinal products, active pharmaceutical ingredients and excipients) and procedures related to GMP. The agreement means that Israel and the EU recognize each other’s GMP inspection conclusions, manufacturing and import authorizations and certification of conformity of batches without the need for re-testing at import and official-control-authority batch release; however, our facility will have to pass FDA inspection prior to marketing of Sci-B-Vac™ in the United States.

Current production capabilities satisfy our current manufacturing requirements for domestic and export markets. However, in the event we receive FDA and/or EMA approval for Sci-B-Vac™, our production requirements may increase beyond our current production capabilities, and we may enter into agreements with various third parties for the manufacture of Sci-B-Vac™.

Properties

The Company does not own any real property. The Company leases its principal executive offices, which are located at 13 Gad Feinstein Road, Rehovot, 76100 Israel. This lease, which is for an aggregate of 2,711 gross square meters of office space, will expire on January 31, 2017. The Company pays approximately US$83,110 per month, inclusive of VAT.

Legal Proceedings

SciVac is from time to time involved in various lawsuits, legal proceedings, or claims that arise in the ordinary course of business. SciVac does not believe any such legal proceedings or claims will have, individually or in the aggregate, a material adverse effect on SciVac’s business, liquidity, results of operations, or financial position. Litigation, however, is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm SciVac’s business.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
SCIVAC’s FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of SciVac’s results of operations should be read together with SciVac’s audited consolidated financial statements for the year ended December 31, 2014 and SciVac’s unaudited consolidated financial statements for the three and nine months ended September 30, 2015 and the related notes, which appear elsewhere in this proxy statement/prospectus. SciVac’s financial statements have been prepared in accordance with IFRS, as issued by the IASB. The following discussion contains forward-looking statements that reflect SciVac’s current plans, estimates and beliefs and involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26. SciVac’s actual results may differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this proxy statement/prospectus, including in the section entitled “Risk Factors” starting on page 27.

SciVac intends the discussion of SciVac’s financial condition and results of operations that follows to provide information that will assist in understanding SciVac’s financial statements, the changes in certain key items in those financial statements from period-to-period and the primary factors that accounted for those changes, as well as how certain accounting principles, policies and estimates affect SciVac’s financial statements. That discussion should be read in conjunction with SciVac’s financial statements and the related notes that appear elsewhere in this proxy statement/prospectus.

In this Management’s Discussion and Analysis of SciVac’s Financial Condition and Results of Operation, “we”, “our”, “us” or the “Company” refer to SciVac and its consolidated subsidiaries.

Overview

SciVac is a commercial-stage, private biopharmaceutical company focused on developing, producing and marketing recombinant healthcare biotechnology derived products to prevent and treat infectious and immune diseases. We currently manufacture our lead product, Sci-B-Vac™, a third generation HBV vaccine for adults, children and newborns, which is registered in twelve countries throughout the world. Sci-B-Vac™, has not yet been approved by the FDA or the EMA. In Israel, where more than 500,000 persons have already been vaccinated with our vaccine, Sci-B-Vac™, is considered the standard of care. We have sold more than 1.5 million units in Israel. Certain clinical trials have shown the advantage of Sci-B-Vac™ over GlaxoSmithKline’s Engerix-B®, one of the primary existing HBV vaccines available for the hepatitis B virus, in preventing hepatitis B infection. We are currently developing a clinical program to support the approval from the FDA and from the EMA to market Sci-B-Vac™ for sale for vaccination of pre-dialysis and HIV patients in the United States and the EU, respectively. Our wholly-owned subsidiary in Rehovot Israel, currently manufactures and sells our lead product, Sci-B-Vac™, a third-generation Hepatitis B vaccine for adults, children and newborns.

We have in-licensed rhDNase I as a novel biological intended for the prevention and treatment of GVHD, which in its acute form is a deadly condition, impacting stem cell, bone marrow and other transplant recipients for which no approved preventative or therapeutic drug is currently available. Because rhDNase I has received FDA orphan drug designations for both the prevention and treatment of GVHD, it offers a development path with potentially reduced cost structures and opportunities for market exclusivity. There are currently no FDA- or EMA-approved drugs labeled for prevention or treatment of GVHD. SciVac also has in-licensed rights to develop rhDNase I for additional indications, including, but not limited to, autoimmune diseases, cardiovascular diseases and certain cancers. Under the present merger agreement, SciVac intends to sublicense all rights to rhDNase I, as obtained through its license agreement with CLS Therapeutics Limited to OPKO Health Inc. or one of its affiliates in exchange for a royalty based on net sales.

We have also created our own R&D center in order to develop bacterial (E. Coli) and mammalian cell (CHO) manufacturing technology, and we offer contract development and cGMP manufacturing services for Phase I/II clinical studies and additional R&D services for other life science and biotechnology companies.

We may also seek to in-license late-stage drugs that we believe complement our product portfolio, including small molecule therapeutics for niche indications in oncology.

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Business Activities

At present, the Company’s operations are focused on:

●	Manufacturing and sale of Sci-B-Vac™ in territories where it is currently registered.

●	Preparing for clinical trials to support various marketing authorizations in the United States and Europe.

●	Providing contracted services, primarily to customers in the pharmaceutical and biotechnology sectors.

Regulatory and Quality Control:

In November 2015, we initiated a Phase IV trial entitled: “an open label, single arm, single center clinical study in healthy subjects to qualify an in-house reference standard batch of SCI-B-VAC™”. The primary goal of the study is to validate the new in-house reference standard vaccine for routine quality control purposes, in compliance with the European Pharmacopeia and the Israeli Ministry of Health. We anticipate the trial will be completed by the second quarter of 2017, and an interim analysis is planned during the third quarter of 2016.

R&D Services:

The Company provides services for the biotechnology industry in Israel. These services include relevant activities for development and manufacturing of therapeutic proteins according to international standards and cGMP quality level suitable for toxicological studies in animals and clinical studies (Phase I & II) in humans. Service activities include analytics/bio analytics methods for development and process development of therapeutic proteins starting with a lead candidate clone through the upstream, purification, formulation and filling processes and manufacturing for Phase I & II clinical trials.

These R&D services are primarily marketed to Israeli research community in academia and biotechnology companies in the life sciences in Israel lacking the infrastructure or experience in the development and production of therapeutic proteins in the standards and quality required for clinical trials for human use.

In 2014 and 2015 the Company provided services to more than 10 biotechnology companies including analytical development, upstream development process, protein purification and formulation and filling for Phase I clinical studies. During the nine months ended September 30, 2015, the Company has completed several milestones including filing process for Phase I clinical study, small scale process development and a one-year stability study

Results of Operations

The First Nine Months of Fiscal 2015 compared to the First Nine Months of Fiscal 2014

Revenues

Products revenue for the nine months ended September 30, 2015 was $353,000 as compared to $943,000 for the nine months ended September 30, 2014. The products revenue decrease of $590,000 or 63% was a primarily result a recall of certain batches of the Company’s Sci-B-Vac™ product which was implemented in July 2015 as a precaution and in conjunction with the Israeli Ministry of Health.

Services revenue is primarily milestone based and can vary from period to period. Service revenue for the nine months ended September 30, 2015 was $612,000 as compared to $789,000 for the nine months ended September 30, 2014. The services revenue decrease of $177,000 or 22% was primarily a result of the completion of a large milestone on a services project during the nine months ended September 30, 2014.

Total revenue for the nine months ended September 30, 2015 was $965,000 as compared to $1.7 million for the nine months ended September 30, 2014. The total revenue decrease of $767,000 or 44% was a primarily result of the reasons described above.

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Revenue by Geographic Region

Revenue in Israel for the nine months ended September 30, 2015 was $544,000 as compared to $1,149,000 for the nine months ended September 30, 2014. The revenue in Israel decreased by $605,000 or 53% primarily from a decrease in product revenue resulting from a recall of certain batches of the Company’s Sci-B-Vac™ product which was implemented in July 2015 as a precaution and in conjunction with the Israeli Ministry of Health.

Revenue in Europe for the nine months ended September 30, 2015 was $412,000 as compared to $583,000 for the nine months ended September 30, 2014. The revenue in Europe decreased by $171,000 or 29% primarily from the completion of large milestone on a services project during the nine months ended September 30, 2014.

Cost of Revenues

Cost of revenues (“COGS”), for the nine months ended September 30, 2015 was $2.6 million as compared to $2.8 million for the nine months ended September 30, 2014. The COGS decrease of $185,000 or 7% was primarily a result of decrease in sales in 2015 and higher recognition of deferred expenses in 2014 from service revenue projects.

General, Administrative and Selling Expense:

General, Administrative and Selling (“GA&S”) expense for the nine months ended September 30, 2015 was $2.3 million as compared to $2.0 million for the nine months ended September 30, 2014. The GA&S expense increase of $352,000 or 18% was primarily a result of legal and consultant expense related to strategic merger activities.

Research and Development Expense:

Research and Development (“R&D”) expense for the nine months ended September 30, 2015 was $348,000 as compared to $532,000 for the nine months ended September 30, 2014. The R&D expense decrease of $184,000 or 34% was primarily the result of approximately a $134,000 accrual adjustment related to R&D that was outsourced to a third party.

Financial Expenses:

Total financial expenses for the nine months ended September 30, 2015 were $2.2 million as compared to $1.3 million for the nine months ended September 30, 2014. The financial expenses increase of $894,000 or 68% was primarily the result of increase in Interest expenses of $720,000 primarily from the increase of deemed interest of the Intercompany loans that were held in SciVac LTD prior to the merger, the FX loss was increased by 19% as the result of the decrease of Canadian Dollar (“CAD”) / US Dollar (“USD”) at quarter end, offset by a decrease of the FX effect from Israeli Shekels (“ILS”) to USD.

The Third Quarter of Fiscal 2015 compared to the Third Quarter of Fiscal 2014

Revenues

Products revenue for the three months ended September 30, 2015 was $21,000 as compared to $318,000 for the three months ended September 30, 2014. The products revenue decrease of $297,000 or 97% was primarily a result of a recall of certain batches of the Company’s Sci-B-Vac™ product which was implemented in July 2015 as a precaution and in conjunction with the Israeli Ministry of Health.

Services revenue is primarily milestone based and can vary from period to period. Service revenue for the three months ended September 30, 2015 was $83,000 as compared to $65,000 for the three months ended September 30, 2014. The services revenue increase of $18,000 or 28% was primarily a result of the completion of a larger milestone compared to 2014.

Total revenue for the three months ended September 30, 2015 was $104,000 as compared to $383,000 for the three months ended September 30, 2014. The total revenue decrease of $279,000 or 73% was primarily a result of the reasons described above.

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Revenue by Geographic Region

Revenue in Israel for the three months ended September 30, 2015 was $46,000 as compared to $376,000 for the three months ended September 30, 2014. The revenue in Israel decreased by $330,000 or 88% primarily from the decrease in product revenue resulting from a recall of certain batches of the Company’s Sci-B-Vac™ product which was implemented in July 2015 as a precaution and in conjunction with the Israeli Ministry of Health.

Revenue in Europe for the three months ended September 30, 2015 was $58,000 as compared to $7,000 for the three months ended September 30, 2014. The revenue in Europe increased by $51,000 or 728% primarily as a result of the completion of a larger services revenue milestone in 2015 as compared to 2014.

Cost of Revenues

The COGS expense for the three months ended September 30, 2015 was $876,000 as compared to $777,000 for the nine months ended September 30, 2014. The COGS expense increase of $99,000 or 13% was primarily a result of higher costs associated with increased production activity.

General, Administrative and Selling Expense:

SG&A expense for the three months ended September 30, 2015 was $494,000 as compared to $649,000 for the three months ended September 30, 2014. The SG&A expense decrease of $155,000 or 24% was primarily a result of a reduction of consultant expense and to an amendment in the intangible amortization of $100,000.

Research and Development Expense:

R&D expense for the three months ended September 30, 2015 was $122,000 as compared to $272,000 for the three months ended September 30, 2014. The R&D expense decrease of $150,000 or 55% was primarily the result of approximately a $134,000 accrual adjustment related to R&D that was outsourced to a third party.

Financial Expenses:

Financial expense for the three months ended September 30, 2015 was $2.0 million as compared to $1.1 million for the three months ended September 30, 2014. The finance expense increase of $872,000 or 76% was primarily the result of increase of foreign exchange loss of $651,000 as the result of the decrease of CAD/USD at quarter end, offset by a decrease of monetary exchange effect from ILS to USD.

Year Ended December 31, 2014 compared to the Year Ended December 31, 2013

Revenues

Revenue for the year ended December 31, 2014 was approximately US$2,868,000 compared to US$1,661,000 for the year ended December 31, 2013, a difference of US$1,207,000 from the comparable period in 2013. This increase was primarily related to recognition of revenues from related parties’ contracts, and product sales increase due to higher penetration to the Israeli market.

Research and Development Expense

Research and development expense for the year ended December 31, 2014 was approximately US$634,000 compared to US$613,000 for the year ended December 31, 2013, a difference of US$21,000 from the comparable period in 2013. This increase was primarily related to increase of R&D services.

General and Administrative Expense

General and administrative expense for the year ended December 31, 2014 was approximately US$2,728,000 compared to US$2,852,000 for the year ended December 31, 2013, a difference of US$124,000 from the comparable period in 2013. This decrease was primarily related to a reduction in consultants expenses.

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Other Comprehensive Loss

Other comprehensive income for the year ended December 31, 2014 was approximately US$1,021,000 compared to a loss of US$1,822,000 for the year ended December 31, 2013, a difference of US$2,843,000 from the comparable period in 2013. This increase was primarily related to changes in foreign currency translation adjustments.

Interest Expense

Interest expense for the year ended December 31, 2014 and 2013 primarily consisted of related-party loans interest and deemed interest. Interest expense for the year ended December 31, 2014 was approximately US$941,000 compared to US$3,554,000 for the year ended December 31, 2013, a difference of US$2,613,000 from the comparable period in 2013. This decrease was primarily related to a deemed interest decrease as a result of the capital note conversation to equity in 2014.

Income Taxes

The Company did not provide for income taxes for the year-end December 31, 2014 and 2013 because there was a loss.

Loss per Share

The losses for the years ended December 31, 2014 and 2013 were approximately US$5,672,000 and US$8,861,000 or US$4,800 and US$7,968 per share, respectively. The weighted average ordinary shares outstanding – basic for the years ended December 31, 2014 and 2013 – were 1,182 and 1,112, respectively.

Year Ended December 31, 2013 compared to the Year Ended December 31, 2012

Revenues

Revenue for the year ended December 31, 2013 was approximately US$1,661,000 compared to US$2,904,000 for the year ended December 31, 2012, a difference of US$1,243,000 from the comparable period in 2012. This decrease was primarily related to the deferral of related-party revenues.

Research and Development Expense

Research and development expense for the year ended December 31, 2013 was approximately US$613,000 compared to US$583,000 for the year ended December 31, 2012, a difference of US$30,000 from the comparable period in 2012. This increase was primarily related to increases in the services provided with respect to the DNASE project.

General and Administrative Expense

General and administrative expense for the year ended December 31, 2013 was approximately US$2,852,000 compared to US$2,581,000 for the year ended December 31, 2012, a difference of US$271,000 from the comparable period in 2012. This increase was primarily related to legal, employee and consulting expenses.

Other Comprehensive Loss

Other comprehensive loss for the year ended December 31, 2013 was approximately US$1,822,000 compared to US$509,000 for the year ended December 31, 2012, a difference of US$1,313,000 from the comparable period in 2012. This increase was primarily related to changes in foreign currency translation adjustments.

Interest Expense

Interest expense for the year ended December 31, 2013 and 2012 primarily consisted of related-party loans. Interest expense for the year ended December 31, 2013 was approximately US$3,554,000 compared to US$2,617,000 for the year ended December 31, 2012, a difference of US$937,000 from the comparable period in 2012, which was primarily related to related-party loans.

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Income Taxes

The Company did not provide for income taxes for the year-end December 31, 2013 and 2012 because there was a loss.

Loss per Share

The losses for the years ended December 31, 2013 and 2012 were approximately US$8,861,000 and US$680 or US$7,968 per share and US$630 per share, respectively. The weighted average ordinary shares outstanding – basic for the years ended December 31, 2013 and 2012 – were 1,112 and 1,080, respectively.

Significant Accounting Judgments and Estimates

The preparation of financial statements in accordance with IFRS requires management to make judgments, estimates, and assumptions that affect the application of policies and reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting period. For a description of significant accounting judgments made by SciVac’s management in the application of IFRS during the preparation of financial statements, refer to SciVac’s financial statements and related notes, which are included elsewhere in this proxy statement/prospectus.

Functional and Reporting Currency

The currency of the primary economic environment in which the Company operations are conducted is the NIS. Therefore, the Company has determined that its functional currency is the NIS.

Transactions denominated in currencies other than the NIS are translated into the functional currency using current exchange rates. Gains and losses from the translation of foreign currency balances are recorded in the statement of operations.

The results and financial position are translated into a reporting currency (U.S. dollar) using the following procedures:

1.	Assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position.

2.	Income and expenses for each statement of comprehensive income or separate income statement presented are translated at exchange rates at the dates of the transactions.

3.	All resulting exchange differences shall be recognized in other comprehensive income.

Research and Development

Research and development costs primarily consist of salaries and benefits, research contracts for the advancement of product development, stock-based compensation, and consultants. The Company expenses all R&D costs in the periods in which they are incurred.

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Stock-Based Compensation

The Company measures the cost of employee and contractor services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award — the requisite service period. The grant-date fair value of employee share options is estimated using the Black-Scholes option pricing model adjusted for the unique characteristics of those instruments. Compensation expense for options and warrants granted to non-employees is determined by the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Compensation expense for options granted to non-employees is measured each period as the underlying options or warrants vest. The expense is subsequently adjusted to fair value at the end of each reporting period until such options and warrants vest, and the fair value of such instruments, as adjusted, is expensed over the related vesting period. Adjustments to fair value at each reporting date may result in income or expense, depending upon the estimate of fair value and the amount of expense recorded prior to the adjustment. The Company reviews its agreements and the future performance obligation with respect to the unvested options or warrants for its vendors or consultants. When appropriate, the Company will expense the unvested options or warrants at the time when management deems the service obligation for future services has ceased.

Revenue Recognition

The Company recognizes revenues when there is persuasive evidence of an arrangement, no significant obligations remain, the price is fixed or determinable and the collection of the resulting receivable is probable. The Company recognizes revenue from product sales when goods are shipped and title and risk of loss transfer to the customer.

Revenue from milestone payments related to arrangements under which the Company has continuing performance obligations are recognized as revenue upon achievement of the milestone only if all of the following conditions are met: the milestone payments are non-refundable; there was substantive uncertainty at the date of entering into the arrangement that the milestone would be achieved; the milestone is commensurate with either the vendor’s performance to achieve the milestone or the enhancement of the value of the delivered item by the vendor; the milestone relates solely to past performance; and the amount of the milestone is reasonable in relation to the effort expended or the risk associated with the achievement of the milestone.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain. At December 31, 2012 and 2013, the Company had recognized a valuation allowance to the full extent of our net deferred tax assets since the likelihood of realization of the benefit does not meet the more likely than not threshold.

Derivatives

All derivatives are recorded at fair value and recorded on the balance sheet. Fair values for securities traded in the open market and derivatives are based on quoted market prices. Where market prices are not readily available, fair values are determined using market based pricing models incorporating readily observable market data and requiring judgment and estimates.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants. A fair value hierarchy has been established for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1 Inputs – Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

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Level 2 Inputs – Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 Inputs – Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

Inventories

Inventory means all raw materials, work-in-progress, finished goods, supplies, packaging materials and other inventories, wherever located, owned by the Company and used or held for use in connection with the Company’s business.

Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method. The Company considers such factors as the amount of inventory on hand, estimated time required to sell such inventories, remaining shelf-life and current market conditions to determine whether inventories are stated at the lower of cost or market.

Liquidity and Capital Resources

	September 30, 2015	December 31, 2014	$ Change in 2015	% change in 2015
Current Assets	18,410,000	3,026,000	15,384,000	508%

Current Liabilities	2,863,000	3,079,000	(216,000)	(7)%

Working Capital	15,547,000	(53,000)	15,168,000	286,188%

Accumulated Deficit	65,458,000	55,580,000	9,878,000	18%

As at September 30, 2015, we had cash and cash equivalents and short-term investments of $16,012,000 compared to $393,000 as at December 31, 2014. As at September 30, 2015, the Company had working capital of $15,547,000 compared to a negative working capital of $53,000 at December 31, 2014. Working capital is calculated by subtracting Current Liabilities from Current Assets.

We anticipate that our existing funds will be sufficient to maintain current operations beyond the next twelve months.

Our actual future capital requirements will depend on many factors, including product sales outside of Israel, the progress and results of our clinical trials, the duration and cost of discovery and preclinical development, and laboratory testing and clinical trials for our products, the timing and outcome of regulatory review of our products, the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims and other intellectual property rights, the number and development requirements of other product candidates that we pursue and the costs of commercialization activities, including product marketing, sales and distribution.

We may need to finance our future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. We currently do not have any commitments for future external funding. We may need to raise additional funds more quickly if one or more of our assumptions prove to be incorrect or if we choose to expand our product development efforts more rapidly than we presently anticipate. We may also decide to raise additional funds even before we need them if the conditions for raising capital are favorable. The sale of additional equity or debt securities will likely result in dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could also result in covenants that would restrict our operations. Additional equity or debt financing, grants or corporate collaboration and licensing arrangements may not be available on acceptable terms, if at all. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate our R&D programs, reduce our planned commercialization efforts or obtain funds through arrangements with collaborators or others that may require us to relinquish rights to certain product candidates that we might otherwise seek to develop or commercialize independently.

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The following table sets forth selected cash flow information for the periods indicated below:

	For the years ended December 31,
	2014	2013
Cash provided by (used in) operating activities	US$ (5,211,000)	US$ (4,747,000)
Cash provided by (used in) investing activities	(959,000)	(254,000)
Cash provided by (used in) financing activities	6,544,000	4,938,000
Net increase (decrease) in cash and cash equivalents	374,000	(63,000)

Net cash used in operating activities was approximately US$5,211,000 for the year ended December 31, 2014 compared to approximately US$4,747,000 used in operations for the same period in 2013. The net loss for the year ended December 31, 2014 was approximately US$ 5,672,000 as compared to approximately US$8,861,000 for the year ending December 31, 2013. The net loss decreased by US$3,189,000 for the year ended December 31, 2014 as compared to the same comparable prior year period. Non-cash expenses for the years ended December 31, 2014 and December 31, 2013 primarily consisted of deemed interest attributed to related party loans. These non-cash expenses for the years ending December 31, 2014 and 2013 were approximately US$953,000 and US$3,776,000, respectively. For the years ended December 31, 2014 and 2013, the increase in the non-cash changes was primarily related conversion of capital note into additional paid in capital, Capital contribution in respect of related party loans.

Net cash provided by (used in) financing activities was approximately US$6,544,000 for the year ended December 31, 2014 compared to US$4,938,000 for the same period in 2013. For the years ended December 31, 2014 and 2013, we received net proceeds of 6,578,000 and US$3,982,000, respectively, from the issuance of related-party loans.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Related Party Transactions

	September 30, 2015	December 31, 2014
Loans	-	9,265,000

Capital Notes	-	514,000

The loans and capital notes in the above table were made by certain security holders of the Company. The loans and capital notes were exchanged for common shares of the Company as part of the Arrangement.

In April 2013, SciVac entered into a Development and Manufacturing Agreement with Kevelt AS (“Kevelt”), a company incorporated under the laws of Estonia and a wholly owned subsidiary of Open Joint Stock Company Pharmsynthez (“Pharmsynthez”), pursuant to which SciVac agreed to develop the manufacturing process for the production of clinical and commercial quantities of certain materials in drug substance form.

The Company entered into two agreements with Pharmsynthez:

●	On December, 29, 2014, SciVac entered into an exclusive distribution agreement with Pharmsynthez, pursuant to which SciVac appointed Pharmsynthez as the exclusive distributor of Sci-B-Vac™ in the Russian Federation for a term of five years. The term of the agreement will automatically be renewed for an undefined period upon the expiration of the initial term, unless either party provides written notice to the other party at least 90 days prior to the termination of the initial term. The agreement provides that Pharmsynthez must purchase certain minimum quantities of Sci-B-Vac™ per each quarter during the term of the agreement, and failure to do so will entitle SciVac to either terminate Pharmsynthez’s exclusivity rights or terminate the agreement. SciVac may also terminate the agreement upon 30 days prior written notice if Pharmsynthez distributes Sci-B-Vac™ outside of the Russian Federation. Pharmsynthez is subject to non-compete and non-assignment obligations during the term of the agreement.

●	SciVac entered into a material transfer agreement with Pharmsynthez and Ferring, dated as of April 30, 2014, pursuant to which SciVac and Pharmsynthez agreed to provide rhDNase material to Ferring for research purposes. The agreement has a one-year term but the parties are permitted to terminate the agreement at any time by providing 30 days prior written notice to the other parties.

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The chairman of the board of both Kevelt and Pharmsynthez is also a director of the Company. As of September 30, 2015, the Company had deferred revenue related to the above contracts for Kevelt and Pharmsynthez as reflected in the following table:

	Total Deferred Revenue	Short Term	Long Term
Pharmsynthez	567,750	-	567,750
Kevelt	2,492,670	1,583,345	909,325
Non-related party	200,000	-	200,000

Contractual Obligations as of December 31, 2014

	Payments due by Period
	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years

Long-Term Debt Obligations	$9,779,000	-	-	9,265,000	514,000

Capital (Finance) Lease Obligations	$505,000	$250,000	$255,000

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices, will affect the Company’s income or valuation of its financial instruments. The Company is exposed to financial risk related to fluctuation of foreign exchange rates. Foreign currency risk is limited to the portion of the Company’s business transactions denominated in currencies other than the ILS in Israel or CAD in Canada, primarily US$ denominated expenses for research and development and certain consultants. The Company believes that the results of operations, financial position and cash flows would be affected by a sudden change in foreign exchange rates, but would not impair or enhance its ability to pay its US$.

188

Foreign exchange risk

Foreign exchange risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates.

Foreign currency sensitivity analysis

The following table details the Company’s sensitivity to a 5% increase and decrease in the ILS against the relevant foreign currencies. The sensitivity analysis includes only outstanding foreign currency denominated monetary items and adjusts their translation at the period end for a 5% change in foreign currency rates. The sensitivity analysis liabilities include loans from related parties and deferred revenues that are denominated in USD. A positive number below indicates an increase in profit or equity where the ILS strengthens 5% against the relevant currency. For a 5% weakening of the ILS against the relevant currency, there would be a comparable impact on the profit or equity, and the balances below would be negative.

	September 30, 2015	December 31, 2014
Asset	416	-

Liability	(3,261)	(8,457)

Balance	(2,845)	(8,457)

Interest rate risk

The Company is subject to interest rate risk on its cash and cash equivalents and believes that the results of operations, financial position and cash flows would not be significantly affected by a sudden change in market interest rates. The only financial instruments that expose the Company to interest rate risk are its cash and cash equivalents.

As of September 30, 2015, cash held in savings accounts was $14.7 million. The interest rates range from 0.0% to 0.5%.

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in raising funds to meet cash flow requirements associated with financial instruments. The Company continues to manage its liquidity risk by monitoring its cash flows and investments regularly, comparing actual results with budgets and future cash requirements.

Credit risk

The Company limits its exposure to credit risk, with respect to cash and cash equivalents, by placing them with high quality credit financial institutions. The Company’s cash equivalents consist primarily of operating funds and deposits with commercial banks.

OUTSTANDING SECURITIES OF SCIVAC AND VBI

As of September 30, 2015, SciVac had an aggregate of 756,599,439 common shares issued and outstanding.

As of September 30, 2015, VBI had an aggregate of 23,030,260 shares of common stock issued and outstanding, 2,996,482 shares of Series 1 Preferred Stock which is convertible into 2,996,482 of common stock, 669,281 shares of common stock reserved and issuable upon exercise of the warrants, and 4,045,239 shares of common stock reserved for issuance pursuant to outstanding options.

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SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership has been determined in accordance with the rules of the SEC. Beneficial ownership percentages set forth in the tables below are based on 25,031,942 shares of VBI common stock and 756,599,439 SciVac common shares outstanding on December 21, 2015. Except as indicated by footnote and subject to community property laws, where applicable, to our knowledge the persons named in the tables below have sole voting and investment power with respect to all shares of VBI common stock or SciVac common shares, as applicable, that are shown as beneficially owned by them. In computing the number of shares owned by a person and the percentage ownership of that person, any such shares subject to options and warrants held by that person that were exercisable as of December 21, 2015 or that will become exercisable within 60 days thereafter are deemed outstanding for purposes of that person’s percentage ownership but not deemed outstanding for purposes of computing the percentage ownership of any other person.

The following security ownership information is set forth as of December 21, 2015 with respect to (i) each stockholder known by VBI to be a beneficial owner of more than 5% of VBI common stock, (ii) each of the current directors of VBI, (iii) each of the named executive officers of VBI and (iv) all current directors and executive officers as a group (11 persons). Other than as set forth below, we are not aware of any other stockholder who may be deemed to be a beneficial owner of more than 5% of VBI common stock. Unless otherwise indicated, the address of each beneficial owner of VBI common stock is c/o VBI Vaccines Inc., 222 Third Street, Suite 2241, Cambridge, Massachusetts 02142.

Names and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	% of Shares Owned
Directors and Officers:
Scott Requadt, Director(2)	4,971,091	19.9%
Steven Gillis, Ph.D., Chairman of the Board(3)	4,130,390	16.4%
Sam Chawla, Director(4)	3,277,022	13.1%
Jeff R. Baxter, FCMA, President and Chief Executive Officer and Director(5)	561,234	2.2%
David E. Anderson, Ph.D., Chief Scientific Officer (6)	334,022	1.3%
Trent D. Davis, Director(7)	218,949	0.9%
Egidio Nascimento, Chief Financial Officer(8)	196,469	*
Marc Kirchmeier, Ph.D., Vice President, Formulations(9)	156,373	*
T. Adam Buckley, Vice President, Business Development(10)	143,291	*
Alan P. Timmins, Director(11)	21,666	*
Michel De Wilde, Ph.D., Director (12)	16,666	*
All Directors and Officers as a Group (11 persons)	14,027,173	55.9	(18)%

5% Owners
Clarus Lifesciences I, L.P. (13)	4,971,091	19.9%
ARCH Venture Fund VI, L.P. (14)	4,047,830	16.2%
Perceptive Life Sciences Master Fund Ltd. (15)	3,260,356	13.0%
Barry Honig(16)	2,017,906	8.1%
5AM Ventures II, L.P.(17)	1,564,537	6.3%

* Less than one percent.

(1) Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and is generally determined by voting power and/or investment power with respect to securities. Unless otherwise noted, the shares of common stock listed above are owned as of December 21, 2015 and are owned of record by each individual named as the beneficial owner and such individual has sole voting and dispositive power with respect to the shares of common stock owned by each of them.

(2) The shares of common stock are owned of record by Clarus Lifesciences I, L.P. (“Clarus”). Clarus Ventures I GP, L.P. (the “GPLP”), as the sole general partner of Clarus, may be deemed to beneficially own certain of the shares held of record by Clarus. The GPLP disclaims beneficial ownership of all shares held of record by Clarus in which the GPLP does not have an actual pecuniary interest. Clarus Ventures I, LLC (the “GPLLC”), as the sole general partner of the GPLP, may be deemed to beneficially own certain of the shares held of record by Clarus. The GPLLC disclaims beneficial ownership of all shares held of record by Clarus in which it does not have an actual pecuniary interest. Mr. Requadt, as a Managing Director of the GPLLC, may be deemed to beneficially own certain of the shares held of record by Clarus. Mr. Requadt disclaims beneficial ownership of all shares held of record by Clarus in which he does not have an actual pecuniary interest.

190

(3) Includes 5,541 shares of common stock and 77,019 shares subject to a vested option to purchase common stock. Also includes 4,047,830 shares of common stock owned of record by by ARCH Venture Fund VI, L.P. (“ARCH VI”). ARCH Venture Partners VI, L.P. (the “GPLP”), as the sole general partner of ARCH VI, may be deemed to beneficially own certain of the shares held of record by ARCH VI. The GPLP disclaims beneficial ownership of all shares held of record by ARCH VI in which the GPLP does not have an actual pecuniary interest. ARCH Venture Partners VI, LLC (the “GPLLC”), as the sole general partner of the GPLP, may be deemed to beneficially own certain of the shares held of record by ARCH VI. The GPLLC disclaims beneficial ownership of all shares held of record by ARCH VI in which the GPLLC does not have an actual pecuniary interest. Steven Gillis owns an interest in ARCH VI but does not have voting or investment control over the shares held by ARCH VI and disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

(4) Includes 16,666 shares subject to a vested option to purchase common stock. Also includes 3,260,356 shares of common stock owned of record by Perceptive Life Sciences Master Fund Ltd. and Titan-Perc Ltd., a related entity. As a Portfolio Manager of Perceptive Advisors LLC, a related entity to Perceptive Life Sciences Master Fund Ltd. and Titan-Perc Ltd., Mr. Chawla has voting and dispositive control over any securities owned of record by Perceptive Life Sciences Master Fund Ltd. and Titan-Perc Ltd. Therefore, he may be deemed to beneficially own the shares of common stock held of record by Perceptive Life Sciences Master Fund Ltd. and Titan-Perc Ltd.

(5) Includes 561,234 shares subject to a vested option to purchase common stock.

(6) Includes 86,787 shares of common stock and 247,235 shares subject to a vested option to purchase common stock.

(7) Includes 64,167 shares of common stock owned by Mr. Davis, 113,315 shares of common stock owned by his spouse, 18,148 shares of common stock jointly controlled by him and his spouse and 23,319 shares subject to a vested option to purchase common stock.

(8) Includes 5,411 shares of common stock and 191,058 shares subject to a vested option to purchase common stock.

(9) Includes 156,373 shares subject to a vested option to purchase common stock.

(10) Includes 41,016 shares of common stock and 102,275 shares subject to a vested option to purchase common stock.

(11) Includes 5,000 shares of common stock and 16,666 shares subject to a vested option to purchase common stock.

(12) Includes 16,666 shares subject to a vested option to purchase common stock.

(13) The address for Clarus Lifesciences I, L.P. is 101 Main Street, Suite 1210, Cambridge, MA 02142.

(14) The address for ARCH Venture Fund VI, L.P. is 8725 West Higgins Road, Suite 290, Chicago, IL 60631.

(15) The address for Perceptive Life Sciences Master Fund Ltd. is 499 Park Avenue, 25th Floor, New York, NY 10022. Includes shares held by Titan-Perc Ltd., an entity related to Mr. Sam Chawla. The address for Titan-Perc Ltd. is 2 International Drive, Suite 200, Rye Brook, NY 10573.

(16) The address for Barry Honig is 555 S. Federal Hwy., Ste. 450, Boca Raton, FL 33432-5547

(17) The address for 5AM Ventures II, L.P. is 2200 Sand Hill Road, Suite 110, Menlo Park, CA 94025. Includes shares held by 5AM Co-Investors II, L.P., an entity related to 5AM Ventures II, L.P. with the same address.

(18) Based on the total number of shares of VBI common stock beneficially owned by the officers and directors divided by the number of shares outstanding.

The following security ownership information is set forth, as of December 21, 2015 with respect to (i) each shareholder known by SciVac to be a beneficial owner of more than 5% of SciVac common shares, (ii) each of the current directors of SciVac, (iii) each of the named executive officers of SciVac and (iv) all current directors and executive officers as a group (8 persons). Other than as set forth below, SciVac is not aware of any other shareholder who may be deemed to be a beneficial owner of more than 5% of SciVac common shares. Unless otherwise indicated, the address of each beneficial owner is c/o SciVac Therapeutics Inc., Gad Feinstein Rd. Rehovot, 7610303, Israel.

191

Names and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Shares Owned
Directors and Officers:
Dr. Curtis A. Lockshin, Chief Executive Officer and Director	379,056	*
James J. Martin, Chief Financial Officer	199,803	*
Steven D. Rubin, Chairman of the Board	-	*
Dr. Dmitry Genkin, Director	182,467,783 (1)	24.1%
Kate Inman, Director	-	*
Adam Logal, Director	-	*
David Rector, Director	-	*
Craig Edelstein, Director	-	*
All Directors and Officers as a Group (8 persons)	183,046,642	24.2%

5% Owners
CLS Therapeutics Limited	147,403,443	24.47%
OPKO Health, Inc.	185,129,319	19.48%
Barry Honig	72,870,480 (2)	9.6%

*	Less than one percent

(1)	Includes 147,403,443 shares held by CLS Therapeutics Limited, of which Mr. Genkin is a 50% shareholder, over which Mr. Genkin exercises shared voting and dispositive power.

(2)	Includes (i) 6,157,009 shares held by GRQ Consultants, Inc. (“GRQ”), (ii) 10,666,234 shares of common stock held by GRQ Consultants, Inc. 401K (“401K”) and (iii) 20,017,000 common shares held by GRQ Consultants, Inc. Roth 401K FBO Barry Honig (“Roth 401K”). Mr. Honig is the President of GRQ, trustee of the 401K and Roth 401K and in such capacities shares voting and dispositive power over such securities. The information contained in this footnote 2 derives from Mr. Honig’s Schedule 13G, filed with the SEC on December 2, 2015.

192

COMPARISON OF THE RIGHTS OF SCIVAC SHAREHOLDERS AND
VBI STOCKHOLDERS

SciVac is incorporated under the laws of British Columbia and, accordingly, the rights of SciVac shareholders are governed by the Business Corporations Act (British Columbia), referred to as the BCA, and the SciVac articles of incorporation, referred to as SciVac’s articles. VBI is incorporated under the laws of the State of Delaware and, accordingly, the rights of VBI stockholders are currently governed by the DGCL, VBI’s certificate of incorporation, as amended, referred to herein as VBI’s certificate of incorporation, and VBI’s restated bylaws, referred to herein as VBI’s bylaws. Upon completion of the merger, the rights of the former VBI stockholders and the SciVac shareholders will be governed by the BCA and by SciVac’s articles.

The table below summarizes material differences between the rights of SciVac shareholders and those of VBI stockholders pursuant to the BCA, the DGCL and their respective constitutive documents as they are currently in effect. While VBI and SciVac believe that the summary table includes the material differences between the rights of their respective stockholders prior to the merger, this summary does not include a complete description of all the differences between the rights of SciVac’s shareholders and those of VBI’s stockholders, nor does it include a complete description of the specific rights of the respective stockholders discussed. The inclusion of differences in the rights of these stockholders in the table is not intended to indicate that all of the differences should necessarily be considered material by you or that other differences that you may consider equally important do not exist. This summary does not reflect any of the rules of NASDAQ or the TSX that may apply to VBI or SciVac in connection with the merger or otherwise.

Each of SciVac and VBI urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the BCA and the DGCL, and the other documents to which SciVac and VBI refer in this proxy statement/prospectus for a more complete understanding of the differences between being a shareholder of SciVac and being stockholder of VBI. SciVac’s articles, as currently in effect, are attached as Exhibit 3.1 to the registration statement on Form F-4 of which this proxy statement/prospectus is a part. VBI has filed with the SEC its certificate of incorporation and bylaws referenced in this summary and will send copies of these documents to you, free of charge, upon your request. See the section titled “Where You Can Find More Information” beginning on page 206 of this proxy statement/prospectus.

193

	VBI	SciVac

Outstanding Capital Stock

VBI has two classes of stock outstanding, common stock and Series 1 Convertible Preferred Stock. Holders of VBI common stock are entitled to all of the respective rights and obligations provided to them under Delaware law and VBI’s certificate of incorporation and bylaws, while the holders of the Series 1 Convertible Preferred Stock are entitled to all of the respective rights and obligations provided to them under VBI’s certificate of incorporation, including the Certificate of Designation of Rights and Limitations of Series 1 Convertible Preferred Stock (the “Certificate of Designation”).

As of the record date, VBI had _________ shares of common stock outstanding and ____________ shares of Series 1 Convertible Preferred Stock outstanding.

SciVac has one class of stock outstanding, common shares. Holders of SciVac’s common shares are entitled to all of the respective rights and obligations provided to shareholders under the BCA and SciVac’s articles.

As of the record date, SciVac had _________ common shares outstanding.

Authorized Capital Stock	VBI is authorized to issue 230,000,000 shares of capital stock divided into two classes consisting of 200,000,000 shares of common stock, par value $0.0001, and 30,000,000 shares of preferred stock, par value $0.0001.	SciVac is authorized to issue an unlimited number of common shares with no par value.

Designations of Preferred Stock	The VBI Board has authority to establish and designate series of preferred stock, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series in accordance with the Certificate of Designation.	Under Article 9, Section 9.1 of SciVac’s articles, the SciVac Board has authority to establish and designate series of preferred stock, and to fix the number of shares included in each such series, provided, however, that a special resolution of SciVac shareholders is required to: (1) create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or (2) vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

194

	VBI	SciVac

A “special resolution” is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution.

Voting Rights

The DGCL provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Each holder of VBI Series 1 Convertible Preferred Stock (“Series 1 Preferred”) is entitled to vote on all matters submitted to the VBI stockholders and is entitled to the number of votes for each share of Series 1 Preferred owned at the record date equal to 41.66% of the number of shares of VBI common stock such shares would be convertible into, but not in excess, after giving effect to the conversion, of 4.99% of the shares of common stock outstanding. Except as otherwise required by law, the holders of shares of Series 1 Preferred vote together with the holders of common stock on all matters and do not vote as a separate class.

Article 12, Section 12.1 of SciVac’s articles provides that every shareholder entitled to vote on a matter has one vote per share entitled to vote on that matter.

Matters put to shareholders must be passed by either ordinary resolution or special resolution.

An “ordinary resolution” is a resolution passed by a simple majority of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution.

Dividend Rights	Under the DGCL, subject to any preferential rights of preferred stock, VBI may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Under Article 22, Section 22.2 of SciVac’s articles, dividends may be declared at the discretion of the SciVac Board. The BCA provides that SciVac may declare or pay dividends unless there are reasonable grounds for believing that (a) SciVac is insolvent, or (b) the payment of the dividend would render SciVac insolvent.

Dividends paid by SciVac to a person who is a non-resident of Canada for the purposes of the Income Tax Act (Canada) will generally be subject to Canadian withholding tax. See “Material Canadian Federal Income Tax Consequences of the Merger – Holders Not Resident in Canada – Dividends on SciVac Common Shares”.

195

	VBI	SciVac

Number of Directors	The VBI amended and restated certificate of incorporation provides that the number of directors shall be fixed by the bylaws. Article II, Section 2.2 of VBI’s bylaws state that the number of directors shall be not less than one nor more than 15, fixed from time to time by a majority of the total number of directors. The VBI Board is currently composed of seven directors.	The BCA and Article 13, Section 13.1 of SciVac’s articles provide that the board of directors must have at least three directors. The SciVac Board is currently composed of seven directors.

Election of Directors	Article I, Section 1.6(m) of VBI’s bylaws provides that directors will be elected by a plurality of votes. There is no cumulative voting with respect to the election of directors.	Pursuant to the TSX Company Manual, SciVac adopted a majority voting policy on August 28, 2015, which provides that at a meeting for the uncontested election of directors, which is an election where the number of nominees for directors is not greater than the number of directors to be elected, each director must be elected by the vote of a majority of votes of the shares, represented in person or by proxy, at such meeting.

Removal of Directors	Article II, Section 2.3(b) of VBI’s bylaws provides that, subject to the rights of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office at any time, but only (i) for cause, as defined in the bylaws, and only by the affirmative vote of the holders of at least a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class; or (ii) by a vote of a majority of the other members of the Board in the case of a conviction of or plea of guilty or nolo contendere by such director to either (A) a felony, or (B) any crime involving fraud or embezzlement, or (C) any adjudication in any civil suit, or written acknowledgment by the director in any agreement or stipulation of the Securities Exchange Commission of any theft, embezzlement or fraud.	Under Article 14, Section 14.10 of SciVac’s articles, shareholders of SciVac may remove any director before the expiration of his or her term of office by a special resolution of shareholders. Under Article 14, Section 14.11, any director may also be removed from office before the expiration of his or her term of office by the directors if the director is convicted of an indictable offense or if the director ceases to be qualified to act as a director, and does not promptly resign.

196

	VBI	SciVac

Filling of Vacancies on the Board of Directors	Article II, Section 2.8 of VBI’s bylaws provides that between annual meetings of stockholders or special meetings of stockholders called for the election of directors, any vacancy in the board of directors may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.	Article 14, Section 14.5 of SciVac’s articles provides that any casual vacancy in the board of directors may be filled by the directors. Article 14, Section 14.7 provides that if SciVac has no directors or fewer directors in office than the number set pursuant to SciVac’s articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies.

Ability to Call Special Meetings of Stockholders	Article I, Section 1.6(b) provides that special meetings of VBI’s stockholders may be called by the board of directors or by any officer instructed by the board of directors to call the meeting or by stockholders owning not less than 75% of the voting stock of the corporation.	Article 10, Section 10.3 of SciVac’s articles permits the board of directors to call a meeting of shareholders. The BCA also permits shareholders who hold in aggregate at least 5% of issued SciVac shares that carry the right to vote at general meetings to requisition a meeting of shareholders.

Notice of Annual and Special Meetings of Stockholders	VBI’s bylaws require notice of any meeting of stockholders to be given not less than 10 nor more than 60 days before the date of the meeting. Meetings may be held within or without the State of Delaware. The board of directors may fix a record date, which may not precede the date upon which the resolution fixing the record date is adopted, and which record date may not be more than 60 nor less than 10 days before the date of the meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

SciVac’s articles require notice of the date, time and location of a meeting of SciVac shareholders to be given not less than 21 days prior to the meeting to each shareholder entitled to vote at the meeting. Article 10, Section 10.3 of SciVac’s articles provides that the directors may call a meeting of shareholders to be held anywhere in Canada or the United States. Under Article 10, Section 10.6, the directors may fix in advance a date as the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the BCA, by more than four months. Further, the record date must not precede the date of the meeting by fewer than 21 days. If no record date is set, the record date is 5:00 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

197

	VBI	SciVac

Pursuant to National Instrument 54-101-Communication with Beneficial Owners of Securities of a Reporting Issuer, a reporting issuer that is required to give notice of a meeting to the registered holders of any of its securities shall fix a record date for the notice of the meeting, which shall be no fewer than 30 days and no more than 60 days before the meeting date.

Quorum Requirements	At each meeting of VBI stockholders, except where otherwise provided by the DGCL, the holders of a majority in voting power of the outstanding shares of VBI stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum.	Pursuant to Article 11, Section 11.3 of SciVac’s articles, subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two shareholders or one or more proxyholders representing two members or one member and one proxyholder representing another member.

Stockholder Action by Written Consent	Article I, Section 1.7 of VBI’s bylaws provides that any action required to be taken, or any action which may be taken, at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	Under the BCA, generally, shareholder action without a meeting may only be taken by consent resolution of shareholders wherein a written resolution is consented to by all shareholders in writing who would be entitled to vote on the resolution. Article 10, Section 10.2 of SciVac’s articles mirrors this requirement for the annual general meeting. For a public company such as SciVac, this effectively means that all actions requiring shareholder approval must be taken at a duly convened shareholders’ meeting.

198

	VBI	SciVac

Advance Notice Requirements for Director Nominations and Other Proposals by Stockholders

In the case of an annual meeting of stockholders, Article I, Section 1.8(b) of VBI’s bylaws provide that a stockholder who (A) was a stockholder of record at the time of giving of notice provided for in the bylaws, (B) is entitled to vote at the meeting, (C) complies with the notice procedures set forth in the bylaws, and (D) holds not less than 5% of the shares of stock entitled to vote at the meeting, and who gives notice in writing to the board of directors within the time limits specified in the bylaws may nominate a candidate to the board of directors. Any nomination must be received by the board of directors not less than 90 days nor more than 120 days before the first anniversary of the date on which VBI held its annual meeting in the immediately preceding year, subject to certain special rules in the event VBI did not have an annual meeting during the prior year or the annual meeting is not called within 30 days before or after the anniversary date of the prior year’s annual meeting.

In the case of a special meeting of stockholders, any written proposal of nomination must be received by the board of directors not less than 10 days after the earlier of the date that the corporation shall have mailed notice to its stockholders that a special meeting of stockholders will be held or shall have issued a press release, filed a periodic report with the SEC or otherwise publicly disseminated notice that a special meeting of stockholders will be held.

In the case of stockholder action by written consent with respect to the election by stockholders of a candidate as director, the stockholder seeking to have the stockholders elect such candidate by written consent shall submit a written proposal of nomination to the board of directors not less than 45 days nor more than 90 days prior to the record date for such election.

Under the BCA, shareholder proposals may be made by registered or beneficial owners of shares entitled to vote at general meetings of shareholders who have been the registered or beneficial owner of such shares for an uninterrupted period of at least two years before the date of signing of the proposal, and who together in the aggregate constitute at least 1% of the issued shares that carry on the right to vote at general meetings or have a fair market value of shares in excess of CAD$2,000. Those registered or beneficial holders must, alongside the proposal, submit and sign a declaration providing the requisite information under the BCA. To be a valid proposal, the proposal must be submitted at least three months before the anniversary of the previous year’s annual reference date.

In addition to the proposals made pursuant to the BCA, under Article 10, Section 10.9 of SciVac’s articles, a SciVac shareholder who, at the close of business on the date of the giving of notice of a shareholder meeting and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting may make a nomination for election to the SciVac Board, provided that such a nominating shareholder complies with the notice procedures set forth in Section 10.9.

In the case of an annual meeting of shareholders, under Section 10.9, the nominating shareholder’s notice must be received by the secretary of SciVac not less than 30 days or more than 65 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, the nominating shareholder’s notice must be so received not later than the close of business on the 10th day following the day of such public announcement.

199

	VBI	SciVac

In the case of a special meeting of shareholders (which is not also an annual meeting) called for the purpose of electing directors, under Section 10.9, the nominating shareholder’s notice must be received not later than the close of business on the 15th day following the day on which public announcement of the date of the special meeting is first made.

Amendments to the Certificate of Incorporation	The DGCL generally provides that amendments to the certificate of incorporation must be approved by the VBI Board and then adopted by the vote of a majority of the outstanding voting power entitled to vote thereon, unless the certificate of incorporation requires a greater vote.	Pursuant to the BCA, alteration of a notice of articles generally requires authorization by either court order or by special resolution of shareholders. Under Article 9 of SciVac’s articles, certain alterations such as changes to a company name can be authorized by director’s resolution. It should be noted that specific alterations such as those of a nature affecting a particular class or series in a manner that would prejudice or interfere with the rights of those in question will entitle the affected class or series to vote on the alteration, whether or not it otherwise carries the right to vote.

Amendments to Bylaws

Article Seventh of VBI’s certificate of incorporation provides that the power to make, alter, or repeal the bylaws, and to adopt any new bylaw, is vested in the board of directors.

Article VII of VBI’s bylaws provide that the bylaws may be altered, amended or repealed or new by-laws adopted by the stockholders or by the board of directors, when such power is conferred upon the board of directors by the certificate of incorporation, at any regular meeting of the stockholders or of the board of directors, or at any special meeting of the stockholders or of the board of directors.

British Columbia companies do not have bylaws. The equivalent document is a company’s articles. Pursuant to the BCA and Article 9 of SciVac’s articles, alteration of SciVac’s articles generally requires an ordinary or special resolution of shareholders.

200

	VBI	SciVac

Anti-Takeover Statutes	VBI is governed by Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder and, subject to certain exceptions, an “interested stockholder” is a person who, together with his, her or its affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

The BCA does not contain a comparable provision with respect to business combinations. Under the BCA, if within four months after an acquisition offer is submitted, the holders of not less than 9/10 of the shares of any class (other than the shares already held by the acquirer) to which the acquisition offer relates, accept the acquisition offer, the offeror is entitled to acquire the shares held by shareholders who did not accept the acquisition offer. Under the BCA, an acquisition offer for more than one class of shares is deemed to be a separate offer for shares of each class of shares.

Rules or policies of certain Canadian securities regulatory authorities including Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions (“MI 61-101”) of the Canadian Securities Administrators contains requirements in connection with “related party transactions.” A related party transaction means, generally, any transaction by which an issuer, directly or indirectly: (i) acquires, sells, leases or transfers an asset; (ii) acquires or issues securities; (iii) assumes or becomes subject to a liability; or (iv) borrows money or lends money from or to, as the case may be, a related party by any means in any one or any combination of transactions. “Related party” (as defined in MI 61-101) includes (i) directors and senior officers of the issuer, (ii) holders of voting securities of the issuer carrying more than 10% of the voting rights attached to all the issuer’s outstanding voting securities, and (iii) holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

MI 61-101 provides that, in connection with a “related party transaction” (in addition to any other required shareholder approval), a corporation is required, subject to the availability of certain exceptions, to: (i) provide specific disclosure in the proxy circular sent to security holders in connection with a related party transaction where a meeting is required; (ii) obtain a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered in connection therewith and provide a summary thereof in the proxy circular; and (iii) obtain the approval of a majority of the votes cast by shareholders other than the related party involved in the transaction.

201

	VBI	SciVac

Mergers, Consolidations and Other Transactions

Unless the certificate of incorporation of the surviving corporation provides otherwise, Delaware law does not require a stockholder vote of the surviving corporation in a merger if: (1) the share exchange agreement does not amend the existing certificate of incorporation, (2) each share of stock of the surviving corporation outstanding immediately before the transaction is an identical outstanding share after the merger, and (3) either (a) no shares of common stock of the surviving corporation (and no shares, securities, or obligations convertible into such stock) are to be issued in the merger, or (b) the shares of common stock of the surviving corporation to be issued or delivered in the merger (upon conversion of any other shares, securities, or obligations to be issued or delivered in the merger) do not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the transaction. Otherwise, mergers, consolidations or conversions must be submitted to the stockholders of each constituent corporation at an annual or special meeting for the purpose of acting on the agreement and a majority of the outstanding stock of the corporation entitled to vote thereon must be voted for the adoption of the agreement.

Neither VBI’s certificate of incorporation nor VBI’s bylaws provide for different voting procedures for business combinations.

Under the BCA, certain corporate actions are required to be approved by special resolution. These include the following: (1) amalgamations (other than with certain affiliated corporations); (2) continuances; (3) sales, leases or exchanges of all, or substantially all, the property of a corporation other than in the ordinary course of business; (4) reductions of paid-up capital for any purpose; and (5) other actions such as liquidations or arrangements.

In certain specified cases where share rights or special rights may be prejudiced or interfered with, a special resolution of shareholders to approve the corporate action in question affecting the share rights or special rights, is also required to be approved separately by the holders of a class or series of shares, including a class or series of shares not otherwise carrying voting rights.

In specified extraordinary corporate actions, such as approval of plans of arrangements and amalgamations, all shares have a vote whether or not they generally vote and, in certain cases, have separate class votes.

202

	VBI	SciVac

Preemptive Rights of Stockholders	None	None

Directors’ and Officers’ Liability and Indemnification

Article Eighth of VBI’s certificate of incorporation provides that, to the fullest extent that the DGCL permits the limitation or elimination of the liability of directors, no director of VBI shall be personally liable to VBI or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law: (1) for any breach of the directors’ duty of loyalty to VBI or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL; or (4) for any transaction from which the director derived any improper personal benefit.

Article Ninth of VBI’s certificate of incorporation provides that VBI shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify any and all persons whom it has power to indemnify under Section 145 from and against any and all of the expenses, liabilities or other matters referred to in or covered by that section. VBI must also advance expenses to the fullest extent permitted by Section 145. The right to indemnification and advancement of expenses continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for in VBI’s certificate of incorporation shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under VBI’s bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

VBI’s bylaws include indemnification provisions at Article VI for any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, trustee, agent or fiduciary of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, trustee, agent, fiduciary, or in any other capacity, while serving as a director, officer, employee, agent, trustee or fiduciary of another corporation shall be indemnified and held harmless by the corporation to the fullest extent authorized by the General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitees in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, trustee, agent, fiduciary or in any other capacity, and shall inure to the benefit of the indemnitee’s heirs, executors and administrators;

Under the BCA, SciVac may indemnify an eligible party such as a director or officer, a former director or officer or a person who acts or acted at the corporation’s request as a director or officer or an individual acting in a similar capacity of another entity against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of, a proceeding in which the eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of such eligible party having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation, to which such party is or may be liable.

Article 21, Section 21.2 of SciVac’s articles requires SciVac, subject to the BCA, to indemnify a director, former director or alternate director and his or her heirs and legal representatives against all eligible penalties to which such person is or may be liable and after the disposition of an eligible proceeding pay the expenses actually and reasonably incurred by such person in respect of that proceeding.

Pursuant to Article 21, Section 21.3, SciVac may indemnify any other person subject to the restrictions of the BCA.

Prior to the final disposition, SciVac may pay, as they are incurred, the expenses actually and reasonably incurred by an eligible party, or the heirs and personal or other legal representatives in respect of that proceeding, if SciVac first receives from such person a written undertaking that if the indemnification is ultimately determined to be prohibited pursuant to the BCA, such person will repay the amounts advanced.

Indemnification under the BCA is prohibited if any of the following circumstances apply: (1) if the indemnity or payment is made under an earlier agreement and at the time the agreement to indemnify or pay expenses was made the company was prohibited from doing so under its memorandum or articles; (2) if the indemnity or payment is made otherwise than under an earlier agreement and at the time the indemnity or payment is made, the company is prohibited from doing so under its memorandum or articles; (3) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation; or (4) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party, or the heirs and personal or other legal representatives in respect of that proceeding, by or on behalf of SciVac or an associated corporation, SciVac must not indemnify that person for any penalties such person is or may be liable for and SciVac must not pay the expenses of that person in respect of the proceeding.

203

	VBI	SciVac

Stockholder Rights Agreement	VBI does not have a stockholder rights plan as a part of its certificate of incorporation, bylaws or by separate agreement.	SciVac does not have a shareholder rights plan as a part of its certificate of incorporation or by separate agreement.

Oppression Remedy	The DGCL does not provide for a remedy similar to the oppression remedy under the BCA; however, stockholders are entitled to remedies for violation of a director’s fiduciary duties under Delaware common law.	The BCA provides an oppression remedy that enables a court to make any order, whether interim or final, to rectify matters that are oppressive or unfairly prejudicial to, or that unfairly disregard the interests of, any beneficial owner of a share of the corporation or any person whom the court considers to be an appropriate person.

Inspection of Corporate Records

The DGCL provides any stockholder with the right to inspect VBI’s stock ledger, stockholder lists and other books and records for a purpose reasonably related to the person’s interest as a stockholder. Any VBI director also has the right to inspect VBI’s stock ledger, stockholder lists and other books and records for a purpose reasonably related to the director’s position as a director.

A complete list of the stockholders entitled to vote at a stockholders meeting must be available for stockholder inspection at least 10 days before the meeting.

Under the BCA, directors of SciVac have the right to examine all of the corporate records. Shareholders have the right to examine certain corporate records such as shareholder minutes of meetings and shareholder resolutions during the usual business hours of SciVac.

Upon the receipt of an affidavit by an applicant that identifies the applicant and states that the applicant agrees to certain restrictions to the use of the information, under the BCA , SciVac is required to provide a list of its shareholders, setting out the names, number of shares owned and addresses of SciVac’s registered shareholders.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

SEC rules allow us or your broker to send a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single set of proxy materials, but you would prefer to receive your own copy, please contact us at the following address or phone number: VBI Vaccines Inc., 222 Third Street, Suite 2241, Cambridge, Massachusetts 02142, Attn: Investor Relations Department, (617) 830-3031 x128. If you do not wish to participate in “householding” and would like to receive your own set of proxy materials in future years, or if you share an address with another VBI stockholder and together both of you would like to receive only a single set of proxy materials, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

204

LEGAL MATTERS

The legality of the SciVac common shares offered by this proxy statement/prospectus and certain other Canadian legal matters will be passed upon for SciVac by Blake, Cassels & Graydon LLP, as Canadian corporate counsel to SciVac. Greenberg Traurig, P.A. will issue an opinion to SciVac concerning certain U.S. legal matters.

EXPERTS

SciVac

The consolidated financial statements of SciVac Ltd. as of December 31, 2014 and 2013 and the related consolidated statements of profit or loss and other comprehensive income and changes in equity and cash flows for each of the three years in the period ended December 31, 2014 have been audited by Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, as set forth in their report thereon and included therein. Such consolidated financial statements are contained in this proxy statement/prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

VBI

Peterson Sullivan LLP, independent registered public accounting firm, has audited VBI’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2014, as set forth in their report, which is included in this proxy statement/prospectus. VBI’s consolidated financial statements are included in reliance on Peterson Sullivan LLP’s report, given on its authority as experts in accounting and auditing.

The consolidated financial statements of VBI (US) and subsidiaries (before the effects of the adjustments to apply the reverse merger with Paulson Capital (Delaware) Corp. (not separately presented herein)) for the year ended December 31, 2013 have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in its report which is included in this proxy statement/prospectus (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the ability of VBI (US) and subsidiaries to continue as a going concern). The retrospective adjustments to the 2013 financial statements have been audited by Peterson Sullivan LLP. The 2013 financial statements of VBI (US) and subsidiaries have been included in this proxy statement/prospectus in reliance upon the report of Deloitte LLP, given their authority as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

VBI held its 2015 annual meeting of stockholders on May 12, 2015. It is not expected that VBI will hold an annual meeting of stockholders for 2016 unless the merger is not completed. If the merger is not completed, VBI will provide notice of the date fixed for the annual meeting, as well as the deadline for submitting stockholder proposals for such meeting to be included in VBI’s proxy statement. To be considered eligible for inclusion in VBI’s proxy statement, a proposal must conform to the requirements of Rule 14a-8 of the Exchange Act and should be sent to VBI’s Investor Relations Department at 222 Third Street, Suite 2241, Cambridge, Massachusetts 02142. In addition, under VBI’s bylaws, stockholders must comply with specified procedures to nominate directors or introduce an item of business at an annual meeting. A copy of the VBI bylaws, which describes the advance notice procedures, can be obtained from the VBI Corporate Secretary at the address set forth above.

205

WHERE YOU CAN FIND MORE INFORMATION

SciVac has filed with the SEC a registration statement under the Securities Act, of which this proxy statement/prospectus forms a part, which registers the SciVac common shares to be issued to VBI stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about SciVac and its common shares.

VBI files annual, quarterly and current reports, proxy statements and other information with the SEC. SciVac is a “foreign private issuer” and, under the rules adopted under the Exchange Act, is exempt from certain of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act.

You may read and copy the information filed with or furnished to the SEC by VBI or SciVac at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like VBI and SciVac, that file electronically with the SEC. The address of the site is www.sec.gov. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. The reports and other information filed by VBI with the SEC are also available at VBI’s website at www.vbivaccines.com. SciVac also files reports, statements and other information with the applicable Canadian securities regulatory authorities. SciVac’s filings are electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval, or SEDAR, the Canadian equivalent of the SEC’s EDGAR system, at www.sedar.com. The web addresses of the SEC, SEDAR, SciVac and VBI have been included as inactive textual references only. Information on those web sites is not part of this proxy statement/prospectus.

Neither SciVac nor VBI has authorized anyone to give any information or make any representation about the merger or the respective companies that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date.

206

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SciVac Therapeutics Inc.

Unaudited Condensed Consolidated Financial Statements for the Nine Months Ended September 30, 2015	Attachment A

Audited Consolidated Financial Statements for the year ended December 31, 2014	Attachment B

VBI Vaccines, Inc.

Unaudited Condensed Consolidated Financial Statements for the Nine Months Ended September 30, 2015	Attachment C

Audited Consolidated Financial Statements for the years ended December 31, 2014 and December 31, 2013	Attachment D

Attachment A

Unaudited Condensed Consolidated Financial Statements for the Nine Months Ended September 30, 2015

SciVac Therapeutics Inc.

(formerly Levon Resources Ltd.)

Interim Consolidated Financial Statements

(Unaudited)

For the Nine Months Ended September 30, 2015 and 2014

- - - - - - - - - -

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The interim consolidated financial statements of SciVac Therapeutics Inc (formerly Levon Resources Ltd.) are the responsibility of the Company’s management. These interim consolidated financial statements are prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, and in compliance with International Accounting Standard 34, Interim Financial Reporting, and reflect management’s best estimated and judgement based on information currently available.

Management has developed and is maintaining a system of internal controls to ensure that the Company’s assets are safeguarded, transactions are authorized and properly recorded and financial information is reliable.

The Board of Directors is responsible for ensuring management fulfills its responsibilities. The Audit Committee reviews the results of the interim consolidated financial statements prior to their submission to the Board of Directors for approval.

The interim consolidated financial statements have not been audited.

Dr. Curtis Lockshin, CEO and Director	James J. Martin, CFO

SciVac Therapeutics Inc.

(formerly Levon Resources Ltd.)

Interim Consolidated Statements of Financial Position (unaudited)

(Expressed in U.S. dollars in thousands)

	Notes	As of September 30, 2015	As of December 31, 2014

CURRENT ASSETS

Cash and cash equivalents		$16,012	$393
Trade accounts receivable		148	322
Inventory	4	1,509	1,831
Other current assets		741	480
Total current assets		18,410	3,026

NON-CURRENT ASSETS

Long-term deposits		96	96
Property and equipment	5	1,712	1,725
Intangible assets	6	13,772	454

TOTAL ASSETS		$33,990	$5,301

LIABILITIES AND EQUITY

CURRENT LIABILITIES

Trade accounts payable		$487	$445
Deferred revenues	8	1,583	1,704
Other current liabilities	7	793	930
Total current liabilities		2,863	3,079

NON-CURRENT LIABILITIES

Liabilities for severance pay, net		32	30
Related parties	8	-	9,779
Deferred revenues	8	1,678	1,826
TOTAL LIABILITIES		4,573	14,714

EQUITY

Share capital	9	45,294	529
Contributed surplus	10	50,563	46,586
Other comprehensive income		(982)	(948)
Accumulated deficit		(65,458)	(55,580)
Total equity		29,417	(9,413)

TOTAL LIABILITIES AND EQUITY		$33,990	$5,301

See accompanying notes

These interim consolidated financial statements were approved on November 12, 2015 by:

Dr. Curtis Lockshin, CEO and Director	Adam Logal, Director

3

SciVac Therapeutics Inc.

(formerly Levon Resources Ltd.)

Interim Consolidated Statements of Loss and Comprehensive Loss (unaudited)

(Expressed in U.S. dollars in thousands, except share and per share information)

	Nine months ended September 30,		Three months ended September 30,
	2015	2014	2015	2014
Revenues	$965	$1,732	$104	$383
Cost of revenues	2,604	2,789	876	777
Gross loss	(1,639)	(1,057)	(772)	(394)

General, administrative and selling	2,341	1,989	494	649
Research and development	348	532	122	272
Share-based payment (note 9b)	2,127	-	2,127	-
Operating loss	(6,455)	(3,578)	(3,515)	(1,315)

Financial expenses	2,201	1,307	2,017	1,145
Listing expense (note 3)	1,353	-	1,353	-

Loss before tax	(10,009)	(4,885)	(6,885)	(2,460)

Income tax benefit	131	234	-	133
Net loss for the period	$(9,878)	$(4,651)	$(6,885)	$(2,327)

OTHER COMPREHENSIVE INCOME

Items that will not be reclassified subsequently to profit or loss:

Exchange differences resulting from translating the consolidated financial statements to the presentation currency	(34)	757	150	876

Total other comprehensive loss for the period	(34)	757	150	876

TOTAL COMPREHENSIVE LOSS FOR THE PERIOD	$(9,912)	$(3,894)	$(6,735)	$(1,451)

Basic and diluted net loss per share	$(0.02)	$(0.02)	$(0.01)	$(0.01)

Weighted average number of shares outstanding	420,719,699	254,646,009	551,138,178	264,287,915

See accompanying notes

4

SciVac Therapeutics Inc.

(formerly Levon Resources Ltd.)

Interim Consolidated Statements of Changes in Shareholders’ Equity (unaudited)

(Expressed in U.S. dollars in thousands, except share and per share information)

	Number of common shares	Share capital	Contributed surplus	OCI reserves	Accumulated deficit	Total Equity
BALANCE AS OF DECEMBER 31, 2014	272,432,367	$529	$46,586	$(948)	$(55,580)	$(9,413)

Issuance of shares for intangible assets (note 9a)	147,403,020	13,814	-	-	-	13,814
Share-based payments to advisors (note 9b)	22,698,310	2,127	-	-	-	2,217
Loans assigned by related party (note 8)	74,980,319	7,027	3,584	-	-	10,611
Issuance of shares on reverse takeover (note 9c)	239,085,423	21,797	-	-	-	21,797
Capital contribution in respect of related party loans, net of taxes	-	-	393	-	-	393
Loss for the period	-	-	-	-	(9,878)	(9,878)
Other comprehensive loss for the period	-	-	-	(34)	-	(34)
BALANCE AS OF SEPTEMBER 30, 2015	756,599,439	45,294	50,563	(982)	(65,458)	29,417

BALANCE AS OF DECEMBER 31, 2013	243,916,902	-	21,256	(1,969)	(49,908)	(30,621)

Conversion of capital notes to equity	-	-	23,972	-	-	23,972
Capital contribution in respect of related party loans, net of taxes	-	-	702	-	-	702
Issuance of shares	28,515,465	529	-	-	-	529
Loss for the period	-	-	-	-	(4,651)	(4,651)
Other comprehensive income for the period	-	-	-	757	-	757
BALANCE AS OF SEPTEMBER 30, 2014	272,432,367	$529	$45,930	$(1,212)	$(54,559)	$(9,312)

See accompanying notes

5

SciVac Therapeutics Inc.

(formerly Levon Resources Ltd.)

Interim Consolidated Statements of Cash Flows (unaudited)

(Expressed in U.S. dollars in thousands)

	Nine months ended September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss for the period	$(9,878)	$(4,651)

Income and expenses items not involving cash flows
Depreciation and amortization	677	284
Deemed interest on related party loans	469	360
Increase (decrease) in accrued severance pay, net	3	-
Share-based payments	2,127	-
Listing expense	1,195	-
	4,471	643

Change in non-cash working capital, net (Note 9)	170	1,254

Net cash used in operating activities	(5,237)	(2,754)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of property and equipment	(359)	(820)
Increase in restricted deposits and short-term deposits, net	22	-

Net cash used in investing activities	(337)	(820)

CASH FLOWS FROM FINANCING ACTIVITIES

Cash acquired on acquisition of Levon Resources Ltd.	20,602	-
Loans received from a related party	2,025	3,643
Loans repaid to related party	(1,475)	-
Line of credit	-	(34)

Net cash provided by financing activities	21,152	3,609

Increase (decrease) in cash and cash equivalents	15,578	35

Cash and cash equivalents at the beginning of the period	$393	$2

Change in cash accounts held in foreign currency	$41	$20

Cash and cash equivalents at the end of the period	$16,012	$57

See accompanying notes

Cash flow information – Note 11

6

SciVac Therapeutics Inc.

(formerly Levon Resources Ltd.)

Notes to Interim Consolidated Financial Statements (unaudited)

For the Nine months ended September 30, 2015 with 2014 comparatives

(Expressed in U.S. dollars in thousands)

Note 1 – Nature of operations

SciVac Therapeutics Inc. (formerly Levon Resources Ltd.) (the “Company”) was incorporated under the laws of British Columbia on April 9, 1965. Immediately before the Arrangement Agreement discussed below, the Company was in the business of the exploration for and development of exploration and evaluation properties in Mexico. SciVac Ltd. (“SciVac”), a wholly owned subsidiary of the Company in the business of developing, producing and marketing biological products for human healthcare. The Company’s flagship product, Sci-B-Vac™, is a recombinant 3rd generation hepatitis B vaccine. The Company also has in-licensed an early-stage enzyme-based product designated S-Graft. The Company’s registered office is located at Suite 2600 – 595 Burrard Street, Vancouver, BC V7X 1L3. The Company’s principal office is located at Gad FeinStein Road, POB 580 Rehovot, Israel 7610303.

On July 9, 2015, an Arrangement Agreement was completed whereby Levon Resources Ltd. acquired 100% of the issued and outstanding securities of SciVac and assumed certain related party loans in exchange for 517,514,016 Common Shares (the “Transaction”) (refer to note 3). SciVac became a wholly owned subsidiary of Levon Resources Ltd.

At the closing of the Transaction on July 9, 2015 (the “Effective Time”), all holders of common shares of Levon Resources Ltd. immediately prior to the Effective Time of the Transaction received, in addition to one Common Share, 0.5 of a common share of 1027949 BC Ltd. (“Spinco”) in exchange for each common share of Levon Resources Ltd. held by them. Other than approximately CAD $27 million in cash retained by the Company, all other assets and liabilities of Levon Resources Ltd. were transferred or assumed by Spinco.

Pursuant to the closing of the Transaction, Levon Resources Ltd. has accounted for the transaction similar to a reverse takeover and these consolidated financial statements represent the continuation of SciVac, the legal subsidiary (note 3). Levon Resources Ltd. changed its name to SciVac Therapeutics Inc. As a result of the Transaction, the Company will operate the business of SciVac.

Note 2 – Significant accounting policies

a) Basis of presentation

These interim consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”) and in compliance with International Accounting Standard (“IAS”) 34 Interim Financial Reporting. The notes presented in these interim consolidated financial statements include only significant events and transactions occurring since our last fiscal year end and are not fully inclusive of all matters required to be disclosed in our annual audited consolidated financial statements. Accordingly, these interim consolidated financial statements should be read in conjunction with SciVac’s most recent annual audited consolidated financial statements, for the year ended December 31, 2014.

We have consistently applied the same accounting policies for all periods presented in these interim consolidated financial statements as those used in SciVac’s audited consolidated financial statements for the year ended December 31, 2014. Note 2e reflects the Company’s new accounting policy, which was not disclosed in the December 31, 2014 audited consolidated financial statements.

b) Basis of measurement

These interim consolidated financial statements have been prepared under the historical cost convention, except for certain financial assets and liabilities that are measured at fair value. The currency of the primary economic environment in which the Company’s operations are conducted is the Israeli New Shekel (“NIS”) which is determined to be its functional currency. The Company’s results and financial position are translated into its presentation currency, the U.S. dollar.

7

SciVac Therapeutics Inc.

(formerly Levon Resources Ltd.)

Notes to Interim Consolidated Financial Statements (unaudited)

For the Nine months ended September 30, 2015 with 2014 comparatives

(Expressed in U.S. dollars in thousands)

c) Basis of consolidation

As a result of the reverse takeover described in note 3, these consolidated financial statements include the accounts of SciVac (the legal subsidiary), as the accounting acquirer, at historical carrying amounts and the accounts of the Company (the legal parent), as the accounting subsidiary, from the date of acquisition, July 9, 2015, at fair values. Comparative amounts presented for the year ended December 31, 2014 are those of SciVac. The consolidated financial statements include SciVac USA LLC, incorporated in the United States, a wholly-owned subsidiary.

d) Change of year-end

Due to the reverse takeover which occurred during the year (note 3), the Company has changed its year-end to December 31, in order to align the year-end with that of the accounting acquirer, SciVac.

e) Share-based payment arrangements

Equity-settled share-based payment transactions with parties other than employees are measured at the fair value of the goods or services received, except where the fair value cannot be estimated reliably, in which case they are measured at the fair value of the equity instruments granted, measured at the date the company obtains the goods or the counterparty renders the services.

8

SciVac Therapeutics Inc.

(formerly Levon Resources Ltd.)

Notes to Interim Consolidated Financial Statements (unaudited)

For the Nine months ended September 30, 2015 with 2014 comparatives

(Expressed in U.S. dollars in thousands)

Note 2 – Significant accounting policies (continued)

f) New standards, interpretations and amendments

New and revised IFRSs in issue but not yet effective:

● IFRS 9 Financial Instruments

In July 2014, the IASB issued the final and complete version of IFRS 9, Financial Instruments, which replaces IAS 39, Financial Instruments: Recognition and Measurement. IFRS 9 mainly focuses on the classification and measurement of financial assets and it applies to all assets in the scope of IAS 39.

IFRS 9 is to be applied for annual periods beginning on January 1, 2018. Early adoption is permitted.

The Company believes that the amendments to IFRS 9 are not expected to have a material impact on its consolidated financial statements.

● IFRS 15 Revenue from Contracts with Customers

In May 2014, IFRS 15 was issued which establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. IFRS 15 will supersede the current revenue recognition guidance including IAS 18 Revenue, IAS 11 Construction Contracts and the related Interpretations when it becomes effective.

The core principle of IFRS 15 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Specifically, the Standard introduces a 5-step approach to revenue recognition:

●	Step 1: Identify the contract(s) with a customer

●	Step 2: Identify the performance obligations in the contract

●	Step 3: Determine the transaction price

●	Step 4: Allocate the transaction price to the performance obligations in the contract

●	Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

Under IFRS 15, an entity recognizes revenue when (or as) a performance obligation is satisfied, i.e. when ‘control’ of the goods or services underlying the particular performance obligation is transferred to the customer. Far more prescriptive guidance has been added in IFRS 15 to deal with specific scenarios. Furthermore, extensive disclosures are required by IFRS 15.

IFRS 15 is to be applied on annual periods beginning on January 1, 2018. Early adoption is permitted.

The Company has yet to determine if the implementation of IFRS 15 will result in a significant impact on its consolidated financial statements.

9

SciVac Therapeutics Inc.

(formerly Levon Resources Ltd.)

Notes to Interim Consolidated Financial Statements (unaudited)

For the Nine months ended September 30, 2015 with 2014 comparatives

(Expressed in U.S. dollars in thousands)

Note 3 – Reverse Takeover Transaction

On July 9, 2015, Levon Resources Ltd. (“Levon”) acquired 100% of the 201,747 issued and outstanding ordinary shares of SciVac and related party loans in exchange for 517,514,016 common shares issued by Levon.

The resulting post-reverse takeover issued and outstanding common shares amounted to 756,599,439:

(i) Levon shareholders held 239,085,423 common shares and;

(ii) SciVac shareholders held 517,514,016 common shares.

As a result of this share issuance, the shareholders of SciVac prior to the Transaction obtained 68.4% of the post-consolidation common shares of Levon and, consequently, control of Levon.

Accordingly, Levon has accounted for the Acquisition similar to a reverse takeover and for accounting purposes, SciVac, the legal subsidiary, has been treated as the accounting parent company, and Levon, the legal parent, has been treated as the accounting subsidiary in these consolidated financial statements. As SciVac was deemed to be the acquirer for accounting purposes, its assets, liabilities, and operations since incorporation are included in these consolidated financial statements at their historical carrying values. Levon’s results of operations have been included from July 9, 2015, the date of the completion of the Acquisition.

These consolidated financial statements have been prepared on the basis that the Acquisition constituted the issuance of shares by SciVac as consideration for Levon’s net assets. Since Levon did not meet the definition of a business under IFRS 3, Business Combinations, the Acquisition was recorded by SciVac as a net asset acquisition and a listing expense, which reflects the difference between the fair value of the SciVac common shares attributable to Levon’s shareholders.

The fair value of the 201,747 issued and outstanding ordinary shares of SciVac prior to the Acquisition was estimated to be $48,500 based on an independent fair value assessment.

For the purposes of accounting for the reverse takeover, the percentage of ownership of the pre-Acquisition shareholders of Levon in the combined entity upon the completion of the Acquisition was determined to be 31.6% (which represents 239,085,423 common shares out of total 756,599,439 common shares of Levon outstanding upon closing of the Acquisition).

All figures as to the numbers of common shares, as well as loss per share in these interim consolidated financial statements are have been retroactively restated to reflect the legal capital of Levon at an exchange ratio of 1 SciVac ordinary share to 2,193.50 common shares of Levon.

As a result, the fair value of the consideration received by pre-Acquisition shareholders of Levon amounts to $21,797, net of share issuance costs.

The excess of the fair value of the consideration received by the pre-Acquisition shareholders of Levon over the fair value of the identifiable net assets of Levon on the closing date of the Acquisition was calculated as follows:

Consideration - common shares	$21,797
Identifiable net assets of Levon acquired by
SciVac:
Cash	$20,602
Reverse takeover listing expense	$1,195
Additional listing expense	$158
Total listing expense	$1,353

The consideration and allocation reflects the best estimates and assumptions of the management of the Company after taking into account all available information.

10

SciVac Therapeutics Inc.

(formerly Levon Resources Ltd.)

Notes to Interim Consolidated Financial Statements (unaudited)

For the Nine months ended September 30, 2015 with 2014 comparatives

(Expressed in U.S. dollars in thousands)

Note 4 – Inventory

	As of September 30, 2015	As of December 31, 2014
Finished goods	1	62
Work-in-process	482	632
Raw materials	1,026	1,137
	1,509	1,831

Note 5 – Property and equipment

	Furniture and office equipment	Machinery and equipment	Computer equipment	Leasehold improvements	Total
As of September 30, 2015
Cost:
Balance as of 1/1/15	41	752	70	1,751	2,614
Additions	5	216	70	68	359
Balance as of 30/9/15	46	968	140	1,819	2,973

Accumulated depreciation:
Balance as of 1/1/15	(7)	(148)	(29)	(585)	(769)
Depreciation current period	(3)	(87)	(22)	(201)	(313)
Balance as of 30/9/15	(10)	(235)	(51)	(786)	(1,082)

Net balance as of 30/9/15	36	733	89	1,033	1,891
Currency translation adjustments					(179)
Net balance after translation adjustments					1,712

As of December 31, 2014
Cost:
Balance as of 1/1/14	33	229	39	1,395	1,696
Additions	8	523	31	356	918
Balance as of 31/12/14	41	752	70	1,751	2,614

Accumulated depreciation:
Balance as of 1/1/14	(4)	(87)	(12)	(337)	(440)
Depreciation for the year	(3)	(61)	(18)	(248)	(330)
Balance as of 31/12/14	(7)	(148)	(30)	(585)	(770)

Net balance as of 31/12/14	34	604	40	1,166	1,844
Currency translation adjustments					(119)
Net balance after translation adjustments					1,725

11

SciVac Therapeutics Inc.

(formerly Levon Resources Ltd.)

Notes to Interim Consolidated Financial Statements (unaudited)

For the Nine months ended September 30, 2015 with 2014 comparatives

(Expressed in U.S. dollars in thousands)

Note 6 – Intangible assets

	As of September 30, 2015	As of December 31, 2014
Cost:
License – CLS (note 9b)	13,814	-
License	578	578
Intellectual property	91	91
	14,483	669
Currency translation adjustments	(459)	(11)
Accumulated amortization	(252)	(204)
Net book value	13,772	454

Note 7 – Other current liabilities

	As of September 30, 2015	As of December 31, 2014

Accrued expenses	391	354
Employees and payroll accruals	317	312
Government authorities	85	264
	793	930

Note 8 – Related parties

a) Balances with related parties

	As of September 30, 2015	As of December 31, 2014
Loans	-	9,265
Capital Note	-	514
Short- term deferred revenue	1,583	1,704
Long- term deferred revenue	1,678	1,826
	3,261	13,309

b) Related party details

i.	During the nine months ended September 30, 2015, SciVac received loans from its shareholders and their affiliates in the amount of approximately $2,025. These loans either bear no interest or bear interest at the rate of 4.5% per annum. The loans are repayable within one year from date of receipt but are automatically extended for an additional year unless otherwise agreed between the parties. The Company calculated the fair value of these loans in the amount of $1,501. The differences between the principal amount of the loan and their fair value in the amount of $524 to be expensed over the term of the loan, were recorded as an increase in equity, net of income taxes.

Note 8 – Related parties (continued)

ii.	On July 9, 2015, the transaction as contemplated under the Arrangement Agreement was consummated. As part of this transaction, except for the following loans remitted by OPKO, all loans plus the accrued interest thereon were assigned to Levon. The fair value of the loans assigned to Levon in the amount of $10,611 was accounted as being eliminated through the issuance of 74,980,319 common shares with a fair value of $7,027. The remaining difference of $3,584 was accounted as a credit to contributed surplus. In addition, the outstanding capital notes were assigned to Levon (see note 3). The following loans were not assigned: $400, $450, $425 and $200 remitted on March 24, 2015, April 30, 2015, May 21, 2015 and June 29, 2015, respectively. These loans were repaid in September 2015. The fair value of repaid loans was $1,127. The loss from the early repayment of $361 was recorded as an expense.

iii.	On January 1, 2014 the capital notes held by FDS and OPKO Health in the total amount of $2,414 and NIS 119,958 thousands (carrying amount of $23,972) were converted into additional paid-in capital. On June 19, 2014, SciVac entered into a Share Purchase and Loan Agreement with HS Contrarian Investments, LLC (“Contrarian”) and Greenstone Capital, LLC (“Greenstone”), pursuant to which each of Contrarian and Greenstone purchased 6,500 ordinary shares of SciVac and received a capital note in the amount of $500 each bearing no interest. The repayment date has not yet been determined but it will not be prior to five years from the date of the capital note of the consideration received $471 was allocated to capital notes using an effective rate of approximately 15%. The balance of $529 was credited to equity. These capital notes were assigned to the Company as part of the Transaction in exchange for common shares of the Company.

12

SciVac Therapeutics Inc.

(formerly Levon Resources Ltd.)

Notes to Interim Consolidated Financial Statements (unaudited)

For the Nine months ended September 30, 2015 with 2014 comparatives

(Expressed in U.S. dollars in thousands)

Note 9 – Share capital

Authorized

Unlimited number of common shares without par value.

Issued

a.	On April 20, 2015, Scivac entered into a license agreement (the “CLS License Agreement”) with CLS Therapeutics Limited, a Guernsey company (“CLS”), pursuant to which, CLS has granted to SciVac, effective as of the completion of the Arrangement on July 9, 2015, an exclusive, worldwide, perpetual and fully paid-up license (including the right to sublicense) to all of CLS’ patents, know-how and related improvements with respect to the Deoxyribonuclease enzyme (“DNASE”), including the exclusive right to research, develop, manufacture, have manufactured, use, sell, offer for sale, import, export, market and distribute products with respect to DNASE for all indications (collectively, the “Licensed Technology”). Pursuant to the CLS License Agreement, SciVac agreed to issue to CLS 147,403,020 common shares of Levon. The fair value of the intangible asset was recognized as $13,814.

b.	On July 8, 2015, the Company issued 10,348 ordinary shares of SciVac to various advisors for services provided to the Company’s shareholders in connection with the Arrangement Agreement. The fair value of the expense was recognized as $2,127.

c.	Prior to the completion of the reverse takeover transaction, Levon had a share capital balance of 239,085,423. On July 9, 2015, Levon issued 517,514,016 in exchange for SciVac’s outstanding share capital balance (see note 3).

Note 10 – Contributed surplus

In connection with the Transaction (note 3), the Company has adjusted the balances for share capital and contributed surplus to reflect the fact that Levon, the legal parent company, has issued common shares with no par value whereas SciVac, the acquirer for accounting purposes, had ordinary shares with a par value of $0.01 with additional share value being allocated to contributed surplus. For the nine months ended September 30, 2015 a total of $44,765 and for the nine months ended September 30, 2014 a total of $529 was reclassified from contributed surplus to share capital.

13

SciVac Therapeutics Inc.

(formerly Levon Resources Ltd.)

Notes to Interim Consolidated Financial Statements (unaudited)

For the Nine months ended September 30, 2015 with 2014 comparatives

(Expressed in U.S. dollars in thousands)

Note 11 – Cash flow information

Change in non-cash working capital

	Nine Months ended September 30,
	2015	2014
Decrease (Increase) in trade account receivable	593	(63)
Decrease (increase) in inventory	310	(12)
Decrease in other current assets	(289)	(548)
Decrease in other long-term assets	-	13
Increase in related parties	307	1,332
Decrease in trade account payable	(284)	(235)
Increase (decrease) in other current liabilities	(134)	711
Increase in other long-term financial liabilities	-	57
Decrease in deferred revenues	(332)	-
	170	1,254

Non-cash transactions

a.	Capital contribution in respect of related party loans (net of income taxes) in the amount of $393 and $702 for the nine months ended September 30, 2015 and 2014, respectively.

b.	The Company purchased an Intangible Asset (CLS Licence) in exchange for an issuance of shares in the amount of $ 13,814 (see note 9a).

c.	Assignment of notes issued by SciVac to the Company in an amount of $10,611. These notes were derecognized from the consolidated financial statements (see note 8).

Note 12 – Contingencies

From time to time, the Company may be involved in certain claims and litigation arising out of the ordinary course and conduct of business. Management assesses such claims and, if considered likely to result in a loss and, when the amount of the loss is quantifiable, provisions for loss are made, based on management’s assessment of the most likely outcome. The Company does not provide for claims for which the outcome is not determinable or claims where the amount of the loss cannot be reasonably estimated. Any settlements or awards under such claims are provided for when reasonably determinable.

On August 2, 2015, the Company was served with a Motion to Approve a Class Action (the “Motion”). The Motion and underlying claim was filed in response to a recall of certain batches of the Company’s Sci-B-VacTM product which was implemented in July 2015 as a precaution and in conjunction with the Israeli Ministry of Health. The Company must file a response by December 8, 2015. The Company has provided notice of the Motion to its insurance broker and they have retained counsel on behalf of the Company. A pre-trial hearing has been scheduled for March 10, 2016.

14

SciVac Therapeutics Inc.

(formerly Levon Resources Ltd.)

Notes to Interim Consolidated Financial Statements (unaudited)

For the Nine months ended September 30, 2015 with 2014 comparatives

(Expressed in U.S. dollars in thousands)

Note 13 – Subsequent events

On October 26, 2015, the Company announced that it has entered into an agreement and plan of merger (the “Agreement”) to acquire VBI Vaccines Inc. (“VBI”) to form a commercial-stage company with a licensed hepatitis B vaccine and a pipeline of preventative and therapeutic vaccine candidates. Pursuant to the Agreement, a newly-formed wholly owned subsidiary of the Company will merge with VBI (the “Merger”), with VBI surviving the Merger as a wholly owned subsidiary of the Company, and the Company will change its name to VBI Vaccines Inc. At the closing of the Merger, each share of VBI common stock will be converted into the right to receive 20.808356 common shares of the Company (the “Exchange Ratio”). In aggregate, VBI stockholders will receive approximately 541,573,712 common shares of the Company, representing approximately 42% of the issued and outstanding shares and voting power of the combined company after giving effect to the Merger. Holders of options and warrants to purchase VBI common stock will receive options and warrants to purchase common shares of the Company in exchange for their VBI options and warrants, as adjusted based on the Exchange Ratio but otherwise on the same terms and conditions as in the original VBI options and warrants. In total, upon consummation of the Merger, holders of VBI’s securities will receive shares, options and warrants of the Company representing approximately 46% of the fully diluted outstanding shares of the combined company. OPKO Health, Inc. (NYSE: OPK) will be the largest shareholder of the combined company, with approximately 14% of the issued and outstanding shares of the combined company. The percentage ownerships described above are before giving effect to any concurrent financing transaction and issuance of equity incentive awards under a new equity incentive plan to be adopted at the closing of the Merger. The boards of directors of both companies have unanimously approved the Agreement, the Merger and the transactions contemplated by the Agreement. The transactions are subject to customary closing conditions, including the approval of the shareholders of the Company and VBI.

15

Attachment B

SciVac Ltd.

Consolidated Financial Statements

As of December 31, 2014

Prepared in accordance with

International Financial Reporting Standards (IFRSs), as

issued by the International Accounting Standards Board

(IASB)

1

SciVac LTD.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2014

- - - - - - - - - -

2

Kost Forer Gabbay & Kasierer 3 Aminadav St. Tel-Aviv 6706703, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

Report of independent registered public accounting firm

To the Shareholders of SciVac Ltd.

We have audited the accompanying consolidated statements of financial position of SciVac Ltd. (“the Company”) and its subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2014. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2014 and 2013 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with International Financial Reporting Standards, as issued by the International Accounting Standards Board.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1B to the accompanying consolidated financial statements, the Company has an accumulated deficit of $ 55,580 as of December 31, 2014 and negative cash flows from operating activities of $ 5,211, $ 4,747 and $934 for the years ended December 31, 2014, 2013 and 2012, respectively. These conditions, raise substantial doubts about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1B. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
May 4, 2015	A Member of Ernst & Young Global

3

SciVac Ltd

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

U.S. dollars in thousands

		December 31
	Notes	2014	2013

CURRENT ASSETS:

Cash and cash equivalents		$393	$2
Trade accounts receivable		322	386
Inventory	4	1,831	1,744
Other current assets	5	480	86

Total current assets		3,026	2,218

NON-CURRENT ASSETS:

Long-term deposits		96	105
Property and equipment	7	1,725	1,374
Intangible assets	8	454	578

Total non-current assets		2,275	2,057

TOTAL ASSETS		$5,301	$4,275

The accompanying notes are an integral part of these consolidated financial statements.

These financial statements were approved on May 4, 2015 by:

Jim Martin, CFO.	Curtis Lockshin, CEO and Director.

4

SciVac Ltd

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

U.S. dollars in thousands

		December 31
	Notes	2014	2013

LIABILITIES AND EQUITY

CURRENT LIABILITIES

Trade accounts payable		$445	$1,134
Deferred revenues	15	1,704	1,403
Other current liabilities	6	930	2,403

Total current liabilities		3,079	4,940

NON-CURRENT LIABILITIES

Liabilities for severance pay, net	12	30	29
Related parties	15	9,779	28,007
Deferred revenues	15	1,826	1,920

Total non-current liabilities		11,635	29,956

TOTAL LIABILITIES		14,714	34,896

EQUITY

Share capital	16	*)	*)
Additional paid-in capital		47,115	21,256
OCI reserves		(948)	(1,969)
Accumulated deficit		(55,580)	(49,908)

Total equity		(9,413)	(30,621)

TOTAL LIABILITIES AND EQUITY		$5,301	$4,275

*) represent amount lower than $1

The accompanying notes are an integral part of these consolidated financial statements.

5

SciVac Ltd

CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER

COMPREHENSIVE INCOME

U.S. dollars in thousands (except per share data)

			Year ended December 31
	Notes		2014	2013	2012

Revenues	9	B	$2,868	$1,661	$2,904
Cost of revenues	10		(3,699)	(3,986)	(2,532)
Gross profit (loss)			(831)	(2,325)	372

General, administrative and selling			(2,728)	(2,852)	(2,581)
Research and development			(634)	(613)	(583)
Other income			-	-	36
Operating loss			(4,193)	(5,790)	(2,756)

Financial income			-	348	271
Financial expenses			(2,598)	(3,595)	(2,635)
Financial expenses, net	11		(2,598)	(3,247)	(2,364)

Profit (loss) before tax			(6,791)	(9,037)	(5,120)

Income tax benefit	13		1,119	176	4,440
Net loss for the year			$(5,672)	$(8,861)	$(680)

OTHER COMPREHENSIVE INCOME (LOSS)

Items that will not be reclassified subsequently to profit or loss:

Remeasurement of defined benefit obligation	12		4	3	8
Exchange differences resulting from translating the financial statements to the presentation currency			1,017	(1,825)	(517)

Total other comprehensive income (loss)			$1,021	$(1,822)	$(509)

TOTAL COMPREHENSIVE LOSS			$(4,651)	$(10,683)	$(1,189)

LOSS PER SHARE

Basic and Diluted net loss per share			$(4,800)	$(7,968)	$(630)

The accompanying notes are an integral part of these consolidated financial statements.

6

 SciVac Ltd

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

U.S. dollars in thousands

	Share Capital		Additional paid- in capital	OCI reserves	Accumulated deficit	Total Equity

BALANCE AS OF JANUARY 1, 2012	$	*)	8,462	$362	$(40,367)	$(31,543)

Capital contribution in respect of related party loans, net of taxes (Note 15.C.2)		-	13,169	-	-	13,169
Transaction with related party (Note 15.C.1)		-	(1,072)	-	-	(1,072)
Loss for the year		-	-	-	(680)	(680)
Other comprehensive loss for the year		-	-	(509)	-	(509)

BALANCE AS OF DECEMBER 31, 2012		*)	20,559	(147)	(41,047)	(20,635)

Capital contribution in respect of related party loans, net of taxes (Note 15D)		-	697	-	-	697
Loss for the year		-	-	-	(8,861)	(8,861)
Other comprehensive loss for the year		-	-	(1,822)	-	(1,822)

BALANCE AS OF DECEMBER 31, 2013		*)	21,256	(1,969)	(49,908)	(30,621)

Issuance of shares (Note 15.C.6)		*)	529	-	-	529
Deemed capital contribution (Note 13)		-	280	-	-	280
Conversion of Capital notes to equity (Note 15.C.3)		-	23,972	-	-	23,972
Capital contribution in respect of related party loans, net of taxes (Note 15D)		-	1,078	-	-	1,078
Loss for the year		-	-	-	(5,672)	(5,672)
Other comprehensive income for the year		-	-	1,021	-	1,021

BALANCE AS OF DECEMBER 31, 2014	$	*)	$47,115	$(948)	$(55,580)	$(9,413)

*) represents amount lower than $1

The accompanying notes are an integral part of these consolidated financial statements.

7

 SciVac Ltd

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31
	2014	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss for the year	$(5,672)	$(8,861)	$(680)
Adjustments to reconcile net loss to net cash used in operating activities (see Appendix A)	461	4,114	(254)

Net cash used in operating activities	(5,211)	(4,747)	(934)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of property, equipment	(884)	(76)	(22)
Sales of property, equipment	-	-	36
Purchase of intangible assets from related party (Note 15.C.2)	-	(578)	-
Increase in restricted deposits and short-term deposits, net	(75)	6	(4)
Investment grant received from the Chief Scientist	-	394	-

Net cash (used in) provided by investing activities	(959)	(254)	10

CASH FLOWS FROM FINANCING ACTIVITIES

Line of credit	(34)	34	-
Loan from related parties	6,578	3,982	750
Transaction with related parties (Note 15.C.2)	-	922	-

Net cash provided by financing activities	6,544	4,938	750

Increase (decrease) in cash and cash equivalents	374	(63)	(174)

Cash and cash equivalents at the beginning of the year	$2	$96	$267

Change in cash accounts held in foreign currency	$17	$(31)	$3

Cash and cash equivalents at the end of the year	$393	$2	$96

The accompanying notes are an integral part of these consolidated financial statements.

8

SciVac Ltd

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

Appendix A – Adjustments to reconcile net loss to net cash used in operating activities

	Year ended December 31
	2014	2013	2012

Income and expenses items not involving cash flows

Depreciation and amortization	397	377	319
Expenses related to accrued severance pay	4	11	11
Gain on sale of property, plant and equipment	-	-	(36)
Deemed interest on related party loans	552	3,388	2,617

	953	3,776	2,911
Change in assets and liabilities

Decrease in trade account receivable	24	29	18
Increase in inventory	(299)	(548)	(357)
Decrease (increase) in other current assets	(81)	97	(144)
Decrease (increase) in other long-term assets	(6)	1	-
Increase (decrease) in related parties	1,193	(357)	(4,027)
Increase (decrease) in trade account payable	(650)	(74)	646
Increase (decrease) in other current liabilities	883	1,190	699
Increase in deferred revenues	(1,556)	-	-

	(492)	338	(3,165)
	461	4,114	(254)

Appendix B – Non-cash transactions

1.	In 2014 capital notes in the amount of $ 23,972 were converted into additional paid-in capital.

2.	In 2014 as part of the settlement agreement with FDS and Scigen Singapore, the Company recognized a reimbursement asset in the amount of $280 against a capital reserve. For further details see Note 13.

3.	Capital contribution in respect of related party loans (net of income taxes) in the amount of $1,078, $697 and $13,169 for the years 2014, 2013 and 2012, respectively.

9

SciVac Ltd

Notes to consolidated financial statements

U.S. dollars in thousands

Note 1 – General information

A

SciVac Ltd. (“SciVac” or “the Company”) was incorporated in Israel and commenced operations on April 18, 2005. The Company is a biopharmaceutical company that develops, manufactures and markets recombinant human health care biotechnology derived products. The Company’s current product is a 3rd generation Hepatitis B vaccine from thawing of working cell bank.

Until February 14, 2012, the Company was a wholly-owned subsidiary of Scigen Ltd. (a Singapore entity) (“SciGen Singapore”). On February 14, 2012, SciGen Singapore sold its shares in SciVac to a new shareholder, FDS Pharma LLP (“FDS”) and FDS also acquired the Company’s debt owed to SciGen Singapore and certain technology for a total consideration of $2,000.

Pursuant to the SDPA, on October 16, 2012, FDS sold 45% of the Company, to OPKO Israel. Please refer to Note15.C.1 below.

On January 1, 2014, OPKO Israel transferred its holdings in SciVac (556 Ordinary Shares) to its parent company, OPKO Health Inc. (“OPKO Health”).

On November 5, 2014, SciVac’s board of directors authorized the formation of a wholly owned subsidiary in the United States (“SciVac US”).

In 2007, the Company constructed a manufacturing facility in Rehovot, Israel, the “Israeli facility” for the manufacture of Hepatitis B vaccine. It was inspected by the Israeli Ministry of Health and received a GMP (Good Manufacturing Practice) certificate.

Since July 2010, the Company is the main supplier to the Israeli Ministry of Health of infant vaccines.

For more information regarding major customers see note 9D

These financial statements for the year ended December 31, 2014 were approved by the Board of Directors on May 4, 2015.

B

The Company has a limited operating history and faces a number of risks, among them: uncertainties regarding demand and market acceptance of the Company’s products, reliance on major customers (see note 9D), the effects of technological changes, competition, and the nature of the Company’s distribution channels.

The Company anticipates that it will continue to incur significant operating costs and losses in connection with the development of its products and with increased business development efforts.

The Company has an accumulated deficit of $ 55,580 as of December 31, 2014 and negative cash flows from operating activities of $ 5,211 and $ 4,747 for the years ended December 31, 2014 and 2013, respectively. The Company does not have sufficient resources to carry out its principal activities without financial support from its shareholders and it is dependent upon future and continuous financing from its shareholders. These conditions indicate the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

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SciVac Ltd

Notes to consolidated financial statements

U.S. dollars in thousands

C

On November 11, 2014, the Company entered into a term sheet with Levon Resources Ltd.

Further to the Levon Term Sheet on March 20, 2015, the Company entered into an Arrangement Agreement (“Arrangement Agreement”) with Levon and 1027949 B.C. Ltd. (“Spinco”), whereby upon closing (i) Levon will transfer and assign the assets and liabilities listed in the Arrangement Agreement to Spinco; (ii) Levon’s current shareholders will hold shares of Spinco as well as an aggregate number of shares of Levon equal to 31.6% on an issued and outstanding basis; (iii) the Company’s current shareholders will transfer their holdings in the Company to Levon and the Company will become a wholly owned subsidiary of Levon; and (iv) the Company’s current shareholders will be issued such number of shares of Levon representing 68.4% of Levon on an issued and outstanding basis. The closing is subject to certain approvals.

Note 2 – Significant accounting policies

A.	Basis of presentation

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the IASB.

The financial statements have been prepared on the historical cost basis.

B.	Consolidated financial statements:

The consolidated financial statements incorporate the financial statements of the Company and an entity that is controlled by the Company. Control is achieved when the Company:

●	Has power over the investee;

●	Is exposed, or has rights, to variable returns from its involvement with the investee; and

●	Has the ability to use its power to affect its returns.

The Company reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

Consolidation of a subsidiary begins when the Company obtains control over the subsidiary and ceases when the Company loses control of the subsidiary. Specifically, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated statement of profit or loss and other comprehensive income from the date the Company gains control until the date when the Company ceases to control the subsidiary.

All intragroup assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

C.	Functional currency, presentation currency and foreign currency:

The currency of the primary economic environment in which the Company’s operations are conducted is the NIS. Therefore it has been determined by the Company that its functional currency is the NIS.

Transactions denominated in foreign currencies other than the NIS are translated into the functional currency using current exchange rates at the date of the transaction. Gains and losses from the translation of foreign currency balances are recorded in profit or loss. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

The results and financial position are translated into the presentation currency (U.S. dollar) using the following procedures:

11

SciVac Ltd

Notes to consolidated financial statements

U.S. dollars in thousands

1.	Assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position.

2.	Income and expenses for each statement of profit and loss and comprehensive income presented are translated at exchange rates at the dates of the transactions. For practical reasons the Company uses an average exchange rate (following that there were no significant changes in the exchange rate during the period).

3.	All resulting exchange differences are recognized in other comprehensive income.

D.	Cash and cash equivalents

Cash and cash equivalents consist of cash and demand deposits in banks, and other short-term, highly liquid investments that are readily convertible into cash with original maturities, when purchased, of less than three months.

E.	Fair value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date.

In addition, for financial reporting purposes, fair value measurements are categorized into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

●	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date;

●	Level 2 inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly; and

●	Level 3 inputs are unobservable inputs for the asset or liability.

Management believes that the carrying amount of cash, short-term deposits, trade receivables, trade payables, overdrafts and other current liabilities approximate their fair value due to the short-term maturities of these instruments. In addition the carrying amount of long-term loans from related party as of December 31, 2014 approximates their fair value (level 3).

F.	Inventory

Inventory means all raw materials, work-in-progress, finished goods, supplies, packaging materials and other inventories, wherever located, owned by the Company and used or held for use in connection with the business.

Inventory is valued at the lower of cost or net realizable value. The cost of inventories comprises costs of purchase and costs incurred in bringing the inventories to their present location and condition. Net realizable value is the estimated selling price in the ordinary course of business less estimated costs of completion and estimated costs necessary to make the sale. The Company periodically evaluates the condition and age of inventories and makes provisions for slow moving inventories accordingly.

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SciVac Ltd

Notes to consolidated financial statements

U.S. dollars in thousands

G.	Allowance for doubtful accounts

The Company provides a specific allowance for doubtful debts, which, in management’s opinion, adequately reflect the estimated losses resulting from account receivables for which the collection is not reasonably probable. Doubtful debts, which according to Company’s management assessment are unlikely to be collected, are written-off from the Company’s books, based on a management resolution. Management’s determination of the adequacy of the provision is based, inter alia, on an evaluation of the risk, by considering the available information on the financial position of the debtors, the volume of their business, the age of the receivables balance, an evaluation of the security received from them and past experience. Allowance for doubtful accounts as of December 31, 2014 and 2013 was immaterial.

H.	Property and equipment

Property and equipment are recorded at cost less accumulated depreciation.

The assets are depreciated by the straight-line method, over the estimated useful lives of the related assets.

Annual rate of depreciation is as follows:

	%	Mainly %
Furniture and Office Equipment	10-15	10
Machinery and Equipment	10-33	15
Computers	20-33	33
Leasehold improvements	10-17	17

I.	Impairment of tangible and intangible assets.

At the end of each reporting period, the Company reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that the carrying amount is not recoverable. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). When an individual asset does not generate independent cash flows, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in profit or loss.

When an impairment loss subsequently reverses, the carrying amount of the asset (or a cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

J.	Intangible Assets

The Company amortizes intangible assets with definite lives on a straight-line basis over their estimated useful lives

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SciVac Ltd

Notes to consolidated financial statements

U.S. dollars in thousands

Annual rate of amortization is as follows:

%
License	10
Intellectual property	15

Amortization expenses for the years ended December 31, 2014, 2013 and 2012 amounted to $72,$70 and $21, respectively.

Expenditure on research activities is recognized as an expense in the period in which it is incurred.

An internally-generated intangible asset arising from development (or from the development phase of an internal project) is recognized if, and only if, all of the following have been demonstrated:

●	The technical feasibility of completing the intangible asset so that it will be available for use or sale;

●	The intention to complete the intangible asset and use or sell it;

●	The ability to use or sell the intangible asset;

●	How the intangible asset will generate probable future economic benefits;

●	The availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and

●	The ability to measure reliably the expenditure attributable to the intangible asset during its development.

The amount initially recognized for internally-generated intangible assets is the sum of the expenditure incurred from the date when the intangible asset first meets the recognition criteria listed above. Where no internally-generated intangible asset can be recognized, development expenditure is recognized in profit or loss in the period in which it is incurred.

Subsequent to initial recognition, internally-generated intangible assets are reported at cost less accumulated amortization and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

K.	Revenue recognition

Revenue is recognized when all the following conditions are satisfied:

●	The Company has transferred to the buyer the significant risks and rewards of ownership of the goods;

●	The Company retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

●	The amount of revenue can be measured reliably;

●	It is probable that the economic benefits associated with the transaction will flow to the Company; and

●	The costs incurred or to be incurred in respect of the transaction can be measured reliably.

The Company recognizes revenue from product sales when goods are shipped and title and risk of loss are transferred to its customers and the Company no longer retains continuing managerial involvement.

Milestone payments related to arrangements to provide R&D services for which the Company has continuing performance obligations are recognized as revenue upon achievement of the milestone only if all of the following conditions are met: the milestone payments are non-refundable; there was substantive uncertainty at the date of entering into the arrangement that the milestone would be achieved; the milestone is commensurate with either the Company’s performance to achieve the milestone or the enhancement of the value of the delivered item by the Company; the milestone relates solely to past performance; and the amount of the milestone is reasonable in relation to the effort expended or the risk associated with the achievement of the milestone.

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SciVac Ltd

Notes to consolidated financial statements

U.S. dollars in thousands

L.	Government grants

Government grants are not recognized until there is reasonable assurance that the Company will comply with the conditions attaching to them and that the grants will be received.

Government grants are recognized in profit or loss on a systematic basis over the periods in which the Company recognises as expenses the related costs for which the grants are intended to compensate. Specifically, government grants whose primary condition is that the Company should purchase, construct or otherwise acquire non-current assets are recognized as a deduction from the related asset in the consolidated statement of financial position and transferred to profit or loss on a systematic and rational basis over the useful lives of the related assets.

M.	Employee benefits

Short-term employee benefits:

Short-term employee benefits are benefits that are expected to be settled wholly before twelve months after the end of the annual reporting period in which the employees render the related services. These benefits include salaries, paid annual leave, paid sick leave, recreation and social security contributions and are recognized as expenses as the services are rendered. A liability in respect of a cash bonus or a profit-sharing plan is recognized when the Company has a legal or constructive obligation to make such payment as a result of past service rendered by an employee and a reliable estimate of the amount can be made.

Retirement benefit costs

Payments to defined contribution retirement benefit plans are recognized as an expense when employees have rendered service entitling them to the contributions.

For defined benefit retirement benefit plans, the cost of providing benefits is determined using the projected unit credit method, with actuarial valuations being carried out at the end of each annual reporting period. Remeasurement, comprising actuarial gains and losses, the effect of the changes to the asset ceiling (if applicable) and the return on plan assets (excluding interest), is reflected immediately in the statement of financial position with a charge or credit recognized in other comprehensive income in the period in which they occur. Remeasurement recognized in other comprehensive income is reflected in a capital reserve and will not be reclassified to profit or loss. Past service cost is recognized in profit or loss in the period of a plan amendment. Net interest is calculated by applying the discount rate at the beginning of the period to the net defined benefit liability or asset. Defined benefit costs are categorised as follows:

●	service cost (including current service cost, past service cost, as well as gains and losses on curtailments and settlements);

●	net interest expense or income; and

●	remeasurement.

The Company presents the first two components of defined benefit costs in profit or loss. Curtailment gains and losses are accounted for as past service costs.

The retirement benefit obligation recognized in the consolidated statement of financial position represents the actual deficit or surplus in the Company’s defined benefit plans. Any surplus resulting from this calculation is limited to the present value of any economic benefits available in the form of refunds from the plans or reductions in future contributions to the plans.

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SciVac Ltd

Notes to consolidated financial statements

U.S. dollars in thousands

N.	Income taxes

Income tax expense represents the sum of the tax currently payable and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from ‘profit before tax’ as reported in the statement of profit or loss and other comprehensive income because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Company’s current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from the initial recognition (other than in a business combination) of assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit. Deferred taxes are measured at the tax rate that is expected to apply when the asset is realized or the liability is settled, based on tax laws that have been enacted or substantively enacted by the reporting date.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

O.	Financial instruments

Financial assets and financial liabilities are recognized when a Company entity becomes a party to the contractual provisions of the instruments.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss-“FVTPL”) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognized immediately in profit or loss.

Financial assets

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables (including trade and other receivables) are measured at amortised cost using the effective interest method, less any impairment.

Interest income is recognized by applying the effective interest rate, except for short-term receivables when the effect of discounting is immaterial.

Impairment of financial assets

Financial assets, other than those at FVTPL, are assessed for indicators of impairment at the end of each reporting period. Financial assets are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been affected.

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SciVac Ltd

Notes to consolidated financial statements

U.S. dollars in thousands

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade receivables, where the carrying amount is reduced through the use of an allowance account. When a trade receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognized in profit or loss.

Financial liabilities and equity instruments

Classification as debt or equity

Debt and equity instruments issued by the Company are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by a group entity are recognized at the proceeds received, net of direct issue costs.

Financial liabilities

Financial liabilities are classified as either financial liabilities ‘at FVTPL’ or ‘other financial liabilities’.

Other financial liabilities

Other financial liabilities (including borrowings and trade and other payables) are subsequently measured at amortized cost using the effective interest method.

The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or (where appropriate) a shorter period, to the net carrying amount on initial recognition.

P.	Earnings (loss) Per Share

Basic profit (loss) per share is computed by dividing net profit (loss) by the weighted average number of shares outstanding during the period. Diluted profit (loss) per share is computed by dividing net profit (loss) by the weighted average number of shares outstanding and the impact of all dilutive potential Ordinary shares. There is no dilutive effect on the EPS for all periods presented.

Q.	Exchange rates

Balances denominated in or linked to currencies other than the NIS are presented according to the representative exchange rates published by the Bank of Israel as of the reporting date.

Data in respect of the NIS/dollar exchange rate is as follows:

Representative exchange rate of the dollar
(NIS per $1)
As of:
December 31, 2014	3.89
December 31, 2013	3.47
December 31, 2012	3.73

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SciVac Ltd

Notes to consolidated financial statements

U.S. dollars in thousands

%
Changes during:
Year ended December 31, 2014	12
Year ended December 31, 2013	(6.9)
Year ended December 31, 2012	(2.3)

R.	Operating lease

Operating lease payments are recognized as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed. Contingent rentals arising under operating leases are recognized as an expense in the period in which they are incurred.

S.	New and revised International Financial Reporting Standards (IFRSs)

New and revised IFRSs in issue but not yet effective

IFRS 9 Financial Instruments

In July 2014, the IASB issued the final and complete version of IFRS 9, “Financial Instruments” (“IFRS 9”), which replaces IAS 39, ” Financial Instruments: Recognition and Measurement”. IFRS 9 mainly focuses on the classification and measurement of financial assets and it applies to all assets in the scope of IAS 39.

IFRS 9 is to be applied for annual periods beginning on January 1, 2018. Early adoption is permitted.

The Company believes that the amendments to IFRS 9 are not expected to have a material impact on the financial statements.

IFRS 15 Revenue from Contracts with Customers

In May 2014, IFRS 15 was issued which establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. IFRS 15 will supersede the current revenue recognition guidance including IAS 18 Revenue, IAS 11 Construction Contracts and the related Interpretations when it becomes effective.

The core principle of IFRS 15 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Specifically, the Standard introduces a 5-step approach to revenue recognition:

Step 1: Identify the contract(s) with a customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

Under IFRS 15, an entity recognizes revenue when (or as) a performance obligation is satisfied, i.e. when ‘control’ of the goods or services underlying the particular performance obligation is transferred to the customer. Far more prescriptive guidance has been added in IFRS 15 to deal with specific scenarios. Furthermore, extensive disclosures are required by IFRS 15.

The Company has yet to determine if the implementation of IFRS15 will result in a significant impact on its financial statements.

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SciVac Ltd

Notes to consolidated financial statements

U.S. dollars in thousands

Amendments to IAS 16 and IAS 38 Clarification of Acceptable Methods of Depreciation and Amortization

The amendments to IAS 16 prohibit entities from using a revenue-based depreciation method for items of property, plant and equipment. The amendments to IAS 38 introduce a rebuttable presumption that revenue is not an appropriate basis for amortization of an intangible asset. This presumption can only be rebutted in the following two limited circumstances:

a)	When the intangible asset is expressed as a measure of revenue; or

b)	When it can be demonstrated that revenue and consumption of the economic benefits of the intangible asset are highly correlated.

The amendments apply prospectively for annual periods beginning on or after 1 January 2016. Currently, the Company uses the straight-line method for depreciation and amortization for its property, plant and equipment, and intangible assets, respectively. The Company believe that the straight-line method is the most appropriate method to reflect the consumption of economic benefits inherent in the respective assets and accordingly, the Company does not anticipate that the application of these amendments to IAS 16 and IAS 38 will have a material impact on the consolidated financial statements.

Amendments to IAS 19 Defined Benefit Plans: Employee Contributions

The amendments to IAS 19 clarify how an entity should account for contributions made by employees or third parties to defined benefit plans, based on whether those contributions are dependent on the number of years of service provided by the employee.

For contributions that are independent of the number of years of service, the entity may either recognise the contributions as a reduction in the service cost in the period in which the related service is rendered, or to attribute them to the employees’ periods of service using the projected unit credit method; whereas for contributions that are dependent on the number of years of service, the entity is required to attribute them to the employees’ periods of service.

The Company does not anticipate that the application of these amendments to IAS 19 will have a significant impact on the consolidated financial statements.

Annual Improvements to IFRSs 2010-2012 Cycle

The amendments to the basis for conclusions of IFRS 13 clarify that the issue of IFRS 13 and consequential amendments to IAS 39 and IFRS 9 did not remove the ability to measure short- term receivables and payables with no stated interest rate at their invoice amounts without discounting, if the effect of discounting is immaterial. As the amendments do not contain any effective date, they are considered to be immediately effective.

Note 3 - Critical accounting judgements and key sources of estimation uncertainty

The preparation of the financial statements in accordance with IFRS requires that the Company make a certain number of estimates and assumptions that may affect the carrying amounts of the Company’s assets, liabilities, equity and the net profit (loss). These estimates and assumptions mainly concern the pension obligations and deferred taxes. Estimates used by the Company in relation to these different areas and made on the basis of information available at the date the accounts are prepared are described in detail in each specific associated note.

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SciVac Ltd

Notes to consolidated financial statements

U.S. dollars in thousands

Note 4 – Inventory

	December 31
	2014	2013

Raw materials	$1,137	$695
Work in process	632	784
Finished goods	62	265
	$1,831	$1,744

Note 5 - Other current assets

	December 31
	2014	2013

Tax settlement receivable (Note 13)	$226	$-
Short-term deposits	126	23
Government authorities	54	34
Other current assets	37	-
Prepaid expenses	37	29
	$480	$86

Note 6 – Other current liabilities

	December 31
	2014	2013

Accrued expenses	$354	$572
Employees and payroll accruals	312	324
Government authorities	264	1,059
Liability for purchase of PPE relating to grant received from the Chief Scientist	-	414
Credit from banks	-	34
	$930	$2,403

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SciVac Ltd

Notes to consolidated financial statements

U.S. dollars in thousands

Note 7 – Property and equipment

	Furniture and office equipment	Machinery and equipment	Computer equipment	Leasehold improvements	Total
2014
Cost:
Balance as of 1/1/14	33	229	39	1,395	1,696
Additions	8	523	31	356	918
Balance as of 31/12/14	41	752	70	1,751	2,614

Accumulated depreciation:
Balance as of 1/1/14	(4)	(87)	(12)	(337)	(440)
Depreciation current year	(3)	(61)	(18)	(248)	(330)
Balance as of 31/12/14	(7)	(148)	(30)	(585)	(770)

Net balance as of 31/12/14	34	604	40	1,166	1,844
Currency translation adjustments					(119)
Net balance after translation adjustments					1,725

2013
Cost:
Balance as of 1/1/13	32	191	16	1,380	1,619
Additions	1	38	23	16	78
Balance as of 31/12/13	33	229	39	1,396	1,697

Accumulated depreciation:
Balance as of 1/1/13	(1)	(14)	(2)	(63)	(80)
Depreciation current year	(3)	(73)	(11)	(274)	(361)
Balance as of 31/12/13	(4)	(87)	(13)	(337)	(441)

Net balance as of 31/12/13	29	142	26	1,059	1,256
Currency translation adjustments					118
Net balance after translation adjustments					1,374

B.	In 2013, the Company received $394 grant from the Office of the Chief Scientist of Israel to purchase equipment for research and development.

Note 8 – Intangible assets

A. Composition

	December 31
	2014	2013
Cost:
License	567	635
Intellectual property	91	102
	658	737

Less - accumulated amortization	(204)	(159)

Net book value	454	578

21

SciVac Ltd

Notes to consolidated financial statements

U.S. dollars in thousands

NOTE 9 – Segments results

A.	IFRS 8, Operating Segments, establishes standards for reporting information about operating segments. The following information is provided in accordance with the requirements of IFRS 8 and is consistent with how business results are reported to the chief operating decision maker

Management evaluates the Company at the corporate level and operating results are reported to the CODM (Chief Operating Decision Maker) on an aggregate basis rather than by type of activity. Management believes this basis of reporting is the most informative representation of how the business of the Company is organized and managed.

B. Revenues

	Year ended December 31
	2014	2013	2012
Sales of products	1,176	740	945
Contract R&D services	1,692	921	1,959
	2,868	1,661	2,904

C. Revenues by geographic areas

	Year ended December 31
	2014	2013	2012
Israel	1,418	876	1,189
Estonia	1,445	738	1,177
Russia	-	-	478
Other	5	47	60
	2,868	1,661	2,904

D. All company’s long lived assets are located in Israel.

E. Major customers

Revenue from major customers each of whom amounts to 10% or more, of total revenues:

	Year ended December 31
	2014	2013	2012
Customer 1 (related party)	50%	30%	57%
Customer 2	29%	25%	23%
Customer 3	11%	16%	(* )
Customer 4	(* )	14%	-

(*) Represents revenues that are lower than 10% of total revenue

Note 10 – Cost of revenues

	Year ended December 31
	2014	2013	2012
Salaries and related benefits	1,144	1,561	983
Raw materials	1,423	1,107	1,102
Depreciation & Amortization	216	226	43
Electricity & Maintenance	323	467	341
Other	593	625	63
	3,699	3,986	2,532

22

SciVac Ltd

Notes to consolidated financial statements

U.S. dollars in thousands

Note 11 – Financial expenses (income), net

	Year ended December 31
	2014	2013	2012
Financial expenses:
Deemed interest on related party loan	552	3,387	2,617
Interest on related party loan	389	167	-
Other financial expenses	50	41	18
Foreign exchange differences	1,607	-	-
	2,598	3,595	2,635
Financial income:
Foreign exchange differences	-	(348)	(271)

Financial expenses, net	2,598	3,247	2,364

Note 12 – Employee benefits

Defined contribution plans

The Group operates defined contribution retirement benefit plans for all qualifying employees in accordance with the Israeli law. The assets of the plans are held separately from those of the Group in funds under the control of trustees.

The total expense recognized in profit or loss of $88 (2013: $111, 2012: $70) represents contributions payable to these plans by the company at rates specified in the rules of the plans.

Defined benefit plans

Israel’s labor laws and the Law “severance pay, 1963” (here is: “the law”), require the Company to pay severance pay to employees during dismissal, disability and retirement. Legal retirement age now stands at 64 for women and 67 for men. Thus, under the plan, an employee who was employed by the company for at least one year (and in the circumstances defined by the law) and was fired by the company after the said period is entitled to severance pay. The rate of compensation listed in the law is the employee’s final salary for each year of employment.

Under the program, the Company is obligated for depositing amounts at the rate fixed by law (since 1.1.2008), to ensure the accrual of such a severance pay due to the employee as above. As was defined in extension order (consolidated version) for pension obligation under the Collective Agreements Act 1957, in the reporting period the Company’s provisions for compensation rate is 8.33% which will be deposited in a pension fund/insurance severance fund.

The plans typically expose the Group to actuarial risks such as: investment risk, interest rate risk, longevity risk and salary risk. No other post-retirement benefits are provided to these employees.

The most recent actuarial valuation of the plan assets and the present value of the defined benefit obligation were carried out at December 31, 2014 by an external actuary with a Diploma in Actuarial Science and Msc in Actuarial Science from CITY University London. The present value of the defined benefit obligation, and the related current service cost, were measured using the projected unit credit method.

23

SciVac Ltd

Notes to consolidated financial statements

U.S. dollars in thousands

The principal assumptions used for the purposes of the actuarial valuations were as follows:

	Valuation at
	31/12/14	31/12/13
Discount rate(s):	4%	4.2%
Expected rate(s) of salary increase (nominal)	1%	0%
Retirement age
males	67	67
females	64	64
Withdrawl rates	Effective flat 7.5%
Mortality rates	Locally used tables

Movements in the present value of the defined benefit obligation in the current year were as follows:

	Year ended December 31
	2014	2013	2012
Opening defined benefit obligation	330	262	255
Current service cost	49	53	56
Interest cost	13	11	11
Remeasurement (gains)/losses:
Actuarial gains and losses arising from changes in demographic assumptions	-	-	-
Actuarial gains and losses arising from changes in financial assumptions	5	1	2
Actuarial gains and losses arising from experience adjustments	(9)	16	3
Benefits paid	-	(35)	(71)
Exchange differences resulting from translation to presentation currency	(40)	22	6

Closing defined benefit obligation	348	330	262

Movements in the fair value of the plan assets in the current year were as follows:

	Year ended December 31
	2014	2013	2012
Opening Fair Value	301	246	242
Interest income	13	11	12
Transfer of yield from plan asset	(8)	(11)	(8)
Contributions to plan assets	48	48	52
Return on plan assets (excluding amounts included in net interest expense)	(* )	20	14
Benefits paid from plan assets	-	(33)	(72)
Exchange differences resulting from translation to presentation currency	(36)	20	6

Closing Fair Value	318	301	246

(*) Represents an amount smaller than $1 thousand

24

SciVac Ltd

Notes to consolidated financial statements

U.S. dollars in thousands

The amount included in the statement of financial position arising from the entity’s obligation in respect of its defined benefit plans is as follows:

	Year ended December 31
	2014	2013	2012
Present value of funded defined benefit obligation	348	330	262
Fair value of plan assets	(318)	(301)	(246)
Funded status	30	29	16

Net liability arising from defined benefit obligation	30	29	16

Components of defined benefit costs recognized in profit or loss and other comprehensive income:

	Year ended December 31
	2014		2013	2012

Service cost	49		53	56
Net interest expense	(*	)	-	(1)
Transfer of yield from plan asset	8		11	8
Components of defined benefit costs recognized in profit or loss	57		64	63
Remeasurement on the net defined benefit liability:
Return on plan assets (excluding amounts included in net interest expense)	(*	)	(20)	(13)
Actuarial gains and losses arising from changes in demographic assumptions	-		-	-
Actuarial gains and losses arising from changes in financial assumptions	5		1	2
Actuarial gains and losses arising from experience adjustments	(9)		16	3
Components of remeasurement recognized in other comprehensive income	(4)		(3)	(8)

(*) Represents an amount smaller than $1 thousand

Sensitivity analysis

Sensitivity of Obligation to major assumptions - 31.12.2014 report

Increase in rate by 1% means absolute percentage i.e. from 5% to 6%.

Discount Rate	Effect On Obligation	Salary Increase Rate	Effect On Obligation	Total Withdrawal Rate	Effect On Obligation
Decrease by 1%	1.1%	Increase by 1%	1.6%	5.0%	-1.2%
Increase by 1%	-0.7%	Increase by 2%	3.5%	10.0%	2.1%

Values of sensitivity assumptions were considered as thought relevant per assumption.

Note 13 – Income taxes

●	Until the year 2007, the Company reported for tax purposes under the provisions of the Income Tax (Inflation Adjustments) Law- 1985. Under this law, operating results for tax purposes are measured in real terms, based on changes in the CPI.

25

SciVac Ltd

Notes to consolidated financial statements

U.S. dollars in thousands

●	On February 26, 2008 a new law for amending the Income Tax Law was passed in the Knesset - “Income Tax Ordinance (No. 20), 2008”. The new law ends the application of inflationary adjustments on taxable income starting 2008 tax year.

●	The Company has received final tax assessments until the year ended December 31, 2012.

●	On December 5, 2011 the Knesset approved the Law to Change the Tax Burden (Legislative Amendments) – 2011. According to the law, the tax reduction that was provided in the Economic Efficiency Law, as aforementioned, will be cancelled and the regular company statutory tax rate will be 25% as from 2012.

●	On July 30, 2013, the Israeli Knesset approved the third reading of “The Arrangements” Law (hereinafter: “The Law”).

The principal point of the Taxation Chapter of the Law in respect of the Company’s business is the increase of the corporate tax rate, starting in 2014, to a rate of 26.5% (an increase of 1.5%).

●	Tax loss carryforward:

The Company’s tax loss carryforwards were approximately $5,200 as of December 31, 2014. Such losses can be carried forward indefinitely to offset any future taxable income of the Company. The Company did not recognize any deferred tax assets in respect of these loss carryforwards because it does not anticipate that it would have taxable income in the foreseeable future.

●	Tax assessments through 2012:

The balance as of December 31, 2013, includes provision of $1,059 for tax positions which are uncertain of being sustained. The liability is in respect of the application of intercompany transactions. The Company recognized accrued interest and linkage expenses related to unrecognized tax benefits as tax expenses.

As of December 31, 2014 the Company signed an Income Tax Assessments Agreement for 2008-2012, with the Israeli Tax Authorities (the “Assessment Agreement”) regarding the assessments for 2008-2012. As a result of the assessment the Company recorded liability of NIS 1,026 thousands ($264). The additional tax arising from this agreement shall be paid in 12 equal instalments with interest (4%).

On December 31, 2014, the Company entered into a settlement agreement with FDS and SciGen Singapore (the “Settlement Agreement”) related to SciGen Singapore liability under the Share Purchase Agreement of November 10, 2011 by and between SciGen Singapore and FDS. Under the terms of this settlement agreement, SciGen Singapore would cover the cost of the income tax assessed on the Company under the Assessment Agreement in the principal amount of $255 plus linkage and interest as well as half the out of pocket expenses incurred by the Company in connection with the tax assessment in the amount of $16. The receivable has been recorded as a contribution to equity in the amount of $ 280. SciGen Singapore shall be entitled to deduct outstanding royalties owed to it by the Company, which as of the date of the Settlement Agreement was $54 as well as any future royalties that the Company is required to remit, until payment in full of the above-mentioned amounts.

●	Income tax benefit in profit and loss:

The income tax benefit recorded in profit and loss for the years 2014, 2013 and 2012 in the amounts of $359, $176 and $4,400, respectively arise from the recognition of deferred tax assets in respect of carryforwards losses against deferred tax liabilities recorded for temporary taxable differences, in respect of related party loans that were recorded directly in equity.

In addition, in 2014 the Company recognized a tax benefit of $760 due to a reversal of a provision in respect of prior years, tax positions (see above).

26

SciVac Ltd

Notes to consolidated financial statements

U.S. dollars in thousands

Foreign tax rates

Taxable income of SciVac US was subject to tax at the estimated rate of 34% in 2014.

Note 14 – Commitments and contingent liabilities

1.	Under a rental agreement for its premises, signed on June 2006, the Company is committed to pay $121, per year as rental costs. The agreement is effective from November 2006 until October 2011.In January 2012, the rental agreement was extended for a period of 5 years until January 2017. The annual cost was approximately $250. The rental cost is linked to the CPI and was increased by 5% at January 2013. Per the terms of the rental agreements, the Company is obligated to obtain bank guarantee equal to 6 months payments.

2.	Under the License Agreement (as defined in Note 15C below), the Company is committed to pay Ferring royalties equal to 7% of Net Sales (as defined therein). The expenses were recorded in cost of sales in the amount of $76, $42, $68 for the years ended December 31, 2014, 2013 and 2012, respectively. In addition, the Company is committed to pay 30% of any and all non-royalty consideration, in any form, received by Company from such Sub-Licensee (other than consideration based on Net Sales for which a royalty is due under the License Agreement), provided that the payment of 30% shall not apply to a grant of rights in or relating to: (i) the Territory as such term was defined prior to the Amendment dated January 24, 2005; or (ii) the Berna Territory (as defined in the License Agreement).

The Company is to pay Ferring the above-mentioned royalties on a country by country basis until the date which is ten (10) years after the date of commencement of the first Royalty Year in respect of such country (“License Period”). Upon expiry of the full term of the first License Period having commenced, the Company shall have the option to extend the License Agreement in respect of all the countries that still make up the Territory (as defined in the License Agreement) (as from the respective date of expiry) for an additional seven (7) years by payment to Ferring of a one-time lump sum payment of $100. Royalties will continue to be payable for the duration of the extended License Periods. When the license has been in effect for, and elapsed after, a seventeen (17) year License Period with respect to a country in the Territory, the Company shall thereafter have a royalty-free license to Market (as defined in the License Agreement) in such country and when all the License Periods have expired in each country in the Territory, a royalty-free license to manufacture the Product in India and the PRC.

3.	Under the Assignment and Assumption Agreement (as defined in Note 15C below), the Company undertook all of FDS’s obligations towards SciGen Singapore pursuant to the Assignment Agreement (as defined in Note 15C below). Among FDS’s obligations under the Assignment Agreement, the payment of royalties to SciGen Singapore equal to 5% of Net Sales. The expenses were recorded in cost of sales in the amount of $74, $30, $49 for the years ended December 31, 2014, 2013 and 2012, respectively.

Note 15 – Transactions with related parties

A. Transactions with related parties

	Year ended December 31
	2014	2013	2012
Revenue	1,444	737	1,671
Financial expenses	509	3,388	2,617

27

SciVac Ltd

Notes to consolidated financial statements

U.S. dollars in thousands

SciVac entered into an agreement with Pharmsynthez, dated October 3, 2012, as amended on November 20, 2013, to purchase from Pharmsynthez certain pharmaceutical goods for an aggregate purchase price of $22.

SciVac entered into an agreement with Pharmsynthez dated October 23, 2012, as amended on November 11, 2013 and November 23, 2013, to purchase from Pharmsynthez certain pharmaceutical goods for an aggregate purchase price of $469.

SciVac entered into an agreement with Pharmsynthez on January 21, 2014 to receive from Pharmsynthez certain pharmaceutical goods free of charge. The aggregate value of the pharmaceutical good received by SciVac pursuant to the agreement was approximately $180.

B. Balance with related parties

	December 31
	2014	2013
Loans (Note 15D)	9,265	4,035
Capital Note	514	23,972
Short- term deferred revenue	1,704	1,403
Long- term deferred revenue	1,826	1,920

C. Related details

1.	Pursuant to the Share and Debt Purchase Agreement dated June 5, 2012, by and between the Company, FDS, Opko Holdings Israel Ltd. (“OPKO Israel”), Opko Cayman and OPKO Health (the “SDPA”), on October 16, 2012, OPKO Israel acquired 45% stock ownership in the Company from FDS and OPKO Inc. acquired half of the debt that the Company owes FDS. On October 16, 2012, the Company also entered into an Assignment and Assumption Agreement with FDS and SciGen Singapore (the “Assignment and Assumption Agreement”), the Company acquired the rights to the license from FDS and therefore assumed all of FDS’s obligations vis-à-vis SciGen Singapore under (a) the License Agreement between SciGen Singapore and Savient Pharmaceuticals Inc. (“Savient”), and (b) the Assignment Agreement between FDS and SciGen Singapore dated February 14, 2012 (the “Assignment Agreement”). The License Agreement was assigned by Savient to Ferring International Center S.A. (“Ferring”) on July 18, 2005. Included among these obligations is the requirement to pay SciGen Singapore the sum of US$1,500 in addition to the $150 already remitted to SciGen Singapore by FDS. The FV of the license as determined by an independent appraiser was $578 and the difference ($1072) between the FV and the amount paid to Sci Gen on behalf of FDS was accounted for as a reduction of equity.

2.	As part of the SDPA, the Company and SciGen Singapore entered into a Pledge Agreement and a Debenture-Floating Charge, both a fixed charge and a floating charge were recorded on the Company’s assets until the entire US$1,500 has been remitted to SciGen Singapore. The payment was completed during 2013.

Until February 14, 2012 the related party loan was linked to the Singapore Dollar. This loan was converted into a capital note and issued to FDS on June 12, 2012 and upon the closing of the SDPA, the Company cancelled such capital note and replaced it with capital notes in the amount of $1,207 and NIS 59,979 thousands ($15,419) to each of FDS and OPKO Inc. In addition, the Company undertook remission of $75 to each of FDS and OPKO Israel, in order to repay the amount already remitted by FDS to Ferring under the License Agreement. Since the capital notes with the related parties do not include any interest, the Company calculated the fair value of the deemed interest (approximately $ 13,000 net of income taxes, see Note 13) and reflected it as a discount from the capital notes (to be expensed over the term of the capital notes) with a corresponding credit to additional paid-in capital.

28

SciVac Ltd

Notes to consolidated financial statements

U.S. dollars in thousands

On January 1, 2014 (a) OPKO Israel transferred its 556 ordinary shares of SciVac to OPKO Health; (b) OPKO Cayman assigned the capital notes issued to it to OPKO Health.

3.	On January 1, 2014 the capital notes held by FDS and OPKO Health in the total amount of $2,414 and NIS 119,958 thousands ( carrying amount of $23,972) were converted into additional paid-in capital.

4.	On November 15, 2012, the Company entered into separate loan agreements with each of FDS and OPKO Inc. (the “Lenders”), pursuant to which each of the Lenders remitted a loan in the amount of $300 due on November 14, 2013. The loans repayment date is automatically extended, each time for one additional year. The loans bear interest at a rate of 7% per annum.

5.	On April 26, 2013, SciVac entered into a Development and Manufacturing Agreement with Xenetic Biosciences plc, a public company organized under the laws of England, Kevelt AS (“Kevelt”), a company incorporated under the laws of Estonia and a wholly owned subsidiary of Pharmsynthez JSC, pursuant to which SciVac agreed to develop the manufacturing process for the production of clinical and commercial quantities of certain materials in drug substance form, containing the active pharmaceutical ingredients Polysialic Acid and human recombinant Dornase Alpha for an aggregate amount of $4,279. The foregoing ingredients relate to SciVac’s development of S-Graft. The parties are subject to certain confidentiality obligations. The original term of the Agreement was for a period of one year commencing on April 26, 2013, but pursuant to the terms of the agreement, the term automatically renews thereafter for successive additional one year periods, unless the parties fail to agree on the terms applicable to any renewal term and either party provides at least 30 days’ prior written notice of non-renewal to the other.

6.	SciVac entered into a services agreement with OPKO Biologics Ltd. (“OPKO Bio”), dated as of March 15, 2015, pursuant to which SciVac agreed to provide certain aseptic process filling services to OPKO Bio for a term of three years. Payment terms under this agreement are determined in accordance with invoices sent by SciVac to OPKO Bio for services rendered. OPKO Bio may terminate this agreement at any time by providing 60 days prior written notice to SciVac. Either party may otherwise terminate the agreement due to the other party’s insolvency or uncured material breach. The parties are subject to non-solicit obligations during the term of the agreement and for one year thereafter. In addition, neither party may assign the agreement without the prior written consent of the other party.

7.	The Company entered into two agreements with Open Joint Stock Company (“OJSC Pharmsynthez”), an affiliated entity of FDS:

●	Exclusive Distribution Agreement between OJSC Pharmsynthez and the Company, dated December 29, 2014.

●	Material Transfer Agreement between the Company, Pharmsynthez OSO and Ferring, dated April 14, 2014.

●	On December, 29, 2014, SciVac entered into an exclusive distribution agreement with Pharmsynthez, pursuant to which SciVac appointed Pharmsynthez as the exclusive distributor of Sci-B-Vac™ in the Russian Federation for a term of five years. The term of the agreement will automatically be renewed for an undefined period upon the expiration of the initial term, unless either party provides written notice to the other party at least 90 days prior to the termination of the initial term. The agreement provides that Pharmsynthez must purchase certain minimum quantities of Sci-B-Vac™ per each quarter during the term of the agreement, and failure to do so will entitle SciVac to either terminate Pharmsynthez’s exclusivity rights or terminate the agreement. SciVac may also terminate the agreement upon 30 days prior written notice if Pharmsynthez distributes Sci-B-Vac™ outside of the Russian Federation. Pharmsynthez is subject to non-compete and non-assignment obligations during the term of the agreement.

●	SciVac entered into a material transfer agreement with Pharmsynthez and Ferring, dated as of April 30, 2014, pursuant to which SciVac and Pharmsynthez agreed to provide rhDNase Imaterial to Ferring for research purposes. The agreement has a one year term but the parties are permitted to terminate the agreement at any time by providing 30 days prior written notice to the other parties. Under this agreement, Ferring retains ownership of all information, results, data and information generated or discovered by it during the term of the agreement which are capable of research or commercial use in the treatment of infertility. No party may assign the agreement without obtaining the prior written consent of the other parties.

29

SciVac Ltd

Notes to consolidated financial statements

U.S. dollars in thousands

8.	On June 19, 2014, the Company entered into a Share Purchase and Loan Agreement with HS Contrarian Investments, LLC (“Contrarian”) and Greenstone Capital, LLC (“Greenstone”), pursuant to which each of Contrarian and Greenstone purchased 56 Ordinary Shares of the Company and received a capital note in the amount of $500 each bearing no interest. The repayment date has not yet been determined but it will not be prior to five years from the date of the capital note. Of the consideration received $471 was allocated to capital notes using an effective rate of approximately 15%. The balance of $529 was credited to equity. Following this agreement, the current shareholders of the Company are OPKO Israel, FDS, Contrarian and Greenstone. Each of OPKO Israel and FDS hold approximately 45% of the Company on a fully diluted basis and each of Contrarian and Greenstone hold approximately 5%.

D. Loans

In 2013 and 2014, the Company received loans from its shareholders and their affiliates in the amount of approximately $3,980 and $5,578, respectively. These loans either bear no interest or bear interest at the rate of 3%, 4.5% per annum or 10% per annum. The loans are repayable within one year from date of receipt but are automatically extended for an additional year unless otherwise agreed between the parties. The Company calculated the fair value of these loans in the amount of $3,050 and $4,141 in 2013 and 2014, respectively. The differences between the principal amount of the loan and their fair value in the amount of $930 and $1,437, respectively to be expensed over the term of the loan were recorded as an increase in equity, net of income taxes (see Note 13).

Note 16 - Share Capital

	December 31, 2013		December 31, 2014
	Authorized	Issued and outstanding	Authorized	Issued and outstanding

Ordinary Shares of NIS 1 par value	100,000	1,112	100,000	1,242

Ordinary shares confer upon their holders Pari Passu, the right to receive notice of, and to participate in, all general meetings of the Company, to vote in such meetings, to receive dividends, and to participate in the distribution of the surplus assets of the Company in the event of liquidation of the Company.

OCI reserves

	December 31
	2014	2013
Remeasurement reserves of defined benefit plan	15	11
Translation reserves	(963)	(1,980)
Total OCI reserves	(948)	(1,969)

30

SciVac Ltd

Notes to consolidated financial statements

U.S. dollars in thousands

Note 17 - Financial risk management

Foreign currency risk management

The Company undertakes transactions denominated in foreign currencies. Consequently, exposures to exchange rate fluctuations arise. The carrying amounts of the Group’s foreign currency denominated monetary assets and monetary liabilities at the end of the reporting period are as follows:

	Liabilities		Assets
	31/12/14	31/12/13	31/12/14	31/12/13

Dollar	8,457	5,371	-	-

Foreign currency sensitivity analysis

The following table details the Company’s sensitivity to a 5% increase and decrease in the Israeli shekel against the relevant foreign currencies. The sensitivity analysis includes only outstanding foreign currency denominated monetary items and adjusts their translation at the period end for a 5% change in foreign currency rates. The sensitivity analysis includes Loan from related parties that are denominated in US Dollars. A positive number below indicates an increase in profit or equity where the shekel strengthens 5% against the relevant currency. For a 5% weakening of the shekel against the relevant currency, there would be a comparable impact on the profit or equity, and the balances below would be negative.

	Dollar
	2014	2013

Profit / (loss)	423/(423)	269/(269)	(i)

(i)	This is mainly attributable to the exposure outstanding on US Dollars Loans from related parties in the Company at the end of the reporting period.

Note 18 – Subsequent events

Loans

a)	The Company received loans from or on behalf of Guardum and OPKO on January 27 and February 8, 2015, in the amounts of $50 and $200, respectively. The loans bear interest of 4.5% per annum. The loans are due one year from date of remittance but are automatically extended, each time for one additional year, unless otherwise agreed in writing by the parties.

b)	On April 20, 2015, the Company entered into a license agreement (the “CLS License Agreement”) with CLS Therapeutics Limited, a Guernsey company (“CLS”), pursuant to which, CLS has granted to SciVac, effective as of the completion of the Arrangement (the “Effective Time”), an exclusive, worldwide, perpetual and fully paid-up license (including the right to sublicense) to all of CLS’ patents, know-how and related improvements with respect to the Deoxyribonuclease enzyme (“DNASE”), including the exclusive right to research, develop, manufacture, have manufactured, use, sell, offer for sale, import, export, market and distribute products with respect to DNASE for all indications, including, without limitation, the prevention and treatment of graft-versus-host disease (“GVHD”) using the most advanced application using the DNASE technology (collectively, the “Licensed Technology”).

31

SciVac Ltd

Notes to consolidated financial statements

U.S. dollars in thousands

Pursuant to the CLS License Agreement, SciVac agreed to issue to CLS a number of common shares of SciVac, which, at the Effective Time, will become immediately exchangeable pursuant to the Arrangement for common shares of Levon which will result in approximately 19.5% of Levon immediately following completion of the Arrangement.

SciVac may terminate the CLS License Agreement at any time by providing CLS 30 days’ notice. The CLS License Agreement is not otherwise terminable by either party, other than in the case of an uncured material breach by the other party, the granting of a winding-up order in respect of the other party or upon certain events of bankruptcy or insolvency. The CLS License Agreement additionally includes certain customary confidentiality and indemnification provisions.

32

Attachment C

Unaudited Condensed Consolidated Financial Statements for the Nine Months Ended September 30, 2015

VBI Vaccines Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	September 30, 2015	December 31, 2014

CURRENT ASSETS
Cash and cash equivalents	$11,009,396	$12,604,273
Investment tax credits receivable	167,543	133,696
Prepaid expenses and deposits	557,920	400,827
Government receivables	71,529	33,590
	11,806,388	13,172,386

DEFERRED FINANCING COSTS, NET	251,784	395,184
PROPERTY AND EQUIPMENT, NET	130,527	106,500
INTANGIBLES, NET	388,346	380,148

	$12,577,045	$14,054,218

CURRENT LIABILITIES
Accounts payable	$1,076,618	$650,142
Accrued liabilities	1,004,521	568,535
Deferred revenue	7,485	-
Current portion of long-term debt	900,000	375,000
	2,988,624	1,593,677

LONG-TERM DEBT, NET	1,419,950	1,770,374

	4,408,574	3,364,051

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock (authorized 200,000,000; issued 23,030,260; par value $0.0001) (2014 - issued 20,012,760)	2,304	2,002
Convertible preferred stock (authorized 30,000,000; issued 2,996,482; par value $0.0001) (2014 - issued 2,996,482)	299	299
Warrants	1,027,000	1,027,000
Additional paid-in capital	86,186,333	79,098,591
Accumulated other comprehensive income (loss)	27,575	67,513
Accumulated deficit	(79,075,040)	(69,505,238)
	8,168,471	10,690,167
	$12,577,045	$14,054,218

See accompanying Notes to Consolidated Financial Statements

1

VBI Vaccines Inc. and Subsidiaries

Consolidated Statements of Comprehensive Loss

(Unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2015	2014	2015	2014

Collaboration revenue	$137,515	$-	$388,475	$-

Operating expenses:
Research and development	2,503,115	867,035	5,120,051	1,898,728
General and administration	1,667,558	5,691,492	4,278,764	7,898,872
Total operating expenses	4,170,673	6,558,527	9,398,815	9,797,600

Loss from operations	(4,033,158)	(6,558,527)	(9,010,340)	(9,797,600)

Interest expense	(91,250)	(58,136)	(272,250)	(865,835)
Foreign exchange gain (loss)	19,718	(57,107)	36,358	(50,962)
Accretion of debt discount	(107,601)	(61,504)	(324,576)	(61,504)
Interest income	245	2,640	1,006	2,836

NET LOSS	$(4,212,046)	$(6,732,634)	$(9,569,802)	$(10,773,065)

Currency translation adjustment	56,899	5,401	39,938	(38,005)

COMPREHENSIVE LOSS	$(4,155,147)	$(6,727,233)	$(9,529,864)	$(10,811,070)

Loss per share of common stock, basic and diluted	$(0.20)	$(0.46)	$(0.47)	$(1.88)

Weighted-average number of common shares outstanding, basic and diluted	21,599,244	14,703,833	20,541,588	5,745,478

See accompanying Notes to Consolidated Financial Statements

2

VBI Vaccines Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30
	2015	2014

NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING ACTIVITIES:

OPERATING
Net loss	$(9,569,802)	$(10,773,065)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization of property and equipment and intangibles	98,050	84,066
Amortization of deferred financing costs	143,401	165,909
Stock-based compensation expense	820,100	281,800
Accretion of debt discount	324,576	61,504
Interest accrued on convertible notes	-	812,832
Stock-based compensation for services	44,800	-
Stock-based merger transaction costs	-	3,321,537
Net change in operating working capital items	633,583	129,451
	(7,505,292)	(5,915,966)

INVESTING
Funds held in escrow	-	777,746
Acquisition of property and equipment	(75,400)	(64,168)
Acquisition of intangibles	(112,077)	(18,234)
Proceeds from the sale of property and equipment	1,124	-
	(186,353)	695,344

FINANCING
Proceeds from exercise of stock options	-	1
Proceeds from issuance of common shares	6,285,700	15,214,561
Proceeds from issuance of preferred shares	-	1,035,135
Share issue costs	(62,556)	(796,247)
Proceeds from convertible notes	-	1,500,000
Financing costs on notes converted to shares	-	(134,088)
Proceeds from long-term debt	-	3,000,000
Financing costs of long-term debt	-	(471,345
Repayment of long-term debt	(150,000)	-
	6,073,144	19,348,017

Effect of exchange rate changes on cash and cash equivalents	23,624	45,802

CHANGE IN CASH AND CASH EQUIVALENTS FOR THE PERIOD	(1,594,877)	14,173,197
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	12,604,273	624,419

CASH AND CASH EQUIVALENTS, END OF PERIOD	$11,009,396	$14,797,616

Supplementary information:
Interest paid	$272,250	$53,000
Non-cash investing and financing:
Issuance of common stock in connection with conversion of notes payable	$-	$20,765,988
Issuance of preferred stock in connection with conversion of notes payable	$-	$520,572
Issuance of common stock for services	$44,800	$-
Debt discount on long-term debt	$-	$1,027,000

See accompanying Notes to Consolidated Financial Statements

3

VBI Vaccines Inc. and Subsidiaries

Notes to Consolidated Financial Statements

 (Unaudited)

1. NATURE OF BUSINESS AND CONTINUATION OF BUSINESS

Nature of business

The Company, VBI Vaccines Inc. (formerly Paulson Capital (Delaware) Corp. (“Paulson”)), a Delaware corporation (the “Company” or VBI”), is dedicated to the innovative formulation, development and delivery of safe and effective vaccines that expand and enhance vaccine protection in both established and emerging markets. VBI, its wholly-owned subsidiary, Variation Biotechnologies (US), Inc. (“VBI US”) and Variation Biotechnologies, Inc. (“VBI Cda”) a Canadian company and the wholly-owned subsidiary of VBI US, are collectively referred to as the “Company”.

As further described in Note 9, Subsequent Events, on October 26, 2015, the Company, SciVac Therapeutics Inc., a corporation organized under the laws of British Columbia, Canada (“SciVac”), and Seniccav Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of SciVac (the “Sub”), entered into an Agreement and Plan of Merger (the “SciVac Merger Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions, the Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of SciVac (the “Proposed Merger”). The SciVac Merger Agreement also contemplates the closing of public or private equity financing with aggregate gross proceeds of at least $25 million contemporaneously with the SciVac Merger and includes various closing conditions standard to transactions of this nature. The transaction is expected to close during the first quarter of 2016 and is not expected to have a significant impact on the current research operations of the Company.

Planned Principal Operations

The Company is a pharmaceutical company developing novel technologies that seek to expand vaccine protection in large, underserved markets. The Company has developed an enveloped “Virus Like Particle” or “eVLP” vaccine platform that allows for the design of enveloped virus-like particle vaccines that closely mimic the target viruses. Using this proprietary technology platform, the Company has undertaken specific projects related to human cytomegalovirus (“CMV”) and other antigens. To date in 2015, the Company has prepared several batches of vaccine for a toxicology trial, for a proposed Phase I clinical trial and for other regulatory purposes. The Company expects to advance its first product candidate into Phase I clinical trials during the first half of 2016.

On September 8, 2015, the Company announced that VBI Cda had been awarded up to $350,000 Canadian dollars (“CAD”) in grant funding by the National Research Council-Industrial Research Assistance Program (“NRC-IRAP”) to apply VBI’s eVLP platform in the development of a respiratory syncytial virus (“RSV”) vaccine candidate. In addition, on October 8, 2015 the Company announced that it has applied its eVLP platform in the development of a novel therapeutic vaccine candidate for glioblastoma multiforme (“Glioblastoma” or “GBM”) with Columbia University’s Brain Tumor Center.

All costs incurred to-date by the Company have directly or indirectly contributed to the advancement of these projects. The Company has not deferred or capitalized any costs related to any of these projects.

The Merger

On May 8, 2014, Paulson and VBI Acquisition Corp., a special purpose wholly owned subsidiary of Paulson (the “Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions, the Merger Sub would merge with and into VBI US (the transaction referred to as the “Merger”), with VBI US surviving as a wholly owned subsidiary of Paulson. VBI US was incorporated on December 20, 2006 under the laws of the State of Delaware. On December 28, 2006, VBI US completed a private round of financing and contemporaneously acquired, through an exchange of shares, all of the outstanding common shares of VBI Cda, a Canadian company incorporated on August 24, 2001 under the Canada Business Corporations Act.

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On July 14, 2014, Paulson held a Special Meeting of Stockholders at which 67.4% of the outstanding shares of Paulson’s common stock were cast and more than 98% of the votes cast were voted in favor of each of a group of proposals related to the Merger.

On July 25, 2014, the Merger closed and Paulson changed its name to VBI Vaccines Inc. Beginning on July 29, 2014, the Company’s stock began trading on The NASDAQ Capital Market under the symbol “VBIV” following the consummation of a 1 for 5 reverse split.

The financial statements of VBI US are treated as the historical financial statements of the combined company, with the results of Paulson being included from July 25, 2014.  The equity of VBI US has been retroactively restated to reflect the number of shares issued in the transaction.

Continuation of business and liquidity

The Company has not generated any product revenues and has incurred operating losses since inception. There is no assurance that profitable operations will ever be achieved, and if achieved, could be sustained on a continuing basis. In addition, development activities, clinical and preclinical testing, and commercialization of the Company’s product candidates will require significant additional financing. The Company’s accumulated deficit as of September 30, 2015 was $79.1 million and the Company expects to incur substantial losses in future periods. The Company plans to finance future operations with a combination of existing cash reserves, proceeds from the issuance of equity securities, the issuance of additional debt, and revenues from potential collaborations, if any. The Company has not generated positive cash flows from operations, and there is no assurance that it will be successful in obtaining an adequate level of financing for the development and commercialization of planned product candidates.

As of September 30, 2015, the Company had approximately $11 million of cash and working capital of $8.9 million. The Company will require significant additional funds to conduct pre-clinical research for new vaccine candidates, conduct clinical and non-clinical trials, achieve regulatory approvals, and, subject to such approvals, commercially launch its products. The Company has funded its operations to date through the issuance of convertible preferred stock, the issuance of common stock, the issuance of secured convertible and other notes payable to certain stockholders and financial institutions, and funding received from government research and development grants. The Company’s long-term success and ability to continue as a going concern is dependent upon obtaining sufficient capital to fund the research and development of its products, to bring about their successful commercial release, to generate revenue and, ultimately, to attain profitable operations or alternatively advance the products and technology to such a point that an acquirer would find the Company attractive. The Company’s cash and cash equivalents balance as of September 30, 2015 are expected to be adequate to fund the Company’s operations into the second half of 2016, however, the Company intends to explore financing opportunities to provide additional working capital. The Company cannot be certain that additional financing will be available on terms acceptable to the Company or at all. To the extent funds are insufficient to support the Company’s operations and commercialize its technology, the Company may undertake additional offerings of securities, debt financing, selling or licensing developed intellectual or other property, or other alternatives. In that regard, the Company filed a Form S-3 shelf registration statement with the Securities and Exchange Commission (the “Commission”) on April 17, 2015. On July 8, 2015, the Company filed an amended registration statement on Form S-3 with the Commission covering the offering of up to an aggregate of $75 million of the Company’s common stock, preferred stock and warrants from time to time as market conditions permit (the “Shelf Registration Statement”). The Shelf Registration Statement was declared effective on July 10, 2015. This information does not constitute an offer of any securities for sale.

On August 13, 2015, the Company entered into a securities purchase agreement by and among the Company and nineteen accredited investors (the “Purchasers”) pursuant to which the Company agreed to issue and sell up to 3,000,000 shares of the Company’s common stock to the Purchasers at a purchase price per share equal to 85% of the average of the volume weighted average prices of the common stock reported by Bloomberg LP for the ten trading days immediately prior to each closing (the “Private Placement”). Aggregate gross proceeds from the Private Placement amounted to $6,285,700.

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2. SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s interim consolidated financial statements included herein as of September 30, 2015 and for the three-and nine-months ended September 30, 2015 and 2014 are unaudited.

The financial information as of December 31, 2014 is derived from the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the Commission on March 20, 2015. The interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

The unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are the responsibility of the Company’s management. These financial statements do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, all normal and recurring adjustments considered necessary for a fair presentation of such financial statements have been included. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the entire year.

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and use assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates reflected in these consolidated financial statements include the estimated fair values of the Company’s common shares used in the valuation of the stock-based compensation, warrants, the long-term debt, investment tax credits, certain accruals, useful lives of intangibles and the valuation allowance recognized on the deferred tax assets.

Revenue Recognition

Revenue is recognized when all of the following criteria are met:

●	Persuasive evidence of an arrangement exists

●	Delivery has occurred or services have been rendered and there are no future performance obligations

●	The amount of revenue is fixed or determinable

●	Collectability is reasonably assured

Milestone payments are immediately recognized as revenue if the Company has no future performance obligations, collectability is reasonably assured and the contractually specified milestone is achieved. Otherwise, revenue is recognized over the term of the agreement or the performance period using a percentage of effort incurred. The level of effort is based on estimates of total expected time or duration to complete the work which is compared to the period of time incurred to date in order to arrive at an estimate of the percentage or revenue earned to date.

Upfront payments in recognition of past research and development efforts are recognized as revenue upon execution of the licensing and collaboration agreements, as there are no future obligations and collections are reasonably assured.

Collaboration revenue consists of non-refundable advance payments received in accordance with licensing and collaboration agreements. Collaboration revenue is deferred and recognized over the performance period which is the period over which the Company maintains substantive contractual obligations. Amounts received prior to satisfying the revenue recognition criteria are recorded as deferred revenue in the consolidated balance sheets. Amounts expected to be recognized as revenue within the 12 months following the balance sheet date are classified as deferred revenue (a component of current liabilities). Amounts not expected to be recognized as revenue within the 12 months following the balance sheet date are classified as long-term deferred revenue.

The term over which advance payments are recognized is revised if the period over which the Company maintains substantive contractual obligations changes.

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Certain research and development activities are partially funded with government grants, which are netted against the research and development costs under such caption in the accompanying Consolidated Statements of Comprehensive Loss.

Foreign currency translation

Transactions in foreign currencies are translated at the rate of exchange in effect at the transaction date and transaction gains and losses are included in net loss in the statements of comprehensive loss.

The functional currency of VBI Cda is the Canadian dollar. The accounts of VBI Cda are translated from its functional currency to U.S. dollars using the current rate method. Any gain or loss arising from translation is recorded to other comprehensive loss.

The Company does not use derivative financial products for hedging or speculative purposes and, as a result, is exposed to currency fluctuations. The Company is subject to foreign currency exchange risk in the form of exposures to changes in currency exchange rates between the United States and Canada; however, it maintains cash in each home currency to minimize the exposure of these fluctuations.

Recent accounting pronouncements

Revenue from Contracts with Customers

In May 2014, the Financial Accounting Standards Board (“FASB’) issued Accounting Standards Update (“ASU”) 2014-9 “Revenue from Contracts with Customers (Topic 606).” This guidance requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance is effective for annual reporting periods beginning after December 15, 2017 and early adoption is not permitted. The Company will adopt this standard in the first quarter of 2018. This accounting guidance is not expected to have a material impact on the Company’s consolidated financial statements.

Going Concern Assessment and Disclosure Requirements

In May 2014, the FASB issued ASU 2014-15 to provide guidance in relation to management’s assessment of an entity’s ability to continue as a going concern and to provide disclosure requirements in certain circumstances. The amendment becomes effective for the Company in the first quarter of 2016. The Company is evaluating whether the adoption of this amendment will have a material impact on its consolidated financial statements.

Hybrid Financial Instruments

The FASB issued ASU 2014-16 that will require a company that issues or invests in a hybrid financial instrument to determine the nature of the host contract by considering the economic characteristics of the entire instrument, including the embedded derivative feature that is being evaluated for separate accounting. Concluding the host contract is debt-like (versus equity-like) may result in substantially different answers about whether certain features must be accounted for separately. The guidance provides a modified retrospective transition for all existing hybrid financial instruments in the form of a share, with the option for full retrospective application. The guidance is effective for public business entities in fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption, including adoption in an interim period, is permitted. The Company does not expect the adoption to have a material impact on its consolidated financial statements.

Eliminating the Concept of Extraordinary Items

The FASB issued ASU 2015-1 that eliminates the concept of extraordinary items from U.S. GAAP as part of its simplification initiative. The ASU eliminates the need for entities to evaluate whether transactions or events are both unusual in nature and infrequently occurring. Entities will continue to evaluate whether items are unusual in nature or infrequent in their occurrence for presentation and disclosure purposes and when estimating the annual effective tax rate for interim periods. The ASU applies to all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The Company does not expect the adoption to have a material impact on its consolidated financial statements.

7

Consolidation

The FASB issued ASU 2015-2 guidance to improve targeted areas of the consolidation guidance and reduce the number of consolidation models. The new consolidation standard changes the way reporting enterprises evaluate whether (a) they should consolidate limited partnerships and similar entities, (b) fees paid to a decision maker or service provider are variable interests in a variable interest entity (VIE), and (c) variable interests in a VIE held by related parties of the reporting enterprise require the reporting enterprise to consolidate the VIE. It also eliminates the VIE consolidation model based on majority exposure to variability that applied to certain investment companies and similar entities. The new guidance is effective in fiscal years beginning after December 15, 2015. Early adoption is allowed, including early adoption in an interim period. The Company does not expect the adoption to have a material impact on its consolidated financial statements.

Presentation of debt issuance costs

The FASB issued ASU 2015-03 guidance to simplify the presentation of debt issuance costs. Debt issuance costs related to a recognized debt liability will be presented on the balance sheet as a direct deduction for the debt liability as opposed to recorded as a separate asset, except when incurred before receipt of the funding from the associated debt liability. This is similar to the presentation of debt discounts or premiums. This ASU requires retrospective application which is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. As such, beginning with the interim period ended March 31, 2016, debt issuance costs, also referred to as deferred financing costs, will be presented in the consolidated balance sheets as a direct deduction from the carrying amount of the related debt.

3. LOSS PER SHARE OF COMMON STOCK

Basic loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during each period. Diluted loss per share includes the effect, if any, from the potential exercise or conversion of securities, such as convertible preferred stock, warrants and stock options, which would result in the issuance of incremental shares of common stock. In computing the basic and diluted net loss per share applicable to common stockholders, the weighted average number of shares remains the same for both calculations due to the fact that when a net loss exists, dilutive shares are not included in the calculation. These potentially dilutive securities are more fully described in Note 6, Stockholders’ Deficiency and Additional Paid-in Capital.

The following potentially dilutive securities outstanding at September 30, 2015 and 2014 have been excluded from the computation of diluted weighted average shares outstanding, as they would be antidilutive:

	September 30, 2015	September 30, 2014
Convertible preferred stock	2,996,482	2,996,482
Warrants	699,281	699,281
Stock options	4,045,239	3,480,055
	7,741,002	7,175,818

4. FAIR VALUE MEASUREMENTS

Accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (the exit price) in an orderly transaction between market participants at the measurement date. The accounting guidance outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. In determining fair value, the Company uses quoted prices and observable inputs. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from independent sources.

The fair value hierarchy is broken down into three levels based on the source of inputs as follows:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 — Valuations based on observable inputs and quoted prices in active markets for similar assets and liabilities.

Level 3 — Valuations based on inputs that are unobservable and models that are significant to the overall fair value measurement.

Financial instruments recognized in the Consolidated Balance Sheet consist of cash and cash equivalents (including money market funds), investment tax credits receivables and government receivables, accounts payable, accrued liabilities and long-term debt. The Company believes that the carrying value of its current financial instruments approximates their fair values due to the short-term nature of these instruments. The Company does not hold any derivative financial instruments.

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Money market funds are highly liquid investments. The pricing information on these investment instruments is readily available and can be independently validated as of the measurement date. This approach results in the classification of these securities as Level 1 of the fair value hierarchy. The Company has not experienced any losses relating to such accounts and believes it is not exposed to a significant credit risk on its cash and cash equivalents. The carrying value of cash and cash equivalents approximates their fair value based on their short-term maturities.

At September 30, 2015 and December 31, 2014, the fair value of the long-term debt is estimated to be $3,137,000 and $2,885,000, respectively.

In determining the fair value of the long-term debt, which consists of level 3 inputs, as of September 30, 2015 and December 31, 2014, the Company used the following assumptions:

	September 30, 2015	December 31, 2014
Long-term debt:
Interest rate	12.9%	15%
Expected time to payment in months	23	32

5.     LONG-TERM DEBT

	September 30, 2015	December 31, 2014

Gross proceeds	$3,000,000	$3,000,000

Less: Portion of gross proceeds attributable to detachable warrants	(1,027,000)	(1,027,000)
Add: Accretion of discount, cumulative	496,950	172,374
Less: Principal repayments	(150,000)	-

Less: Current portion	(900,000)	(375,000)

	$1,419,950	$1,770,374

During 2014, the Company executed a term loan facility (the “Facility”) in the amount of $6 million, with the initial advance of $3 million drawn down on August 8, 2014 and the balance becoming available once certain product development milestones have been achieved. The amounts drawn on the Facility accrue interest at an annual rate equal to the greater of (a) one-month LIBOR (subject to a 5.00% cap) or (b) 1.00%, plus the Applicable Margin. The Applicable Margin will be 11.00%. Upon the occurrence, and during the continuance, of an event of default, the Applicable Margin, defined above, will be increased by 4.00% per annum. The remaining principal payments and exit fee due under the Facility are as follows:

Principal payments on long-term debt and exit fee

2015	$225,000
2016	900,000
2017	1,785,000
Total	$2,910,000

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6. STOCKHOLDERS’ DEFICIENCY AND ADDITIONAL PAID-IN CAPITAL

Common and Preferred Stock

VBIV's authorized share capital consists of 200,000,000 voting common shares with a par value of $0.0001 and 30,000,000 preferred shares.

The preferred shares have been designated Series 1 Convertible Preferred Shares. The Series 1 Convertible Preferred Shares are convertible to common shares at any time at the option of the holder on a one-to-one basis.

On July 30, 2015, the Company issued an aggregate of 17,500 shares of the Company’s common stock pursuant to a consulting agreement as compensation for past services performed by the consultant. An amount of $44,800 was recorded as consulting services expense and included in the general and administration costs under such caption in the accompanying Consolidated Statements of Comprehensive Loss. The amount was based on the NASDAQ official closing price of $2.56 on July 30, 2015.

On August 13, 2015, the Company entered into a securities purchase agreement by and among the Company and nineteen accredited investors (the “Purchasers”) pursuant to which the Company agreed to issue and sell up to 3,000,000 shares of the Company’s common stock to the Purchasers at a purchase price per share equal to 85% of the average of the volume weighted average prices of the common stock reported by Bloomberg LP for the ten trading days immediately prior to each closing (the “Private Placement”). On August 13, 2015, the Company completed the first closing of the Private Placement, whereby the Company sold 2,285,000 shares its of common stock to certain of the Purchasers at a per share price of $2.10 for gross proceeds equal to $4,798,500. On August 14, 2015, the Company completed the final closing of the Private Placement whereby the Company sold 715,000 shares of its common stock at a per share price of $2.08 for gross proceeds equal to $1,487,200. The Company raised aggregate gross proceeds equal to $6,285,700 and does not owe any commissions in connection with the Private Placement. The Company filed the Resale Registration Statement with the Commission on August 27, 2015 and it was declared effective by the Commission on September 2, 2015.

On November 10, 2015, 500,000 shares of the Company's common stock were issued pursuant to the conversion of 500,000 shares of the Series 1 Convertible Preferred Shares.

Stock Option Plans

The Company’s stock option plans are approved by and administered by the Board and its Compensation Committee. The Board designates, in connection with recommendations from the Compensation Committee, eligible participants to be included under the plan, and designates the number of options, exercise price and vesting period of the new options.

1999 Stock Option Plan

The Company’s 1999 Stock Option Plan expired in September 2009. On July 25, 2014 the remaining 36,000 shares of common stock were cancelled and as a result there are no longer any common shares reserved for potential future issuance pursuant to this plan. At September 30, 2015, there were no stock options outstanding.

2006 VBI US Stock Option Plan

The 2006 VBI US Stock Option Plan (the “2006 Plan”), was approved by and was previously administered by the VBI US Board of Directors which designated eligible participants to be included under the 2006 Plan, and designated the number of options, exercise price and vesting period of the new options. At September 30, 2015, the maximum number of stock options issuable under the 2006 Plan was 2,724,909 of which 100,541 have been issued and exercised and 2,624,368 were assumed by the Company as part of the Merger described in Note 1 and remain outstanding. The 2006 Plan is now administered by the Company’s Board, in connection with recommendations from the Compensation Committee.

On April 24, 2014, the Company granted 1,844,592 stock options to existing employees. The options began to vest on the closing of the Merger, which occurred on July 25, 2014. The options vest on a monthly basis over 48 months. The fair value of the options when granted from the 2006 Plan was estimated using the Black-Scholes option pricing model using the following assumptions: expected dividend 0%; risk-free interest rate of 1.81%; expected volatility of 87.77%; and an average remaining 5.75 year expected life.

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2013 Stock Incentive Plan

The 2013 Equity Incentive Plan (the “2013 Plan”) reserved 300,000 shares of common stock for issuance for equity and cash and equity-linked awards to certain management, consultants and others. On June 19, 2013, the Board granted 60,000 options to purchase shares of common stock at a purchase price equal to the closing price of stock on that date, subject to the adoption of the 2013 Plan by the Company’s shareholders. The 2013 Plan was approved by the shareholders on November 8, 2013. On March 19, 2014, the Board granted 204,000 common shares to officers and directors under the 2013 Plan, which was recorded as commissions and salaries expense based on the closing price of stock on that date. On April 10, 2014, the Board granted an additional 36,000 common shares to officers and directors under the same terms as the March 2014 grant. At September 30, 2015, there were 8,871 stock options outstanding under the 2013 Plan.

2014 Equity Incentive Plan

On May 1, 2014, the Board adopted the VBI Vaccines Inc. 2014 Equity Incentive Plan (the “2014 Plan”), an omnibus equity incentive plan pursuant to which the Company may grant equity and cash and equity-linked awards to certain directors, management, consultants and others in order to promote the success of the Company following the Merger by providing a means to offer incentives and to attract, motivate, retain and reward persons eligible to participate in the 2014 Plan. The 2014 Plan was approved by the Company’s shareholders on July 14, 2014.

The 2014 Plan initially reserved 815,688 shares of the Company’s common stock for issuance (the “Share Reserve”). On the first day of each fiscal year during the period beginning in fiscal year 2014, and ending on the second day of fiscal year 2024, the Share Reserve shall be increased by an amount equal to the lesser of (i) 1,200,000 shares of the Company’s common stock or the equivalent of such number of shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction; (ii) 5% of the number of outstanding shares of the Company’s common stock on such date; and (iii) an amount determined by the Board. On April 22, 2015, the Board ratified an increase in the Share Reserve by 1,000,638 shares of the Company’s common stock, which equaled 5% of the number of outstanding shares of the Company's common stock.

There were 20,001 restricted common shares issued and 164,000 options granted from the 2014 Plan in 2014, 45,000 options were granted during the three months ended June 30, 2015 and an additional 1,203,000 options were granted during the three months ended September 30, 2015. The fair value of the options granted from the 2014 Plan during the three months ended September 30, 2015 was estimated using the Black-Scholes option pricing model using the following assumptions: expected dividend 0%; risk-free interest rate of 1.68%; expected volatility of 84.72%; and an average remaining 6.25 year expected life.

The maximum number of options issuable under the option plans is summarized in the following table:

	Number of Options or Shares
	Options Outstanding	Options Expired	Shares Issued or Exercised	Available for Future Grants	Total

2006 VBI US Stock Option Plan	2,624,368	-	100,541	-	2,724,909
2013 Stock Incentive Plan	8,871	51,129	240,000	-	300,000
2014 Equity Incentive Plan	1,412,000	-	20,001	384,325	1,816,326

Total as at September 30, 2015	4,045,239	51,129	360,542	384,325	4,841,235

Unless another employee benefit plan is adopted, all future stock option or share grants will be from the 2014 Plan.

As of September 30, 2015, no shares of common stock were available for issuance under the previously adopted 1999 Plan, 2006 Plan or the 2013 Plan (other than shares issuable upon the exercise of currently outstanding stock options).

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The fair value of the options expected to vest is recognized as an expense on a straight-line basis over the vesting period. The total stock-based compensation expense recorded in the three and nine months ended September 30, 2015 and 2014 was as follows:

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014

Research and development	$91,500	$45,000	$218,700	$63,200
General and administrative	250,000	212,000	601,400	218,600
Total stock-based compensation expense	$341,500	$257,000	$820,100	$281,800

Warrants

The warrants issued on July 25, 2014 as part of the Facility described in Note 5 entitle the holders to purchase 699,281 common shares. The exercise price for the warrants is $2.145. Assuming the funding of an additional $3 million advance under the Facility, which is contingent on the Company achieving certain operational milestones, the Company will issue to the lender warrants to purchase an additional 699,281 shares of common stock at an exercise price equal to the 10-day volume weighted average price of the common stock reported by Bloomberg LP for the 10 trading days preceding the date of the advance.

7. CONTINGENCIES

The Company entered into two consulting agreements with non-affiliated parties on January 17 and 28, 2013, respectively, whereby the Company has agreed to pay each of the consultants performance bonuses ranging from $10,000 to $125,000 for the achievement of the following milestones for a novel vaccine: patent filing; regulatory approval of clinical testing; start of Phase II and III studies; regulatory approval; and reaching cumulative sales of $100 million. Furthermore, the Company is committed to grant each consultant stock or options equal to $100,000 upon successfully closing a Series B preferred stock financing. The Proposed Merger is expected to have no impact on the Company’s commitment.

On July 18, 2011, VBI Cda acquired ePixis SA (“ePixis”) in order to obtain access to a technology platform. Given ePixis did not meet the definition of a business under the relevant accounting guidance, VBI Cda treated the acquisition as an asset acquisition due to the underlying circumstances of the transaction. In addition to the $450,000 initial payment for the technology and $75,000 in related transaction costs, there was a contingent payment of approximately $120,000. The contingent payment related to the first milestone described below which was achieved during the three-months ended June 30, 2015. The contingent consideration was not recognized as a liability in the prior financial statements as the probability of payment had been previously deemed remote.

As part of the ePixis asset acquisition, the purchase agreement obliges VBI Cda to make the following milestone payments:

●	€101,720 upon successful technology transfer to a contract manufacturing organization and the commencement of a toxicity study;

●	€500,000 to €1,000,000 upon first approval by the United States Food and Drug Administration;

●	€750,000 to €1,500,000 upon reaching Cumulative Net Sales, as defined in the Sale and Purchase Agreement, of €25,000,000; in the case of a sublicense the payments, are reduced by 50%;

●	€1,000,000 to €2,000,000 upon reaching Cumulative Net Sales, as defined in the Sale and Purchase Agreement, of €50,000,000; in the case of a sublicense, the payments are reduced by 50%; and

●	in the case of a sublicense only, €500,000 to €1,000,000 upon reaching Cumulative Net Sales, as defined in the Sale and Purchase Agreement, of €75,000,000 and €100,000,000

Except for the first milestone payment, the events obliging the Company to make the remaining payments above have not yet occurred and the probability of them occurring is not determinable; consequently, no amounts are accrued in respect of these contingencies.

12

8. LEGAL PROCEEDINGS

On November 26, 2014, a putative class action complaint was filed in the United States District Court, Southern District of New York, Case No. 14-cv-9435, as amended on February 11, 2015 and March 25, 2015, on behalf of pre-Merger shareholders of Paulson Capital (Delaware) Corp. who held shares on October 11, 2013 and were entitled to vote at the 2013 Shareholder Meeting, against the Company and certain individuals who were directors as of the date of the vote, in a matter captioned Furlong et al. v. VBI Vaccines, Inc. et al., making claims arising under Section 20(a) and Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by the SEC. The claims allege false and misleading information provided to investors in the Definitive Proxy Statement on Schedule 14A filed by the Company with the Commission on October 18, 2013 related to the solicitation of votes from shareholders to authorize the Board to pursue potential restructuring transactions. If the plaintiffs were able to prove their allegations in this matter and to establish the damages they assert, then an adverse ruling could have a material impact on the Company. However, the Company disputes the claims asserted in this putative class action case and is vigorously contesting the matter.

9. SUBSEQUENT EVENTS

On October 26, 2015, the Company, SciVac, and the Sub entered into the SciVac Merger Agreement, pursuant to which, subject to the satisfaction or waiver of certain conditions, the Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of SciVac (the “Proposed Merger”).

At the effective time of the Proposed Merger (the “Effective Time”), each share of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”) (including shares of Company Common Stock issued prior to the Effective Time upon conversion of the Company’s Series 1 Convertible Preferred Stock, par value $0.0001 per share (the “Company Preferred Stock”)) will be converted into the right to receive common shares of SciVac, no par value per share (the “SciVac Common Shares”), in the ratio of 20.808356 SciVac Common Shares for each share of Company Common Stock (subject to proportionate adjustments for forward or reverse stock splits pursuant to the terms of the Merger Agreement) (the “Exchange Ratio”). In addition, at the Effective Time, (i) each outstanding warrant to purchase a share of Company Common Stock and (ii) each outstanding option to purchase a share of Company Common Stock, whether vested or unvested, and so long as such warrant or option has not, prior to the Effective Time, been exercised, cancelled, terminated or expired, will be deemed to constitute a warrant or an option, as applicable, to purchase, on the same terms and conditions, a number of SciVac Common Shares (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such warrant or option multiplied by (ii) the Exchange Ratio, at an exercise price per SciVac Common Share equal to the quotient of (i) the exercise price per share of Company Common Stock (rounded up to the nearest cent) subject to such warrant or option (converted first into Canadian dollars as further described in the Merger Agreement) divided by (ii) the Exchange Ratio. The SciVac Merger Agreement also contemplates the closing of public or private equity financing with aggregate gross proceeds of at least $25 million contemporaneously with the SciVac Merger and includes various closing conditions standard to transactions of this nature. The transaction is expected to close during the first quarter of 2016 and is not expected to have a significant impact on the current research operations of the Company.

On November 10, 2015, 500,000 shares of the Company's common stock were issued pursuant to the conversion of 500,000 shares of the Series 1 Convertible Preferred Shares.

13

Attachment D

VBI VACCINES INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

VBI Vaccines Inc.

Cambridge, Massachusetts

We have audited the accompanying consolidated balance sheet of VBI Vaccines Inc. and subsidiaries ("the Company") as of December 31, 2014, and the related consolidated statements of comprehensive loss, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of Variation Biotechnologies (US), Inc. (the “Predecessor Company”) as of December 31, 2013 were audited by other auditors whose report, which included an explanatory paragraph as to the Predecessor Company’s ability to continue as a going concern, dated May 1, 2014 expressed an unqualified opinion on those statements before the restatement to apply the reverse merger accounting as discussed in Note 1 to the consolidated financial statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VBI Vaccines Inc. and subsidiaries as of December 31, 2014, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

We have also audited the adjustments to the 2013 consolidated financial statements to apply the reverse merger accounting as discussed in Note 1 to the consolidated financial statements.  Our procedures included auditing the restatement of the Predecessor Company's equity structure to reflect the number of shares issued in the reverse merger.  In our opinion, such adjustments are appropriate and have been properly applied.  However, we were not engaged to audit, review, or apply any procedures to the 2013 consolidated financial statements of the Predecessor Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2013 consolidated financial statements of the Predecessor Company, taken as a whole.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

March 20, 2015

F-2

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Variation Biotechnologies (US), Inc.

We have audited, before the effects of the adjustments to apply the reverse merger accounting discussed in Note 1 to the consolidated financial statements, the consolidated balance sheet of Variation Biotechnologies (US), Inc. and subsidiaries (the "Predecessor Company") as of December 31, 2013, and the related consolidated statements of comprehensive loss, stockholders' deficiency, and cash flows for the year ended December 31, 2013 (the 2013 consolidated financial statements before the effects of the reverse merger discussed in Note 1 to the consolidated financial statements are not presented herein). These financial statements are the responsibility of the Predecessor Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Predecessor Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate, in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Predecessor Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provide a reasonable basis for our opinion.

In our opinion, such 2013 consolidated financial statements, before the effects of the adjustments to apply the reverse merger accounting discussed in Note 1 to the consolidated financial statements, present fairly, in all material respects, the financial position of the Predecessor Company as of December 31, 2013, and the results of their operations and their cash flows for the year ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the adjustments to apply the reverse merger accounting discussed in Note 1 to the consolidated financial statements and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.

The accompanying consolidated financial statements have been prepared assuming that the Predecessor Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Predecessor Company's recurring losses from operations and stockholders' deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also discussed in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DELOITTE LLP

Chartered Professional Accountants, Chartered Accountants

Licensed Public Accountants

Ottawa, Canada

May 1, 2014

F-3

VBI Vaccines Inc. and Subsidiaries

(formerly Paulson Capital (Delaware) Corp. and Subsidiaries)

Consolidated Balance Sheets

	December 31, 2014	December 31, 2013

CURRENT ASSETS
Cash and cash equivalents	$12,604,273	$624,419
Investment tax credits receivable	133,696	126,530
Prepaid expenses and deposits	400,827	107,433
Government receivables	33,590	56,662
	13,172,386	915,044

FUNDS HELD IN ESCROW	-	777,746
DEFERRED FINANCING COSTS, NET	395,184	-
PROPERTY AND EQUIPMENT, NET	106,500	30,132
INTANGIBLES, NET	380,148	519,403

	$14,054,218	$2,242,325

CURRENT LIABILITIES
Accounts payable	$650,142	$237,889
Accrued liabilities	568,535	268,828
Related party convertible notes	-	18,962,602
Current portion of long-term debt	375,000	-
	1,593,677	19,469,319

LONG-TERM DEBT, NET	1,770,374	-

	3,364,051	19,469,319

COMMITMENTS AND CONTIGENCIES (NOTE 15 and 16)

STOCKHOLDERS' EQUITY (DEFICIENCY)
Common stock (authorized 200,000,000; issued 20,012,760; par value $0.0001) (2013 - issued 1,171,892)	2,002	117
Convertible preferred stock (authorized 30,000,000; issued 2,996,482; par value $0.0001) (2013 - issued nil)	299	-
Warrants	1,027,000	-
Additional paid-in capital	79,098,591	33,088,470
Accumulated other comprehensive income (loss)	67,513	-
Accumulated deficit	(69,505,238)	(50,315,581)
	10,690,167	(17,226,994)
	$14,054,218	$2,242,325

See accompanying Notes to Consolidated Financial Statements

F-4

VBI Vaccines Inc. and Subsidiaries

(formerly Paulson Capital (Delaware) Corp. and Subsidiaries)

Consolidated Statements of Comprehensive Loss

	For the Year Ended December 31
	2014	2013

Expenses
Research and development	$3,176,990	$1,435,042
General and administration	9,985,946	2,164,519
Net loss from operations	(13,162,936)	(3,599,561)

Interest expense	(957,835)	(1,568,041)
Foreign exchange loss	(117,634)	(284,267)
Accretion of debt discount	(172,374)	-
Interest income	2,970	-

NET LOSS	$(14,407,809)	$(5,451,869)

Currency translation adjustment	(67,513)	263,345

COMPREHENSIVE LOSS	$(14,475,322)	$(5,188,524)

Loss per share of common stock, basic and diluted	$(1.55)	$(4.65)

Weighted-average number of common shares outstanding, basic and diluted	9,321,273	1,171,892

See accompanying Notes to Consolidated Financial Statements

F-5

VBI Vaccines Inc. and Subsidiaries

(formerly Paulson Capital (Delaware) Corp. and Subsidiaries)

Consolidated Statements of Stockholders' Equity (Deficiency)

	Common Stock		Series 1 Preferred Stock		Warrants		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated (Deficit)	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Number	Amount	Amount	Amount	Amount	Amount
December 31, 2012, Balance	1,171,892	$117	-	$-	-	$-	$32,953,470	$-	$(44,863,712)	$(11,910,125)
Stock-based compensation	-	-	-	-	-	-	135,000	-	-	135,000
Net loss	-	-	-	-	-	-	-	-	(5,451,869)	(5,451,869)
December 31, 2013, Balance	1,171,892	117	-	-	-	-	33,088,470	-	(50,315,581)	(17,226,994)

Common shares issued for cash upon exercise of stock options	41,016	4	-	-	-	-	(3)	-	-	1
Common shares issued on conversion of convertible notes	7,341,627	734	-	-	-	-	19,746,350	-	-	19,747,084
Effect of reverse merger recapitalization on July 25, 2014	3,466,093	347	2,711,880	271	-	-	5,249,382	-	-	5,250,000
Common shares issued for services related to acquisition of Variation Biotechnologies (US), Inc.	1,548,502	155	-	-	-	-	3,321,382	-	-	3,321,537
Issuance of common shares on conversion of convertible debentures	558,837	56	-	-	-	-	1,018,848	-	-	1,018,904
Issuance of preferred shares on conversion of convertible debentures	-	-	284,602	28	-	-	520,544	-	-	520,572
Beneficial conversion feature on Series 1 Preferred Shares	-	-	-	-	-	-	4,781,848	-	(4,781,848)	-
Common shares issued for cash, July 2014 PIPE	5,128,061	513	-	-	-	-	9,212,522	-	-	9,213,035
Common shares issued for services related to July 2014 PIPE	461,731	46	-	-	-	-	990,368	-	-	990,414
Warrants issued with long-term debt	-	-	-	-	699,281	1,027,000	-	-	-	1,027,000
Stock-based compensation	-	-	-	-	-	-	429,410	-	-	429,410
Common shares issued for services	20,001	30	-	-	-	-	739,470	-	-	739,500
Other comprehensive loss	-	-	-	-	-	-	-	67,513	-	67,513
Net loss	-	-	-	-	-	-	-	-	(14,407,809)	(14,407,809)
December 31, 2014, Balance	20,012,760	$2,002	2,996,482	$299	699,281	$1,027,000	$79,098,591	$67,513	$(69,505,238)	$10,690,167

See accompanying Notes to Consolidated Financial Statements

F-6

VBI Vaccines Inc. and Subsidiaries

(formerly Paulson Capital (Delaware) Corp. and Subsidiaries)

Consolidated Statements of Cash Flows

	For the Year Ended December 31
	2014	2013

NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING ACTIVITIES:

OPERATING
Net loss	$(14,407,809)	$(5,451,869)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization of property and equipment and intangibles	115,641	139,661
Amortization of deferred financing costs	210,249	-
Stock-based compensation expense	429,410	135,000
Accretion of debt discount	172,374	-
Interest accrued on convertible notes	812,832	1,564,186
Unrealized foreign exchange valuation	-	260,877
Stock-based compensation for services	739,500	-
Stock-based merger transaction costs	3,321,537	-
Net change in operating working capital items	434,472	382,932
	(8,171,794)	(2,969,213)

INVESTING
Funds held in escrow	777,746	(102,982)
Acquisition of property and equipment	(112,328)	(4,822)
Acquisition of intangibles	(18,186)	-
	647,232	(107,804)

FINANCING
Issuance of common shares from exercise of stock options	1	-
Proceeds from issuance of common shares for cash	15,214,561	-
Proceeds from issuance of preferred shares for cash	1,035,135	-
Issuance of warrants	-	1,061
Share issue costs	(796,247)	-
Proceeds from convertible notes	1,500,000	3,125,000
Financing costs on notes converted to shares	(134,088)	-
Proceeds from term loan facility	3,000,000	-
Financing costs of term loan facility	(471,345)	-
Repayment of long-term debt	-	(42,605)
	19,348,017	3,083,456

Effect of exchange rate changes on cash and cash equivalents	156,399	2,468

CHANGE IN CASH AND CASH EQUIVALENTS FOR THE YEAR	11,979,854	8,907
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	624,419	615,512

CASH AND CASH EQUIVALENTS, END OF YEAR	$12,604,273	$624,419

Supplementary information:
Interest paid	$145,000	$-

Non-cash investing and financing:
Issuance of common stock in connection with conversion of notes payable	$20,765,988	$-
Issuance of common stock in connection with services	654,500	-
Issuance of preferred stock in connection with conversion of notes payable	520,572	-
Debt discount on long-term debt	1,027,000	-

See accompanying Notes to Consolidated Financial Statements

F-7

VBI Vaccines Inc. and Subsidiaries

(formerly Paulson Capital (Delaware) Corp. and Subsidiaries)

Notes to Consolidated Financial Statements

1. NATURE OF BUSINESS AND CONTINUATION OF BUSINESS

Nature of business

The Company, VBI Vaccines Inc. (formerly Paulson Capital (Delaware) Corp. (“Paulson”), a Delaware corporation (the “Company” or VBI”), is dedicated to the innovative formulation, development and delivery of safe and effective vaccines that expand and enhance vaccine protection in both established and emerging markets. VBI, its wholly-owned subsidiary, Variation Biotechnologies (US), Inc. (“VBI US”) and Variation Biotechnologies, Inc. (“VBI Cda”) a Canadian company and the wholly-owned subsidiary of VBI US, are collectively referred to as the “Company”.

Planned Principal Operations

The Company is a pharmaceutical company developing novel technologies that seek to expand vaccine protection in large, underserved markets. The Company has developed an eVLP vaccine platform that allows for the design of enveloped virus-like particle vaccines that closely mimic the target viruses. Using this proprietary technology platform, the Company has undertaken specific projects related to human cytomegalovirus (“CMV”) and other antigens. The Company plans, during 2015, to prepare several batches of vaccine for a toxicology trial, for a proposed Phase I clinical trial and for other regulatory purposes. The Company does not expect to advance its first product candidate into Phase I clinical trials prior to the fourth quarter of 2015. All costs incurred to-date by the Company have directly or indirectly contributed to the advancement of these projects. The Company has not deferred or capitalized any costs related to any of these projects.

The Merger

On May 8, 2014, Paulson and VBI Acquisition Corp., a special purpose wholly owned subsidiary of Paulson (the “Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions, the Merger Sub would merge with and into VBI US (the transaction referred to as the “Merger”), with VBI US surviving as a wholly owned subsidiary of Paulson. VBI US was incorporated on December 20, 2006 under the laws of the State of Delaware. On December 28, 2006, VBI US completed a private round of financing and, contemporaneously acquired, through an exchange of shares, all of the outstanding common shares of VBI Cda, a Canadian company incorporated on August 24, 2001 under the Canada Business Corporations Act.

On July 14, 2014, Paulson held a Special Meeting of Stockholders at which 67.4% of the outstanding shares of Paulson’s common stock were cast and more than 98% of the votes cast were voted in favor of each of a group of proposals related to the Merger.

On July 25, 2014, the Merger closed and Paulson changed its name to VBI Vaccines Inc. Beginning on July 29, 2014, the Company’s stock began trading on The NASDAQ Capital Market under the symbol “VBIV” following the consummation of a 1 for 5 reverse split.

At the effective time of the Merger, and as a result of the Merger:

●

each share of VBI US’s common and preferred stock was cancelled and converted into the right to receive 0.2452 (i.e.1.226/5) (“Exchange Ratio”) shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which resulted in 8,554,535 shares of Common Stock being issued to the former holders of VBI US’s common stock and preferred stock; and

●

each outstanding option to purchase a share of VBI US’s common stock, whether vested or unvested, and so long as such option had not, prior to the effective time of the Merger, been exercised, cancelled or terminated nor expired, was deemed to constitute an option to purchase, on the same terms and conditions, a number of shares of the Company’s Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of VBI US’s common stock or preferred stock subject to such option multiplied by (ii) the Exchange Ratio, at an exercise price per share equal to the quotient of (i) the exercise price per share of VBI US’s common stock and preferred stock (rounded up to the nearest cent) subject to such option divided by (ii) the Exchange Ratio.

F-8

Immediately prior to the effective time of the Merger, all outstanding convertible debt securities issued by VBI US were converted into capital stock of VBI US so that, at the effective time of the Merger, VBI US had no convertible notes or other indebtedness outstanding.

At the effective time of the Merger, the Company issued 8,554,535 shares of common stock to the shareholders of VBI US representing 71% of the Company’s voting shares immediately post-merger.  VBI US was deemed to be the acquiring entity for accounting purposes and allocated the total purchase consideration to Paulson’s assets which consisted of cash amounting to $5,250,000.  The excess of the fair value of the consideration over the value of the net monetary assets of Paulson was recognized as a reduction to equity.

The financial statements of VBI US are treated as the historical financial statements of the combined company, with the results of Paulson being included from July 25, 2014.  The equity of VBI US has been retroactively restated to reflect the number of shares issued in the transaction.  The fair value of the consideration transferred amounted to $7.5 million as determined by the pricing of the $11 million July 2014 PIPE, as defined below, adjusted by the exchange ratio, which approximated the market price of Paulson's common stock as adjusted by a 49.5% discount for lack of marketability.

Contemporaneously with the Merger, the Company closed $11 million of private equity financing (the “July 2014 PIPE”) and executed a term loan facility in the amount of $6 million (the “Facility’), with the initial advance of $3 million drawn down on August 8, 2014 and the balance becoming available once certain product development milestones have been achieved. The amounts drawn on the Facility will accrue interest at an annual rate equal to the greater of (a) one-month LIBOR (subject to a 5.00% cap) or (b) 1.00%, plus the Applicable Margin. The Applicable Margin will be 11.00%. Upon the occurrence, and during the continuance, of an event of default, the Applicable Margin will be increased by 4.00% per annum. Effective September 30, 2014, The Company entered into an amendment to the Facility extending the deadline of the milestone requirement for the Company to enter into a licensing agreement with a global pharmaceuticals company with respect to the Thermostable LPV technology, on terms satisfactory to the Lender, from September 30, 2014 to December 31, 2014. Effective March 19, 2015 the Company entered into a second amendment to the Facility, again extending the deadline of the milestone requirement from December 31, 2014 to April 30, 2015. The Facility otherwise remains in full force and effect without modification.

As a condition to closing the Merger, the Company also received $5,250,000 in cash invested by those investors or their designees who subscribed to purchase securities of Paulson on July 25, 2013 pursuant to the series of agreements described in the Current Report on Form 8-K/A filed with the SEC by Paulson on August 30, 2013.

On closing the Merger and the Facility, the Company issued to the lender warrants to purchase 699,281 common shares. The exercise price for the warrants is $2.145 which is equal to the price per share of the Company’s common stock paid by investors in the July 2014 PIPE. As a condition of funding an additional $3 million advance, the Company must achieve certain operational milestones. If the additional $3 million is advanced, the Company will issue to the lender warrants to purchase 699,281 shares of the Company’s common stock at an exercise price equal to the 10-day volume weighted average price of the common stock reported by Bloomberg LP for the 10 trading days preceding the date of the advance. If the advance is less than the $3 million maximum draw amount, the warrants issued will be adjusted on a pro-rata basis. The Facility also includes standard exit and prepayment fees ranging from 0% to 5% depending on the amount of elapsed time post-closing.

F-9

Immediately following the effective time of the Merger, the Company issued 480,000 shares of Common Stock and paid $570,000 in cash to Evolution Venture Partners, LLC as compensation for advisory services rendered; 120,000 shares of Common Stock and paid $480,000 in cash to Middlebury Securities, LLC as compensation for placement agency and financial advisory services rendered; 341,731 shares of Common Stock and paid $367,500 in cash to Palladium Capital Advisors, LLC as compensation for placement agency services rendered; and 1,068,502 shares of Common Stock to Bezalel Partners, LLC as compensation for consulting services rendered.

The shares of Common Stock issued in connection with the Merger are not transferable except (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) upon receipt by the Company of a written opinion of counsel for the holder reasonably satisfactory to the Company to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and applicable state securities laws.

Following the Merger, upon the written request of the former shareholders of the Company who hold at least 25% of the shares of the Company‘s Common Stock after the Merger, the Company will be required to file with the SEC, and thereafter to use its commercially reasonable efforts, to have declared effective as soon as practicable and in any event within 90 days after the initial filing thereof with the SEC, a registration statement under the Securities Act covering the resale of the common stock owned by such shareholders.

Continuation of business and liquidity

The Company has not generated any product revenues and has incurred operating losses since inception. There is no assurance that profitable operations will ever be achieved, and if achieved, could be sustained on a continuing basis. In addition, development activities, clinical and preclinical testing, and commercialization of the Company’s product candidates will require significant additional financing. Our accumulated deficit as of December 31, 2014 was $69.5 million and we expect to incur substantial losses in future periods. The Company plans to finance future operations with a combination of existing cash reserves, proceeds from the issuance of equity securities, the issuance of additional debt, and revenues from potential collaborations, if any. The Company has not generated positive cash flows from operations, and there is no assurance that it will be successful in obtaining an adequate level of financing for the development and commercialization of our planned product candidates.

On July 25, 2014, the Company completed the Merger and two rounds of private equity financing raising total gross proceeds of $16.25 million and obtained $3 million of a $6 million term loan Facility, as described above. The Company is in the process of commercializing novel vaccines and will need to successfully manage normal business and scientific risks.

As of December 31, 2014, the Company had approximately $12.6 million of cash and working capital of $11.6 million. The Company will require significant additional funds to conduct clinical and non-clinical trials, achieve regulatory approvals, and, subject to such approvals, commercially launch its products. The Company has funded its operations to date, through the issuance of convertible preferred stock, the issuance of common stock, the issuance of secured convertible and other notes payable to certain stockholders and financial institutions, and funding received from government research and development grants. The Company’s long-term success and ability to continue as a going concern is dependent upon obtaining sufficient capital to fund the research and development of its products, to bring about their successful commercial release, to generate revenue and, ultimately, to attain profitable operations or alternatively advance the products and technology to such a point that an acquirer would find the Company attractive. The Company’s cash and cash equivalents balance as of December 31, 2014 is expected to be adequate to fund the Company’s operations into 2016.

F-10

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements and notes are prepared in conformity with accounting principles generally accepted in the United States of America and include the following significant accounting policies:

Principles of consolidation

The consolidated financial statements include the accounts of the Company and of its wholly-owned subsidiaries, VBI US and VBI Cda. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and use assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates reflected in these consolidated financial statements include the estimated fair values of the Company’s common shares used in the valuation of the stock-based compensation, warrants, the long-term debt, investment tax credits, certain accruals, useful lives of intangibles and the valuation allowance recognized on the deferred tax assets.

Certain Risks and Uncertainties

Our results of operations are subject to foreign currency exchange rate fluctuations primarily due to our activity in Canada. We report the results of our operations in U.S. dollars, while the functional currency of our foreign subsidiaries is the Canadian dollar.

The Company reviews its foreign currency risk periodically to determine whether it needs to explore hedging options to mitigate such risk. Financial instruments which potentially subject us to concentrations of credit risk consist of amounts due to vendors or intercompany balances. To-date foreign exchange related gains and losses have largely been related to intercompany balances. The Company has not experienced any significant credit losses to date as a result of credit risk concentration and does not consider an allowance for doubtful accounts to be necessary.

Additionally, see the Segment and Geographic Concentrations note below, for further concentration disclosure.

Cash and cash equivalents

Cash and cash equivalents include cash on account and short-term investments with original maturities of three months or less and are stated at cost, which approximates fair value.

Deferred financing costs

The Company has recorded deferred financing costs as a result of fees incurred in conjunction with its debt financing activities.  These costs are amortized using the effective interest method over the term of the related debt.  The amortization of deferred financing costs is included in the general and administration expenses in the accompanying Consolidated Statements of Comprehensive Loss.

Foreign currency translation

The functional currency of the Company is the U.S. dollar. Transactions in foreign currencies are translated at the rate of exchange in effect at the transaction date. Any monetary assets or liabilities denominated in foreign currencies are translated at the rate in effect at the balance sheet date, with the resulting foreign exchange gain or loss being recorded in the statement of operations.

F-11

The functional currency of VBI Cda is the Canadian dollar. The accounts of VBI Cda are translated from its functional currency to U.S. dollars using the current rate method. Any gain or loss arising from translation is recorded to other comprehensive loss.

The Company does not use derivative financial products for hedging or speculative purposes and, as a result, is exposed to currency fluctuations. The Company is subject to foreign currency exchange risk in the form of exposures to changes in currency exchange rates between the United States and Canada; however, it maintains cash in each home currency to minimize the exposure of these fluctuations.

Research and development

Research and development expense consists of expenses incurred in developing and testing vaccine candidates. These expenses consist primarily of salaries and related expenses for personnel, fees paid to professional service providers in conjunction with costs of contract manufacturing services, costs of materials used in research and development and amortization of capital assets used to develop products.

Research and development costs, including those incurred and supported with government grants, are expensed as incurred and included under such caption in the accompanying Consolidated Statements of Comprehensive Loss.

Certain research and development activities are partially funded with government grants, which are netted against the research and development costs under such caption in the accompanying Consolidated Statements of Comprehensive Loss.

Property and equipment and Intangibles

Property and equipment and intangibles are recorded at cost. Amortization is provided using the straight-line method over the estimated lives of the related assets as follows:

Property and equipment:

Research equipment (in years)	3 - 5
Office equipment (in years)	5
Computer equipment and software (in years)	2
Leasehold improvements	Shorter of useful life or term of the lease

Intangibles:

Patents (in years)	remaining life of patents – 3 - 9

The Company tests the recoverability of long-lived assets whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company records an impairment loss in the period when it is determined that the carrying amount of the asset may not be recoverable.

Income taxes

The Company recognizes income taxes on an accrual basis based on tax positions taken or expected to be taken in its tax returns.  A tax position is defined as a position in a previously filed tax return or a position expected to be taken in a future tax filing that is reflected in measuring current or deferred income tax assets and liabilities.  Tax positions are recognized only when it is more likely than not (i.e., likelihood of greater than 50%), based on technical merits, that the position would be sustained upon examination by taxing authorities.  Tax positions that meet the more likely than not threshold are measured using a probability-weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement.  Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns.  A valuation allowance is established to reduce deferred tax assets if all, or some portion, of such assets will more than likely not be realized.  Should they occur, the Company's policy is to classify interest and penalties related to tax positions as income tax expense.  Since the Company's inception, no such interest or penalties have been incurred.

F-12

Government assistance

Government assistance is recorded as a reduction of the related expense. The benefits are recognized when the Company has complied with the terms and conditions of the approved government assistance program provided there is reasonable assurance of realization.

Investment tax credits

VBI is eligible to receive certain refundable investment tax credits, which are earned as a result of qualifying research and development expenditures and are recognized when the expenditures are made and their realization is reasonably assured. They are applied to reduce related capital cost and research and development expense in the year recognized.

The Company’s claim for Scientific Research and Experimental Development (SR&ED) deductions and related investment tax credits for income tax purposes are based upon management’s interpretation of the applicable legislation in the Income Tax Act (Canada). These amounts are subject to review and acceptance by the Canada Revenue Agency and may be subject to adjustment.

Stock-based compensation

The Company recognizes an expense related to the fair value of stock-based compensation awards.

For service-based options, the Company recognizes compensation on a straight-line basis over the requisite service period of the award. For stock based compensation for services, the Company recognizes the cost when the services have been rendered. The cost is based on the fair value of the common shares determined using the closing pricing on the effective date of the issuance.

Segments and Geographic Concentration

The Company considers its operations to be a single operating segment dedicated to the innovative formulation, development and delivery of safe and effective vaccines that expand and enhance vaccine protection in both established and emerging markets. Financial results of this reportable segment are presented in the accompanying consolidated financial statements.

Capital stock

Capital stock is recorded at the net proceeds received on issuance, after deducting all share issue costs.

Contingencies

We record liabilities associated with loss contingencies to the extent that we conclude the occurrence of the contingency is probable and that the amount of the related loss is reasonably estimable. We record income from gain contingencies only upon the realization of assets resulting from the favorable outcome of the contingent event. See Note 17, Legal Proceedings, for further information regarding our current loss contingencies.

Recent accounting pronouncements

Development Stage Entities – Elimination of Certain Financial Reporting Requirements

In June 2014, the Financial Accounting Standards Board (“FASB”) issued “Development Stage Entities – Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation” (“ASU 2014-10”). ASU 2014-10 eliminates the concept of a development stage entity, thereby eliminating the financial reporting distinction between development stage entities and other reporting entities. As a result of the elimination, certain financial reporting disclosures have been eliminated as well, including the presentation of inception-to-date information and the labeling of financial statements as those of a development stage entity. ASU 2014-10 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. Early adoption of this standard is permitted, and the Company adopted the guidance as of June 30, 2014. As a result of the adoption, the Company does not present inception-to-date information in the Consolidated Statements of Comprehensive Loss, Cash Flows, and Stockholders’ Equity.

F-13

Revenue from Contracts with Customers

In May 2014, the FASB issued ASU 2014-9 “Revenue from Contracts with Customers (Topic 606).” This guidance requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance is effective for annual reporting periods beginning after December 15, 2016 and early adoption is not permitted. The Company will adopt this standard in the first quarter of 2017. This accounting guidance is not expected to have a material impact on the Company’s consolidated financial statements or financial statement disclosures.

Going Concern Assessment and Disclosure Requirements

In May 2014, the FASB issued ASU 2014-15 to provide guidance in relation to management’s assessment of an entity’s ability to continue as a going concern and to provide disclosure requirements in certain circumstances. The amendment becomes effective for the Company in the first quarter of 2016. The Company is evaluating whether the adoption of this amendment will have a material impact on its consolidated financial statements.

Hybrid Financial Instruments

The FASB recently issued guidance that will require a company that issues or invests in a hybrid financial instrument to determine the nature of the host contract by considering the economic characteristics of the entire instrument, including the embedded derivative feature that is being evaluated for separate accounting. Concluding the host contract is debt-like (versus equity-like) may result in substantially different answers about whether certain features must be accounted for separately. The guidance provides a modified retrospective transition for all existing hybrid financial instruments in the form of a share, with the option for full retrospective application. The guidance is effective for public business entities in fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption, including adoption in an interim period, is permitted. The Company does not expect the adoption to have a material impact on its consolidated financial statements.

3.     CASH AND CASH EQUIVALENTS

	2014	2013

Cash	$4,604,269	$624,419
Money market funds	8,000,004	-

	$12,604,273	$624,419

4.     FUNDS HELD IN ESCROW

On April 30, 2012, VBI US and VBI Cda voluntarily entered into an escrow agreement whereby an escrow agent held cash in trust on behalf of VBI US, VBI Cda and their employees in order to fund severance and related liabilities. Neither VBI US nor VBI Cda were under any current or past contractual or regulatory obligations to set these funds aside. As of December 31, 2014, the escrow agent had returned all funds to VBI US and VBI Cda upon successfully meeting the conditions in the escrow agreement. The funds held in escrow as at December 31, 2013 amounted to $777,746.

F-14

5.     PROPERTY AND EQUIPMENT

	2014
		Accumulated	Net Book
	Cost	Amortization	Value

Research equipment	$1,370,361	$1,298,437	$71,924
Office equipment	82,813	72,132	10,681
Computer equipment and software	52,382	39,438	12,944
Leasehold improvements	19,067	8,116	10,951

	$1,524,623	$1,418,123	$106,500

	2013
		Accumulated	Net Book
	Cost	Amortization	Value

Research equipment	$1,667,888	$1,659,520	$8,368
Office equipment	81,071	59,307	21,764
Computer equipment and software software	35,368	35,368	-

	$1,784,327	$1,754,195	$30,132

Depreciation expense for the year ended December 31, 2014 was $42,314 (2013 – $88,704).

6.     INTANGIBLES

	2014
		Accumulated	Net Book
	Cost	Amortization	Value

Patents	$586,198	$206,050	$380,148

	2013
		Accumulated	Net Book
	Cost	Amortization	Value

Patents	$668,000	$148,597	$519,403

The amount of amortization for patents for the year ended December 31, 2014 was $73,327 (2013: $50,957). Amortization for the next five years is expected to be: $61,851, $63,852, $59,083, $58,515 and $58,179. Future costs incurred to extend the life of the patents will be expensed.

On August 12, 2011, VBI Canada acquired ePixis SA (“ePixis”) in order to obtain access to a technology platform. The transaction was accounted for as an asset acquisition due to the underlying circumstances of the transaction. Prior to the transaction closing all employees were terminated and facilities closed. All subsequent technology development was performed by the Company.

7.     LOSS PER SHARE OF COMMON STOCK

Basic loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during each period. Diluted loss per share includes the effect, if any, from the potential exercise or conversion of securities, such as convertible preferred stock, warrants, and stock options, which would result in the issuance of incremental shares of common stock. In computing the basic and diluted net loss per share applicable to common stockholders, the weighted average number of shares remains the same for both calculations due to the fact that when a net loss exists, dilutive shares are not included in the calculation. These potentially dilutive securities are more fully described in Note 11, Stockholders’ Deficiency and Additional Paid-in Capital.

F-15

The following potentially dilutive securities outstanding at December 31, 2014 and 2013 have been excluded from the computation of diluted weighted average shares outstanding, as they would be antidilutive:

	2014	2013

Convertible preferred stock	2,996,482	3,991,448
Warrants	699,281	882,627
Stock options	2,797,239	880,792
	6,493,002	5,754,867

8. FAIR VALUE MEASURMENTS AND FINANCIAL INSTRUMENTS

Accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (the exit price) in an orderly transaction between market participants at the measurement date. The accounting guidance outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. In determining fair value, the Company uses quoted prices and observable inputs. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from independent sources.

The fair value hierarchy is broken down into three levels based on the source of inputs as follows:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 — Valuations based on observable inputs and quoted prices in active markets for similar assets and liabilities.

Level 3 — Valuations based on inputs that are unobservable and models that are significant to the overall fair value measurement.

Financial instruments recognized in the Consolidated Balance Sheet consist of cash and cash equivalents, investment tax credits, receivables and government receivables, accounts payable, accrued liabilities and long-term debt. The Company believes that the carrying value of its current financial instruments approximates their fair values due to the short-term nature of these instruments. The Company does not hold any derivative financial instruments.

Money market funds are highly liquid investments. The pricing information on these investment instruments is readily available and can be independently validated as of the measurement date. This approach results in the classification of these securities as Level 1 of the fair value hierarchy. The Company has not experienced any losses relating to such accounts and believes it is not exposed to a significant credit risk on its cash and cash equivalents. The carrying value of cash and cash equivalents approximates their fair value based on their short-term maturities at December 31, 2014 and 2013.

The fair value of its long-term debt is estimated to be $2,885,000 at December 31, 2014 (2013 - $0).

The fair value of the secured convertible notes was estimated to be $14,624,000 as at December 31, 2013.

In determining the fair value of long-term debt and the related party convertible notes, which are considered to be Level 3 instruments, as of December 31, 2014 and 2013, the Company used the following assumptions:

	2014	2013

Interest rate	15%	25%
Expected time to payment in months:
Long-term debt	31	N/A
Related party convertible notes	N/A	3

F-16

9.     RELATED PARTY CONVERTIBLE NOTES

During 2014 the Company issued secured convertible notes to existing and new unrelated investors in the aggregate principal amount and for total gross proceeds of $1,500,000 which carried interest at 5%.

On July 25, 2014, the holders of the related party convertible notes issued prior to December 31, 2013 voluntarily converted all principal and accrued interest into Series A Preferred Shares of VBI US. Additionally, the holders of the convertible notes issued during 2014 converted into Common Stock at a price per share of $0.36465 being 85% of the price paid for Common Stock as part of the July 2014 PIPE.

Related party convertible notes consisted of the following:

			2014	2013
Date Issued	Share Warrants Issued	Original Maturity Date

Related party note holders:
November 17, 2010	856,605	August 17, 2011	$-	$4,331,933
June 3, 2011	-	February 17, 2012	-	3,500,000
December 14, 2011	-	June 30, 2012	-	1,100,000
March 9, 2012	-	June 30, 2012	-	1,100,000
June 20, 2012	-	September 30, 2012	-	1,200,000
October 24, 2012	-	January 31, 2013	-	1,200,000
February 22, 2013	26,022	August 31, 2013	-	750,000
June 10, 2013	-	August 31, 2013	-	750,000
August 26, 2013	-	December 31, 2013	-	250,000
September 30, 2013	-	December 31, 2013	-	750,000
December 11, 2013	-	March 31, 2014	-	625,000

Gross proceeds			-	15,556,933

Accrued interest			-	3,405,669

			$-	$18,962,602

Maturity date in effect			Not applicable	March 31, 2014

Contemporaneous with the Merger, the share warrants issued above were automatically cancelled.

10.     LONG-TERM DEBT

	2014	2013

Gross proceeds and detachable warrants	$3,000,000	$-

Less: Portion of gross proceeds attributable to warrants to detachable warrants	(1,027,000)	-
Add: accretion of discount, cumulative	172,374	-

Less: current portion	(375,000)	-

	$1,770,374	$-

Contemporaneous with the Merger, the Company executed a term loan Facility, defined above, in the amount of $6 million, with the initial advance of $3 million drawn down on August 8, 2014 and the balance becoming available once certain product development milestones have been achieved. The amounts drawn on the Facility accrue interest at an annual rate equal to the greater of (a) one-month LIBOR (subject to a 5.00% cap) or (b) 1.00%, plus the Applicable Margin. The Applicable Margin will be 11.00%. Upon the occurrence, and during the continuance, of an event of default, the Applicable Margin, defined above, will be increased by 4.00% per annum. Principal payments due under the term loan facility are included in Note 16.

F-17

11. STOCKHOLDERS’ DEFICIENCY AND ADDITIONAL PAID-IN CAPITAL

The authorized share capital consists of 200,000,000 voting common shares with a par value of $0.0001 and 30,000,000 preferred shares.

The outstanding preferred shares have been designated Series 1 Convertible Preferred Shares. The Series 1 Convertible Preferred Shares are convertible to common shares at any time at the option of the holder on a one-to-one basis and the liquidation value is equal to the liquidation value of common stock. With respect to dividend distributions and liquidation, the Series 1 Preferred Stock ranks equally to all classes of common stock. Holders of Series 1 Preferred Stock are entitled to vote on all matters with a number of votes equal to the number of shares of common stock into which the preferred shares can be converted.

Common Stock Split

On July 25, 2014, the Company effected a 1-for-5 reverse stock split of the Common Stock. The Common Stock began trading post-split on July 29, 2014 under the new ticker symbol “VBIV”. Share and per share data have been retroactively adjusted to reflect the effects of the stock split.

Common Stock Issuances

In addition to the Common Stock issued as part of the Merger as described in Note 1, the Company issued 20,001 restricted common shares to former Paulson employees contemporaneously with the Merger, effective July 25, 2014. The fair value of the common shares amounted to $85,000 and was determined using the closing pricing on the effective date of the issuance.

On October 2, 2014, the Company signed a consulting agreement with a consulting firm whereby, as compensation for services to be performed by the consultants, the Company issued an aggregate of 275,000 shares of the Company’s common stock on October 27, 2014. The fair value of the common shares amounted to $654,500 and was determined using the closing pricing on the effective date of the issuance.

Private Placements of Common Stock

July 2013 PIPE

On July 25, 2013, the Company entered into a series of agreements intended to secure investment in the Company of $5.25 million with two external investors (collectively, the “Investors”). The investment was made in a private placement transaction which was exempt from registration under the Securities Act, subject to satisfaction of certain conditions. On July 25, 2014, contemporaneously with the Merger, the transaction closed. The Investors received 1,964,974 common shares and 2,711,880 Series 1 Preferred shares.

January 2014 PIPE

On January 29, 2014, the Company closed the private sale of 100,000 shares of its Common Stock to six accredited investors at a price of $2.50 per share for gross proceeds of $250,000. The transaction is not reflected in the Consolidated Statement of Stockholders’ Equity due to the restatement of the information related to the merger.

July 2014 PIPE

On July 25, 2014, the Company closed the private sale of 5,128,061 shares of its Common Stock to three biotech venture capital fund investors and other institutional investors at a price of $2.145 per share for gross proceeds of $11,000,000. Total share issuance costs were $1.8 million including non-cash compensation.

F-18

Stock Option Plans

The Company’s stock option plans are approved by and administered by the Board and its Compensation Committee. The Board designates, in connection with recommendations from the Compensation Committee, eligible participants to be included under the plan, and designates the number of options, exercise price and vesting period of the new options.

1999 Stock Option Plan

The Company’s 1999 Stock Option Plan expired in September 2009. On July 25, 2014 the remaining 36,000 shares of Common Stock were cancelled and as a result there are no longer any common shares reserved for potential future issuance pursuant to this plan. At December 31, 2014, there were no stock options outstanding.

2006 VBI US Stock Option Plan

The 2006 VBI US Stock Option Plan (the “2006 Plan”), was approved by and was previously administered by the VBI US board of directors which designated eligible participants to be included under the plan, and designated the number of options, exercise price and vesting period of the new options. At December 31, 2014, the maximum number of stock options issuable under the 2006 Plan was 2,724,909 of which 100,541 have been issued and exercised and 2,624,368 were assumed by the Company as part of the Merger as described in Note 1 and remain outstanding. The 2006 Plan is now administered by the Company’s Board, in connection with recommendations from the Compensation Committee.

On April 24, 2014, the Company granted 1,844,592 stock options to existing employees. The options began to vest on the closing of the Merger, which occurred on July 25, 2014. The options vest on a monthly basis over 48 months. The fair value of the options when granted from the 2006 Plan was estimated using the Black-Scholes option pricing model using the following assumptions: expected dividend 0%; risk-free interest rate of 1.51%; expected volatility of 84.35%; and a 10 year expected life.

2013 Stock Incentive Plan

The 2013 Equity Incentive Plan (the “2013 Plan”) reserved 300,000 shares of common stock for issuance for equity and cash and equity-linked awards to certain management, consultants and others. On June 19, 2013, the Board granted 60,000 options to purchase shares of common stock at a purchase price equal to the closing price of stock on that date, subject to the adoption of the 2013 Plan by the Company’s shareholders. The 2013 Plan was approved by the shareholders on November 8, 2013. On March 19, 2014, the Board granted 204,000 common shares to officers and directors under the 2013 Plan, which was recorded as commissions and salaries expense based on the closing price of stock on that date. On April 10, 2014, the Board granted an additional 36,000 common shares to officers and directors under the same terms as the March 2014 grant. The transaction is not reflected in the Consolidated Statement of Stockholders’ Equity due to the restatement of the information related to the Merger.

2014 Equity Incentive Plan

On May 1, 2014, the Board adopted the VBI Vaccines Inc. 2014 Equity Incentive Plan (the “2014 Plan”), an omnibus equity incentive plan pursuant to which the Company may grant equity and cash and equity-linked awards to certain directors, management, consultants and others in order to promote the success of the Company following the Merger by providing a means to offer incentives and to attract, motivate, retain and reward persons eligible to participate in the 2014 Plan. The 2014 Plan was approved by the Company’s shareholders on July 14, 2014.

The 2014 Plan reserves 815,688 shares of the Company’s common stock for issuance (the "Share Reserve"). On the first day of each fiscal year during the period beginning in fiscal year 2014, and ending on the second day of fiscal year 2024, the Share Reserve shall be increased by an amount equal to the lesser of (i) 1,200,000 shares of the Company’s common stock or the equivalent of such number of shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction; (ii) 5% of the number of outstanding shares of the Company’s common stock on such date; and (iii) an amount determined by the Board.

F-19

The maximum number of options issuable under the option plans is summarized in the following table:

	Number of Options or Shares
	Options Outstanding	Options Expired	Shares Issued or Exercised	Available for Future Grants	Total

2006 VBI US Stock Option Plan	2,624,368	-	100,541	-	2,724,909
2013 Stock Incentive Plan	8,871	51,129	240,000	-	300,000
2014 Equity Incentive Plan	164,000	-	20,001	631,687	815,688

Total as at December 31, 2014	2,797,239	51,129	360,542	631,687	3,840,597

All future stock option or share grants will be from the 2014 Plan. As of July 25, 2014, no shares of Common Stock were available for issuance under the previously adopted 1999 Plan, 2006 Plan or the 2013 Plan (other than shares issuable upon the exercise of currently outstanding stock options).

Activity related to stock options is as follows:

	Number of Options	Weighted Average Exercise Price

Balance outstanding as at December 31, 2012	820,792	$1.75

Granted	60,000	$3.80

Balance outstanding as at December 31, 2013	880,792	$1.89

Granted	2,008,592	$2.32
Exercised	(41,016)	$0.0001
Forfeited (vested: 51,129; unvested: NIL)	(51,129)	$3.80

Balance outstanding as at December 31, 2014	2,797,239	$2.19

No stock options expired in 2014 or 2013. Non-vested options at December 31, 2014, and 2013 were 1,927,696 and 219,676, respectively.

The intrinsic value of options exercised during the year ended December 31, 2014 was $88,009 (2013 -$0). The total fair value of options vested during the years ended December 31, 2014, and 2013 was $512,035 and $276,025, respectively.

F-20

		Weighted
	Number	Average	Number	Weighted
	Outstanding at	Remaining	Exercisable	Average
Exercise	December 31,	Contractual	at December 31,	Exercise
Price	2014	Life (Years)	2014	Price

$1.30	469,596	6.0	341,251	$1.30
$2.15	1,844,579	9.8	192,145	$2.15
$2.65	310,193	4.7	310,193	$2.65
$3.80	8,871	8.5	8,871	$3.80
$4.25	164,000	9.6	17,083	$4.25

$2.19	2,797,239	8.6	869,543	$2.05

Stock-based compensation expense

Under the 2006 Plan and the 2014 Plan, the Company has issued stock options to employees. Stock options are issued with exercise prices equal to the underlying share’s fair value on the date of grant, subject to a four-year vesting period as follows: 25% at the first anniversary of the grant date and 2.083% on the last day of each month for the 36 months thereafter until 100% vested with a contractual term of 10 years.

In determining the amount of stock-based compensation the Company used the Black-Scholes option pricing model to establish the fair value of options granted by applying the following assumptions:

	2014	2013

Volatility	82.6% - 85.2%	-
Risk free interest rate	1.51% - 1.92%	-
Expected term in years	6.25 - 10	-
Expected dividend yield	-	-
Weighted average fair value per option	$1.40	N/A

The fair value of the options expected to vest is recognized as an expense on a straight-line basis over the vesting period. The total stock-based compensation expense recorded in the years ended December 31, 2014 and 2013 was as follows:

	Year Ended December 31
	2014	2013

Research and development	$127,200	$37,000
General and administrative	302,210	98,000
Total stock-based compensation expense	$429,410	$135,000

The risk-free rate was based on the 6-10 year T-Bond Federal Reserve rate. The Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time its equity shares have been publicly traded. As a result, the Company uses the simplified method to determine the expected term of stock options.

The volatility was based on an average of volatility rates over 6 years for a pool of public pharmaceutical or biotechnology companies that are at a comparable stage of development.

There is $3,500,062 of unrecognized compensation as at December 31, 2014. This expense will be recognized over a weighted average period of 3.4 years. Management estimates the expected life of the options to approximate their actual remaining life of 6.8 years based upon experience to date. The Company issues new shares upon the exercise of stock options.

Warrants

The warrants issued on July 25, 2014, as part of the Facility described in Note 1 and 10, entitle the holders to purchase 699,281 common shares. The exercise price for the warrants is $2.145 which is equal to the price per share of the Common Stock paid by investors in the $11 million July 2014 PIPE described in Note 1. Assuming the funding of an additional $3 million advance under the Facility, which is contingent on the Company achieving certain operational milestones, the Company will issue to the lender warrants to purchase an additional 699,281 shares of the Common Stock at an exercise price equal to the 10-day volume weighted average price of the Common Stock reported by Bloomberg LP for the 10 trading days preceding the date of the advance.

F-21

All previously issued warrants by VBI US in 2010 and 2013 as described in Note 9, Related Party Convertible Notes, automatically expired on consummation of the Merger. As a result, the amount previously attributed to these warrants was reclassified as additional paid-in capital during 2014. These warrants are not reflected in the Consolidated Statement of Stockholders’ Equity and the table below due to the restatement of the information related to the Merger.

The value attributed to the warrants issued on July 25, 2014 was based on the Black-Scholes option pricing model determined by applying the following assumptions:

Volatility	84.35%
Risk free interest rate (based on 5 year T-Bond Federal Reserve rate)	1.51%
Expected dividend yield	-%
Expected term in years	6.25

Activity related to the warrants is as follows:

	Number of Warrants	Weighted Average Exercise Price

Balance outstanding as at December 31, 2012	856,605	$1.30

Issued	26,022	$1.30

Balance outstanding as at December 31, 2013	882,627	$1.30

Issued	699,281	$2.145
Expired	(882,627)	$1.30

Balance outstanding as at December 31, 2014	699,281	$2.145

12. INCOME TAXES

The Company operates in both U.S. and Canadian tax jurisdictions. Its income is subject to varying rates of tax, and losses incurred in one jurisdiction cannot be used to offset income taxes payable in another. Generally, the three previous tax years remain open to examination. A reconciliation of the combined income tax rate with the Company’s effective tax rate and income tax provisions are as follows:

	2014	2013

Net loss	$14,407,809	$5,451,869

Expected statutory rate (recovery)	(40.2% )	(43.0%	)
Expected recovery of income tax	(5,791,939)	(2,344,300)
Investment tax credit	(679,000)	-
Merger transaction costs	1,861,000	-
Effect of change of foreign exchange rate	1,499,000	387,500
Change in valuation allowance	1,845,665	1,532,000
Effect of foreign tax rate difference	461,000	395,500
Change in tax rates	397,000	-
Stock based compensation	130,000	-
Accretion on debt discount	69,000	-
Permanent differences & other	208,274	29,300

Provision for income taxes	$-	$-

F-22

The US statutory income tax rate of 40.2% is comprised of federal income tax at approximately 35.0% and state income tax at approximately 5.2%. The Canadian statutory income tax rate of 26.5% is comprised of federal income tax at approximately 15.0% and provincial income tax at approximately 11.5%.

The Company has U.S. federal net operating loss carryovers ("NOLs") of approximately $19.6 million and $14.0 million at December 31, 2014 and 2013, respectively, available to offset taxable income which expire beginning in 2026.  If not used, these NOLs may be subject to limitation under Internal Revenue Code Section 382 should there be a greater than 50% ownership change as determined under the regulations.  The Company plans on undertaking a detailed analysis of any historical and/or current Section 382 ownership changes that may limit the utilization of the net operating loss carryovers.

The Company also has Federal Canadian Net Operating Loss carryovers of approximately $21.1 million and $19.0 million, as of December 31, 2014 and December 31, 2013, respectively, available to offset future taxable income which expire beginning in 2015.

At December 31, 2014, the Company has approximately $3.7 million (2013 - $4.0 million) of non-refundable investment tax credits available to carry forward and reduce future years’ Canadian federal income taxes. At December 31, 2014, the Company has approximately $0.6 million (2013 - $0.6 million) of non-refundable investment tax credits available to carry forward and reduce future years’ Ontario (provincial) income taxes. These potential benefits begin to expire in 2025 and have not been recorded in the accounts.

The Company has claimed less research and development expenses for Canadian income tax purposes than has been recorded in the financial statements. As at December 31, 2014, these unclaimed expenses total approximately $13.7 million (2013 - $14.5 million). These are available without expiry to reduce future years’ taxable income in Canada.

The deferred tax asset consists of the following:

	2014	2013

Tax losses	$13,575,000	$11,783,017
SR&ED pool	3,639,000	3,843,664
Investment tax credits	3,277,000	2,946,005
Tax basis exceeding book on capital assets	124,000	239,649
Stock based compensation	43,000	-

	20,658,000	18,812,335

Valuation allowance	$(20,658,000)	$(18,812,335)

Net deferred tax asset	$-	$-

There are no current income taxes owed, nor are any income taxes expected to be owed in the near term.

F-23

14. NET CHANGES IN OPERATING WORKING CAPITAL ITEMS

	2014	2013

Investment tax credits receivable	$(7,166)	$62,614
Prepaid expenses and deposits	(293,394)	97,050
Government receivables	23,072	113,638
Accounts payable and accrued liabilities	711,960	109,630

	$434,472	$382,932

15. CONTINGENCIES

The Company entered into two consulting agreements with non-affiliated parties on January 17 and 28, 2013, respectively, whereby the Company has agreed to pay each of the consultants performance bonuses ranging from $10,000 to $125,000 for the achievement of the following milestones for a novel vaccine: patent filing; regulatory approval of clinical testing; start of Phase II and III studies; regulatory approval; and reaching cumulative sales of $100 million. Furthermore, the Company is committed to grant each consultant stock options with a fair value equal to $100,000 upon successfully closing a financing as defined in the consulting agreements. Although none of the defined milestones were achieved prior to the date these consolidated financial statements were issued, in good faith the Company is negotiating the issuance of some common shares in lieu of the stock options.

On July 18, 2011, as part of the ePixis asset acquisition, the Company entered into a Sale and Purchase Agreement where it is obligated to make the following milestone payments:

●	EUR 101,720 upon successful technology transfer to a contract manufacturing organization;

●	EUR 500,000 to EUR 1,000,000 upon first approval by the United States Food and Drug Administration;

●	EUR 750,000 to EUR 1,500,000 upon reaching Cumulative Net Sales, as defined in the Sale and Purchase Agreement, of EUR 25,000,000; in the case of a sublicense the payments are reduced by 50%;

●	EUR 1,000,000 to EUR 2,000,000 upon reaching Cumulative Net Sales, as defined in the Sale and Purchase Agreement, of EUR 50,000,000; in the case of a sublicense the payments are reduced by 50%; and

●	in the case of a sublicense only, EUR 500,000 to EUR 1,000,000 upon reaching Cumulative Net Sales, as defined in the Sale and Purchase Agreement, of EUR 75,000,000 and EUR 100,000,000.

The events obliging the Company to make these payments have not yet occurred and the probability of them occurring is not determinable; consequently, no amounts are accrued in respect of these contingencies.

16. COMMITMENTS

Contractual obligations are as follows as of December 31, 2014:

	Contractual obligations
	Operating leases for lab and office space	Principal payments on credit facility and exit fee

2015	$273,406	$375,000
2016	293,905	900,000
2017	212,912	1,785,000
Total	$780,223	$3,060,000

Rent expense for the year ended December 31, 2014 was $271,233 (2013 - $245,665).

F-24

17. LEGAL PROCEEDINGS

On November 26, 2014, a putative class action complaint was filed in the United States District Court, Southern District of New York, Case No. 14-cv-9435, on behalf of pre-Merger shareholders of Paulson Capital (Delaware) Corp. who held shares on October 11, 2013 and were entitled to vote at the 2013 Shareholder Meeting, against the Company and certain individuals who were directors as of the date of the vote, in a matter captioned Furlong et al. v. VBI Vaccines, Inc. et al., making claims arising under Section 20(a) and Section 14(a) of the Exchange Act and Rule 14a-9, 17 C.F.R. § 240.14a-9, promulgated thereunder by the SEC. The claims allege false and misleading information provided to investors in the Definitive Proxy Statement on Schedule 14A filed by the Company with the SEC on October 18, 2013 related to the solicitation of votes from shareholders to authorize the Board to pursue potential restructuring transactions. If the plaintiffs were able to prove their allegations in this matter and to establish the damages they assert, then an adverse ruling could have a material impact on the Company. However, the Company disputes the claims asserted in this putative class action case and is vigorously contesting the matter.

VBI Cda had an on-going dispute with the former landlord of its research facility. Such dispute related to the amount charged by the landlord for leased storage space. On November 22, 2013, Del Management Solutions Inc., the property manager for the National Capital Commission (“NCC”), issued a Demand Letter to VBI Cda demanding payment of $171,041.43 CAD. On October 23, 2014, VBI Cda offered to settle the dispute by forfeiting the $32,000 CAD rent deposit. The NCC accepted and on December 12, 2014, the NCC and VBI Cda signed a mutual full and final release. This matter is now considered closed.

18. SUBSEQUENT EVENTS

On July 25, 2014, the Company and VBI US entered into a Credit Agreement and Guaranty (the “Credit Agreement”) with PCOF 1, LLC (the “Lender”). The Company and VBI Cda, agreed to act as guarantors of VBI US’s obligations under the Credit Agreement. The Credit Agreement was attached as an exhibit to and described further in the Form 8-K filed by the Company on July 28, 2014.

On September 30, 2014, the Company, VBI US, VBI Cda and Lender entered that certain First Amendment to Credit Agreement (“Amendment No. 1”). Amendment No. 1 extended the deadline of the milestone requirement for VBI US to enter into a licensing agreement with a global pharmaceuticals company with respect to the Thermostable LPV technology, on terms satisfactory to the Lender, from September 30, 2014 to December 31, 2014 (the “Milestone Requirement”). Amendment No. 1 was attached as an exhibit to and described further in the Form 8-K filed by the Company on October 6, 2014.

On March 19, 2015, the Company, VBI US, VBI Cda and Lender entered that certain Second Amendment to Credit Agreement (“Amendment No. 2”). Amendment No. 2 further extends Milestone Requirement from December 31, 2014 to April 30, 2015. The Credit Agreement otherwise remains in full force and effect without modification.

F-25

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SCIVAC THERAPEUTICS INC.,

SENICCAV ACQUISITION CORPORATION

AND

VBI VACCINES INC.

Dated as of October 26, 2015

i

2.28	No Cease Trade	28
2.29	Securities Laws	28
2.30	Canadian Operations	28
2.31	Certain Business Practices	28
2.32	Employee Benefits Plans	28
2.33	Healthcare Regulatory and Related Matters	31
2.34	Anti-Takeover Provisions	33
2.35	Opinion of Financial Advisor	33
2.36	Survival of Representations and Warranties	33
Article 3 Representations and Warranties of SciVac and Sub		34
3.1	Authority Relative to this Agreement	34
3.2	Organization and Qualification; Subsidiaries	34
3.3	No Material Change	34
3.4	No Violations	35
3.5	Consents	36
3.6	Capitalization	36
3.7	Ownership of Subsidiaries	36
3.8	Reporting Status; Securities Laws Matters and Financial Statements	36
3.9	Books and Records	38
3.10	Minute Books	38
3.11	No Undisclosed Liabilities	39
3.12	Taxes	39
3.13	Litigation	40
3.14	Material Contracts	41
3.15	Permits	41
3.16	Expropriation	42
3.17	Rights of Other Persons	42
3.18	Environmental Matters	42
3.19	Intellectual Property	42
3.20	Status of SciVac Products	45
3.21	Compliance with Laws	45
3.22	Employment Matters	46
3.23	Related Party Transactions	48
3.24	Registration Rights	48
3.25	Restrictions on Business Activities	48
3.26	Brokers	49
3.27	Insurance	49
3.28	No Cease Trade	49
3.29	United States Securities Laws	49
3.30	Certain Business Practices	49
3.31	Healthcare Regulatory and Related Matters	49
3.32	Anti-Takeover Provisions	53
3.33	Opinion of Financial Advisor	53
3.34	Ownership and Operations of Sub	53
3.35	Survival of Representations and Warranties	53

ii

Article 4 Conduct of Business Pending Consummation		53
4.1	Affirmative Covenants of the Company	53
4.2	Negative Covenants of the Company	54
4.3	Affirmative Covenants of SciVac	57
4.4	Negative Covenants of SciVac	57
4.5	Notification of Certain Matters	59
4.6	No Control of Other Party’s Business; Other Actions	60
4.7	Preparation of Proxy Statement/Prospectus and Registration Statement; Company Stockholders’ Meeting	60
4.8	Preparation of SciVac Circular; SciVac Shareholders Meeting	62
4.9	No Solicitation	63
4.10	Access to Information	66
4.11	Antitrust Notification; Consents; Reasonable Best Efforts	67
4.12	Filing with State Office	69
4.13	Directors’ and Officers’ Indemnification and Insurance	69
4.14	Press Releases	70
4.15	Takeover Laws; Charter Provisions; No Rights Plan	71
4.16	Employee Benefits and Contracts	71
4.17	Shareholder Litigation	71
4.18	NASDAQ; Post-Closing SEC Reports	72
4.19	FIRPTA Company Certificate	72
4.20	Section 16 Matters	72
4.21	Governance Matters	73
4.22	SEC Reports	73
4.23	TSX Reports	73
4.24	Exchange Listing	73
4.25	Voting and Support Agreements	73
4.26	SciVac Board of Directors	74
4.27	Officers of SciVac	74
4.28	New SciVac Equity Incentive Plan	74
4.29	Lock-Up/Leak-Out Agreements	74
4.30	DNASE License	74
4.31	New Trading Symbol	75
Article 5 Conditions Precedent		75
5.1	Conditions to Obligations of Each Party	75
5.2	Conditions to Obligations of SciVac and Sub	76
5.3	Conditions to Obligations of the Company	77
Article 6 Termination		77
6.1	Termination	77
6.2	Effect of Termination	80
6.3	Expenses	81
Article 7 Miscellaneous		82
7.1	Definitions	82

iii

7.2	Non-Survival of Representations, Warranties and Agreements	95
7.3	Disclosure Schedules	95
7.4	Governing Law; Jurisdiction	96
7.5	WAIVER OF JURY TRIAL	96
7.6	Severability; Construction	96
7.7	Specific Performance	96
7.8	Entire Agreement	97
7.9	Amendments	97
7.10	Extension; Waivers	97
7.11	Parties in Interest	98
7.12	Assignment	98
7.13	Notices	98
7.14	Counterparts	99
7.15	Captions; Articles and Sections	99
7.16	Interpretations	99

Exhibits:

Exhibit A	Certificate of Merger
Exhibit B	Certificate of Incorporation of the Surviving Corporation
Exhibit C	Bylaws of the Surviving Corporation
Exhibit D-1	Form of VBI Vaccines Voting Agreement
Exhibit D-2	Form of SciVac Voting Agreement
Exhibit E	New SciVac Equity Incentive Plan

iv

Annex A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 26, 2015, by and among SCIVAC THERAPEUTICS INC., a corporation organized under the laws of British Columbia, Canada (“SciVac”); SENICCAV ACQUISITION CORPORATION, a Delaware corporation (“Sub”), and VBI VACCINES INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 7.1.

Recitals

WHEREAS, the board of directors of the Company (the “Company Board”) has determined that a merger of the Company and Sub, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of the Company and its stockholders, and declared it advisable to enter into this Agreement with SciVac and Sub and consummate the transactions described herein;

WHEREAS, the board of directors of SciVac (the “SciVac Board”) and the board of directors of Sub have determined that a merger of the Company and Sub, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of SciVac and Sub, respectively, and their respective stockholders, and declared it advisable, to enter into this Agreement and consummate the transactions described herein (the “SciVac Board Recommendation”);

WHEREAS, the Company Board has (a) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (b) recommended approval and adoption of this Agreement by the stockholders of the Company (the “Company Board Recommendation”);

WHEREAS, the board of directors of Sub, has (a) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (b) recommended approval of this Agreement and the transactions contemplated hereby by the sole stockholder of Sub;

WHEREAS, it is the intention of the Parties to this Agreement that the Merger for U.S. federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and this Agreement is intended to be, and is hereby adopted as, a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, at the Effective Time, Sub shall merge with and into the Company, with the Company surviving such merger, and the outstanding shares of Company Common Stock shall be converted into the right to receive SciVac Common Shares (except as provided herein) and, upon the terms and subject to the conditions of this Agreement, the Company shall continue to conduct its business and operations as a wholly owned subsidiary of SciVac.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties hereby agree as follows:

Article 1
Transactions and Terms of Merger; Canadian Offer

1.1 Merger.

On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Sub shall be merged with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware, as amended, (the “DGCL”) and with the effects provided in the DGCL (the “Merger”). At the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the Surviving Corporation in the Merger and shall be a wholly owned Subsidiary of SciVac and shall continue to be governed by the Laws of the State of Delaware. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, immunities, purposes and franchises, both public and private, of each of the Company and Sub, all real property and personal property, tangible and intangible, of every kind and description, belonging to each of the Company and Sub shall be vested in the Surviving Corporation without further act or deed, and the title to any real estate, or any interest therein, vested in each of the Company and Sub shall not revert or be in any way impaired by reason of such Merger, the Surviving Corporation shall be liable for all the obligations and liabilities of each of the Company and Sub and any claim existing or action or proceeding pending by or against each of the Company and Sub may be enforced as if such Merger had not taken place, and neither the rights of creditors nor any liens upon, or security interests in, the property of each the Company and Sub shall be impaired by such merger or consolidation.

1.2 Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 a.m., New York City time, or such other time as the Parties, acting through their authorized officers, may mutually agree, on a date to be specified by the parties hereto, but no later than the third (3rd) Business Day following the satisfaction or waiver of the conditions (excluding the conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at Closing) set forth in Article 5, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties. The Closing shall be held at the offices of Greenberg Traurig, P.A., 333 S.E. Second Avenue, Suite 4400, Miami, FL 33131 (or pursuant to the electronic or other remote exchange of documents and closing deliverables required by this Agreement), unless another place is agreed to in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3 Effective Time.

Concurrently with the Closing, the Company, SciVac and Sub shall cause a certificate of merger relating to the Merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) to be duly executed and filed with the office of the Secretary of State of the State of Delaware as provided under the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been properly filed with the Secretary of State of the State of Delaware or at such later date and time as is agreed between the Parties and specified in the Certificate of Merger, but in no event more than ninety (90) days after the date of filing the Certificate of Merger with the Secretary of State of the State of Delaware, and such date and time is hereinafter referred to as the “Effective Time.” The Merger shall have the effects set forth in this Agreement and the DGCL.

2

1.4 Charter and Bylaws.

At the Effective Time, the certificate of incorporation and bylaws of the Company shall be amended and restated in accordance with the DGCL substantially in the forms attached hereto as Exhibit B and Exhibit C, respectively, which thereafter shall be the certificate of incorporation and bylaws of the Surviving Corporation.

1.5 Directors and Officers.

The directors of Sub in office immediately prior to the Effective Time (together with such additional persons as may be appointed or elected to become directors of the Surviving Corporation effective as of the Effective Time), shall be those persons set forth on Schedule 1.5 and shall be the directors of the Surviving Corporation at and as of the Effective Time and shall serve in such capacity until the earlier of their resignation or removal or until their successors are duly elected and qualified in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL. The officers of Sub shall be those persons set forth on Schedule 1.5 at and as of the Effective Time and shall serve in such capacity until the earlier of their resignation or removal or until their successors are duly elected and qualified in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL.

1.6 Conversion of Shares.

Subject to the terms and conditions of this Agreement, including, but not limited to, the provisions of this Article 1, at the Effective Time, by virtue of the Merger and without any action on the part of SciVac, the Company, Sub or any holder of Company Common Stock or Company Convertible Preferred Stock:

(a) Conversion of Sub Common Stock. Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the “Converted Shares”). Except as set forth in Section 1.6(d), the Converted Shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation at the Effective Time. From and after the Effective Time, all certificates representing shares of Sub Common Stock shall be deemed for all purposes to represent the Converted Shares until the board of directors of the Surviving Corporation issues new certificates in respect of such shares.

(b) Shares Held by the Company or SciVac. Each of the shares of Company Common Stock held by any Company Entity (including shares of Company Common Stock or Company Convertible Preferred Stock held in treasury by the Company) or by any SciVac Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3

(c) Conversion of Company Common Stock. Each share of Company Common Stock (excluding shares cancelled pursuant to Section 1.6(b) and including shares of Company Convertible Preferred Stock converted into Company Common Stock immediately prior to the Closing) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive SciVac Common Shares in the ratio (the “Exchange Ratio”) of 20.808356 SciVac Common Shares for such share of Company Common Stock (the “Merger Consideration”). From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Company Certificate”) or book-entry share (a “Book-Entry Share”) representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest thereon, upon the surrender of such Company Certificate or Book-Entry Share in accordance with Section 1.9.

(d) Issuance of Shares by the Surviving Corporation. As consideration for SciVac issuing the Merger Consideration pursuant to this Section 1.6, the Surviving Corporation shall issue to SciVac a number of fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation equal to the number of SciVac Common Shares issued as Merger Consideration. The fair market value of the Merger Consideration will be equal to the number of such shares of common stock of the Surviving Corporation issued to SciVac pursuant to this Section 1.6(d).

(e) Fractional Shares. In no event shall any holder of Company Common Stock be entitled to a fractional SciVac Common Share. Notwithstanding any other provision of this Agreement, where the aggregate number of SciVac Common Shares to be issued to a holder of shares of Company Common Stock pursuant to the Merger would result in a fraction of a SciVac Common Share (after taking into account all Company Certificates and Book-Entry Shares delivered by such holder), the number of SciVac Common Shares to be received by such holder of Company Common Stock shall be rounded down to the nearest whole SciVac Common Share.

1.7 Anti-Dilution Provisions.

If, between the date of this Agreement and the Effective Time, the outstanding SciVac Common Shares or shares of Company Common Stock or Company Convertible Preferred Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, the Merger Consideration and any adjustments or payments to be made under Section 1.6 which are based on the number of SciVac Common Shares or shares of Company Common Stock, Company Convertible Preferred Stock, shall be correspondingly adjusted to provide the holders of Company Common Stock, Company Warrants, Company Options and other awards under the Company Option Plan or the New SciVac Equity Incentive Plan, the same economic effect as contemplated by this Agreement prior to such event; provided, that with respect to Company Options and other awards made under the Company Option Plan, any such adjustments shall be made only to the extent required under the applicable Company Option Plan.

4

1.8 Warrants and Stock Options.

(a) Each warrant to purchase one share of Company Common Stock granted by the Company (the “Company Warrants”) that is outstanding immediately prior to the Effective Time, whether exercisable or not exercisable at such time, shall be converted into and become rights with respect to SciVac Common Shares, and SciVac shall assume each Company Warrant, in accordance with the terms of the Company Warrant, except that from and after the Effective Time, (i) each Company Warrant assumed by SciVac may be exercised solely for SciVac Common Shares (or cash, if so provided under the terms of such Company Warrant), (ii) the number of SciVac Common Shares subject to such Company Warrant shall be equal to the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (iii) the per share exercise price under each such Company Warrant shall be adjusted by dividing the per share exercise price under each such Company Warrant by the Exchange Ratio and rounding up to the nearest cent. Each of Company and SciVac shall adopt any and all resolutions and take any and all necessary steps to effectuate the foregoing provisions of this Section 1.8(a) and reserve for issuance a sufficient number of SciVac Common Shares for delivery upon exercise of Company Warrants assumed by it in accordance with this Section 1.8(a).

(b) At the Effective Time, each option to purchase shares of Company Common Stock granted by the Company, whether granted pursuant to a Company Option Plan or otherwise (collectively, including all such options granted under any Company Option Plan, the “Company Options”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be disposed of to and cancelled by SciVac, and the former holders of Company Options shall receive as the sole consideration therefor substantially identical options with respect to SciVac Common Shares (“SciVac Options”). All terms and conditions of each SciVac Option, including the term to expiry, conditions to and manner of exercising, will be the same as the Company Option for which it was exchanged (subject to applicable Law), and shall be governed by the terms of the applicable Company Option Plan and/or stock option agreement, and any certificate or option agreement previously evidencing the Company Option shall thereafter be and be deemed to be evidence of the SciVac Option, except that from and after the Effective Time, (i) SciVac and its compensation committee shall be substituted for the Company and the compensation committee of the Company Board (including, if applicable, the Company Board) administering such Company Option Plan, (ii) the SciVac Option may be exercised solely for SciVac Common Shares (or cash, if so provided under the terms of such Company Option), (iii) the number of SciVac Common Shares subject to a particular SciVac Option shall be equal to the number of shares of Company Common Stock subject to the applicable Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, subject to automatic downward adjustment in accordance with Section 1.8(e), and (iv) the per share exercise price under the SciVac Option shall be adjusted by converting the per share exercise price under the Company Option to Canadian dollars using the noon spot rate quoted by the Bank of Canada (the “Noon Spot Rate”) for the day that includes the Effective Time (or, if no Noon Spot Rate is quoted for that day, the Noon Spot Rate for the closest preceding day for which a Noon Spot Rate is quoted), and dividing the result of that conversion by the Exchange Ratio and rounding up to the nearest cent, subject to automatic upward adjustment in accordance with paragraph Section 1.8(e). In addition, notwithstanding the provisions of clauses (iii) and (iv) of the second sentence of this Section 1.8(b), each Company Option that is an “incentive stock option” or a nonqualified stock option held by a U.S. taxpayer shall be adjusted as required by Section 424 of the Code and Section 409A of the Code and the Treasury Regulations thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Code and the Treasury Regulations under Section 409A of the Code, or otherwise result in negative Tax treatment or penalties under Section 424 of the Code or Section 409A of the Code. Each of the Company and SciVac shall adopt any and all resolutions and take all necessary steps to effectuate the foregoing provisions of this Section 1.8(b).

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(c) As soon as practicable after the Effective Time, SciVac shall deliver to the participants in each Company Option Plan an appropriate notice setting forth such participant’s rights pursuant thereto and the grants subject to such Company Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 1.8(b) after giving effect to the Merger), and SciVac shall comply with the terms of each Company Option Plan to ensure, to the extent required by, and subject to the provisions of, such Company Option Plan, that Company Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time and Company Options that qualified for exemption from application of Section 409A of the Code prior to the Effective Time continue to remain so exempt. At or prior to the Effective Time, SciVac shall take all corporate action necessary to reserve for issuance a sufficient number of SciVac Common Shares for delivery upon exercise of Company Options assumed by it in accordance with this Section 1.8.

(d) As soon as practicable after the Effective Time, SciVac shall file a registration statement on Form S-8 (or any successor or other appropriate form), with respect to the SciVac Common Shares subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

(e) The number of SciVac Common Shares issuable on exercise of each SciVac Option as determined pursuant to Section 1.8(b), or the per share exercise price under the SciVac Option as determined pursuant to Section 1.8(b), in respect of each SciVac Option that is issued at the Effective Time in exchange for a Company Option pursuant to paragraph Section 1.8(b) to a person who at the Effective Time is a resident of Canada (each a “Canadian Company Optionholder”) for the purposes of the Tax Act, shall be automatically adjusted with effect as of the Effective Time such that

(i) the amount by which the total value as computed in accordance with the Tax Act (“Total Value”), determined immediately after the Effective Time, of the SciVac Common Shares that are subject to the SciVac Option exceeds the total amount as computed in accordance with the Tax Act (“Total Amount”) payable to acquire those SciVac Common Shares, does not exceed

(ii) the amount by which the Total Value, determined immediately before the Effective Time, of the shares of Company Common Stock that were subject to the Company Option exceeds the Total Amount that was payable to acquire those shares of Company Common Stock,

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The compensation committee of the Company shall, no later than 48 hours before the day that includes the Effective Time, declare whether the automatic adjustment shall be made by decreasing the number of SciVac Shares issuable under the SciVac Option or by increasing the per share exercise price under the SciVac Option (but not both), and the automatic adjustment shall be made either by reducing the number of SciVac Shares or increasing the per share exercise price (but not both) in accordance with such declaration. The compensation committee shall determine the amount of each such adjustment and shall notify each Canadian Company Optionholder promptly in writing of its determination but, for greater certainty, no such determination or notification shall be or be deemed to be conclusive evidence of the correct amount of the adjustment after Closing, it being the intention of the Company and SciVac that the automatic adjustment to the terms of each SciVac Option issued to a Canadian Company Optionholder in exchange for SciVac Options pursuant to Section 1.8(b) that is made pursuant to this Section 1.8(e) comply with the requirements of subsection 7(1.4) of the Tax Act.

1.9 Exchange Procedures.

(a) On the Closing Date, SciVac shall make available to SciVac’s transfer agent or another exchange agent selected by SciVac and which is reasonably acceptable to the Company (the “Exchange Agent”), for exchange in accordance with this Section 1.9, the SciVac Common Shares issuable pursuant to this Agreement. Promptly after the Effective Time, the Surviving Corporation shall instruct the Exchange Agent to mail (or in the case of the Depository Trust Company on behalf of “Street” holders, deliver) to each holder of record of a Company Certificate or Book-Entry Shares immediately prior to the Effective Time, appropriate transmittal materials and instructions (a “Letter of Transmittal”). The Letter of Transmittal shall specify that delivery shall be effected, and risk of loss and title to such Company Certificates or Book-Entry Shares shall pass, only upon proper delivery of such Company Certificates or Book-Entry Shares to the Exchange Agent). Each holder of shares of Company Common Stock that have been converted into the right to receive Merger Consideration shall be entitled to receive the Merger Consideration in respect of any share of Company Common Stock represented by a Company Certificate or any Book-Entry Share upon (i) surrender to the Exchange Agent of such Company Certificate, together with a duly completed and validly executed Letter of Transmittal and duly endorsed as the Exchange Agent may require or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of the transfer as the Exchange Agent may reasonably request) in the case of book-entry of Book-Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock represented by Company Certificates or Book-Entry Shares that are not registered in the transfer records of the Company, the consideration provided in Section 1.6 may be issued to a transferee if the Company Certificates representing such shares or Book-Entry Shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer Taxes have been paid. If any Company Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Company Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as SciVac and the Exchange Agent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Company Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. SciVac shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the consideration provided in Section 1.6. No interest will accrue or be paid to any holder of Company Common Stock.

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(b) After the Effective Time, each holder of shares of Company Common Stock (other than shares to be canceled pursuant to Section 1.6(b)) issued and outstanding immediately prior to the Effective Time shall surrender or transfer the Company Certificate or Company Certificates representing such shares or Book-Entry Shares to the Exchange Agent together with a duly completed and validly executed Letter of Transmittal, duly endorsed as the Exchange Agent may require, and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 1.6 in one or more SciVac Common Shares, which shall be in uncertificated book entry form unless a physical certificate is requested, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 1.7. SciVac shall not be obligated to deliver the Merger Consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders or transfers such holder’s Company Certificate or Company Certificates or Book-Entry Shares for exchange as provided in this Section 1.9.

(c) Each of SciVac, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of any state, local, or foreign Tax Law, unless they have been presented with documentation that eliminates the requirement to withhold, and to request any necessary Tax forms, as applicable, or any other proof of exemption from withholding or similar information, from the shareholders of the Company or other recipient of payments in respect of which such deduction and withholding was made. To the extent that any amounts are so withheld by SciVac, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by SciVac, the Surviving Corporation or the Exchange Agent, as the case may be. Each of SciVac, the Surviving Corporation and the Exchange Agent shall provide any documentation of such deduction or withholding as reasonably requested by the shareholders of the Company or other recipient of payments in respect of which such deduction and withholding was made.

(d) Any portion of the aggregate Merger Consideration that remains unclaimed by the holders of Company Common Stock for one year after the Effective Time shall be returned to SciVac (together with any dividends or earnings in respect thereof). Any holders of Company Common Stock who have not theretofore complied with this Article 1 shall thereafter be entitled to look only to SciVac, and only as a general creditor thereof, for payment of the Merger Consideration deliverable in respect of each share of Company Common Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

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(e) Any other provision of this Agreement notwithstanding, none of SciVac, the Surviving Corporation or the Exchange Agent shall be liable to a holder of Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts of consideration remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by Law, the property of SciVac free and clear of any claims or interest of any Person previously entitled thereto.

(f) If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all Assets, property, rights, privileges, powers and franchises of the Company and Sub, the directors and officers of SciVac and the Surviving Corporation shall have the authority to take all such lawful and necessary action.

1.10 Rights of Former Company Shareholders.

At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time, and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, Company Certificates and Book-Entry Shares representing shares of Company Common Stock are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article 1. Until surrendered for exchange in accordance with the provisions of Section 1.9, each Company Certificate theretofore representing shares of Company Common Stock and each Book-Entry Share (other than shares to be canceled pursuant to Section 1.6(b)) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 1.6 in exchange therefor, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by the Company in respect of such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former shareholders of record of the Company shall be entitled to vote after the Effective Time at any meeting of SciVac shareholders the number of whole SciVac Common Shares into which their respective shares of Company Common Stock are converted, regardless of whether such holders have exchanged their Company Certificates or Book-Entry Shares for SciVac Common Shares in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by SciVac on the SciVac Common Shares, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of SciVac Common Shares issuable pursuant to this Agreement, no dividend or other distribution payable to the holders of record of SciVac Common Shares as of any time subsequent to the Effective Time shall be delivered to the holder of any Company Certificates or Book-Entry Shares until such holder surrenders such Company Certificates or Book-Entry Shares for exchange as provided in Section 1.9. However, upon surrender of such Company Certificates or Book-Entry Shares, both the SciVac Common Shares (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Company Certificates or Book-Entry Shares.

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1.11 Tax Consequences.

The Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Each of the Parties shall, for U.S. federal income tax purposes, report the Merger as a reorganization within the meaning of Section 368 of the Code.

1.12 Canadian Offer.

(a) SciVac shall, concurrently with the Company’s filing of its Proxy Statement, make an offer (the “SciVac Canadian Offer”) to each holder of one or more shares of Company Common Stock who is a resident of Canada for the purposes of the Tax Act (each a “Canadian Company Shareholder”) to purchase, subject to receipt of approval of the Merger by each of the holders of SciVac Common Shares and the holders of Company Common Stock, all of such shares held by each Canadian Company Shareholder in consideration for that number of SciVac Common Shares equal to the product of the number of shares of Company Common Stock held by the relevant Canadian Company Shareholder and the Exchange Ratio, rounded down to the nearest whole number of SciVac Common Shares, and otherwise on the terms set out in the Letter of Instructions described in Section 1.12(b). Subject to satisfaction or waiver of all conditions (other than those relating to the SciVac Canadian Offer) pursuant to this Agreement, each purchase of shares of Company Common Stock from a Canadian Company Shareholder who validly tenders his, her or its shares of Company Common Stock to SciVac pursuant to the SciVac Canadian Offer will be completed immediately prior to the Effective Time.

(b) SciVac shall, concurrently with the making of the SciVac Canadian Offer, post on its website a letter of instructions (the “Letter of Instructions”) setting out the sole means by which Canadian Company Shareholders may accept the SciVac Canadian Offer and all other terms and conditions of each purchase and sale of shares of Company Common Stock pursuant to the SciVac Canadian Offer. Those terms and conditions shall stipulate, among other things, that

(i) each Canadian Company Shareholder who wishes to accept the SciVac Canadian Offer shall do so by delivering to SciVac, no later than the date of the SciVac Meeting, a signed share purchase agreement (the form of which SciVac will append to the Letter of Instructions), one or more Company Certificates representing all of the Canadian Company Shareholder’s shares of Company Common Stock, and a statement containing all other information stipulated by the Letter of Instructions, and

(ii) SciVac will, subject to the terms and conditions set out in the Instruction Letter, jointly elect with each Canadian Company Shareholder who validly accepts the SciVac Canadian Offer and requests that SciVac do so, in the form and within the time limits prescribed for such purposes, that the Canadian Company Shareholder will be deemed pursuant to section 85 of the Tax Act to have disposed of his, her or its shares of Company Common Stock at an elected amount to be determined by the Canadian Company Shareholder. SciVac shall not be responsible for the proper completion of any section 85 election form nor, except for the obligation to sign and return duly completed election forms which are received within ninety (90) days after the Closing Date, for any taxes, interest or penalties resulting from the failure of a Canadian Company Shareholder to complete or file such election forms properly in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation). In its sole discretion, SciVac may choose to sign and return an election form received by it more than ninety (90) days following the Closing Date, but will have no obligation to do so.

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(c) The Letter of Instructions will be in a form satisfactory to SciVac and the Company, each acting reasonably. Each share of Company Common Stock held by a Canadian Company Shareholder that is not tendered to SciVac in accordance with the terms and conditions set out in the Instruction Letter shall be subject to the Merger in accordance with this Agreement other than this Section 1.12.

(d) SciVac shall:

(i) immediately before the Effective Time, issue to each Canadian Company Shareholder who validly tenders all of his, her or its shares of Company Common Stock to SciVac pursuant to the SciVac Canadian Offer, that number of fully-paid and non-assessable SciVac Common Shares to which the Canadian Company Shareholder is entitled determined in accordance with this Section 1.12, and

(ii) immediately thereafter, mail via first class priority mail share certificates representing such SciVac Common Shares to each such Canadian Company Shareholder in accordance with the instructions provided by the Canadian Company Shareholder at the time of his, her or its acceptance of the SciVac Canadian Offer.

(e) SciVac Common Shares distributed pursuant to the SciVac Canadian Offer will be issued in accordance with Section 2.11 of National Instrument 45-106 Prospectus Exemptions of the Canadian Securities Administrators.

(f) If, between the date of this Agreement and the Effective Time, the outstanding SciVac Common Shares or shares of Company Common Stock or Company Convertible Preferred Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, the Canadian Offer Consideration shall be correspondingly adjusted to provide the Canadian Company Shareholders partaking in the Canadian Offer the same economic effect as contemplated by this Agreement prior to such event.

Article 2
Representations and Warranties of the Company

The Company represents and warrants to SciVac and Sub that, except as disclosed in the Company Disclosure Schedule or as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (including the exhibits thereto), as amended, or in any Company SEC Document filed subsequent to such Form 10-K but prior to the date of this Agreement, but without giving effect to any amendment to any such Company SEC Document filed on or after the date of this Agreement and excluding any disclosures set forth in any section entitled “risk factors” or constituting “forward-looking statements” or any other statements that are similarly cautionary, predictive or forward-looking in nature, except, in each case, other than historical information contained therein (the “Filed Company SEC Documents”):

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2.1 Authority Relative to this Agreement. The Company has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder have been duly authorized by its board of directors and no other corporate proceedings, other than obtaining the Required Company Vote, on its part are necessary to authorize this Agreement or the Merger that have not been taken. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

2.2 Organization and Qualification; Subsidiaries. Each of the Company and the Company Subsidiaries is a corporation or limited liability company, as applicable, duly incorporated, amalgamated, continued or created and validly existing under the applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or legal power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. Each of the Company and the Company Subsidiaries is duly registered, licensed or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so registered or in good standing or to have such Permits would not have a Company Material Adverse Effect.

2.3 No Material Change. Since June 30, 2015 (the “Balance Sheet Date”):

(a) Each of the Company and the Company Subsidiaries has conducted its business only in the ordinary and regular course of business;

(b) There has not occurred any event that constituted or with the passage of time would constitute a Company Material Adverse Effect;

(c) The Company has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Company Common Stock or Company Preferred Stock;

(d) The Company has not effected any material change in its accounting methods, principles or practices;

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(e) There has been no dividend or distribution of any kind declared, paid or made by the Company on any of the Company Common Stock or Company Preferred Stock;

(f) The business and property of the Company and the Company Subsidiaries conform in all material respects to the description thereof contained in the documents made available to SciVac in the electronic data room established by the Company and there has not been any acquisition or sale by the Company or the Company Subsidiaries of any material property or assets; and

(g) Other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by the Company or the Company Subsidiaries of any debt for borrowed money, any creation or assumption by the Company, or the Company Subsidiaries of any Lien or any making by the Company of any loan, advance or capital contribution to or investment in any other Person.

2.4 No Violations. Neither the authorization, execution and delivery of this Agreement by the Company nor the completion of the transactions contemplated by the Agreement or the Merger, nor the performance of its obligations thereunder, nor compliance by the Company with any of the provisions hereof will:

(a) Result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sale under, any provision of: (i) the articles of incorporation, by-laws or other constating documents of the Company or any of the Company Subsidiaries, (ii) assuming receipt of the consents set forth in Section 2.5 of the Company Disclosure Schedule, any Permit or Company Material Contract to which the Company or any Company Subsidiary is a party or to which any of them, or any of their respective properties or assets, may be subject or by which the Company or any of the Company Subsidiaries is bound, or (iii) assuming that the Required Company Vote is obtained and any applicable waiting period under the HSR Act has expired any Law, regulation, order, judgment or decree applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets.

(b) Give rise to any rights of first refusal or trigger any change in control provisions, rights of first offer or first refusal or any similar provisions or any restrictions or limitations under any note, bond, mortgage, indenture, Company Material Contract, license, franchise or Permit to which any the Company or any of the Company Subsidiaries is a party;

(c) Give rise to any termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

(d) Result in the imposition of any Lien upon any of the property or assets of the Company or any of the Company Subsidiaries or restrict, hinder, impair or limit the ability of either the Company or any of the Company Subsidiaries to conduct its business as and where it is now being conducted which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

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2.5 Consents. Except as set forth in Section 2.5 of the Company Disclosure Schedule, no consents, approvals and notices are required from any third party under any Company Material Contracts in order for the Company or any of the Company Subsidiaries to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and the Merger.

2.6 Capitalization.

(a) The authorized capital of the Company consists of 200,000,000 shares of Company Common Stock and 30,000,000 shares of Company Preferred Stock, 2,996,482 shares of which are designated as Company Convertible Preferred Stock. At the close of business on October 23, 2015, (i) 23,030,260 shares of Company Common Stock were issued and outstanding, (ii) 4,045,239 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Options, (iii) 699,281 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Warrants, (iv) 466,188 shares of Company Common Stock were reserved for issuance as the “Indemnification Shares” under the Company 2014 Merger Agreement, and (v) 2,996,482 shares of Company Preferred Stock were issued and outstanding, all of which comprises Company Convertible Preferred Stock that shall be converted into Company Common Stock prior to Closing. All outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Section 2.6(a) of the Company Disclosure Schedule sets forth a true, complete and correct list, as of the close of business on October 23, 2015, of all Company Options and Company Warrants, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates and the exercise or base prices. With respect to the Company Options, (i) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board, or a committee thereof, (ii) each such grant was made in accordance with the terms of the applicable Company Option Plan, the Exchange Act and all other applicable Law, (iii) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company.

(b) Except as set forth in Section 2.6(b) of the Company Disclosure Schedule, and except for the Company Options, the Company Warrants, and the Company Convertible Preferred Stock, there are on the date hereof no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”), or (iv) obligations by the Company or any Company Subsidiary to make any payments based on the price or value of the shares of Company Common Stock or Company Preferred Stock. Other than pursuant to the Company Option Plan, there are no outstanding obligations of the Company or any Company Subsidiary to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable Securities Laws and any applicable U.S. state securities and “blue sky” laws.

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2.7 Ownership of Subsidiaries. Section 2.7 of the Company Disclosure Schedule lists, as of the date hereof, the Company Subsidiaries (including jurisdiction of formation). All of the outstanding capital stock of, or other equity interests in, the Company Subsidiaries is, directly or indirectly, owned by the Company. All the issued and outstanding shares of capital stock of, or other equity interests in, the Company Subsidiaries, to the extent applicable, have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Company free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or similar interests. There are on the date hereof no outstanding (i) securities of any Company Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in any Company Subsidiary, (ii) options, warrants, rights or other agreements or commitments requiring the Company or any Company Subsidiary to issue, or other obligations of the Company or any Company Subsidiary to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Company Subsidiary (or, in each case, the economic equivalent thereof), (iii) obligations of the Company or any Company Subsidiary to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Company Subsidiary or (iv) obligations by the Company or any Company Subsidiary to make any payments based on the price or value of the capital stock or any other equity interest in any Company Subsidiary. Except as set forth in Section 2.7 of the Company Disclosure Schedule, the Company does not own, directly or indirectly any capital stock of, or other voting securities or equity or similar interests in, any corporation, partnership, joint venture, association, limited liability company or other entity or Person.

2.8 Company SEC Documents; Financial Statements.

(a) Since July 25, 2014, the Company has timely filed with or furnished to the SEC all Company SEC Documents. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the applicable requirements of the applicable Securities Laws and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of the SEC thereunder, applicable to such Company SEC Documents and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents and (ii) to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. No Company Subsidiary is required to file periodic reports with the SEC pursuant to the Exchange Act.

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(b) As of their respective dates of filing with the SEC, the consolidated financial statements of the Company and the Company Subsidiaries as and for the fiscal years ended December 31, 2013 and December 31, 2014 (including the notes thereto) and the unaudited consolidated financial statements as at and for the six months ended June 30, 2015 (the “Company Financial Statements”) (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and Regulation S-X), (ii) have been prepared in accordance with GAAP applied on a consistent basis for the periods presented (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X) and (iii) present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries, and the results of their operations and cash flows, as of the dates and for the periods shown, in conformity with GAAP.

(c) The Company and the Company Subsidiaries have implemented and maintain a system of internal control over financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that is reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements in accordance with GAAP for external purposes and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s Assets that could have a material effect on its financial statements, and such system of internal control over financial reporting is reasonably effective. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2014 and the description of such assessment set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 is accurate in all material respects. The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(d) of the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms (and such disclosure controls and procedures are effective), and has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses known to it in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud known to it, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

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(d) To the Knowledge of the Company, as of the date hereof, no employee of the Company or the Company Subsidiaries has provided or is providing information to any law enforcement agency regarding the violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or the Company Subsidiaries. Neither the Company nor the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or the Company Subsidiaries has discharged, demoted or suspended an employee of the Company or the Company Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(e) Since July 25, 2014, each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Company SEC Documents, and the statements contained in such certifications were complete, correct and accurate on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Documents.

(g) As of August 31, 2015, the Company had a cash balance of at least $12,000,000, of which up to $3,000,000 is subject to a Lien pursuant to the Perceptive Credit Agreement, and the balance of which is not subject to any Lien. Such cash balance shall be reduced only by the Expenses incurred by the Company and, subject to Section 4.2, other expenses incurred in the ordinary course of business prior to the Effective Time.

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2.9 Books and Records. The financial books, records and accounts of the Company and the Company Subsidiaries: (i) have been maintained in all material respects in accordance with applicable Laws and GAAP on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the transactions, acquisitions and dispositions of the assets of the Company and its subsidiaries in all material respects; and (iii) accurately and fairly reflect in all material respects the basis for the Company Financial Statements.

2.10 Minute Books. The corporate minute books of the Company and the Company Subsidiaries contain minutes of substantially all meetings and resolutions of its board of directors and committees of such boards of directors or managers, as applicable, other than those portions of minutes of meetings reflecting discussions of the Merger, and shareholders or members, as applicable, held according to applicable Laws and are complete and accurate in all material respects.

2.11 No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any Liabilities, including those arising under any Law and those arising under any Contract or Lease, except for Liabilities (i) fully disclosed or reflected or reserved against on the balance sheet of the Company and the Company Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Filed Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice and that have not had or would not reasonably be expected to have a Company Material Adverse Effect, (iii) disclosed in Section 2.11 of the Company Disclosure Schedule or (iv) as contemplated by this Agreement or otherwise in connection with the Merger and the other transactions contemplated hereby.

2.12 Taxes. Except as set forth in Section 2.12 of the Company Disclosure Schedule:

(a) The Company has filed or caused or will cause to be filed all Returns required to be filed by applicable Law on or before the Effective Date. All such Returns are correct and complete in all material respects. The Company has timely paid all material Taxes (whether or not reflected on any Tax Return) that are due and payable by the Company, including all installments on account of taxes for the current year that are due and payable by the Company whether or not assessed (or reassessed) by the appropriate Governmental Entity, and has, as applicable, timely remitted such Taxes to the appropriate Governmental Entity under applicable Law. The Company and its subsidiaries have no liability for unpaid Taxes that, in the aggregate, would be expected to have a Company Material Adverse Effect. There are no liens for Taxes upon any of the assets or properties of the Company or its subsidiaries except Liens for current Taxes not yet due and payable.

(b) There is no material dispute or claim, including any audit, investigation or examination by any Governmental Entity, actual, pending or, to the Knowledge of the Company, threatened, concerning any Tax Liability of the Company, no written notice of such an audit, investigation, examination, material dispute or claim has been received by the Company.

(c) The Company has not requested, or entered into any agreement or other arrangement, or executed any waiver providing for, any extension of time within which:

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(i) to file any Return (which has not since been filed) in respect of any Taxes for which the Company is or may be liable;

(ii) to file any elections, designations or similar filings relating to Taxes (which have not since been filed) for which the Company is or may be liable;

(iii) the Company is required to pay or remit any Taxes or amounts on account of Taxes (which have not since been paid or remitted); or

(iv) any Governmental Entity may assess or collect Taxes for which the Company is liable.

(d) All material amounts that are or were required to be collected (including, without limitation, all sales, use, value added and other Taxes) or withheld by the Company, or with respect to Taxes of the Company, have been duly collected or withheld, and all such material amounts that are required to be remitted to any Governmental Entity have been duly remitted on a timely basis to the appropriate Governmental Entity.

(e) The Company has not acquired property or services from, or disposed of property or provided services to, any Person with whom it does not deal at arm’s length for an amount that is other than the fair market value of such property or services.

(f) To the Company’s Knowledge, no claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Returns that the Company is or may be subject to Taxes or is required to file Returns in that jurisdiction.

(g) There are no rulings or closing agreements relating to the Company which could affect the Company’s liability for Taxes for any taxable period after the Effective Date. The Company has not requested an advance tax ruling from the IRS or comparable rulings from other taxing authorities.

(h) The Company has maintained and continues to maintain in all material respects at its principal place of business all records and books of account required to be maintained under applicable Tax Laws.

(i) The Company is not party to or bound by any Tax allocation, Tax sharing agreement or Tax indemnity obligation in favor of any Person or similar agreement in favor of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Entity), and the Company does not have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, withholding agent or collection agent, by contract or otherwise.

(j) The Company will not be required to include in a tax period ending after the Effective Date any amount of net taxable income (after taking into account deductions claimed for such a period that relate to a prior period) attributable to income that accrued, or that was required to be reported for financial accounting purposes in a prior taxable period but that was not included in taxable income for that or another prior tax period.

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(k) The Company has not distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code within the preceding five years.

(l) Neither the Company nor any Affiliate thereof has taken or agreed to take any action, or failed to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(m) For purposes of this Section 2.12, the term “Company” shall mean the Company, together with the Company Subsidiaries.

2.13 Litigation. Except as set forth in Section 2.13 of the Company Disclosure Schedule, there are no material claims, actions, suits, grievances, complaints, investigations or proceedings pending or, to the Knowledge of the Company, threatened affecting the Company or any of the Company Subsidiaries or affecting any of their respective material property or assets or Intellectual Property (as hereinafter defined) at law or in equity before or by any Governmental Entity. Neither the Company nor any of the Company Subsidiaries nor any of their respective assets or properties is subject to any outstanding material judgment, order, writ, injunction or decree.

2.14 Material Contracts. With respect to the Company Material Contracts:

(a) Section 2.14(a) of the Company Disclosure Schedule includes a complete and accurate list of all Company Material Contracts to which each of the Company and any of the Company Subsidiaries is bound, and that are currently in force and the Company and any of the Company Subsidiaries have made available to the Company for inspection true and complete copies of all such Company Material Contracts.

(b) All of the Company Material Contracts are in full force and effect, and the Company or a Company Subsidiary, as applicable, is entitled to all rights and benefits thereunder in accordance with the terms thereof. The Company and the Company Subsidiaries have not waived any material rights under any Company Material Contract and no material default or breach exists in respect thereof on the part of the Company or the Company Subsidiaries or, to the Knowledge of the Company or any of the Company Subsidiaries, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach or trigger a right of termination of any of such Company Material Contracts.

(c) All of the Company Material Contracts are valid and binding obligations of the Company or a Company Subsidiary, as applicable, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

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(d) As at the date hereof, the Company has not received written notice that any party to a Company Material Contract intends to cancel, terminate or otherwise modify or not renew such Company Material Contract, and to the Knowledge of the Company, no such action has been threatened.

(e) Neither the Company nor any of the Company Subsidiaries are a party to any Company Material Contract that contains any non-competition obligation or otherwise restricts in any way the business of the Company or any of the Company Subsidiaries.

2.15 Permits.

(a) Each of the Company and the Company Subsidiaries has obtained and is in compliance with all Permits required by applicable Laws, necessary to conduct its current business as now being conducted, other than where a failure to obtain or be in compliance with such Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

(b) There are no facts, events or circumstances that would reasonably be expected to result in a failure to obtain or be in compliance with such Permits as are necessary to conduct the business of the Company and any of the Company Subsidiaries as it is currently being conducted, other than where a failure to obtain or be incompliance with such Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.16 Expropriation. No part of the property or assets of the Company or any of the Company Subsidiaries has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or commenced nor does the Company know of any intent or proposal to give such notice or commence any such proceedings.

2.17 Rights of Other Persons. No Person has any right of first refusal or option to purchase or any other right of participation in any of the material properties or assets owned by the Company or any of the Company Subsidiaries, or any part thereof, except as disclosed in the Company’s financial statements included in the Company SEC Documents.

2.18 Environmental Matters.

(a) The Company and the Company Subsidiaries have carried on their respective businesses and operations in compliance in all material respects with all applicable Environmental Laws and all terms and conditions of all Environmental Permits;

(b) Neither the Company nor any of the Company Subsidiaries has received any written order, request or notice from any Person alleging a material violation of any Environmental Law; and

(c) Neither the Company nor any of the Company Subsidiaries (i) is a party to any litigation or administrative proceeding, or to their Knowledge is any litigation or administrative proceeding threatened against it or its property or assets, which in either case (A) asserts or alleges that it violated any Environmental Laws, (B) asserts or alleges that it is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances, or (C) asserts or alleges that it is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the Release of any Hazardous Substances, (ii) is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws and (iii) is involved in remediation operations and does not know of any facts, circumstances or conditions, including any Release of Hazardous Substance, that, in the case of each of the foregoing clauses (i), (ii) and (iii) would reasonably be expected to result in a Company Material Adverse Effect.

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2.19 Intellectual Property.

(a) Neither the Company nor any Company Subsidiary owns any Registered IP other than the Registered IP identified in Section 2.19(a) of the Company Disclosure Schedule.

(b) The Company has delivered or made available to SciVac in the electronic data room established by the Company an accurate and complete copy of each standard form of the following documents and Contracts used by the Company and any Company Subsidiary at any time: (i) terms and conditions with respect to the clinical testing, distribution, sale, or provisioning of any Company Product; (ii) employee agreement or similar Contract containing any assignment or license of Intellectual Property or any confidentiality provision; or (iii) consulting or independent contractor agreement or similar Contract containing any assignment or license of Intellectual Property or any confidentiality provision. Section 2.19(b) of the Company Disclosure Schedule accurately identifies each Contract concerning the subject matter of (i), (ii) or (iii) that is material to the Company and that deviates in any material respect from the corresponding standard form described above;

(c) The Company or a Company Subsidiary, as specified in Section 2.19(a) of the Company Disclosure Schedule, exclusively owns all right, title and interest to and in the Company IP (other than Intellectual Property licensed to the Company or a Company Subsidiary, as identified in Section 2.19(c) of the Company Disclosure Schedule or pursuant to commercially available third party software and transfer agreements entered into in the ordinary course of business) free and clear of any Liens. Without limiting the generality of the foregoing:

(i) all documents and instruments required to perfect the rights of the Company in the Registered IP identified on Section 2.19(a) of the Company Disclosure Schedule have been, or are in the process of being, validly executed, delivered, recorded and filed in a timely manner with the appropriate Governmental Entity;

(ii) except as set forth in Section 2.19(c)(ii) of the Company Disclosure Schedule, no current or former officer or other employee, or any individual who is a current or former independent contractor, consultant or director, of the Company or any Company Subsidiary, to the Knowledge of the Company, has any claim, right (whether or not currently exercisable) or interest to or in any of the Company IP and each such individual who is or was involved in the creation or development of any Intellectual Property for or on behalf of the Company has signed a valid, enforceable agreement containing an assignment of all rights in and to such Intellectual Property to the Company and confidentiality provisions protecting the Company IP;

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(iii) the Company and the Company Subsidiaries have taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their respective rights in all proprietary information held by the Company and the Company Subsidiaries, or purported to be held by the Company and the Company Subsidiaries, as a trade secret;

(iv) none of the Company and the Company Subsidiaries is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or the Company and the Company Subsidiaries to grant or offer to any other Person any license or right to any the Company IP; and

(v) the Company and the Company Subsidiaries own or otherwise have, and after the completion of the transactions contemplated by this Agreement, will continue to have, the right, through ownership, license or otherwise, to all Intellectual Property reasonably necessary to conduct the business of the Company and the Company Subsidiaries as conducted as of the date of this Agreement;

(d) All the Company IP that is material to the business of the Company and the Company Subsidiaries is valid, subsisting and enforceable;

(e) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (A) a loss of, or Lien on, any the Company IP; (B) the release, disclosure or delivery of any the Company IP by or to any escrow agent or other Person; or (C) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP;

(f) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any the Company IP. Section 2.19(f) of the Company Disclosure Schedule: (i) accurately identifies (and the Company has made available to SciVac in the electronic data room established by the Company an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company and the Company Subsidiaries or any Representative of the Company and the Company Subsidiaries regarding any alleged or suspected infringement or misappropriation of any the Company IP, as of the date of this Agreement; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence;

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(g) To the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as previously conducted or as currently conducted including, without limitation, the development, manufacture, use, import, export, offer for sale, sale or other commercialization of any of the Company Products, does not and has not infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any valid Intellectual Property of any other Person. Section 2.19(g) of the Company Disclosure Schedule: (i) accurately identifies (and the Company has made available to SciVac in the electronic data room established by the Company an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company and the Company Subsidiaries or any Representative of any of the Company and the Company Subsidiaries, as of the date of this Agreement regarding any alleged or suspected infringement or misappropriation of any Intellectual Property of any other Person by the Company and the Company Subsidiaries or any of the Company Products; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence;

(h) No written notice of infringement, misappropriation or similar claim or Legal Proceeding involving infringement or misappropriation of any Intellectual Property of any other Person is or has been pending and served or, to the Knowledge of the Company, is pending and not served or threatened against any the Company and the Company Subsidiaries or against any other Person who is, or has asserted or would reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by the Company and the Company Subsidiaries with respect to such claim or proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded);

(i) Except as set forth in Section 2.19(i) of the Company Disclosure Schedule, none of the Company and the Company Subsidiaries have transferred title to, or granted any exclusive license, or granted an option to acquire title or an exclusive license, with respect to, any material Company IP.

(j) Section 2.19(j) of the Company Disclosure Schedule lists all proceedings or actions known to the Company before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any the Company IP. None of the Company IP is the subject of any outstanding decree, order, judgment, settlement agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company and the Company Subsidiaries, or that may affect the validity, use or enforceability of such the Company IP;

(k) Neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action that reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Registered IP identified on Section 2.19(k) of the Company Disclosure Schedule other than the Registered IP identified therein as abandoned; and

(l) Neither the Company nor any of the Company Subsidiaries has entered into any services agreements relating to development, testing, manufacture or formulation of any the Company Products under which the party performing such services has obtained rights to Intellectual Property covering such Company Products or their manufacture, formulation or use.

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2.20 Status of the Company Products.

(a) Each of the Company and the Company Subsidiaries has all applicable Permits and approvals to market, use, import, export, distribute, offer for sale, sell or undertake any other commercialization of the Company Products in each of the jurisdictions where such Permits and approvals are necessary.

(b) There have been no adverse regulatory actions taken (nor, to the Knowledge of the Company, threatened in writing) by any Governmental Entity with respect to any Company Products.

2.21 Compliance with Laws.

(a) The Company and each of the Company Subsidiaries have complied with and are not in violation of any applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, have a Company Material Adverse Effect and have not received any written notices or other correspondence from any Governmental Entity regarding any circumstances that have existed or currently exist which would lead to a loss, suspension or a refusal to issue, any material license, permit, authorization, approval, registration or consent of a Governmental Entity relating to its activities which would reasonably be expected to restrict, curtail, limit or adversely affect the ability of the Company or any of the Company Subsidiaries to operate its business in a manner which would have a Company Material Adverse Effect.

(b) To the Knowledge of the Company, the studies, tests and nonclinical, preclinical, safety, and clinical studies and testing, if any, conducted by the Company and the Company Subsidiaries relating to any product of the Company and the Company Subsidiaries, and, if still pending, are being conducted in all material respects in accordance with standard and accepted medical and professional scientific research procedures and all applicable Laws; the descriptions of the results of such studies, tests and trials provided to the Company are accurate in all material respects; none of the Company and the Company Subsidiaries have received any written notices or correspondence from any applicable Governmental Entity requiring the termination, suspension, material modification or clinical hold of any such studies, tests or trials conducted by or on behalf of the Company and Company Subsidiaries, which termination, suspension, material modification or clinical hold would reasonably be expected to result in a Company Material Adverse Effect. No research involving human subjects has been conducted by or on behalf of the Company or the Company Subsidiaries.

2.22 Employment Matters.

(a) Except as set forth in Section 2.22(a) of the Company Disclosure Schedule, none of the execution of this Agreement, the Transactions and Terms of Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto, will individually or together with the occurrence of some other event, (i) result in any unfunded payment (including unfunded severance, unemployment compensation, golden parachute, bonus, the redemption of any accrued entitlements or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by any of the Company Entities, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by any of the Company Entities to any Person.

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(b) The Company and the Company Subsidiaries are in compliance in all material respects with all Law respecting employment, discrimination in employment, fair employment practices, equal employment, terms and conditions of employment, meal and rest periods, leaves of absence, employee privacy, worker classification (including the proper classification of workers as independent contractors and consultants), wages (including overtime payments), pay-slips, compensation and hours of work, and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. No Company Entity has any employees or contractors located or resident in the State of Israel nor does any Company Entity have or conduct any operations or business in the State of Israel.

(c) Neither the Company nor any Company Subsidiary has misclassified: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, (iii) any employee currently or formerly classified as exempt from overtime wages or (iv) any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions.

(d) Section 2.22(d) of the Company Disclosure Schedule sets forth a complete list of all employees and consultants of the Company and each Company Subsidiary, together with their respective titles, salaries and bonus (whether monetary or otherwise), and a list of the directors and the terms of their compensation. Other than set forth in Section 2.22(d) of the Company Disclosure Schedule, no such employee is on long-term disability leave, extended absence or workers’ compensation leave.

(e) The Company and the Company Subsidiaries have paid in full to all of their respective employees and independent contractors all compensation due and payable to such employees and contractors.

(f) Other than set forth in Section 2.22(f) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is:

(i) a party to any written or oral agreement, arrangement, plan, obligation, policy or understanding providing for severance or termination payments to, or any employment or consulting agreement with, any director or officer of the Company or any Company Subsidiary;

(ii) a party to any collective bargaining agreement or multiemployer plan nor, to the Knowledge of the Company, subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, or to the Knowledge of the Company, pending or threatened strikes or lockouts at the Company or any Company Subsidiary; and

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(iii) subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the Knowledge of the Company, threatened, or any litigation, actual or, to the Knowledge of the Company, threatened, relating to its or the Company Subsidiaries’ employees or independent contractors (including any termination of such individuals).

(g) The Company and each of the Company Subsidiaries has been and is now in compliance, in all material respects, with all applicable Laws with respect to employment and labor and there are no current, pending, or, to the Knowledge of the Company, threatened proceedings before any Governmental Entity with respect to employment or labor.

(h) Except as set forth in Section 2.22(h) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have not been, and are not subject to any present or future obligation or liability under, any pension plan, deferred compensation plan, retirement income plan, stock option or stock purchase plan, profit sharing plan, bonus plan, employee benefit plan or policy, employee group insurance plan, program policy or practice, formal or informal, with respect to their respective employees.

2.23 Related Party Transactions. Except as set forth in Section 2.23 of the Company Disclosure Schedule, there are no Contracts or other transactions currently in place between the Company or any of the Company subsidiaries, on the one hand, and: (i) any officer or director of the Company or any of the Company Subsidiaries; (ii) any holder of record or, to the Knowledge of the Company, beneficial owner of 10% or more of the Company Capital Stock or of the Company Common Stock or Company Convertible Preferred Stock; and (iii) any affiliate or associate of any such, officer, director, holder of record or beneficial owner, on the other hand.

2.24 Registration Rights. Other than the selling stockholders named in the Company’s registration statement on Form S-3 filed with the SEC on August 27, 2015 and declared effective on September 2, 2015 (SEC File No. 333-206618), no Person has any right to compel the Company or any Company Subsidiary to register or otherwise qualify any capital stock of the Company or such Company Subsidiary or any other securities of the Company or such Company Subsidiary for public sale or distribution.

2.25 Restrictions on Business Activities. There is no arbitral award, judgment, injunction, constitutional ruling, order or decree binding upon the Company or any of the Company Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing any business practice of any of them, any acquisition or disposition of property by any of them, or the conduct of the business by any of them as currently conducted, which could reasonably be expected to have a Company Material Adverse Effect.

2.26 Brokers. Except as disclosed by the Company on Section 2.26 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company, and the aggregate amount of such fees that may become payable in respect of all such arrangements is set forth on Section 2.26 to the Company Disclosure Schedule.

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2.27 Insurance. As of the date hereof, the Company and each Company Subsidiary has such policies of insurance as are listed in Section 2.27 of the Company Disclosure Schedule. All insurance maintained by the Company and the Company Subsidiaries is in full force and effect and is in amounts and in respect of such risks as are normal and usual for companies of similar size operating in the industry and in the location in which the Company operates.

2.28 No Cease Trade. Neither the Company nor any Company Subsidiary is subject to any cease trade or other order of any applicable Regulatory Authority and, to the Knowledge of the Company, no investigation or other proceedings involving the Company or any Company Subsidiary which may operate to prevent or restrict trading of any securities of the Company are currently in progress or pending before any applicable Regulatory Authority.

2.29 Securities Laws. Neither the Company nor any Company Subsidiary is registered, or is required to be registered as, an “investment company” under the United States Investment Company Act of 1940, as amended. Neither the Company nor any Company Subsidiary is a “reporting issuer” within the meaning of the Securities Laws of any province or territory of Canada.

2.30 Canadian Operations. The Company does not carry on, nor does it control a corporation that carries on, an operating business where: (i) the aggregate value of the assets in Canada of that operating business exceed CAD$86 million; or (ii) the gross revenues from sales in or from Canada generated from such assets exceeds CAD$86 million, in both cases as determined in accordance with the Notifiable Transactions Regulations, SOR/87-348, as amended, promulgated under the Competition Act (Canada), R.S.C. 1985, c. C-34, as am.

2.31 Certain Business Practices. To the Knowledge of the Company, none of the Company, any of the Company Subsidiaries nor any director, officer, agent or employee of the Company or any of the Company Subsidiaries (in their capacities as such) has:

(a) used or agreed to use funds for contributions, gifts, entertainment or other purposes relating to political activity in violation of Law; or

(b) made or agreed to make any payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of Law.

2.32 Employee Benefits Plans.

(a) Section 2.32(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA, each a “Multiemployer Plan”)), whether or not subject to ERISA, and any other bonus, profit sharing, compensation, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non-competition, or other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured) (i) currently established, maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken and currently exists) by the Company or any Company Subsidiary on behalf of any employee, officer, director, consultant, stockholder or other individual service provider of the Company or any Company Subsidiary (in each case, whether current, former or retired) or their dependents, spouses, or beneficiaries, or (ii) under which the Company or any ERISA Affiliate has or may have any Liability, contingent or otherwise, other than legally mandated benefit plans or arrangements. All such plans, agreements, programs, policies, commitments and arrangements are collectively referred to as the “Plans”. For purposes of this Section 2.32, the term “ERISA Affiliate” means any entity, including but not limited to any corporation, partnership, limited liability company, sole proprietorship, or other legal entity that, together with the Company, is or at any time was, treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

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(b) With respect to each Plan, the Company has provided or made available to SciVac complete and correct copies of (i) all related agreements, plan documents, trust agreements, insurance contracts or other funding arrangements, (ii) all current summary plan descriptions, (iii) the most recent determination letter, if applicable, (v) a summary of any proposed amendments or changes anticipated to be made to the Plans at any time within the twelve (12) months immediately following the date hereof; (iv) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) any non-discrimination testing results and (C) audited financial statements and actuarial valuation reports, (v) material communications received from or sent to any Governmental Entity relating to any ongoing compliance matter, and (vi) all amendments and modifications to any such Plan.

(c) With respect to each Plan: (i) each Plan has been established, maintained and administered in all material respects in accordance with its express terms and with the requirements of applicable Law; (ii) each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter, opinion letter, or advisory letter from the Internal Revenue Service upon which it may rely as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any ERISA Affiliate, to any Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other applicable Laws; (iv) for each Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Plan; (vi) no Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of the Sarbanes-Oxley Act of 2002); (vii) no Plan is a “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA), or is funded through a trust intended to be exempt from federal income Tax pursuant to Section 501(c)(9) of the Code; (viii) no Plan is maintained outside the United States; (ix) there are no pending or, to the Company’s Knowledge, threatened actions, claims or lawsuits against or relating to the Plans, the assets of any of the trusts under such arrangements or the sponsor or the administrator, or against any fiduciary of the Plans with respect to the operation of such arrangements (other than routine benefits claims) and no facts or circumstances exist that could give rise to any such actions, suits or claims; (x) each Plan, which under the laws of any jurisdiction, is required to be registered or approved by any Governmental Entity, has been so registered and approved and, to the Company’s Knowledge, if intended to qualify for special Tax treatment, meets all requirements for such treatment in all material respects; (xi) no Plan is under audit or, to the Company’s Knowledge, investigation by any Governmental Entity; (xii) all material payments required to be made by the Company under any Plan, any contract, or by Law (including all contributions (including all employer contributions and employee salary reduction contributions), insurance premiums or intercompany charges) with respect to all prior periods have been timely made or properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in accordance with the provisions of each Plan, applicable Law and GAAP; (xiii) there has been no amendment to, announcement by the Company relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year; (xiv) the Company may amend or terminate each Plan (other than individual arrangements or Plans required by applicable Law) at any time without incurring any Liability thereunder other than in respect of claims incurred prior to such amendment or termination and administrative expenses associated with such termination; and (xv) no Plan is a self-insured arrangement and no event has occurred and no condition exists that could reasonably be expected to result in a material increase in the premium costs of Plans that are fully-insured.

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(d) None of the Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the expense of the participant or the participant’s beneficiary.

(e) No Plan is (i) a Multiemployer Plan or other “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA; (ii) subject to the funding standards of Section 302 of ERISA or Section 412 of the Code; or (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code), and neither the Company nor any ERISA Affiliate has any obligation to contribute to, or has any actual or contingent liability or obligation (including any obligation to make any contribution) to or in respect of any such plan or any Multiemployer Plan.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, consultant or other service provider of the Company and the Company Subsidiaries or with respect to any Plan; (ii) limit or restrict the right of the Company to merge, amend or terminate any Plan; (iii) increase any benefits otherwise payable under any Plan; (iv) result in the acceleration of the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise), of any such compensation or benefits; or (v) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code, any taxes required by Section 409A of the Code, or as part of severance arrangements.

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(g) No compensation under any Plan or any other payment or arrangement subject to Section 409A of the Code is or has been required to be includible in the gross income of any participant or beneficiary by reason of Section 409A(a)(i)(A) of the Code or is or has been subject to any additional Tax under Section 409A(a)(i)(B) of the Code, and no amounts are or have been includible in the gross income of any participants or beneficiaries by reason of Section 409A(b) of the Code, and no Person has a right to any gross up or indemnification from the Company with respect to any Plan, payment or arrangement.

(h) With respect to each group health plan benefiting any current or former employee of the Company or any ERISA Affiliate that is subject to Section 4980B of the Code, the Company has complied with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and all other applicable Laws in all material respects.

2.33 Healthcare Regulatory and Related Matters.

(a) The Company and the Company Subsidiaries are and have been, since January 1, 2009, in compliance in all material respects with (i) all applicable Laws (including all rules and regulations) of CMS, FDA, OIG, Drug Enforcement Administration (“DEA”) and other Healthcare Regulatory Authorities, including by way of example only, the Food, Drug, and Cosmetic Act, the Public Health Service Act, the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health (HITECH) Act, the Federal Health Care Program Anti-Kickback Act (Social Security Act § 1128B(b)), the Anti-Inducement Act (Social Security Act § 1128A(a)(5)), the Ethics in Patient Referrals Act of 1989, as amended (Social Security Act § 1877), the other provisions of the Social Security Act and all implementing regulations, and (ii) all Healthcare Regulatory Authorizations, including all requirements of CMS, FDA, DEA and all other Healthcare Regulatory Authorities, that are applicable to the Company and the Company Subsidiaries, or by which any property, product, service or other Asset of the Company and the Company Subsidiaries (including, without limitation, any Company Products or Company Services) is bound or affected.

(b) Since January 1, 2009, neither the Company nor the Company Subsidiaries has received any written notification of any pending or, to the Knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, revocation of CLIA certification, any certificate of accreditation issued by a CMS recognized accrediting organization, revocation of any State or Federal license or permit, suspension, exclusion, suspension of payments, imposition of prepayment review, corrective action plan, civil money penalties, arbitration or other action from any Healthcare Regulatory Authority.

(c) Since January 1, 2009, the Company and the Company Subsidiaries have held all Healthcare Regulatory Authorizations required for the conduct of their respective businesses, and all such Healthcare Regulatory Authorizations are in full force and effect. No event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Healthcare Regulatory Authorization.

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(d) Neither the Company nor any of the Company Subsidiaries has received any material written information since January 1, 2010 from any Healthcare Regulatory Authority with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of Company Products or Company Services which would reasonably be expected to lead to the revocation, withdrawal, or denial of any application for marketing approval before such Healthcare Regulatory Authority.

(e) The Company has made available to SciVac all reports, documents, claims, notices, filings, minutes, transcripts, recordings and other material correspondence between the Company and any of the Company Subsidiaries, on the one hand, and any Healthcare Regulatory Authority, on the other hand, since January 1, 2009.

(f) All material reports, documents, claims, applicable registration files and dossiers, notices and similar filings required to be filed, maintained, or furnished to any Healthcare Regulatory Authority by the Company and the Company Subsidiaries since January 1, 2009 have been so filed, maintained or furnished and, to the Knowledge of the Company, were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(g) All clinical testing conducted by or on behalf of the Company Entities is being conducted in compliance with requirements of CLIA and, as applicable, in accordance with Good Laboratory Practices as set forth in 21 C.F.R. pt. 58.

(h) Neither the Company nor any of the Company Subsidiaries has received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other notices alleging a lack of safety from any Healthcare Regulatory Authority, and there is no action or proceeding pending or, to the Knowledge of the Company, threatened by any such Healthcare Regulatory Authority, contesting the approval of, the uses of, or the labeling or promotion of, or otherwise alleging any violation of law with respect to, any product manufactured, distributed or marketed by or on behalf of the Company or the Company Subsidiaries.

(i) Neither the Company nor any of the Company Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened investigation regarding the Company, the Company Subsidiaries, or their products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or otherwise. Neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any Company Subsidiary, has committed or been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any Company Subsidiary, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Law. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in a material debarment or exclusion of the Company is pending or, to the Knowledge of the Company, threatened, against the Company or, to the Knowledge of the Company, any of its directors, officers, employees or agents.

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(j) No Company Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that the Company believes is reasonably likely to materially impede or delay receipt of any Governmental Approvals or any other Consents necessary to consummate the Merger or the other transactions contemplated by this Agreement.

(k) Since January 1, 2009, neither the Company nor any of the Company Subsidiaries has been on “pre-payment review” by any Medicare Administrative Contractor or by CMS, or a corrective action plan with CMS or corporate integrity agreement with OIG. Since January 1, 2009, except as listed in Section 2.33(k) of the Company Disclosure Schedule, no claim that has been submitted by or on behalf of the Company or any of the Company Subsidiaries is, to the Knowledge of the Company, under or has been under reconsideration pursuant to Social Security Act § 1869(b). For any calendar year since 2009, neither the Company nor any of the Company Subsidiaries has had total Medicare or Medicaid rates of disallowance of claims or parts thereof that exceeded five percent of the total dollar value of claims submitted to any payor.

(l) Since January 1, 2009, neither the Company nor any of the Company Subsidiaries has received any Civil Investigative Demand or subpoena from the Department of Justice or any OIG subpoena or demand, nor does the Company have reason to suspect that it has been named as a defendant in a False Claims Act case, whether sealed or unsealed.

2.34 Anti-Takeover Provisions.

There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or otherwise bound. The Company has taken all actions necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, and inapplicable to SciVac, Sub and the Company’s capital stock in connection with this Agreement and the transactions contemplated hereby, including the Merger, any and all “fair price,” “moratorium,” “control share acquisition,” “business combination” and other similar Laws of the State of Delaware or any other applicable state or jurisdiction (collectively, the “Anti-takeover Laws”), and no such Anti-takeover Laws apply or will apply to this Agreement and the transactions contemplated hereby, including the Merger.

2.35 Opinion of Financial Advisor.

The Company Board has received the opinion of Scalar Group, Inc. (the “Company Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received in the Merger by holders of Company Common Stock at the Effective Time is fair, from a financial point of view, to such holders (other than any SciVac Entity or any of their respective Affiliates), and such opinion has not been modified or withdrawn as of the date of this Agreement.

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2.36 Survival of Representations and Warranties.

The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Merger and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms. Any investigation by SciVac and its Representatives shall not mitigate, diminish or affect the representations and warranties of the Company pursuant to this Agreement.

Article 3
Representations and Warranties of SciVac and Sub

SciVac and Sub represent and warrant to the Company that, except as disclosed in the SciVac Disclosure Schedule or as disclosed in SciVac’s most recently filed Form 51-102F2 (including the exhibits thereto), or in any SciVac TSX Document filed subsequent to such Form 51-102F2, but prior to the date of this Agreement, but without giving effect to any amendment to any such SciVac TSX Document filed on or after the date of this Agreement and excluding any disclosures set forth in any section entitled “risk factors” or constituting “forward-looking statements” or any other statements that are similarly cautionary, predictive or forward-looking in nature, except, in each case, other than historical information contained therein:

3.1 Authority Relative to this Agreement. Each of SciVac and Sub has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of SciVac and Sub and the performance by each of its obligations hereunder have been duly authorized by its board of directors and no other corporate proceedings on its part, other than obtaining the SciVac Shareholder Approval, are necessary to authorize this Agreement or the Merger that have not been taken. This Agreement has been duly executed and delivered by each of SciVac and Sub and constitutes a legal, valid and binding obligation of SciVac and Sub, enforceable against each of them in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

3.2 Organization and Qualification; Subsidiaries. Each of SciVac, the SciVac Subsidiaries and Sub is a corporation or limited liability company, as applicable duly incorporated, amalgamated, continued or created and validly existing under the applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or legal power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. Each of SciVac, the SciVac Subsidiaries and Sub is duly registered, licensed or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so registered or in good standing or to have such Permits would not have a SciVac Material Adverse Effect.

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3.3 No Material Change. Since the Balance Sheet Date:

(a) Each of SciVac, the SciVac Subsidiaries and Sub has conducted its business only in the ordinary and regular course of business;

(b) There has not occurred any event that constituted or with the passage of time would constitute a SciVac Material Adverse Effect;

(c) SciVac has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding SciVac Common Shares;

(d) SciVac has not effected any material change in its accounting methods, principles or practices;

(e) There has been no dividend or distribution of any kind declared, paid or made by SciVac on any SciVac Common Shares;

(f) The business and property of SciVac, the SciVac Subsidiaries and Sub conform in all material respects to the description thereof contained in the documents made available to Company in the electronic data room established by SciVac and there has not been any acquisition or sale by SciVac or any of the SciVac Subsidiaries or Sub of any material property or assets; and

(g) Other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by SciVac, any of the SciVac Subsidiaries or Sub of any debt for borrowed money, any creation or assumption by SciVac, any of the SciVac Subsidiaries or Sub of any Lien or any making by SciVac of any loan, advance or capital contribution to or investment in any other Person.

3.4 No Violations. Neither the authorization, execution and delivery of this Agreement by SciVac or Sub nor the completion of the transactions contemplated by the Agreement or the Merger, nor the performance of its obligations thereunder, nor compliance by SciVac or Sub with any of the provisions hereof will:

(a) Result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sale under, any provision of: (i) the articles of incorporation, by-laws or other constating documents of SciVac, any of the SciVac Subsidiaries or Sub, (ii) any Permit or SciVac Material Contract to which SciVac, any SciVac Subsidiaries or Sub is a party or to which any of them, or any of their respective properties or assets, may be subject or by which SciVac, any of the SciVac Subsidiaries or Sub is bound, or (iii) assuming that the SciVac Shareholder Approval and TSX Approval are obtained and any applicable waiting period under the HSR Act has expired, any Law, regulation, order, judgment or decree applicable to SciVac, any of the SciVac Subsidiaries or Sub or any of their respective properties or assets.

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(b) Give rise to any rights of first refusal or trigger any change in control provisions, rights of first offer or first refusal or any similar provisions or any restrictions or limitations under any note, bond, mortgage, indenture, SciVac Material Contract, license, franchise or Permit to which any SciVac, any of the SciVac Subsidiaries or Sub is a party;

(c) Give rise to any termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

(d) Result in the imposition of any Lien upon any of the property or assets of SciVac, any of the SciVac Subsidiaries or Sub or restrict, hinder, impair or limit the ability of either SciVac, any of the SciVac Subsidiaries or Sub to conduct its business as and where it is now being conducted which would, individually or in the aggregate, reasonably be expected to have a SciVac Material Adverse Effect.

3.5 Consents. No consents, approvals and notices are required from any third party under any SciVac Material Contract in order for SciVac, any of the SciVac Subsidiaries or Sub to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and the Merger.

3.6 Capitalization. The authorized share capital of SciVac consists of an unlimited number of SciVac Common Shares. As of the close of business on the date hereof, 756,599,439 SciVac Common Shares were issued and outstanding, and except as noted in Section 3.6 of the SciVac Disclosure Schedule, there are no options, warrants, conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by SciVac of any securities of SciVac (including SciVac Common Shares), or any SciVac Subsidiaries, or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of SciVac (including SciVac Common Shares) or any SciVac Subsidiaries. All outstanding shares of SciVac capital stock have been duly authorized and validly issued, are fully paid and non-assessable.

3.7 Ownership of Subsidiaries. Section 3.7 of the SciVac Disclosure Schedule lists, as of the date hereof, the SciVac Subsidiaries (including jurisdiction of formation). All of the outstanding capital stock of, or other equity interests in, the SciVac Subsidiaries is, directly or indirectly, owned by SciVac. All the issued and outstanding shares of capital stock of, or other equity interests in, the SciVac Subsidiaries, to the extent applicable, have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by SciVac free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or similar interests. Except as set forth in Section 3.7 of the SciVac Disclosure Schedule, SciVac does not own, directly or indirectly any capital stock of, or other voting securities or equity or similar interests in, any corporation, partnership, joint venture, association, limited liability company or other entity or Person.

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3.8 Reporting Status; Securities Laws Matters and Financial Statements.

(a) SciVac is a “reporting issuer” and not on the list of reporting issuers in default under applicable Canadian provincial Securities Laws in each of the Provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland & Labrador. The SciVac Common Shares are listed on, and SciVac is in compliance with the rules and policies of the TSX. As of the date hereof, SciVac is not subject to regulation by any other stock exchange. No delisting, suspension of trading in or cease trading order with respect to any securities of SciVac and, to the Knowledge of SciVac, no inquiry or investigation (formal or informal) of any Regulatory Authority (including, for purposes of this paragraph, any similar authority in the United States) or the TSX is in effect or ongoing or, to the Knowledge of SciVac, expected to be implemented or undertaken.

(b) SciVac has filed all documents required to be filed by it in accordance with applicable Securities Laws with the Regulatory Authorities and the TSX. All such documents and information comprising the SciVac Public Disclosure Record, as of their respective dates (or, if amended, as of the date of such amendment), (1) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (2) complied in all material respects with the requirements of applicable Securities Laws, and any amendments to the SciVac Public Disclosure Record required to be made have been filed on a timely basis with the applicable Regulatory Authorities and the TSX. SciVac has not filed any confidential material change report with any applicable Regulatory Authorities or the TSX that at the date of this Agreement remains confidential.

(c) SciVac’s audited consolidated financial statements as at and for the fiscal years ended December 31, 2014 and 2013 (including the notes thereto) and SciVac’s unaudited consolidated financial statements as at and for the six months ended June 30, 2015, each as included in the SciVac Public Disclosure Record (collectively, the “SciVac Financial Statements”), were prepared in accordance with IFRS consistently applied (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of SciVac’s independent auditors, or (ii) in the case of unaudited interim statements, are subject to normal period-end adjustments (none of which are material, individually or in the aggregate) and may omit notes which are not required by applicable Laws in the unaudited statements) and present fairly in all material respects the consolidated financial condition, results of operations, changes in financial position of SciVac and its subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period-end adjustments, none of which are material, individually or in the aggregate) and reflect reserves required by IFRS in respect of all material contingent liabilities, if any, of SciVac and the SciVac Subsidiaries on a consolidated basis. There has been no material change in SciVac’s accounting policies, except as described in the notes to the SciVac Financial Statements, since December 31, 2014.

(d) The management of SciVac has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by SciVac in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified in such Laws imposed by such Governmental Entities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by SciVac in its annual filings, interim filings or other reports filed or submitted under the applicable Laws imposed by Governmental Entities is accumulated and communicated to SciVac’s management, including its chief executive officer and chief financial officer (or persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

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(e) SciVac maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and includes policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of SciVac and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of SciVac and its Subsidiaries are being made only with the requisite authorizations of management and directors of SciVac or its Subsidiaries, as applicable; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of SciVac or its Subsidiaries that would reasonably be expected to have a material effect on SciVac’s financial statements. To the knowledge of SciVac, as of the date of this Agreement: (x) there are no material weaknesses in the design and implementation or maintenance of internal controls over financial reporting of SciVac that are reasonably likely to adversely affect the ability of SciVac to record, process, summarize and report financial information; and (y) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of SciVac.

(f) Since January 1, 2013, neither SciVac nor any of its Subsidiaries nor, to SciVac’s knowledge, any Representative of SciVac or any of its Subsidiaries has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SciVac or any of its Subsidiaries or their respective internal accounting controls, including any written complaint, allegation, assertion, or claim that SciVac or any of its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of SciVac Board.

(g) As of August 31, 2015, SciVac had a cash balance of at least CAD $21,400,000 not subject to any Lien. Such cash balance shall be reduced only by the Expenses incurred by SciVac and, subject to Section 4.4, other expenses incurred in the ordinary course of business prior to the Effective Time.

3.9 Books and Records. The financial books, records and accounts of SciVac and its Subsidiaries: (i) have been maintained in all material respects in accordance with applicable Laws and IFRS on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the transactions, acquisitions and dispositions of the assets of SciVac and the SciVac Subsidiaries in all material respects; and (iii) accurately and fairly reflect in all material respects the basis for SciVac Financial Statements.

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3.10 Minute Books. The corporate minute books of SciVac and the SciVac Subsidiaries contain minutes of substantially all meetings and resolutions of its board of directors and committees of such boards of directors or managers, as applicable, other than those portions of minutes of meetings reflecting discussions of the Merger, and shareholders or members, as applicable, held according to applicable Laws and are complete and accurate in all material respects.

3.11 No Undisclosed Liabilities. Neither SciVac nor any of the SciVac Subsidiaries has any Liabilities, including those arising under any Law and those arising under any Contract, except for Liabilities (i) fully disclosed or reflected or reserved against on the balance sheet of SciVac and the SciVac Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the SciVac TSX Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice and that have not had or would not reasonably be expected to have a SciVac Material Adverse Effect, (iii) disclosed in Section 3.11 of the SciVac Disclosure Schedule or (iv) as contemplated by this Agreement or otherwise in connection with the Merger and the other transactions contemplated hereby.

3.12 Taxes. Except as set forth in Section 3.12 of the SciVac Disclosure Schedule:

(a) SciVac has filed or caused or will cause to be filed all Returns required to be filed by applicable Law on or before the Effective Date. All such Returns are correct and complete in all material respects. SciVac has timely paid all material Taxes that are due and payable by SciVac, including all installments on account of taxes for the current year that are due and payable by SciVac whether or not assessed (or reassessed) by the appropriate Governmental Entity, and has, as applicable, timely remitted such Taxes to the appropriate Governmental Entity under applicable Law. SciVac and its subsidiaries have no liability for unpaid Taxes that, in the aggregate, would be expected to have a SciVac Material Adverse Effect on SciVac. There are no liens for Taxes upon any of the assets or properties of SciVac or its subsidiaries except Liens for current Taxes not yet due and payable.

(b) There is no material dispute or claim, including any audit, investigation or examination by any Governmental Entity, actual, pending or, to the Knowledge of SciVac, threatened, concerning any Tax Liability of SciVac, no written notice of such an audit, investigation, examination, material dispute or claim has been received by SciVac.

(c) SciVac has not requested, or entered into any agreement or other arrangement, or executed any waiver providing for, any extension of time within which:

(i) to file any Return (which has not since been filed) in respect of any Taxes for which SciVac is or may be liable;

(ii) to file any elections, designations or similar filings relating to Taxes (which have not since been filed) for which SciVac is or may be liable;

(iii) SciVac is required to pay or remit any Taxes or amounts on account of Taxes (which have not since been paid or remitted); or

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(iv) any Governmental Entity may assess or collect Taxes for which SciVac is liable.

(d) All material amounts that are or were required to be collected (including, without limitation, all sales, use, value added and other Taxes) or withheld by SciVac, or with respect to Taxes of SciVac, have been duly collected or withheld, and all such material amounts that are required to be remitted to any Governmental Entity have been duly remitted on a timely basis to the appropriate Governmental Entity.

(e) SciVac has not acquired property or services from, or disposed of property or provided services to, any Person with whom it does not deal at Arm’s Length for an amount that is other than the fair market value of such property or services.

(f) To SciVac’s Knowledge, no claim has ever been made by any Governmental Entity in a jurisdiction where SciVac does not file Returns that SciVac is or may be subject to Taxes or is required to file Returns in that jurisdiction.

(g) There are no rulings or closing agreements relating to SciVac which could affect SciVac’s liability for Taxes for any taxable period after the Effective Date. SciVac has not requested an advance tax ruling from the Canada Revenue Agency or comparable rulings from other taxing authorities.

(h) SciVac has maintained and continues to maintain in all material respects at its principal place of business all records and books of account required to be maintained under applicable Tax Laws.

(i) SciVac is not party to or bound by any tax sharing agreement or tax indemnity obligation in favor of any Person or similar agreement in favor of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Entity).

(j) SciVac will not be required to include in a tax period ending after the Effective Date any amount of net taxable income (after taking into account deductions claimed for such a period that relate to a prior period) attributable to income that accrued, or that was required to be reported for financial accounting purposes in a prior taxable period but that was not included in taxable income for that or another prior tax period.

(k) Neither SciVac nor any Affiliate thereof has taken or agreed to take any action, or failed to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(l) For purposes of this Section 3.12, the term “SciVac” shall mean SciVac, together with the SciVac Subsidiaries.

3.13 Litigation. Except as set forth in Section 3.13 of the SciVac Disclosure Schedule, there are no material claims, actions, suits, grievances, complaints, investigations or proceedings pending or, to the Knowledge of SciVac, threatened affecting SciVac or any SciVac Subsidiaries or affecting any of their respective material property or assets or Intellectual Property at law or in equity before or by any Governmental Entity. Neither SciVac nor any SciVac Subsidiaries nor any of their respective assets or properties is subject to any outstanding material judgment, order, writ, injunction or decree.

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3.14 Material Contracts. With respect to the SciVac Material Contracts:

(a) Section 3.14(a) of the SciVac Disclosure Schedule includes a complete and accurate list of all SciVac Material Contracts to which each of SciVac and any of the SciVac Subsidiaries is bound, and that are currently in force and SciVac and any of the SciVac Subsidiaries have made available to the Company for inspection true and complete copies of all such SciVac Material Contracts.

(b) Except as set forth in Section 3.14(b) of the SciVac Disclosure Schedule, all of the SciVac Material Contracts are in full force and effect, and SciVac or a SciVac Subsidiary, as applicable, is entitled to all rights and benefits thereunder in accordance with the terms thereof. SciVac and any of the SciVac Subsidiaries have not waived any material rights under any SciVac Material Contract and no material default or breach exists in respect thereof on the part of SciVac or any of the SciVac Subsidiaries or, to the Knowledge of SciVac or any of the SciVac Subsidiaries, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach or trigger a right of termination of any of such SciVac Material Contracts.

(c) All of the SciVac Material Contracts are valid and binding obligations of SciVac or a SciVac Subsidiary, as applicable, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(d) As at the date hereof, SciVac has not received written notice that any party to a SciVac Material Contract intends to cancel, terminate or otherwise modify or not renew such Material Contract, and to the Knowledge of SciVac, no such action has been threatened.

(e) Except as set forth in Section 3.14(e) of the SciVac Disclosure Schedule, neither SciVac nor any of the SciVac Subsidiaries are a party to any SciVac Material Contract that contains any non-competition obligation or otherwise restricts in any way the business of SciVac or any of the SciVac Subsidiaries.

3.15 Permits.

(a) Each of SciVac and the SciVac Subsidiaries has obtained and is in compliance with all Permits required by applicable Laws, necessary to conduct its current business as now being conducted, other than where a failure to obtain or be in compliance with such Permits would not, individually or in the aggregate, reasonably be expected to have a SciVac Material Adverse Effect; and

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(b) Except as set forth in Section 3.15(b) of the SciVac Disclosure Schedule, there are no facts, events or circumstances that would reasonably be expected to result in a failure to obtain or be in compliance with such Permits as are necessary to conduct the business of SciVac and any of the SciVac Subsidiaries as it is currently being conducted, other than where a failure to obtain or be incompliance with such Permits would not, individually or in the aggregate, reasonably be expected to have a SciVac Material Adverse Effect.

3.16 Expropriation. No part of the property or assets of SciVac or any of the SciVac Subsidiaries has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or commenced nor does SciVac know of any intent or proposal to give such notice or commence any such proceedings.

3.17 Rights of Other Persons. No Person has any right of first refusal or option to purchase or any other right of participation in any of the material properties or assets owned by SciVac or any of the SciVac Subsidiaries, or any part thereof, except as disclosed in the SciVac Financial Statements.

3.18 Environmental Matters.

(a) SciVac and the SciVac Subsidiaries have carried on their respective businesses and operations in compliance in all material respects with all applicable Environmental Laws and all terms and conditions of all Environmental Permits;

(b) Neither SciVac nor any of the SciVac Subsidiaries has received any written order, request or notice from any Person alleging a material violation of any Environmental Law; and

(c) Neither SciVac nor any of the SciVac Subsidiaries (i) is a party to any litigation or administrative proceeding, or, to their Knowledge, is any litigation or administrative proceeding threatened against it or its property or assets, which in either case (A) asserts or alleges that it violated any Environmental Laws, (B) asserts or alleges that it is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances, or (C) asserts or alleges that it is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the Release of any Hazardous Substances, (ii) is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws and (iii) is involved in remediation operations and does not know of any facts, circumstances or conditions, including any Release of Hazardous Substance, that, in the case of each of the foregoing clauses (i), (ii) and (iii) would reasonably be expected to result in a SciVac Material Adverse Effect.

3.19 Intellectual Property.

(a) Neither SciVac nor any of the SciVac Subsidiaries owns any Registered IP other than the registered trademarks identified on Section 3.19(a) of the SciVac Disclosure Schedule.

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(b) SciVac has delivered or made available to the Company in the electronic data room established by SciVac an accurate and complete copy of each standard form of the following documents and Contracts used by SciVac and any SciVac Subsidiary at any time: (i) terms and conditions with respect to the clinical testing, distribution, sale, or provisioning of any SciVac Product; (ii) employee agreement or similar Contract containing any assignment or license of Intellectual Property or any reference to Intellectual Property or any confidentiality provision; or (iii) consulting or independent contractor agreement or similar Contract containing any assignment or license of Intellectual Property or any reference to Intellectual Property or any confidentiality provision. Section 3.19(b) of the SciVac Disclosure Schedule accurately identifies each Contract concerning the subject matter of (i), (ii) or (iii) that is material to SciVac and that deviates in any material respect from the corresponding standard form described above;

(c) SciVac exclusively owns all right, title and interest to and in the SciVac IP (other than Intellectual Property licensed to SciVac or a SciVac Subsidiary, as identified in Section 3.19(c) of the SciVac Disclosure Schedule or pursuant to commercially available third party software and material transfer agreements entered into in the ordinary course of business) free and clear of any Liens. Without limiting the generality of the foregoing:

(i) all documents and instruments required to perfect the rights of SciVac in the Registered IP identified on Section 3.19(a) of the SciVac Disclosure Schedule have been or are in the process of being validly executed, delivered, recorded and filed in a timely manner with the appropriate Governmental Entity;

(ii) no current or former officer or other employee, or any individual who is a current or former independent contractor, consultant or director, of SciVac or its subsidiaries, to the Knowledge of SciVac, has any claim, right (whether or not currently exercisable) or interest to or in any SciVac IP and each such individual who is or was involved in the creation or development of any Intellectual Property for or on behalf of SciVac has signed a valid, enforceable agreement containing an assignment of all rights in and to such Intellectual Property to SciVac and confidentiality provisions protecting the SciVac IP;

(iii) SciVac and the SciVac Subsidiaries have taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by SciVac and the SciVac Subsidiaries, or purported to be held by SciVac and the SciVac Subsidiaries, as a trade secret;

(iv) none of SciVac and the SciVac Subsidiaries is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or SciVac and the SciVac Subsidiaries to grant or offer to any other Person any license or right to any SciVac IP; and

(v) SciVac and the SciVac Subsidiaries own or otherwise have, and after the completion of the transactions contemplated by this Agreement, will continue to have, the right, through ownership, license or otherwise, to all Intellectual Property reasonably necessary to conduct the business of SciVac and the SciVac Subsidiaries as conducted as of the date of this Agreement;

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(d) All SciVac IP that is material to the business of SciVac and the SciVac Subsidiaries is valid, subsisting and enforceable;

(e) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (A) a loss of, or Lien on, any SciVac IP; (B) the release, disclosure or delivery of any SciVac IP by or to any escrow agent or other Person; or (C) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the SciVac IP;

(f) To the Knowledge of SciVac, except as set forth in Section 3.19(f) of the SciVac Disclosure Schedule, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any SciVac IP. Section 3.19(f) of the SciVac Disclosure Schedule: (i) accurately identifies (and SciVac has made available to the Company in the electronic data room established by SciVac an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to SciVac and the SciVac Subsidiaries or any Representative of SciVac and the SciVac Subsidiaries regarding any alleged or suspected infringement or misappropriation of any SciVac IP, as of the date of this Agreement; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence;

(g) To the Knowledge of SciVac, the conduct of the business of SciVac and the SciVac Subsidiaries as previously conducted or as currently conducted including, without limitation, the development, manufacture, use, import, export, offer for sale, sale or other commercialization of any of the SciVac Products, does not and has not infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any valid Intellectual Property of any other Person. There are no letters or other written or electronic communications or correspondence that have been sent or otherwise delivered by or to SciVac and the SciVac Subsidiaries or any Representative of any of SciVac and the SciVac Subsidiaries, as of the date of this Agreement regarding any alleged or suspected infringement or misappropriation of any Intellectual Property of any other Person by SciVac and the SciVac Subsidiaries or any of the SciVac Products;

(h) No written notice of infringement, misappropriation or similar claim or Legal Proceeding involving infringement or misappropriation of any Intellectual Property of any other Person is or has been pending and served or, to the Knowledge of SciVac, pending and not served or threatened against any SciVac and the SciVac Subsidiaries or against any other Person who is, or has asserted or would reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by SciVac and the SciVac Subsidiaries with respect to such claim or proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded);

(i) None of SciVac or the SciVac Subsidiaries have transferred title to, or granted any exclusive license, or granted an option to acquire title or an exclusive license, with respect to, any material SciVac IP.

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(j) There are no proceedings or actions known to SciVac before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any SciVac IP. None of the SciVac IP is the subject of any outstanding decree, order, judgment, settlement agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by SciVac and the SciVac Subsidiaries, or that may affect the validity, use or enforceability of such SciVac IP;

(k) Neither SciVac nor any of the SciVac Subsidiaries has taken any action or failed to take any action that reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Registered IP;

(l) Neither SciVac nor any of the SciVac Subsidiaries has entered into any services agreements relating to development, testing, manufacture or formulation of any SciVac Products under which the party performing such services has obtained rights to Intellectual Property covering the SciVac Products or their manufacture, formulation or use;

(m) Except as set forth in Section 3.19(m), of the SciVac Disclosure Schedule, no funding from any granting agency and no government funding (including funding from the Israeli Office of the Chief Scientist), facilities of a university, college, other educational institution or research center, or funding from any Person was used in the creation or development of any SciVac IP. To the knowledge of SciVac, except as set forth in Section 3.19(m), of the SciVac Disclosure Schedule, no current or former employee, consultant or independent contractor, who was involved in, or who contributed to, the creation or development of any SciVac IP, has performed services for any Governmental Entity, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services used in the creation or development of SciVac IP, or performed such services prior to the period of time during which such employee, consultant or independent contractor performed services for SciVac or any SciVac Subsidiary such that a government, university, college or other educational institution or research center is entitled to notice or any other right or benefit in connection with any SciVac IP. Except as set forth in Section 3.19(m), of the SciVac Disclosure Schedule, neither SciVac nor any SciVac Subsidiary is a party to any contract, license or agreement with any Governmental Entity that grants to such Governmental Entity any right or license with respect to any SciVac IP.

3.20 Status of SciVac Products.

(a) SciVac and the SciVac Subsidiaries have all applicable Permits and approvals to market, use, import, export, distribute, offer for sale, sale or other commercialization of Sci-B-VacTM hepatitis B vaccine in each of the jurisdictions set forth in Section 3.20 of the SciVac Disclosure Schedule. SciVac has not imported any Products into, or exported any Products from, the United States for commercial sale.

(b) Except as set forth on Section 3.20 of the SciVac Disclosure Schedule, there have been no adverse regulatory actions taken (nor, to the Knowledge of SciVac, threatened in writing) by any Governmental Entity with respect to any SciVac Products.

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3.21 Compliance with Laws.

(a) SciVac and each of the SciVac Subsidiaries have complied with and are not in violation of any applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, have a SciVac Material Adverse Effect and have not received any written notices or other correspondence from any Governmental Entity regarding any circumstances that have existed or currently exist which would lead to a loss, suspension or a refusal to issue, any material license, permit, authorization, approval, registration or consent of a Governmental Entity relating to its activities which would reasonably be expected to restrict, curtail, limit or adversely affect the ability of SciVac or any of the SciVac Subsidiaries to operate its business in a manner which would have a SciVac Material Adverse Effect.

(b) To the Knowledge of SciVac, the studies, tests and nonclinical, preclinical, safety, and clinical studies and testing, if any, conducted by SciVac and the SciVac Subsidiaries relating to any product of SciVac and the SciVac Subsidiaries, and, if still pending, are being conducted in all material respects in accordance with standard and accepted medical and professional scientific research procedures and all applicable Laws; the descriptions of the results of such studies, tests and trials provided to the Company are accurate in all material respects; none of SciVac and the SciVac Subsidiaries have received any written notices or correspondence from any applicable Governmental Entity requiring the termination, suspension, material modification or clinical hold of any such studies, tests or trials conducted by or on behalf of SciVac and the SciVac Subsidiaries, which termination, suspension, material modification or clinical hold would reasonably be expected to result in a SciVac Material Adverse Effect. Research involving human subjects conducted by or on behalf of SciVac and the SciVac Subsidiaries: (i) was approved by an institutional review board or the equivalent, if required, (ii) had the informed consent of the subjects, if required, and (iii) to the Knowledge of SciVac, did not involve any investigator who has been disqualified as a clinical investigator by the FDA or any other Governmental Entity or has been found by any agency with jurisdiction to have engaged in scientific misconduct, as defined in 42 C.F.R. pt. 93.

3.22 Employment Matters.

(a) None of the execution of this Agreement, the Transactions and Terms of Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto, will individually or together with the occurrence of some other event, (i) result in any unfunded payment (including unfunded severance, unemployment compensation, golden parachute, bonus, the redemption of any accrued entitlements or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by any of the SciVac Entities, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by any of the SciVac Entities to any Person.

(b) Other than set forth in Section 3.22 of the SciVac Disclosure Schedule, SciVac and the SciVac Subsidiaries are in compliance in all material respects with all Law respecting employment, discrimination in employment, fair employment practices, equal employment, terms and conditions of employment, meal and rest periods, leaves of absence, employee privacy, worker classification (including the proper classification of workers as independent contractors and consultants), wages (including overtime payments), pay-slips, compensation and hours of work, and occupational safety and health and employment practices, including with respect to the Israeli SciVac Subsidiary the Israeli Notification to an employee (Terms of Employment) Law, 5762-2002, Prevention of Sexual Harassment Law, 5758-1998, Hours of Work and Rest Law, 5711-1951, the Israeli Prior Notice to the employee Law 2002, Wage Protection Law 5718-1958 and Employment by Human Resources contractors Law, 5756-1996, and is not engaged in any unfair labor practice. The obligations of SciVac’s Israeli Subsidiary to provide statutory severance pay to its Israeli employees pursuant to the Israeli Severance Pay Law, 5723 1963 are fully funded. Except for the foregoing, SciVac’s Israeli Subsidiary has no obligation to pay any amount or to provide any benefit to any former employee or contractor.

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(c) all obligations of SciVac’s Israeli Subsidiary to provide statutory severance pay to all Israeli employees pursuant to the Severance Pay Law, 1963, are fully funded or accrued on the Financial Statements, whether in accordance with Section 14 or otherwise,

(d) SciVac’s Israeli Subsidiary has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and any other payments and benefits to employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(e) SciVac and the SciVac Subsidiaries have paid in full to all of their respective employees and independent contractors all compensation due and payable to such employees and contractors.

(f) Neither SciVac nor any SciVac Subsidiary has misclassified: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, (iii) any employee currently or formerly classified as exempt from overtime wages or (iv) any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions.

(g) Neither SciVac nor any SciVac Subsidiary is a party to any collective bargaining contract, collective labor Contract or other contract or arrangement with a labor union, trade union or other organization or body involving any of its employees. Neither SciVac nor any SciVac Subsidiary has received a written demand for recognition from any collective bargaining representative with respect to any of its employees, and, to the Knowledge of SciVac there are no labor organizations purporting to represent or seeking to represent any employees of SciVac or any SciVac Subsidiary.

(h) Other than set forth in Section 3.22 of the SciVac Disclosure Schedule, SciVac’s Israeli Subsidiary does not have and is not subject to, and no employee of SciVac’s Israeli Subsidiary benefits from, any extension order (‘tzavei harchava’) except for extension orders generally applicable to all employers in Israel.

(i) Section 3.22 of the SciVac Disclosure Schedule sets forth a complete list of all employees and consultants of SciVac and of the SciVac Subsidiaries, together with their titles, salaries and bonus (whether monetary or otherwise) and any other remuneration, and a list of the directors and the terms of their compensation. Other than set forth in Section 3.22 of the SciVac Disclosure Schedule, no such employee is on long-term disability leave, extended absence or workers’ compensation leave. Except as set forth in Section 3.22 of SciVac Disclosure Schedule, all contractors can be terminated on notice of thirty days or less to the contractor.

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(j) Other than set forth in Section 3.22 of the SciVac Disclosure Schedule, neither SciVac nor any SciVac Subsidiary is:

(i) a party to any written or oral agreement, arrangement, plan, obligation, policy or understanding providing for severance or termination payments to, or any employment or consulting agreement with, any director or officer of SciVac or any SciVac Subsidiary;

(ii) a party to any collective bargaining agreement or multiemployer plan nor, to the Knowledge of SciVac, subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, or to the Knowledge of SciVac, pending or threatened strikes or lockouts at SciVac or any SciVac Subsidiary; and

(iii) subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the Knowledge of SciVac, threatened, or any litigation, actual or, to the Knowledge of SciVac, threatened, relating to its or the SciVac Subsidiaries’ employees or independent contractors (including any termination of such individuals).

(k) Except as set forth in Section 3.22(k), of the SciVac Disclosure Schedule, SciVac and the SciVac Subsidiaries have not, and are not subject to any present or future obligation or liability under, any pension plan, deferred compensation plan, retirement income plan, stock option or stock purchase plan, profit sharing plan, bonus plan, employee benefit plan or policy, employee group insurance plan, program policy or practice, formal or informal, with respect to their respective employees.

3.23 Related Party Transactions. Except as set forth in Section 3.23 of the SciVac Disclosure Schedule, there are no Contracts or other transactions currently in place between SciVac or any of the SciVac Subsidiaries, on the one hand, and: (i) any officer or director of SciVac or any of the SciVac Subsidiaries; (ii) any holder of record or, to the Knowledge of SciVac, beneficial owner of 10% or more of the SciVac Common Shares; and (iii) any affiliate or associate of any such, officer, director, holder of record or beneficial owner, on the other hand.

3.24 Registration Rights. No Person has any right to compel SciVac or any SciVac Subsidiary to register or otherwise qualify any capital stock of SciVac or such SciVac Subsidiary or any other securities of SciVac or any of its subsidiaries for public sale or distribution.

3.25 Restrictions on Business Activities. There is no arbitral award, judgment, injunction, constitutional ruling, order or decree binding upon SciVac or any of the SciVac Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing any business practice of any of them, any acquisition or disposition of property by any of them, or the conduct of the business by any of them as currently conducted, which could reasonably be expected to have a SciVac Material Adverse Effect.

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3.26 Brokers. Except as disclosed by SciVac on Schedule 3.26 of the SciVac Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of SciVac, and the aggregate amount of such fees that may become payable in respect of all such arrangements is set forth in Section 3.26 to the SciVac Disclosure Schedule

3.27 Insurance. As of the date hereof, SciVac and each SciVac Subsidiary has such policies of insurance as are listed in Section 3.27 of the SciVac Disclosure Schedule. All insurance maintained by SciVac and the SciVac Subsidiaries is in full force and effect and is in amounts and in respect of such risks as are normal and usual for companies of similar size operating in the industry and in the location in which the applicable SciVac Entities operate.

3.28 No Cease Trade. Neither SciVac nor any SciVac Subsidiary is subject to any cease trade or other order of any applicable Regulatory Authority and, to the Knowledge of SciVac, no investigation or other proceedings involving SciVac or any SciVac Subsidiary which may operate to prevent or restrict trading of any securities of SciVac are currently in progress or pending before any applicable Regulatory Authority.

3.29 United States Securities Laws. SciVac is not registered, and is not required to be registered as, an “investment company” under the United States Investment Company Act of 1940, as amended.

3.30 Certain Business Practices. To the Knowledge of SciVac, none of SciVac, any of the SciVac Subsidiaries nor any director, officer, agent or employee of SciVac or any of the SciVac Subsidiaries (in their capacities as such) has:

(a) used or agreed to use funds for contributions, gifts, entertainment or other purposes relating to political activity in violation of Law; or

(b) made or agreed to make any payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of Law.

3.31 Healthcare Regulatory and Related Matters.

(a) SciVac and SciVac Subsidiaries are and have been, since January 1, 2009, in compliance in all material respects with (i) all applicable Laws (including all rules and regulations) of CMS, FDA, OIG, Drug Enforcement Administration (“DEA”) the European Medicines Agency (“EMEA”), Israeli MOH, and other Healthcare Regulatory Authorities, including by way of example only, the Food, Drug, and Cosmetic Act, the Public Health Service Act, the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health (HITECH) Act, the Federal Health Care Program Anti-Kickback Act (Social Security Act § 1128B(b)), the Anti-Inducement Act (Social Security Act § 1128A(a)(5)), the Ethics in Patient Referrals Act of 1989, as amended (Social Security Act § 1877), the other provisions of the Social Security Act and all implementing regulations, the Israeli Genetic Data Law, 2000, Protection of Privacy Law, 5741-1981 and the Israeli Patient Rights Law, 5756-1996 the National Health Regulations (Clinical Trials on humans), 1980, and (ii) all Healthcare Regulatory Authorizations, including all requirements of CMS, FDA, DEA and all other Healthcare Regulatory Authorities, that are applicable to SciVac and SciVac Subsidiaries, or by which any property, product, service or other Asset of SciVac and SciVac Subsidiaries (including, without limitation, any Company Products or Company Services) is bound or affected.

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(b) Except as set forth in Section 3.31(b) of the SciVac Disclosure Schedule, since January 1, 2009, neither SciVac nor SciVac Subsidiaries has received any written notification of any pending or, to the Knowledge of SciVac, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, revocation of CLIA certification, any certificate of accreditation issued by a CMS recognized accrediting organization, revocation of any State or Federal license or permit, suspension, exclusion, suspension of payments, imposition of prepayment review, corrective action plan, civil money penalties, arbitration or other action from any Healthcare Regulatory Authority.

(c) Except as set forth in Section 3.31(c), of the SciVac Disclosure Schedule, since January 1, 2009, SciVac and SciVac Subsidiaries have held all Healthcare Regulatory Authorizations required for the conduct of their respective businesses, and all such Healthcare Regulatory Authorizations are in full force and effect. No event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Healthcare Regulatory Authorization.

(d) Except as set forth in Section 3.31(d) of the SciVac Disclosure Schedule, neither SciVac nor any of the SciVac Subsidiaries has received any material written information since January 1, 2009, from any Healthcare Regulatory Authority with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of Company Products or Company Services which would reasonably be expected to lead to the revocation, withdrawal, or denial of any application for marketing approval before such Healthcare Regulatory Authority.

(e) [Reserved]

(f) All material reports, documents, claims, applicable registration files and dossiers, notices and similar filings required to be filed, maintained, or furnished to any Healthcare Regulatory Authority by SciVac or any of the SciVac Subsidiaries since January 1, 2009 have been so filed, maintained or furnished and, to the Knowledge of SciVac, were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(g) All Clinical Trials conducted by or on behalf of SciVac and the SciVac Subsidiaries are listed in Section 3.31(g) of the SciVac Disclosure Schedule. True, complete and accurate copies of all data and reports with respect to the studies and trials listed in Section 3.31(g) of the SciVac Disclosure Schedule and have been provided for review to the Company and SciVac has otherwise provided for review all preclinical and clinical studies and trials and all other information in its possession regarding the efficacy and safety of the SciVac Products.

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(h) All clinical trials were and are being conducted by or on behalf of SciVac and the SciVac Subsidiaries are in material compliance with any and all relevant laws and regulations pertaining to clinical trials including in particular, but without limitation:

(i) International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) Harmonised Tripartite Guideline for Good Clinical Practice as amended from time to time and the principles set out in the Declaration of Helsinki as revised from time to time, if applicable, or the local analog thereof, as applicable;

(ii) Data protection laws and laws requiring permits, clearances or approvals for conduct of clinical trials;

(iii) the Guideline for Good Pharmacoepidemiology Practice (GPP) of the International Society of Pharmacoepidemiology (ISPE) and with other generally accepted applicable Guidelines of the European Community, if either is applicable, or any Israeli authority or body with jurisdiction in matter such as this, if applicable;

(iv) the Israeli MOH Guidelines, including the Company’s insurance obligations with respect to clinical trials, as applicable; and

(v) the Israeli Protection of Privacy Law, 5741-1981; the Israeli Patient Rights Law, 5756-1996 , the Israeli Genetic Data Law, 2000; ; the Israeli Health Ordinance (1940); the National Health Regulations (Clinical Trials on humans), 1980 to the extent that any of these may be applicable.

(i) SciVac and the SciVac Subsidiaries have heretofore provided for review to the Company all material correspondence and contact information between SciVac and the SciVac Subsidiaries and any Healthcare Regulatory Authorities or other Regulatory Authorities regarding the SciVac Products, and, to the extent provided to the Company, between any Healthcare Regulatory Authorities and other Regulatory Authorities relating to SciVac and the SciVac Subsidiaries, their clinical studies or trials, or the SciVac Product. SciVac and the SciVac Subsidiaries have not received any written notice or other written communication from any Regulatory Authorities requiring the termination or suspension of any clinical trial with respect to SciVac Product.

(j) Section 3.31(j) of the SciVac Disclosure Schedule contains the leaflet provided with Sci-B-Vac™, listing, among other things, the adverse events with respect to Sci-B-Vac™.

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(k) SciVac and the SciVac Subsidiaries have reported all reportable events to the appropriate Healthcare Regulatory Authorities in accordance with applicable reporting obligations, and have provided the Company with copies of all such reports. Except as set out in Section 3.31(k) of the SciVac Disclosure Schedule, there have been no product recalls conducted by or issued to SciVac or the SciVac Subsidiaries and no requests from any Regulatory Authorities requesting SciVac or the SciVac Subsidiaries to cease to investigate, test, manufacture or distribute the SciVac Products

(l) All clinical testing conducted by or on behalf of SciVac Entities is being conducted in compliance with requirements of ISO 15189.

(m) Neither SciVac nor any of the SciVac Subsidiaries has received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other written notices alleging a lack of safety from any Healthcare Regulatory Authority, and there is no action or proceeding pending or, to the Knowledge of SciVac, threatened by any such Healthcare Regulatory Authority, contesting the approval of, the uses of, or the labeling or promotion of, or otherwise alleging any violation of law with respect to, any product manufactured, distributed or marketed by or on behalf of SciVac or the SciVac Subsidiaries.

(n) Neither SciVac nor any of the SciVac Subsidiaries is the subject of any pending or, to the Knowledge of SciVac, threatened investigation regarding SciVac, SciVac Subsidiaries, or their products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or otherwise. Neither SciVac nor any of the SciVac Subsidiaries, nor, to the Knowledge of SciVac, any current officer, employee, agent or distributor of SciVac or any SciVac Subsidiary, has committed or been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither SciVac nor any of SciVac Subsidiaries, nor, to the Knowledge of SciVac, any current officer, employee, agent or distributor of SciVac or any SciVac Subsidiary, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Law. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in a material debarment or exclusion of SciVac is pending or, to the Knowledge of SciVac, threatened, against SciVac or, to the Knowledge of SciVac, any of its directors, officers, employees or agents.

(o) No SciVac Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that SciVac believes is reasonably likely to materially impede or delay receipt of any Governmental Approvals or any other Consents necessary to consummate the Merger or the other transactions contemplated by this Agreement.

(p) Since January 1, 2009, neither SciVac nor any of SciVac Subsidiaries has been on “pre-payment review” by any Medicare Administrative Contractor or by CMS, or a corrective action plan with CMS or corporate integrity agreement with OIG. Since January 1, 2009, no claim that has been submitted by or on behalf of SciVac or any of the SciVac Subsidiaries is, to the Knowledge of SciVac, under or has been under reconsideration pursuant to Social Security Act § 1869(b). For any calendar year since 2009, neither SciVac nor any of the SciVac Subsidiaries has had total Medicare or Medicaid rates of disallowance of claims or parts thereof that exceeded five percent of the total dollar value of claims submitted to any payor.

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(q) Since January 1, 2009, neither SciVac nor any of the SciVac Subsidiaries has received any Civil Investigative Demand or subpoena from the Department of Justice or any OIG subpoena or demand, nor does SciVac have reason to suspect that it has been named as a defendant in a False Claims Act case, whether sealed or unsealed.

3.32 Anti-Takeover Provisions.

There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which SciVac is a party or otherwise bound. SciVac has taken all actions necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, and inapplicable to SciVac, Sub and SciVac’s capital stock in connection with this Agreement and the transactions contemplated hereby, including the Merger, any and all “fair price,” “moratorium,” “control share acquisition,” “business combination” and other similar Laws of Canada or any applicable province or other jurisdiction (collectively, the “Anti-takeover Laws”), and no such Anti-takeover Laws apply or will apply to this Agreement and the transactions contemplated hereby, including the Merger.

3.33 Opinion of Financial Advisor.

The SciVac Board has received the opinion of Cassel Salpeter & Co., LLC, dated as of the date of the meeting of the SciVac Board at which this Agreement was approved by the SciVac Board, to the effect that, as of such date, and based upon and subject to the various assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Exchange Ratio in the Merger pursuant to this Agreement was fair, from a financial point of view, to SciVac, and such opinion has not been modified or withdrawn as of the date of this Agreement.

3.34 Ownership and Operations of Sub.

SciVac, directly or indirectly, owns all of the outstanding capital stock of Sub. Sub was formed solely for the purpose of engaging in the Merger and the transactions contemplated hereby and has engaged in no other business activities or conducted any other operations other than those relating to the Merger and the transactions contemplated hereby. The authorized capital stock of Sub consists of 100 shares of common stock, par value $0.01 per share.

3.35 Survival of Representations and Warranties.

The representations and warranties of SciVac and the Sub contained in this Agreement shall not survive the completion of the Merger and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms. Any investigation by the Company and its Representatives shall not mitigate, diminish or affect the representations and warranties of SciVac and the Sub pursuant to this Agreement.

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Article 4
Conduct of Business Pending Consummation

4.1 Affirmative Covenants of the Company.

From the date of this Agreement until the earlier of the Effective Time, or the termination of this Agreement in accordance with Section 6.1, except as contemplated or permitted by this Agreement, as set forth on the Company Disclosure Schedule, as required by applicable Law, or unless the prior written consent of SciVac shall have been obtained (which shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each Company Subsidiary to: (a) operate its business in the ordinary course consistent with past practice; (b) use its reasonable efforts to preserve intact its business organization and material Assets and maintain its rights and franchises and keep available the services of present employees, consultants, independent contractors and executive officers of the Company and the Company Subsidiaries; (c) notify SciVac promptly after receipt of any material communication (written or oral) between the Company or any of the Company Subsidiaries, on the one hand, and any Healthcare Regulatory Authority, on the other hand, and before giving any material submission to any Healthcare Regulatory Authority; and (d) take no action that would reasonably be likely to (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

4.2 Negative Covenants of the Company.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 6.1, unless the prior written consent of SciVac shall have been obtained (which consent shall not be unreasonably withheld, conditioned or delayed), except as set forth in Section 4.2 of the Company Disclosure Schedule, except as otherwise expressly contemplated herein, and except as required by applicable Law, the Company covenants and agrees that it will not do or agree or commit to do, or permit any of the Company Subsidiaries to do or agree or commit to do, any of the following:

(a) amend the Organizational Documents of any Company Entity;

(b) other than pursuant to the Credit Agreement and Guaranty dated July 25, 2014 among the Company, Variation Biotechnologies (US), Inc. and PCOF 1, LLC as in effect on the date of this Agreement (the “Perceptive Credit Agreement”), incur any debt obligation or other obligation for borrowed money (other than (i) indebtedness of one wholly owned Company Entity to another wholly owned Company Entity and (ii) trade payables incurred in the ordinary course of business) or impose, or suffer the imposition, on any material Asset of any Company Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Company Disclosure Schedule);

(c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under the Company Option Plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Company Entity;

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(d) (i) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Company Common Stock, Company Preferred Stock or Company Warrants or any other capital stock of any Company Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right (other than (A) the issuance of Company Common Stock upon conversion of the Company Preferred Stock or exercise of Company Warrants, which, in each case, are outstanding on the date hereof, (B) the issuance of Company Common Stock upon the exercise or conversion, as applicable, of Company Options which are outstanding on the date hereof (in accordance with the applicable Company Option Plan), or (C) Company Warrants issued pursuant to the Perceptive Credit Agreement after the date hereof and shares of Company Common Stock upon exercise of such Company Warrants; each of which is permitted hereunder), (ii) except as required pursuant to any employment agreement or Company Options agreement to which the Company is a party as of the date hereof (each of which is listed identified in Section 4.2(d) of the Company Disclosure Schedule), accelerate the exercisability of any share of restricted stock, option, warrant or other right to purchase shares of Company Common Stock or any other capital stock of any Company Entity or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of the capital stock of any Company Entity (other than any dividend or distribution payable by any Company Subsidiary to another Company Subsidiary or to the Company);

(e) adjust, split, combine or reclassify any capital stock of any Company Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Company Common Stock or Company Preferred Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Company Subsidiary (unless any such shares of stock are sold or otherwise transferred to another wholly owned Company Entity) or (ii) any Asset having a book value in excess of $150,000 other than in the ordinary course of business consistent with past practice or pursuant to the Perceptive Credit Agreement;

(f) (i) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three (3) years or less, purchase any securities or make any material investment, whether by purchase of stock or securities, contributions to capital, Asset transfers, loans or advances, or purchase of any Assets, in any Person other than a wholly owned Company Subsidiary, or otherwise acquire direct or indirect control over any Person or (ii) merge, consolidate or adopt a plan of liquidation;

(g) (i) enter into any new line of business or into any new commercial territory outside of the United States or make or agree to make any new capital expenditures that, in the aggregate, are in excess of $150,000 or (ii) dispose of, grant, obtain or permit to lapse any material rights in any Intellectual Property or dispose of or disclose to any Person, except pursuant to confidentiality obligations or requirements of Law, other than to Representatives of SciVac, any material Trade Secret;

(h) (i) except as required by the terms of any Plan or Contract (as in effect on the date hereof) or pursuant to requirements of Law, (A) increase the benefits available to any current or former executive officer or director; (B) increase the base salary, wages or bonus opportunity of any current or former executive officer or director of the Company, except for an increase in bonus of not more than ten percent (10%) of the target bonus set forth in any employment agreement or established by the Company Board or any committee thereof for any current employee, executive officer or director in the ordinary course of business consistent with past practice; or (C) grant any severance, bonus, termination pay, equity or equity-based awards to any current or former executive officer or director of the Company other than as required by any employment agreement or pursuant to any Plan established prior to the date of this Agreement; (ii) establish, adopt, amend or terminate any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, or any Plan, except as required to comply with requirements of Law; (iii) terminate without “cause” any executive officer; (iv) except for the hiring or engagement of non-officer employees or individual independent contractors who have aggregate annual compensation that is not in excess of $200,000 each, hire or engage any employee or individual independent contractor of the Company; or (v) forgive or discharge in whole or in part any outstanding loans or advances to any present or former director, officer, employee, individual consultant or independent contractor of the Company;

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(i) (i) make or change any material Tax election, (ii) file any materially amended Tax Return, (iii) settle any material Tax claim or assessment relating to the Company Entities, or (iv) surrender any right to claim a refund of material Taxes;

(j) make any material change in any accounting methods or policies or systems of internal accounting controls, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(k) except to the extent expressly permitted by Section 4.11, take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 5 not being satisfied;

(l) except in the ordinary course of business, enter into, modify, amend or terminate any Company Material Contract or waive, release, compromise or assign any material rights or claims with respect to any Company Material Contract;

(m) commence, settle or compromise any pending or threatened Litigation except with respect to compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages by the Company not in excess of $50,000 individually or $100,000 in the aggregate, provided that the foregoing shall not prohibit or otherwise limit the Company from settling any pending or threatened Litigation solely with insurance proceeds, including, without limitation, the litigation captioned Furlong et al. v. VBI Vaccines, Inc.;

(n) pay, discharge or satisfy any material Liabilities, other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business consistent with past practice;

(o) terminate or allow to lapse, or modify in any material respect, any material insurance policy;

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(p) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(q) agree or commit to do any of the foregoing.

4.3 Affirmative Covenants of SciVac.

From the date of this Agreement until the earlier of the Effective Time, or the termination of this Agreement in accordance with Section 6.1, except as contemplated or permitted by this Agreement, as set forth on the SciVac Disclosure Schedule, as required by applicable Law, or unless the prior written consent of the Company shall have been obtained (which shall not be unreasonably withheld, conditioned or delayed), SciVac shall, and shall cause each SciVac Subsidiary to: (a) operate its business in the ordinary course consistent with past practice; (b) use its reasonable efforts to preserve intact its business organization and material Assets and maintain its rights and franchises and keep available the services of present employees, consultants, independent contractors and executive officers of SciVac and the SciVac Subsidiaries; (c) notify the Company promptly after receipt of any material communication (written or oral) between SciVac or any of the SciVac Subsidiaries, on the one hand, and any Healthcare Regulatory Authority, on the other hand, and before giving any material submission to any Healthcare Regulatory Authority; and (d) take no action that would reasonably be likely to (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

4.4 Negative Covenants of SciVac.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 6.1, unless the prior written consent of the Company shall have been obtained (which consent shall not be unreasonably withheld, conditioned or delayed), except as set forth in Section 4.4 of the SciVac Disclosure Schedule, except as otherwise expressly contemplated herein, and except as required by applicable Law, SciVac covenants and agrees that it will not do or agree or commit to do, or permit any of the SciVac Subsidiaries to do or agree or commit to do, any of the following:

(a) amend the Organizational Documents of any SciVac Entity;

(b) incur any debt obligation or other obligation for borrowed money (other than (i) indebtedness of one wholly owned SciVac Entity to another wholly owned SciVac Entity and (ii) trade payables incurred in the ordinary course of business), or impose, or suffer the imposition, on any material Asset of any SciVac Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the SciVac Disclosure Schedule);

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(c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under the SciVac Option Plan), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any SciVac Entity;

(d) (i) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional SciVac Common Shares (other than in connection with the replacement of certificates evidencing SciVac Common Shares, which certificates were lost or destroyed) or any other capital stock of any SciVac Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right, (ii) accelerate the exercisability of any share of restricted stock, option, warrant or other right to purchase shares of SciVac Common Shares or any other capital stock of any SciVac Entity or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of the capital stock of any SciVac Entity (other than any dividend or distribution payable by any SciVac Subsidiary to another SciVac Subsidiary or to SciVac);

(e) adjust, split, combine or reclassify any capital stock of any SciVac Entity or issue or authorize the issuance of any other securities in respect of or in substitution for SciVac Common Shares, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any SciVac Subsidiary (unless any such shares of stock are sold or otherwise transferred to another wholly owned SciVac Entity) or (ii) any Asset having a book value in excess of $150,000 other than in the ordinary course of business consistent with past practice and other than its proprietary interest in the SciVac S-Graft product;

(f) (i) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three (3) years or less, purchase any securities or make any material investment, whether by purchase of stock or securities, contributions to capital, Asset transfers, loans or advances, or purchase of any Assets, in any Person other than a wholly owned SciVac Subsidiary, or otherwise acquire direct or indirect control over any Person or (ii) merge, consolidate or adopt a plan of liquidation;

(g) (i) enter into any new line of business or into any new commercial territory outside of the United States or make or agree to make any new capital expenditures that, in the aggregate, are in excess of $150,000 or (ii) dispose of, grant, obtain or permit to lapse any material rights in any Intellectual Property or dispose of or disclose to any Person, except pursuant to confidentiality obligations or requirements of Law, other than to Representatives of the Company, any material Trade Secret;

(h) (i) except as required by the terms of any Plan or Contract (as in effect on the date hereof) or pursuant to requirements of Law, (A) increase the benefits available to any current or former executive officer or director; (B) increase the base salary, wages or bonus opportunity of any current or former executive officer or director of any SciVac Entity, except for an increase in bonus of not more than ten percent (10%) of the target bonus set forth in any employment agreement or established by the board of directors or any committee thereof for any current employee, executive officer or director in the ordinary course of business consistent with past practice; or (C) grant any severance, bonus, termination pay, equity or equity-based awards to any current or former executive officer or director of any SciVac Entity other than as required by any employment agreement or pursuant to any Plan established prior to the date of this Agreement; (ii) establish, adopt, amend or terminate any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, or any Plan, except as required to comply with requirements of Law; (iii) terminate without “cause” any executive officer; (iv) except for the hiring or engagement of non-officer employees or individual independent contractors who have aggregate annual compensation that is not in excess of $200,000, hire or engage any employee or individual independent contractor of any SciVac Entity; or (v) forgive or discharge in whole or in part any outstanding loans or advances to any present or former director, officer, employee, individual consultant or independent contractor of any SciVac Entity;

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(i) (i) make or change any material Tax election, (ii) file any materially amended Tax Return, (iii) settle any material Tax claim or assessment relating to the SciVac Entities, or (iv) surrender any right to claim a refund of material Taxes;

(j) make any material change in any accounting methods or policies or systems of internal accounting controls, except as may be required by changes in statutory or regulatory accounting rules or IFRS or regulatory requirements with respect thereto;

(k) except to the extent expressly permitted by Section 4.9, take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 5 not being satisfied;

(l) except in the ordinary course of business, enter into, modify, amend or terminate any SciVac Material Contract or waive, release, compromise or assign any material rights or claims with respect to any SciVac Material Contract;

(m) commence, settle or compromise any pending or threatened Litigation except with respect to compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of $50,000 individually or $100,000 in the aggregate;

(n) pay, discharge or satisfy any material Liabilities, other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business consistent with past practice;

(o) terminate or allow to lapse, or modify in any material respect, any material insurance policy;

(p) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(q) agree or commit to do any of the foregoing.

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4.5 Notification of Certain Matters.

(a) Each Party agrees to promptly notify the other Parties upon becoming aware of (i) any notice or other communication from any Person alleging that the consent of such Person may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, and (iii) any Litigation instituted or threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against such Party or any its directors, officers or Affiliates, including by any stockholder of such Party, before any Governmental Entity, relating to or involving or otherwise affecting such Party or any of its Subsidiaries, which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or relating to this Agreement or the transactions contemplated hereby, or seeking damages or discovery in connection with such transactions. The other Parties shall have the right to be consulted with respect to the defense of any such Litigation; provided, that subject to Section 4.17, the Party against whom the Litigation has been instituted or threatened shall retain the sole right and complete discretion to determine its own course of conduct with respect to any such Litigation.

(b) Each Party agrees to promptly notify the other Parties upon becoming aware of (i) any facts or circumstances which could result in a decision from a court, patent office or other regulatory agency rendering any of such Party’s Intellectual Property invalid or unenforceable or (ii) any facts or circumstances, that would, or would reasonably be expected to, affect the validity or enforceability of any of such Party’s Intellectual Property or impair or constitute a Lien on such Party’s ability to transfer any of such Party’s Intellectual Property.

4.6 No Control of Other Party’s Business; Other Actions.

Nothing contained in this Agreement is intended to give either party the right to control or direct any of the other Party’s operations prior to the Effective Time. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective business, assets and operations.

4.7 Preparation of Proxy Statement/Prospectus and Registration Statement; Company Stockholders’ Meeting.

(a) Subject to Section 4.9, as promptly as practicable after the execution of this Agreement, SciVac and the Company shall cooperate in preparing, and the Company shall file with the SEC, the Proxy Statement (when included in the Registration Statement as a prospectus, including any amendments or supplements, the “Proxy Statement/Prospectus”) and SciVac shall prepare, together with the Company, and file with the SEC, the Registration Statement. Each of SciVac and the Company shall also prepare and file with the SEC any other document, schedule or statement required to be filed by such Party (a “Required Filing”). Each of SciVac and the Company shall promptly provide to the other such information concerning its business affairs and financial statements as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus, Registration Statement and any Required Filing pursuant to this Section 4.7, or in any amendments or supplements thereto, and shall cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Proxy Statement/Prospectus, Registration Statement and any Required Filing. Each of the Company and SciVac shall use its reasonable best efforts to cause the Proxy Statement/Prospectus and Registration Statement, respectively, to be filed with the SEC not later than the date that is forty-five (45) calendar days after the date hereof. SciVac and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. The Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its shareholders as promptly as practicable after the Registration Statement becomes effective. The Parties shall promptly provide copies, consult with each other and cooperate in the preparation of written responses with respect to any written comments received from the SEC with respect to the Proxy Statement/Prospectus, the Registration Statement or any Required Filing and promptly advise one another of any oral comments received from the SEC. The Registration Statement, the Proxy Statement/Prospectus and any Required Filing shall, at the time of the Company Stockholders’ Meeting comply as to form in all material respects with the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder. The Company shall retain a proxy solicitor on terms reasonably acceptable to SciVac in connection with the solicitation of the Required Company Vote.

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(b) SciVac and the Company shall make all required filings with respect to the Merger and the transactions contemplated hereby under all applicable Securities Laws, including without limitation the Securities Act and the Exchange Act, the rules of the TSX, the rules of any stock exchange on which SciVac’s securities or the Company’s securities are listed, applicable state and Canadian provincial securities and “blue sky” Laws and any applicable foreign securities Laws or with any foreign securities authorities. Each Party will advise the other, promptly (but in any event within one (1) Business Day) after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the SciVac Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the SEC for amendment of the Proxy Statement/Prospectus, the Registration Statement or any Required Filing or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Required Filing shall be filed without the approval of both SciVac and the Company, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that with respect to documents filed by a Party which are incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any Required Filing, this right of approval shall apply only with respect to information relating to the other Parties or its business, financial condition or results of operation. If at any time prior to the Effective Time, any information relating to SciVac, Sub or the Company, or any of their respective Affiliates, officers or directors, should be discovered by SciVac or the Company that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Required Filing, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly (but in any event within one (1) Business Day) notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.

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(c) The Company shall cause the Company Stockholders’ Meeting to be duly called and held as soon as reasonably practicable after the SEC declares the Registration Statement effective for the purpose of obtaining the Required Company Vote. In connection with such meeting, the Company will (i) use its reasonable best efforts to obtain the Required Company Vote and (ii) otherwise comply with all legal requirements applicable to such meeting.

(d) Each Party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such Party specifically for inclusion or incorporation in the Registration Statement, at the time the Registration Statement is declared effective by the SEC, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each Party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such Party to the Company specifically for inclusion in the Proxy Statement/Prospectus, on the date the Proxy Statement/Prospectus is first mailed to the stockholders of the Company, at the time of the Company Stockholders’ Meeting and at the Effective Time, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such Party specifically for inclusion or incorporation in any Required Filing, at the time any such Required Filing is filed with the SEC, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(e) The Company and SciVac shall cooperate with each other and each shall use (and shall cause their respective Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under this Agreement in connection with the Merger and the other transactions contemplated hereby as soon as practicable, including, without limitation, preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings, and all other Consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained.

4.8 Preparation of SciVac Circular; SciVac Shareholders Meeting.

(a) Subject to Section 4.9, SciVac shall prepare the SciVac Circular in compliance with applicable Securities Laws and file the SciVac Circular in all jurisdictions in which the same is required to be filed and mail the same in accordance with applicable Laws in all jurisdictions where the same is required. SciVac shall use its reasonable best efforts to cause the SciVac Circular to be filed with all such jurisdictions not later than the date that is forty-five (45) calendar days after the date hereof. SciVac shall use its reasonable best efforts to cause the SciVac Circular to be mailed to its shareholders as promptly as practicable following its filing in all jurisdictions where the same is required.

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(b) SciVac shall cause the SciVac Meeting to be duly called and held as soon as reasonably practicable after the filing of the SciVac Circular in all jurisdictions where the same is required for the purpose of obtaining the SciVac Shareholder Approval. In connection with such meeting, SciVac will (i) use its reasonable best efforts to obtain the SciVac Shareholder Approval and (ii) otherwise comply with all legal requirements applicable to such meeting.

(c) Each Party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such Party specifically for inclusion or incorporation in the SciVac Circular does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each Party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such Party to SciVac specifically for inclusion in the SciVac Circular, on the date on which it is first mailed to the shareholders of SciVac, at the time of the SciVac Meeting and at the Effective Time, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.9 No Solicitation.

(a) Neither the Company nor SciVac shall, nor shall it authorize or permit any of its Affiliates to, and shall not authorize or permit its and its Affiliates’ respective Representatives to, directly or indirectly (i) solicit, initiate or knowingly encourage or otherwise take any action to facilitate any inquiries regarding, or the making of, any proposal or offer that constitutes, or may reasonably be expected to lead to, the submission of any Acquisition Proposal, or, (ii) subject to Section 4.9(b), conduct or engage in any discussions or negotiations with, disclose any non-public information relating to it or any of its Subsidiaries to, afford access to the Assets of it or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Acquisition Proposal, or (iii) subject to Section 4.9(b), approve, endorse or recommend any Acquisition Proposal, or (iv) subject to Section 4.9(b), enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract (in each case, whether or not binding) relating to any Acquisition Proposal (each, an “Acquisition Agreement”), or (v) subject to Section 4.9(b), grant any waiver, amendment or release under any standstill or confidentiality agreement or any Anti-takeover Laws or otherwise fail to enforce any of the foregoing (it being understood that the Company and SciVac, as applicable, shall immediately take all steps within its power necessary to terminate any waiver that may have been heretofore granted, to any Person other than the Company or any of its Affiliates or SciVac or any of SciVac’s Affiliates (as applicable), under any such provisions), or (vi) resolve or agree to do any of the foregoing. Subject to Section 4.9(b), neither (x) the Company Board nor any committee thereof shall make, withdraw, amend, modify or materially qualify, in a manner adverse to SciVac or Sub, the Company Board Recommendation nor (y) the SciVac Board nor any committee thereof, shall make, withdraw, amend, modify or materially qualify, in a manner adverse to the Company, the SciVac Board Recommendation, or (in the case of either the Company Board or any committee thereof or the SciVac Board or any committee thereof) recommend an Acquisition Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock or SciVac Shares within five (5) Business Days after the commencement of such offer, or (in the case of the Company Board or any committee thereof) make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions, or (in the case of the SciVac Board or any committee thereof) make any public statement inconsistent with the SciVac Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Change of Recommendation”). Each of the Company and SciVac shall, and shall cause its Affiliates to, cease immediately and cause to be terminated, and shall not authorize or permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of (x) the Company or any of its Subsidiaries or (y) SciVac or any of its Subsidiaries, as applicable, that was furnished by or on behalf of the Company and its Affiliates or SciVac and its Affiliates, as applicable, to return or destroy (and confirm destruction of) all such information, subject to Section 4.9(b), and shall terminate access of all Persons (other than SciVac, the Company and their respective Affiliates and Representatives) to any “data room” with respect to any Acquisition Proposal.

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(b) Provided that the Company or SciVac, as applicable, has complied with Section 4.9(a), prior to the receipt of, in the case of the Company, the Required Company Vote, or, in the case of SciVac, the SciVac Shareholder Approval, the Company Board or the SciVac Board, as applicable, directly or indirectly through any Representative, may, subject to Section 4.9(c), (i) participate in negotiations or discussions with any third party that has made a bona fide, unsolicited Acquisition Proposal that the Company Board or the SciVac Board, as applicable, determines in good faith, after consultation with the Company’s or SciVac’s (as applicable) outside legal counsel and financial advisors, constitutes or could reasonably be expected to result in a Superior Proposal, or (ii) furnish to such third party information relating to (x) the Company or any of its Subsidiaries or (y) SciVac or any of its Subsidiaries, as applicable; provided, that all such information provided to such Person has previously been provided to (x) SciVac or is provided to SciVac (in the case of disclosure by the Company) contemporaneously with the provision to such other Person or (y) the Company or is provided to the Company (in the case of disclosure by SciVac) contemporaneously with the provision to such Person, but in each case referred to in the foregoing clauses (i) and (ii), (A) only if the Company Board or the SciVac Board, as applicable, determines in good faith, after consultation with the Company’s or SciVac’s (as applicable) outside legal counsel, that the failure to take such action would be inconsistent with the Company Board’s or the SciVac Board’s (as applicable) fiduciary duties under applicable Law and (B) such third party executes a confidentiality agreement that constitutes an Acceptable NDA. Nothing contained in this Section 4.9 shall prevent the Company Board or the SciVac Board from disclosing to the Company’s shareholders or SciVac’s shareholders, respectively, a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or, in the case of SciVac, any similar Canadian Law) with regard to an Acquisition Proposal, if the Company Board or the SciVac Board, as applicable, determines in good faith, after consultation with the Company’s or SciVac’s (as applicable) outside legal counsel, that failure to disclose such position would result in a violation of applicable Law. Any public disclosure by the Company or SciVac relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or, in the case of SciVac, any similar Canadian Law) shall be deemed to be a Change of Recommendation unless the Company Board or the SciVac Board, as applicable, expressly publicly reaffirms its approval or recommendation of this Agreement and the Merger in such disclosure, or in the case of a “stop, look and listen” or similar communication, in a subsequent disclosure on or before the earlier of (i) the last day of the ten (10) business day period under Rule 14d-9(f) under the Exchange Act and (ii) two (2) Business Days before, in the case of the Company, the Company Stockholders’ Meeting or, in the case of SciVac, the SciVac Meeting.

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(c) The Company shall notify SciVac, and SciVac shall notify the Company, as applicable, promptly (but in any event within twenty-four (24) hours and prior to engaging in any of the actions under Section 4.9(b)) of (i) any Acquisition Proposal, (ii) any initial request for non-public information concerning the Company or any Company Subsidiary or SciVac or any SciVac Subsidiary, as applicable, related to, or from any Person or group who would reasonably be expected to make an Acquisition Proposal, or (iii) any initial request for discussions or negotiations related to any Acquisition Proposal. In such notice, the Company or SciVac, as applicable, shall identify the third party making, and details of the material terms and conditions of, any such Acquisition Proposal, request, or inquiry and provide copies of any written proposals, draft agreements and all draft or executed financing commitments and related documentation. The Company or SciVac, as applicable, shall keep the other promptly informed of the status of any such Acquisition Proposal, including any changes to the timing, amount or form of consideration, conditionality or other material terms of (or any other material developments with respect to) any Acquisition Proposal, request, or inquiry including by promptly, and in any event no later than forty-eight (48) hours after receipt by the Company or any of its Representatives or SciVac or any of its Representatives, as applicable, providing to SciVac or the Company, as applicable, copies of any additional or revised written proposals, requests, inquiries, draft agreements and all draft or executed financing commitments and related documentation. Each of the Company and SciVac agrees that it and its Representatives will not enter into any agreement with any Person subsequent to the date hereof that prohibits it from providing any information or materials to the Company or SciVac, as applicable, in accordance with, or otherwise complying with, this Section 4.9.

(d) Except as set forth in this Section 4.9(d), neither the Company Board nor the SciVac Board shall make any Change of Recommendation or enter into (or permit any Company Subsidiary or SciVac Subsidiary, as applicable to enter into) an Acquisition Agreement. Notwithstanding the foregoing and provided that the Company and SciVac, as applicable, have complied with all of their respective obligations set forth in this Section 4.9, at any time prior to, in the case of the Company, the receipt of the Required Company Vote and, in the case of SciVac, the receipt of the SciVac Shareholder Approval, the Company Board or the SciVac Board may, in response to a Superior Proposal, make a Change of Recommendation or enter into (or permit any Company Subsidiary or SciVac Subsidiary, as applicable, to enter into) an Acquisition Agreement if, (i) the Company Board or the SciVac Board, as applicable, prior to effecting the Change of Recommendation, provides SciVac or the Company, respectively, five (5) Business Days prior written notice of its intention to take such action, which notice shall include a description in reasonable detail of such Superior Proposal, (ii) the Company or SciVac, as applicable, is and remains in compliance with this Section 4.9; (iii) during the five (5) Business Days following such written notice, (x) the Company Board and, if requested by SciVac, its Representatives or (y) the SciVac Board and, if requested by the Company, its Representatives, as applicable, have negotiated in good faith with SciVac or the Company, respectively, regarding any revisions to the terms and conditions of the transactions contemplated by this Agreement, including the Merger; and (iv) at the end of the five (5) Business Day period described in the foregoing clause (iii), the Company Board or the SciVac Board, as applicable, concludes in good faith, after consultation with the Company’s or SciVac’s (as applicable) outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement which SciVac or the Company, as applicable, has proposed), that such Acquisition Proposal (if any) continues to constitute a Superior Proposal and the failure to make a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law. Any material change to the terms, facts and circumstances relating to the Superior Proposal will be deemed to be a new Superior Proposal, as applicable, for purposes of this Section 4.9 and the Company or SciVac, as applicable, shall be required to comply again with the requirements of this Section 4.9(d).

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(e) For purposes of this Agreement, (i) “Acquisition Proposal” means any offer or proposal made by a Person or group at any time after the date hereof that would result in such Person or group acquiring, directly or indirectly, beneficial ownership (with respect to securities, within the meaning of Section 13(d) of the Exchange Act) of at least twenty (20%) (based on the fair market value thereof) of the Assets of, equity interest in, or business of, (x) the Company and the Company Subsidiaries, taken as a whole, or (y) SciVac and the SciVac Subsidiaries, taken as a whole, pursuant to a merger, reorganization, recapitalization, consolidation, license, share exchange, business combination, tender offer, sale of shares of capital stock, sale of assets or other similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger, and (ii) “Superior Proposal” means any Acquisition Proposal that if consummated would result in a Person or group owning, directly or indirectly, (A) fifty percent (50%) or more of all classes of outstanding equity securities of (x) the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity or (y) SciVac or of the surviving entity in a merger involving SciVac or the resulting direct or indirect parent of SciVac or such surviving entity or (B) fifty percent (50%) or more (based on the fair market value thereof) of the Assets of (x) the Company and the Company Subsidiaries (including capital stock of the Company Subsidiaries), taken as a whole, or (y) SciVac and the SciVac Subsidiaries (including capital stock of the SciVac Subsidiaries), taken as a whole, which, in the case of either the immediately preceding clauses (A) and (B) the Company Board (with respect to the Company) or the SciVac Board (with respect to SciVac) determines in good faith (after consultation with its outside legal counsel and financial advisors) is superior, from a financial point of view, to this Agreement and the Merger, taking into account all financial, legal, regulatory and other aspects of such proposal and of this Agreement (including the relative risks of non-consummation and any changes to the terms of this Agreement proposed by SciVac to the Company or by the Company to SciVac, as applicable).

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4.10 Access to Information.

(a) Upon reasonable notice, each Party shall (and shall cause its subsidiaries to) afford to the other Parties and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all its officers, employees, properties, offices, plants and other facilities and to all books and records, including financial statements, other financial data and monthly financial statements within the time such statements are customarily prepared, and, during such period, each Party shall (and shall cause its Subsidiaries to) furnish promptly to the other Party and its Representatives, consistent with its legal obligations, all other information concerning its business, properties and personnel as such Person may reasonably request. Each Party shall maintain the electronic data room assembled and made available to the other Parties prior to the date hereof until the Effective Time, and shall not revoke the other Parties’ or their respective Representatives’ access thereto or delete any materials therefrom prior to the Effective Time without the other Parties’ prior consent (such consent not to be unreasonably withheld, conditioned or delayed).

(b) Each Party hereto will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of that certain confidentiality agreement, dated February 25, 2015 (the “Confidentiality Agreement”), between the Company and SciVac Ltd. No investigation by any Party shall diminish, obviate or prevent any Party’s reliance upon any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.

4.11 Antitrust Notification; Consents; Reasonable Best Efforts.

(a) Each Party hereto shall file or cause to be filed with (i) the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act and (ii) to the extent required, the appropriate Governmental Entity all filings required to be filed under any foreign Antitrust Law (“Foreign Antitrust Filings”), in each case in accordance with the applicable rules and regulations promulgated under the relevant Law, with respect to the transactions contemplated hereby. Each Party hereto will use reasonable best efforts to make the filing under the HSR Act and any additional Foreign Antitrust Filings as promptly as reasonably practicable after the date hereof. Each Party hereto will use reasonable best efforts to respond on a timely basis to any requests (formal or informal) for additional information made by any such agency. The administrative filing fees payable under the HSR Act by SciVac and the Company shall be borne fifty percent (50%) by SciVac and fifty percent (50%) by the Company.

(b) The Company and SciVac shall cooperate with each other and each shall use (and shall cause their respective Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby as soon as practicable, including, without limitation, preparing and filing as soon as practicable all documentation to effect all necessary undertakings, notices, reports and other filings and to obtain as soon as practicable all Governmental Approvals, and all other Consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity or other third party in order to consummate the Merger or any of the other transactions contemplated hereby, including with or from any works council, labor union or similar entity or governing body. Notwithstanding the immediately preceding sentence or anything to the contrary in this Agreement, no Party shall be required to sell, hold separate, divest, or otherwise dispose of any of its Assets, or agree to conduct its business in a particular manner, in order to resolve any objections or suits (or threatened suits) that may be asserted by a Governmental Entity or other third party with respect to the Merger or the other transactions contemplated hereby as violative of any Antitrust Law. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege (collectively, “Legal Privilege”), SciVac and the Company shall use reasonable best efforts to collaborate in reviewing and commenting on in advance, and to consult the other on, information relating to SciVac or the Company, as the case may be, and any of their respective Subsidiaries, that appears in (i) any filing made with, (ii) written materials submitted to, or (iii) oral statements made to, any Governmental Entity or other third party in connection with the Merger and the other transactions contemplated hereby. In connection with such collaboration, each of SciVac and the Company shall act reasonably and as promptly as practicable. SciVac and the Company will communicate with any governmental antitrust authority in respect of the transactions contemplated by this Agreement (other than communications that are not material or relate only to administrative matters) only after having consulted with the other’s advisors in advance and having taken into account any reasonable comments and requests of the other Party and its advisors. Where permitted by the governmental antitrust authority, SciVac and the Company will allow the other’s advisers to attend all meetings with any governmental antitrust authority or participate in any telephone calls or other such communications (other than meetings, telephone calls or communications that are not material or relate only to administrative matters).

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(c) Subject to applicable Laws and the preservation of any applicable Legal Privilege, SciVac and the Company each shall, upon request by the other, use reasonable best efforts to cooperate in obtaining, and furnish the other with all information concerning itself, the Subsidiaries, directors, officers, shareholders and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement, the SciVac Circular, any Required Filing or any other statements, filings, Governmental Approvals, notices or applications made by or on behalf of the Company, SciVac or any of their respective Subsidiaries to any Governmental Entity or other third party in connection with the Merger and the other transactions contemplated hereby.

(d) Subject to any confidentiality obligations and the preservation of any Legal Privilege, SciVac and the Company each shall use reasonable best efforts to keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by SciVac or the Company, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity or other third party with respect to the Merger and the other transactions contemplated hereby.

(e) Subject to the provisions of Sections 4.9, and 4.10(b), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging any transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of SciVac, Sub and the Company shall cooperate with each other and use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

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4.12 Filing with State Office.

Upon the terms and subject to the conditions of this Agreement, Sub and the Company shall execute and file the Certificate of Merger with the office of the Secretary of State of the State of Delaware in connection with the Closing.

4.13 Directors’ and Officers’ Indemnification and Insurance.

(a) For purposes of this Section 4.13, (i) “Indemnified Person” shall mean any person who is now, or has been at any time prior to the Effective Time, an officer or director of SciVac or the Company or who was serving at the request of SciVac or the Company as an officer or director of another corporation, joint venture or other enterprise, and (ii) “Proceeding” shall mean any claim, action, suit, proceeding or investigation, whether or not such claim, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

(b) From and after the Effective Time, SciVac and the Surviving Corporation shall (i) indemnify and hold harmless against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, and provide advancement of expenses to, all Indemnified Persons to the fullest extent permitted under applicable Law, the SciVac Organizational Documents and the Company Organizational Documents, and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company Organizational Documents immediately prior to the Effective Time and the SciVac Organizational Documents and ensure that the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and the Company Subsidiaries than are presently set forth in the Company Organizational Documents. Any right of indemnification of an Indemnified Person pursuant to this Section 4.13(b) shall not be amended, repealed or otherwise modified at any time until six (6) years from the Effective Time in a manner that would adversely affect the rights of such Indemnified Person as provided herein except as required by applicable Law. Without limiting the foregoing, in any case in which approval by SciVac or the Surviving Corporation is required to effectuate any indemnification or advancement of expenses, SciVac or the Surviving Corporation, as applicable, shall direct, at the election of the Indemnified Person, that the determination of any such approval shall be made by independent counsel mutually agreed upon between SciVac and the Indemnified Person.

(c) For a period of six (6) years from the Effective Time, SciVac shall maintain in effect for SciVac and the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Person on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, that SciVac may substitute therefor policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, no less favorable to any Indemnified Person; provided further, that in satisfying their obligation under this Section 4.13(c), SciVac shall not be obligated to pay for coverage for any 12-month period with aggregate premiums for insurance in excess of 200% of the amount (the “Annual Amount”) payable by SciVac or the Company for 12 months of coverage under its existing directors’ and officers’ liability insurance policies, it being understood and agreed that SciVac shall nevertheless be obligated to provide such coverage as may be obtained for 200% of the Annual Amount. SciVac will cause such policies to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation. In lieu of maintaining such policies, the Surviving Corporation may purchase, at the Effective Time, tail policies to the current directors’ and officers’ liability insurance policies maintained at such time by the Company or SciVac, as applicable, which tail policies (i) will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies; provided, that the Surviving Corporation shall not be obligated to pay for coverage for any 12-month period with aggregate premiums for insurance in excess of 200% of the Annual Amount, it being understood and agreed that the Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for 200% of the Annual Amount.

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(d) Subject to applicable Law, the rights of any Indemnified Person under this Section 4.13 shall be in addition to any other rights such Indemnified Person may have under the certificate of incorporation or bylaws of SciVac, the Surviving Corporation or any of the Company Subsidiaries or SciVac Subsidiaries under the DGCL or otherwise. The provisions of this Section 4.13 shall survive the consummation of the Merger for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and personal representatives; provided, that in the event that any claim or claims for indemnification set forth in Section 4.13 are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

4.14 Press Releases.

The initial press release concerning the Agreement and the Merger shall be a joint release and, thereafter, so long as this Agreement is in effect, none of SciVac, Sub or the Company will disseminate any press release or other public disclosure materially related to this Agreement, the Merger or any other transaction contemplated hereby, without the prior consent of the other Parties hereto; provided, that nothing in this Section 4.14 shall be deemed to prohibit any Party from making any disclosure that its outside legal counsel deems required by Law or the rules or regulations of any applicable securities exchange or Governmental Entity to which the relevant Party is subject or submits, wherever situated, in which case the Party required to make the release or announcement shall use its reasonable best efforts to allow each other Party reasonable time to comment on such release or announcement in advance of such issuance provided, further, that each of SciVac and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by SciVac and the Company and do not reveal material, non-public information regarding the other Parties.

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4.15 Takeover Laws; Charter Provisions; No Rights Plan.

(a) The Company and the Company Board shall take all actions as may be necessary to ensure that no Anti-takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

(b) The Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Company Organizational Documents or restrict or impair the ability of SciVac or any of the SciVac Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of the Company that may be directly or indirectly acquired or controlled by them.

(c) From the date hereof through the earlier of termination of this Agreement and the Effective Time, the Company will not adopt, approve or agree to adopt, a rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in the Company Organizational Documents that is, or at the Effective Time shall be, applicable to the Company, the Company Common Stock, the Company Convertible Preferred Stock, the Merger or the other transactions contemplated by this Agreement.

4.16 Employee Benefits and Contracts.

As of the Effective Time (and for at least six months thereafter), SciVac shall provide, and cause the Surviving Corporation to provide, pension, welfare and fringe benefits (other than incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) to the employees of the Company and the Company Subsidiaries which when taken as a whole are substantially similar to the pension, welfare and fringe benefits (other than incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) that are provided to such employees pursuant to Plans on the date of this Agreement. Nothing herein shall require SciVac to continue any particular Plan or benefit or prevent SciVac from terminating (or causing the termination of) the employment of any employee of the Company or any Company Subsidiary at any time after the Closing Date for any reason (or no reason). The provisions of this Section 4.16 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to constitute an amendment to any Plan or create any right or cause of action in or on behalf of any Person (including, for the avoidance of doubt, any current or former employees, officers, directors or consultants of the Company or any of the Company Subsidiaries), other than the parties hereto.

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4.17 Shareholder Litigation.

Each of the Company and SciVac shall keep the other Parties hereto informed of, and cooperate with such Parties in connection with, any shareholder litigation or claim against such Party and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, that, notwithstanding any contrary provision of Section 4.3, no settlement in connection with such shareholder litigation shall be agreed to by the Company without SciVac’s prior written consent, and no settlement in connection with such shareholder litigation shall be agreed to by SciVac without the Company’s prior written consent.

4.18 NASDAQ; Post-Closing SEC Reports.

Prior to the Effective Time, the Company shall cooperate with SciVac and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable the delisting by the Surviving Corporation of the Company Common Stock from the NASDAQ and the deregistration of the Company Common Stock under the Exchange Act, in each case, promptly after the Effective Time. SciVac will use reasonable efforts to cause the Surviving Corporation to file with the SEC (a) a Form 25 on the Closing Date, or as soon as reasonably practicable thereafter, following the Closing and (b) a Form 15 on the first business day that is at least ten (10) days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If the Surviving Corporation is reasonably likely to be required to file any reports pursuant to the Exchange Act during the Delisting Period, the Company will deliver to SciVac at least five (5) business days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”). The Post-Closing SEC Reports provided by the Company pursuant to this Section 4.18 will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable Laws.

4.19 FIRPTA Company Certificate.

Prior to the Effective Time, the Company shall execute and deliver to SciVac and Sub a certificate (in a form reasonably acceptable to SciVac and Sub) conforming to the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), as well as any other documentation requested by SciVac to establish that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code.

4.20 Section 16 Matters.

The Company Board or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the disposition by the officers and directors of the Company of Company Common Stock, Company Options or other equity securities of the Company pursuant to the Merger or the other transactions contemplated by this Agreement is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act and shall take all such reasonable steps as may be required to cause such dispositions to be so exempt. The SciVac Board or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders (as defined below) of SciVac Common Shares or other equity securities of SciVac pursuant to the Merger or the other transactions contemplated by this Agreement (to the extent such equity securities are listed in the Section 16 Information, as defined below) is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. For purposes of this Section 4.20, the term “Company Insiders” means those officers and directors of the Company who are currently subject to or will become subject to the reporting requirements of Section 16(a) of the Exchange Act as insiders of SciVac in conjunction with the Merger, and the term “Section 16 Information” means information provided by Company that is accurate in all respects regarding Company Insiders and the number of shares of SciVac Common Shares or other SciVac equity securities to be acquired by each such Company Insider in connection with the Merger and other transactions contemplated by this Agreement.

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4.21 Governance Matters.

The Company and SciVac shall take all reasonable action to cause, effective at the Effective Time, the resignations of all such directors and officers of the Company, SciVac and the Subsidiaries as shall not be continuing as such following the Effective Time.

4.22 SEC Reports.

During the period prior to the Effective Time, the Company shall continue to timely file or furnish all forms, reports, statements, schedules and other materials with the SEC required to be filed or furnished pursuant to the Exchange Act or other federal or applicable foreign securities Laws.

4.23 TSX Reports.

During the period prior to the Effective Time, SciVac shall continue to timely file or furnish all forms, reports, statements, schedules and other materials with the CSA required to be filed or furnished pursuant to the British Columbia Securities Act, Canadian securities Laws or other applicable foreign securities Laws.

4.24 Exchange Listing.

Within ten (10) days following the date hereof, SciVac shall file an initial listing application, together with all applicable supporting documentation, with NASDAQ or the New York Stock Exchange and shall otherwise use its reasonable best efforts to obtain the listing and admission for trading at or prior to the Effective Time of the SciVac Common Shares, including, for the avoidance of doubt, the SciVac Common Shares issued as Merger Consideration, on any such exchange (the “Exchange Listing”).

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4.25 Voting and Support Agreements.

On or prior to the date hereof, those Persons identified on Schedule 4.25 shall have entered into voting and support agreements, which shall be in the form of Exhibit D-1 with respect to Persons holding Company Common Stock and in the form of Exhibit D-2 with respect to Persons holding SciVac Common Shares, which, in each case, among other things, set forth such Persons’ respective agreements to vote in favor of, as applicable, the Merger and the other transactions contemplated hereby.

4.26 SciVac Board of Directors.

The SciVac Board shall take such action as required such that, effective as of the Effective Time, the SciVac Board shall comprise a total of seven members, each of whom is identified on Schedule 4.26 and each of whom shall hold office as a director of SciVac until the next annual meeting of SciVac and until such person’s successor is duly qualified and elected.

4.27 Officers of SciVac.

At the Effective Time, the newly constituted SciVac Board shall duly appoint the following persons to serve in the offices of SciVac as follows (collectively, the “Key Employees”): Jeff Baxter, President and Chief Executive Officer; Dr. David Anderson, Ph.D., Chief Scientific Officer; and Dr. Curtis A. Lockshin, Chief Technology Officer; each of whom shall hold such office until such person’s earlier resignation or removal, subject to and in accordance with their respective employment agreements with SciVac.

4.28 New SciVac Equity Incentive Plan.

The SciVac Board shall duly approve and adopt the New SciVac Equity Incentive Plan and grants of restricted stock awards thereunder for a total of 50,000,000 SciVac Common Shares to be issued to the persons and pursuant to the allocations set forth on Schedule 4.28 at the Closing, prior to sending the SciVac Circular to the shareholders of SciVac.

4.29 Lock-Up/Leak-Out Agreements.

Certain pre-Merger shareholders of SciVac and the Company mutually agreed upon by SciVac and the Company shall have executed lock-up/leak-out agreements, in form and substance reasonably acceptable to the Company and SciVac, and subject to any other terms or conditions that an underwriter or placement agent in the Capital Raising Transaction may require, restricting such shareholders’ respective sales, transfers or other dispositions of SciVac Common Shares during the period from the date of this Agreement until the earlier of (i) one hundred and eighty 180 days following the Effective Time and (ii) termination of this Agreement in accordance with its terms.

4.30 DNASE License.

At or prior to the Effective Time, SciVac shall enter into a license agreement (the “DNASE License”) with OPKO Health, Inc. or an Affiliate thereof (“Licensee”), pursuant to which SciVac shall grant Licensee an exclusive license in respect of the Licensed Technology and the Licensed Patents to research, develop, manufacture, use, sell, offer for sale, import, export and distribute Products on substantially identical terms to those granted to SciVac under the CLS License; provided, that the DNASE License shall additionally provide for (i) the transfer by SciVac to Licensee of (x) all data possessed by SciVac in respect of the Licensed Technology and (y) the active pharmaceutical ingredient in respect of the Licensed Technology and (ii) the payment by Licensee to SciVac of a royalty equal to one percent of net sales of any Products. Capitalized terms used in this Section 4.30 and not defined herein shall have the respective meanings ascribed thereto in the CLS License.

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4.31 New Trading Symbol.

Subject to receipt of the SciVac Shareholder Approval, including approval of the change of SciVac’s name to “VBI Vaccines Inc.”, SciVac shall obtain a new trading symbol on the TSX consistent with such name change, which shall become effective at the Effective Time or as soon thereafter as possible under applicable TSX rules and regulations.

Article 5
Conditions Precedent

5.1 Conditions to Obligations of Each Party.

The obligations of the Company, SciVac and Sub to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver (other than the Required Company Vote and SciVac Shareholder Approval, neither of which may be waived in any circumstance) on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. The Company shall have obtained the Required Company Vote in connection with the approval and adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b) SciVac Shareholder Approval. SciVac shall have obtained the SciVac Shareholder Approval.

(c) TSX Approval. TSX Approval shall have been obtained.

(d) Capital Raise. The Capital Raising Transaction shall have been consummated.

(e) No Injunctions or Restraints, Illegality. No statute, rule, regulation, executive order, decree or ruling, shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger or the other transactions contemplated hereby illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated hereby; provided, that the provisions of this Section 5.1(e) shall not be available to any Party whose failure to fulfill its obligations pursuant to Section 4.11 shall have been the cause of, or shall have resulted in, such order or injunction.

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(f) Antitrust and Competition Laws. The waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated pursuant to this Agreement under the HSR Act shall have been terminated or shall have expired, and all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable under other Antitrust Laws of other jurisdictions as set forth on Section 5.1(f) of the Company Disclosure Schedule and Section 5.1(f) of the SciVac Disclosure Schedule, shall have been obtained.

(g) Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entity or any third party required in connection with the execution, delivery and performance of this Agreement and the other transactions contemplated hereby set forth on Section 5.1(g) of the Company Disclosure Schedule and Section 5.1(g) of the SciVac Disclosure Schedule shall have been duly obtained and shall be in full force and effect on the Closing Date.

(h) Listing. The Exchange Listing shall have been obtained, and the SciVac Common Shares to be issued in the Merger shall have been approved for quotation or listing, as the case may be, on the exchange for which the Exchange Listing has been obtained (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance.

(i) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC.

(j) SciVac Canadian Offer. The SciVac Canadian Offer shall have been completed in accordance with its terms.

(k) DNASE License. SciVac and the Licensee shall have entered into the DNASE License.

5.2 Conditions to Obligations of SciVac and Sub.

The obligations of SciVac and Sub to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction, or waiver by SciVac, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Article 2 of this Agreement shall be true and correct in all material respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially” used with respect to the Company or a Company Subsidiary (each, a “Company Materiality Qualifier”)) when made and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of such date), provided, that the representations and warranties of the Company set forth in Sections 2.1, 2.2, 2.3(b), 2.4(a)(i) and (iii), 2.6, 2.34 and 2.35 shall be true and correct in all respects (without giving effect to any Company Materiality Qualifier), when made and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date). SciVac shall have received a certificate of an executive officer of the Company to such effect.

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(b) Performance of Obligations of the Company. The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. SciVac shall have received a certificate of an executive officer of the Company to such effect.

(c) Conversion of Company Convertible Preferred Stock. All issued and outstanding shares of Company Convertible Preferred Stock shall have been converted into shares of Company Common Stock.

5.3 Conditions to Obligations of the Company.

The obligations of the Company to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of SciVac and Sub set forth in Article 3 of this Agreement shall be true and correct in all material respects (without giving effect to any limitation indicated by the words “SciVac Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially” used with respect to SciVac, the SciVac Subsidiaries or Sub (each, a “SciVac Materiality Qualifier”)) when made and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of such date), provided, that the representations and warranties of SciVac and Sub set forth in (i) Sections 3.1, 3.2, 3.3(b), 3.4(a)(i) and (iii), 3.6 and 3.34 shall be true and correct in all respects (without giving effect to any SciVac Materiality Qualifier), when made and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date). The Company shall have received a certificate of an executive officer of SciVac and Sub to such effect.

(b) Performance of Obligations of SciVac. SciVac shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate of an executive officer of SciVac to such effect.

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Article 6
Termination

6.1 Termination.

This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Required Company Vote or the SciVac Shareholder Approval (except as otherwise expressly noted):

(a) by mutual written consent of SciVac and the Company, by action of their respective boards of directors;

(b) by either the Company or SciVac if:

(i) the Effective Time shall not have occurred on or before March 31, 2016 (the “Termination Date”); provided that the Termination Date shall be automatically extended for a period of sixty (60) days in the event that the failure of the Closing to have occurred by the initial Termination Date results primarily by the failure of any of the conditions set forth in Sections 5.1(f), 5.1(g), 5.1(h) or 5.1(i); and provided further, that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(ii) any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 6.1(b)(ii) shall have used its reasonable best efforts to remove such restraint or prohibition as required by this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 6.1(b)(ii) shall not be available to any Party whose material breach of any provision of this Agreement results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted;

(iii) the Company Stockholders’ Meeting shall have been conducted and the Required Company Vote shall not have been obtained; or

(iv) the SciVac Meeting shall have been conducted and the SciVac Shareholder Approval shall not have been obtained.

(c) by SciVac, if:

(i) the Company shall have breached or failed to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is not cured by the Company within thirty (30) days following receipt by the Company of written notice of such breach or failure to perform from SciVac (or, if earlier the Termination Date), and (B) would result in a failure of any condition set forth in Sections 5.1 or 5.2; provided that SciVac’s right to terminate this Agreement pursuant to this Section 6.1(c)(i) shall not be available if SciVac or Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder that would result in the conditions to Closing set forth in Sections 5.1 or 5.3 not being satisfied;

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(ii) (A) the Company Board fails to include the Company Board Recommendation in the Proxy Statement/Prospectus or the Company Board shall have made a Change of Recommendation; (B) the Company Board shall have failed to publicly reaffirm the Company Board Recommendation in the absence of a publicly announced Acquisition Proposal within two (2) Business Days after SciVac so requests in writing; (C) the Company enters into a written agreement with respect to an Acquisition Agreement; or (D) the Company or the Company Board shall have publicly announced its intention to do any of the foregoing;

(iii) there is a Change of Recommendation by the SciVac Board after complying with Section 4.9;

(iv) SciVac enters into an Acquisition Agreement with respect to a Superior Proposal after complying with the requirements of Section 4.9 and concurrently with prior to such termination SciVac pays to the Company the SciVac Termination Fee pursuant to Section 6.2(b);

(v) if (x) all of the conditions contained in Section 5.1 and Section 5.3 have been satisfied or waived by the Company (other than those conditions that by their nature are to be satisfied at the Closing (but subject to their satisfaction or waiver by the Company at the Closing)) and (y) the Company fails to complete the Closing within three (3) Business Days following the date the Closing should have occurred pursuant to Section 1.2; or

(d) by the Company if

(i) SciVac or Sub shall have breached or failed to perform in any respect any of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is not cured within thirty (30) days following receipt by SciVac of written notice of such breach or failure to perform from the Company (or, if earlier, the Termination Date), and (B) would result in a failure of any condition set forth in Sections 5.1 or 5.3; provided, that the Company’s right to terminate this Agreement pursuant to this Section 6.1(d)(i) shall not be available if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder that would result in the conditions to Closing set forth in Sections 5.1 or 5.2 not being satisfied;

(ii) (A) the SciVac Board fails to include the SciVac Board Recommendation in the SciVac Circular or the SciVac Board shall have made a Change of Recommendation; (B) the SciVac Board shall have failed to publicly reaffirm the SciVac Board Recommendation in the absence of a publicly announced Acquisition Proposal within two (2) Business Days after the Company so requests in writing; (C) SciVac enters into a written agreement with respect to an Acquisition Agreement; or (D) SciVac or the SciVac Board shall have publicly announced its intention to do any of the foregoing;

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(iii) there is a Change of Recommendation by the Company Board after complying with Section 4.9;

(iv) the Company enters into an Acquisition Agreement with respect to a Superior Proposal after complying with the requirements of Section 4.9 and concurrently with or prior to such termination the Company pays to SciVac the Company Termination Fee pursuant to Section 6.2(b); or

(v) if (x) all of the conditions contained in Section 5.1 and Section 5.2 have been satisfied or waived by SciVac (other than those conditions that by their nature are to be satisfied at the Closing (but subject to their satisfaction or waiver by SciVac at the Closing)) and (y) SciVac and Sub fail to complete the Closing within three (3) Business Days following the date the Closing should have occurred pursuant to Section 1.2.

6.2 Effect of Termination.

(a) Except as provided in this Section 6.2, in the event of termination of this Agreement by either the Company or SciVac as provided in Section 6.1, this Agreement (other than Section 4.10(b), 4.14, 6.2, 6.3, and Article 7) shall forthwith become void and there shall be no liability or obligation on the part of SciVac, Sub or the Company or their respective Representatives; provided, that the termination of this Agreement shall not relieve any Party from any liability for any fraud or intentional and material breach of this Agreement.

(b) If (x) SciVac shall terminate this Agreement pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii)(B), (y) the Company shall terminate this Agreement pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)(B) or (z) SciVac or the Company shall terminate this Agreement pursuant to Sections 6.1(b)(i), 6.1(b)(iii) or 6.1(b)(iv), and at any time after the date of this Agreement and prior to the termination of this Agreement an Acquisition Proposal shall have been publicly disclosed and not publicly withdrawn, and within twelve (12) months after such termination, the Company or SciVac, as applicable, enters into an Acquisition Agreement or a transaction in respect of an Acquisition Proposal is consummated, then (i) if the Company shall have entered into such Acquisition Agreement or consummated such transaction in respect of an Acquisition Proposal, then the Company shall pay to SciVac an amount equal to $2,700,000 (the “Company Termination Fee”) or (ii) if SciVac shall have entered into such Acquisition Agreement or consummated such transaction in respect of an Acquisition Proposal, then SciVac shall pay to the Company an amount equal to $3,344,000 (the “SciVac Termination Fee”), in each case by wire transfer of same day funds on the earlier of the date of entry into the Acquisition Agreement and such consummation.

(c) If (x) SciVac shall terminate this Agreement pursuant to Sections 6.1(c)(ii)(A), (C) or (D) or (y) the Company shall terminate this Agreement pursuant to Section 6.1(d)(iii) then the Company shall pay to SciVac, not later than two (2) Business Days following such termination, an amount equal to the Company Termination Fee.

(d) If the Company shall terminate this Agreement pursuant to Section 6.1(d)(iv), then the Company shall pay to SciVac the Company Termination Fee concurrently with such termination.

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(e) If (x) the Company shall terminate this Agreement pursuant to Sections 6.1(d)(ii)(A), (C) or (D) or (y) SciVac shall terminate this Agreement pursuant to Section 6.1(c)(iii), then SciVac shall pay to the Company, not later than two (2) Business Days following such termination, an amount equal to the SciVac Termination Fee.

(f) If SciVac shall terminate this Agreement pursuant to Section 6.1(c)(iv), then SciVac shall pay to the Company the SciVac Termination Fee concurrently with such termination.

(g) For purposes of this Section 6.2, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 4.9(e), except that the reference to “fifteen percent (15%)” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “fifty percent (50%).”

(h) All payments under this Section 6.2 shall be made by wire transfer of immediately available funds to an account or accounts designated by the Party to whom payment is due.

(i) Each Party acknowledges that the agreements contained in this Section 6.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, no Party would enter into this Agreement. Nothing contained in this Section 6.2 shall constitute or shall be deemed to constitute liquidated damages for the intentional breach by any Party of the terms of this Agreement or otherwise limit the rights of any Party. If any Party fails to pay promptly any fees or expenses due pursuant to this Section 6.2, then such Party shall also pay to the Party to whom such payment is due its reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fees or expenses under this Section 6.2, accruing from its due date, at an interest rate per annum equal to two (2) percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate. Under no circumstances shall (x) the Company be obligated to pay more than one (1) Company Termination Fee or (y) SciVac be obligated to pay more than one (1) SciVac Termination Fee. If SciVac receives a fee pursuant to Sections 6.2(b), 6.2(c), or 6.2(d), then the collection of such fee will be the sole and exclusive remedy of SciVac and Sub in respect of any breach of, or inaccuracy contained in the Company’s covenants, agreements, representations or warranties in this Agreement. If the Company receives a fee pursuant to Sections 6.2(b), 6.2(c), or 6.2(d), then the collection of such fee will be the sole and exclusive remedy of the Company in respect of any breach of, or inaccuracy contained in SciVac’s and Sub’s respective covenants, agreements, representations or warranties in this Agreement.

6.3 Expenses. Except as otherwise provided herein, including as set forth in Section 6.2, all Expenses shall be borne by the Party incurring such Expenses, it being understood and agreed that the fee payable under the HSR Act by SciVac and the Company shall be borne equally by SciVac and the Company and each of the Company and SciVac shall pay half of any administrative filing fees required to be paid in connection with any filing made under any Foreign Antitrust Filing in connection with the transactions contemplated hereby. Notwithstanding the foregoing, if (i) SciVac terminates this Agreement pursuant to Section 6.1(c)(i) or (ii) the Company terminates this Agreement pursuant to Section 6.1(d)(i), then the non-terminating Party shall, on or prior to the fifth (5th) day following such termination, pay to the terminating Party an amount in cash (which in no event shall exceed $1,000,000), by wire transfer of immediately available funds, equal to terminating Party’s actual Expenses incurred in connection with this Agreement and the transactions contemplated hereby.

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Article 7
Miscellaneous

7.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acceptable NDA” means a confidentiality agreement containing terms at least as restrictive with respect to such Person as the terms contained in the Confidentiality Agreement with respect to the other Party (provided that such confidentiality agreement may provide that any standstill provisions shall terminate if there is a public announcement that a third party other than the applicable Party has entered into an agreement with the Company or SciVac, as applicable, with respect to an Acquisition Proposal or a SciVac Acquisition Proposal or such third party has publicly announced that it intends to commence a tender offer with respect to the Company’s or SciVac’s equity securities).

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Antitrust Laws” mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other state, foreign, national, multinational, and supra-national Laws, if any, that are designed or intended to control mergers and acquisitions or to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Arm’s Length” has the meaning ascribed thereto in the Tax Act.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

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“BC Securities Act” means that the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as promulgated or amended from time to time, and includes any successor thereto.

“Business Day” means a day except (i) a Saturday, (ii) a Sunday, (iii) another day on which the SEC or banks in the City of New York are authorized or required by Law to be closed or (iv) a statutory or civic holiday in Vancouver, British Columbia or the State of Israel.

“Capital Raising Transaction” means a public or private offering, whether or not underwritten, of SciVac Common Shares, which provides SciVac with aggregate gross proceeds of at least $25,000,000 before deduction of offering expenses and any underwriter or placement agent fees, discounts or expenses.

“CLIA” means the Clinical Laboratory Improvement Amendments of 1988, 42 U.S.C. § 263a et seq. and its implementing regulations at 42 C.F.R. pts. 493 & 498.

“Clinical Trials” means all clinical testing or experiment conducted by or on behalf of the SciVac Entities.

“CLS License” means that certain License Agreement, dated April 20, 2015, by and between CLS Therapeutics Limited and SciVac Ltd.

“CMS” means the Centers for Medicare & Medicaid Services, a non-independent agency within the United States Department of Health and Human Services

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company, including the shares of Company Common Stock issuable upon conversion of the Company Convertible Preferred Stock which shall have been converted into Company Common Stock immediately prior to Closing.

“Company Convertible Preferred Stock” means the Series 1 Convertible Preferred Stock, par value $0.0001 per share, of the Company.

“Company Disclosure Schedule” means the written information set forth in a Disclosure Schedule delivered as of the date of this Agreement to SciVac and attached hereto describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, referencing each Section of this Agreement under which such disclosure is being made. Unless reasonably apparent from its face, information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

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“Company Entities” means, collectively, the Company and the Company Subsidiaries.

“Company IP” means: (a) all Intellectual Property relating to the Company Products in which the Company and any of the Company Subsidiaries have an ownership interest; and (b) all other Intellectual Property which the Company and any of the Company Subsidiaries use and exploit in connection with the manufacture, use, testing, sale, license or other commercialization of the Company Products;

“Company Material Adverse Effect” means any state of facts, event, change, circumstance, development, effect or occurrence which, individually or together with any other state of facts, event, change, circumstance, development, effect or occurrence, has or could reasonably be expected to have a material adverse impact on (i) the assets, properties, capitalization, condition (financial or otherwise), financial position, business or results of operations of the Company Entities, taken as a whole; provided, that “Company Material Adverse Effect” shall be deemed to exclude the impact of (A) changes after the date hereof in Laws (or interpretations thereof) of general applicability or interpretations thereof by Governmental Entities, (B) changes or modifications after the date hereof in GAAP or regulatory accounting requirements, (C) actions and omissions of any Company Entity taken with the prior written consent of SciVac, (D) the public announcement of this Agreement, including, without limitation, any shareholder litigation related to this Agreement, (E) changes in the market price or trading volume of Company Common Stock (it being understood that any cause of any such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to occur, unless such cause is otherwise excluded), (F) general national or international economic, financial, political or business conditions including the engagement by the United States or Canada in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, Canada or any of their respective territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or Canada, or (G) any failure by the Company to meet internal projections or forecasts or third-party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to occur, unless such cause is otherwise excluded), or (H) any natural disaster or act of God; provided, that state of facts, events, changes, circumstances, developments, effects or occurrences referred to in clauses (A), (B), (F) and (H) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect if and to the extent such state of facts, events, changes, circumstances, developments, effects or occurrences has had or could reasonably be expected to have a disproportionate adverse effect on the Company Entities, as compared to other companies operating in the industry or territory in which the Company Entities operate; or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

“Company Material Contract” means any Contract that is binding upon the Company or any Company Subsidiary and that: (i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) contains covenants that limit the ability of the Company or any Company Subsidiary (or which, following the consummation of the Merger, could restrict or purport to restrict the ability of the Surviving Corporation or SciVac or any of their Affiliates) to compete in any business or with any Person or in any geographic area; (iii) involves the payment to or from any Company Entity of $100,000 or more; (iv) relates to Company Intellectual Property (excluding contracts for the use of commercially available software); (v) relates to indebtedness for borrowed money or any third-party financial guaranty, in each case in excess of $500,000; (vi) involves any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial Contract, or other derivative Contract, or any other interest rate or foreign currency protection Contract; (vii) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person, which acquisition or disposition has yet to be consummated; or (viii) contains a “standstill” or similar provision that restricts the ability of the Company, the Company Subsidiaries or any of their respective Affiliates to acquire any of the securities or assets of a third party or such third party’s Affiliates.

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“Company Option Plan” means, either individually or collectively, the 2006 VBI Vaccines Inc. US Stock Option Plan, the VBI Vaccines Inc. 2013 Equity Incentive Plan, and the VBI Vaccines Inc. 2014 Equity Incentive Plan.

“Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.

“Company Products” means all marketed products, and all compounds or devices and product candidates that are being evaluated or are under development, current, active or otherwise, or consideration by the Company or any Company Subsidiary or any of their respective licensees, whether in clinical trials as to which the Company or any Company Subsidiary holds the applicable investigational new drug applications, or in earlier stages of development, or otherwise.

“Company SEC Documents” means the SEC Documents of the Company.

“Company Services” means all services provided by the Company.

“Company Stockholders’ Meeting” means the meeting of the stockholders of the Company to approve and adopt this Agreement, the Merger and the transactions contemplated hereby, including any adjournment or adjournments thereof.

“Company Subsidiaries” means the Subsidiaries of the Company, which shall include any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of the Company in the future and held as a Subsidiary by the Company at the Effective Time.

“Company 2014 Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 8, 2014, by and among Variation Biotechnologies (US), Inc., Paulson Capital (Delaware) Corp. and VBI Acquisition Corp.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

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“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, license, obligation, plan, practice, restriction, promise, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“CSA” means the Canadian Securities Administrators.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit; (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit; or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Environmental Laws” means all foreign, federal, state, provincial, or local statutes, regulations, ordinances, orders, judgments, codes, decrees or other legal requirements protecting the environment, including the ambient air, soil, surface water or groundwater or natural resources, pollution or human exposure to Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations of Governmental Entities required under applicable Environmental Laws.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“Expenses” of a Person means all fees and expenses, including all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates), incurred by or on behalf of such Person in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Confidentiality Agreement and the transactions contemplated hereby and thereby, including the preparation, printing, filing and mailing, as the case may be, of the Proxy Statement/Prospectus, the Registration Statement, the SciVac Circular, and the other Required Filings and any amendments or supplements thereto, and the solicitation of shareholder approval and all other matters related to the transactions contemplated hereby.

“FDA” means the United States Food and Drug Administration.

“GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.

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“Governmental Entity” shall mean any foreign, multinational, supra-national, or domestic arbitrator, court, nation, governmental or quasi-governmental agency, government, any state, provincial, or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, or material, including petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material or contaminant deemed under any Environmental Law to be deleterious to the environment or worker or public health or safety.

“Healthcare Regulatory Authority” means the FDA and includes any Canadian and/or Israeli federal or provincial Regulatory Authority having jurisdiction over similar matters, including the Israeli MOH.

“Healthcare Regulatory Authorizations” means all approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Healthcare Regulatory Authority, including participation agreements with governmental third-party payors, including by way of example, Medicare, Medicare Advantage, Medicaid, Tricare, FEHBP and any “federal health care program,” as that term is defined in Social Security Act § 1128B(f), and certificates of compliance and certificates of accreditation issued pursuant to CLIA.

“HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means International Financial Reporting Standards, consistently applied during the periods involved.

“IRS” means the United States Internal Revenue Service.

“Israeli MOH Guidelines” means the Israeli MOH Guidelines titled “Clinical Trials of Human Subjects” and all of MOH guidelines regarding Clinical Trials including GMP (Good Manufacturing Practices) for IMPs (Investigational Medicinal Products) No. EX-012/01.

“Intellectual Property” means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world including all: (i) patents and patent applications, formulae, processes, and inventions and discoveries, whether or not patentable or otherwise subject to registration; (ii) trademarks, service marks, and trade dress trade names, service marks, logos, slogans, and other indicia of origin, and the goodwill associated therewith; (iii) rights in or associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (iv) trade secrets, know-how; and all similar proprietary right; (v) software, software code (in any form, including source code, executable code and object code), subroutines, techniques, and user interfaces and (vi) all registrations, renewals, extensions, combinations, divisions or reissues of, and applications for, any of the rights referred to in the immediately preceding clauses (i) through (v).

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“Knowledge” as used with respect to (i) the Company (including references to the Company being aware of a particular matter) means the personal Knowledge after reasonable inquiry of its Chief Executive Officer, President, Chief Financial Officer and Senior Vice President, Research or Chief Scientific Officer, and (ii) SciVac (including references to SciVac being aware of a particular matter) means the personal Knowledge after reasonable inquiry of its Chief Executive Officer and Chief Financial Officer.

“Law” means any foreign, federal, state, provincial or local law, statute, code, ordinance, rule, regulation or other requirement.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding, (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any charge of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) liens reflected (or with respect to liabilities reflected) in the most recent audited financial statements of the Company or any Company Subsidiary or SciVac or any SciVac Subsidiaries, as applicable; (ii) mechanics’, materialmen’s, workmen’s or similar liens; (iii) easements, rights of way or similar encumbrances that do not materially interfere with the operations of the business of the Company Entities or the SciVac Entities, as applicable, as presently conducted; (iv) liens for Taxes and all water, sewer, utility, trash and other similar charges, in each case that are not yet due and payable or are being contested in good faith; (v) with respect to Article 4 hereof, all matters created or caused by or on behalf of, or with the written consent of, SciVac; and (vi) restrictions on transfers arising under applicable securities Laws.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors and review or examination of a patent or patent application by a patent office), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

“made available”, with respect to a particular document, means that (i) such document was included in the electronic data room assembled by the Company and its Representatives and made accessible to SciVac and its Representatives and included in such electronic data room prior to the date hereof and was accessible to SciVac and its Representatives and included therein as of 5:00 p.m., New York City time, on the date that is two Business Days prior to the date hereof; or (ii) such document was included in the electronic data room assembled by SciVac and its Representatives and made accessible to the Company and its Representatives and included therein as of 5:00 p.m., New York City time, on the date that is two Business Days prior to the date hereof.

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“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Materials of Environmental Concern” means any pollutants or contaminants or any hazardous, acutely hazardous, radioactive or toxic substance, material or medical or other waste defined and regulated as such under Environmental Laws.

“Medicare” means the federal health insurance program administered by CMS pursuant to titles II, XI and XVIII of the Social Security Act, and includes Medicare Advantage as set forth in 42 C.F.R. pt. 422.

“Medicaid” means the federal-state health program for the categorically and medically needy administered by the states pursuant to state plans with CMS pursuant to XI and XIX of the Social Security Act.

“NASDAQ” means the NASDAQ Capital Market.

“New SciVac Equity Incentive Plan” means the equity incentive plan, in substantially the form attached as Exhibit E, pursuant to which SciVac Common Shares, securities exercisable for SciVac Common Shares and other securities otherwise linked to the value of SciVac Common Shares may be granted to, among other persons, officers, directors, employees and consultants of SciVac and its Subsidiaries.

“OIG” means the office with the United States Department of Health and Human Services charged with, among other things, combatting fraud, waste and abuse in federal health care programs.

“Order” means any administrative award, settlement, decree, injunction, judgment, quasi-judicial decision or award, ruling or writ of any Governmental Entity.

“Organizational Documents” means with respect to any entity, the certificate or articles of incorporation and bylaws of such entity or any similar charter or other organizational documents of such entity.

“Party” means any of SciVac, Sub or the Company, and “Parties” means SciVac, Sub and the Company.

“Permit” means any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

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“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Proxy Statement” means the proxy statement on Schedule 14A to be prepared and filed with the SEC by the Company relating to the approval and adoption by the Company’s shareholders of this Agreement, the Merger and the other transactions contemplated by this Agreement.

“Registered IP” means all Intellectual Property that is registered, filed, recorded, or issued with, by or under the authority of any Governmental Entity, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing;

“Registration Statement” means the registration statement on Form S-4, and any amendment or supplement thereto, pursuant to which the SciVac Common Shares issuable in the Merger will be registered with the SEC, in which the Proxy Statement will be included as a prospectus.

“Regulatory Authorities” means, collectively, the SEC, the New York Stock Exchange, NASDAQ, the TSX, the Federal Trade Commission, the Department of Justice, any state securities commission or securities regulatory authority, any securities commission or other securities regulatory authorities in each of the provinces of Canada (other than Quebec), any Healthcare Regulatory Authority and all other foreign, federal, state, provincial, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities (whether domestic or foreign) having jurisdiction over the Parties and their respective Subsidiaries.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.

“Representative” means any director, officer, employee, Affiliate, investment banker, financial advisor, attorney, accountant, consultant or other representative or agent engaged by a Person.

“Required Company Vote” means the affirmative vote at an annual or special meeting of the stockholders of the Company, at which a quorum is present in accordance with the DGCL and the bylaws of the Company, of holders of the Company Common Stock and Company Convertible Preferred Stock representing at least a majority of the voting power of the stockholders.

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“Returns” means all reports, forms, elections, designations, information statements and returns (whether in tangible, electronic or other form) including any amendments, schedules, attachments, supplements, appendices and exhibits thereto relating to, or required to be filed or prepared in connection with any Taxes.

“SciVac Circular” means the notice of the SciVac Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to holders of SciVac Common Shares in connection with the SciVac Meeting, as amended, supplemented or otherwise modified from time to time.

“SciVac Common Shares” means the common shares, no par value per share, of SciVac, prior to the Merger.

“SciVac Disclosure Schedule” means the written information set forth in the Disclosure Schedule delivered as of the date of this Agreement by SciVac to the Company.

“SciVac Entities” means, collectively, SciVac and all SciVac Subsidiaries.

“SciVac IP” means (a) all Intellectual Property relating to the SciVac Products in which SciVac and the SciVac Subsidiaries have an ownership interest, and (b) all other Intellectual Property which SciVac and any of the SciVac Subsidiaries use and exploit in connection with the manufacture, use, testing, sale, license or other commercialization of the SciVac Products.

“SciVac Material Adverse Effect” means any state of facts, event, change, circumstance, development, effect or occurrence which, individually or together with any other state of facts, event, change, circumstance, development, effect or occurrence, has or could reasonably be expected to have a material adverse impact on (i) the assets, properties, capitalization, condition (financial or otherwise), financial position, business or results of operations of the SciVac Entities, taken as a whole; provided, that “SciVac Material Adverse Effect” shall be deemed to exclude the impact of (A) changes after the date hereof in Laws (or interpretations thereof) of general applicability or interpretations thereof by Governmental Entities, (B) changes or modifications after the date hereof in IFRS, GAAP or regulatory accounting requirements, (C) actions and omissions of any SciVac Entity taken with the prior written consent of the Company, (D) the public announcement of this Agreement, including, without limitation, any shareholder litigation related to this Agreement, (E) changes in the market price or trading volume of SciVac Common Shares (it being understood that any cause of any such change may be taken into consideration when determining whether a SciVac Material Adverse Effect has occurred or could reasonably be expected to occur, unless such cause is otherwise excluded), (F) general national or international economic, financial, political or business conditions including the engagement by the United States, Canada or Israel in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, Canada or Israel or any of their respective territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, Canada or Israel, or (G) any failure by SciVac to meet internal projections or forecasts or third-party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a SciVac Material Adverse Effect has occurred or could reasonably be expected to occur, unless such cause is otherwise excluded); (H) any natural disaster or act of God, provided, that state of facts, events, changes, circumstances, developments, effects or occurrences referred to in clauses (A), (B), (F) and (H) above shall be considered for purposes of determining whether there has been or could reasonably be expected to be a SciVac Material Adverse Effect if and to the extent such state of facts, events, changes, circumstances, developments, effects or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on the SciVac Entities, as compared to other companies operating in the industry or territory in which the SciVac Entities operate; or (ii) the ability of SciVac to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

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“SciVac Material Contract” means any Contract that is binding upon SciVac or any SciVac Subsidiary and that: (i) would be required to be filed by SciVac as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) contains covenants that limit the ability of SciVac or any SciVac Subsidiary (or which, following the consummation of the Merger, could restrict or purport to restrict the ability of the Surviving Corporation or any of its Affiliates) to compete in any business or with any Person or in any geographic area; (iii) involves the payment to or from any SciVac Entity of $100,000 or more; (iv) relates to SciVac Intellectual Property (excluding contracts for the use of commercially available software); (v) relates to indebtedness for borrowed money or any third-party financial guaranty, in each case in excess of $500,000; (vi) involves any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial Contract, or other derivative Contract, or any other interest rate or foreign currency protection Contract; (vii) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person, which acquisition or disposition has yet to be consummated; or (viii) contains a “standstill” or similar provision that restricts the ability of SciVac, the SciVac Subsidiaries or any of their respective Affiliates to acquire any of the securities or assets of a third party or such third party’s Affiliates.

“SciVac Meeting” means the special meeting of the holders of SciVac Common Shares, including any adjournment or postponement thereof, to be called and held in accordance with this Agreement and the rules of the TSX to consider, among other things, the issuance of the Merger Consideration and, effective at the Effective Time, the change of SciVac’s name to “VBI Vaccines Inc.”

“SciVac Option” means an option to purchase one share of SciVac Common Shares granted by SciVac.

“SciVac Products” means all marketed products, and all compounds or devices and product candidates that are being evaluated or are under development, current, active or otherwise, or consideration by SciVac or any SciVac Subsidiary or any of their respective licensees, whether in clinical trials as to which SciVac or any SciVac Subsidiary holds the applicable investigational new drug applications, or in earlier stages of development, or otherwise.

“SciVac Public Disclosure Record” means (i) all documents and information filed by SciVac under applicable Securities Laws on the System for Electronic Document Analysis Retrieval (SEDAR) and on the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR), during the period commencing July 9, 2015 and ending on the Effective Date, which are publicly available as of the date hereof or as of the Effective Date, and (ii) all information with respect to SciVac Ltd., including, without limitation, the financial statements of SciVac Ltd. and notes thereto, which were provided by SciVac Ltd. to Levon Resources Ltd. specifically for inclusion in the Notice of Meeting and Management Information Circular Relating to the Special Meeting of the Shareholders and Optionholders of Levon Resources Ltd. on June 3, 2015, and any amendments thereto, which are publicly available as of the date of this Agreement;

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“SciVac Shareholder Approval” means approval by holders of a majority of SciVac’s issued and outstanding Common Shares of the issuance of the Merger Consideration, the New SciVac Equity Incentive Plan and the change of SciVac’s name, effective at the Effective Time, to “VBI Vaccines Inc.”

“SciVac Subsidiaries” means the Subsidiaries of SciVac, which shall include any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of SciVac in the future and held as a Subsidiary by SciVac at the Effective Time.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all reports, forms, schedules, agreements (oral or written), registration statements, proxy statements and other documents (in each case including all exhibits and schedules thereto and documents incorporated by reference therein) filed, or required to be filed, by a Party with the SEC pursuant to the Securities Laws.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means, as applicable, the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, U.S. and state securities laws, the BC Securities Act, Canadian provincial laws and the rules and regulations and published policies of any Regulatory Authority as now in effect and as they may be promulgated or amended thereunder, from time to time.

“Sub Common Stock” means the common stock, par value $0.01 per share, of Sub.

“Subsidiaries” means all those corporations, associations or other business entities of which the entity in question either (i) owns or controls fifty percent (50%) or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which fifty percent (50%) or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, that there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity); (ii) in the case of partnerships, serves as a general partner; (iii) in the case of a limited liability company, serves as a manager or a managing member; (iv) otherwise has the ability to elect a majority of the directors, trustees, managers, or managing members thereof; or (v) under GAAP or IFRS, as applicable, consolidates in its financial statements.

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“Surviving Corporation” means the Company as the surviving corporation in the Merger.

“Tax” or “Taxes” means any federal, state, provincial, county, local, or foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States, Canada, Israel or any state, county, province, local or other foreign government or subdivision or agency thereof, whether imposed directly or through withholding, whether disputed or not, and including any interest, penalties and additions imposed thereon or with respect thereto, and any Liability for payment of any amounts described in above, whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined, unitary or similar group, as a result of any Tax sharing, Tax indemnity or Tax allocation Contract or any other express or implied agreement to indemnify or otherwise succeed to, assume, or bear responsibility for the Taxes of any other Person, as a withholding agent or collection agent, or otherwise through operation of Law.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time.

“Tax Laws” means any Laws relating to Taxes.

“Tax Liability” means any Liability in respect of Taxes.

“Tax Return” means any report, return, information return or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or the Company Subsidiaries, and any schedule, attachment or amendment to any Tax Return.

“TSX” means the Toronto Stock Exchange.

“TSX Approval” means conditional approval of the TSX to list the SciVac Common Shares issuable pursuant to this Agreement on the TSX, with final approval of the TSX being subject to receipt of the SciVac Shareholder Approval and to satisfying certain customary filing requirements of the TSX.

“TSX Documents” means all reports, forms, schedules, agreements (oral or written), prospectuses, information circulars, proxy statements and other documents (in each case including all exhibits and schedules thereto and documents incorporated by reference therein) filed, or required to be filed, by a Party with the CSA pursuant to the Securities Laws.

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The terms set forth below shall have the meanings ascribed thereto on the referenced pages:

Term	Page	Term	Page
Acquisition Agreement	63	Exchange Agent	7
Acquisition Proposal	66	Exchange Listing	73
Agreement	1	Exchange Ratio	4
Annual Amount	69	Filed Company SEC Documents	12
Anti-takeover Laws	33	Foreign Antitrust Filings	67
Balance Sheet Date	12	Indemnified Person	69
Book-Entry Share	4	Legal Privilege	67
Canadian Company Optionholder	9	Letter of Transmittal	7
Canadian Company Shareholder	10	Licensee	74
Certificate of Merger	2	Merger	2
Change of Recommendation	63	Merger Consideration	4
Closing	2	Multiemployer Plan	28
Closing Date	2	Noon Spot Rate	5
Code	1	Perceptive Credit Agreement	54
Company	1	Plans	28
Company Board	1	Proceeding	69
Company Board Recommendation	1	Proxy Statement/Prospectus	60
Company Certificate	4	Required Filing	4.7
Company Financial Advisor	33	Sarbanes-Oxley Act	15
Company Financial Statements	16	SciVac	1
Company Insiders	72	SciVac Board	1
Company Materiality Qualifier	76	SciVac Board Recommendation	1
Company Options	5	SciVac Canadian Offer	10
Company Termination Fee	80	SciVac Financial Statements	37
Confidentiality Agreement	67	SciVac Financial Statements	37
Converted Shares	3	SciVac Materiality Qualifier	77
DGCL	2	SciVac Options	5
DEA	31	SciVac Termination Fee	80
DNASE License	74	Section 16 Information	72
Effective Time	3	Sub	1
EMEA	49	Superior Proposal	66
ERISA	28	Total Amount	6
ERISA Affiliate	28	Total Value	6

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “but not limited to.” The word “or” is not exclusive. References to “written” or “in writing” include in visual electronic form. Words of one gender shall be construed to apply to each gender.

7.2 Non-Survival of Representations, Warranties and Agreements.

None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 4.12 and those other covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 7.

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7.3 Disclosure Schedules.

The inclusion of any information in the disclosure schedules accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such disclosure schedules, that such information is required to be listed in such disclosure schedules or that such information is material to any party or the conduct of the business of any party.

7.4 Governing Law; Jurisdiction.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply or mandatory principles of law require the application of the DGCL. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware and any appellate court thereof and any United States District Court for the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 7.13 of this Agreement; provided, that nothing in this Agreement shall affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

7.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.6 Severability; Construction.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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7.7 Specific Performance.

The Parties agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such obligations. Accordingly, the Parties agree that, if for any reason any of SciVac, Sub or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the Party seeking to enforce this Agreement against such nonperforming Party shall be entitled to seek specific performance and the issuance of immediate injunctive and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity. The Parties agree that (a) by seeking the remedies provided for in this Section 7.7, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under the terms of this Agreement in the event that the remedies provided for in this Section 7.7 are not available or otherwise are not granted and (b) nothing contained in this Section 7.7 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 7.7 before exercising any termination right under Article 6 (and, if applicable, pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 7.7 or anything contained in this Section 7.7 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article 6 or pursue any other remedies under this Agreement that may be available then or thereafter.

7.8 Entire Agreement.

This Agreement and the Confidentiality Agreement contain the entire understanding among the Parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

7.9 Amendments.

This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time before or after receipt of the Required Company Vote, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

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7.10 Extension; Waivers.

At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

7.11 Parties in Interest.

Except for (i) the rights of the Company shareholders to receive the Merger Consideration following the Effective Time in accordance with the terms of this Agreement (of which the shareholders are the intended beneficiaries following the Effective Time), (ii) the rights of holders of Company Options and Company Warrants to have their Company Options and Company Warrants, respectively, converted into and become rights with respect to SciVac Common Shares (of which the option holders and warrant holders are the intended beneficiaries immediately prior to the Effective Time), and (iii) the rights to continued indemnification and insurance pursuant to Section 4.12 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or SciVac. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or SciVac.

7.12 Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

7.13 Notices.

All notices, requests, demands and other communications in connection with this Agreement shall be in writing and shall be deemed given if (a) delivered personally, on the date of such delivery, (b) upon non-automated confirmation of receipt when transmitted via facsimile or electronic mail (but only if followed by transmittal by nationally recognized overnight courier or by hand for delivery on the next Business Day), or (c) on receipt (or refusal to accept delivery) after dispatch by registered or certified mail (return receipt requested), postage prepaid, or by a nationally recognized overnight courier (with confirmation), addressed, in each case, as follows:

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If to the Company prior to the Effective Time:	222 Third Street, Suite 2241
Cambridge, MA 02142
	Attention:	Jeff R. Baxter, President and CEO
	Facsimile:	888.391.2579
	Email:	jbaxter@vbivaccines.com

with a copy to (which shall not constitute notice):	Mitchell Silberberg & Knupp LLP
11377 W. Olympic Blvd.
Los Angeles, CA, 90064
	Attention:	Kevin Friedmann
	Facsimile:	310.312.3100
	Email:	kxf@msk.com

If to SciVac or Sub or, from and after the Effective Time,	Gad Feinstein Rd.
the Company:	P.O. Box 580
Rehovot 7610303
Israel
	Attention:	Dr. Curtis A. Lockshin, CEO
	Facsimile:	781.538.4327
	Email:	lockshin@scivac.us

with a copy to (which shall not constitute notice):	Greenberg Traurig, P.A.
333 S.E. 2nd Avenue
Suite 4400
Miami, Florida 33131
	Attention:	Robert L. Grossman
Drew M. Altman
	Facsimile:	305-961-5756
	Email:	grossmanB@gtlaw.com
altmand@gtlaw.com

7.14 Counterparts.

This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7.15 Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

7.16 Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the drafter. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto. This Agreement shall be interpreted and applied in a manner which is consistent with the classification of the Merger as a reorganization under Code section 368(a).

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SCIVAC THERAPEUTICS, INC

By:	/s/ Dr. Curtis Lockshin
Name:	Dr. Curtis A. Lockshin
Title:	Chief Executive Officer

SENICCAV ACQUISITION CORPORATION

By:	/s/ Dr. Curtis Lockshin
Name:	Dr. Curtis A. Lockshin
Title:	President and Chief Executive Officer

VBI VACCINES INC.

By:	/s/ Jeff Baxter
Name:	Jeff Baxter
Title:	Chief Executive Officer

Annex A

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER is made and entered into as of December 17, 2015 (this “Amendment”) by and among SciVac Therapeutics Inc., a corporation organized under the laws of British Columbia, Canada (“SciVac”), Seniccav Acquisition Corporation, a Delaware corporation (“Sub”), and VBI Vaccines Inc., a Delaware corporation (the “Company”). Capitalized terms used herein but not herein defined shall have the respective meanings ascribed thereto in that certain Agreement and Plan of Merger, dated as of October 26, 2015, by and among SciVac, Sub and the Company (the “Merger Agreement”). Unless explicitly stated otherwise, references to “Sections” or a “Section” refer to Sections or a Section of the Merger Agreement, and references to any “Schedule” refer to a Schedule to the Merger Agreement.

WHEREAS, in accordance with Section 7.9, the Parties desire to amend the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants of the Parties as hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Article I
AMENDMENTS

1.1 Amendment to Section 4.29 (Lock-Up/Leak-Out Agreements). Section 4.29 is hereby amended and restated to read in its entirety as follows:

“Certain pre-Merger shareholders of SciVac and the Company mutually agreed upon by SciVac and the Company shall have executed lock-up/leak-out agreements, in form and substance reasonably acceptable to the Company and SciVac, restricting such shareholders’ respective sales, transfers or other dispositions of SciVac Common Shares during the period from the date of this Agreement until the earlier of (i) one hundred and eighty 180 days following the Effective Time and (ii) termination of this Agreement in accordance with its terms.”

1.2 Amendment to Section 5.1 (Conditions to Obligations of Each Party). Section 5.1(d) is hereby amended and restated to read in its entirety as follows:

“(d) [Reserved]”

1.3 Amendment to Section 7.1 (Definitions). Section 7.1(a) is hereby amended by deleting the defined term “Capital Raising Transaction” in its entirety.

1.4 Amendment to Schedule 4.26. Schedule 4.26 is hereby amended by deleting the name “Michael Steinmetz” and adding the name “Scott Requadt”.

Article II
MISCELLANEOUS

2.1 Counterparts; Execution. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Amendment will become effective when duly executed by each Party. Facsimile or other electronically scanned and transmitted signatures (including by email attachment) shall be deemed originals and shall constitute valid execution and acceptance of this Amendment by the signing/transmitting Party.

2.2 No Other Amendments. Except as specifically amended hereby, the Merger Agreement is and remains unmodified and in full force and effect and is hereby ratified and confirmed.

2.3 Governing Law; Jurisdiction. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply or mandatory principles of law require the application of the DGCL. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware and any appellate court thereof and any United States District Court for the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Amendment or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 7.13 of the Merger Agreement; provided, that nothing in this Amendment shall affect the right of any Party to this Amendment to serve process in any other manner permitted by Law.

2.4 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Amendment as of the date first set forth above.

SCIVAC THERAPEUTICS, INC.

By:	/s/ Dr. Curtis Lockshin
Name:	Dr. Curtis A. Lockshin
Title:	Chief Executive Officer

SENICCAV ACQUISITION CORPORATION

By:	/s/ Dr. Curtis Lockshin
Name:	Dr. Curtis A. Lockshin
Title:	President and Chief Executive Officer

VBI VACCINES INC.

By:	/s/ Jeff Baxter
Name:	Jeff Baxter
Title:	Chief Executive Officer

[Signature page to First Amendment to Agreement and Plan of Merger]

Annex B

October 16, 2015

Board of Directors

VBI Vaccines Inc.

222 Third Street, Suite 2241

Cambridge, MA 02142

Members of the Board:

Scalar Group, Inc. (“Scalar”) understands that VBI Vaccines Inc. (“VBI”) intends to enter into a merger agreement with SciVac Therapeutics, Inc. (“SciVac”) and its transient merger sub (“Sub”). Pursuant to the draft merger agreement (the “Merger Agreement” or “Agreement”), dated October 9, 2015, by and among VBI, SciVac, and Sub, among other things: (i) The Sub will merge with and into VBI, and VBI will continue as the surviving corporation and shall be a wholly owned subsidiary of SciVac; (ii) VBI stockholders will receive, for each share of VBI stock, 20.808356 SciVac common shares in SciVac, which in aggregate gives VBI stockholders 650,000,000 shares of SciVac (the “Merger Consideration”) equating to an approximately 44.6% ownership interest in SciVac after the merger. Such series of transactions is referred to as the “Transaction” throughout this opinion letter. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

We have been engaged by VBI to provide an opinion (our “Opinion”) as to the fairness of the Merger Consideration from a financial perspective as of October 12, 2015 (the “Valuation Date”). However, this Opinion does not constitute a recommendation that VBI’s Board of Directors take any particular action in regards to entering into the Merger Agreement. We offer an opinion only as to the fairness of the proposed Merger Consideration to the holders of the common stock of VBI, par value $0.0001 per share (the “Common Stock”).

In connection with our review of the Transaction, and in arriving at our Opinion, we have: (i) reviewed and analyzed the financial terms of the Agreement; (ii) reviewed and analyzed certain financial and other data with respect to VBI and SciVac which was publicly available; (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of VBI that were provided to us by VBI; (iv) conducted discussions with members of senior management and representatives of VBI concerning the matters described in clauses (i) and (ii) above, as well as its business and prospects before and after giving effect to the Transaction; (v) compared the financial performance of VBI with that of certain other publicly-traded companies that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary or appropriate in arriving at our Opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of VBI that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us inaccurate, incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this Opinion, we have assumed with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of VBI as to the expected future results of operations and financial condition of VBI and its programs. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have relied upon, with your consent, the assumptions of the management of VBI, as to all accounting, legal, tax and financial reporting matters with respect to VBI and the Agreement, and that VBI has been advised by counsel as to all legal matters with respect to the Transaction.

In arriving at our Opinion, we have assumed that the executed Agreement will not be modified or amended in any material aspects. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Transaction will be consummated pursuant to the terms of the Agreement without amendments thereto, (iv) all conditions to the consummation of the Transaction will be satisfied without waiver by any party of any conditions or obligations thereunder, and (v) there has been no material change in the assets, financial condition, business or prospects of VBI or SciVac since the date of the most recent financial statements and other information made available to us. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Transaction will be obtained in a manner that will not adversely affect VBI or the contemplated benefits to the parties of the Transaction.

In arriving at our Opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of VBI beyond its vaccine programs, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of VBI under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this Opinion were going concern analyses, assuming the Transaction was consummated. We express no opinion regarding the liquidation value of VBI or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which VBI or SciVac is a party or may be subject, and at the direction of VBI and with its consent, our Opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that none of VBI, SciVac or Sub is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Transaction.

This Opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this Opinion. We have not undertaken to update, reaffirm or revise this Opinion or otherwise comment upon any events occurring after the date hereof, material information provided to us after the date hereof, or any change in facts or circumstances that occur after the date hereof, and do not have any obligation to update, revise or reaffirm this Opinion.

We have been engaged by VBI to act as its financial advisor and we will receive a fee from VBI for providing our services. We will also receive a fee for rendering this Opinion. No portion of these fees is refundable or contingent upon the consummation of a transaction or the conclusion reached in this Opinion. Pursuant to the engagement letter between the two parties dated September 4, 2015 (the “Engagement Letter”), Scalar’s professional fees for the engagement are $70,000, with a down payment of $37,500 due before work began and $32,500 due before delivery of the final opinion. VBI has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We have, in the past, provided financial advisory and valuation services to VBI and may continue to do so and have received, and may receive, fees for the rendering of such services.

Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain our independence. While under no obligation to do so, Scalar utilizes a fairness committee to approve fairness opinions in accordance with industry best practices. The fairness committee meets to scrutinize the financial analyses and the associated conclusions. Scalar’s fairness committee is comprised of several professionals with diverse backgrounds in finance, valuation, and law. The fairness committee is further comprised of members of the deal team and other Scalar professionals.

This Opinion is provided to the Board of Directors of VBI in connection with its evaluation of the Transaction and is not intended to be, and does not constitute, a recommendation to any stockholder of VBI as to how such stockholder should act or vote with respect to the Transaction or any other matter. This Opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us or this Opinion be made, without our prior written approval.

This Opinion addresses solely the fairness to holders of VBI Common Stock of the Merger Consideration, from a financial point of view, and does not address any other terms or agreements relating to the Transaction or any other provisions of the Agreement or rights or obligations of any party set out in the Agreement. We were not requested to opine as to, and this Opinion does not address, the basic business decision to proceed with or effect the Transaction, the market prices of the equity, the merits of the Transaction relative to any alternative transaction or business strategy that may be available to VBI, SciVac’s ability to obtain the listing and admission for trading on the NASDAQ or New York Stock Exchange, or the fairness of the Transaction to any other class of securities, creditor or other constituency of VBI. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Transaction, or any class of such persons, relative to the consideration to be paid in the Transaction or with respect to the fairness of any such compensation. This letter should not be constructed as creating any fiduciary duty of Scalar to any other party. To the extent any of the foregoing assumptions or any of the facts on which this opinion is based prove to be untrue in any material respect, this opinion cannot and should not be relied upon.

Based upon and subject to the foregoing, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders of VBI Common Stock as of the date hereof.

Sincerely,

Date: October 16, 2015
Scalar Group, Inc.

Annex C

October 20, 2015

Scivac Therapeutics Inc.

Gad Feinstein Rd.

POB 580

Rehovot, Israel 7610303

Attention: The Board of Directors

Members of the Board of Directors:

We have been advised that Scivac Therapeutics Inc. (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Seniccav Acquisition Corporation, a wholly owned subsidiary of the Company (“Merger Sub”), and VBI Vaccines Inc. (the “Target”). We have been further advised that pursuant to the Merger Agreement, among other things, (i) each share of Series 1 Convertible Preferred Stock, par value $0.0001 per share (“Target Preferred Stock”), of the Target will be converted (the “Conversion”) into common stock, par value $0.0001 per share (“Target Common Stock”), of the Target, (ii) the Company will commence an offer (the “Canadian Offer”) to purchase from each stockholder of Target that is a resident of Canada such holder’s shares of Target Common Stock in exchange for 20.808356 common shares, no par value (“Company Common Shares”), of the Company per share of Target Common Stock (the “Exchange Ratio”), and (iii) Merger Sub will merge (the “Merger” and, together with the Offer, the “Transaction”) with the Target, each outstanding share of Target Common Stock (including shares of Target Common Stock issued upon conversion of Target Preferred Stock and shares of Target Common Stock that are not exchanged in the Canadian Offer) shall be converted into the right to receive a number of Company Common Shares equal to the Exchange Ratio, and the Target will become a wholly owned subsidiary of the Company. We in addition understand that, as conditions to the closing of the Transaction, the Company (i) will consummate a public or private offering of Company Common Shares resulting in aggregate gross proceeds to the Company of at least $25,000,000 (the “Capital Raising Transaction”), (ii) issue 50,000,000 Company Common Shares pursuant to an equity incentive plan to be approved by the Board (the “Incentive Issuance”), and (iii) enter into a license agreement with OPKO Health, Inc. or an affiliate thereof (“Licensee”), pursuant to which the Company shall license (the “DNASE Licensing Transaction” and, together with the Conversion, the Capital Raising Transaction and the Incentive Issuance, the “Ancillary Transactions”) to Licensee certain technology and patents.

The Board of Directors

Scivac Therapeutics Inc.

October 20, 2015

You have requested that Cassel Salpeter & Co., LLC render an opinion (this “Opinion”) to the Board of Directors of the Company (the “Board”) as to whether, as of the date of this Opinion, the Exchange Ratio in the Transaction pursuant to the Merger Agreement is fair, from a financial point of view, to the Company.

In arriving at this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

●	Reviewed a draft, dated October 16, 2015, of the Merger Agreement.

●	Reviewed certain publicly available financial information and other data with respect to the Company and the Target that we deemed relevant.

●	Reviewed certain other information and data with respect to the Company made available to us by the Company, including financial projections with respect to the future financial performance of the Company for the period ending December 31, 2015 and the five years ending December 31, 2020 prepared by the management of the Company (the “Company Projections”), and other internal financial information furnished to us by or on behalf of the Company.

●	Reviewed certain other information and data with respect to the Target made available to us by the Target, including financial projections with respect to the future financial performance of the Target for the period ending December 31, 2015 and the three years ending December 31, 2018 prepared by the management of the Target (the “Target Projections”), and other internal financial information furnished to us by or on behalf of the Target.

●	Considered and compared the financial and operating performance of the Company and the Target with that of companies with publicly traded equity securities that we deemed relevant.

●	Discussed the business, operations, and prospects of the Company, the Target and the proposed Transaction with the Company’s and the Target’s management and certain of the Company’s and the Target’s representatives.

●	Conducted such other analyses and inquiries, and considered such other information and factors, as we deemed appropriate.

The Board of Directors

Scivac Therapeutics Inc.

October 20, 2015

This Opinion only addresses whether, as of the date hereof, the Exchange Ratio in the Transaction pursuant to the Merger Agreement is fair, from a financial point of view, to the Company and does not address any other terms, aspects, or implications of the Transaction or the Merger Agreement, including, without limitation, (i) the Incentive Issuance or, except for assuming the consummation thereof prior to the Transaction, the Conversion, the DNASE Licensing Transaction or the Capital Raising Transaction, (ii) any term or aspect of the Transaction that is not susceptible to financial analysis, (iii) the fairness of the Transaction or the Exchange Ratio to any security holders of the Company, the Target or any other person or any creditors or other constituencies of the Company, the Target or any other person, nor (iv) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Transaction, or any class of such persons, relative to the Exchange Ratio in the Transaction pursuant to the Merger Agreement, or otherwise. We are not expressing any opinion as to (i) what the value of the Company Common Shares actually will be when issued to the holders of Target Common Stock in the Transaction, (ii) the price at which Company Common Shares or any other security of the Company may be issued or sold in the Capital Raising Transaction, or (iii) the prices at which Target Common Stock, Target Preferred Stock or Company Common Shares may trade, be purchased or sold at any time.

This Opinion does not address the relative merits of the Transaction as compared to any alternative transaction or business strategy that might exist for the Company, or the merits of the underlying decision by the Board or the Company to engage in or consummate the Transaction. The financial and other terms of the Transaction were determined pursuant to negotiations between the parties to the Merger Agreement and were not determined by or pursuant to any recommendation from us.

In arriving at this Opinion, we have, with your consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us or available from public sources, and we have further relied upon the assurances of the Company’s and the Target’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. We also have relied upon, without independent verification, the assessments of the management of the Company and the Target as to the Company’s and the Target’s existing and future technology, products and services and the validity and marketability of, and risks associated with, such technology, products and services (including, without limitation, the development, testing and marketing of such technology, products and services; the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing thereof; and the life of all relevant patents and other intellectual and other property rights associated with such technology, products and services), and we have assumed, at your direction, that there will be no developments with respect to any such matters that would adversely affect our analyses or this Opinion. We are not legal, tax, accounting, environmental or regulatory advisors, and we do not express any views or opinions as to any legal, tax, accounting, environmental or regulatory matters relating to the Company, the Target, the Transaction or otherwise. We understand and have assumed that the Company has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory and other professionals.

The Board of Directors

Scivac Therapeutics Inc.

October 20, 2015

The Target has advised us and we have assumed that the Target Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Target with respect to the future financial performance of the Target. The Company has advised us and we have assumed that the Company Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company with respect to the future financial performance of the Company. We express no view or opinion with respect to the Target Projections, the Company Projections or the assumptions on which they are based. The Company has advised us and we have assumed, without undertaking any responsibility for the independent verification thereof, that the Target Projections, the Company Projections and the assumptions on which they are based are a reasonable basis on which to evaluate the Target, the Company and the proposed Transaction and, at the Company’s direction, we have used and relied upon the Target Projections and the Company Projections for purposes of our analyses and this Opinion.

We have not evaluated the solvency or creditworthiness of the Company, the Target or any other party to the Transaction, or whether the Company, the Target or any other party to the Transaction is paying or receiving reasonably equivalent value in the Transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of the Company, the Target or any other party to the Transaction to pay its obligations when they come due. We have not physically inspected the Company’s or the Target’s properties or facilities and have not made or obtained any evaluations or appraisals of the Company’s or the Target’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). We have not attempted to confirm whether the Company and the Target have good title to their respective assets. Our role in reviewing any information was limited solely to performing such reviews as we deemed necessary to support our own advice and analysis and was not on behalf of the Board, the Company, or any other party.

We have assumed, with your consent, that the Transaction will be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Transaction, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on the Company, the Target or the Transaction. We also have assumed, with your consent, that the final executed form of the Merger Agreement will not differ in any material respect from the draft that we have reviewed and that the Transaction will be consummated on the terms set forth in the Merger Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that is material to our analyses or this Opinion. We have also assumed that the representations and warranties of the parties to the Merger Agreement contained therein are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Merger Agreement. We offer no opinion as to the contractual terms of the Merger Agreement or the likelihood that the conditions to the consummation of the Merger set forth in the Merger Agreement, including, without limitation, any of the Ancillary Transactions, will be satisfied. We have further assumed that for U.S. federal tax income purposes, the Merger will qualify as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

The Board of Directors

Scivac Therapeutics Inc.

October 20, 2015

Our analysis and this Opinion are necessarily based upon market, economic, and other conditions, as they exist on, and could be evaluated as of the date hereof. Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we do not assume any obligation to update, review, or reaffirm this Opinion to you or any other person or otherwise to comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is addressed to the Board for the use and benefit of the members of the Board (in their capacities as such) in connection with the Board’s evaluation of the Merger. This Opinion is not intended to and does not constitute advice or a recommendation to any of the holders of Company Common Shares or any other security holders as to how such holder should vote or act with respect to any matter relating to the Transaction or otherwise. This Opinion should not be construed as creating any fiduciary duty on our part to the Company or any other party to the Merger Agreement, any security holder of the Company or such other party, any creditor of the Company or such other party, or any other person.

We will receive a fee for rendering this Opinion, no portion of which is contingent upon the completion of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities that may arise out of our engagement or the rendering of this Opinion. We have in the past provided investment banking, financial advisory and other financial services to the Company and certain affiliates of the Company for which we have received, and would expect to receive, compensation, including, during the past two years, having acted as financial advisor to the Company and certain affiliates of the Company in connection with certain business combinations or other transactions. We may provide investment banking, financial advisory and other financial services to the Company, other participants in the Transaction or certain of their respective affiliates in the future, for which we may receive compensation. In accordance with our policies and procedures, a fairness committee was not required to, and did not, approve the issuance of this Opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this Opinion, the Exchange Ratio in the Transaction pursuant to the Merger Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Under the Business Corporations Act, which we refer to as BCA, SciVac may indemnify an eligible party such as a director or officer, a former director or officer or a person who acts or acted at SciVac’s request as a director or officer or an individual acting in a similar capacity of another entity against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of, a proceeding in which the eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of such eligible party having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, SciVac or an associated corporation, to which such party is or may be liable.

Article 21, Section 21.2 of SciVac’s articles requires SciVac, subject to the BCA, to indemnify a director, former director or alternate director and his or her heirs and legal representatives against all eligible penalties to which such person is or may be liable and after the disposition of an eligible proceeding pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Pursuant to Article 21, Section 21.3, SciVac may indemnify any other person subject to the restrictions of the BCA.

Prior to the final disposition, SciVac may pay, as they are incurred, the expenses actually and reasonably incurred by an eligible party, or the heirs and personal or other legal representatives in respect of that proceeding, if SciVac first receives from such person a written undertaking that if the indemnification is ultimately determined to be prohibited pursuant to the BCA, such person will repay the amounts advanced.

Indemnification under the BCA is prohibited if any of the following circumstances apply: (1) the indemnity or payment is made under an earlier agreement and at the time the agreement to indemnify or pay expenses was made the company was prohibited from doing so under its memorandum or articles; (2) the indemnity or payment is made otherwise than under an earlier agreement and at the time the indemnity or payment is made, the company is prohibited from doing so under its memorandum or articles; (3) in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation; or (4) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party, or the heirs and personal or other legal representatives in respect of that proceeding, by or on behalf of SciVac or an associated corporation, SciVac must not indemnify that person for any penalties such person is or may be liable for and SciVac must not pay the expenses of that person in respect of the proceeding.] Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling SciVac pursuant to the foregoing provisions, SciVac has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

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Item 21. Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of October 26, 2015 (attached as Annex A to the proxy statement/prospectus which forms part of this registration statement).(1)

2.2	First Amendment to Agreement and Plan of Merger, dated as of December 17, 2015 (attached as Annex A to the proxy statement/prospectus which forms part of this registration statement).

2.3	Arrangement Agreement, dated as of March 19, 2015, by and between SciVac Ltd., Levon Resources Ltd. and 1027949 BC Ltd., filed as Exhibit 99.1 to SciVac’s Report on Form 6-K, filed with the SEC on June 9, 2015 and incorporated herein by reference.

3.1	Articles

5.1	Opinion of Blake, Cassels & Graydon LLP *

8.1	Tax Opinion of Greenberg Traurig, P.A. *

8.2	Tax Opinion of Blake, Cassels & Graydon LLP *

8.3	Tax Opinion of Mitchell Silberberg & Knupp LLP *

8.4	Tax Opinion of Borden Ladner Gervais LLP *

10.1	Form of VBI Voting and Support Agreement

10.2	Form of SciVac Voting and Support Agreement

10.3	Form of SciVac Equity Incentive Plan

10.4	License Agreement, dated June 2004, by and between by and between Savient Pharmaceuticals, Inc. and SciGen, Ltd., as amended, filed as Exhibit 99.2 to SciVac’s Report on Form 6-K, filed with the SEC on July 20, 2015 and incorporated herein by reference.

21.1	Subsidiary List of SciVac Therapeutics Inc.

23.1	Consent of Greenberg Traurig, P.A. (Included in Exhibit 8.1) *

23.2	Consent of Blake, Cassels & Graydon LLP (Included in Exhibit 5.1 and 8.2) *

23.3	Consent of Mitchell Silberberg & Knupp LLP (Included in Exhibit 8.3) *

23.4	Consent of Borden Ladner Gervais LLP (Included in Exhibit 8.4) *

23.5	Consent of Kost Forer Gabbay & Kasierer, Independent Registered Public Accounting Firm

23.6	Consent of Deloitte LLP, Independent Registered Public Accounting Firm

23.7	Consent of Peterson Sullivan LLP, Independent Registered Public Accounting Firm

24.1	Powers of Attorney (Included on the signature page to this Registration Statement)

99.1	Form of VBI Vaccines, Inc. Proxy Card *

99.2	Consent of Cassel Salpeter & Co. LLC

99.3	Consent of Scalar Group, Inc.

(1) The schedules and exhibits to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. SciVac will furnish copies of any such schedules and exhibits to the U.S. Securities and Exchange Commission upon request.

* To be filed by amendment.

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Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

●	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

●	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

●	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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●	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

●	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

●	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

●	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(c) The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Massachusetts on December 23, 2015.

SCIVAC THERAPEUTICS INC.

By:	/s/ Curtis A. Lockshin
Name:	Curtis A. Lockshin
Title:	Chief Executive Officer

BE IT KNOWN BY THESE PRESENTS: That each person whose name is signed hereto has made, constituted and appointed, and does hereby make, constitute and appoint Curtis A. Lockshin and James J. Martin, and each of them, his or her true and lawful attorneys-in-fact, for him or her and in his or her name, place and stead to affix his or her signature as director or officer or both, as the case may be, of the registrant, to any and all registration statements and amendments thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, and to file with the Securities and Exchange Commission, granting unto each such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he or she might or could do if personally present, hereby ratifying and confirming all that each such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on December 23, 2015.

Signature	Title

/s/ Curtis A. Lockshin	Director and Chief Executive Officer
Curtis A. Lockshin

/s/ James J. Martin	Chief Financial Officer
James J. Martin

/s/ Steven D. Rubin	Director
Steven D. Rubin

/s/ Dmitry Genkin	Director
Dmitry Genkin

/s/ Adam Logal	Director
Adam Logal

/s/ David Rector	Director
David Rector

/s/ Craig Edelstein	Director
Craig Edelstein

/s/ Kate Inman	Director
Kate Inman

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the registrant in the United States, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Massachusetts, on December 23, 2015.

authorized u.s. representative

By:	/s/ Curtis A. Lockshin
Name:	Curtis A. Lockshin
Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of October 26, 2015 (attached as Annex A to the proxy statement/prospectus which forms part of this registration statement).(1)

2.2	First Amendment to Agreement and Plan of Merger, dated as of December 17, 2015 (attached as Annex A to the proxy statement/prospectus which forms part of this registration statement).

2.3	Arrangement Agreement, dated as of March 19, 2015, by and between SciVac Ltd., Levon Resources Ltd. and 1027949 BC Ltd., filed as Exhibit 99.1 to SciVac’s Report on Form 6-K, filed with the SEC on June 9, 2015 and incorporated herein by reference.

3.1	Articles

5.1	Opinion of Blake, Cassels & Graydon LLP *

8.1	Tax Opinion of Greenberg Traurig, P.A. *

8.2	Tax Opinion of Blake, Cassels & Graydon LLP *

8.3	Tax Opinion of Mitchell Silberberg & Knupp LLP *

8.4	Tax Opinion of Borden Ladner Gervais LLP *

10.1	Form of VBI Voting and Support Agreement

10.2	Form of SciVac Voting and Support Agreement

10.3	Form of SciVac Equity Incentive Plan

10.4	License Agreement, dated June 2004, by and between by and between Savient Pharmaceuticals, Inc. and SciGen, Ltd., as amended, filed as Exhibit 99.2 to SciVac’s Report on Form 6-K, filed with the SEC on July 20, 2015 and incorporated herein by reference.

21.1	Subsidiary List of SciVac Therapeutics Inc.

23.1	Consent of Greenberg Traurig, P.A. (Included in Exhibit 8.1) *

23.2	Consent of Blake, Cassels & Graydon LLP (Included in Exhibit 5.1 and 8.2) *

23.3	Consent of Mitchell Silberberg & Knupp LLP (Included in Exhibit 8.3) *

23.4	Consent of Borden Ladner Gervais LLP (Included in Exhibit 8.4) *

23.5	Consent of Kost Forer Gabbay & Kasierer, Independent Registered Public Accounting Firm

23.6	Consent of Deloitte LLP, Independent Registered Public Accounting Firm

23.7	Consent of Peterson Sullivan LLP, Independent Registered Public Accounting Firm

24.1	Powers of Attorney (Included on the signature page to this Registration Statement)

99.1	Form of VBI Vaccines, Inc. Proxy Card *

99.2	Consent of Cassel Salpeter & Co. LLC

99.3	Consent of Scalar Group, Inc.

(1) The schedules and exhibits to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. SciVac will furnish copies of any such schedules and exhibits to the U.S. Securities and Exchange Commission upon request.

* To be filed by amendment.